FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226123-11

PROSPECTUS

$956,809,000 (Approximate)

Benchmark 2021-B24 Mortgage Trust

 (Central Index Key Number 0001844998)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

 (Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

 (Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

 (Central Index Key Number 0001701238)

 Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

 German American Capital Corporation
(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2021-B24

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2021-B24 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B24 consisting of the certificate classes identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates and VRR Interest”) and the VRR interest represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2021-B24 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates and the RR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the RR Interest will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in April 2021. The rated final distribution date for the offered certificates is the distribution date in March 2054.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$11,152,000		0.6476%	Fixed(5)	January 2026
Class A-2	$73,848,000		1.9533%	Fixed(5)	March 2026
Class A-3	$81,111,000		2.0103%	Fixed(5)	November 2028
Class A-4	$213,500,000		2.2638%	Fixed(5)	January 2031
Class A-5	$365,781,000		2.5843%	Fixed(5)	March 2031
Class A-SB	$25,562,000		2.2559%	Fixed(5)	January 2031
Class X-A	$857,686,000	(6)	1.2748%	Variable(7)	March 2031
Class X-B	$99,123,000	(6)	0.7097%	Variable(7)	March 2031
Class A-S	$86,732,000		2.7796%	Fixed(5)	March 2031
Class B	$49,562,000		2.5983%	Fixed(5)	March 2031
Class C	$49,561,000		3.2934%	WAC Cap(5)	March 2031

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

None of the certificates, the RR interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR Interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc., Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 26.1% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 36.0% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 25.1% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 12.8% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about March 24, 2021. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 110.55% of the aggregate certificate balances of the offered certificates plus accrued interest from March 1, 2021, before deducting expenses payable by the depositor.

J.P. Morgan	Goldman Sachs & Co. LLC	Deutsche Bank Securities	Citigroup

Co-Lead Managers and Joint Bookrunners

Academy Securities	Drexel Hamilton
Co-Manager	Co-Manager

March 5, 2021

Benchmark Commercial Mortgage Securities Trust 2021-B24

Commercial Mortgage Pass-Through Certificates, Series 2021-B24

Idaho
1 property
$30,995,000
2.7% of total
Colorado
1 property
$18,390,000
1.6% of total
South Dakota
1 property
$867,466
0.1% of total
North Dakota
1 property
$896,927
0.1% of total
Minnesota
4 properties
$7,569,128
0.7% of total
Wisconsin
4 properties
$15,001,481
1.3% of total
Illinois
1 property
$16,044,444
1.4% of total
Michigan
4 properties
$37,852,777
3.3% of total
Pennsylvania
1 property
$5,742,222
0.5% of total
New York
9 properties
$263,668,474
22.7% of total
Washington
2 properties
$47,380,000
4.1% of total
Ohio
1 property
$16,950,000
1.5% of total
Oregon
2 properties
$71,500,000
6.2% of total
Connecticut
1 property
$9,500,000
0.8% of total
Nevada
2 properties
$79,985,667
6.9% of total
New Jersey
1 property
$6,287,797
0.5% of total
West Virginia
1 property
$1,008,225
0.1% of total
California
3 properties
$58,600,000
5.1% of total
Virginia
1 property
$7,650,000
0.7% of total
North Carolina
2 properties
$10,091,296
0.9% of total
Oklahoma
1 property
$779,083
0.1% of total
Georgia
2 properties
$56,644,444
4.9% of total
Arkansas
2 properties
$1,806,949
0.2% of total
Texas
5 properties
$81,766,450
7.1% of total
Louisiana
1 property
$942,756
0.1% of total
Tennessee
3 properties
$100,155,000
8.6% of total
Kentucky
2 properties
$4,888,256
0.4% of total
Florida
8 properties
$200,150,000
17.3% of total
Mississippi
1 property
$1,126,069
0.1% of total
Alabama
3 properties
$5,090,000
0.4% of total
Percentage of Allocated Mortgage Loan Amount
0.1% – 5.0%
5.1% – 10.0%
10.1% – 22.7%

Summary of Certificates and VRR Interest

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$11,152,000		30.000%	0.6476%	Fixed(5)	January 2026	3.08	4/21 – 1/26
A-2	$73,848,000		30.000%	1.9533%	Fixed(5)	March 2026	4.92	1/26 – 3/26
A-3	$81,111,000		30.000%	2.0103%	Fixed(5)	November 2028	6.86	1/28 – 11/28
A-4	$213,500,000		30.000%	2.2638%	Fixed(5)	January 2031	9.04	1/30 – 1/31
A-5	$365,781,000		30.000%	2.5843%	Fixed(5)	March 2031	9.93	1/31 – 3/31
A-SB	$25,562,000		30.000%	2.2559%	Fixed(5)	January 2031	7.47	3/26 – 1/31
X-A	$857,686,000	(6)	NAP	1.2748%	Variable(7)	March 2031	NAP	NAP
X-B	$99,123,000	(6)	NAP	0.7097%	Variable(7)	March 2031	NAP	NAP
A-S	$86,732,000		22.125%	2.7796%	Fixed(5)	March 2031	9.98	3/31 – 3/31
B	$49,562,000		17.625%	2.5983%	Fixed(5)	March 2031	9.98	3/31 – 3/31
C	$49,561,000		13.125%	3.2934%	WAC Cap(5)	March 2031	9.98	3/31 – 3/31
Non-Offered Certificates
X-D	$57,822,000	(6)	NAP	1.6555%	Variable(7)	March 2031	NAP	NAP
X-F	$28,910,000	(6)	NAP	1.1555%	Variable(7)	March 2031	NAP	NAP
X-G	$12,391,000	(6)	NAP	1.1555%	Variable(7)	March 2031	NAP	NAP
X-NR	$45,431,418	(6)	NAP	1.1555%	Variable(7)	March 2031	NAP	NAP
D	$31,664,000		10.250%	2.0000%	Fixed(5)	March 2031	9.98	3/31 – 3/31
E	$26,158,000		7.875%	2.0000%	Fixed(5)	March 2031	9.98	3/31 – 3/31
F	$28,910,000		5.250%	2.5000%	Fixed(5)	March 2031	9.98	3/31 – 3/31
G	$12,391,000		4.125%	2.5000%	Fixed(5)	March 2031	9.98	3/31 – 3/31
NR	$45,431,418		0.000%	2.5000%	Fixed(5)	March 2031	9.98	3/31 – 3/31
S(8)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The VRR interest balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. See “VRR Interest Summary” below.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates), on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Description of the Certificates”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class D, Class E, Class F, Class G and Class NR certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate. The pass through rate for the Class C certificates for each distribution date will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (referred to as the “WAC rate”), and (ii) the initial pass-through rate for such class set forth in the table above.

(6)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The notional amount of the Class X-NR certificates will be equal to the certificate balance of the Class NR certificates outstanding from time to time. The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. The pass-through rate for the Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date. The pass-through rate for the Class X-NR certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class NR certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, rated final distribution date, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest and will represent beneficial ownership of the grantor trust, as further described in this prospectus.

(9)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date, assumed final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

VRR Interest Summary

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Expected Weighted Average Life (Years)(3)	Expected Principal Window(3)
Class RR	$ 20,859,855	3.6555%	(4)	March 2031	9.08	4/21 – 3/31
RR Interest	$ 37,106,641	3.6555%	(4)	March 2031	9.08	4/21 – 3/31

(1)	The Class RR certificates and the RR interest will collectively constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) and is expected to be acquired and retained by the applicable sponsors (or their “majority-owned affiliates”, as such term is defined in the Credit Risk Retention Rules) as described under “Credit Risk Retention”. The Class RR certificates and the RR interest collectively comprise the “VRR interest”. The VRR interest represents the right to receive approximately 5.0% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the certificates and the RR interest on each distribution date, as further described under “Credit Risk Retention”. The owners of the RR interest are referred to in this prospectus as the “RR Interest Owners” and the RR Interest Owners and the holder of the Class RR certificates (the “Class RR certificateholders”) are referred to collectively in this prospectus as the “VRR Interest Owners”.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR interest are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(4)	Although they do not have specified pass-through rates (other than for tax reporting purposes), the effective interest rate for the RR interest and the Class RR certificates will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Summary of Risk Factors	55
Special Risks	55
Risks Relating to the Mortgage Loans	55
Risks Relating to Conflicts of Interest	56
Other Risks Relating to the Certificates	56
Risk Factors	57
Special Risks	57
The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	57
Risks Relating to the Mortgage Loans	60
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	60
Risks of Commercial and Multifamily Lending Generally	61
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	63
Office Properties Have Special Risks	67
Mixed Use Properties Have Special Risks	68
Industrial Properties Have Special Risks	68
Retail Properties Have Special Risks	69
Hotel Properties Have Special Risks	71
Multifamily Properties Have Special Risks	73
Self-Storage Properties Have Special Risks	76
Risks Related to Casino Properties	77
Risks Relating to Affiliation with a Franchise or Hotel Management Company	77
Leased Fee Properties Have Special Risks	78
Sale-Leaseback Transactions Have Special Risks	78
Condominium Ownership May Limit Use and Improvements	80
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	81
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	81
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	82
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	83
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	84
Risks Related to Zoning Non-Compliance and Use Restrictions	86
Risks Relating to Inspections of Properties	87
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87
Insurance May Not Be Available or Adequate	87
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	88
Terrorism Insurance May Not Be Available for All Mortgaged Properties	89
Risks Associated with Blanket Insurance Policies or Self-Insurance	90
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	90
Limited Information Causes Uncertainty	91
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	91

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	92
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	93
Static Pool Data Would Not Be Indicative of the Performance of this Pool	93
Appraisals May Not Reflect Current or Future Market Value of Each Property	94
Seasoned Mortgage Loans Present Additional Risk of Repayment	95
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	96
The Borrower’s Form of Entity May Cause Special Risks	96
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	98
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	99
Other Financings or Ability to Incur Other Indebtedness Entails Risk	100
Tenancies-in-Common May Hinder Recovery	101
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	101
Risks Associated with One Action Rules	102
State Law Limitations on Assignments of Leases and Rents May Entail Risks	102
Risks of Anticipated Repayment Date Loans	102
Various Other Laws Could Affect the Exercise of Lender’s Rights	103
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	103
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	103
Risks Related to Ground Leases and Other Leasehold Interests	105
Increases in Real Estate Taxes May Reduce Available Funds	106
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	106
Risks Relating to Delaware Statutory Trusts	107
Risks Relating to Shari’ah Compliant Loans	107
Risks Related to Conflicts of Interest	107
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	107
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	110
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	111
Potential Conflicts of Interest of the Operating Advisor	113
Potential Conflicts of Interest of the Asset Representations Reviewer	113
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	114
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	116
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	117
Other Potential Conflicts of Interest May Affect Your Investment	117
Other Risks Relating to the Certificates	118

EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements	118
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	120
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	123
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	126
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	127
Risks Relating to Modifications of the Mortgage Loans	132
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	132
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	133
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	134
Risks Relating to Interest on Advances and Special Servicing Compensation	134
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	134
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	135
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	136
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	136
General Risk Factors	139
The Certificates May Not Be a Suitable Investment for You	139
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	139
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	139
Other Events May Affect the Value and Liquidity of Your Investment	139
The Certificates Are Limited Obligations	139
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	140
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	141
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	142
Description of the Mortgage Pool	143
General	143

Co-Originated or Third-Party Originated Mortgage Loans	144
Certain Calculations and Definitions	144
Definitions	145
Mortgage Pool Characteristics	153
Overview	153
Property Types	155
Mortgage Loan Concentrations	163
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	163
Geographic Concentrations	165
Mortgaged Properties With Limited Prior Operating History	165
Tenancies-in-Common or Diversified Ownership	166
Condominium and Other Shared Interests	166
Fee and Leasehold Estates; Ground Leases	167
COVID-19 Considerations	168
Environmental Considerations	171
Redevelopment, Renovation and Expansion	173
Assessments of Property Value and Condition	174
Appraisals	174
Engineering Reports	174
Zoning and Building Code Compliance and Condemnation	174
Litigation and Other Considerations	175
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	177
Tenant Issues	178
Tenant Concentrations	178
Lease Expirations and Terminations	178
Purchase Options and Rights of First Refusal	183
Affiliated Leases	184
Insurance Considerations	185
Use Restrictions	186
Appraised Value	187
Non-Recourse Carveout Limitations	188
Real Estate and Other Tax Considerations	189
Delinquency Information	190
Certain Terms of the Mortgage Loans	190
Amortization of Principal	190
Due Dates; Mortgage Rates; Calculations of Interest	191
ARD Loans	191
Prepayment Protections and Certain Involuntary Prepayments	192
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	194
Defeasance; Collateral Substitution	195
Partial Releases	196
Escrows	200
Mortgaged Property Accounts	201
Delaware Statutory Trusts	201
Shari’ah Compliant Loan	201
Exceptions to Underwriting Guidelines	202
Additional Indebtedness	202
General	202
Whole Loans	203
Mezzanine Indebtedness	203
Preferred Equity	205
Other Indebtedness	206
The Whole Loans	206
General	206
The Serviced Pari Passu Whole Loans	212
The Non-Serviced Pari Passu Whole Loans	215
The Non-Serviced AB Whole Loans	217
Transaction Parties	244
The Sponsors and Mortgage Loan Sellers	244
JPMorgan Chase Bank, National Association	244
General.	244
JPMCB Securitization Program	244
Review of JPMCB Mortgage Loans	245
JPMCB’s Underwriting Guidelines and Processes	247
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	251
Compliance with Rule 15Ga-1 under the Exchange Act	251
Retained Interests in This Securitization	251
Citi Real Estate Funding Inc.	252
CREFI’s Commercial Mortgage Origination and Securitization Program	252
Review of the CREFI Mortgage Loans	253
CREFI’s Underwriting Guidelines and Processes	256
Compliance with Rule 15Ga-1 under the Exchange Act	260
Retained Interests in This Securitization	260

Goldman Sachs Mortgage Company	260
General	260
GSMC’s Commercial Mortgage Securitization Program	261
Review of GSMC Mortgage Loans	261
The Goldman Originator	262
Goldman Originator’s Underwriting Guidelines and Processes	263
Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines	268
Compliance with Rule 15Ga-1 under the Exchange Act	268
Retained Interests in This Securitization	269
German American Capital Corporation	269
General	269
GACC’s Securitization Program	270
Review of GACC Mortgage Loans	271
DB Originators’ Underwriting Guidelines and Processes	272
Exceptions	276
Compliance with Rule 15Ga-1 under the Exchange Act	277
Retained Interests in This Securitization	277
Compensation of the Sponsors	277
The Depositor	278
The Issuing Entity	278
The Trustee and Certificate Administrator	279
The Master Servicer	281
The Special Servicer	284
The Operating Advisor and Asset Representations Reviewer	286
Credit Risk Retention	287
Qualifying CRE Loans	289
The VRR Interest	289
Material Terms of the VRR Interest	289
Description of the Certificates	292
General	292
Distributions	294
Method, Timing and Amount	294
Available Funds	295
Priority of Distributions	296
Pass-Through Rates	300
Interest Distribution Amount	302
Principal Distribution Amount	302
Certain Calculations with Respect to Individual Mortgage Loans	304
Excess Interest	305
Application Priority of Mortgage Loan Collections or Whole Loan Collections	305
Allocation of Yield Maintenance Charges and Prepayment Premiums	308
Assumed Final Distribution Date; Rated Final Distribution Date	310
Prepayment Interest Shortfalls	310
Subordination; Allocation of Realized Losses	312
Reports to Certificateholders and the RR Interest Owners; Certain Available Information	314
Certificate Administrator Reports	314
Information Available Electronically	320
Voting Rights	324
Delivery, Form, Transfer and Denomination	324
Book-Entry Registration	325
Definitive Certificates	327
Certificateholder Communication	328
Access to Certificateholders’ Names and Addresses	328
Requests to Communicate	328
List of Certificateholders	329
Description of the Mortgage Loan Purchase Agreements	329
General	329
Dispute Resolution Provisions	338
Asset Review Obligations	338
Pooling and Servicing Agreement	338
General	338
Assignment of the Mortgage Loans	339
Servicing Standard	339
Subservicing	341
Advances	341
P&I Advances	341
Servicing Advances	343
Nonrecoverable Advances	343
Recovery of Advances	344
Accounts	346
Withdrawals from the Collection Account	348
Servicing and Other Compensation and Payment of Expenses	350
General	350
Master Servicing Compensation	354
Special Servicing Compensation	357
Disclosable Special Servicer Fees	362
Certificate Administrator and Trustee Compensation	362
Operating Advisor Compensation	363
Asset Representations Reviewer Compensation	363

CREFC® Intellectual Property Royalty License Fee	364
Appraisal Reduction Amounts	365
Maintenance of Insurance	371
Modifications, Waivers and Amendments	374
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	378
Inspections	380
Collection of Operating Information	380
Special Servicing Transfer Event	381
Asset Status Report	383
Realization Upon Mortgage Loans	386
Sale of Defaulted Loans and REO Properties	388
The Directing Certificateholder	391
General	391
Major Decisions	392
Asset Status Report	396
Replacement of Special Servicer	396
Control Termination Event and Consultation Termination Event	396
Servicing Override	398
Rights of Holders of Companion Loans	398
Limitation on Liability of Directing Certificateholder	399
The Operating Advisor	399
General	399
Duties of the Operating Advisor While No Control Termination Event is Continuing	400
Duties of the Operating Advisor While a Control Termination Event is Continuing	400
Annual Report	402
Recommendation of the Replacement of the Special Servicer	403
Eligibility of Operating Advisor	403
Other Obligations of Operating Advisor	404
Delegation of Operating Advisor’s Duties	404
Termination of the Operating Advisor With Cause	405
Rights Upon Operating Advisor Termination Event	405
Waiver of Operating Advisor Termination Event	406
Termination of the Operating Advisor Without Cause	406
Resignation of the Operating Advisor	406
Operating Advisor Compensation	407
The Asset Representations Reviewer	407
Asset Review	407
Eligibility of Asset Representations Reviewer	411
Other Obligations of Asset Representations Reviewer	412
Delegation of Asset Representations Reviewer’s Duties	412
Assignment of Asset Representations Reviewer’s Rights and Obligations	412
Asset Representations Reviewer Termination Events	413
Rights Upon Asset Representations Reviewer Termination Event	414
Termination of the Asset Representations Reviewer Without Cause	414
Resignation of Asset Representations Reviewer	414
Asset Representations Reviewer Compensation	414
Limitation on Liability of the Risk Retention Consultation Parties	415
Replacement of Special Servicer Without Cause	415
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	417
Termination of Master Servicer and Special Servicer for Cause	418
Servicer Termination Events	418
Rights Upon Servicer Termination Event	419
Waiver of Servicer Termination Event	421
Resignation of the Master Servicer and the Special Servicer	421
Limitation on Liability; Indemnification	421
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	424
Dispute Resolution Provisions	424
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	424
Repurchase Request Delivered by a Party to the PSA	425
Resolution of a Repurchase Request	425
Mediation and Arbitration Provisions	428
Servicing of the Non-Serviced Mortgage Loans	429

General	429
Servicing of Certain Non-Serviced AB Mortgage Loans	432
Servicing of the MGM Grand & Mandalay Bay Mortgage Loan	433
Rating Agency Confirmations	433
Evidence as to Compliance	435
Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding	436
Termination; Retirement of Certificates	437
Amendment	438
Resignation and Removal of the Trustee and the Certificate Administrator	440
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	441
Certain Legal Aspects of Mortgage Loans	441
General	442
Types of Mortgage Instruments	442
Leases and Rents	442
Personalty	443
Foreclosure	443
General	443
Foreclosure Procedures Vary from State to State	443
Judicial Foreclosure	443
Equitable and Other Limitations on Enforceability of Certain Provisions	444
Nonjudicial Foreclosure/Power of Sale	444
Public Sale	444
Rights of Redemption	445
Anti-Deficiency Legislation	446
Leasehold Considerations	446
Cooperative Shares	446
Bankruptcy Laws	447
Environmental Considerations	452
General	452
Superlien Laws	452
CERCLA	452
Certain Other Federal and State Laws	453
Additional Considerations	453
Due-on-Sale and Due-on-Encumbrance Provisions	454
Subordinate Financing	454
Default Interest and Limitations on Prepayments	454
Applicability of Usury Laws	454
Americans with Disabilities Act	455
Servicemembers Civil Relief Act	455
Anti-Money Laundering, Economic Sanctions and Bribery	455
Potential Forfeiture of Assets	456
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	456
Pending Legal Proceedings Involving Transaction Parties	458
Use of Proceeds	458
Yield and Maturity Considerations	458
Yield Considerations	458
General	458
Rate and Timing of Principal Payments	458
Losses and Shortfalls	460
Certain Relevant Factors Affecting Loan Payments and Defaults	460
Delay in Payment of Distributions	461
Yield on the Certificates with Notional Amounts	461
Weighted Average Life	462
Pre-Tax Yield to Maturity Tables	467
Material Federal Income Tax Considerations	472
General	472
Qualification as a REMIC	473
Status of Offered Certificates	474
Taxation of Regular Interests	475
General	475
Original Issue Discount	475
Acquisition Premium	477
Market Discount	477
Premium	478
Election To Treat All Interest Under the Constant Yield Method	478
Treatment of Losses	479
Yield Maintenance Charges and Prepayment Premiums	479
Sale or Exchange of Regular Interests	480
Taxes That May Be Imposed on a REMIC	480
Prohibited Transactions	480
Contributions to a REMIC After the Startup Day	481
Net Income from Foreclosure Property	481
REMIC Partnership Representative	481
Taxation of Certain Foreign Investors	481
FATCA	482
Backup Withholding	483

Information Reporting	483
3.8% Medicare Tax on “Net Investment Income”	483
Reporting Requirements	483
Certain State and Local Tax Considerations	484
Method of Distribution (Conflicts of Interest)	485
Incorporation of Certain Information by Reference	487
Where You Can Find More Information	488
Financial Information	488
Certain ERISA Considerations	488
General	488
Plan Asset Regulations	489
Administrative Exemptions	490
Insurance Company General Accounts	491
Legal Investment	492
Legal Matters	493
Ratings	493
Index of Defined Terms	497

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS

ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB

ANNEX E-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC

ANNEX F-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI

ANNEX G-1	GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX G-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GSMC

ANNEX H	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates and VRR Interest, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE

TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

EU PRODUCT GOVERNANCE

ANY DISTRIBUTOR THAT IS SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF REGULATION (EU) 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); OR (II) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; OR (III) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA (AS AMENDED, THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

UK PRODUCT GOVERNANCE

ANY DISTRIBUTOR THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK PRODUCT GOVERNANCE RULES.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS NOR ANY OTHER PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN ADDITION, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements” IN THIS PROSPECTUS.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”) or

(iv) are any other persons to whom it may otherwise lawfully be communicated or directed; AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE "PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER") AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. Any persons other than Relevant Persons should not act or rely on this PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS

PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA

MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS,

REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk WEIGHTING to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2021-B24 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	German American Capital Corporation, a Maryland corporation;

●	Citi Real Estate Funding Inc., a New York corporation; and

●	Goldman Sachs Mortgage Company, a New York limited partnership.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Goldman Sachs Mortgage Company is an affiliate of Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of the non-offered certificates and Goldman Sachs Bank USA, an initial risk retention consultation party, and the holder of a portion of the VRR interest and an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	17	$338,211,450	29.2%
Goldman Sachs Mortgage Company	8	290,850,000	25.1
JPMorgan Chase Bank, National Association	8	276,752,797	23.9
German American Capital Corporation	5	108,530,000	9.4
Citi Real Estate Funding Inc./German American Capital Corporation(2)	1	79,985,667	6.9
Citi Real Estate Funding Inc./JPMorgan Chase Bank, National Association(3)	1	65,000,000	5.6
Total	40	$1,159,329,914	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The MGM Grand & Mandalay Bay mortgage loan is evidenced by two promissory notes: (i) Note A-13-9, with a principal balance of $39,985,667 as of the cut-off date, as to which CREFI is acting as mortgage loan seller, and (ii) Note A-15-9, with a principal balance of $40,000,000 as of the cut-off date, as to which GACC is acting as mortgage loan seller.

(3)	The Galleria Office Towers mortgage loan is evidenced by two promissory notes: (i) Note A-1, with a principal balance of $39,000,000 as of the cut-off date, as to which CREFI is acting as mortgage loan seller, and (ii) Note A-3, with a principal balance of $26,000,000 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, is expected to be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and the related serviced companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Greystone Servicing Company LLC is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. Greystone Servicing Company LLC in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 5221 N. O’Connor Blvd. Suite 800, Irving, Texas 75039. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Greystone Servicing Company LLC is expected to be appointed to be the special servicer by Eightfold Real Estate Capital Fund V, L.P. (or an affiliate), which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder with respect to each serviced mortgage loan (other than any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Greystone Servicing Company LLC assisted Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under
“—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the RR Interest Owners that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan and (ii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class G and Class NR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) will purchase the Class X-F, Class X-G, Class X-NR, Class F, Class G, Class NR and Class S certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) will be the initial directing certificateholder with respect to each serviced mortgage loan (other than any excluded loans) and any related serviced companion loans.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or equivalent party) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The “risk retention consultation parties” will be (i) a party selected by JPMCB, (ii) a party selected by GS Bank USA and (iii) a party selected by CREFI, in each case, as a holder of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, no risk retention consultation party will have any consultation rights with respect to any applicable excluded loan. JPMCB, GSMC and CREFI (or affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in March 2021, or with respect to any mortgage loan that has its first due date after March 2021, the date that would otherwise have been the related due date in March 2021.

Closing Date	On or about March 24, 2021.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in April 2021.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in April 2021.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, New York, Ohio, Kansas, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

  Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	January 2026
Class A-2	March 2026
Class A-3	November 2028
Class A-4	January 2031
Class A-5	March 2031
Class A-SB	January 2031
Class X-A	March 2031
Class X-B	March 2031
Class A-S	March 2031
Class B	March 2031
Class C	March 2031

The rated final distribution date will be the distribution date in March 2054.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2021-B24:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes (referred to as the “offered certificates”) and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class X-NR, Class D, Class E, Class F, Class G, Class NR, Class S, Class R and Class RR (referred to as the “non-offered certificates”). The certificates (other than the Class RR, Class S and Class R certificates) are collectively referred to as the “non-VRR certificates”.

The certificates and the RR interest will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be forty (40) fixed rate commercial mortgage loans secured by first mortgage liens on seventy-one (71) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) twenty-six (26) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) eleven (11) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties), and (iii) three (3) mortgage loans, each represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$ 11,152,000	0.96%	30.000%
Class A-2	$ 73,848,000	6.37%	30.000%
Class A-3	$ 81,111,000	7.00%	30.000%
Class A-4	$ 213,500,000	18.42%	30.000%
Class A-5	$ 365,781,000	31.55%	30.000%
Class A-SB	$ 25,562,000	2.20%	30.000%
Class X-A	$ 857,686,000	NAP	NAP
Class X-B	$ 99,123,000	NAP	NAP
Class A-S	$ 86,732,000	7.48%	22.125%
Class B	$ 49,562,000	4.28%	17.625%
Class C	$ 49,561,000	4.27%	13.125%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit support for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1	0.6476%
Class A-2	1.9533%
Class A-3	2.0103%
Class A-4	2.2638%
Class A-5	2.5843%
Class A-SB	2.2559%
Class X-A	1.2748%(2)
Class X-B	0.7097%(2)
Class A-S	2.7796%
Class B	2.5983%
Class C	3.2934%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate. The pass-through rate for the Class C certificates, on each distribution date, will be a per annum rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for such distribution date.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average pass-through rates on the Class B and Class C certificates for the related distribution date weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00188% to 0.05125%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00665%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any companion loan) at a per annum rate equal to 0.00118%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00022%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the RR Interest Owners.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR Interest Owners.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the RR Interest Owners. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub- Servicing Fee Rate(1)	Special Servicer Fee Rate(2)
410 Tenth Avenue	0.00250%	0.25000%
MGM Grand & Mandalay Bay	0.000625%	0.25000%
Phillips Point	0.00125%	0.25000%
Pittock Block	0.01125%	0.25000%
JW Marriott Nashville	0.00125%	0.25000%
The Village at Meridian	0.01125%	0.25000%
Millennium Corporate Park	0.00125%	0.25000%
711 Fifth Avenue	0.00250%	0.25000%
Willoughby Commons	0.01125%	0.25000%

(1)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

(2)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between VRR

Interest and Non-VRR Certificates	The aggregate amount available for distributions to holders of the non-VRR certificates and the VRR Interest Owners on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR interest will at all times be the product of such amount multiplied by the VRR percentage and (b) the non-VRR certificates will at all times be the product of such amount multiplied by the non-VRR percentage, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

The “non-VRR percentage” is an amount expressed as a percentage equal to 100% minus the VRR percentage. At all times, the sum of the VRR percentage and the non-VRR percentage will equal 100%.

The “VRR percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial VRR interest balance of the VRR interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the VRR interest balance of the VRR interest.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the non-VRR certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex H, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class X-NR, Class S, Class R and Class RR certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-VRR certificates and the VRR interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of non-VRR certificates entitled to principal and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates and the RR interest will be allocated between the VRR interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates are interest-only certificates and the Class X-D, Class X-F, Class X-G and Class X-NR certificates are not offered by this prospectus.

***	Other than the Class X-D, Class X-F, Class X-G, Class X-NR, Class S, Class R and Class RR certificates.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interest will reduce the interest balance of the VRR interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-NR certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class NR certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest” for more detailed information regarding the subordination provisions applicable to the non-VRR certificates and the VRR interest and the allocation of losses to the non-VRR certificates and the VRR interest.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates are required to be further allocated among the classes of non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated between the VRR interest, on the one hand, and the Class S certificates, on the other hand, in accordance with their respective percentage allocation entitlement on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the RR interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty (40) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in seventy-one (71) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,159,329,914.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty (40) commercial and multifamily mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of eleven (11) mortgage loans (43.7%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), and (ii) in the case of three (3) mortgage loans (19.5%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
410 Tenth Avenue	$80,000,000	6.9%	$300,000,000	$185,000,000	59.2%	3.30x
MGM Grand & Mandalay Bay	$79,985,667	6.9%	$1,554,214,333	$1,365,800,000	65.2%	2.70x
Phillips Point	$75,000,000	6.5%	$123,520,000	N/A	68.7%	2.78x
141 Livingston	$75,000,000	6.5%	$25,000,000	N/A	54.9%	2.52x
Pittock Block	$66,000,000	5.7%	$75,000,000	$22,470,000	49.7%	1.95x
The Galleria Office Towers	$65,000,000	5.6%	$25,000,000	N/A	48.6%	1.71x
U.S. Industrial Portfolio VI	$60,000,000	5.2%	$21,000,000	N/A	59.3%	2.56x
Boca Office Portfolio	$50,000,000	4.3%	$49,000,000	N/A	63.5%	2.46x
30 Hudson Yards 67	$45,000,000	3.9%	$26,000,000	N/A	64.5%	1.92x
JW Marriott Nashville	$35,000,000	3.0%	$150,000,000	N/A	61.5%	4.17x
The Village at Meridian	$30,995,000	2.7%	$35,000,000	N/A	33.5%	5.14x
Millennium Corporate Park	$27,000,000	2.3%	$105,000,000	N/A	60.9%	3.13x
711 Fifth Avenue	$26,500,000	2.3%	$518,500,000	N/A	54.5%	2.90x
Willoughby Commons	$16,950,000	1.5%	$20,000,000	N/A	71.5%	1.55x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
410 Tenth Avenue	JPMCC 2021-410T	6.9%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association
MGM Grand & Mandalay Bay	BX 2020-VIVA	6.9%	KeyBank National Association	Situs Holdings, LLC	Wilmington Trust, National Association
Phillips Point	Benchmark 2021-B23	6.5%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Pittock Block	Benchmark 2021-B23	5.7%	Midland Loan Services, a Division of PNC Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association
JW Marriott Nashville	Benchmark 2021-B23	3.0%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
The Village at Meridian	Benchmark 2021-B23	2.7%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Millennium Corporate Park	Benchmark 2021-B23	2.3%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
711 Fifth Avenue	GSMS 2020-GC47	2.3%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association
Willoughby Commons	Benchmark 2020-B21	1.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(1)
410 Tenth Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A	Prima Capital Advisors, LLC(2)
MGM Grand & Mandalay Bay	Citibank, N.A.	Citibank, N.A.	N/A	N/A	CF LV SASB Holdings LLC(2)
Phillips Point	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD II Holdco XV, LLC
Pittock Block	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD II Holdco XV, LLC(2)
JW Marriott Nashville	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD II Holdco XV, LLC
The Village at Meridian	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD II Holdco XV, LLC
Millennium Corporate Park	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD II Holdco XV, LLC
711 Fifth Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LD II Holdco X, LLC
Willoughby Commons	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The subject whole loan is an AB whole loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related whole loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,159,329,914
Number of Mortgage Loans	40
Number of Mortgaged Properties	71
Range of Cut-off Date Balances	$3,085,200 to $80,000,000
Average Cut-off Date Balance	$28,983,248
Range of Mortgage Rates	2.59159% to 5.21200%
Weighted average Mortgage Rate	3.55190%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	114 months
Range of remaining terms to maturity	58 months to 120 months
Weighted average remaining term to maturity	111 months
Range of original amortization term(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	332 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(5)	33.5% to 71.5%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(5)	55.9%
Range of LTV Ratios as of the maturity date(3)(4)(5)	33.5% to 68.7%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	54.2%
Range of UW NCF DSCR(4)(6)(7)	1.52x to 5.14x
Weighted average UW NCF DSCR(4)(6)(7)	2.75x
Range of UW NOI Debt Yield(4)(5)(6)	6.6% to 19.1%
Weighted average UW NOI Debt Yield(4)(5)(6)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	62.4%
Interest Only-Balloon	16.8%
ARD-Interest Only	13.8%
Balloon	7.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-five (25) mortgage loans (62.4%) that are interest-only for the entire term or until the related anticipated repayment date.

(3)	With respect to the 410 Tenth Avenue mortgage loan (6.9%), the MGM Grand & Mandalay Bay mortgage loan (6.9%), the Phillips Point mortgage loan (6.5%), the Boca Office Portfolio mortgage loan (4.3%), the 30 Hudson Yards 67 mortgage loan (3.9%), the Oakland Commons I&II mortgage loan (2.1%) and the Dollar General Portfolio mortgage loan (1.2%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to fourteen (14) mortgage loans (63.2%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans.

(5)	With respect to the Dawson Marketplace mortgage loan (3.8%), the LTV Ratio as of the Cut-off Date was calculated based on the Cut-off Date Balance net of an approximate $6,095,133 earn-out reserve. The LTV Ratio as of the Cut-off Date based on the full Cut-off Date Balance of $43,800,000 is 64.4%. Additionally, with respect to the Hamden Self Storage mortgage loan (0.8%), the LTV Ratio as of the Cut-off Date and the UW NOI Debt Yield were calculated based on the Cut-off Date Balance net of a $750,000 holdback reserve. The LTV Ratio as of the Cut-off Date based on the full Cut-off Date Balance of $9,500,000 is 62.1%. The UW NOI Debt Yield based on the full Cut-off Date Balance is 9.1%.

(6)	With respect to the MGM Grand & Mandalay Bay mortgage loan (6.9%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the MGM Grand & Mandalay Bay Whole Loan, based only on the master lease rent, are 2.70x and 9.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to thirteen (13) mortgage loans (28.9%), some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to the MGM Grand & Mandalay Bay mortgage loan (6.9%), the related mortgage loan is structured with a 10-year ARD and a 12-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which JPMCB, as retaining sponsor, intends to satisfy the credit risk retention requirements of the U.S. credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity, the underwriters nor any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation (as each such term is defined herein). In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement of the EU Securitization Regulation or the UK Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of the EU Securitization Regulation or the UK Securitization Regulation. Consequently,

the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements”.

Information Available to

Certificateholders

and the RR Interest Owners	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record and the RR Interest Owners, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR Interest Owners may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if such right is being exercised after the distribution date in March 2031 and the 410 Tenth Avenue mortgage loan or the MGM Grand & Mandalay Bay mortgage loan is still an asset of the issuing entity, then such mortgage loan will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class S and Class R certificates) and the RR interest for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest and (iii) such holder (or holders) pay an amount equal to the VRR interest’s proportionate share of the price specified in this prospectus. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

    Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the MGM Grand & Mandalay Bay mortgage loan and The Galleria Office Towers mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR Interest Owners and any related companion loan holders (as a collective whole as if such certificateholders, RR Interest Owners and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the 410 Tenth Avenue whole loan, the MGM Grand & Mandalay Bay whole loan and the Pittock Block whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes. In addition, REMICs were formed on February 12, 2021, by Deutsche Bank AG, New York Branch (the “GACC MGM Grand & Mandalay Bay REMIC” and Citi Real Estate Funding Inc. (the “CREFI MGM Grand & Mandalay Bay REMIC” and, together with the GACC MGM Grand & Mandalay Bay REMIC, the “MGM Grand & Mandalay Bay REMICs”) with respect to the MGM Grand & Mandalay Bay notes and certain other MGM Grand & Mandalay Bay Pari Passu Companion Loans, each of which issued a single regular interest (respectively, the “GACC MGM Grand & Mandalay Bay Regular Interest” and the “CREFI MGM Grand & Mandalay Bay Regular Interest,” and collectively, the “MGM Grand & Mandalay Bay Regular Interests”) (of which the trust will own a 42.247% interest (in the case of the GACC MGM Grand & Mandalay Bay Regular Interest) and a 40.243% interest (in the case of the CREFI MGM Grand & Mandalay Bay Regular Interest)), and a single residual interest (of which the trust will own a 0% interest).

The lower-tier REMIC will hold the mortgage loans (or in the case of the MGM Grand & Mandalay Bay mortgage loan, an approximately 42.247% interest in the GACC MGM Grand & Mandalay Bay Regular Interest and an approximately 40.243% interest in the CREFI MGM Grand & Mandalay Bay Regular Interest) and certain other assets of the issuing entity (excluding any post-anticipated repayment date excess interest) and will issue certain classes of uncertificated regular interests to the upper-tier REMIC.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust (the “Grantor Trust”) and the holders of the Class S certificates and the VRR interest will be treated as the beneficial owners of such entitlements under section 671 of the Code.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk

Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.

●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, hospitality, retail, industrial, self-storage and multifamily) may present additional risks.

●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.

●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.

●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●	Directing Certificateholder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing certificateholder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing certificateholder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (“SARS-CoV-2”) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic.  The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States has made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. There can be no assurance as to when states will permit full resumption of economic activity, as to whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to disruptions in global financial markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted. The United States economy has begun to contract, and it is unclear how large the contraction will be, how long it will last, and when economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such requests). You should be prepared for the possibility that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions. As the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases, and regions that have been particularly impacted have varied and may continue to vary as the pandemic progresses. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties, due to travel limitations implemented by governments and businesses as well as reduced interest in travel generally;

●	retail properties, due to store closures, either government-mandated or voluntary, tenants refusing to pay rent and restrictions on and reduced interest in social gatherings, on which retail properties rely;

●	self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;

●	multifamily and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●	office properties, particularly those with significant tenants that operate co-working or office-sharing spaces, due to restrictions on and reduced interest in such spaces, which risk is enhanced by the fact that subtenants of such spaces typically operate under short term leases; and

●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

With respect to all the property types listed above, the borrowers with respect to mortgage loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors. Federal, state and local governmental authorities have implemented (and may implement additional) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in Oregon imposes a temporary moratorium on foreclosures and other lender remedies. Any such measures may lead to shortfalls and losses on the certificates.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates and VRR Interest”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations

and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

There can be no assurances that the NRSROs engaged by the depositor will issue the expected ratings on the closing date (or at all) or that such ratings will not be withdrawn or placed on watch immediately or shortly after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D, Annex E, Annex F and Annex G hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Tenants that operate as movie theaters and other indoor entertainment venues continue to be affected by government imposed shutdowns and customers’ reluctance to return for a longer period than other types of businesses. Prospective investors should also consider, as the country reopens, the impact that a surge in COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already sought such arrangements. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should expect that a number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties. See “Description of the Mortgage Pool—COVID-19 Considerations”. See also Annex A-3 for additional information. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their debt service and rent payments in December 2020, January 2021 and/or February 2021, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the

Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1, representation and warranty number 7 in Annex E-1 and representation and warranty number 7 in Annex F-1, representation and warranty number 6 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

In addition, some hospitality properties also operate a casino business at the property, which is subject to a number of risks. See “—Risks Related to Casino Properties” below.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, student tenants having a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. In addition, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. However, the value of a data center will also be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

Risks Related to Casino Properties

Certain Mortgaged Properties may consist of casino properties, or may consist of hospitality and resort properties that include casinos. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the borrower to make payments under the related mortgage loan. In addition, the gaming laws of certain jurisdictions relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the related gaming authorities. Accordingly, in the event of a foreclosure of the related mortgaged property, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all. Furthermore, because of the unique construction requirements of casinos, the space at those hospitality properties would not easily be converted to other uses.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the MGM Grand & Mandalay Bay mortgaged properties (6.9%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR Interest Owners to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, mixed use, industrial, retail and hotel properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Florida, Tennessee, Texas, Nevada, Oregon and California. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR Interest Owners.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex F-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Process”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, for certain mortgaged properties, the borrower sponsors may currently plan to undertake elective renovations in the future. We cannot assure you that sufficient funds will be available to the related borrower sponsor to undertake such elective renovations.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties. See also representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR Interest Owners.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2021.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the “Terrorism Insurance Program.” The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1 and representation and warranty number 29 in Annex G-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool do not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the RR Interest Owners until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR Interest Owners. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR Interest Owners. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions”,
“—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans” and
“—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Six (6) mortgage loans (18.0%) are seasoned mortgage loans that were originated more than nine (9) months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See
“—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the RR Interest Owners if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations”. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR Interest Owners as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representations and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee and Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and one of the originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the VRR Interest Owners by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or such VRR interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or VRR interest owner by whom such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA (or its majority-owned affiliate) (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. and Goldman Sachs Bank USA (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

In addition, an affiliate of Goldman Sachs Mortgage Company, a loan seller and a sponsor, is a tenant with respect to the Phillips Point mortgage loan. There can be no assurance that the borrower did not receive more favorable loan terms than it would have received if a lender affiliate was not a tenant, nor can there be any assurance that such lender affiliate did not receive more favorable lease terms than an unaffiliated tenant would receive.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Each expected VRR interest owner and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of any class of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor, an originator, the expected holder of a portion of the VRR Interest and an initial risk retention consultation party, and the holder of Pari Passu Companion Loans with respect to The Galleria Office Towers Whole Loan and the 30 Hudson Yards 67 Whole Loan. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, the expected holder of a portion of the VRR Interest, an initial risk retention consultation party and the holder of Pari Passu Companion Loans with respect to the 141 Livingston Whole Loan, The Galleria Office Towers Whole Loan and the Boca Office Portfolio Whole Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor, DBR Investments Co. Limited, an originator and the holder of a 100% equity participation interest in one or more Pari Passu Companion Loans with respect to the MGM Grand & Mandalay Bay Whole Loan, and Deutsche Bank AG, New York Branch, an originator. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of Goldman Sachs Mortgage Company, a sponsor and an initial risk retention consultation party, and GS Bank USA, an originator, the expected owner of a portion of the VRR Interest and the holder of Pari Passu Companion Loans with respect to Phillips Point Whole Loan, U.S. Industrial Portfolio VI Whole Loan and the JW Marriott Nashville Whole Loan. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2021-B24 non-offered certificates or the RR Interest Owners, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement (other than with respect to any excluded loan), and Greystone Servicing Company LLC is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a New York limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation parties, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR Interest Owners, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a New York limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation parties, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the RR Interest Owners, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) will be the initial directing certificateholder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder (other than with respect to any non-serviced mortgage loan or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
410 Tenth Avenue	JPMCC 2021-410T	JPMCC 2021-410T	Prima Capital Advisors(2)
MGM Grand & Mandalay Bay	BX 2020-VIVA	BX 2020-VIVA	CF LV SASB Holdings LLC(2)
Phillips Point	Benchmark 2021-B23	Benchmark 2021-B23	LD II Holdco XV, LLC
141 Livingston	Benchmark 2021-B24	Benchmark 2021-B24	Eightfold Real Estate Capital Fund V, L.P.
Pittock Block	Benchmark 2021-B23	Benchmark 2021-B23	LD II Holdco XV, LLC(2)
The Galleria Office Towers	Benchmark 2021-B24	Benchmark 2021-B24	Eightfold Real Estate Capital Fund V, L.P.
U.S. Industrial Portfolio VI	Benchmark 2021-B24	Benchmark 2021-B24	Eightfold Real Estate Capital Fund V, L.P.
Boca Office Portfolio	Benchmark 2021-B24	Benchmark 2021-B24	Eightfold Real Estate Capital Fund V, L.P.
30 Hudson Yards 67	Benchmark 2021-B24	Benchmark 2021-B24	Eightfold Real Estate Capital Fund V, L.P.
JW Marriott Nashville	Benchmark 2021-B23	Benchmark 2021-B23	LD II Holdco XV, LLC
The Village at Meridian	Benchmark 2021-B23	Benchmark 2021-B23	LD II Holdco XV, LLC
Millennium Corporate Park	Benchmark 2021-B23	Benchmark 2021-B23	LD II Holdco XV, LLC
711 Fifth Avenue	GSMS 2020-GC47	GSMS 2020-GC47	LD II Holdco X, LLC
Willoughby Commons	Benchmark 2020-B21	Benchmark 2020-B21	Eightfold Real Estate Capital Fund V, L.P

(1)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(2)	The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates or the RR interest, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR interest, and they may have interests in conflict with those of the certificateholders and the RR Interest Owners. As a result, it is possible that a serviced companion loan holder may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR Interest Owners. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR Interest Owners, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-F, Class X-G, Class X-NR, Class F, Class G, Class NR and Class S certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition the B-piece buyer may enter into hedging arrangements and certain other transactions or otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer is expected to appoint Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements

Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the EU (the “EU Due Diligence Requirements”) under the EU Securitization Regulation, and in the UK (the “UK Due Diligence Requirements”) under the UK Securitization Regulation, in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.

The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor.”

The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the FSMA; (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; and (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor.”

EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors.” The EU Securitization Regulation and the UK Securitization Regulation are each a “Securitization Regulation,” the EU Due Diligence Requirements and the UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:

(a)	in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five per cent. in the securitization, determined in accordance with Article 6 of the applicable Securitization

Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);

(b)	in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for thereunder;

(c)	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:

(i)	if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation in accordance with the frequency and modalities provided for thereunder; and

(ii)	if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(d)	in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management and as otherwise required by the applicable Securitization Regulation.

Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

Prospective investors should make themselves aware of the applicable Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

None of the sponsors, the depositor, the issuing entity, the underwriters nor any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In addition, no such person undertakes to take any other action that may be required by any Institutional Investor for the purposes of its compliance with any applicable Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with any applicable Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, a certificateholder’s ability to transfer its certificates, or the price it may receive upon its sale of certificates, may be adversely affected.

Consequently, the offered certificates may not be a suitable investment for any Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the Due Diligence Requirements and their compliance with any applicable Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder or a RR interest owner may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

We make no representation as to the suitability of any criteria established by the Rating Agencies or any other NRSROs, nor can we assure you that the criteria established by a Rating Agency or any other NRSROs will be followed in all circumstances (including, in each case, with respect to the Certificates) or that they will be applied consistently across all securities analyzed by such Rating Agency or any other NRSROs. Any change in a Rating Agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating Agency or any other NRSROs (including any Class of Certificates), despite the fact that such securities (or such Class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any Class of Certificates) will not adversely affect the market value of those Certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action.  The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies.  For example, Kroll Bond Rating Agency, LLC agreed to pay $1.25 million to the Securities and Exchange Commission to settle allegations that the company allowed analysts to make adjustments to the estimated impact of loan defaults on cash flows for commercial mortgage-backed securities, that such adjustments “had material effects on the final ratings but did not require any analytical method for determining when and how those adjustments should be made”, and that the company’s internal controls “failed to prevent or detect the ambiguity”.   Any such determination or other enforcement action may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Conflicts of interest may arise for the rating agencies and other nationally recognized statistical rating organizations because sponsors, depositors, issuers and other arrangers of CMBS and other securities transactions (including the mortgage loan sellers, the depositor, the issuing entity, the borrowers and/or their affiliates) engage and pay fees to such rating agencies to assign and/or maintain their ratings for such securities, and because arrangers of such transactions are a source of repeat business for rating agencies. You should consider such potential conflicts when evaluating the relative importance of the rating assigned by a rating agency to your investment decision with respect to any class of certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR Interest Owners. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans allocated to the non-VRR certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and the RR interest will result in a reduction of the certificate balance (or notional amount) of one or more classes of non-VRR certificates and the interest balance of the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-VRR balance certificates and the VRR interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR Certificates, first the Class NR certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocated to the non-VRR certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders and the RR Interest Owners generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan and any excluded loan) and the right to replace the special servicer with or without cause (other than with respect to any excluded loan, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation parties will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan. See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation parties and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)      may act solely in its interests or the interests of the holders of the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)      may take actions that favor its interests or the interests of the holders of the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)       will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as a control termination event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, for so long as a control termination event is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor ” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the RR Interest Owners and, with respect to any serviced whole loan, for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders, RR Interest Owners and companion loan holders constituted a single lender and taking into account the pari passu or subordinate nature of any such related companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”, “—The Non-Serviced AB Whole Loans—The 410 Tenth Avenue Whole Loan—Special Servicer Appointment Rights, ”—The Non-Serviced AB Whole Loans—The MGM Grand & Mandalay Bay Whole Loan—Special Servicer Appointment Rights”, ” and “—The Non-Serviced AB Whole Loans—The Pittock Block Whole Loan—Special Servicer Appointment Rights ”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates or the RR Interest Owners;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder or RR interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the MGM Grand & Mandalay Bay mortgage loan (6.9%), which is comprised of promissory notes contributed to this securitization by German American Capital Corporation and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of German American Capital Corporation and Citi Real Estate Funding Inc. will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

In addition, with respect to The Galleria Office Towers mortgage loan (5.6%), which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest Owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR interest. Likewise, amounts received and allocated to the VRR interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the Pittock Block mortgage loan (5.7%), prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan, the related pari passu companion loans and the related subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR Interest Owners to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), the parent of Goldman Sachs Mortgage Company, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers by GSMC, GACC, and CREFI are not transfers by banks, and in any event, even if the FDIC Safe Harbor were applicable to these transfers, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or an RR interest owner continuing to hold the full non-notionally reduced amount of such certificates or an RR interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject either MGM Grand & Mandalay Bay REMIC or the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR Interest Owners. The special servicer (or, in the case of a non-serviced mortgage loan and the MGM Grand & Mandalay Bay REMICs, the related non-serviced special servicer) may permit the MGM Grand & Mandalay Bay REMICs or the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the RR Interest Owners and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the RR Interest Owners. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, or one or both of the MGM Grand & Mandalay Bay REMICs, may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates.

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing of payments and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment.

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

General Risk Factors

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have experienced significant dislocations, illiquidity and volatility in the past. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of non-VRR certificates and the VRR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR interest, on one hand, and the non-VRR certificates, on the other hand, as described in “Credit Risk Retention—The VRR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the RR Interest Owners will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty (40) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,159,329,914 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in March 2021, or with respect to any Mortgage Loan that has its first Due Date after March 2021, the date that would otherwise have been the related Due Date in March 2021.

Fourteen (14) Mortgage Loans (63.2%) are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of eleven (11) Mortgage Loans (43.7%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), and (iii) in the case of three (3) Mortgage Loans (19.5%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	17	$338,211,450	29.2%
JPMorgan Chase Bank, National Association (“JPMCB”)	8	276,752,797	23.9
Goldman Sachs Mortgage Company (“GSMC“)	8	290,850,000	25.1
German American Capital Corporation (“GACC”)	5	108,530,000	9.4
CREFI/GACC(2)	1	79,985,667	6.9
CREFI /JPMCB (3)	1	65,000,000	5.6
Total	40	$1,159,329,914	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The MGM Grand & Mandalay Bay Mortgage Loan is evidenced by two promissory notes: (i) Note A-13-9, with a principal balance of $39,985,667 as of the Cut-off Date, as to which CREFI is acting as mortgage loan seller, and (ii) Note A-15-9, with a principal balance of $40,000,000 as of the Cut-off Date, as to which GACC is acting as mortgage loan seller.

(3)	The Galleria Office Towers Mortgage Loan is evidenced by two promissory notes: (i) Note A-1, with a principal balance of $39,000,000 as of the Cut-off Date, as to which CREFI is acting as mortgage loan seller and (ii) Note A-3, with a principal balance of $26,000,000 as of the Cut-off Date, as to which JPMCB is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The MGM Grand & Mandalay Bay Mortgage Loan (6.9%) is part of a Whole Loan that was co-originated by CREFI, Barclays Capital Real Estate Inc., Deutsche Bank AG, acting through its New York Branch and Société Générale Financial Corporation. CREFI is acting as mortgage loan seller with respect to Note A-13-9 with an outstanding principal balance of approximately $39,985,667 and GACC is acting as mortgage loan seller with respect to Note A-15-9 with an outstanding principal balance of approximately $40,000,000.

●	The Galleria Office Towers Mortgage Loan (5.6%) is part of a Whole Loan that was co-originated by was co-originated by CREFI and JPMCB. CREFI is acting as mortgage loan seller with respect to Note A-1 with an outstanding principal balance of approximately $39,000,000 and JPMCB is acting as mortgage loan seller with respect to Note A-3 with an outstanding principal balance of approximately $26,000,000.

●	The Boca Office Portfolio Mortgage Loan (4.3%), for which CREFI is the mortgage loan seller, is part of a Whole Loan that was co-originated by CREFI and Bank of America, N.A.

●	The 711 Fifth Avenue Mortgage Loan (2.3%), for which GSMC is the mortgage loan seller, is part of a Whole Loan that was co-originated by GS Bank and Bank of America, N.A.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on March 24, 2021 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, (iii) with respect to The Galleria Office Towers Mortgage Loan, each of CREFI and JPMCB will sell one or more promissory notes comprising such Mortgage Loan to the depositor and (iv) with respect to the MGM Grand & Mandalay Bay Mortgage Loan, each of CREFI and GACC will sell one or more promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. In particular, such appraisals do not reflect the effects of the COVID-19 pandemic on the Mortgaged Properties. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that :

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or Anticipated Repayment Date, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective Cut-off Date LTV Ratio and/or LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised

Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

With respect to the Dawson Marketplace Mortgage Loan (3.8%), the Cut-off Date LTV Ratio of 55.4% was calculated net of an earn-out reserve of approximately $6,095,133. The Cut-off Date LTV Ratio of such Mortgage Loan based on the full principal balance as of the Cut-off Date of $43,800,000 is 64.4%.

With respect to the Hamden Self Storage Mortgage Loan (0.8%), the Cut-off Date LTV Ratio of 57.2% was calculated net of a holdback reserve of $750,000. The Cut-off Date LTV Ratio of such Mortgage Loan based on the full principal balance as of the Cut-off Date of $9,500,000 is 62.1%.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In-Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten NOI”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NCF DSCR of the related Whole Loan, based only on the master lease rent, is 2.70x.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3).

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof).

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof).

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s).

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NCF Debt Yield of the related Whole Loan, based only on the master lease rent, is 9.7%.

With respect to the Hamden Self Storage Mortgage Loan (0.8%), the Underwritten NCF Debt Yield was calculated based on the Cut-off Date Balance net of a $750,000 holdback reserve. The Underwritten NCF Debt Yield based on the full Cut-off Date Balance of $9,500,000 is 8.7%.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. UW NOI for other Mortgage Loans may also include straight line rent for certain tenants. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof).

No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Operating Income set forth in this prospectus intended to represent such future cash flows. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten NOI”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NOI Debt Yield of the related Whole Loan, based only on the master lease rent, is 9.7%.

With respect to the Hamden Self Storage Mortgage Loan (0.8%), the UW NOI Debt Yield was calculated based on the Cut-off Date Balance net of a $750,000 holdback reserve. The UW NOI Debt Yield based on the full Cut-off Date Balance of $9,500,000 is 9.1%.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units, and (d) in the case of a Mortgaged Property operated as a self-storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,159,329,914
Number of Mortgage Loans	40
Number of Mortgaged Properties	71
Range of Cut-off Date Balances	$3,085,200 to $80,000,000
Average Cut-off Date Balance	$28,983,248
Range of Mortgage Rates	2.59159% to 5.21200%
Weighted average Mortgage Rate	3.55190%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	114 months
Range of remaining terms to maturity	58 months to 120 months
Weighted average remaining term to maturity	111 months
Range of original amortization term(2)	360 months to 360 months
Weighted average original amortization term(2)	360 months
Range of remaining amortization terms(2)	332 months to 360 months
Weighted average remaining amortization term(2)	359 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(5)	33.5% to 71.5%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(5)	55.9%
Range of LTV Ratios as of the maturity date(3)(4)(5)	33.5% to 68.7%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	54.2%
Range of UW NCF DSCR(4)(6)(7)	1.52x to 5.14x
Weighted average UW NCF DSCR(4)(6)(7)	2.75x
Range of UW NOI Debt Yield(4)(5)(6)	6.6% to 19.1%
Weighted average UW NOI Debt Yield(4)(5)(6)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	62.4%
Interest Only-Balloon	16.8%
ARD-Interest Only	13.8%
Balloon	7.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twenty-seven (27) Mortgage Loans (76.2%) that are interest-only for the entire term or until the related anticipated repayment date.

(3)	With respect to the 410 Tenth Avenue Mortgage Loan (6.9%), the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the Phillips Point Mortgage Loan (6.5%), the Boca Office Portfolio Mortgage Loan (4.3%), the 30 Hudson Yards 67 Mortgage Loan (3.9%), the Oakland Commons I&II Mortgage Loan (2.1%) and the Dollar General Portfolio Mortgage Loan (1.2%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to fourteen (14) Mortgage Loans (63.2%) with one or more Pari Passu Companion Loans and Subordinate Companion Loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans.

(5)	With respect to the Dawson Marketplace Mortgage Loan (3.8%), the LTV Ratio as of the Cut-off Date was calculated based on the Cut-off Date Balance net of an approximately $6,095,133 earn-out reserve. The LTV Ratio as of the Cut-off Date based on the full Cut-off Date Balance of $43,800,000 is 64.4%. Additionally, with respect to the Hamden Self Storage mortgage loan (0.8%), the LTV Ratio as of the Cut-off Date and the UW NOI Debt Yield were calculated based on the Cut-off Date Balance net of a $750,000 holdback reserve. The LTV Ratio as of the Cut-off Date based on the full Cut-off Date Balance of $9,500,000 is 62.1%. The UW NOI Debt Yield based on the full Cut-off Date Balance is 9.1%.

(6)	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the MGM Grand & Mandalay Bay Whole Loan, based only on the master lease rent, are 2.70x and 9.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include six (6) Mortgage Loans (20.6%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	9	$383,500,000	33.1%
Suburban	2	51,300,000	4.4
Medical	1	42,500,000	3.7
Flex	1	24,150,000	2.1
Mixed Use
Office/Retail	6	86,000,000	7.4
Office/Retail/Data Center	1	66,000,000	5.7
Self Storage/Retail	2	23,181,250	2.0
Multifamily/Office/Retail	1	7,000,000	0.6
Retail/Multifamily	1	6,600,000	0.6
Industrial
Manufacturing	7	74,287,407	6.4
Warehouse/Distribution	4	48,238,889	4.2
R&D/Flex	1	18,390,000	1.6
Warehouse	2	6,323,704	0.5
Flex	1	5,500,000	0.5
Retail
Anchored	3	88,380,000	7.6
Power Center	1	16,950,000	1.5
Freestanding	15	13,850,000	1.2
Single Tenant	1	6,180,000	0.5
Hotel
Full Service	4	121,273,464	10.5
Multifamily
Garden	3	44,550,000	3.8
Self Storage
Self Storage	5	25,175,200	2.2
Total	71	$1,159,329,914	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and certain mixed-use properties that include office tenants:

●	With respect to the Phillips Point Mortgage Loan (6.5%), the borrower sponsor is currently developing an office property less than one mile from the Mortgaged Property and an office property approximately two miles from the Mortgaged Property, both of which may compete with the Mortgaged Property.

●	With respect to the Oakland Commons I&II Mortgage Loan (2.1%), as of January 18, 2021, 70,420 square feet, constituting approximately 22.3% of the net rentable area at the Mortgaged Property, were vacant.

The borrowers with respect to other Mortgage Loans secured by office properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by office properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart, the following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property/Portfolio Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
JW Marriott Nashville	$35,000,000	3.0%	7/1/2048	3/6/2030
Holiday Inn Philadelphia South	$6,287,797	0.5%	10/15/2033	11/1/2028

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties compete with other high-quality Las Vegas resorts, especially those located on the Las Vegas Strip, which have themes and attractions which directly compete with the operations of the Mortgaged Property, and may have greater name recognition and financial and marketing resources than such Mortgaged Property, some of which may be operated by affiliates of the master tenant of such Mortgaged Property.

Each of the Mortgaged Properties is currently self-managed by the sole tenant, MGM Lessee II, LLC (the “MGM Tenant”) and/or certain affiliated subtenants of the MGM Tenant and there are no franchise agreements, license agreements or management agreements currently in place at either of the Mortgaged Properties to which the borrowers are parties. The MGM Grand hotel and Mandalay Bay hotel at the Mortgaged Properties are each unflagged. The Four Seasons hotel and the Delano hotel at the Mortgaged Properties are each flagged and are each subject to a license agreement to which the borrowers are not parties. Such license agreements may expire during the term of the MGM Grand & Mandalay Bay Whole Loan, and the MGM Grand & Mandalay Bay Whole Loan documents do not require that such license agreements be extended or that such portions of the Mortgaged Properties be branded, flagged and/or operated as a Four Seasons hotel or Delano hotel.

Each of the related Mortgaged Properties are master leased by the borrowers to a sole tenant, MGM Lessee II, LLC, a wholly-owned subsidiary of MGM Resorts International, pursuant to a sale-leaseback transaction. The related master lease has an initial term expiring on February 28, 2050, with two, 10-year renewal options. In turn, MGM Lessee II, LLC subleased a portion of the Mortgaged Properties to each of Mandalay Bay, LLC, Mandalay Place, LLC and MGM Grand Hotel, LLC (collectively, and together with any future subtenant pursuant to the terms of the master lease, the “MGM/Mandalay Operating Subtenant”). Each MGM/Mandalay Operating Subtenant is (and must continue to be) a subsidiary of MGM Resorts International. Each MGM/Mandalay Operating Subtenant executed a joinder to the master lease on the origination date for the purposes of (x) agreeing to be bound by the terms and provisions of the master lease regarding the disposition of any portion of MGM Lessee II, LLC’s property owned by such

MGM/Mandalay Operating Subtenant and (y) granting a security interest to the borrower in the portion of MGM Lessee II, LLC’s pledged property owned by such MGM/Mandalay Operating Subtenant and certain reserve funds under the master lease. Neither MGM Lessee II, LLC nor any MGM/Mandalay Operating Subtenant is a borrower nor an obligor under the Mortgage Loan documents. For so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease and not the underlying rents and other receipts from the Mortgaged Properties. Due to the need to find a tenant with the ability to obtain a gaming license and to manage the various operations at the Mortgaged Properties, if MGM Lessee II, LLC (and/or any operating subtenant thereof) were to fail to comply with the terms of the master lease or with any applicable gaming licenses, the borrowers may be unable to locate a suitable tenant at comparable rental rates or at all. The master tenant is not a bankruptcy remote entity. A bankruptcy of the master tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrowers’ rental revenue and materially and adversely affect the borrowers. In addition, it is possible that a bankruptcy court could re-characterize the master lease transaction as a lending transaction, which would cause the borrowers to lose certain rights as the owner or landlord in the bankruptcy proceeding. See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” and “Risk Factors—Risks Relating to the Mortgage Loans—Sale-Leaseback Transactions Have Special Risks”.

Each of the related Mortgaged Properties consist of a resort and casino and, as of the trailing twelve months ending September 30, 2020 (i) with respect to the Mandalay Bay Mortgaged Property, approximately 34.0% of the revenues were from hotel rooms, approximately 26.5% of the revenues were from food and beverage sales, approximately 17.5% of the revenues were from gaming, and approximately 22.0% of the revenues were from other sources and (ii) with respect to the MGM Grand Mortgaged Property, approximately 27.0% of the revenues were from hotel rooms, approximately 23.1% of the revenues were from food and beverage sales, approximately 26.9% of the revenues were from gaming, and approximately 23.1% of the revenues were from other sources.

Effective as of November 30, 2020, MGM Tenant has temporarily closed the hotel tower operations at Mandalay Bay from Monday through (and including) Wednesday each week. At this time, the casino, restaurants and certain other amenities at Mandalay Bay will remain open throughout the week. MGM Tenant does not expect the temporary closure to continue past February, however, MGM Tenant will continue to evaluate business levels to determine how long the closure will remain in effect. As of January 6, 2021, the MGM Grand & Mandalay Bay Properties continue to operate subject to the restrictions described above. Based on the adjusted September 2020 trailing twelve month (“TTM”) earnings before interest, taxes, depreciation, amortization and triple-net operating lease rent (“EBITDAR”) of approximately $222.0 million and the initial master lease rent of $292.0 million, the MGM Grand & Mandalay Bay Whole Loan results in a September 2020 TTM EBITDAR-to-rent coverage ratio of 0.76x. In addition, the related borrower sent a notice to the lender on February 8, 2021, which provides notice that the borrower expects that, when the lender determines the EBITDAR-to-debt service coverage ratio as of December 31, 2020, a trigger event will occur under the terms of the MGM Grand & Mandalay Bay Mortgage Loan documents. Accordingly, the related borrower has provided notice to the lender of its desire to elect to deliver an excess cash flow guaranty for the benefit of the lender in lieu of depositing all excess cash flow into a reserve account in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Mortgage Loan documents. The borrower proposed (i) BREIT Prime Lease Holdings LLC and (ii) MGM Growth Properties Operating Partnership LP to be the guarantors under the excess cash flow guaranty.

MGM Lessee II, LLC, the master tenant, is permitted, without the borrower’s consent, to mortgage or otherwise encumber its estate in and to the leased property to one or more permitted leasehold mortgagees under one or more permitted leasehold mortgages and to pledge its right, title and interest under the related master lease as security for such permitted leasehold mortgage or any debt agreement secured thereby. The permitted leasehold mortgagee will not be entitled to be treated as such under the master lease unless, among other things, the leasehold mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the leasehold estate are subject and subordinate to the terms of the master lease and such person executes a joinder to any existing intercreditor agreement between the permitted leasehold mortgagee and any holder of a mortgage or deed of trust secured by the Mortgaged Properties. Any permitted leasehold mortgage will be required to cover both Mortgaged Properties, and the master tenant will not have the right to encumber its (or any MGM/Mandalay Operating Subtenant’s) interest in one Mortgaged Property separately from the other Mortgaged Property. The lender’s ability to exercise remedies under the Mortgage Loan if there is a master lease event of default could be restricted by the master lease. Any permitted leasehold mortgagee will be given additional cure periods, to cure certain defaults triggered by the master tenant under the master lease, including a default triggered by a bankruptcy proceeding of the master tenant or the master lease guarantor. There could be a possible deterioration of the Mortgaged Properties or its business or operations during this extended cure period. The ability of the borrower and the lender to terminate the master lease as a result of a default by the master tenant could be limited after a foreclosure initiated by the permitted leasehold mortgagee since the permitted leasehold mortgagee is not required to cure defaults not susceptible to cure by the permitted leasehold mortgagee upon its foreclosure and assumption of the master lease. Furthermore, in the event of a foreclosure of the Mortgage Loan, the lender will be required to grant the master tenant (or any permitted leasehold mortgagee that succeeds to its interest) nondisturbance in the event that certain conditions are met, including that there is no uncured master lease event of default.

In addition, with respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), upon a casualty at the related Mortgaged Properties (i) involving proceeds of less than $50,000,000 or (ii) involving proceeds of $50,000,000 or more where (x) the master tenant elects to restore the affected Mortgaged Property and reasonably demonstrates that the restoration can be completed within four years of the date on which master tenant can reasonably access the affected Mortgaged Property for the purposes of commencing restoration or (y) the master tenant is required by the master lease to restore the affected Mortgaged Property, the lender may not use the proceeds to pay down the Mortgage Loan and instead must make disbursements for restoration of the affected Mortgaged Property to the master tenant so long as it satisfies the conditions in the master lease.

●	With respect to the MGM Grand Mortgaged Property (3.8%), approximately 29.8% of underwritten revenue solely for the hotel portion of the Mortgaged Property was derived from food and beverage sales.

●	With respect to the Mandalay Bay Mortgaged Property (3.1%), approximately 30.0% of underwritten revenue solely for the hotel portion of the Mortgaged Property was derived from food and beverage sales.

●	With respect to the JW Marriott Nashville Mortgage Loan (3.0%), the related appraisal identified five hotels that are proposed or under construction within the related market that are anticipated to directly compete with the Mortgaged Property.

●	With respect to the JW Marriott Nashville Mortgage Loan (3.0%), approximately 41.3% of the underwritten revenue is attributed to food and beverage sales.

●	With respect to Holiday Inn Philadelphia South Mortgage Loan (0.5%), approximately 19.2% of underwritten revenue is derived from food and beverage sales.

The borrowers with respect to Mortgage Loans secured or supported by hospitality properties may face increased fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses because of travel limitations implemented by governments and businesses as well as declining interest in travel generally due to the COVID-19 pandemic. We cannot assure you that other borrowers of Mortgage Loans secured or supported by hotel properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office, retail, multifamily, self storage and data center components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and "—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses", as applicable.

●	With respect to the Grocery Outlet Truckee Mortgage Loan (0.6%), the related Mortgaged Property is a mixed-use development that is improved by (i) a grocery store and (ii) three residential units. The residential units were developed under a local workforce housing ordinance as a condition to the development of the Mortgaged Property and are subject to a unitary master lease between the borrower and certain affiliates of the grocery store for use as housing by employees of the grocery store. Pursuant to related deed restrictions, the residential units are subject to affordable housing restrictions that require that, among other things, (i) one of the residential units is required to be leased to a household with an income at or below 50% of the area median income (“AMI”) for a two-person household, (ii) one of the residential units is required to be leased to a household with an income at or below 80% of the AMI for a two-person household, (iii) one of the residential units is required to be leased to a household with an income at or below 120% of the AMI for a three-person household and (iv) each unit is required to be leased at a monthly rent not to exceed 1/12 of 30% of the maximum annual income for a household of the applicable income level.

The borrowers with respect to Mortgage Loans secured by mixed-use properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by mixed-use properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans”.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

●	With respect to the Woodbury Crossing Phase II Mortgage Loan (1.8%), the related borrower sponsor owns and operates four multifamily properties located within approximately five miles of the Mortgaged Property that were identified by the related appraisal as competitive with the Mortgaged Property.

●	With respect to the Bristol Park Mortgage Loan (0.7%), an affiliate of the related borrower owns an adjacent vacant parcel and plans to develop a second phase of the Bristol Park apartment complex thereon. The Mortgage Loan documents contain a covenant that neither borrower nor the property manager may take any action intended to cause any tenant, following the expiration of such tenant’s lease or otherwise, to relocate to any other building owned by any affiliate of borrower or property manager without the prior written consent of the lender. The Mortgage Loan documents provide a non-recourse carveout for any losses associated with breach of the foregoing covenant.

●	With respect to the 651 Bushwick Avenue Mortgaged Property (0.6%), the Mortgaged Property has a retail portion occupied by five tenants, constituting approximately 37.0% of the net rentable area and approximately 26.1% of the underwritten revenues. Additionally, six of the residential units at the Mortgaged Property must be designated for affordable housing and the remaining 14 residential units are rent stabilized.

The borrowers with respect to Mortgage Loans secured by multifamily properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by multifamily properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self-Storage Properties

With respect to the self-storage properties set forth in the above chart:

One (1) Mortgaged Property (0.4%) derives a portion of the Underwritten Revenue from one or more of the following: (a) rent derived from truck rentals or box sales located at the related Mortgaged Property, (b) rent derived from cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

The borrowers with respect to Mortgage Loans secured by self-storage properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by self-storage properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Retail Properties.

With respect to the retail properties set forth in the above chart:

●	With respect to The Village at Meridian Mortgage Loan (2.7%), approximately 20.7% of the net rentable square footage at the Mortgaged Property was vacant as of October 1, 2020, in part because Gordmans department store, which previously anchored the Mortgaged Property and occupied approximately 6% of the net rentable square footage, filed for bankruptcy and vacated its premises.

The borrowers with respect to Mortgage Loans secured by retail properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by retail properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

The borrowers with respect to Mortgage Loans secured by industrial properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by industrial properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans”

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	6	16.5%
Bank Branch	4	13.8%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	6	8.5%
Government Tenant	2	7.8%
Gym, fitness center or health club	3	6.9%
Parking Garage/Accounts	1	6.5%
Theater	2	6.3%
Data Center	1	5.7%
School or Educational Facility	2	2.6%
Hair Studio/Salon	3	2.7%
Grocery Store	1	0.6%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
410 Tenth Avenue	$80,000,000	6.9%	601	4.91x	39.8%	Office
MGM Grand & Mandalay Bay(3)	$79,985,667	6.9%	167,645	4.95x	35.5%	Hotel
Phillips Point	$75,000,000	6.5%	442	2.78x	68.7%	Office
141 Livingston	$75,000,000	6.5%	468	2.52x	54.9%	Office
Pittock Block	$66,000,000	5.7%	474	2.50x	42.9%	Mixed Use
The Galleria Office Towers	$65,000,000	5.6%	84	1.71x	48.6%	Office
U.S. Industrial Portfolio VI	$60,000,000	5.2%	27	2.56x	59.3%	Industrial
Boca Office Portfolio	$50,000,000	4.3%	192	2.46x	63.5%	Mixed Use
Gestamp Automocion SLB	$49,500,000	4.3%	78	1.52x	62.7%	Industrial
30 Hudson Yards 67	$45,000,000	3.9%	1,579	1.92x	64.5%	Office
Top 3 Total/Weighted Average	$234,985,667	20.3%		4.24x	47.6%
Top 5 Total/Weighted Average	$375,985,667	32.4%		3.59x	48.2%
Top 10 Total/Weighted Average	$645,485,667	55.7%		2.94x	52.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per SF/Unit/Room, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans and/or related mezzanine loan(s). The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are (a) with respect to the 410 Tenth Avenue Mortgage Loan, 3.30x and 59.2%, respectively, (b) with respect to the MGM Grand & Mandalay Bay Mortgage Loan, 2.70x and 65.2%, respectively and (c) with respect to the Pittock Block Mortgage Loan, 1.95x and 49.7%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the 410 Tenth Avenue Mortgage Loan (6.9%), the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the Phillips Point Mortgage Loan (6.5%), the Boca Office Portfolio Mortgage Loan (4.3%) and the 30 Hudson Yards 67 Mortgage Loan (3.9%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

(3)	In the case of the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), UW NCF DSCR is calculated based on the initial master lease annual rent of $292.0 million.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.8% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include six (6) Mortgage Loans (23.6%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
MGM Grand & Mandalay Bay	$79,985,667	6.9%
The Galleria Office Towers	65,000,000	5.6
U.S. Industrial Portfolio VI	60,000,000	5.2
Boca Office Portfolio	50,000,000	4.3
Dollar General Portfolio	13,850,000	1.2
The Cove Storage Portfolio	5,090,000	0.4
Total	$273,925,667	23.6%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 2.1% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Camellia Trace	$15,655,000	1.4%
Bristol Park	8,515,000	0.7
Total for Group 1:	$24,170,000	2.1%

Group 2:
The Cove Storage Portfolio	$5,090,000	0.4%
Scotsman Self Storage	3,085,200	0.3
Total for Group 2:	$8,175,200	0.7%

Mortgage Loans with related borrowers are identified under “Related Borrower” in Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	9	$263,668,474	22.7%
Florida	8	$200,150,000	17.3%
Tennessee	3	$100,155,000	8.6%
Texas	5	$81,766,450	7.1%
Nevada	2	$79,985,667	6.9%
Oregon	2	$71,500,000	6.2%
California	3	$58,600,000	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout twenty-three (23) other states, with no more than 4.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Eighteen (18) Mortgaged Properties (33.5%) are located in California, Washington, Texas and Florida and are more susceptible to wildfires.

●	Eight (8) Mortgaged Properties (15.4%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 17%.

Mortgaged Properties With Limited Prior Operating History

Each of the respective Mortgaged Properties securing the Gestamp Automocion SLB Mortgage Loan (4.3%), the Bridgeport Distribution Center Mortgage Loan (1.0%) and the Bristol Park Mortgage Loan (0.7%) was acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on limited prior operating history and limited financial figures and information.

Each of the respective Mortgaged Properties securing the 410 Tenth Avenue Mortgage Loan (6.9%), the Woodbury Crossing Phase II Mortgage Loan (1.8%), the Dollar General Portfolio Mortgage Loan (1.2%), the 9633 Westheimer Road Mortgage Loan (1.2%), the 5501 New Utrecht Avenue Mortgage Loan (0.8%), the 6450 Industrial Mortgage Loan (0.7%), the 651 Bushwick Avenue Mortgage Loan (0.6%) and the Grocery Outlet Truckee Mortgage Loan (0.6%) was constructed, were substantially renovated or were in a lease-up period, within the 12-month period preceding the origination of the related Mortgage Loan and have no or limited prior operating history and/or lack historical financial figures and information.

Each of the respective Mortgaged Properties securing the U.S. Industrial Portfolio VI Mortgage Loan (5.2%) and the 30 Hudson Yards 67 Mortgage Loan (3.9%) is a single tenant property and is leased to a single tenant under a triple net lease, and in each case the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property or Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Three (3) Mortgaged Properties securing the 410 Tenth Avenue Mortgage Loan (6.9%), the Camellia Trace Mortgage Loan (1.4%) and the Bristol Park Mortgage Loan (0.7%) have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the 410 Tenth Avenue Mortgage Loan (6.9%), one of the co-borrowers of the Mortgage Loan, Tenth Ave 4 Lessee LLC, is not a tenant-in-common and is expected to be a borrower only until completion of the “reverse exchange” under Section 1031 of the Internal Revenue Code. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for additional information related to the reverse 1031 exchange.

With respect to the Morgan Stanley Tower Mortgage Loan (2.9%), at origination of the Mortgage Loan, the borrower was 49.05% capitalized and owned by crowd funded investors who earned a preferred return on their investment and constitute individual limited partners of the related Mortgage Loan.

Condominium and Other Shared Interests

Four (4) of the Mortgaged Properties securing or partially securing The Galleria Office Towers Mortgage Loan (5.6%), the 30 Hudson Yards 67 Mortgage Loan (3.9%), the JW Marriott Nashville Mortgage Loan (3.0%) and the 651 Bushwick Avenue Mortgage Loan (0.6%), are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

●	With respect to The Galleria Office Towers Mortgage Loan (5.6%), the Mortgaged Properties are subject to a condominium regime with six total condominium units (for all purposes under the condominium documents), three of which constitute the entirety of the collateral for the Mortgage Loan, and three of which are not part of the collateral for the Mortgage Loan. There are six board seats, and the borrower is allocated three of the board seats. One of the board seats is allocated to the unrelated owner of the retail units, and two board seats are allocated to the unrelated owner of the hotel units. Each board seat is allocated one vote except for the board seat allocated to the unrelated owner of the retail unit, which is allocated five votes. The related borrower does not have the power to control the related condominium.

●	With respect to the 30 Hudson Yards 67 Mortgage Loan (3.9%), the related Mortgaged Property is subject to a condominium declaration that governs eight condominium units. The borrower is entitled to approximately 1.6% of voting rights, and does not have control of the condominium board or any blocking rights with respect to for certain major decisions, such as unit removals and use of proceeds in connection with casualty or condemnation proceedings. However, the condominium policy prohibits implementation of any policies that would have disproportionately negative impacts any unit owners. In addition, the borrower has provided a non-recourse carveout for any losses associated with, among other things, the withdrawal of the unit comprising Mortgaged Property from the condominium regime or termination of the condominium regime.

●	With respect to the 651 Bushwick Avenue Mortgage Loan (0.6%), the borrower has applied for 421-a Affordable Housing NY Program tax abatement that would benefit the residential portion of the Mortgaged Property, and an Industrial & Commercial Abatement Program that would benefit the commercial portion of the property. In connection with such application, the related borrower anticipates subjecting the Mortgaged Property to a condominium regime that would subdivide the Mortgaged Property into two condominium tax lots, provided that the borrower must (i) provide the lender with all documents related to such condominium regime for lender’s approval, (ii) if applicable, provide lender with an estoppel certificate from the condominium association in form and substance reasonably acceptable to the lender, (iii) enter into any modifications and/or amendments to the 651 Bushwick Avenue Mortgage Loan documents reasonably required by the lender, and (iv) provide the lender with an updated title insurance policy and survey, each in form and substance reasonably acceptable to the lender. The borrower will have full recourse liability for a portion of the related Mortgage Loan debt in an amount equal to $3,390,000.000

With respect to the 5501 New Utrecht Avenue Mortgage Loan (0.8%), provided no event of default has occurred and is continuing, the borrower may, at the borrower’s sole cost and expense, (i) convert the Mortgaged Property to a condominium form of ownership in accordance with the terms of the 5501 New Utrecht Avenue Mortgage Loan documents, and (ii) record and file either the preapproved condominium documents or condominium documents approved by the lender in its sole discretion, provided that, among other conditions, (a) the borrower provides lender with (i) a condominium endorsement to the applicable title insurance policy insuring the borrower’s title to the office condominium unit established pursuant to the condominium documents, and (ii) a general modification endorsement and other necessary endorsements to the applicable title insurance policy insuring the continuing first priority lien of the related mortgage, and (b) if applicable, the borrower delivers to lender a REMIC opinion if required by lender.

Fee and Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	68	$1,040,829,914	89.8%
Fee/Leasehold(3)	3	118,500,000	10.2
Total	71	$1,159,329,914	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	With respect to the 30 Hudson Yards 67 Mortgaged Property (3.9%), the related borrower owns the fee interest in the Mortgaged Property; however, to obtain the New York City real estate tax exemption and the payment-in-lieu of taxes (“PILOT”) benefits, the borrower has leased the Mortgaged Property to the NYC Industrial Development Agency, which then has subleased the Mortgaged Property back to the borrower. The borrower has pledged both its fee and subleasehold interests in the Mortgaged Property to secure the Mortgage Loan. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional information with respect to the PILOT.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases (in each case, taking into account all freely exercisable extension options) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the

Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

COVID-19 Considerations

The following table contains information regarding the status of the Mortgage Loans and Mortgaged Properties provided by the respective borrowers as of the date set forth in the “Information As Of Date” column. The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that the information in the following table is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates. The information in this chart is as of the date indicated and is based on information provided by the related borrowers.  The information was based on reports and data aggregated from the related borrower’s existing financial and operational reporting systems and in certain circumstances was produced on an interim or ad hoc basis or was provided by the related borrower verbally.  While we have no reason to believe the information presented is not accurate, we cannot assure you that it will not change or be updated in the future.

No.	Property Name	Mortgage Loan Seller	Information as of Date	Property Type	January Debt Service Payment Received (Yes/No)	February Debt Service Payment Received (Yes/No)	Forbearance or Other Debt Service Relief Requested (Yes/No)	Other Loan Modification Requested (Yes/No)	Lease Modification or Rent Relief Requested (Yes/No)	Occupied SF or Unit Count Making Full December Rent Payment (%)	UW December Base Rent Paid (%)	Occupied SF or Unit Count Making Full January Rent Payment (%)	UW January Base Rent Paid (%)
1	410 Tenth Avenue(1)	JPMCB	3/1/2021	Office	NAP	Yes	No	No	No	NAP	NAP	NAP	NAP
2	MGM Grand & Mandalay Bay(2)	CREFI/GACC	2/25/2021	Hotel	Yes	Yes	No	No	No	100.0%	100.0%	100.0%	100.0%
3	Phillips Point	GSMC	2/22/2021	Office	NAP	NAP	No	No	No	100%	100%	100%	100%
4	141 Livingston	CREFI	2/25/2021	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
5	Pittock Block	JPMCB	3/1/2021	Mixed Use	NAP	Yes	No	No	Yes(3)	68.2%	82.0%	NAV	NAV
6	The Galleria Office Towers	CREFI/JPMCB	2/25/2021	Office	NAP	NAP	No	No	Yes	99.3%	98.3%	97.2%	97.2%
7	U.S. Industrial Portfolio VI	GSMC	2/19/2021	Industrial	NAP	NAP	No	No	No	100%	100%	100%	100%
8	Boca Office Portfolio	CREFI	2/25/2021	Mixed Use	NAP	NAP	No	No	Yes	96.0%	96.0%	94.0%	95.0%
9	Gestamp Automocion SLB	CREFI	2/25/2021	Industrial	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
10	30 Hudson Yards 67(4)	JPMCB	3/1/2021	Office	NAP	NAP	No	No	No	NAP	NAP	100.0%	100.0%
11	Dawson Marketplace	GSMC	1/13/2021	Retail	Yes	Yes	No	Yes(5)	No	96.0%	96.2%	99.2%	96.7%
12	8670 Wilshire(6)	GACC	2/17/2021	Office	NAP	NAP	NAP	NAP	Yes	90.5%	95.9%	90.5%	95.7%
13	JW Marriott Nashville	GSMC	2/19/2021	Hotel	Yes(7)	Yes(7)	Yes(7)	Yes(7)	Yes(7)	NAP	NAP	NAP	NAP
14	Morgan Stanley Tower	CREFI	2/25/2021	Office	NAP	NAP	No	No	Yes	95.3%	97.0%	92.3%	95.0%
15	The Village at Meridian	JPMCB	3/1/2021	Retail	NAP	NAP	No	No	Yes(8)	NAV	79.2%	NAV	82.9%
16	Millennium Corporate Park	GSMC	2/19/2021	Office	NAP	Yes	No	No	No	100%	100%	100%	100%
17	711 Fifth Avenue	GSMC	1/20/2021	Mixed Use	NAP	NAP	No	No	Yes(9)	100%	100%	100%	100%
18	Oakland Commons I&II	JPMCB	3/1/2021	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
19	Orlando Technology Park	GACC	2/17/2021	Office	NAP	NAP	NAP	NAP	No	100%	100%	100%	100%
20	Woodbury Crossing Phase II	GACC	2/17/2021	Multifamily	NAP	Yes	No	No	No	96%	100%	96%	100%
21	Advanced Energy	CREFI	2/25/2021	Industrial	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
22	Value Store It Miami	CREFI	2/25/2021	Self Storage	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
23	Willoughby Commons	GSMC	1/31/2021	Retail	Yes	Yes	No	Yes(10)	Yes(11)	85.2%	83.5%	85.8%	83.8%
24	Camellia Trace	JPMCB	3/1/2021	Multifamily	NAP	NAP	No	No	No	NAV	96.6%	NAV	97.9%
25	Dollar General Portfolio	GACC	2/17/2021	Retail	NAP	NAP	NAP	NAP	No	100%	100%	100%	100%
26	9633 Westheimer Road	CREFI	2/25/2021	Mixed Use	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
27	46-50 East 167th Street	CREFI	2/25/2021	Retail	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
28	Bridgeport Distribution Center	CREFI	2/25/2021	Industrial	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
29	303 3rd Street(12)	CREFI	2/25/2021	Mixed Use	NAP	NAP	No	No	Yes	100.0%	67.2%	100.0%	67.2%
30	5501 New Utrecht Avenue	CREFI	2/25/2021	Office	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
31	Hamden Self Storage	CREFI	2/25/2021	Mixed Use	NAP	NAP	No	No	No	100.0%	100.0%	100.0%	100.0%
32	Bristol Park	JPMCB	3/1/2021	Multifamily	NAP	NAP	No	No	No	NAV	93.0%	NAV	93.5%
33	6450 Industrial	GACC	2/17/2021	Industrial	NAP	Yes	No	No	No	100%	100%	100%	100%
34	651 Bushwick Avenue	CREFI	2/25/2021	Mixed Use	NAP	Yes	No	No	No	100%	90.8%	100%	90.8%
35	Grocery Outlet Truckee	GSMC	2/18/2021	Mixed Use	NAP	NAP	No	No	No	100%	100%	100%	100%
36	Holiday Inn Philadelphia South	JPMCB	2/25/2021	Hotel	Yes	Yes	No	Yes(13)	No	NAP	NAP	NAP	NAP
37	CVS Valley Stream	CREFI	2/25/2021	Retail	NAP	Yes	No	No	No	100%	100%	100%	100%
38	Deschutes Business Center	CREFI	2/25/2021	Industrial	NAP	Yes	No	No	No	96.6%	98.4%	96.6%	98.4%
39	The Cove Storage Portfolio	CREFI	2/25/2021	Self Storage	NAP	Yes	No	No	No	100%	100%	100%	100%
40	Scotsman Self Storage	CREFI	2/25/2021	Self Storage	NAP	Yes	No	No	No	100%	100%	100%	100%

(1)	With respect to 410 Tenth Avenue, as of January 2021, comprehensive redevelopment of the mortgaged property is approximately 96% complete. Upon completion of pre-commencement work, Amazon (approximately 53.1% of underwritten base rent) is expected to take possession of (i) floors 9-14 and 16-20 (the “First Tranche Floors”) in March 2021 and (ii) floor 15 in May 2021. Amazon is expected to commence paying rent in (a) June 2022 with respect to floors 9-14 and 16-20 the First Tranche Floors and (b) August 2022 with respect to floor 15. On January 22, 2021, the Borrowers provided Amazon with 60 days’ prior notice of completion for the First Tranche Floors, as required under the related lease for commencement to occur. First Republic (36.1% of underwritten base rent) has executed a lease with respect to (i) floors 2-6, (ii) the ground floor retail space and (iii) the below grade space. Upon completion of pre-commencement and turnkey work, First Republic is expected to take possession of all its space by April 2021. First Republic is expected to commence paying rent in (a) August 2021 with respect to floors 4-6, (b) October 2021 with respect to floors 2 and 3, (c) August 2022 with respect to the ground floor retail space and (d) May 2022 with respect to the below grade space. At origination, approximately $57.7 million was reserved for outstanding gap rent and free rent obligations, $5.0 million in excess of projected obligations based on expected lease commencement dates.

(2)	With respect to MGM Grand & Mandalay Bay, the Borrowers sent a notice to the mortgage lender on February 8, 2021, which provides that the Borrowers expect that, when the mortgage lender determines the DSCR as of December 31, 2020, a MGM Grand & Mandalay Bay Trigger Period will occur under the terms of the MGM Grand & Mandalay Bay Whole Loan documents. Accordingly, the Borrowers have provided notice to the mortgage lender of their desire to elect to deliver an excess cash flow guaranty for the benefit of the mortgage lender in lieu of depositing all excess cash flow into a reserve account in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Whole Loan documents. The Borrowers proposed (i) BREIT Prime Lease Holdings LLC and (ii) MGM Growth Properties Operating Partnership LP to be the guarantors under the excess cash flow guaranty.

(3)	With respect to Pittock Block, as of January 18, 2021, the Pittock Block Property was open for business; however, a majority of the tenants are working remotely. 11 tenants, representing approximately 8.9% of net rentable area, have requested rent relief.

(4)	With respect to 30 Hudson Yards 67, the property is open and operational; however, Facebook (the subtenant) is currently completing build-out of its space. Related (the prime tenant) commenced paying rent in January 2021.

(5)	With respect to Dawson Marketplace, a loan modification was completed in conjunction with the One Life lease.

(6)	With respect to 8670 Wilshire, two tenants, representing 9.2% of the underwritten base rent, have requested and were granted rent relief. At loan closing, approximately $373,771 was deposited into a rent reserve, which is the equivalent to one year of base rent for the two tenants.

(7)	With respect to JW Marriott Nashville, in April 2020, the mortgage loan was modified to permit the use of FF&E reserve funds to pay debt service, and the borrower sponsor provided a 6-month guaranty for debt service, taxes and insurance payments that expired in October 2020. In October 2020, the mortgage loan was further modified to waive the requirement to fund the FF&E reserve until April 2021, waive the cash management debt yield trigger through the second quarter of 2022, and otherwise permanently decrease the debt yield trigger level from 10% to 7.5%, in exchange for the borrower funding an 18-month debt service reserve to be applied to monthly payments from October 2020 through March 2022.

(8)	With respect to The Village at Meridian, as a result of COVID-19, the borrower sponsor negotiated rent deferrals on a tenant-by-tenant basis and ultimately provided between one to five months of deferred rent spanning April 2020 to December 2020 to 30 tenants totaling 186,026 square feet, amounting to $909,200 of rent deferment. Leases for these tenants were amended such that the deferred rent will be recouped by the borrower sponsor via 12 equal installments in 2021. In addition, as a result of COVID-19, the borrower sponsor provided partial or full rent abatements to eight tenants spanning May 2020 to December 2020. At origination, a $3,742,823 gap rent reserve was established, representing the aggregate amount of base rent for the succeeding 12-months for tenants who had not paid in-full base rent due pursuant to each such tenant’s underlying lease as of the origination date. Such amounts will not be released to the borrower until, among other conditions, (i) collections exceed 95% of the full rent payable from all tenants in place as of the origination date for a period of 12 consecutive months and (ii) The Village at Meridian property is at least 80% occupied based on total square footage, provided no event of default or cash sweep event then exists.

(9)	With respect to 711 Fifth Avenue, this includes one tenant, representing 4.2% of the square feet and 37.3% of UW Base Rent of the 711 Fifth Avenue property who paid their rent in accordance with an agreement to pay 50% abated rent for the months of April, May and June. 50% of the abated rent will be paid back by the end of 2020 and the remainder by the end of the first quarter of 2021.

(10)	With respect to Willoughby Commons, five tenants, representing approximately 31.4% of the UW Base Rent have requested rent relief.

(11)	With respect to Willoughby Commons, a loan modification has been granted to the borrower to permit it to post $496k in lieu of a cash flow sweep through March 31, 2021 as a result of Regal Cinemas being dark. Regal temporarily closed all theaters in the US and UK in October 2020.

(12)	With respect to 303 3rd Street, collections at the mortgaged property reflect that three tenants are in the process of building out their space and have not yet taken occupancy. All three tenants are expected to take possession of their space within the next six months.

(13)	With respect to Holiday Inn Philadelphia South, in April 2020, the mortgage loan was modified to, among other things, (a) defer the requirement to fund the FF&E reserve from April 2020 to and including July 2020 and (b) permit the borrower to incur one or more unsecured and unguaranteed Paycheck Protection Program loans made by a participating lender of the United States Small Business Administration pursuant to the Coronavirus Aid, Relief and Economic Security Act. The mortgage loan was further modified on March 5, 2021 (the “Second Amendment”) to, among other things, (a) temporarily waive the commencement of a cash sweep period triggered by the debt service coverage ratio being below 1.25x (a “DSCR Trigger”), (b) require the borrower to establish the lockbox account by no later than March 31, 2021, and (c) (i) if a cash sweep period (other than as triggered solely by a DSCR Trigger) occurs, require the borrower to establish a cash management account, and (ii) require the borrower to establish a cash management account by no later than January 1, 2022, if a DSCR Trigger has occurred at that time. Concurrently, pursuant to the Second Amendment, the borrower deposited with the lender $142,962 into a debt service reserve account, causing the aggregate amount of funds therein to equal the amount deposited with the lender at loan origination.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date (other than with respect to eight (8) Mortgage Loans, representing 27.9% of the pool). See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Process”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related borrowers have obtained environmental insurance against claims for pollution and remediation legal liability (the “PLL Policy”) from Evanston Insurance Company, with the lenders as named insureds, with per incident and aggregate limits of $25,000,000. The current PLL Policy term expires in 2025. The MGM Grand & Mandalay Bay Whole Loan documents require that the PLL Policy term extend at least two years beyond the date of repayment of the MGM Grand & Mandalay Bay Whole Loan (the “Required PLL Policy Term”), provided that the borrowers may obtain a policy with a term less than the Required PLL Policy Term, so long as the borrowers renew or extend such PLL Policy by the shorter of three years or a term not less than the Required PLL Policy term within ten business days of the current PLL Policy term expiration.

●	With respect to the Phillips Point Mortgaged Property (6.5%), the related ESA identified a REC at the Mortgaged Property in connection with an electrical explosion of a transformer in an alley of the parking garage at the Mortgaged Property. Soil was removed from the alley by a response team from Florida Power & Light Company (“FPL”), but potential environmental impacts have not been ascertained. Because older transformers often contained capacitors which housed fluids containing polychlorinated biphenyls (“PCBs”), there is the potential for PCB contamination at the site. The environmental consultant determined that the presence of an exploded FPL transformer on the west parcel of the Mortgaged Property, which may have impacted surficial soil, and subsequently groundwater, is considered a REC; however, the environmental consultant also determined that any remediation of environmental impacts to the Mortgaged Property due to the transformer explosion would be the responsibility of FPL, the responsible party, and not the owner of the Mortgaged Property.

●	With respect to the Gestamp Automocion SLB Mortgage Loan (4.3%), the related ESA identifies the Mortgaged Property’s location within a larger area of known groundwater impact as a controlled REC. The known impacts are associated with historic operations by the Volunteer Army Ammunition Plant (“VAAP”), a government owned/contractor-operated facility built in 1943 to manufacture and store TNT, and by CF Industries (“CFI”), who formerly manufactured ammonium nitrate and fertilizers on the larger VAAP site. The VAAP/CFI area, which includes the Mortgaged Property, has undergone historic remediation by the Army and is currently undergoing monitored natural attenuation. Activity and use limitations (“AULs”), such as groundwater use restrictions and industrial use restrictions, have been placed upon the larger site, including the Mortgaged Property. Given that the area of known impact is actively undergoing monitored natural attenuation and that AULs have been placed on the Mortgaged Property to reduce potential exposure to impacts, the ESA consultant determined that no further investigation was necessary; however, the consultant has recommended periodic review of VAAP regulatory files to ensure that the monitored natural attenuation process remains on track.

●	With respect to The Village at Meridian Mortgage Loan (2.7%), at origination of the Mortgage Loan, the borrower obtained an environmental insurance policy (the “PLL Policy”) issued from Ironshore Specialty Insurance Company in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a $50,000 per incident self-insured retention and a term expiring on October 5, 2022. The Mortgage Loan documents require that the borrower obtain and maintain a pollution legal liability insurance policy, which, among other conditions, is required to be maintained for a period continuing through 36 months beyond the maturity date of the Mortgage Loan of February 5, 2031.

●	With respect to the 9633 Westheimer Road Mortgage Loan (1.2%), the related ESA identifies as a REC for the Mortgaged Property onsite soil and groundwater impacts above applicable standards, which are associated with operations at offsite sources. According to the ESA consultant, the current owners of the Mortgaged Property are not liable for the investigation, monitoring, remediation, corrective action or other response actions in relation to these impacts that have migrated onsite. The most recent groundwater sampling event, in October 2020, identified concentrations of certain contaminants in two monitoring wells south of the Mortgaged Property that exceeded vapor intrusion screening levels (“VISLs”). Historic onsite sampling results have also identified concentrations exceeding VISLs. Accordingly, the ESA consultant was not able to rule out the potential for vapor intrusion and recommended additional investigation to determine whether a vapor intrusion condition might exist onsite. The Mortgage Loan documents require that such vapor investigation be completed post-loan closing and, if the results identify vapor concentrations greater than permissible exposure limits, the borrower is required to cause a licensed professional vapor mitigation contractor acceptable to the lender to take such commercially reasonable mitigation measures at or on the Mortgaged Property as may be recommended by either such vapor mitigation contractor or a professional environmental consultant engaged by the lender. The ESA consultant has estimated the cost of a vapor intrusion investigation to be $6,000. Should the investigation identify the existence of vapor intrusion at the Mortgaged Property, the installation of a vapor mitigation system would be required, which the ESA consultant estimates would cost $75,000.

●	With respect to the Bridgeport Distribution Center Mortgage Loan (1.0%), the related ESA identifies as a REC for the Mortgaged Property a Baseline Environmental Assessment (“BEA”) conducted at the property in 2017, which identifies chromium impacts to soil above applicable standards. A BEA allows the entity on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic environmental impacts identified in the BEA. The 2017 BEA for the Mortgaged Property was submitted to the Michigan Department of Environmental Quality (now the Michigan Department of Environment, Great Lakes, and Energy (“EGLE”)) on behalf of an entity identified as MTK Holdings LLC. To obtain liability protections for any historic impacts, the ESA consultant recommends that a new BEA and Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property, be completed prior to or within 45 days after the purchase of the Mortgaged Property by the borrower and be submitted to EGLE within six months of the acquisition. The ESA consultant has estimated the preparation of the BEA to cost $4,500. In addition to the preparation of a new BEA, the ESA consultant recommended the abandonment of five onsite groundwater monitoring wells that are no longer in use. The ESA consultant has estimated the abandonment of these wells to cost $4,675.

●	With respect to the Hamden Self Storage Mortgaged Property (0.8%), the related ESA identifies the Mortgaged Property as located within radon zone 1, which has a predicted average indoor screening level greater than the EPA action level of 4 picocuries per liter (pCi/L). As the Mortgaged Property includes a residence on the second-floor of the storage facility as well as an onsite daycare/school, the ESA consultant recommended that radon testing be conducted. The ESA consultant stated that if the results of such radon testing exceed the USEPA action level, radon mitigation systems would need to be installed. The ESA consultant estimated that the cost to install such system at the residence and at the daycare/school to be $15,000. At origination of the Hamden Life Storage Portfolio Mortgage Loan, the borrower funded a reserve equal to 150% of the ESA consultant’s estimate to address the potential necessity of installing a radon mitigation systems. In addition, the ESA consultant identified a monitoring well located onsite that requires closure, which the consultant estimated to cost approximately $2,500, and a reserve was established for such closure at origination of the Mortgage Loan.

●	With respect to the Bristol Park Mortgaged Property (0.7%), the undeveloped, northern portion of the Mortgaged Property was mapped as “Freshwater Forested/Shrub Wetland” and was identified as “Business Environmental Risk” (“BER”) defined as a risk which can have a material environmental or environmentally-driven impact on the business associated with the current or planned use of a parcel of commercial real estate. Based on the foregoing, the ESA recommended a formal wetlands determination to determine whether the area identified as BER would be considered a jurisdictional wetland prior to undertaking any development activities likely to impact the area.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs or other required renovations exceeding 10% of the principal balance of the Mortgage Loan.

●	With respect to the 410 Tenth Avenue Mortgaged Property (6.9%), the Mortgaged Property is undergoing build-outs for four tenants, including the largest tenant at the Mortgaged Property, Amazon, and the second largest tenant at the Mortgaged Property, First Republic. The term of Amazon’s lease will commence on the date (expected to be March 2021 for a portion of the premises and May 2021 for the remaining portion) which is the earlier to occur of (i) the date Amazon occupies any portion of its premises for either the performance of alterations or the ordinary conduct of Amazon’s business, and (ii) the date upon which the borrowers deliver the respective premises to Amazon with certain pre-commencement work described in its leases substantially completed. First Republic is expected to take possession of its entire space by April 2021, at which point all pre-commencement and turnkey work is expected to have been completed. While the foregoing tenants are expected to take occupancy and commence their respective lease terms on certain dates as described herein, there can be no assurance that such lease commencements will occur then or at all.

●	With respect to the Dawson Marketplace Mortgage Loan (3.8%), the third largest tenant, One Life Fitness, is currently constructing the improvements in which it will operate. It is anticipated that One Life Fitness will complete construction and obtain a certificate of occupancy by the first quarter of 2022. One Life Fitness is responsible for all costs and expenses related to such construction beyond the borrower’s obligation to (i) perform certain site development work and (ii) fund a tenant improvement allowance of up to approximately $4,837,516.50. At origination, a tenant allowance reserve was established in the amount of $4,837,516.50. There can be no assurance that One Life Fitness will complete construction or take occupancy as anticipated or at all.

There can be no assurance that these renovations will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within twelve (12) months of the Closing Date (other than with respect to the five (5) Mortgage Loans (15.0%), for which the related appraisals were dated between fourteen (14) and thirty (30) months of the Closing Date), conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Appraisal and Loan-To-Value Ratio” and “—Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within thirty (30) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Physical Assessment Report” and “Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Zoning and Building Code Compliance” and “Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the Morgan Stanley Tower Mortgage Loan (2.9%), 174 of the 370 parking spaces required for zoning compliance at the Mortgaged Property are provided pursuant to a sub-leasehold interest at an adjacent parking structure owned by the City of St. Petersburg. The related borrower has mortgaged its sub-leasehold interest as additional security for the loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1, representation and warranty number 25 in Annex F-1 and representation and warranty number 24 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the Boca Office Portfolio Mortgage Loan (4.3%), one of the related nonrecourse carveout guarantors, James Caprio, was charged with fraud by the SEC in May 2009 in connection with his employment at Brookstreet Securities Corp. in which the broker-dealer was found to have misrepresented investments in collateralized mortgage obligations as safe and suitable for retirees. In connection with this charge and other similar offenses, Mr. Caprio reached a settlement with the SEC, pursuant to which James Caprio agreed to disgorgement of profits, civil penalties, and a bar from associating with any broker, dealer, or investment adviser for a period of ten years beginning in January 2011. Prior to the above related issue, James Caprio had certain other additional infractions, including, without limitation, a cease and desist injunction initiated by the SEC in January 2005 resulting in a monetary penalty of $125,000 and a six month suspension ordered in January 2006.

With respect to the 8670 Wilshire Mortgage Loan (3.7%), Randhir S. Tuli, one of the related borrower sponsors and non-recourse carve-out guarantors, filed an action in 2014 against Specialty Surgical Center of Thousand Oaks, LLC (“SSCTO”) and its members in connection with his termination as a member of SSCTO under the related operating agreement without compensation. Mr. Tuli alleges, among other things, breach of various agreements and covenants of good faith and fair dealing related to such termination and seeks damages of up to $20 million. Among the members of SSCTO that are named defendants to the litigation are Andrew Brooks (who is the other borrower sponsor and non-recourse carve-out guarantor), and Symbion, which is the controlling member of the second largest tenant at the Mortgaged Property, Specialty Surgical Center of Beverly Hills L.P. Certain of the claims related to such action have been dismissed; provided, however that Mr. Tuli retains the right to appeal any such claims and claims for restitution and unjust relief remain pending. Symbion has also filed a cross-complaint against Mr. Tuli alleging breach of a consulting agreement and seeking unspecified damages. We cannot assure you that the foregoing litigation will not have a material adverse impact on the related borrower, the related Mortgaged Property or the ability of the related guarantors to perform under the related non-recourse carve-out guaranty.

With respect to the Woodbury Crossing Phase II Mortgage Loan (1.8%), one of the related borrower sponsors and non-recourse carve-out guarantors, Ronald D. Newman, was, among others, subject to a cease and desist order issued by the Washington State Department of Financial Institutions Securities Division in 2013 and approximately $17,000 in fines in connection with certain alleged violations of the securities laws of the State of Washington including, among other things, (i) the failure of certain related funds to be registered to sell securities in the State of Washington, (ii) a failure to disclose risks associated with a non-fully subscribed offer in one of the funds and (iii) not being registered as a securities sales person or broker dealer in the State of Washington. In addition, Ronald D. Newman, filed for Chapter 7 bankruptcy in October 2010. A construction loan to Mr. Newman or an affiliated entity came due in April 2010, and after discussions, the lender informed Mr. Newman that it planned to pursue foreclosure and his personal guarantee. Two judgments from cases filed by the lender against Mr. Newman and two affiliated companies for $400,000 and $97,948, respectively, were entered in 2010. Mr. Newman’s personal liability for those judgments was discharged in bankruptcy and the affiliated entities were closed. There was an additional foreclosure filed by a lender against Mr. Newman and his then spouse against a residential property (originally used by them as a residence, and subsequently as a rental property), and that property was also included in, and the personal liability was discharged in, the Chapter 7 bankruptcy.

With respect to the Advanced Energy Mortgage Loan (1.6%) the related borrower sponsor and nonrecourse carveout guarantor, Louis J. Rogers, is affiliated with an entity that is currently a defendant in a pending lawsuit that is unrelated to the Mortgaged Property. The lawsuit, filed in December 2011, alleges a breach of a contract for the sale to investors of tenant-in-common interests in commercial properties. The plaintiffs claim that Grubb and Ellis Realty Investors, LLC (f/k/a Triple Net Properties) failed and refused to honor its obligation to repurchase all of their tenant-in-common interests and seek damages in excess of $30 million. Mr. Rogers was a corporate officer at Triple Net Properties, LLC until April of 2007.

With respect to the Bridgeport Distribution Center Mortgage Loan (1.0%), the borrower sponsor and nonrecourse carveout guarantor, Bob Yari, is subject to pending litigation with a construction lender. An investment group led by the sponsor obtained a construction loan to develop a shopping center in Texas. During development, the construction lender discontinued making loan disbursements and the sponsor funded the remaining cost of the project. The sponsor filed a complaint against the construction lender for breach of contract and the construction lender filed a cross-complaint which included a claim against the sponsor under the loan guaranty. The balance of the loan is approximately $5,800,000.

With respect to the 6450 Industrial Mortgage Loan (0.7%), the related borrower sponsors and non-recourse carve-out guarantors were subject to a regulatory censure issued by the New York Stock Exchange in 2018 and approximately $25,000 in fines in connection with, among other things, the alleged failure of TGLT, a company under their control, to (i) promote a mandatory public offering of the outstanding shares of Caputo-Saic, a company TGLT intended to acquire, and (ii) publish all information related to the situation of Caputo-Saic.

With respect to the Deschutes Business Center Mortgage Loan (0.5%), the borrow sponsor and non-recourse carve-out guarantor, Kenneth Levy, was a defendant in certain shareholder derivative suits filed in state and federal courts between 2006 and 2009, each of which was related to an investigation of KLA-Tencor by the SEC and other federal agencies of alleged illegal backdated stock option grants and materially misleading financial reporting between 1997 and 2005. Mr. Levy served as CEO of KLA-Tencor and was chairman of the board of directors a compensation committee member and company director until October 2006 when Mr. Levy left his role at KLA-Tencor and became chairman emeritus of the company. Each of the shareholder derivative suits have been settled or dismissed.

With respect to the CVS Valley Stream Mortgage Loan (0.5%), one of the borrower sponsors and non-recourse carve-out guarantors, Geoffrey S. Serota, as well as one of the owners of the related borrower entity, Charles Serota, are subject to pending litigation arising out of an arbitration proceeding with the manager of the related Mortgaged Property, Lighthouse Realty Partners, LLC. Messrs. Serota alleged that they were overcharged for construction management fees charged in connection with the management agreement. The arbitration panel awarded the claimants approximately $287,000, which Lighthouse Realty Partners, LLC satisfied. Lighthouse Realty Partners, LLC has filed a suit with the Supreme Court Nassau County seeking modification of the arbitration award. There can be no assurances that any such modification or any potential counterclaim will be limited to $287,000.

With respect to The Cove Storage Portfolio Mortgage Loan (0.4%) and the Scotsman Self Storage Mortgage Loan (0.3%), two of the three carveout guarantors, Lawrence Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan is taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to the Mortgaged Properties. The lawsuit was filed against Mr. Kaplan in December 2018, and later amended to include Mr. Thacker in July 2019. The potential liability is not known. In addition, a lawsuit was filed against Mr. Kaplan on January 18, 2021 by an employee alleging, among other things, breach of contract and unjust enrichment, and seeks damages in excess of $3,000,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Dawson Marketplace Mortgage Loan (3.8%), the Boca Office Portfolio Mortgage Loan (4.3%), the Oakland Commons I&II Mortgage Loan (2.1%), the Orlando Technology Park Mortgage Loan (2.1%), the Woodbury Crossing Phase II Mortgage Loan (1.8%), the Dollar General Portfolio Mortgage Loan (1.2%), the Grocery Outlet Truckee Mortgage Loan (0.6%) and the Holiday Inn Philadelphia South Mortgage Loan (0.5%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Dawson Marketplace Mortgage Loan (3.8%), the related borrower sponsor and non-recourse carve-out guarantor, J. Kenneth Dunn, previously sponsored an office property securing a loan that went into default and was subject to foreclosure in 2012.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Thirty (30) Mortgaged Properties (17.3%) are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

●	Nine (9) Mortgaged Properties (24.1%) are leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or the Anticipated Repayment Date of the related Mortgage Loan, and (in the case of a Mortgage Loan secured by more than one Mortgaged Property) such Mortgaged Property(ies) secures at least 75% of the Mortgage Loan by allocated loan amount.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
6450 Industrial	0.7%	8/31/2024	3/6/2031
CVS Valley Stream	0.5%	1/31/2031	3/6/2031

There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding

Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
141 Livingston	6.5%	96.4%	2025	3/6/2031
8670 Wilshire	3.7%	53.9%	2026	3/6/2031
9633 Westheimer Road	1.2%	100.0%	2031	3/6/2031
Bridgeport Distribution Center	1.0%	68.1%	2030	3/6/2031
303 3rd Street	0.8%	55.2%	2029	3/6/2031
5501 New Utrecht Avenue	0.8%	68.6%	2030	1/6/2031

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

●	With respect to the 410 Tenth Avenue Mortgage Loan (6.9%), the Phillips Point Mortgage Loan (6.5%), The Galleria Office Towers Mortgage Loan (5.6%), the Boca Office Portfolio Mortgage Loan (4.3%) and the Morgan Stanley Tower Mortgage Loan (2.9%), certain of the related Mortgaged Properties are subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease.

●	With respect to The Galleria Office Towers Mortgage Loan (5.6%), the largest tenant at the Galleria Tower I Mortgaged Property, is WeWork Companies, Inc. (“WeWork”), which represents 20.3% of the net rentable area at the Galleria Tower I Mortgaged Property. WeWork operates a co-working business through which it subleases its space to sublessees under subleases of varying duration. The ability of WeWork to make payments under its leases may depend on the availability of sublessees and the ability of such sublessees to make payments under their respective subleases. Further, some of these sublessees may be short-term or may be to individuals or entities that are more susceptible to economic downturns, in which case their short-term nature, or the nature of the underlying sublessees, may lead to income volatility for WeWork. In addition, The We Company principally generates revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for memberships may be negatively affected by a number of factors, including the COVID-19 pandemic, geopolitical uncertainty, competition, cybersecurity incidents, decline in WeWork’s reputation and saturation in the markets where WeWork operates. The second largest tenant at the Galleria Tower I Mortgaged Property, CitiGroup Technology, representing approximately 10.1% of the net rentable area, may terminate its lease effective June 30, 2025, as to all the leased premises or up to 50% of the net rentable area upon 12 months advance written notice to the related landlord and payment of an early termination fee. The fourth largest tenant at the Galleria Tower I Mortgaged Property, BKD, LLP, representing approximately 6.0% of the net rentable area, may terminate the lease with respect to up to 31.8% of the net rentable area effective April 30, 2024 upon 12 months advance written notice to the related landlord and payment of a contraction fee. The fourth largest tenant at the Galleria Tower II Mortgaged Property, Capgemini U.S. LLC, representing approximately 6.8% of the net rentable area, is anticipated to enter into an amendment to the lease which will grant such tenant the right to terminate the lease effective January 31, 2025 upon 10 months’ prior written notice to the related landlord, and payment of a termination fee.

●	With respect to the Boca Office Portfolio Mortgage Loan (4.3%), the second largest tenant at the Boardwalk @ 18th Mortgaged Property, Carraba's Tropical Coast, representing approximately 4.5% of the net rentable area, may, commencing May 1, 2021, terminate the lease upon 30 days’ prior notice if sales from the Mortgaged Property fall below $2,500,000 for the prior trailing twelve-month period. The second largest tenant at the Grove Centre Mortgaged Property, Kabbalah Center, representing approximately 7.3% of the net rentable area, may terminate the lease upon 10 days’ prior written notice to the landlord if the landlord uses any part of the Mortgaged Property as a spiritual center, or religious institution or any other similar type of business service or executes any lease permitting same. The fourth largest tenant at the Grove Centre Mortgaged Property, Sequoia Insurance, representing approximately 7.1% of the net rentable area, may return approximately 1,393 square feet of its space by giving landlord at least 6 months’ prior written notice, by paying the cost closing the doorway between terminated space and the remaining space, constituting approximately 2,957 square feet. The fourth largest tenant at the City National Park Mortgaged Property, Harbinger Capital Group, representing approximately 6.3% of the net rentable area, may terminate the lease upon 60 days’ prior written notice to the related landlord.

●	With respect to the Morgan Stanley Tower Mortgage Loan (2.9%), the largest tenant, Morgan Stanley Smith Barney, representing approximately 11.6% of the net rentable area, has the one-time option to terminate its lease on April 30, 2022 upon 12 months’ notice and payment of a termination fee, or on April 30, 2025 upon 12 months’ notice and payment of a termination fee. The third largest tenant, DCR Loan Servicing, LLC, representing approximately 7.2% of the net rentable area, has the right to terminate its lease effective July 31, 2025 upon nine months’ notice and payment of a termination fee.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans or Groups.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property that may have these types of risks. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
141 Livingston	6.5%	City of New York Department of Citywide Administrative Services	96.4%	96.4%
The Galleria Office Towers – Galleria Financial Center	1.3%	GSA	4.6%	8.2%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area or underwritten base rent at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the 410 Tenth Avenue Mortgage Loan (6.9%),the largest tenant and the second largest tenant at the Mortgaged Property by net rentable area, Amazon (53.1%) and First Republic (33.5%), respectively (a) have each executed its lease but has not yet taken occupancy of its leased premises or commenced paying rent and (b) are benefitting from rent abatement through July 2022 and April 2022, respectively. At loan origination, the borrower reserved an aggregate amount of $57,700,000 to cover all rent abatements and gap rent. See “Description of the Mortgage Pool – Redevelopment, Renovation and Expansion” for additional information with respect to the lease commencement dates of the Amazon lease and First Republic lease.

●	With respect to The Galleria Office Towers Mortgage Loan (5.6%), the largest tenant at the Galleria Tower II Mortgaged Property, Quanta Services, representing approximately 17.6% of the net rentable area at the Mortgaged Property, is subleasing 100% of its space from Panhandle Eastern Pipe Line Company, L.P., which sublease is coterminous with the Panhandle Eastern Pipe Line Company, L.P. lease.

●	With respect to the Phillips Point Mortgage Loan (6.5%), the fourth largest tenant, Greenberg Traurig (representing approximately 6.7% of the net rentable area at the Mortgaged Property), is subleasing approximately 9.2% of its space to Frankel Loughran Starr & Vallone LLP on a 24-month term through May 2021.

●	With respect to the 30 Hudson Yards 67 Mortgage Loan (3.9%), the sole tenant at the Mortgaged Property, an affiliate of Related Companies L.P., has a lease expiration date of February 28, 2039, and is subleasing its entire premises to Facebook, Inc., whose sublease expires on June 30, 2024.

●	With respect to the Dawson Marketplace Mortgage Loan (3.8%), the third largest tenant, One Life Fitness, leasing approximately 9.9% of the net rentable area at the Mortgaged Property, is not yet in occupancy pending the completion of the construction of the improvements in which it will operate. One Life Fitness is anticipated to take occupancy of its space by the first quarter of 2022 and to commence paying its pro rata share of operating expenses by July 2021, 50% of its base rent by January 2022 and its entire base rent by August 2022. There can be no assurance that One Life Fitness will take occupancy or commence paying rent as expect or at all. See
“—Redevelopment, Renovation and Expansion” and Annex A-3.

●	With respect to the 8670 Wilshire Mortgage Loan (3.7%), the second largest tenant, Specialty Surgical Center of Beverly Hills L.P., leasing approximately 33.4% of the net rentable area at the Mortgaged Property, has the right to two months of free rent exercisable at any time during the term of its lease with 30 days’ prior written notice.

●	With respect to the 711 Fifth Avenue Mortgage Loan (2.3%), the Ralph Lauren tenant, representing approximately 11.4% of the net rentable square footage and approximately 41.1% of the underwritten base rent at the Mortgaged Property, has the right to go dark at any time. If the borrower believes Ralph Lauren has ceased retail operations in all of the premises under the related lease, the borrower may give notice thereof to Ralph Lauren. Within 30 days after the borrower gives such notice, Ralph Lauren must notify the borrower whether it intends to cease retail operations at the premises. If Ralph Lauren notifies the borrower of its intent to cease such retail operations, the borrower has the right to terminate the lease. Ralph Lauren’s space (excluding the Polo Bar), is currently dark. Ralph Lauren has requested to sublease its entire space to Mango, a Spanish retail chain, for a rent that is expected to be significantly lower than the Ralph Lauren tenant’s prime rent. The borrower initially denied the request, asserting that Mango (i) is not a first class retailer, (ii) does not conform to the mix of retail tenants that exists at the Mortgaged Property, and (iii) has a reputation for unfair labor practices. The dispute went to arbitration, where the arbitrator found that it was unreasonable for the borrower to withhold consent. The sublease is pending consent by the servicer and is expected to be executed soon; provided, however, the sublease has not yet been executed and we cannot assure you it will be executed as expected or at all.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. In addition, as indicated on “Annex A-3—Description of Top Fifteen Mortgage Loans”, certain tenants at a Mortgaged Property may not be paying rent with respect to a portion of their rented space.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

With respect to the Pittock Block Mortgage Loan (5.7%), approximately 55.6% of the underwritten rent at the Mortgaged Property is currently leased on month-to-month leases that comprise a large portion of data centers, colocations and "meet-me-rooms" spaces collectively referred to as the Pittock Internet Exchange (the "Portland NAP"). The Portland NAP represents approximately 73.0% of the underwritten rent at the Mortgaged Property. Although the Portland NAP is structured in a manner that is considered complex and cost-prohibitive for any of these month-to-month tenants to terminate their leases and move, there can be no assurance that a significant network of certain of the tenants at the Mortgaged Property will not terminate their leases and relocate. Please see “Annex A-3—Description of Top Fifteen Mortgage Loans—Pittock Block” for additional information related to the Portland NAP.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties with respect to the largest 15 Mortgage Loans or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Phillips Point Mortgage Loan (6.5%), the third largest tenant, Affiliated Managers Group (“AMG”), representing approximately 8.6% of the net rentable square footage at the Mortgaged Property, is dark with respect to approximately 39.4% of its space.

●	With respect to the U.S. Industrial Portfolio VI Mortgage Loan (5.2%), Tufco, the sole tenant at the Tufco – 1205 Burris Road Mortgaged Property, is currently dark. The lender did not include any rent from the 1205 Burris Road Mortgaged Property in underwriting.

●	With respect to the Boca Office Portfolio Mortgage Loan (4.3%), the second largest tenant at the Boardwalk @ 18th Mortgaged Property, Carraba's Tropical Coast, representing approximately 4.5% of the net rentable area, has the right to cease operation of a business at any time, provided it continues to fulfill all other obligations under the related lease, including the payment of rent.

●	With respect to the Dollar General Portfolio Mortgage Loan (1.2%), Dollar General, the sole tenant at each of the related Mortgaged Properties, has the right to go dark at any time at any of the related Mortgaged Properties.

●	With respect to the CVS Valley Stream Mortgage Loan (0.5%), CVS Pharmacy, the sole tenant at the related Mortgaged Property, has the right to go dark at any time. If CVS Pharmacy permanently ceases to operate its business for more than 180 consecutive days, the related landlord has the right to terminate the lease upon 30 days written notice, to be effective 30 days after receipt by CVS Pharmacy of such notice unless CVS Pharmacy has reopened the premises for business during such 30 day period.

We cannot assure you that any tenants discussed above will take occupancy of the related premises or commence paying rent as expected or at all. Any failure to do so may have a material adverse effect on the related Mortgaged Property and the related borrower’s ability to satisfy its obligations under the related Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants with respect to the 15 largest Mortgage Loans:

●	With respect to the Gestamp Automocion SLB Mortgage Loan (4.3%), the sole tenant, Gestamp Automocion, has a two-time right to purchase the Mortgaged Property, exercisable in connection with the expiration of initial lease term (December 31, 2040) and the expiration of the first extended lease term. The maturity date of the related Mortgage Loan is March 6, 2031. The purchase option has been subordinated to the Mortgage Loan documents and is not exercisable in connection with a foreclosure or conveyance in lieu thereof or the first transfer thereafter.

●	With respect to the 8670 Wilshire Mortgage Loan (3.7%), the largest tenant at the Mortgaged Property, Cedars-Sinai Medical Center, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first offer has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease or have vacant space that is subject to a master lease with an affiliate of the borrower:

●	With respect to the 410 Tenth Avenue Mortgage Loan (6.9%), one of the tenants-in-common (“TIC”) borrower, Tenth Owner 4 LLC (“Tenth Owner 4”), is subject to a “reverse exchange” under Section 1031 of the Internal Revenue Code (the “Exchange”). In connection with the Exchange, Tenth Owner 4 entered into a master lease, as the master landlord, with a borrower which is not one of the tenants-in-common, Tenth Ave 4 Lessee LLC, as the master tenant (“Master Tenant”), for its TIC interest. Within 180 days following the origination date of the Whole Loan, the Tenth Owner 4 and Master Tenant are required under the Whole Loan documents to complete the Exchange, at which point the master lease will terminate and Master Tenant will no longer be a borrower under the Whole Loan. The Whole Loan documents provide a non-recourse carveout for any losses associated with the breach of the borrowers’ obligations under the Whole Loan documents with respect to the Exchange.

●	With respect to the 8670 Wilshire Mortgage Loan (3.7%), Andrew Brooks, one of the related borrower sponsors and non-recourse carve-out guarantors, holds a membership interest in Specialty Surgical Center of Thousand Oaks, LLC (“SSCTO”), which operates a surgical center at an unrelated property. Symbion, the managing member of SSCTO, is also the managing member of Specialty Surgical Center of Beverly Hills, L.P., the second largest tenant at the Mortgaged Property. See “—Litigation and Other Considerations” for additional information.

●	With respect to the Advanced Energy Mortgage Loan (1.6%), the borrower entered into a master lease with an affiliate, CS1031 Colorado Power Master Lessee, LLC (“CS1031”), and CS1031 in turn leases the entire Mortgaged Property to Advanced Energy Industries, Inc. pursuant to two leases. Each lease has a 15-year term under the master lease that expires on December 31, 2035.

Certain of the Mortgaged Properties may be leased in whole or in part by an originator and/or Sponsor or its affiliates. For example, with respect to the Phillips Point Mortgage Loan (6.5%), an affiliate of GSMC leases approximately 1.3% of the net rentable square footage at the Mortgaged Property.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

With respect to the Phillips Point Mortgage Loan (6.5%), the Mortgaged Property is located in West Palm Beach, Florida, within approximately one mile of the Atlantic coast. However, the borrower maintains insurance with a named storm sublimit of $125,000,000, which is less than the original principal balance of the related Whole Loan and the full insurable value.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, the Pittock Block Mortgage Loan (5.7%), the 8670 Wilshire Mortgage Loan (3.7%), the Millennium Corporate Park Mortgage Loan (2.3%), the Woodbury Crossing Phase II Mortgage Loan (1.8%), the 303 3rd Street Mortgage Loan (0.8%), the Grocery Outlet Truckee Mortgage Loan (0.6%), the Deschutes Business Center Mortgage Loan (0.5%) and the Dollar General Portfolio Mortgage Loan—Lepanto (0.1%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17%.

In the case of thirteen (13) Mortgage Loans (43.4%), the related borrowers (or in the case of the MGM Grand & Mandalay Bay Mortgage Loan, the master tenant) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the Mortgage Loan documents permit the borrowers to rely on insurance provided by the sole tenant, MGM Lessee II, LLC, provided that, among other conditions, MGM Lessee II, LLC maintains insurance policies (the “MGM Policies”) on each of the related Mortgaged Properties that satisfy the requirements set forth in the Mortgage Loan documents, except that, so long as the master lease is in effect, the MGM Policies are permitted to vary from the requirements otherwise set forth in the Mortgage Loan documents with respect to (i) the named storm sublimit, which may be no less than $700,000,000 per occurrence (which amount is less than the full replacement cost otherwise required under the Mortgage Loan documents) and (ii) any property or terrorism deductible, which may be no greater than $5,000,000 (which, with respect to the terrorism deductible, is higher than the maximum terrorism deductible of $500,000 otherwise provided for under the Mortgage Loan documents).

●	With respect to the 30 Hudson Yards 67 Mortgage Loan (3.9%), the borrower may rely in part on the insurance provided by the sole tenant, Related Companies L.P., provided that, in each instance, such insurance complies with the requirements of the Mortgage Loan documents and there is no default beyond any applicable notice and cure period under the lease. In addition, the borrower may rely upon insurance for general common elements maintained by the condominium board, provided that such insurance complies with the requirements of the Mortgage Loan documents.

●	With respect to the Dollar General Portfolio Mortgage Loan (1.2%), the Mortgage Loan documents permit the borrower to rely on insurance provided by Dollar General, the sole tenant at each of the related Mortgaged Properties, provided that, among other conditions, (i) no default has occurred and is continuing beyond any applicable notice and cure period under the applicable Dollar General lease, (ii) Dollar General maintains a credit rating from S&P of at least “BBB-“, and (iii) Dollar General maintains the insurance required to be maintained by it under the applicable Dollar General lease and under the Mortgage Loan documents; provided, however, that the borrower will remain responsible for any extended period of indemnity required under the Mortgage Loan documents.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1, and representation and warranty number 29 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 Annex F-2 and Annex G-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the 6450 Industrial Mortgage Loan (0.7%), the related Mortgaged Property is subject to certain recorded deed restrictions that require that, among other things, (A) the Mortgaged Property may only be used for (i) manufacturing, processing or assembly operations, (ii) warehousing and distribution, (iii) research or experimental laboratory use, (iv) commercial or office uses as well as business services incidental to such uses, or (v) storage associated directly with a manufacturing facility in which it is located and (B) no use of the Mortgaged Property may include the use of harmful gases, minerals, fats and oils, boiling and distillation, garbage or the salvaging of metals.

●	With respect to the Grocery Outlet Truckee Mortgage Loan (0.6%), the residential component of the related Mortgaged Property was developed under a local workforce housing ordinance and is subject to certain affordable housing restrictions. See “—Mixed Use Properties” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1, and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
410 Tenth Avenue(1)	6.9%	39.8%	39.8%	$955,000,000	46.1%	46.1%	$825,000,000
MGM Grand & Mandalay Bay(2)	6.9%	35.5%	35.5%	$7,352,600,000	22.2%	22.2%	$4,600,000,000
Phillips Point(3)	6.5%	68.7%	68.7%	$289,000,000	70.4%	70.4%	$282,000,000
Boca Office Portfolio(4)	4.3%	63.5%	63.5%	$155,900,000	65.7%	65.7%	$150,700,000
30 Hudson Yards 67(5)	3.9%	64.5%	64.5%	$110,000,000	67.6%	67.6%	$105,000,000
Oakland Commons I&II(6)	2.1%	69.6%	59.0%	$34,900,000	72.5%	61.5%	$33,500,000
Dollar General Portfolio(7)	1.2%	65.0%	65.0%	$21,320,000	65.5%	65.5%	$21,150,000

(1)	With respect to the 410 Tenth Avenue Mortgage Loan (6.9%), the Appraised Value (Other Than “As-Is”), Cut-off Date LTV Ratio (Other Than “As-Is”), and Maturity Date LTV Ratio (Other Than “As-Is”) are based on the “Hypothetical Market Value Assuming Reserves” of $955,000,000 effective December 1, 2020, which assumes that the borrowers escrow all contractually obligated free rent, tenant improvements, leasing costs and all of the remaining capital expenditures.

(2)	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the Appraised Value of $4,600,000,000 represents the “As Is Real Property” value solely with respect to the real property at the MGM Grand & Mandalay Bay Mortgaged Properties attributable to the Mortgaged Properties and excludes personal property and intangible property. The appraisal also includes an “As Leased-Sale-Leaseback Appraised Value,” which is equal to the Aggregate Real Property Appraised Value. The aggregate appraised value when including such personal property and intangible property is $7,352,600,000. The personal property and intangible property relating to the MGM Grand & Mandalay Bay Mortgaged Properties is owned by the MGM Tenant or certain sublessees at the MGM Grand & Mandalay Bay Mortgaged Properties that are wholly owned subsidiaries of MGM (the “MGM/Mandalay Operating Subtenants”) (as more particularly provided in the master lease), which granted a security interest in certain property of the MGM Tenant and the MGM/Mandalay Operating Subtenants (with certain exclusions, including an exclusion for the intellectual property of MGM Tenant as more particularly described in the master lease); and provided that the FF&E is only transferred to the borrowers at no cost in the event of a termination of the master lease due to an event of default by the MGM Tenant thereunder) in favor of the borrowers, and such security interest was collaterally assigned by the borrowers to the lender.

(3)	With respect to the Phillips Point Mortgage Loan (6.5%), the Appraised Value of $289,000,000 as of December 15, 2020 is a “Hypothetical As-Is” appraised value based on the hypothetical condition that an additional $6.65 million would be reserved by the borrower sponsor at origination for future tenant improvement allowances and leasing conditions. The “as-is” appraised value of the Mortgaged Property as of December 15, 2020 was $282,000,000.

(4)	With respect to the Boca Office Portfolio Mortgage Loan (4.3%), the Appraised Value (Other Than “As-Is”) of $155,900,000 is the “As Portfolio” appraised value (inclusive of the portfolio premium) as of November 13, 2020. The sum of the aggregate “As-Is” appraised values of the Mortgaged Properties is $150,700,000.

(5)	With respect to the 30 Hudson Yards 67 Mortgage Loan (3.9%), the Appraised Value (Other Than “As-Is”), Cut-off Date LTV Ratio (Other Than “As-Is”), and Maturity Date LTV Ratio (Other Than “As-Is”) are based on the “Hypothetical Value: Escrow Tenant Improvements” of $110,000,000 effective February 1, 2021, which assumes that the outstanding tenant improvement costs of $4,799,293 associated with the existing lease will be placed into an escrow account. At loan origination, the borrower reserved

$4,799,293 for outstanding tenant improvements and leasing commissions. Based on the “As-Is” appraised value of $105,000,000 effective February 1, 2021, the Current LTV % and Maturity LTV % are 67.6%.

(6)	With respect to the Oakland Commons I&II Mortgage Loan (2.1%), the Appraised Value (Other Than “As-Is”), Cut-off Date LTV Ratio (Other Than “As-Is”), and Maturity Date LTV Ratio (Other Than “As-Is”) are based on the “Hypothetical Market Value including Capital Reserve Account” of $34,900,000 effective February 1, 2021, which assumes that a reserve in the amount of $1,400,000 (to be used toward tenant improvements and leasing commissions) is funded as of the as is date of value. At loan origination, the borrower reserved $1,400,000 for tenant improvements and leasing commissions. Based on the “As-Is” appraised value of $33,500,000 effective February 1, 2021, the Current LTV % and Maturity LTV % are 72.5% and 61.5%, respectively.

(7)	With respect to the Dollar General Portfolio Mortgage Loan (1.2%), the Appraised Value of $21,320,000 as of January 19, 2021 is an “As-Portfolio” appraised value based on the consolidated roll-up value, which reflects the benefit from divergent locations, long remaining lease terms, and the value added from consolidating a portfolio of 15 separate Dollar General stores. The sum of the aggregate “As-Is” appraised values of the Mortgaged Properties is $21,150,000.

With respect to the 711 Fifth Avenue Mortgage Loan (2.3%), the Appraised Value of $1,000,000,000 as of January 23, 2020 is an “as-is” appraised value that includes the extraordinary assumption that the timely and workmanlike completion of certain scheduled renovations and improvements will be commensurate to similar Class A and Class B office buildings in the competitive marketplace.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1 and representation and warranty number 27 in Annex F-1, and representation and warranty number 26 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), each of the related non-recourse carveout guarantors’ liability for (i) any bankruptcy-related recourse events, is several (and not joint) and is limited to an amount equal to 10% of the then outstanding principal balance of the related Whole Loan as of the date of any such event and (ii) any transfers of either the Mortgaged Property or controlling equity interests in the borrowers made in violation of the Mortgage Loan documents, is limited to recourse for losses to the lender (and not full recourse). In addition, the Mortgage Loan documents only provide recourse to the borrowers (and not the related non-recourse carveout guarantors) for any breaches of the environmental covenants set forth in the Mortgage Loan documents; provided, however, that if the borrowers fail to maintain an environmental insurance policy satisfying the conditions set forth in the related Mortgage Loan documents, the non-recourse carveout guarantors will be liable for any losses to the lender relating to breaches of the environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the Mortgage Loan documents and (y) for any amounts recovered under the environmental policy. Also, recourse for waste is limited to willful misconduct by the related borrowers, guarantors or certain of their affiliates that results in physical damage or waste to the Mortgaged Properties. See “—Insurance Considerations”.

●	With respect to The Village at Meridian Mortgage Loan (2.7%), the 711 Fifth Avenue Mortgage Loan (2.3%) and the Millennium Corporate Park Mortgage Loan (2.3%), there is no separate non-recourse carveout guarantor, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental policy prior to any claim being made under such environmental indemnity.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower's and/or the non-recourse carveout guarantor's obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1, representation and warranty number 41 in Annex F-1 and representation and warranty number 40 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 410 Tenth Avenue Mortgage Loan (6.9%), the seller of the mortgaged property have submitted an application to the New York City Department of Finance for the Industrial & Commercial Abatement Program (the “ICAP”). The ICAP abatement for the mortgaged property is expected to commence in the tax year of 2024/25 and expire in 2033/34. However, the taxes for the Mortgaged Property were not underwritten based on the abated tax amounts.

●	With respect to the Gestamp Automocion SLB Mortgage Loan (4.3%), the Mortgaged Property is subject to two separate ground leases entered into in connection with two payment in lieu of taxes (“PILOT”) agreements. Pursuant to the term of one ground lease, which expires December 31, 2024, the annual payment in lieu of taxes in the amount of approximately $243,113 for the years 2020 through its expiration in the calendar year 2024 represents 64.6% of the unabated tax amount of $376,336. With respect to the remaining portion of the Gestamp Automocion SLB Property, which is subject to the other ground lease that expires December 31, 2029, the annual payment in lieu of taxes for the years 2020 through its expiration in the calendar year 2029 will be an amount equal to 50% of the amount that would have been payable to the city general fund, 50% of the amount that would have been payable to the county general fund, and 100% of the amount that would have been payable to the city school fund. Taxes were underwritten at $495,580.

●	With respect to the 30 Hudson Yards 67 Mortgage Loan (3.9%), the related borrower owns the fee interest in the Mortgaged Property. However, to obtain the New York City real estate tax exemption and the payment-in-lieu of taxes (“PILOT”) benefits, the borrower has leased the Mortgaged Property to the New York City Industrial Development Agency, which has subleased the Mortgaged Property back to the borrower under an agency lease, which obligates borrower to make PILOT payments. The PILOT commenced in the 2019/20 tax year and is scheduled to expire after the tax year 2038/39. During the term of the Mortgage Loan, the amount of annual tax savings from PILOT ranges from $362,437, representing approximately 40% tax savings (2020/21 tax year), to $916,241, representing approximately 54% tax savings (2031/32 tax year). The real estate taxes were underwritten based on the abated tax amount.

●	With respect to the 5501 New Utrecht Avenue Mortgage Loan (0.8%), the related Mortgaged Property is in the process of qualifying for a 15-year ICAP tax abatement which would run through the 2035/2036 tax year. The abatement amount would be 100% for the first 11 years, with the abatement percentage declining by 20% every year thereafter.

●	With respect to the 651 Bushwick Avenue Mortgage Loan (0.6%), the borrower has applied for 35-year 421-a Affordable Housing NY Program tax abatement that would benefit the residential portion of the Mortgaged Property, and a 25-year ICAP that would benefit the commercial portion of the property. Six of the residential units at the Mortgaged Property must be designated for affordable housing and leased at 130% of area median income. The remaining 14 units must remain free market rent stabilized for the duration of the 421-a tax abatement. The Mortgaged Property will receive a 100% exemption on any assessment increase above the base year assessment for the first 25 years, and a 30% exemption for the final 10 years until fully phased out. Taxes were underwritten to the abated tax amount for the residential portion equal to approximately $7,737, and the unabated tax amount for the commercial portion, excluding any ICAP benefits, equal to approximately $47,457, for a total of $55,194.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information, see “—COVID-19 Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-five (25) Mortgage Loans (62.4%) are interest-only for the entire term of the Mortgage Loans until the maturity date.

Ten (10) Mortgage Loans (16.8%) provide for payments of interest only for the first 24 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Three (3) Mortgage Loans (7.0%) provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Two (2) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans) (13.8%) provide for payments of interest until the maturity date or Anticipated Repayment Date and then has an expected Balloon Balance at the related maturity date or Anticipated Repayment Date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	6	$200,757,797	17.3%
5	2	110,980,667	9.6
6	31	802,591,450	69.2
7	1	45,000,000	3.9
Total:	40	$1,159,329,914	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
5 (Once Per Year)	1	2.1%
0	39	97.9
Total	40	100.0%

As used in this prospectus, “Grace Period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

The 410 Tenth Avenue Mortgage Loan (6.9%) and the MGM Grand & Mandalay Bay Mortgage Loan (6.9%) (each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan. In addition, with respect to each ARD Loan, such loan is interest-only until the Anticipated Repayment Date. “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon), including, in the case of the MGM Grand & Mandalay Bay Mortgage Loan, any such interest that as Accrued and Deferred Principal (as defined below) has been added to the principal balance of the Mortgage Loan following the Anticipated Repayment Date and that has been collected from the related borrower (after payment in full of all other principal and interest due and owing on the MGM Grand & Mandalay Bay Mortgage Loan). Any payments and other collections of Accrued and Deferred Principal will not be taken into account for purposes of calculating any amounts distributable as principal in respect of the Certificates or the “Stated Principal Balance” of the MGM Grand & Mandalay Bay Mortgage Loan.

Other than in the case of the MGM Grand & Mandalay Bay Mortgage Loan, which is described below, after the Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the related ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), on each payment date after the related Anticipated Repayment Date, interest will accrue on the Mortgage Loan at the higher adjusted interest rate, and the borrower will continue to be obligated to make payments of interest in monthly installments. On each payment date following the related Anticipated Repayment Date, up to and including the related maturity date, the borrower will be required to pay to the lender, (i) first, an amount equal to the scheduled monthly debt service payment amount and (ii) second, to the extent of funds available in the excess cash flow reserve account, an amount equal to the monthly additional interest amount (i.e., the amount accrued at the adjusted interest rate minus the amount of interest due as the scheduled monthly debt service payment). The failure to make the payment in clause (i) immediately above as and when due constitutes a Mortgage Loan event of default, but the failure to make the payment in clause (ii) immediately above (or the failure to have sufficient funds available in the excess cash flow reserve account to make such payment) as and when due will not constitute a Mortgage Loan event of default. On each payment date after the related Anticipated Repayment Date, any remaining funds available in the excess cash flow reserve account after payment of any monthly additional interest amount will be applied to principal of the related Whole Loan (without payment of any yield maintenance charge or prepayment premium). If the borrower does not pay any such monthly additional interest amount (such amount not paid, together with interest accrued thereon at the adjusted interest rate, the “Accrued Interest”), the Accrued Interest will remain an obligation of the borrower but the borrower’s obligation to pay such Accrued Interest will be deferred and such Accrued Interest will be added to the principal balance of the Mortgage Loan (such additional principal, the “Accrued and Deferred Principal”) and will be payable on the maturity date of the Mortgage Loan to the extent not sooner paid pursuant to the related Mortgage Loan agreement.

With respect to the 410 Tenth Avenue Mortgage Loan (6.9%), the Whole Loan is structured with an Anticipated Repayment Date of January 1, 2028 and a final maturity date of March 1, 2032. The interest rate (the “Applicable Interest Rate”) applicable to the Whole Loan is (x) prior to the ARD, 2.59159%, and (y) on and after the ARD, the greatest of (a)(i) 2.59159% and (ii) 200 basis points, (b) the 7-year swap yield off Reuters Capital Markets 19901 on the ARD plus (i) 1.94159% and (ii) 200 basis points, provided, that in no event will this clause (b) exceed 500 basis points plus 2.59159%, and (c) when applicable, the default rate under the Whole Loan documents which will be equal to the less of (i) the maximum legal rate or (ii) the sum of (x) the Applicable Interest Rate for the related note and (y) 4%.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex

A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Five (5) Mortgage Loans (9.5%) permit the related borrower, after a lockout period of 2 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1%, as applicable, of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related borrower is permitted to prepay the Mortgage Loan in whole or in part at any time provided that, amongst other things, if such prepayment occurs prior to September 5, 2029, the borrower must pay the applicable yield maintenance premium (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with a special release or default release). Thereafter the Mortgage Loan may be prepaid without a yield maintenance premium or prepayment premium. Defeasance of the MGM Grand & Mandalay Bay Mortgage Loan is permitted at any time commencing on February 15, 2023.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	7	$149,762,797	12.9%
4	19	520,531,450	44.9
5	8	257,450,000	22.2
6	1	34,000,000	2.9
7	5	197,585,667	17.0
Total:	40	$1,159,329,914	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-two (32) Mortgage Loans (the “Defeasance Loans”) (76.7%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), which is a Defeasance Loan, DBNY and CREFI signed the related REMIC declarations effective as of, and with a start-up date of, February 12, 2021, and a Defeasance Option is permitted to be exercised beginning February 15, 2023 (which is after the second anniversary of the start-up date of each MGM Grand & Mandalay Bay REMIC).

With respect to three (3) Mortgage Loans (13.8%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 0.5%, 1.0% or 4.0% of the prepaid amount, as applicable, during a prepayment period beginning in the months between 0 and 24 months, as applicable, following the origination date of the respective Mortgage Loan, and prior to the open prepayment period. With respect to two of the YM/Defeasance Loans (11.2%), the related borrower is permitted to prepay the related Mortgage Loan with the payment of either (a) a yield maintenance charge or (b) the greater of a yield maintenance charge and a prepayment premium of 0.5% or 4.0% of the prepaid amount for a period of 24 to 35 payments prior to the defeasance period described above in clause (i).

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

With respect to the 711 Fifth Avenue Mortgage Loan (2.3%), provided no event of default is continuing, the borrower has the right at any time after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) March 6, 2023, and solely in connection with, at the borrower’s option, the achievement of a DY Cure Event, to defease a portion of the Mortgage Loan in the amount necessary to cause the achievement of a DY Cure Event as determined by the lender in its reasonable discretion without a corresponding release of any collateral from the liens of the Mortgage Loan documents subject to the satisfaction of certain conditions, including, among others, delivery of defeasance collateral in an amount sufficient to make all payments of interest and principal due under the defeased note until the first payment date in the prepayment period, a REMIC opinion and a rating agency confirmation. A “DY Cure Event” means (a) no event of default is continuing and (b) the achievement of a debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, equal to or greater than 7.0% (which (i) after the lockout period, debt yield test may be achieved, at the borrower’s sole discretion, by either (x) making voluntary prepayments or (y) effectuating a partial defeasance, in amounts necessary to achieve the debt yield or (ii) debt yield test may be achieved, at the borrower’s sole discretion, by depositing in a reserve account, as additional collateral, cash or a letter of credit in an amount that when subtracted from the principal indebtedness for purposes of calculating debt yield would result in a debt yield that equals or exceeds 7.0% (provided that the aggregate notional amount of all outstanding letters of credit delivered at no time exceed 10% of the principal indebtedness).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the borrower may at any time obtain the release of either individual Mortgaged Property, provided, among other conditions, (i) the borrower prepays the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the applicable release amount (together with any applicable yield maintenance premium) in an amount equal to, with respect to either individual Mortgaged Property, the lesser of (a) the entire then outstanding principal balance of the related Whole Loan or (b) an amount equal to the allocated loan amount for such Mortgaged Property ($1,635,000,000 for the MGM Grand Mortgaged Property and $1,365,000,000 for the Mandalay Bay Mortgaged Property) multiplied by the following applicable percentages: (1) 105% until such time as the outstanding principal balance of the related Whole Loan has been reduced to $2,250,000,000 and (2) thereafter, 110% (the amounts described in each of (a) and (b), as applicable, the “Release Amount”), in each instance, together with any applicable yield maintenance premium, (ii) after giving effect to such release, the debt service coverage ratio, as of the date of such release, is not less than 4.81x, and (iii) satisfaction of customary REMIC conditions. Notwithstanding the debt service coverage ratio requirement in clause (ii) above, in order to satisfy such debt service coverage ratio requirement, the borrower may prepay a portion of the Whole Loan, together with any applicable yield maintenance premium, or deposit cash with the lender to be held as cash collateral for the Whole Loan; provided, further, in the event such debt service coverage ratio requirement is not satisfied and the release of the applicable Mortgaged Property is in connection with an arm’s-length transfer to an unaffiliated third party, the borrower may obtain the release of the applicable individual Mortgaged Property upon payment of an amount equal to the greater of (i) the applicable Release Amount, together with any applicable yield maintenance premium and (ii) the lesser of (x) 100% of the applicable net sales proceeds derived from the sale of the individual Mortgaged Property and (y) an amount necessary to, after giving effect to such release, satisfy the debt service coverage ratio requirement described above, together with any applicable yield maintenance premium).

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the borrower may obtain the release of either individual Mortgaged Property in order to cure a default or event of default under the MGM Grand & Mandalay Bay Whole Loan documents that is related to such individual Mortgaged Property (a “Default Release”), provided that, among other conditions: (i) prior to releasing such individual Mortgaged Property, the borrower first uses commercially reasonable efforts to cure such default or event of default (which efforts do not require any capital contributions to be made to the borrower or include any obligations of the borrower or guarantor to use any operating income or rents from the Mortgaged Property other than the applicable individual Mortgaged Property that is subject to the default or event of default to effectuate such cure), (ii) such default or event of default was not caused by (or at the direction of) the borrower or its affiliates in bad faith in order to circumvent the partial release requirements set forth in the MGM Grand & Mandalay Bay Whole Loan documents, (iii) the borrower prepays the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the Release Amount, provided that no yield maintenance premium will be required for a prepayment made in connection with a Default Release and (iv) satisfaction of customary REMIC requirements.

●	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the borrower may, at any time commencing on February 15, 2023, voluntarily defease a portion of the outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan solely in connection with a release of an individual Mortgaged Property from the lien of the applicable security instrument (in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Whole Loan documents relating to a release of an individual Mortgaged Property other than the prepayment of any yield maintenance premium (if any)), provided that, among other conditions, (i) the borrower defeases the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the Release Amount for such individual Mortgaged Property, (ii) after giving effect to such release, the debt service coverage ratio, as of the date of such release, is not less than 4.81x, and (iii) satisfaction of customary REMIC conditions. Notwithstanding the debt service coverage ratio requirement in clause (ii) above, in order to satisfy such debt service coverage ratio requirement, the borrower may defease a portion of the MGM Grand & Mandalay Bay Whole Loan, or deposit cash with the lender to be held as cash collateral for the MGM Grand & Mandalay Bay Whole Loan; provided, that in the event such debt service coverage ratio requirement is not satisfied and the release of the applicable Mortgaged Property is in connection with an arm’s-length transfer to an unaffiliated third party, the borrower may release the applicable individual Mortgaged Property upon defeasing the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the greater of (i) the applicable Release Amount together with any yield maintenance premium then required (if any), and (ii) the lesser of (x) 100% of the applicable net sales proceeds derived from the sale of the individual Mortgaged Property and (y) an amount necessary to, after giving effect to such release, satisfy the debt service coverage ratio requirement described above), together with any yield maintenance premium then required (if any).

●	With respect to the Boca Office Portfolio Mortgage Loan (4.3%), provided that no event of default is continuing under the related Mortgage Loan documents, from and after the date that is 60 days following securitization Closing Date, the borrower may obtain the release of certain unimproved parcels of land consisting of portions of the Fountains Center Mortgaged Property and/or the City National Park Mortgaged Property (individually and/or collectively, as the context may require, the “Unimproved Parcel”) from the lien of the related mortgage (“Unimproved Parcel Release”), upon the satisfaction of the following conditions, among other conditions more fully set forth in the Boca Office Portfolio Whole Loan documents, (A) (i) the borrower partially prepays the Boca Office Portfolio Whole Loan in an amount equal to $1,000,000 with respect to each Unimproved Parcel released plus an amount equal to the yield maintenance premium as set forth in the Boca Office Portfolio Whole Loan documents (calculated based on a partial prepayment in the amount of $1,000,000), (ii) the borrower delivers to the lender evidence from the rating agencies that the Unimproved Parcel release will not cause any of the rating agencies to withdraw, qualify or downgrade the then-applicable rating on any security issued in connection with such securitization, (iii) the borrower delivers a REMIC opinion, and (B) in the event that the lender determines that the borrower has not satisfied the conditions to the Unimproved Parcel Release set forth in the Boca Office Portfolio Whole Loan documents, including, without limitation, the conditions set forth in clause (A) above, the borrower may request (which request will not be unreasonably withheld, but which can be subject to delivery of a rating agency confirmation) to demise a leasehold interest in the Unimproved Parcel to an unaffiliated third party pursuant to a ground lease whereby the applicable tenant intends to develop improvements to be used as general office, retail, restaurant, medical office, out-patient facility, school, assisted living facility, multifamily, hotel, and/or uses ancillary to the foregoing (any such lease an “Unimproved Parcel Ground Lease”); provided the lender’s agreement to reasonably consider any Unimproved Parcel Ground Lease is conditioned upon satisfaction of the following, among other conditions more fully set forth in the Boca Office Portfolio Whole Loan documents (in each case as determined in the lender’s sole discretion): (i) the lender’s determination that such Unimproved Parcel Ground Lease shall be permitted under and comply in all respects with REMIC requirements; (ii) the tenant under such Unimproved Parcel Ground Lease being obligated to perform all work thereunder (and in no event shall any borrower party or affiliate of any the borrower party have any obligation to perform work thereunder), (iii) the tenant under such Unimproved Parcel Ground Lease having sufficient financial wherewithal to complete all work contemplated therein, (iv) the tenant under such Unimproved Parcel Ground Lease or an affiliate of such tenant acceptable to providing a completion guaranty with respect to the work contemplated in such Unimproved Parcel Ground Lease, which completion guaranty shall be in a form acceptable to the lender, (v) the borrower furnishes to the lender a REMIC opinion with respect to the Unimproved Parcel Ground Lease, and (vi) satisfaction of such other conditions as the lender may require.

●	With respect to the U.S. Industrial Portfolio VI Mortgage Loan (5.2%), at any time from and after the first payment date following the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 8, 2024, the borrower may obtain the release of any individual Mortgaged Property, subject to the satisfaction of certain conditions, including, among others: (i) defeasance of the U.S. Industrial Portfolio VI Whole Loan in an amount equal to 120% of the allocated loan amount of the individual Mortgaged Property to be released, (ii) after giving effect to such release, the debt yield (as calculated in accordance with the related Mortgage Loan documents) for the trailing 12-month period ending on the last day of a fiscal quarter, recalculated to include only income and expense attributable to the portion of the Mortgaged Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount defeased in connection with such release, is equal to or greater than the greater of (x) 11.73% and (y) the debt yield immediately prior to such release, (iii) delivery of a rating agency confirmation from any applicable rating agency, and (iv) compliance with REMIC requirements.

●	With respect to the U.S. Industrial Portfolio VI Mortgage Loan (5.2%), on any date following the payment date occurring in October, 2021, the borrower may obtain the release of the Tufco - 1205 Burris Road Mortgaged Property, subject to the satisfaction of certain conditions, including, among others, (i) prepayment of the U.S. Industrial Portfolio VI Whole Loan in an amount equal to 120% of the applicable allocated loan amount for the Tufco – 1205 Burris Road Mortgaged Property, together with any applicable yield maintenance premium, (ii) after giving effect to such release, the debt yield (as calculated in accordance with the related Mortgage Loan documents) for the trailing 12-month period ending on the last day of a fiscal quarter, recalculated to include only income and expense attributable to the portion of the Mortgaged Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount defeased in connection with such release, is equal to or greater than the greater of (x) 11.73% and (y) the debt yield immediately prior to such release, (iii) delivery of a rating agency confirmation from any applicable rating agency, and (iv) compliance with REMIC requirements.

●	With respect to the Dollar General Portfolio Mortgage Loan (1.2%), after the expiration of the related lockout period, the related borrower may obtain the release of any individual Mortgaged Property in connection with a bona-fide sale to an unaffiliated third-party subject to the satisfaction of certain conditions including, among others, (i) no event of default has occurred and is continuing, (ii) defeasance of the Mortgage Loan in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property to be released and (b) 100% of the net sales proceeds for the individual Mortgaged Property to be released, (iii) after giving effect to such release (a) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.74x and (b) the loan-to-value ratio for the remaining Mortgaged Properties is no more than the lesser of (x) the loan-to-value ratio immediately preceding release and (y) 64.96%, and (iv) delivery of a REMIC opinion.

●	With respect to the 5501 New Utrecht Avenue Mortgage Loan (0.8%), provided no event of default has occurred and is continuing, the borrower may, at the borrower’s sole cost and expense, (i) convert the Mortgaged Property to a condominium form of ownership in accordance with the terms of the 5501 New Utrecht Avenue Mortgage Loan documents, and (ii) record and file either the preapproved condominium documents or condominium documents approved by the lender in its sole discretion, provided that, among other conditions, (a) the borrower provides lender with (i) a condominium endorsement to the applicable title insurance policy insuring the borrower’s title to the office condominium unit established pursuant to the condominium documents, and (ii) a general modification endorsement and other necessary endorsements to the applicable title insurance policy insuring the continuing first priority lien of the related mortgage, and (b) if applicable, borrower delivers to lender a REMIC opinion if required by lender. From and after the applicable date of such conversion of the Mortgaged Property, provided that same does not occur within sixty (60) days prior to or following the securitization Closing Date, and provided that no event of default is continuing under the related Mortgage Loan documents, the borrower may obtain the release of the retail condominium unit established pursuant to the condominium documents, provided that, among other conditions, (i) the borrower delivers a rating agency confirmation, and (ii) if, at the time of the partial release, the 5501 New Utrecht Avenue Mortgage Loan is included in a REMIC Trust and the loan to value ratio of the office condominium unit would exceed 125% immediately after such partial release, (such value to be determined, in lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the borrower must pay down the principal balance of the Loan by a “qualified amount” as such term is defined in IRS Rev. Proc. 2010-30 (as the same may be modified, supplemented, superseded or amended, from time to time), unless the Lender receives an opinion of counsel in form and substance acceptable to Lender that, if the foregoing prepayment requirement is not followed, the applicable REMIC Trust will not fail to maintain its status as a REMIC Trust as a result of such partial.

●	With respect to The Cove Storage Portfolio Mortgage Loan (0.4%), provided that no event of default is continuing under the related Mortgage Loan documents, after the earlier of the date that is two years after the Closing Date or February 12, 2025, the borrower may either (I) at any time deliver defeasance collateral, or (II) at one-time partially prepay the Mortgage Loan, and in each case obtain release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual

Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.30x, (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the consummation of the partial release, and (c) the debt service coverage ratio for all of the Mortgaged Properties as of the origination date, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 61.25% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the consummation of the partial release, and (c) loan-to-value ratio for all of the Mortgaged Properties as of the origination date.

Furthermore, some of the Mortgage Loans, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty (30) of the Mortgage Loans (60.6%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Eighteen (18) of the Mortgage Loans (52.2%) of the balance of these property types are secured or partially secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twenty-eight (28) of the Mortgage Loans (52.1%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Seventeen (17) of the Mortgage Loans (33.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	22	$882,550,667	76.1%
Springing	14	239,009,247	20.6
Soft	3	31,170,000	2.7
Hard (Commercial)/Soft (Residential)	1	6,600,000	0.6
Total:	40	$1,159,329,914	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Delaware Statutory Trusts

With respect to the Advanced Energy Mortgage Loan (1.6%), the related borrower is a Delaware statutory trust (“DST”). A DST is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related Mortgaged Properties.

Shari’ah Compliant Loan

The U.S. Industrial Portfolio VI Mortgage Loan (5.2%) was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments and all other payments due under the Mortgage Loan documents, the payments themselves are characterized as rent. This is accomplished through the use of a non-Shari’ah compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase the Mortgaged Property upon a payoff of the Mortgage Loan).

With respect to the U.S. Industrial Portfolio VI Mortgage Loan (5.2%), title to the related Mortgaged Properties is held by wholly-owned single-purpose subsidiaries of the borrower (the “Property Owners”), who master lease each related Mortgaged Property to a single-purpose master lessee (collectively, the “Master Lessees”), which is indirectly owned by certain investors. The rent payable pursuant to the master lease (the “Master Lease”) is intended to cover the debt service payments required under the Mortgage Loan, as well as reserve payments and any other sums due under the Mortgage Loan. An affiliate of one of the guarantors, STNL II Operating Corp. (the “Operating Lessee”), leases the Mortgaged Properties from the Master Lessees pursuant to an operating lease agreement (the “Operating Lease”). The Operating Lessee, in turn, sub-leases the Mortgaged Properties to end-user tenants. At origination, the lender received a fee mortgage from each Property Owner on its interest in the applicable Mortgaged Property. The lender also received a full subordination of the Master Lease and the Operating Lease and the rent due thereunder is pledged to the lender as additional collateral for the Mortgage Loan. Upon foreclosure, the lender may terminate the Master Lease and the Operating Lease at its sole option without the payment of any termination fee and, pursuant to subordination non-disturbance and attornment agreements with each of the end-user tenants, can enter into a direct lease with such end-user tenants at the Mortgaged Properties.

Exceptions to Underwriting Guidelines

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the Mortgage Loan is structured with a 10-year ARD and a 12-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan of 35.5% in comparison to the loan-to-value ratio of 70% that is provided for in GACC’s underwriting guidelines for hospitality properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan based on annual master lease rents of 4.95x, in comparison to a net cash flow debt service coverage ratio of 1.50x that is provided for in GACC’s underwriting guidelines for hospitality properties and (iii) the experience of the loan sponsors and their affiliates. One of the borrower sponsors for the MGM Grand & Mandalay Bay Mortgage Loan is a subsidiary of Blackstone Real Estate Income Trust, Inc.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
410 Tenth Avenue	$80,000,000	6.9%	$140,000,000	$300,000,000	$705,000,000	3.0500%	39.8%	73.8%	4.91x	2.25x
Phillips Point	$75,000,000	6.5%	$ 30,540,000	$123,520,000	$229,060,000	3.8280%	68.7%	79.3%	2.78x	2.10x
Woodbury Crossing Phase II	$20,380,000	1.8%	$ 3,120,000	N/A	$ 23,500,000	5.2940%	62.1%	71.6%	1.96x	1.37x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans, if applicable.

(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances, if applicable.

(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans, if applicable.

Each mezzanine loan related to the Mortgage Loans identified in the table above, is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related mortgage loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
MGM Grand & Mandalay Bay	$79,985,667	67.0%	4.81x	N/A	Y
Pittock Block	$66,000,000	51.0%	1.96x	N/A	Y
U.S. Industrial Portfolio VI	$60,000,000	56.4%	3.27x	12.32%	Y
Gestamp Automocion SLB	$49,500,000	62.7%	1.58x	8.63%	Y
Morgan Stanley Tower	$34,000,000	62.8%	N/A	9.85%	Y
711 Fifth Avenue	$26,500,000	54.5%	2.80x	8.98%	Y
Camellia Trace	$15,655,000	63.4%	2.59x	N/A	Y
Bristol Park	$8,515,000	65.5%	2.51x	N/A	Y

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Advanced Energy Mortgage Loan (1.6%), there is preferred equity in an upstream entity. CS1031 Colorado Power SPE Member, LLC (“CS1031 SPE”) is the sole member of both the signatory trustee of the related borrower and of the master tenant. CS1031 SPE has two members, Capital Square Realty Advisors, LLC, as the manager member (“Capital Square”) and SSB Colorado Power Pref, LLC, as the preferred member (“SSB Pref”). At origination of the mortgage loan, SSB Pref is owned 100% by Capital Square. Capital Square’s 100% interest in SSB Pref is pledged to an unrelated third party, Sandy Spring Bank, a Maryland banking corporation, which in return provided equity. Upon certain Trigger Events, SSB Pref has the right to, among other things, replace Capital Square as manager of CS1031 SPE, subject to the lender’s prior written consent. “Trigger Events” includes, without limitation, (a) CS1031 SPE’s failure to make certain disbursements to SSB Pref, (b) CS1031 SPE’s failure to redeem the SSB Pref’s unreturned capital contribution, (c) a removal of Capital Square as the managing member for cause, which shall include, without limitation, the commission of any act of fraud, negligence, willful misconduct or misappropriation relating to the management or operations, and (d) the sale, pledge, hypothecation, encumbrance, assignment, or other transfer of all or any portion of Mortgaged Property without SSB Pref’s prior written approval.

With respect to the Morgan Stanley Tower Mortgage Loan (2.9%), at origination of the Mortgage Loan, the borrower was 49.05% capitalized and owned by crowd funded investors who earned a preferred return on their investment. The borrower is permitted to obtain a preferred equity investment, subject to the certain conditions, including, without limitation: (i) a combined loan-to-value ratio no greater than 62.8%; (ii) a combined debt yield of no less than 9.85%; (iii) the preferred equity provider is a qualified equityholder in accordance with the Morgan Stanley Tower Mortgage Loan documents or otherwise reasonably acceptable to the lender; (iv) the preferred equity provider executes and delivers a recognition agreement with the lender in form and substance acceptable to any of the rating agencies and reasonably acceptable to the lender; and (v) a rating agency confirmation at the lender’s option. See
“—Mezzanine Indebtedness” above.

Other Indebtedness

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the 410 Tenth Avenue Mortgaged Property, the MGM Grand & Mandalay Bay Mortgaged Properties, the Phillips Point Mortgaged Property, the 141 Livingston Mortgaged Property, the Pittock Block Mortgaged Property, The Galleria Office Towers Mortgaged Property, the U.S. Industrial Portfolio VI Mortgaged Properties, the Boca Office Portfolio Mortgaged Properties, the 30 Hudson Yards 67 Mortgaged Property, the JW Marriott Nashville Mortgaged Property, The Village at Meridian Mortgaged Property, the Millennium Corporate Park Mortgaged Property, the 711 Fifth Avenue Mortgaged Property and the Willoughby Commons Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loans securing the 410 Tenth Avenue Mortgaged Property, the MGM Grand & Mandalay Bay Mortgaged Properties and the Pittock Block Mortgaged Property, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The 410 Tenth Avenue Whole Loan, the MGM Grand & Mandalay Bay Whole Loan and the Pittock Block Whole Loan are the only AB Whole Loans related to the issuing entity.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Non-Serviced PSA” means each of the PSAs identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loans.

“Serviced Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Serviced Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Under- written NCF DSCR(1)(4)	Whole Loan Under- written NCF DSCR(3)(4)
410 Tenth Avenue	$80,000,000	6.9%	$300,000,000	$185,000,000	39.8%	59.2%	4.91x	3.30x
MGM Grand & Mandalay Bay	$79,985,667	6.9%	$1,554,214,333	$1,365,800,000	35.5%	65.2%	4.95x	2.70x
Phillips Point	$75,000,000	6.5%	$123,520,000	N/A	68.7%	68.7%	2.78x	2.78x
141 Livingston	$75,000,000	6.5%	$25,000,000	N/A	54.9%	54.9%	2.52x	2.52x
Pittock Block	$66,000,000	5.7%	$75,000,000	$22,470,000	42.9%	49.7%	2.50x	1.95x
The Galleria Office Towers	$65,000,000	5.6%	$25,000,000	N/A	48.6%	48.6%	1.71x	1.71x
U.S. Industrial Portfolio VI	$60,000,000	5.2%	$21,000,000	N/A	59.3%	59.3%	2.56x	2.56x
Boca Office Portfolio	$50,000,000	4.3%	$49,000,000	N/A	63.5%	63.5%	2.46x	2.46x
30 Hudson Yards 67	$45,000,000	3.9%	$26,000,000	N/A	64.5%	64.5%	1.92x	1.92x
JW Marriott Nashville	$35,000,000	3.0%	$150,000,000	N/A	61.5%	61.5%	4.17x	4.17x
The Village at Meridian	$30,995,000	2.7%	$35,000,000	N/A	33.5%	33.5%	5.14x	5.14x
Millennium Corporate Park	$27,000,000	2.3%	$105,000,000	N/A	60.9%	60.9%	3.13x	3.13x
711 Fifth Avenue	$26,500,000	2.3%	$518,500,000	N/A	54.5%	54.5%	2.90x	2.90x
Willoughby Commons	$16,950,000	1.5%	$20,000,000	N/A	71.5%	71.5%	1.55x	1.55x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan, mezzanine loan or other subordinate indebtedness.

(2)	With respect to each of the 410 Tenth Avenue Mortgage Loan (6.9%), the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the Phillips Point Mortgage Loan (6.5%), the Boca Office Portfolio Mortgage Loan (4.3%), the 30 Hudson Yards 67 Mortgage Loan (3.9%), the Oakland Commons I&II Mortgage Loan (2.1%) and the Dollar General Portfolio Mortgage Loan (1.2%), the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As-Is”.
See “—Appraised Value”.

(3)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness.

(4)	With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the related Mortgaged Properties are master leased to a sole tenant, MGM Lessee II, LLC. MGM Lessee II, LLC (and each operating subtenant thereof) has the exclusive right to operate the Mortgaged Properties and the borrowers are entitled to receive only rents from the master lease, and not the underlying rents or receipts from the operation of the Mortgaged Properties by MGM Lessee II, LLC (and/or any operating subtenant thereof); the UW NCF DSCR of the related Whole Loan, based only on the master lease rent, is 2.70x.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
410 Tenth Avenue	Non-Serviced	JPMCC 2021-410T	A-1	Non-Control Note	Pari Passu	$300,000,000	JPMCC 2021-410T
			A-2	Non-Control Note	Pari Passu	$80,000,000	Benchmark 2021-B24
			B-1	Control Note(2)	Subordinate	$185,000,000	JPMCC 2021-410T
MGM Grand & Mandalay Bay	Non-Serviced	BX 2020-VIVA	A-1	Non-Control Note	Pari Passu	$268,056	BX 2020-VIVA
			A-2	Non-Control Note	Pari Passu	$134,028	BX 2020-VIVA
			A-3	Non-Control Note	Pari Passu	$134,028	BX 2020-VIVA
			A-4	Non-Control Note	Pari Passu	$134,028	BX 2020-VIVA
			A-5	Non-Control Note	Pari Passu	$317,944	BX 2020-VIV2
			A-6	Non-Control Note	Pari Passu	$158,972	BX 2020-VIV2
			A-7	Non-Control Note	Pari Passu	$158,972	BX 2020-VIV2
			A-8	Non-Control Note	Pari Passu	$158,972	BX 2020-VIV2
			A-9	Non-Control Note	Pari Passu	$400,000	BX 2020-VIV3
			A-10	Non-Control Note	Pari Passu	$200,000	BX 2020-VIV3
			A-11	Non-Control Note	Pari Passu	$200,000	BX 2020-VIV3
			A-12	Non-Control Note	Pari Passu	$200,000	BX 2020-VIV3
			A-13-1	Non-Control Note	Pari Passu	$43,333,333	Benchmark 2020-B18
			A-13-2	Non-Control Note	Pari Passu	$53,333,333	Benchmark 2020-B19
			A-13-3	Non-Control Note	Pari Passu	$255,000,000	BX 2020-VIV4
			A-13-4	Non-Control Note	Pari Passu	$46,666,667	Benchmark 2020-B20
			A-13-5	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2020-B21
			A-13-6	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2020-B22
			A-13-7	Non-Control Note	Pari Passu	$65,000,000	GSMS 2020-GSA2
			A-13-8	Non-Control Note	Pari Passu	$59,375,000	Benchmark 2021-B23
			A-13-9	Non-Control Note	Pari Passu	$39,985,667	Benchmark 2021-B24
			A-14-1	Non-Control Note	Pari Passu	$44,500,000	BBCMS 2020-C8
			A-14-2	Non-Control Note	Pari Passu	$40,000,000	WFCM 2020-C58
			A-14-3	Non-Control Note	Pari Passu	$5,000,000	WFCM 2020-C58
			A-14-4	Non-Control Note	Pari Passu	$135,000,000	BX 2020-VIV4
			A-14-5	Non-Control Note	Pari Passu	$29,000,000	BBCMS 2021-C9
			A-14-6	Non-Control Note	Pari Passu	$72,847,000	an affiliate of Barclays Capital Real Estate Inc.
			A-15-1	Non-Control Note	Pari Passu	$21,666,667	Benchmark 2020-B18
			A-15-2	Non-Control Note	Pari Passu	$50,000,000	DBJPM 2020-C9
			A-15-3	Non-Control Note	Pari Passu	$26,666,667	Benchmark 2020-B19
			A-15-4	Non-Control Note	Pari Passu	$23,333,333	Benchmark 2020-B20
			A-15-5	Non-Control Note	Pari Passu	$50,000,000	BX 2020-VIV4
			A-15-6	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2020-B21
			A-15-7	Non-Control Note	Pari Passu	$35,000,000	Benchmark 2020-B22
			A-15-8	Non-Control Note	Pari Passu	$15,625,000	Benchmark 2021-B23
			A-15-9	Non-Control Note	Pari Passu	$40,000,000	Benchmark 2021-B24

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			A-15-10	Non-Control Note	Pari Passu	$39,055,333	DBRI
			A-16-1	Non-Control Note	Pari Passu	$25,000,000	BBCMS 2020-C8
			A-16-2	Non-Control Note	Pari Passu	$110,000,000	BX 2020-VIV4
			A-16-3	Non-Control Note	Pari Passu	$29,000,000	BBCMS 2021-C9
			A-16-4	Non-Control Note	Pari Passu	$40,000,000	Société Générale Financial Corporation
			A-16-5	Non-Control Note	Pari Passu	$35,000,000	Société Générale Financial Corporation
			A-16-6	Non-Control Note	Pari Passu	$25,000,000	Société Générale Financial Corporation
			A-16-7	Non-Control Note	Pari Passu	$25,000,000	Société Générale Financial Corporation
			A-16-8	Non-Control Note	Pari Passu	$10,000,000	Société Générale Financial Corporation
			A-16-9	Non-Control Note	Pari Passu	$10,000,000	Société Générale Financial Corporation
			A-16-10	Non-Control Note	Pari Passu	$7,347,000	Société Générale Financial Corporation
			A-16-11	Non-Control Note	Pari Passu	$5,000,000	Société Générale Financial Corporation
			A-16-12	Non-Control Note	Pari Passu	$5,000,000	Société Générale Financial Corporation
			B-1-A	Non-Control Note	Subordinate	$70,549	BX 2020-VIVA
			B-1-B	Non-Control Note	Subordinate	$61,396	BX 2020-VIVA
			B-2-A	Non-Control Note	Subordinate	$35,274	BX 2020-VIVA
			B-2-B	Non-Control Note	Subordinate	$30,698	BX 2020-VIVA
			B-3-A	Non-Control Note	Subordinate	$35,274	BX 2020-VIVA
			B-3-B	Non-Control Note	Subordinate	$30,698	BX 2020-VIVA
			B-4-A	Non-Control Note	Subordinate	$35,274	BX 2020-VIVA
			B-4-B	Non-Control Note	Subordinate	$30,698	BX 2020-VIVA
			B-5-A	Non-Control Note	Subordinate	$83,451	BX 2020-VIV2
			B-5-B	Non-Control Note	Subordinate	$149,658,604	BX 2020-VIV2
			B-6-A	Non-Control Note	Subordinate	$41,726	BX 2020-VIV2
			B-6-B	Non-Control Note	Subordinate	$74,829,302	BX 2020-VIV2
			B-7-A	Non-Control Note	Subordinate	$41,726	BX 2020-VIV2
			B-7-B	Non-Control Note	Subordinate	$74,829,302	BX 2020-VIV2
			B-8-A	Non-Control Note	Subordinate	$41,726	BX 2020-VIV2
			B-8-B	Non-Control Note	Subordinate	$74,829,302	BX 2020-VIV2
			B-9-A	Non-Control Note	Subordinate	$171,886,000	BX 2020-VIV3
			B-10-A	Non-Control Note	Subordinate	$85,943,000	BX 2020-VIV3
			B-11-A	Non-Control Note	Subordinate	$85,943,000	BX 2020-VIV3
			B-12-A	Non-Control Note	Subordinate	$85,943,000	BX 2020-VIV3
			C-1	Control Note(2)	Subordinate	$224,560,000	BX 2020-VIVA
			C-2	Non-Control Note	Subordinate	$112,280,000	BX 2020-VIVA
			C-3	Non-Control Note	Subordinate	$112,280,000	BX 2020-VIVA

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			C-4	Non-Control Note	Subordinate	$112,280,000	BX 2020-VIVA
Phillips Point	Non-Serviced	Benchmark 2021-B23	A-1	Control Note	Pari Passu	$75,000,000	Benchmark 2021-B23
			A-2	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2021-B24
			A-3	Non-Control Note	Pari Passu	$48,520,000	GS Bank
			A-4	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2021-B24
141 Livingston	Serviced	NAP	A-1	Control Note	Pari Passu	$75,000,000	Benchmark 2021-B24
			A-2	Non-Control Note	Pari Passu	$25,000,000	CREFI
Pittock Block	Non-Serviced	Benchmark 2021-B23	A-1	Non-Control Note	Pari Passu	$75,000,000	Benchmark 2021-B23
			A-2	Non-Control Note	Pari Passu	$45,000,000	Benchmark 2021-B24
			A-3	Non-Control Note	Pari Passu	$21,000,000	Benchmark 2021-B24
			B	Control Note(2)	Subordinate	$22,470,000	Third Party
The Galleria Office Towers	Serviced	NAP	A-1	Control Note	Pari Passu	$39,000,000	Benchmark 2021-B24
			A-2	Non-Control Note	Pari Passu	$15,000,000	CREFI
			A-3	Non-Control Note	Pari Passu	$26,000,000	Benchmark 2021-B24
			A-4	Non-Control Note	Pari Passu	$10,000,000	JPMCB
U.S. Industrial Portfolio VI	Serviced	NAP	A-1	Control Note	Pari Passu	$60,000,000	Benchmark 2021-B24
			A-2	Non-Control Note	Pari Passu	$21,000,000	GS Bank
Boca Office Portfolio	Serviced	NAP	A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2021-B24
			A-2	Non-Control Note	Pari Passu	$19,300,000	CREFI
			A-3	Non-Control Note	Pari Passu	$29,700,000	Bank of America, N.A.
30 Hudson Yards 67	Serviced	NAP	A-1	Control Note	Pari Passu	$45,000,000	Benchmark 2021-B24
			A-2	Non-Control Note	Pari Passu	$26,000,000	JPMCB
JW Marriott Nashville	Non-Serviced	Benchmark 2021-B23	A-1	Control Note	Pari Passu	$35,000,000	Benchmark 2021-B23
			A-2	Non-Control Note	Pari Passu	$35,000,000	Benchmark 2021-B24
			A-3	Non-Control Note	Pari Passu	$25,000,000	GSMS 2020-GSA2
			A-4	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2020-B21
			A-5	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2020-B22
			A-6	Non-Control Note	Pari Passu	$10,000,000	GSMS 2020-GSA2
			A-7	Non-Control Note	Pari Passu	$25,000,000	GS Bank
			A-8	Non-Control Note	Pari Passu	$10,000,000	GS Bank
			A-9	Non-Control Note	Pari Passu	$5,000,000	GS Bank
The Village at Meridian	Non-Serviced	Benchmark 2021-B23	A-1	Control Note	Pari Passu	$35,000,000	Benchmark 2021-B23
			A-2	Non-Control Note	Pari Passu	$30,995,000	Benchmark 2021-B24
Millennium Corporate Park	Non-Serviced	Benchmark 2021-B23	A-1	Control Note	Pari Passu	$105,000,000	Benchmark 2021-B23
			A-2	Non-Control Note	Pari Passu	$27,000,000	Benchmark 2021-B24
711 Fifth Avenue	Non-Serviced	GSMS 2020-GC47	A-1-1	Control Note	Pari Passu	$50,000,000	GSMS 2020-GC47
			A-1-2	Non-Control Note	Pari Passu	$60,000,000	Benchmark 2020-B21
			A-1-3	Non-Control Note	Pari Passu	$27,500,000	Benchmark 2021-B23
			A-1-4	Non-Control Note	Pari Passu	$40,000,000	GSMS 2020-GSA2
			A-1-5-A	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2020-B22
			A-1-5-B	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2020-B20

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
			A-1-5-C	Non-Control Note	Pari Passu	$5,000,000	Benchmark 2020-B22
			A-1-6	Non-Control Note	Pari Passu	$20,000,000	JPMDB 2020-COR7
			A-1-7	Non-Control Note	Pari Passu	$20,000,000	JPMDB 2020-COR7
			A-1-8	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2020-B18
			A-1-9	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2020-B18
			A-1-10	Non-Control Note	Pari Passu	$12,500,000	GSMS 2020-GC47
			A-1-11	Non-Control Note	Pari Passu	$10,000,000	DBJPM 2020-C9
			A-1-12	Non-Control Note	Pari Passu	$10,000,000	DBJPM 2020-C9
			A-1-13	Non-Control Note	Pari Passu	$5,000,000	Benchmark 2020-B18
			A-1-14	Non-Control Note	Pari Passu	$5,000,000	DBJPM 2020-C9
			A-1-15	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2020-B19
			A-1-16	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2021-B24
			A-1-17	Non-Control Note	Pari Passu	$1,500,000	Benchmark 2021-B24
			A-2-1	Non-Control Note	Pari Passu	$60,000,000	BANK 2020-BNK28
			A-2-2	Non-Control Note	Pari Passu	$43,000,000	BANK 2020-BNK27
			A-2-3-A	Non-Control Note	Pari Passu	$25,500,000	BANK 2020-BNK29
			A-2-3-B	Non-Control Note	Pari Passu	$15,000,000	BANK 2020-BNK30
			A-2-4	Non-Control Note	Pari Passu	$20,000,000	BBCMS 2020-C8
Willoughby Commons	Non-Serviced	Benchmark 2020-B21	A-1	Control Note	Pari Passu	$20,000,000	Benchmark 2020-B21
			A-2	Non-Control Note	Pari Passu	$8,950,000	Benchmark 2021-B24
			A-3	Non-Control Note	Pari Passu	$8,000,000	Benchmark 2021-B24

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)	The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related co-lender agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of Each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA. Notwithstanding the foregoing, in the case of the Staples Headquarters Mortgage Loan, the related co-lender agreement does not limit the transfer of more than 49% of the beneficial interest in such Non-Serviced Mortgage Loan or a related Non-Serviced Pari Passu Companion Loan.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent, solely with respect to the directing certificateholder, or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The 410 Tenth Avenue Whole Loan.

Servicing

The 410 Tenth Avenue Mortgage Loan (6.9%) is part of a split loan structure (the “410 Tenth Avenue Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”, including (a) the 410 Tenth Avenue Mortgage Loan, (b) one senior promissory note held by the JPMCC 2021-410T trust (the “410 Tenth Avenue Pari Passu Companion Loan”; together with the 410 Tenth Avenue Mortgage Loan, the “410 Tenth Avenue Senior Loans”), and (c) one subordinate promissory note held by the JPMCC 2021-410T trust (the “410 Tenth Avenue Subordinate Companion Loan”; together with the 410 Tenth Avenue Pari Passu Companion Loan, the “410 Tenth Avenue Companion Loans”). The holders of such 410 Tenth Avenue Senior Loans are collectively referred to as the “410 Tenth Avenue Senior Loan Holders” and the holder of such 410 Tenth Avenue Subordinate Companion Loan is referred to as the “410 Tenth Avenue Subordinate

Companion Loan Holder”. Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $565,000,000. The holder of the 410 Tenth Avenue Mortgage Loan, the 410 Tenth Avenue Subordinate Companion Loan Holder and the holders of the 410 Tenth Avenue Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “410 Tenth Avenue Intercreditor Agreement”).

The 410 Tenth Avenue Whole Loan and any related REO Property will be serviced and administered by KeyBank National Association, the master servicer for the JPMCC 2021-410T securitization (the “410 Tenth Avenue Master Servicer”) and, if necessary, Situs Holdings, LLC, the special servicer for the JPMCC 2021-410T securitization (the “410 Tenth Avenue Special Servicer”), pursuant to the trust and servicing agreement related to the JPMCC 2021-410 trust (the “JPMCC 2021-410 Tenth Avenue TSA”), but subject to the terms of the 410 Tenth Avenue Intercreditor Agreement. In servicing the 410 Tenth Avenue Whole Loan, the 410 Tenth Avenue Master Servicer and the 410 Tenth Avenue Special Servicer are required to service the 410 Tenth Avenue Whole Loan in accordance with the servicing standard set forth in the JPMCC 2021-410 Tenth Avenue TSA to take into account the interests of the Certificateholders and the holders of the 410 Tenth Avenue Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the 410 Tenth Avenue Mortgage Loan pursuant to the 410 Tenth Avenue Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the 410 Tenth Avenue Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the 410 Tenth Avenue Pari Passu Companion Loans as set forth in the 410 Tenth Avenue Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the 410 Tenth Avenue Whole Loan (other than any promissory notes not contributed to the JPMCC 2021-410T securitization.

Application of Payments

The 410 Tenth Avenue Intercreditor Agreement sets forth the respective rights of the holder of the 410 Tenth Avenue Mortgage Loan and the holders of the 410 Tenth Avenue Companion Loans with respect to distributions of funds received in respect of the 410 Tenth Avenue Whole Loan, and provides, in general, that, the 410 Tenth Avenue Subordinate Companion Loan is, at all times, junior, subject and subordinate to the 410 Tenth Avenue Senior Loans, and the right of the 410 Tenth Avenue Subordinate Companion Loan Holder to receive payments with respect to the 410 Tenth Avenue Whole Loan is, at all times, junior, subject and subordinate to the rights of the 410 Tenth Avenue Senior Loan Holders to receive payments with respect to the 410 Tenth Avenue Whole Loan. All amounts tendered by the related borrowers or otherwise available for payment on the 410 Tenth Avenue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)     first, to the 410 Tenth Avenue Senior Loan Holders, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the 410 Tenth Avenue Senior Loans at the applicable note interest rate;

(ii)    second, to the 410 Tenth Avenue Senior Loan Holders, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal, including amounts allocable as principal on the Mortgage Loan after the Anticipated Repayment Date) received, if any, with respect to such Due Date with respect to the 410 Tenth Avenue Whole Loan, until the balance of the 410 Tenth Avenue Senior Loans have been reduced to zero;

(iii)   third, to the 410 Tenth Avenue Senior Loan Holders, pro rata and pari passu, up to the aggregate amount of any unreimbursed losses previously allocated to the 410 Tenth Avenue Senior Loan holders in accordance with the 410 Tenth Avenue Intercreditor Agreement, plus interest thereon at the net note interest rate compounded monthly from the date the related such realized losses were allocated to each 410 Tenth Avenue Senior Loan;

(iv)   fourth, to pay accrued and unpaid interest on the 410 Tenth Avenue Subordinate Companion Loan (other than default interest) to the 410 Tenth Avenue Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the 410 Tenth Avenue Subordinate Companion Loan at the applicable net note interest rate;

(v)    fifth, to the 410 Tenth Avenue Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal, including amounts allocable as principal on the Mortgage Loan after the Anticipated Repayment Date) received, if any, with respect to such Due Date, until the principal balance of the 410 Tenth Avenue Subordinate Companion Loan has been reduced to zero;

(vi)   sixth, to the 410 Tenth Avenue Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the 410 Tenth Avenue Subordinate Companion Loan Holder in accordance with the terms of the 410 Tenth Avenue Intercreditor Agreement, plus interest thereon at the net note interest rate for the 410 Tenth Avenue Subordinate Companion Loan compounded monthly from the date the realized losses were allocated to the 410 Tenth Avenue Subordinate Companion Loan Holder;

(vii)   seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the 410 Tenth Avenue Senior Loans, on pro rata and pari passu basis, then the 410 Tenth Avenue Subordinate Companion Loan Holder;

(viii)  eighth, pro rata and pari passu, to each of the 410 Tenth Avenue Senior Loan Holders up to an amount equal to the unpaid excess interest accrued on the related principal balance, with the aggregate amount so payable to be allocated between the 410 Tenth Avenue Senior Loan Holders, pro rata and pari passu, according to the amount of accrued and unpaid Excess Interest due to each such 410 Tenth Avenue Senior Loan Holder;

(ix)   ninth, to the 410 Tenth Avenue Subordinate Companion Loan Holder, up to an amount equal to the unpaid excess interest accrued on the principal balance of the 410 Tenth Avenue Subordinate Companion Loan;

(x)   tenth, to pay default interest and late payment charges then due and owing under the 410 Tenth Avenue Whole Loan, all of which is required to be applied in accordance with the JPMCC 2021-410 Tenth Avenue TSA; and

(xi)   eleventh, if any excess amount is available to be distributed in respect of the 410 Tenth Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(h), any remaining amount is required to be paid pro rata to each 410 Tenth Avenue Senior Loan holder and the 410 Tenth Avenue Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the 410 Tenth Avenue Intercreditor Agreement, the directing holder with respect to the 410 Tenth Avenue Whole Loan (the “410 Tenth Avenue Directing Holder”), as of any date of determination, will be the holder of the 410 Tenth Avenue Senior Loan evidenced by promissory note A-4, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2021-410T securitization. The 410 Tenth Avenue Directing Holder is not permitted to exercise the rights of the 410 Tenth Avenue Directing Holder if it is an affiliate of the borrowers. The 410 Tenth Avenue Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the 410 Tenth Avenue Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the 410 Tenth Avenue Whole Loan will require the approval of the 410 Tenth Avenue Directing Holder.

Pursuant to the terms of the 410 Tenth Avenue Intercreditor Agreement, the Issuing Entity, as the holder of the 410 Tenth Avenue Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the 410 Tenth Avenue Master Servicer or the 410 Tenth Avenue Special Servicer, as applicable, is required to provide to the 410 Tenth Avenue Directing Holder pursuant to the JPMCC 2021-410 Tenth Avenue TSA (similar to such notices, information and reports that are required to be provided to the 410 Tenth Avenue Directing Holder under the JPMCC 2021-410 Tenth Avenue TSA without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2021-410 Tenth Avenue TSA) and a summary of any asset status report relating to the 410 Tenth Avenue Whole Loan that the 410 Tenth Avenue Master Servicer or the 410 Tenth Avenue Special Servicer, as applicable, is required to provide to the 410 Tenth Avenue Directing Holder pursuant to the JPMCC 2021-410 Tenth Avenue TSA (without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2021-410 Tenth Avenue TSA) and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the 410 Tenth Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 410 Tenth Avenue Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the 410 Tenth Avenue Master Servicer (or the 410 Tenth Avenue Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the 410 Tenth Avenue Master Servicer or the 410 Tenth Avenue Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 410 Tenth Avenue Whole Loan (as a collective whole). Neither the 410 Tenth Avenue Master Servicer nor the 410 Tenth Avenue Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the 410 Tenth Avenue Master Servicer nor the 410 Tenth Avenue Special Servicer may follow any advice, direction or objection by the 410 Tenth Avenue Directing Holder that would (i) require or cause the 410 Tenth Avenue Master Servicer or the 410 Tenth Avenue Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the JPMCC 2021-410 Tenth Avenue TSA, the 410 Tenth Avenue Intercreditor Agreement or the related servicing standard set forth in the 410 Tenth Avenue Intercreditor Agreement or materially expand the scope of responsibilities for any of the 410 Tenth Avenue Master Servicer or the 410 Tenth Avenue Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the 410 Tenth Avenue Intercreditor Agreement, the Issuing Entity, as the holder of the 410 Tenth Avenue Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the 410 Tenth Avenue Master Servicer or 410 Tenth Avenue Special Servicer) with the 410 Tenth Avenue Master Servicer or the 410 Tenth Avenue Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the 410 Tenth Avenue Master Servicer or the 410 Tenth Avenue Special Servicer, as applicable, in which servicing issues related to the 410 Tenth Avenue Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 410 Tenth Avenue Intercreditor Agreement, if the 410 Tenth Avenue Whole Loan becomes a specially serviced loan, and if the Special Servicer determines to sell the 410 Tenth Avenue Mortgage Loan in accordance with the JPMCC 2021-410 Tenth Avenue TSA, the 410 Tenth Avenue Special Servicer will be required to sell the 410 Tenth Avenue Mortgage Loan and each 410 Tenth Avenue Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the 410 Tenth Avenue Special Servicer will not be permitted to sell the 410 Tenth Avenue Whole Loan without the consent of each Non-Controlling Holder (including the Issuing Entity as the holder of the 410 Tenth Avenue Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 410 Tenth Avenue Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 410 Tenth Avenue Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the JPMCC 2021-410 Tenth Avenue TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the 410 Tenth Avenue Master Servicer or 410 Tenth Avenue Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the 410 Tenth Avenue Intercreditor Agreement, the 410 Tenth Avenue Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the 410 Tenth Avenue Special Servicer then acting with respect to the 410 Tenth Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the 410 Tenth Avenue Mortgage Loan or the other 410 Tenth Avenue Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event” in this prospectus.

The MGM Grand & Mandalay Bay Whole Loan

General

The MGM Grand & Mandalay Bay Mortgage Loan (6.9%) is part of a split loan structure comprised of seventy-three (73) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The MGM Grand & Mandalay Bay Mortgage Loan is evidenced by two (2) promissory notes, Note A-13-9 and Note A-15-9, with a Cut-off Date Balance of $79,985,667. The “MGM Grand & Mandalay Bay Whole Loan” consists of (a) the MGM Grand & Mandalay Bay Mortgage Loan, (b) 47 pari passu companion notes (the “MGM Grand & Mandalay Bay Pari Passu Companion Loans” and, together with the MGM Grand & Mandalay Bay Mortgage Loan, the “MGM Grand & Mandalay Bay A Notes”) evidenced by promissory notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9, A-10, A-11, A-12, A-13-1, A-13-2, A-13-3, A-13-4, A-13-5, A-13-6, A-13-7, A-13-8, A-14-1, A-14-2, A-14-3, A-14-4, A-14-5, A-14-6, A-15-1, A-15-2, A-15-3, A-15-4, A-15-5, A-15-6, A-15-7, A-15-8, A-15-10, A-16-1, A-16-2, A-16-3, A-16-4, A-16-5, A-16-6, A-16-7, A-16-8, A-16-9, A-16-10, A-16-11 and A-16-12, (c) 12 senior subordinate companion B notes (the “MGM Grand & Mandalay Bay Senior B Notes”) evidenced by promissory notes B-1-A, B-2-A, B-3-A, B-4-A, B-5-A, B-6-A, B-7-A, B-8-A, B-9-A, B-10-A, B-11-A and B-12-A, (d) 8 junior subordinate companion B notes (the “MGM Grand & Mandalay Bay Junior B Notes” and, together with the MGM Grand & Mandalay Bay Senior B Notes, the “MGM Grand & Mandalay Bay B Notes”) evidenced by promissory notes B-1-B, B-2-B, B-3-B, B-4-B, B-5-B, B-6-B, B-7-B and B-8-B and (e) 4 subordinate companion C notes (the “MGM Grand & Mandalay Bay C Notes” and, together with the with the MGM Grand & Mandalay Bay B Notes, the “MGM Grand & Mandalay Bay Subordinate Companion Loans”) evidenced by promissory notes C-1, C-2, C-3 and C-4. The MGM Grand & Mandalay Bay Subordinate Companion Loans and the MGM Grand & Mandalay Bay A Notes (excluding the MGM Grand & Mandalay Bay Mortgage Loan) are collectively referred to as the “MGM Grand & Mandalay Bay Companion Loans”.

Servicing

Pursuant to the terms of the related Amended and Restated Agreement Between Noteholders (the “MGM Grand & Mandalay Bay Co-Lender Agreement”), the MGM Grand & Mandalay Bay Whole Loan will be serviced and administered in accordance with the servicing agreement governing the securitization of note A-1, which is the trust and servicing agreement (the “BX 2020-VIVA TSA”), dated as of May 5, 2020, between Citigroup Commercial Mortgage Securities Inc., as depositor, KeyBank National Association, as master servicer (the “BX 2020-VIVA Servicer”), Situs Holdings, LLC, as special servicer (the “BX 2020-VIVA Special Servicer”), Citibank, N.A., as certificate administrator, and Wilmington Trust, National Association, as trustee (the “BX 2020-VIVA Trustee”), by the BX 2020-VIVA Servicer and the BX 2020-VIVA Special Servicer, subject to the terms of the MGM Grand & Mandalay Bay Co-Lender Agreement.

Amounts payable to the issuing entity as holder of the MGM Grand & Mandalay Bay Mortgage Loan pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Citibank, N.A., as custodian under the BX 2020-VIVA TSA, is the custodian of the mortgage file related to the MGM Grand & Mandalay Bay Whole Loan (other than the promissory notes evidencing the MGM Grand & Mandalay Bay Mortgage Loan and the related MGM Grand & Mandalay Bay Companion Loans not included in the BX 2020-VIVA securitization).

Application of Payments

The MGM Grand & Mandalay Bay Co-Lender Agreement sets forth the respective rights of the holders of the MGM Grand & Mandalay Bay Mortgage Loan and the related MGM Grand & Mandalay Bay Companion Loans with respect to distributions of funds received in respect of the MGM Grand & Mandalay Bay Whole Loan, and provides, in general, that:

●	The MGM Grand & Mandalay Bay C Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to any such MGM Grand & Mandalay Bay C Note will at all times be junior, subject and subordinate to the MGM Grand & Mandalay Bay A Notes and the MGM Grand & Mandalay Bay B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such MGM Grand & Mandalay Bay A Notes and MGM Grand & Mandalay Bay B Notes, as further described below. The MGM Grand & Mandalay Bay Junior B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to any MGM Grand & Mandalay Bay Junior B Note will at all times be junior, subject and subordinate to the MGM Grand & Mandalay Bay A Notes and the MGM Grand & Mandalay Bay Senior B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to the MGM Grand & Mandalay Bay A Notes and the MGM Grand & Mandalay Bay Senior B Notes, as further described below. The MGM Grand & Mandalay Bay Senior B Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to any such MGM Grand & Mandalay Bay Senior B Note will at all times be junior, subject and subordinate to the MGM Grand & Mandalay Bay A Notes and the rights of the related holders to receive payments of interest, principal and other amounts with respect to such MGM Grand & Mandalay Bay A Notes, as further described below.

●	Prior to the occurrence and continuance of (i) any event of default with respect to an obligation of the related borrower to pay money due under the MGM Grand & Mandalay Bay Whole Loan or (ii) any non-monetary event of default as a result of which the MGM Grand & Mandalay Bay Whole Loan becomes a specially serviced mortgage loan under the BX 2020-VIVA TSA (which, for clarification, will not include any imminent event of default (each, a “Triggering Event of Default”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties or amounts realized as proceeds of the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2020-VIVA TSA will be applied and distributed by the BX 2020-VIVA Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in BX 2020-VIVA TSA):

(i)     first, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by any servicer or trustee on its behalf and not previously paid or reimbursed) with respect to the MGM Grand &

Mandalay Bay Whole Loan pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA;

(ii)     second, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay A Note at the applicable net initial interest rate;

(iii)     third, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable net initial interest rate;

(iv)     fourth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable net initial interest rate;

(v)     fifth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable net initial interest rate;

(vi)    sixth, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay A Notes, in an aggregate amount equal to the principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(vii)    seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Senior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(viii)   eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Junior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(ix)    ninth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay C Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the regular principal balance for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(x)     tenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand

& Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xi)    eleventh, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(x) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xii)   twelfth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xi) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xiii)   thirteenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xii) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xiv)   fourteenth, following the Anticipated Repayment Date, to the holders of the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay A Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xv)    fifteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xvi)   sixteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xvii)    seventeenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xviii)   eighteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay A Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(xix)    nineteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Senior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(xx)     twentieth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Junior B Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(xxi)    twenty-first, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay C Notes, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such payment date with respect to the MGM Grand & Mandalay Bay Whole Loan, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(xxii)   twenty-second, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxi) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxiii)  twenty-third, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxiv)   twenty-fourth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxv)   twenty-fifth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiv) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xxvi)   twenty-sixth, to the holders of the MGM Grand & Mandalay Bay A Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay A Note in accordance with the mortgage loan agreement;

(xxvii)  twenty-seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Senior B Note in accordance with the mortgage loan agreement;

(xxviii) twenty-eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Junior B Note in accordance with the mortgage loan agreement

(xxix)  twenty-ninth, to the holders of the MGM Grand & Mandalay Bay C Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay C Note in accordance with the mortgage loan agreement;

(xxx)   thirtieth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the BX 2020-VIVA TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer (in each case provided that such reimbursements or payments relate to the MGM Grand & Mandalay Bay Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, shall be paid to the holders of the MGM Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, based on their respective percentage interests; and

(xxxi)  thirty-first, if any excess amount is available to be distributed in respect of the MGM Grand & Mandalay Bay Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xxx), any remaining amount shall be paid pro rata to the holders of the MGM Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, in accordance with their respective initial percentage interests.

●	Upon the occurrence and continuance of a Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties or amounts realized as proceeds of the MGM Grand & Mandalay Bay Whole Loan or the MGM Grand & Mandalay Bay Mortgaged Properties, after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts that are then due, payable or reimbursable pursuant to the BX 2020-VIVA TSA will be applied and distributed by the BX 2020-VIVA Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in BX 2020-VIVA TSA):

(i)        first, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to the amount of any unreimbursed costs and expenses paid by such holder, including any unreimbursed trust fund expenses not previously reimbursed to such holder (or paid or advanced by any servicer or trustee on its behalf and not previously paid or reimbursed) with respect to the MGM Grand & Mandalay Bay Whole Loan pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA;

(ii)      second, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related A Note at the applicable net initial interest rate;

(iii)      third, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable net initial interest rate;

(iv)      fourth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable net initial interest rate;

(v)       fifth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable net initial interest rate;

(vi)      sixth, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay A Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(vii)     seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Senior B Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(viii)     eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay Junior B Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(ix)      ninth, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective regular principal balances of the MGM Grand & Mandalay Bay C Notes, all remaining funds, if any, until the regular principal balance for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xi)      eleventh, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(x) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xii)     twelfth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xi) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net initial interest rate

(xiii)    thirteenth, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xii) and, as a result of a workout the regular principal balances for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of such holder, an amount equal to the reduction, if any, of the regular principal balance for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net initial interest rate;

(xiv)     fourteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay A Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(xv)     fifteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Senior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(i)       sixteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay Junior B Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(ii)      seventeenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the accrued and unpaid interest on the principal balance for the related MGM Grand & Mandalay Bay C Note at the applicable post-ARD interest rate differential (exclusive of any portion of such accrued and unpaid interest that constitutes Accrued Interest under the mortgage loan agreement allocable to, and added or to be added to the principal balance of, such note);

(iii)      eighteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay A Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay A Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay A Note has been reduced to zero;

(iv)      nineteenth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Senior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Senior B Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Senior B Note has been reduced to zero;

(v)       twentieth, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay Junior B Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay Junior B Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay Junior B Note has been reduced to zero;

(vi)      twenty-first, following the Anticipated Repayment Date, to the holders of the MGM Grand & Mandalay Bay C Notes, on a pro rata and pari passu basis based on the respective Accrued and Deferred Principal of the MGM Grand & Mandalay Bay C Notes, all remaining funds, if any, until the Accrued and Deferred Principal amount for each MGM Grand & Mandalay Bay C Note has been reduced to zero;

(vii)     twenty-second, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxi) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay A Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay A Note as a result of such workout, plus interest on such amount at the related net interest rate;

(viii)     twenty-third, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Senior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand &

Mandalay Bay Senior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(ix)      twenty-fourth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiii) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay Junior B Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay Junior B Note as a result of such workout, plus interest on such amount at the related net interest rate;

(x)      twenty-fifth, following the Anticipated Repayment Date, if the proceeds of any foreclosure sale or any liquidation of the MGM Grand & Mandalay Bay Whole Loan or MGM Grand & Mandalay Bay Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(xxiv) and, as a result of a workout the Accrued and Deferred Principal for the MGM Grand & Mandalay Bay C Notes have been reduced, such excess amount will be paid to the related holders, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to the reduction, if any, of the Accrued and Deferred Principal amount for the related MGM Grand & Mandalay Bay C Note as a result of such workout, plus interest on such amount at the related net interest rate;

(xi)     twenty-sixth, to the holders of the MGM Grand & Mandalay Bay A Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each related holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay A Note in accordance with the mortgage loan agreement;

(xii)     twenty-seventh, to the holders of the MGM Grand & Mandalay Bay Senior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Senior B Note in accordance with the mortgage loan agreement;

(xiii)    twenty-eighth, to the holders of the MGM Grand & Mandalay Bay Junior B Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay Junior B Note in accordance with the mortgage loan agreement;

(xiv)     twenty-ninth, to the holders of the MGM Grand & Mandalay Bay C Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each such holder, an amount equal to all yield maintenance premiums allocated to the related MGM Grand & Mandalay Bay C Note in accordance with the mortgage loan agreement;

(xv)     thirtieth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the BX 2020-VIVA TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer (in each case provided that such reimbursements or payments relate to the MGM Grand & Mandalay Bay Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the MGM Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, based on their respective percentage interests; and

(xvi)     thirty-first, if any excess amount is available to be distributed in respect of the MGM Grand & Mandalay Bay Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xxx), any remaining amount will be paid pro rata to the holders of the MGM Grand & Mandalay Bay A Notes, MGM Grand & Mandalay Bay Senior B Notes, MGM Grand & Mandalay

Bay Junior B Notes and MGM Grand & Mandalay Bay C Notes, pro rata, in accordance with their respective initial percentage interests.

All expenses and losses relating to the MGM Grand & Mandalay Bay Whole Loan and the MGM Grand & Mandalay Bay Mortgaged Properties will be allocated first, pro rata, to the MGM Grand & Mandalay Bay C Notes and then, pro rata, to the MGM Grand & Mandalay Bay Junior B Notes and then, pro rata, to the MGM Grand & Mandalay Bay Senior B Notes, and then, pro rata, to the MGM Grand & Mandalay Bay Mortgage Loan and the MGM Grand & Mandalay Bay A Notes. Notwithstanding anything to the contrary, if an advance of principal or interest is made with respect to any note relating to the MGM Grand & Mandalay Bay Whole Loan, then advance interest amounts thereon will only be reimbursed from default interest and late payment charges collected on the MGM Grand & Mandalay Bay Whole Loan, as and to the extent provided in the BX 2020-VIVA TSA, from amounts paid by the related borrower to cover such advance interest amounts and otherwise (i) in the case of the MGM Grand & Mandalay Bay A Notes, first, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay C Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), second, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay Junior B Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), third, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay Senior B Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), and fourth, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made, (ii) in the case of the MGM Grand & Mandalay Bay Senior B Notes, first, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay C Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), second, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the Junior B Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), and third, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made, (iii) in the case of the MGM Grand & Mandalay Bay Junior B Notes, first, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holders of the MGM Grand & Mandalay Bay C Notes (on a pro rata and pari passu basis in accordance with their relative principal balances), and second, out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made, and (iv) in the case of the MGM Grand & Mandalay Bay C Notes, solely out of any amounts received with respect to the MGM Grand & Mandalay Bay Whole Loan that would otherwise be distributable to the holder of such note as to which the advance of principal or interest was made.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the MGM Grand & Mandalay Bay Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the MGM Grand & Mandalay Bay Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the MGM Grand & Mandalay Bay Companion Loans.

Certain costs and expenses allocable to the MGM Grand & Mandalay Bay Mortgage Loan (such as a pro rata share of a nonrecoverable property protection advance) may, to the extent not otherwise paid out of collections on the MGM Grand & Mandalay Bay Whole Loan may, to the extent allocable to the MGM Grand & Mandalay Bay Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement, the controlling holder with respect to the MGM Grand & Mandalay Bay Whole Loan (the “MGM Grand & Mandalay Bay Controlling Noteholder”), as of any date of determination, will be (i) the holder of note C-1, unless an MGM Grand & Mandalay Bay C Note Control Appraisal Period has occurred and is continuing, (ii) if an MGM Grand & Mandalay Bay C Note Control Appraisal Period has occurred and is continuing, the holder of note B-5-B, or any other MGM Grand & Mandalay Bay Junior B Note specified by the holder of note B-5-B, unless an MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period has occurred and is continuing, (iii) if an MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period has occurred and is continuing, the holder of note B-9-A, or any other MGM Grand & Mandalay Bay Senior B Note specified by the holder of note B-9-A, unless an MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period has occurred and is continuing, or (iv) if an MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period has occurred and is continuing, the holder of note A-9, or any other MGM Grand & Mandalay Bay A Note specified by the holder of note A-9; provided that, if any such holder would be the MGM Grand & Mandalay Bay Controlling Noteholder pursuant to the terms of the MGM Grand & Mandalay Bay Co-Lender Agreement, but a greater than 49% interest in the subject controlling note is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the MGM Grand & Mandalay Bay Controlling Noteholder (and, in the case of note C-1, an MGM Grand & Mandalay Bay C Note Control Appraisal Period will be deemed to exist, in the case of note B-5-B or any other designated MGM Grand & Mandalay Bay Junior B Note, an MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period will be deemed to exist, and in the case of note B-9-A or any other designated MGM Grand & Mandalay Bay Senior B Note, an MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period will be deemed to exist). Further, no representative entitled to exercise the rights of an MGM Grand & Mandalay Bay Controlling Noteholder may be a borrower, borrower affiliate or other borrower restricted party.

Pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the MGM Grand & Mandalay Bay Whole Loan (whether or not a servicing transfer event under the BX 2020-VIVA TSA has occurred and is continuing) that would constitute an MGM Grand & Mandalay Bay Major Decision, the BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, will be required to provide the MGM Grand & Mandalay Bay Controlling Noteholder (or its representative) with at least ten (10) business days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested MGM Grand & Mandalay Bay Major Decision. The BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, is not permitted to take any action with respect to such MGM Grand & Mandalay Bay Major Decision (or make a determination not to take action with respect to such MGM Grand & Mandalay Bay Major Decision), unless and until the BX 2020-VIVA Special Servicer receives the written consent of the MGM Grand & Mandalay Bay Controlling Noteholder (or its representative) before implementing a decision with respect to such MGM Grand & Mandalay Bay Major Decision; provided that the provisions of the BX 2020-VIVA TSA will govern the consent and consultation rights under the MGM Grand & Mandalay Bay Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the BX 2020-VIVA TSA, the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer, as applicable, may take actions with respect to the MGM Grand & Mandalay Bay Mortgaged Properties before obtaining the consent of the MGM Grand & Mandalay Bay Controlling Noteholder if the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the BX 2020-VIVA TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the MGM Grand & Mandalay Bay Whole Loan as a collective whole, and the BX 2020-VIVA Servicer or the BX 2020-VIVA Special Servicer, as applicable, has made a reasonable effort to contact the MGM Grand & Mandalay Bay Controlling Noteholder.

Notwithstanding the foregoing, the BX 2020-VIVA Servicer and the BX 2020-VIVA Special Servicer will not be permitted to follow any advice or consultation provided by the MGM Grand & Mandalay Bay Controlling Noteholder (or its representative) that would require or cause the BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the BX 2020-VIVA TSA, require or cause the BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, to violate provisions of the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA, require or cause the BX 2020-VIVA Servicer or BX 2020-VIVA Special Servicer, as applicable, to violate the terms of the MGM Grand & Mandalay Bay Whole Loan, or materially expand the scope of the BX 2020-VIVA Servicer’s or BX 2020-VIVA Special Servicer’s, as applicable, responsibilities under the MGM Grand & Mandalay Bay Co-Lender Agreement or the BX 2020-VIVA TSA.

Following the occurrence and during the continuance of an MGM Grand & Mandalay Bay C Note Control Appraisal Period, the BX 2020-VIVA Special Servicer will be required to (A) provide copies to the issuing entity (at any time the holder of the MGM Grand & Mandalay Bay Mortgage Loan is not the MGM Grand & Mandalay Bay Controlling Noteholder) and each holder of an MGM Grand & Mandalay Bay A Note or an MGM Grand & Mandalay Bay B Note (at any time such holder is not the MGM Grand & Mandalay Bay Controlling Noteholder) (each, a “MGM Grand & Mandalay Bay Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the MGM Grand & Mandalay Bay Controlling Noteholder pursuant to the BX 2020-VIVA TSA with respect to any MGM Grand & Mandalay Bay Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the MGM Grand & Mandalay Bay Controlling Noteholder, and (B) consult with each holder of an MGM Grand & Mandalay Bay A Note or an MGM Grand & Mandalay Bay B Note (at any time such holder is not the MGM Grand & Mandalay Bay Controlling Noteholder) or its representative on a strictly non-binding basis, to the extent having received such notices, information and reports, any such MGM Grand & Mandalay Bay Non-Controlling Noteholder requests consultation with respect to any such MGM Grand & Mandalay Bay Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such MGM Grand & Mandalay Bay Non-Controlling Noteholder or its representative; provided that after the expiration of a period of 10 business days from the delivery to any such MGM Grand & Mandalay Bay Non-Controlling Noteholder by the BX 2020-VIVA Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the BX 2020-VIVA Special Servicer will no longer be obligated to consult with such MGM Grand & Mandalay Bay Non-Controlling Noteholder, whether or not such MGM Grand & Mandalay Bay Non-Controlling Noteholder has responded within such 10 business day period. Notwithstanding the consultation rights of any holder of an MGM Grand & Mandalay Bay A Note or an MGM Grand & Mandalay Bay B Note that is an MGM Grand & Mandalay Bay Non-Controlling Noteholder set forth in the immediately preceding sentence, the BX 2020-VIVA Special Servicer may make any MGM Grand & Mandalay Bay Major Decision or take any recommended action outlined in an asset status report before the expiration of the aforementioned 10 business day period if the BX 2020-VIVA Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the noteholders. In no event will the BX 2020-VIVA Special Servicer be obligated at any time to follow or take any alternative actions recommended by an MGM Grand & Mandalay Bay Non-Controlling Noteholder.

A “MGM Grand & Mandalay Bay C Note Control Appraisal Period” will exist with respect to the MGM Grand & Mandalay Bay Whole Loan, if and for so long as (a)(1) the initial principal balance of the MGM Grand & Mandalay Bay C Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay C Notes after the date of their creation, (y) any appraisal reduction amounts for the MGM Grand & Mandalay Bay Whole Loan that are allocated to such MGM Grand & Mandalay Bay C Notes in reduction of their regular principal balances and (z) any losses realized with respect to the MGM Grand & Mandalay Bay Mortgaged Properties or the MGM Grand & Mandalay Bay Whole Loan that are allocated to the MGM Grand & Mandalay Bay C Notes in reduction of their regular principal balances, is less than (b) 25% of the remainder of (i) the initial principal balance of the MGM Grand & Mandalay Bay C Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay C Notes after the date of their creation.

A “MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period” will exist with respect to the MGM Grand & Mandalay Bay Whole Loan, if and for so long as (a)(1) the initial principal balance of the MGM Grand & Mandalay Bay Junior B Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Junior B Notes after the date of their creation, (y) any appraisal reduction amounts for the MGM Grand & Mandalay Bay Whole Loan that are allocated to such MGM Grand & Mandalay Bay Junior B Notes in reduction of their regular principal balances and (z) any losses realized with respect to the MGM Grand & Mandalay Bay Mortgaged Properties or the MGM Grand & Mandalay Bay Whole Loan that are allocated to the MGM Grand & Mandalay Bay Junior B Notes in reduction of their regular principal balances, is less than (b) 25% of the remainder of (i) the initial principal balance of the MGM Grand & Mandalay Bay Junior B Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Junior B Notes after the date of their creation.

A “MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period” will exist with respect to the MGM Grand & Mandalay Bay Whole Loan, if and for so long as (a)(1) the initial principal balance of the MGM Grand & Mandalay Bay Senior B Notes minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Senior B Notes after the date of their creation, (y) any appraisal reduction amounts for the MGM Grand & Mandalay Bay Whole Loan that are allocated to such MGM Grand & Mandalay Bay Senior B Notes in reduction of their regular principal balances and (z) any losses realized with respect to the MGM Grand & Mandalay Bay Mortgaged Properties or the MGM Grand & Mandalay Bay Whole Loan that are allocated to the MGM Grand & Mandalay Bay Senior B Notes in reduction of their regular principal balances, is less than (b) 25% of the remainder of (i) the initial principal balance of the MGM Grand & Mandalay Bay Senior B Notes less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the MGM Grand & Mandalay Bay Senior B Notes after the date of their creation.

“MGM Grand & Mandalay Bay Major Decision” means a “Major Decision” under the BX 2020-VIVA TSA.

Sale of Defaulted Whole Loan

If the MGM Grand & Mandalay Bay Whole Loan becomes a defaulted mortgage loan under the BX 2020-VIVA TSA and the BX 2020-VIVA Special Servicer decides to sell the notes included in the BX 2020-VIVA securitization, the BX 2020-VIVA Special Servicer will be required to sell the MGM Grand & Mandalay Bay Mortgage Loan and the MGM Grand & Mandalay Bay Companion Loans, together as notes evidencing one whole loan in accordance with the BX 2020-VIVA TSA. Notwithstanding the foregoing, the BX 2020-VIVA Special Servicer will not be permitted to sell the MGM Grand & Mandalay Bay Mortgage Loan or any MGM Grand & Mandalay Bay A Note or MGM Grand & Mandalay Bay B Note not included in the BX 2020-VIVA securitization (such notes, the “MGM Grand & Mandalay Bay Non-Lead Securitization Notes”) without the consent of the holders thereof (including the issuing entity, as holder of the MGM Grand & Mandalay Bay Mortgage Loan) (together, the “MGM Grand & Mandalay Bay Non-Lead Noteholders”) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the MGM Grand & Mandalay Bay Non-Lead Securitization Notes, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BX 2020-VIVA Special Servicer, a copy of the most recent appraisal for the MGM Grand & Mandalay Bay Whole Loan and any documents in the servicing file maintained by the BX 2020-VIVA Servicer and/or BX 2020-VIVA Special Servicer with respect to the MGM Grand & Mandalay Bay Whole Loan reasonably requested by the MGM Grand & Mandalay Bay Non-Lead Noteholder that are material to the price of the MGM Grand & Mandalay Bay Non-Lead Securitization Notes, and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the controlling class representative under the BX 2020-VIVA TSA) prior to the proposed sale date, all information and documents being provided to other offerors and all leases or other documents that are approved by the BX 2020-VIVA Special Servicer in connection with the proposed sale, provided that such MGM Grand & Mandalay Bay Non-Lead Noteholder may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the MGM Grand & Mandalay Bay Co-Lender Agreement, the MGM Grand & Mandalay Bay Controlling Noteholder (or its controlling noteholder representative) will be entitled to terminate the rights and obligations of the BX 2020-VIVA Special Servicer, with or without cause, and appoint a replacement special servicer with respect to the MGM Grand & Mandalay Bay Whole Loan.

The Pittock Block Whole Loan.

The Pittock Block Mortgage Loan (5.7%) is part of a split loan structure (the “Pittock Block Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”, including three senior promissory notes (the “Pittock Block A Notes” or the “Pittock Block Senior Mortgage Loan”) and one subordinate promissory note (the “Pittock Block B Note” or the “Pittock Block Subordinate Companion Loan”; and, collectively, with the Pittock Block A Notes, the “Pittock Block Notes”). The holders of such Pittock Block A Notes are collectively referred to as the “Pittock Block Note A Holders”, the holder of such Pittock Block B Note is referred to as the “Pittock Block Note B Holder”, and the Pittock Block Note A Holders and the Pittock Block Note B Holder are collectively referred to as the “Pittock Block Noteholders”. Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $163,470,000.

Each of the Pittock Block Notes is expected to be transferred to a securitization trust. The Pittock Block Mortgage Loan is evidenced by two promissory notes, Note A-2 and Note A-3, with an aggregate initial principal balance of $66,000,000. The remaining Pittock Block A Note will constitute a “Pari Passu Companion Loan” under the Pooling and Servicing Agreement (and will be collectively referred to herein as the “Pittock Block Pari Passu Companion Loans”).

The Pittock Block Pari Passu Companion Loans and the Pittock Block Subordinate Companion Loan are collectively referred to herein as the “Pittock Block Companion Loans”. The Pittock Block Mortgage Loan and the Pittock Block Companion Loans collectively comprise the Pittock Block Whole Loan.

The Pittock Block Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Pittock Block Mortgage Loan. The Pittock Block Subordinate Companion Loan is generally subordinate in right of payment to the Pittock Block Mortgage Loan and the Pittock Block Pari Passu Companion Loans.

Only the Pittock Block Mortgage Loan is included in the issuing entity. Servicing of the Pittock Block Whole Loan will be governed by the Pooling and Servicing Agreement. The remaining Pittock Block Mortgage Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future; however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the promissory notes evidencing Pittock Block Whole Loan (the “Pittock Block Noteholders”) are subject to a Co-Lender Agreement (the “Pittock Block Co-Lender Agreement”). The following summaries describe certain provisions of the Pittock Block Co-Lender Agreement.

Servicing

The Pittock Block Whole Loan will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement by the master servicer, and, if necessary, the special servicer, in the manner described under “The Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the Pittock Block Co-Lender Agreement. The master servicer or the trustee, as applicable, under the Pooling and Servicing Agreement will be responsible for making any Servicing Advances with respect to the Pittock Block Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the Pittock Block Whole Loan.

Application of Payments

The Pittock Block Co-Lender Agreement sets forth the respective rights of the holder of the Pittock Block Senior Mortgage Loan and the holder of the Pittock Block Subordinate Companion Loan with respect to distributions of funds received in respect of the Pittock Block Whole Loan, and provides, in general, that the Pittock Block Subordinate Companion Loan and the respective rights of the holder of the Pittock Block Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Pittock Block Subordinate Companion Loan, respectively, will, prior to a Pittock Block Sequential Pay Event, be junior, subject and subordinate to the Pittock Block Senior Mortgage Loan and the respective rights of the holder of the Pittock Block Senior Mortgage Loan to receive payments of interest, principal and other amounts with respect to the Pittock Block Senior Mortgage Loan, respectively, as and to the extent set forth in the Pittock Block Co-Lender Agreement.

If no Pittock Block Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Pittock Block Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the master servicer in the following order of priority:

(i)       first, to each of the Pittock Block Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of such the Pittock Block A Note at the applicable note interest rate (net of the servicing fee rate);

(ii)      second, to each of the Pittock Block Note A Holders, pro rata, (based on their respective entitlements to interest) in an amount equal to such Pittock Block A Note’s Pittock Block Percentage Interest in all principal payments received with respect to such payment due date allocated as principal on the Pittock Block Mortgage Loan and payable to the noteholders, until their respective principal balances have been reduced to zero;

(iii)      third, to each of the Pittock Block Note A Holders, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Pittock Block Note A Holder including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Pittock Block Mortgage Loan pursuant to the Pittock Block Co-Lender Agreement or the related pooling and servicing agreement;

(iv)      fourth, to each of the Pittock Block Note A Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Pittock Block Percentage Interest of such note multiplied by (ii) the Pittock Block Relative Spread of such note and (iii) any prepayment premium to the extent paid by the borrower;

(v)       fifth, if the proceeds of any foreclosure sale or any liquidation of any of the Pittock Block Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a workout the aggregate principal balance of the Pittock Block A Notes has been reduced, such excess amount will be paid to each of the Pittock Block Note A Holders pro rata (based on the principal balances of such notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each of the Pittock Block A Notes as a result of such workout, plus interest on such aggregate amount at the related Pittock Block A Note;

(vi)      sixth, to the Pittock Block Note B Holder in an amount equal to the accrued and unpaid interest on the principal balance of such Pittock Block B Note at the applicable note interest rate (net of the servicing fee rate);

(vii)     seventh, to the Pittock Block Note B Holder in an amount equal to such Pittock Block B Note’s Pittock Block Percentage Interest in all principal payments received with respect to such payment due date allocated as principal on the Pittock Block Mortgage Loan and payable to the noteholders remaining after giving effect to the allocation in clause (ii) above, until their respective principal balances have been reduced to zero;

(viii)     eighth, to the Pittock Block Note B Holder in an amount equal to the product of (i) the Pittock Block Percentage Interest of such note multiplied by (ii) the Pittock Block Relative Spread of such note and (iii) any prepayment premium to the extent paid by the borrower;

(ix)     ninth, to the extent the Pittock Block Note B Holder has made any payments or advances to cure defaults pursuant to the Pittock Block Co-Lender Agreement, to the Pittock Block Note B Holder to reimburse the such noteholder for all such cure payments;

(x)      tenth, if the proceeds of any foreclosure sale or any liquidation of any of the Pittock Block Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the aggregate principal balance of a Pittock Block B Note has been reduced, to the Pittock Block Note B Holder in an amount up to the reduction, if any, of the principal balance of such note as a result of such workout, plus interest on such aggregate amount at the related interest rate of such Pittock Block B Note; and

(xi)      eleventh, if any excess amount, including, without limitation, any default interest (provided that such default interest is paid to the master servicer as compensation pursuant to the Pooling and Servicing Agreement), is available to be distributed in respect of the Pittock Block Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount shall be paid pro rata to the Noteholders in accordance with their respective initial Pittock Block Percentage Interests.

Upon the occurrence and continuance of a Pittock Block Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Pittock Block Whole Loan or the Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)       first, to each of the Pittock Block Note A Holders, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the principal balance of such Pittock Block A Note at the applicable note interest rate (net of the servicing fee rate);

(ii)      second, to each of the Pittock Block Note A Holders, pro rata (based on the principal balances of such notes) until their respective principal balances have been reduced to zero;

(iii)     third, to each of the Pittock Block Note A Holders, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Pittock Block Note A Holder including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the master servicer or the special servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Pittock Block Mortgage Loan pursuant to the Pittock Block Co-Lender Agreement or the related pooling and servicing agreement;

(iv)      fourth, to each of the Pittock Block Note A Holders, pro rata (based on their respective entitlements) in an amount equal to the product of (i) the Pittock Block Percentage Interest of such note multiplied by (ii) the Pittock Block Relative Spread of such note and (iii) any prepayment premium to the extent paid by the borrower;

(v)      fifth, if the proceeds of any foreclosure sale or any liquidation of any of the Pittock Block Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a workout the aggregate principal balance of the Pittock Block A Notes has been reduced, such excess amount will be paid to each of the

Pittock Block Note A Holders pro rata (based on the principal balances of such notes) in an aggregate amount up to the reduction, if any, of the principal balance of the each of the Pittock Block A Notes as a result of such workout, plus interest on such aggregate amount at the related the Pittock Block A Note rate;

(vi)      sixth, to the Pittock Block Note B Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Pittock Block B Note at the applicable note interest rate (net of the servicing fee rate);

(vii)     seventh, to the Pittock Block Note B Holder until the principal balance of Pittock Block Note B has been reduced to zero;

(viii)    eighth, to the Pittock Block Note B Holder in an amount equal to the product of (i) Pittock Block Percentage Interest of such note multiplied by (ii) the Pittock Block Relative Spread of such note and (iii) any prepayment premium to the extent paid by the borrower;

(ix)     ninth, to the extent the Pittock Block Note B Holder has made any payments or advances to cure defaults pursuant to the Pittock Block Co-Lender Agreement, to the Pittock Block Note B Holder to reimburse the such noteholder for all such cure payments;

(x)      tenth, if the proceeds of any foreclosure sale or any liquidation of any of the Pittock Block Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a workout the aggregate principal balance of the Pittock Block B Note has been reduced, to the Pittock Block Note B Holder in an amount up to the reduction, if any, of the principal balance of such note as a result of such workout, plus interest on such aggregate amount at the related interest rate of the Pittock Block B Note; and

(xi)      eleventh, if any excess amount, including, without limitation, any default interest (provided that such default interest is paid to the master servicer as compensation pursuant to the Pooling and Servicing Agreement) is available to be distributed in respect of the Pittock Block Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(x), any remaining amount shall be paid pro rata to the Noteholders in accordance with their respective initial Pittock Block Percentage Interests.

“Pittock Block Relative Spread” with respect to any Pittock Block Note and any date of determination means the ratio of the interest rate of such Pittock Block Note to the weighted average as of such date of determination (prior to taking into account any payments made on account of principal as of such date) of the interest rates on all the Pittock Block Notes based on their principal balances.

“Pittock Block Percentage Interest” with respect to any of the Pittock Block Notes means a fraction, expressed as a percentage, the numerator of which is the principal balance of such Pittock Block Note and the denominator of which is the sum of the principal balance of all Pittock Block Notes.

“Pittock Block Sequential Pay Event” means any event of default with respect to an obligation to pay money due under the Pittock Block Mortgage Loan, any other event of default for which the Pittock Block Mortgage Loan is actually accelerated or any other event of default which causes the Pittock Block Mortgage Loan to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default; provided, however, that unless the master servicer or the special servicer, as applicable, under the servicing agreement has notice or knowledge of such event at least 10 business days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Pittock Block Mortgage Loan. A Pittock Block Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by a curing noteholder in accordance with the Pittock Block Co-Lender Agreement) and will not be deemed to exist to the extent any curing noteholder is exercising its cure rights under the Pittock Block Co-Lender Agreement or the default that led to the occurrence of such Pittock Block Sequential Pay Event has otherwise been cured or waived.

Workout

If the special servicer, in connection with a workout or proposed workout of the Pittock Block Whole Loan, modifies the terms thereof such that (i) the principal balance of the Pittock Block Whole Loan is decreased, (ii) the applicable note interest rate or scheduled amortization payments on the Pittock Block Whole Loan are reduced, (iii) payments of interest or principal on any Pittock Block Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Pittock Block Whole Loan, such modification will not alter, and any modification of the Mortgage Loan documents will be structured to preserve, the sequential order of payment of the Pittock Block Notes as set forth in the related Mortgage Loan agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of the Pittock Block Whole Loan will be applied to the Pittock Block Notes in the following order: (a) first, to the reduction of the note principal balance of each of the Pittock Block B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the Pittock Block A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Pittock Block Whole Loan by the end of the applicable grace period or any other event of default under the Pittock Block Whole Loan documents occurs and is continuing, unless the Pittock Block Control Appraisal Period has occurred and is continuing with respect to the Pittock Block Whole Loan, the Pittock Block Controlling Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Pittock Block Co-Lender Agreement. Unless the holder of the Pittock Block Mortgage Loan consents to additional cure periods, the Pittock Block Controlling Noteholder will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) four (4) cures of non-monetary defaults in each case, over the term of the Pittock Block Whole Loan. The Pittock Block Controlling Noteholder will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default or a Servicing Transfer Event (so long as an event of default has occurred or is imminent) has occurred and is continuing with respect to the Pittock Block Whole Loan, the Pittock Block Note B Holder will have the option to purchase the Pittock Block Whole Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the Pittock Block A Notes, (b) accrued and unpaid interest on the principal balance of the Pittock Block A Notes at its net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Pittock Block Whole Loan to the holder of the Pittock Block A Notes but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the Pittock Block Whole Loan borrower or a borrower related party), (d) any unreimbursed Servicing Advances and any expenses incurred in enforcing the Pittock Block Whole Loan documents, including, without limitation, Servicing Advances and earned and unpaid Special Servicing Fees incurred by or on behalf of the holders of the Pittock Block Notes (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of a the Pittock Block A Note (without duplication of amounts under clause (c) above), (f) (i) if the Pittock Block Whole Loan borrower or a borrower related party is the purchaser or (ii) if the Pittock Block Whole Loan is purchased more than 90 days after such option first becomes exercisable (provided, that if any such event causing such option is cured and a new event causes an option, such 90-day period will run from the date of such new option), any Liquidation Fees or Workout Fees payable with respect to the Pittock Block Whole Loan, or (iii) if the Pittock Block Whole Loan is purchased more than 120 days after such option first becomes exercisable pursuant to the Pittock Block Co-Lender Agreement, any default interest on the principal balance of the Pittock Block A Notes at the applicable default rate applicable from the date as to which default interest was last paid in full by the Pittock Block Whole Loan borrower and (g) any recovered costs not reimbursed previously to holders of the Pittock Block A Notes pursuant to the Pittock Block Co-Lender

Agreement. Notwithstanding the foregoing, if the purchasing noteholder is purchasing from the Pittock Block Whole Loan borrower or a borrower related party, the purchase price will not include the amounts described above under clauses (d) through (f).

Sale of Defaulted Whole Loan

Upon the Pittock Block Whole Loan becoming a defaulted mortgage loan, the special servicer will be required to sell the Pittock Block A Notes together with the Pittock Block B Note as notes evidencing one the Pittock Block Whole Loan in accordance with the terms of the Pooling and Servicing Agreement.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Pittock Block Whole Loan if the Pittock Block Whole Loan becomes a defaulted the Pittock Block Whole Loan without the written consent of the Pittock Block Non-Controlling Note Holders (as defined below) (provided that such consent is not required if a holder of a Pittock Block Non-Controlling Note Holder is a borrower affiliate) unless the special servicer has delivered to each Pittock Block Non-Controlling Note Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Pittock Block Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Pittock Block Whole Loan, and any documents in the servicing file reasonably requested by any Pittock Block Non-Controlling Note Holder that are material to the price of the Pittock Block Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the related directing holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the Pittock Block Non-Controlling Note Holder may waive any of the delivery or timing requirements described in this sentence.

Control and Consultation Rights

The controlling note holder (the “Pittock Block Controlling Noteholder”) under the Pittock Block Co-Lender Agreement will be (i) the holder the Pittock Block B Note, unless a Pittock Block Control Appraisal Period has occurred and is continuing; or (ii) if a Pittock Block Control Appraisal Period has occurred and is continuing, the holder of a majority of the holder of Note A-1 (the “Lead Note”); provided, however, that if the Pittock Block Note B Holder would be Pittock Block Controlling Noteholder pursuant to the terms hereof, but any interest in Pittock Block B Note is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of Pittock Block Controlling Noteholder, a Pittock Block Control Appraisal Period will be deemed to have occurred.

“Pittock Block Control Appraisal Period” means any period, with respect to the Pittock Block Whole Loan, if and for so long as:

(a)   (1) the initial Pittock Block B Note principal balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Pittock Block B Note after the date of creation of the Pittock Block B Note, (y) any appraisal reduction amount for the Pittock Block Whole Loan that is allocated to the Pittock Block B Note and (z) any losses realized with respect to the Mortgaged Property or the Pittock Block Whole Loan that are allocated to the Pittock Block B Note (without duplication), is less than

(b)   25% of the remainder of the (i) initial Pittock Block B Note principal balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Pittock Block B Note on the Pittock Block B Note after the date of creation of the Pittock Block B Note.

The Pittock Block Controlling Noteholder is entitled to avoid its applicable the Pittock Block Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Pittock Block Co-Lender Agreement (either (x) or (y), the “Pittock Block Threshold Event Collateral”) and (ii) the Pittock Block Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the Pittock Block Control Appraisal Period not to occur.

Pursuant to the terms of the Pittock Block Co-Lender Agreement, prior to the occurrence and continuance of a Pittock Block Control Appraisal Period with respect to the Pittock Block Whole Loan, with respect to any consent, modification, amendment or waiver under or other action in respect of a “mortgage” (as defined under the Pittock Block Co-Lender Agreement) (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Pittock Block Major Decision, the Master Servicer or the Special Servicer, as applicable, is required provide the Pittock Block Controlling Noteholder with at least 10 business days (or, in the case of a determination of an Acceptable Insurance Default, 20 days) prior notice requesting consent to the requested Pittock Block Major Decision. The Master Servicer or Special Servicer may not take any action with respect to such Pittock Block Major Decision (or make a determination not to take action with respect to such Pittock Block Major Decision), unless and until the Special Servicer receives written consent of the Pittock Block Controlling Noteholder; provided that the Pittock Block Controlling Noteholder’s consent rights will expire if the related Master Servicer or Special Servicer delivers a second notice within five business days of the first notice and the Pittock Block Controlling Noteholder fails to respond within 5 business days of receipt of the second notice.

“Pittock Block Major Decision” means:

(i)     any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of the property or properties securing the Pittock Block Whole Loan if it comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the related loan documents or any extension of the maturity date of the Pittock Block Whole Loan;

(iii)    following a default or an event of default with respect to the related loan documents, any exercise of remedies, including the acceleration of the Pittock Block Whole Loan or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(iv)    any sale of the Pittock Block Whole Loan (when it is a defaulted loan) or REO Property for less than the applicable Purchase Price;

(v)    any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(vi)    any release of material collateral or any acceptance of substitute or additional collateral for the Pittock Block Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related the related loan documents and for which there is no lender discretion;

(vii)   any waiver of any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Pittock Block Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property or of any direct or indirect legal or beneficial interests in the related borrower;

(viii)  any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(ix)   any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Pittock Block Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(x)    any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(xi)   any releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xii)   any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Pittock Block Whole Loan other than pursuant to the specific terms of the Pittock Block Whole Loan documents and for which there is no lender discretion, or the approval of any replacement or additional guarantor under the Pittock Block Whole Loan documents (in each case, if the lender is required to consent or approve such changes under the Pittock Block Whole Loan documents);

(xiii)  any determination of an Acceptable Insurance Default;

(xiv)  any modification, waiver, termination, renewal or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at the Mortgaged Property if it would be “major lease” as defined in the related loan documents (in each case, if the lender is required to consent or approve such changes under the Pittock Block Whole Loan documents);

(xv)   any determination by the master servicer to transfer the Pittock Block Whole Loan to the special servicer pursuant to clauses (b) or (g) of the definition of Specially Serviced Loan (as defined in the Pooling and Servicing Agreement);

(xvi)  any adoption or implementation of a budget submitted by the borrower to the extent lender approval is required under the Pittock Block Whole Loan documents;

(xvii) the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower;

(xviii) the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property to the extent lender approval is required under the Pittock Block Whole Loan documents;

(xix)  any proposed material modification or waiver of the insurance requirements set forth in the Pittock Block Whole Loan documents, other than pursuant to the specific terms of such Pittock Block Whole Loan documents and for which there is no lender discretion;

(xx)   any material change in the standards contained in the Pittock Block Whole Loan documents for alterations, leasing, material agreement and budget approvals, if any, to the extent that the consent of the lender is required for any such matter;

(xxi)  any filing of a bankruptcy or similar action against the borrower or guarantor or the election of any action in a bankruptcy or Insolvency Proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the Pittock Block Noteholders;

(xxii) any waiver of a covenant of the borrower relating to maintaining its status as a special purpose entity; or

(xxiii) if the Mortgaged Property is an REO Property, approval of operating and business plans.

Notwithstanding the foregoing, the Master Servicer or the Special Servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Pittock Block Controlling Noteholder (or its representative) that would require or cause the holder of the Pittock Block Mortgage Loan (or the Master Servicer or the Special Servicer, as the case may be, acting on its behalf), to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the holder of the Pittock Block Mortgage Loan (or the Master Servicer or the Special Servicer, as the case may be, acting on its behalf) to violate provisions of the Pittock Block Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the holder of the Pittock Block Mortgage Loan (or the Master Servicer or the Special Servicer, as the case may be, acting on its behalf) to violate the terms of the Pittock Block Whole Loan, or materially expand the scope of any holder of the Pittock Block Mortgage Loan’s (or the Master Servicer’s or the Special Servicer’s, as applicable) responsibilities under the Pittock Block Co-Lender Agreement or the Pooling and Servicing Agreement.

The holders of the Pittock Block Pari Passu Companion Loans, other than the Lead Note, are referred to herein as the “Pittock Block Non-Controlling Noteholders”. Pursuant to the terms of the Pittock Block Co-Lender Agreement, at any time the holder of Lead Note is the Pittock Block Controlling Noteholder, the special servicer will be required to consult with each the Pittock Block Non-Controlling Noteholder (or its related representative) on a strictly non-binding basis with respect to any the Pittock Block Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Pittock Block Whole Loan.

Notwithstanding the foregoing, after the expiration of a period of 10 business days (or, in the case of a determination of an acceptable insurance default, 20 days) from the delivery to a Pittock Block Non-Controlling Noteholder (or its related representative) by the special servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Pittock Block Non-Controlling Noteholders, the special servicer will no longer be obligated to consult with such Pittock Block Non-Controlling Noteholder (or its representative), whether or not such Pittock Block Non-Controlling Noteholder (or its representative) has responded within such 10 business day or 20 day period.

Notwithstanding the consultation rights of any Pittock Block Non-Controlling Noteholder (or its representative) set forth in the immediately preceding paragraph, the master servicer or the special servicer, as applicable, may make any Pittock Block Major Decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day or 20 day period if the master servicer or special servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the Pittock Block Noteholders. In no event will the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by any Pittock Block Non-Controlling Noteholder (or its representative).

Special Servicer Appointment Rights

Pursuant to the terms of the Pittock Block Co-Lender Agreement and the Pooling and Servicing Agreement, the Pittock Block Controlling Noteholder (prior to the occurrence and continuance of a Pittock Block Control Appraisal Period with respect to the Pittock Block Whole Loan) will have the right, with or without cause, to replace the special servicer then acting with respect to the Pittock Block Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The directing holder (after the occurrence and during the continuance of a Pittock Block Control Appraisal Period) will have the right, with or without cause (subject to the limitations set forth in the Pooling and Servicing Agreement and described herein), to replace the special servicer then acting with respect to the Pittock Block Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause” and “Pooling and Servicing Agreement— Termination of Master Servicer and Special Servicer for Cause” in this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2019, of JPMorgan Chase & Co., the 2019 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2019, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $150 billion. Of that amount, approximately $124.6 billion has been securitized by the depositor. In its fiscal year ended December 31, 2019, JPMCB originated and securitized approximately $9.0 billion of commercial mortgage loans, of which approximately $4.2 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to The Galleria Office Towers Whole Loan, which was originated by CREFI and JPMCB, portions of which are being sold by CREFI and JPMCB, the CREFI Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 11, 2021, which is the same date of JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the three year period ending December 31, 2020, please refer to each Form ABS-15G filed by the depositor as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) that includes information related to JPMCB for additional information with respect to the repurchase or replacement requests made in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations during such period.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention” and the Class R Certificates. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Citi Real Estate Funding Inc.

General.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex F-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex F-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex F-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool (considering any Crossed Mortgage Loans as a single Mortgage Loan), and the abbreviated loan summaries for those of the CREFI Mortgage Loans (considering any Crossed Mortgage Loan as a single Mortgage Loan) included in the next 5 largest Mortgage Loans in the Mortgage Pool, which the loan summaries and the abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”,
“—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex F-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex F-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal.

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex F-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report.

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex F-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report.

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act.

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including January 1, 2018 to December 31, 2020, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain the CREFI VRR Interest Portion and (ii) an affiliate of CREFI is expected to purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Goldman Sachs Mortgage Company

General.

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of GS Bank, an originator and an initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool – Co-Originated or Third-Party Originated Mortgage Loans" in this prospectus.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program.

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2020, GSMC originated or acquired approximately 3,115 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $140.1 billion. As of December 31, 2020, GSMC had acted as a sponsor and mortgage loan seller on approximately 234 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion and $6.823 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Review of GSMC Mortgage Loans.

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex G-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans and groups of cross-collateralized Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex A-3—Description of the Top Fifteen Mortgage Loans and Cross-Collateralized Groups and Additional Mortgage Loan Information”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes.

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex F-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The 711 Fifth Avenue Whole Loan was co-originated by GS Bank and Bank of America, N.A.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines.

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act.

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including January 1, 2018 to and including December 31, 2020, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, other than the RR Interest. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GS Bank (or its MOA), an affiliate of GSMC, will be required to retain the RR Interest as described under “Credit Risk Retention”.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Deutsche Bank AG, New York Branch (“DBNY”) or DBR Investments Co. Limited, a Cayman Islands exempted company incorporated in the Cayman Islands (“DBRI”), each an affiliate of GACC, originated (either directly, or, in some cases, through table funding arrangements), all of the GACC Mortgage Loans, except with respect to the MGM Grand & Mandalay Bay Whole Loan, which was co-originated by DBNY, CREFI, Barclays Capital Real Estate Inc. and Société Générale Financial Corporation.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of DBRI, an originator, DBNY, an originator and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. DBRI will sell the GACC Mortgage Loans to GACC on the Closing Date. Prior to the date of this prospectus, DBRI purchased for cash from DBNY a 100% equity participation in each of the GACC Mortgage Loans originated by DBNY. DBRI and DBNY will sell their respective interests in the GACC Mortgage Loans to GACC on the Closing Date. During the period from DBRI’s purchase of such participation interests to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans. It is also expected that DBRI will hold a 100% equity participation in one or more MGM Grand & Mandalay Bay Companion Loans after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (“RMBS”) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions

Reform, Recovery and Enforcement Act (“FIRREA”). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2020 is approximately $86.872 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates may rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as a sponsor of the securitization described in this prospectus and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the MGM Grand & Mandalay Bay Whole Loan, which was co-originated by CREFI, Barclays Capital Real Estate Inc., DBNY, and Société Générale Financial Corporation, portions of which are being sold by GACC and CREFI, the CREFI Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by a DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and DBNY are each an originator and are affiliated with GACC, with each other and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged

Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Disclosed above are DBRI’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from DBRI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBRI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBRI made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), the Mortgage Loan is structured with a 10-year ARD and a 12-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan of 35.5% in comparison to the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for hospitality properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan based on annual master lease rents of 4.95x, in comparison to a net cash flow debt service coverage ratio of 1.50x that is provided for in GACC’s underwriting guidelines for hospitality properties and (iii) the experience of the loan sponsors and their affiliates. One of the borrower sponsors for the MGM Grand & Mandalay Bay Mortgage Loan is a subsidiary of Blackstone Real Estate Income Trust, Inc.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2018 to and including December 31, 2020, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire in the future, pursuant to secondary market transactions, certain additional classes of certificates. GACC and/or any affiliate will have the right to dispose of any certificates held thereby at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Compensation of the Sponsors.

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owners.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owners upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2021-B24 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owners and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “―The Trustee and Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.92 trillion in assets and approximately 266,000 employees as of September 30, 2020, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2020, Wells Fargo Bank was acting as trustee on approximately 406 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $203 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10 D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2020, Wells Fargo Bank was acting as securities administrator with respect to more than $556 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA)). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2020, Wells Fargo Bank was acting as custodian of more than 290,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions, Wells Fargo Bank disclosed transaction-level noncompliance on its 2020 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function. For each transaction, an administrative error resulted in a payment error to certain classes for one distribution period. The affected distributions were revised to correct the error before the next distribution date. Wells Fargo Bank has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

Beginning on June 18, 2014, a group of institutional investors filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York, against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts.  The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee's alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. In November 2018, Wells Fargo Bank reached an agreement, in which it denied any wrongdoing, to resolve such claims on a classwide basis for the 271 RMBS trusts at issue.  On May 6, 2019, the court entered an order approving the settlement agreement.  Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning several RMBS trusts in New York federal and state court are not covered by the agreement.  With respect to such litigations, Wells Fargo Bank believes plaintiffs' claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

In addition to the foregoing cases, in August 2014 and August 2015 Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo Bank has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo Bank notice of their representation and warranty breaches.

With respect to each of the foregoing litigations, Wells Fargo Bank believes plaintiffs' claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the related RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity.  However, Wells Fargo Bank or its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a division of PNC Bank, National Association ("Midland"), will be the master servicer and in this capacity will be responsible for the master servicing and administration of the mortgage loans pursuant to the PSA. Certain servicing and administrative functions will also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade CMBS by S&P, Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“DBRS Morningstar”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various CMBS transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of December 31, 2020, Midland was master and primary servicing approximately 28,563 commercial and multifamily mortgage loans with a principal balance of approximately $506 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 12,466 of such loans, with a total principal balance of approximately $256 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties. As of December 31, 2020, Midland was named the special servicer in approximately 394 CMBS transactions with an aggregate outstanding principal balance of approximately $170 billion. With respect to such CMBS transactions as of such date, Midland was administering approximately 395 assets with an outstanding principal balance of approximately $8.3 billion.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2018 to 2020.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
CMBS	$181	$219	$256
Other	$351	$387	$317
Total	$532	$606	$573

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2018 to 2020.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
Total	$158	$171	$170

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

PNC Bank and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

Midland, the master servicer, is also (i) the master servicer and special servicer under the Benchmark 2020-B21 PSA with respect to the Willoughby Commons Whole Loan and (ii) the master servicer under the Benchmark 2021-B23 PSA with respect to the Phillips Point Whole Loan, the Pittock Block Whole Loan, the JW Marriott Nashville Whole Loan, The Village at Meridian Whole Loan and the Millennium Corporate Park Whole Loan.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and expects to move to an automated solution for this process.

The foregoing information concerning the Master Servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Midland as Master Servicer), the Certificates, the Mortgage Loans, this free writing prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

The Special Servicer

Greystone Servicing Company LLC, a Delaware limited liability company (“Greystone Servicing”) is expected to initially be appointed as a special servicer under the PSA, and in such capacity, Greystone Servicing will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Non-Serviced Mortgage Loans and Excluded Special Servicer Loans) and any related REO Properties, and will review, evaluate, process and/or provide or withhold consent as to Major Decisions and certain other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

The principal place of business of Greystone Servicing is located at 419 Belle Air Lane, Warrenton, Virginia 20186 and its principal special servicing offices are located at 5221 N. O’Connor Blvd. Suite 800, Irving, Texas 75039.

Greystone Servicing, which is 100% indirectly owned by Stephen Rosenberg, provides primary and special loan servicing for third party portfolio owners, commercial mortgage backed securities trusts, government agencies, collateralized debt obligations (“CDOs”) and collateralized loan obligations (“CLOs”). Greystone Servicing provides primary servicing for its affiliates’ various lending platforms, governmental agencies and CLOs. Greystone Servicing has a special servicer rating of CSS2+ from Fitch Ratings Inc. and a rating of MOR CS1 from DBRS Morningstar. Greystone Servicing is also on S&P’s Select Servicer list as a U.S. Commercial Mortgage Special Servicer and is ranked “Strong” by S&P.

As of January 31, 2021, Greystone Servicing or its predecessor company was the named special servicer for approximately 92 transactions representing approximately 1,396 first mortgage loans, with an aggregate stated principal balance of approximately $17,697,415,879.99. Of those 92 transactions, 81 are commercial mortgage-backed securities transactions representing approximately 951 first mortgage loans, with an aggregate stated principal balance of approximately $16,054,690,285.87. The remaining eleven transactions are made up of one CDO, one CLO and nine SBL Freddie Mac securitizations. The portfolio includes multifamily, office, retail, hospitality, industrial and other types of income-producing properties, located in the United States. With respect to such transactions as of such date, Greystone Servicing or its predecessor entity was administering approximately 126 assets with a stated principal balance of approximately $3,129,075,519.66. Each of these specially serviced assets is serviced in accordance with the applicable procedures set forth in the related servicing agreement that governs the asset. Since 2002) and through January 31, 2021, Greystone Servicing (including C-III Asset Management LLC (“C3AM”) and C3AM’s predecessor entities’, which was acquired by a Greystone affiliate as of January 1, 2020, and the assets of which were subsequently transferred to Greystone

Servicing as of August 26, 2020) has resolved or participated in the resolution of 4,608 total assets, including multifamily, office, retail, hospitality, industrial and other types of income-producing properties, with an aggregate principal balance of approximately $56,599,128,372.17.

Greystone Servicing has detailed policies and operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Greystone Servicing servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed and updated, as needed, annually. Greystone Servicing also has a formal disaster recovery and business continuity plan, which is reviewed annually. In the past three years there have not been any material changes to Greystone Servicing’s policies and procedures relating to the servicing function Greystone Servicing will perform under the PSA for assets of the same types as are included in this transaction.

Greystone Servicing will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Greystone Servicing may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Greystone Servicing has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

There are, to the current actual knowledge of Greystone Servicing, no special or unique factors of a material nature involved in special servicing the particular types of assets governed by the PSA, and Greystone Servicing’s processes and procedures for the special servicing of such assets do not materially differ from the processes and procedures employed by Greystone Servicing in connection with special servicing of commercial mortgage–backed securitization pools generally.

Greystone Servicing has not been the subject of a servicer event of default or servicer termination event in any securitization transaction involving commercial or multifamily mortgage loans in which Greystone Servicing was acting as special servicer as a result of any action or inaction of Greystone Servicing as special servicer, including as a result of Greystone Servicing’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Greystone Servicing does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA, and therefore Greystone Servicing believes its financial condition will not have a material impact on pool performance or performance of the series 2021-B24 certificates.

Greystone Servicing (including C3AM and its predecessor entities as described above) has acted as a special servicer for commercial and multifamily mortgage loans in commercial mortgage backed securities transactions since 2002. The table below contains information on the aggregate balances as of the respective calendar year ends of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that were serviced by Greystone Servicing and its predecessors as special servicer in commercial mortgage backed securities transactions from 2017 through 2020.

Portfolio Size – CMBS Special Servicing	Calendar Year End
	2017	2018	2019	2020
Total	$9.4 billion	$7.1 billion	$3.7 billion	$3.6 billion

Greystone Servicing may enter into one or more arrangements with a controlling class certificateholder, a controlling class representative, a companion loan holder or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer’s compensation in consideration of, among other things, Greystone Servicing’s appointment as special servicer under the PSA and/or any related co-lender agreement.

Greystone Servicing does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, Greystone Servicing may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

Greystone Servicing occasionally engages consultants to perform property inspections on a property and its local market. It currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties under the PSA.

From time to time, Greystone Servicing is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Greystone Servicing does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA. There are currently no legal proceedings pending against Greystone Servicing, or to which any property of Greystone Servicing is subject, that are material to the Certificateholders and Greystone Servicing has no actual knowledge of any proceedings contemplated by governmental authorities.

Greystone Servicing is not an affiliate of the depositor, either master servicer, the certificate administrator, the operating advisor, the asset representations reviewer, any originator or any other material party related to the transaction. As of the Closing Date, to Greystone Servicing’s knowledge, neither Greystone Servicing nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than its related rights as special servicer under the PSA.

Greystone Servicing is the holder of a loan to Woodbury 3 Mezz Delaware, LLC (“Woodbury Mezzanine Borrower”) in the original principal amount of $3,120,000, which loan is secured by a pledge by the Woodbury Mezzanine Borrower of its ownership interests in the Borrower of the Mortgage Loan generally referred to as the Woodbury Crossing Phase II Mortgage Loan, which is included in the Mortgage Pool.

The foregoing information regarding Greystone Servicing under this section titled “—The Special Servicer” has been provided by Greystone Servicing.

For a description of any material affiliations, relationships and related transactions between Greystone Servicing, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Greystone Servicing, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also be serving as the asset representations reviewer under the PSA with respect to each Mortgage Loan.

The principal office of Park Bridge Lender Services is located at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2020, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $255.9 billion issued in 303 transactions.

As of December 31, 2020, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate initial principal balance of $120.5 billion issued in 135 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. JPMCB has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The “VRR Interest” is an interest in the issuing entity representing the right to receive approximately (but not less than) 5.0% of all amounts collected on the Mortgage Loans (net of expenses of the issuing entity) that are available for distribution to the Non-VRR Certificates, the Class S Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates and the Class S

Certificates on each Distribution Date). The two types of interests comprising the VRR Interest will be (i) an uncertificated interest acquired by the Retaining Sponsor (or its MOA) and GS Bank (or its MOA) as described below (the “RR Interest”) and (ii) the definitive Class RR certificates acquired by CREFI (or its MOA) as described below (the “Class RR Certificates”). The VRR Interest will constitute an “eligible vertical interest” (as defined in the Credit Risk Retention Rules) in the issuing entity and will have an aggregate initial VRR Interest Balance of $57,966,496. The owners of the RR Interest are referred to as the “RR Interest Owners” and the RR Interest Owners and the holder of the Class RR Certificates are referred to collectively as the “VRR Interest Owners”;

●	The Retaining Sponsor is expected to retain a portion of the VRR Interest, in the form of a portion of the RR Interest, with a VRR Interest Balance equal to $22,564,141, representing approximately 38.9% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”);

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI in the form of Class RR Certificates, with a VRR Interest Balance equal to $20,859,855, representing approximately 36.0% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 36.0% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; CREFI is expected to acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date; and

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements under the Credit Risk Retention Rules by the portion of the VRR Interest acquired on the Closing Date by GS Bank (or its MOA), in the form of a portion of the RR Interest, with a VRR Interest Balance equal to $14,542,500, representing approximately 25.1% of the entire VRR Interest as of the Closing Date (the “GS Bank VRR Interest Portion”); GS Bank originated Mortgage Loans representing approximately 25.1% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; GS Bank is expected to acquire the GS Bank VRR Interest Portion from the Retaining Sponsor on the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 43.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

“Original RR Interest Balance” means $37,106,641.

“VRR Percentage” means a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

The Retaining Sponsor, CREFI and GS Bank (and their applicable affiliates) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in § 43.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General.

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates and the Class S Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds.

The amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the sum of (i) the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses.

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest, pro rata based on the VRR Interest Balances of each of the RR Interest and the Class RR certificates; and, in connection therewith, the VRR Interest Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, VRR Interest Owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest.

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, to reimburse (with interest) prior write-offs of the VRR Interest Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date (the “VRR Interest Rate”).

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

“RR Interest Balance” means, with respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on such Distribution Date as described in clauses First, Second and Third above in this “—Priority of Distributions on the VRR Interest”, (b) any VRR Realized Losses allocated to the RR Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Principal Distribution Amount, which recoveries are allocated to the RR Interest and added to the RR Interest Balance.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Balance” means the Certificate Balance of the Class RR certificates and/or the RR Interest Balance of the RR Interest, as applicable.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date and the VRR Interest, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums.

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest.

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Description of the Certificates

General

The certificates will be issued and the RR interest will be created pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; (6) the “regular interests” in the Lower-Tier REMIC; and (7) the portion of the regular interest in each MGM Grand & Mandalay Bay REMIC.

The Benchmark 2021-B24 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B24 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class NR, Class S, Class R and Class RR.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D, Class X-F, Class X-G and Class X-NR Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Certificates (other than the Class RR and Class S certificates and the Residual Certificates) are collectively referred to in this prospectus as the “Non-VRR Certificates”. The Class RR certificates and the RR Interest are collectively referred to in this prospectus as the “VRR Interest”.

Upon initial issuance, the Principal Balance Certificates and the Class RR Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, and the RR Interest will have the respective RR Interest Balance, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance, RR Interest Balance or Notional Amount
Offered Certificates
A-1	$11,152,000
A-2	$73,848,000
A-3	$81,111,000
A-4	$213,500,000
A-5	$365,781,000
A-SB	$25,562,000
X-A	$857,686,000
X-B	$99,123,000
A-S	$86,732,000
B	$49,562,000
C	$49,561,000

Non-Offered Certificates and RR Interest
X-D	$57,822,000
X-F	$28,910,000
X-G	$12,391,000
X-NR	$45,431,418
D	$31,664,000
E	$26,158,000
F	$28,910,000
G	$12,391,000
NR	$45,431,418
RR	$20,859,855
RR Interest	$37,106,641

The “Certificate Balance” of any class of Principal Balance Certificates or Class RR certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the Class RR certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $857,686,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balance of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $99,123,000. The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial

Notional Amount of the Class X-D certificates will be approximately $57,822,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $28,910,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $12,391,000. The Notional Amount of the Class X-NR certificates will equal the Certificate Balance of the Class NR certificates outstanding from time to time. The initial Notional Amount of the Class X-NR certificates will be approximately $45,431,418.

The Class S certificates will not have a Certificate Balance or Notional Amount nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The MGM Grand & Mandalay Bay Mortgage Loan (exclusive of Excess Interest) and certain related Pari Passu Companion Loans will be held by the MGM Grand & Mandalay Bay REMICs. The Mortgage Loans (other than the MGM Grand & Mandalay Bay Mortgage Loan) and a portion of the regular interest issued by each MGM Grand & Mandalay Bay REMIC will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in April 2021.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (and the RR Interest Owner) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders and the RR Interest Owners;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount for such Distribution Date (such sum, the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-VRR Percentage, and (b)(x) the amount by which the Non-VRR Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Non-VRR Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Non-VRR Realized Losses and VRR Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Non-VRR Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of VRR Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Non-VRR Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Non-VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Non-VRR Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)	to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)	on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such

Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution

Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-fifth, to the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates have been reduced to zero, to the Class NR certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Non-VRR Realized Losses to those certificates.

Reimbursement of previously allocated Non-VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 0.6476%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 1.9533%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 2.0103%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 2.2638%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 2.5843%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 2.2559%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 2.7796%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 2.5983%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the lesser of (i) 3.2934% and (ii) the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 2.0000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 2.0000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for such Distribution Date.

The Pass-Through Rate for the Class X-NR certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class NR certificates for such Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the VRR Interest Rate.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date; and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Non-VRR Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to

Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Non-VRR Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Non-VRR Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex H. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex H. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Non-VRR Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owners or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, a portion of the prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period in an amount equal to the product of (x) the Non-VRR Percentage and (y) the aggregate of the prepayment premiums and Yield Maintenance Charges collected in respect of the Mortgage Loans for the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates other than the Class X-F, Class X-G, Class X-NR, Class F, Class G and Class NR Certificates in the following manner: (1) pro rata, among (u) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (v) the group of the Class X-B, Class B and Class C certificates (the “YM Group B”), and (w) the group of the Class X-D, Class D and Class E certificates (the “YM Group D”, and collectively with the YM Group A and the YM Group B, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: with respect to each YM Group, (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular

Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph. On each Distribution Date, the VRR Interest will be entitled to prepayment premiums and Yield Maintenance Charges in an amount equal to the product of (x) the VRR Percentage and (y) all prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class X-NR, Class F, Class G, Class NR, Class S or Class R certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, all prepayment premiums and Yield Maintenance Charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed to holders of the Class X-D certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates and the RR Interest is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates or the RR Interest Balance of the RR Interest, as applicable, would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	January 2026
Class A-2	March 2026
Class A-3	November 2028
Class A-4	January 2031
Class A-5	March 2031
Class A-SB	January 2031
Class X-A	March 2031
Class X-B	March 2031
Class A-S	March 2031
Class B	March 2031
Class C	March 2031

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in March 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)     the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owners to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing, (other than with respect to an Excluded Loan), the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, are the “Excess Prepayment Interest Shortfall”).

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class NR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class NR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-VRR Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to the Non-VRR Certificates prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under
“—Distributions—Priority of Distributions”) and (ii) by the allocation of Non-VRR Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-VRR Certificates on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Non-VRR Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Non-VRR Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates, the Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to Certificateholders and the RR Interest Owners on that date, the certificate administrator will be required to calculate the Non-VRR Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Non-VRR Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Non-VRR Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Non-VRR Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Non-VRR Realized Losses. VRR Realized Losses, rather than Non-VRR Realized Losses, will be allocated to the VRR Interest. The VRR Realized Losses and the Non-VRR Realized Losses are referred to in this prospectus as “Realized Losses”. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates or the VRR Interest will be considered outstanding until its Certificate Balance or Notional Amount or VRR Interest Balance, as the case may be, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance to zero, reimbursements of any previously allocated Non-VRR Realized Losses and VRR Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in
“—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders and the RR Interest Owners; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and each RR Interest Owner of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or an RR Interest Owner, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and in reduction in the RR Interest Balance of the RR Interest and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, an RR Interest Owner or Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owners to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)       a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the RR Interest Owners by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2021, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2021, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder, a Risk Retention Consultation Party or a VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling

Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be each of (i) the party selected by JPMCB (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by GS Bank (such party, the “VRR-B Risk Retention Consultation Party”), and (iii) the party selected by CREFI (such party, the “VRR-C Risk Retention Consultation Party”), in each case as a holder of a portion of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of each Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from JPMCB (in the case of the VRR-A Risk Retention Consultation Party), GS Bank (in the case of the VRR-B Risk Retention Consultation Party) or CREFI (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Parties are expected to be JPMCB, GSMC and CREFI.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means (a) with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party or the applicable VRR Interest owner is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, an RR Interest Owner, the Directing Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer to the extent in the possession of the master servicer, or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the Class RR certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR certificates) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or any RR Interest Owner that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or RR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owners may have under the PSA. Certificateholders and the RR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the annual reports prepared by the operating advisor;

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates or the RR Interest;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or the RR Interest Owners of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders or the RR Interest Owners of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owners and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, any RR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owners and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, RR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or RR Interest Owners only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates and the Class RR certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the Class RR certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. None of the Class S and Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of all or a portion of a certificate evidencing the Class RR certificates must be consented to by the retaining sponsor and the depositor and may be subject to any additional requirements pursuant to the PSA. The Class RR certificates will be evidenced by one or more certificates and are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2021-B24

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which GACC, CREFI and JPMCB are selling Mortgage Loans, the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan will each constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by GACC, CREFI or JPMCB, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)      the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)     the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)    the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)   the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)  the original or a copy of any related mezzanine intercreditor agreement;

(xviii)  the original or a copy of all related environmental insurance policies; and

(xix)   a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)      the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)      the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   a copy of all related environmental reports;

(xiv)   in the case of each MGM Grand & Mandalay Bay REMIC, a copy of the related REMIC declaration; and

(xv)    a copy of all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)     a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable mortgage loan seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)     a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)    a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)   a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)    a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1, Annex F-1 and Annex G-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2, Annex F-2 and Annex G-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders or RR Interest Owners in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s discovery of any Material Defect;

(y)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (z); or

(z)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)   cure such Material Defect in all material respects, at its own expense,

(b)   repurchase the affected Mortgage Loan or REO Loan (or, in the case of the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, the applicable portion of each thereof) at the Purchase Price, or

(c)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the trustee or custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, the applicable portion of each thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, the applicable portion of each thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, in the case of a Material Defect with respect to the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, each of JPMCB, CREFI and GACC, as applicable, will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)     have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the RR Interest Owners and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the MGM Grand & Mandalay Bay Mortgage Loan (6.9%), which was co-originated by CREFI, Barclays Capital Real Estate Inc., GACC and Société Générale Financial Corporation, each of CREFI and GACC will only be a mortgage loan seller with respect to The Galleria Office Towers Mortgage Loan (5.6%), which was co-originated by JPMCB and CREFI, (i) each of CREFI and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the MGM Grand & Mandalay Bay Mortgage Loan that it sold to the depositor (approximately 50% and 50% with respect to CREFI and GACC, respectively) and (ii) each of CREFI and JPMCB will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in The Galleria Office Towers Mortgage Loan that it sold to the depositor (approximately 60% and 40% with respect to CREFI and JPMCB, respectively). It is possible that under certain circumstances only one of JPMCB, CREFI and GACC, as applicable, will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in the MGM Grand & Mandalay Bay Mortgage Loan and The Galleria Office Towers Mortgage Loan, as applicable, if there is a Material Defect. CREFI and GACC will be the mortgage loan sellers with respect to an approximately 50% interest and 50% interest, respectively, in the MGM Grand & Mandalay Bay Mortgage Loan. CREFI and JPMCB will be the mortgage loan sellers with respect to an approximately 60% interest and 40% interest, respectively, in The Galleria Office Towers Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) The Galleria Office Towers Whole Loan and/or the MGM Grand & Mandalay Bay Whole Loan will continue to be serviced and administered under the applicable PSA, (ii) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” (in the case of the MGM Grand & Mandalay Bay Mortgage Loan) or a “Serviced Pari Passu Companion Loan” (in the case of The Galleria Office Towers Mortgage Loan) with respect to such Mortgage Loan, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the MGM Grand & Mandalay Bay Whole Loan and/or The Galleria Office Towers Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates and the RR Interest Owners. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owners the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders and the RR Interest Owners (as a collective whole as if such Certificateholders and the RR Interest Owners constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owners and the holder of the related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make Advances;

(D)   the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the RR Interest Owners. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA or in connection with any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon, and may be conclusively relied upon by, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this and the immediately preceding paragraph will be conclusive and binding on the Certificateholders and the RR Interest Owners, and, with respect to a non-recoverability determination made by the special servicer, will be conclusive and binding on, and may be conclusively relied upon by, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the

Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owners. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owners.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Non-VRR Certificates and (ii) VRR Available Funds to the VRR Interest Owners as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owners. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Non-VRR Gain-on-Sale Reserve Account” and the “VRR Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Non-VRR Certificates and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited (i) into the Non-VRR Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and (ii) into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such amounts. Amounts in the Non-VRR Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Principal Balance Certificates (including to reimburse for Non-VRR Realized Losses previously allocated to such certificates), and amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Available Funds to all amounts due and payable to the VRR Interest Owners (including to reimburse for the VRR Realized Losses previously allocated to the VRR Interest). Any remaining amounts will be held in the Non-VRR Gain-on-Sale Reserve Account and VRR Interest Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion

Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans (and including related REO Loans), the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate, compounded annually.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate, compounded annually.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00188% to 0.05125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion

Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions regardless of who processes such decision provided, however, that the master servicer will receive 0% of any COVID Modification Fees;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying assumption transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the master servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan (and each REO Loan) in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland Loan Services will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00125%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland Loan Services as master servicer; provided that Midland Loan Services may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland Loan Services will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.000625% to 0.01125% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan during a related Imminent Default Liquidation Fee Restricted Period) or REO Property (except with respect to any Non-Serviced Mortgage Loan), (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller's obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)     the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)     the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)     100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of COVID Modification Fees,

(ii)     100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying assumption transaction,

(iii)     100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)     50% of all Excess Modification Fees (other than COVID Modification Fees) and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision regardless of who processes such decision,

(v)     late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date;

(vi)     with respect to accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds; and

(vii)     100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the special servicer.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event” and (ii) the special servicer made the determination that the related Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, that no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during any Imminent Default Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Workout Fee or any fee payable by the related borrower during any Imminent Default Workout Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Liquidation Fee or any fee payable by the related borrower during any Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Fee Restricted Period” means any Imminent Default Workout Fee Restricted Period or Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Workout Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the earlier of (i) the date (if any) on which such Specially Serviced Loan is modified and (ii) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y), (5) or (7) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

An “Imminent Default Liquidation Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, where (A) a payment default has occurred with respect to the related balloon payment and (B) the borrower has provided prior to the related maturity date a Refinancing/P&S Document in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, during the period commencing upon the date of such payment default and ending on the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default, (iii) the date that the related borrower fails to make the Assumed Scheduled Payment, and (iv) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) or (5) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (5) or (7) of the definition of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer will be required to deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) of the definition of “Servicing Transfer Event” and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00665% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00118% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the RR Interest as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00022% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $17,750 multiplied by the number of Subject Loans, plus (ii) $1,775 per

Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,300 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,275 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owners, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

Notwithstanding anything to the contrary in the definition of Appraisal Reduction Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3), (4), (5) or (7) of the definition of Appraisal Reduction Event) or the entry into of a COVID Modification Agreement will constitute an Appraisal Reduction Event, but only if, and for so long as, the related borrower and each related obligor is in compliance with the terms of the related COVID Modification Agreement.

The “COVID Emergency” means the national emergency concerning the novel coronavirus disease (COVID-19) outbreak declared by the President on March 13, 2020 under the National Emergencies Act (50 U.S.C. 1601 et seq.).

A “COVID Modification” means a modification of, or forbearance or waiver in respect of, a Mortgage Loan that satisfies each of the following conditions:

(i)       prior to the modification or forbearance or waiver, the related borrower certified to the Special Servicer that it is seeking limited relief from the terms of the related Mortgage Loan documents because it is experiencing a financial hardship due, directly or indirectly, to the COVID Emergency;

(ii)       the related modification or forbearance or waiver provides for (a) the temporary forbearance, waiver or deferral with respect to payment obligations or operating covenants, (b) the temporary alternative use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose provided for in the related Mortgage Loan documents, or (c) such other modifications, forbearance or waiver that is related or incidental to clause (a) or clause (b), in each instance, as may be reasonably determined by the special servicer in its discretion in accordance with the Servicing Standard to address a financial hardship due, directly or indirectly, to the COVID Emergency;

(iii)       the related COVID Modification Agreement is entered into no later than the date that is 3 months following the cancellation of the COVID Emergency;

(iv)       if a default or event of default existed under the Mortgage Loan prior to the modification or forbearance or waiver, the related COVID Modification Agreement provides that such default or event of default is forborne or deemed no longer outstanding;

(v)       any COVID Modification Agreement requires that any payments deferred in accordance with clause (ii)(a) above or reserve or escrow amounts used for alternate purposes in accordance with clause (ii)(b) above are repaid or restored in full within 21 months of the date of the first COVID Modification Agreement with respect to such Mortgage Loan; and

(vi)       the related COVID Modification Agreement may (but will not be required to) provide that (a) the Mortgage Loan will be full recourse to the borrower (and that such recourse obligation is a guaranteed obligation under the related borrower sponsor guaranty) if the certification described in clause (i) is false or misleading, and/or (b) that a cash trap or sweep event will be deemed to have occurred under the terms of the Mortgage Loan documents.

A “COVID Modification Agreement” means the agreement or agreements pursuant to which a COVID Modification is effected.

A “COVID Modified Loan” means a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan, that is subject to a COVID Modification.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer, (prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder), equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.     the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) by an appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the special servicer’s receipt of the MAI appraisal or the valuation and receipt of information in the master servicer’s possession requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the special servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the special servicer receives such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the special servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the special servicer. With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that no material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owners. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of Non-VRR Certificates then-outstanding (i.e., first, to the Class NR certificates; second, to the Class G certificates; third, to the Class F certificates; fourth, to the Class E certificates; fifth, to the Class D certificates; sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances”.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Non-VRR Certificates, on the other hand, based on the VRR Percentage and the Non-VRR Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event, the VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR certificates, second, to the Class G certificates, third, to the Class F certificates, and fourth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining Voting Rights and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is”

basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan and after consultation with the Risk Retention Consultation Parties) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the RR Interest Owners. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event and Consultation Termination Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under "Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses".

Borrowers may request payment forbearance because of COVID-19 related financial hardship. Subject to the conditions relating to COVID Modifications, the special servicer will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to the 2021 calendar year, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were specifically covered by Revenue Procedure 2020-26), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) and such forbearance is specifically covered by Revenue Procedure 2020-26, (ii) such forbearance is permitted under another provision of the PSA (including forbearances due to default or reasonably foreseeable default) and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 under the caption “Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment”.

Any fees or other charges charged by the special servicer in connection with processing any COVID Modification or related COVID Modification Agreement with respect to any COVID Modified Loan (in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such COVID Modified Loan) may not exceed an amount equal to $30,000 (“COVID Modification Fees”) (plus reasonable and customary attorney’s fees and expenses, out of pocket third party fees and expenses and filing fees) and may only be borne by the related borrower, not the issuing entity.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)     grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)     approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)     approving annual operating budgets other than as set forth in clause (xviii) of the definition of “Major Decisions”;

(iv)     subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)     approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)     granting waivers of minor covenant defaults (other than financial covenants);

(vii)     to the extent not a Major Decision pursuant to clause (x) of the definition of Major Decision, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, free rent or rent credit reserves pursuant to an approved lease, tenant improvements pursuant to an approved lease and leasing commissions pursuant to an approved lease, other than a funding or disbursement listed in the proviso below, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(viii)     any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)     approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)     any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)     consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)     consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)     grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Balloon Balance will become due;

(xiv)     any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the mortgage borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied;

(xv)     any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination; and

(xvi)     grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (only if a Control Termination Event is continuing), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan (including, for the avoidance of doubt, any property management changes), the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder, unless the Directing Certificateholder notifies the special servicer it does not want to receive such notices), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted on a strictly non-binding basis with the Risk Retention Consultation Parties and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a

Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted with the Risk Retention Consultation Parties on a strictly non-binding basis and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $35,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement. No master servicer or special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would be inconsistent with the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2022) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2022, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2021 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under "Reports to Certificateholders and the RR Interest Owners; Certain Available Information—Certificate Administrator Reports". Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing (each of the following, a “Servicing Transfer Event”):

(1)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include a delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer or the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or the special servicer (and, in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder), a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder;

(6)       as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the RR Interest Owners (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)       as to which the master servicer or the special servicer (and, in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder) determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and the RR Interest Owners (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder.

Notwithstanding anything to the contrary in the definition of Special Servicing Transfer Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3) or (4) of the definition of “Special Servicing Transfer Event”) will constitute a Special Servicing Transfer Event under the Pooling and Servicing Agreement, but only if, and for so long as, the related borrower is in compliance with the terms of the related COVID Modification Agreement.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owners with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA, and the special servicer will have no responsibility for the performance by the master servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but only for so long as a Control Termination Event is continuing);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders and the RR Interest Owners, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owners; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the operating advisor and the special servicer.

For so long as Control Termination Event is not continuing, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Certificateholder Asset Status Report Approval Process.

While a Control Termination Event is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders and the RR Interest Owners (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owners as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owners and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While a Control Termination Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Certificateholder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Certificateholder.

During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, each of, the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor, will be entitled to consult on a strictly non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owners, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the RR Interest Owners (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the RR Interest Owners (and with respect to any

Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 859(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the MGM Grand & Mandalay Bay REMICs or the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owners is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest Owners to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owners. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owners and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders and the RR Interest Owners or, in the case of a Serviced Whole Loan, Certificateholders, the RR Interest Owners and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and Companion Holder constituted a single lender and (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owners and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the Risk Retention Consultation Parties in accordance with the PSA), such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owners and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders, the RR Interest Owners and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan

.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) (which consultation will be on a non-binding basis) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owners and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owners and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owners, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be, with respect to each Serviced Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time (the “Trust Directing Holder”); provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Eightfold Real Estate Capital Fund V, L.P. (or an affiliate).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class NR certificates.

The “Control Eligible Certificates” will be any of the Class G and Class NR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or thirty (30) days with respect to clause (viii) of the definition of “Major Decision” below) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, acceptance of discounted payoffs, COVID Modifications and, other than with respect to non-Specially Serviced Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xiii) of the definition of Master Servicer Decision;

(iii)    any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)    any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)     any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and there is no material lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement as described under clause (xiv) of the definition of “Master Servicer Decision”;

(vii)     consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)     any determination of an Acceptable Insurance Default;

(ix)     (1) any property management company changes with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield (in each case calculated based on the trailing 12 month financial statements for the related quarterly reporting period) for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage

Loan as of the most recent quarterly reporting period calculated based on the trailing 12 month financial statements for such quarterly reporting period; provided that if the related borrower is delinquent in providing any financial statements, then the test provided for in this clause (y) will be deemed to have failed and related property management company changes will be deemed to be a “Major Decision” until such financial statements are provided; or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)     any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to any Mortgage Loan that is not a Specially Serviced Loan, any Routine Disbursements; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(xi)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)     any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)     approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)     determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property);

(xvii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xviii)     approving annual operating budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.40x (to the extent lender approval is required under the Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan); and

(xix)     approving waivers regarding the receipt of financial statements other than as provided in clause (ii) of the definition of “Master Servicer Decisions”;

(xx)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xxi)     any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(xxii)     any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to reasonably cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer's consent and the Directing Certificateholder’s consent.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the special servicer will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class G certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to Excluded Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder or (ii) any matter requiring consultation with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor is necessary to protect the interests of the Certificateholders and the RR Interest Owners (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owners and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder, any Risk Retention Consultation Party, any Companion Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, a Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owners.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders and the RR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Holders) over the interests of the holders of one or more other classes of certificates or RR Interest; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder or RR Interest Owner may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder and RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the holders of any Non-Serviced Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party.  The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder, the RR Interest, the RR Interest Owners or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder and the RR Interest Owners. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Park Bridge Lender Services LLC is also (i) expected to be the operating advisor under the JPMCC 2021-410T TSA with respect to the 410 Tenth Avenue Whole Loan, (ii) the operating advisor under the Benchmark 2021-B23 PSA with respect to the Phillips Point Whole Loan, the Pittock Block Whole Loan, the JW Marriott Nashville Whole Loan, The Village at Meridian Whole Loan and the Millennium Corporate Park Whole Loan, (iii) the operating advisor under the GSMS 2020-GC47 PSA with respect to the 711 Fifth Avenue Whole Loan and (iv) the operating advisor under the Benchmark 2021-B23 PSA with respect to the Willoughby Commons Whole Loan, and in this capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the applicable Non-Serviced PSA that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of the Operating Advisor While No Control Termination Event is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, unless a Control Termination Event is continuing, the operating advisor’s obligations will be limited to the following and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); provided, however, that the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of the Operating Advisor While a Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan and Serviced Whole Loan, while a Control Termination Event is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—The Directing Certificateholder—Asset Status Report” above;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event”;

(c)   the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan during the prior calendar year) generally in the form attached as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)     after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(ii)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owners and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owners and Companion Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Risk Retention Consultation Party, any Certificateholder, the RR Interest Owners or any of their respective affiliates.

Annual Report

For so long as a Control Termination Event is continuing, based on the operating advisor’s review of any Assessment of Compliance, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report, any Final Asset Status Report and other reports delivered to the operating advisor by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the RR Interest Owners (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on an “asset-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report (after a Control Termination Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer, if during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer. In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing the operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

For so long as a Control Termination Event is continuing, if the operating advisor determines that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or any Risk Retention Consultation Party, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder and the RR Interest Owners), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owners electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause, and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders, any Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owners of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Risk Retention Consultation Parties and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger.

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders and the RR Interest Owners in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owners, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2012, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2016 and December 31, 2020 was approximately 28.1%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 20.3% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a COVID Modification will not constitute a delinquency for so long as the related borrower is complying with the terms of such COVID Modification.

Asset Review Vote.

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Parties, the RR Interest Owners, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no

Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials.

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or RR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the certificate administrator and the master servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders or the RR Interest Owners), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owners electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owners and the asset representations reviewer. Upon the written direction of holders of Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)   may act solely in the interests of the applicable VRR Interest Owner;

(3)   does not have any liability or duties to the holders of any class of certificates;

(4)   may take actions that favor the interests of the holders of one or more classes (including the Class RR Certificates) or the RR Interest over the interests of the holders of one or more other classes of certificates; and

(5)   will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and/or the Class RR certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates and/or Class RR certificates on an aggregate basis requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and/or Class RR certificates evidencing at least 50%

of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder or RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the RR Interest Owners, (vi) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If, during the continuance of a Control Termination Event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owners as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder and the RR Interest Owners of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders and the RR Interest Owners of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates and the Class RR certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates and the Class RR Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator's website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the Class RR certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion

Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan or the RR Interest Owners and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(h)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan or the RR Interest Owners, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owners (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owners and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity. The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class RR certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute

Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under
“—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners and the RR Interest Owners by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a)   a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b)   a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c)   a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d)   a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e)   instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading "—Resolution of a Repurchase Request" will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than the Class RR certificateholder) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or RR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the RR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the JPMCC 2021-410T TSA and the BX 2020-VIVA TSA, which differ as described under “—Servicing of the 410 Tenth Avenue Mortgage Loan” and “—Servicing of the MGM Grand & Mandalay Bay Mortgage Loan” below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2021-B24 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under
“—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans; except that, in the case of the Non-Serviced PSA for each of the 410 Tenth Avenue Whole Loan and the MGM Grand & Mandalay Bay Whole Loan, the related Non-Serviced PSA does not contain an express exception in the definition of “Appraisal Reduction Event” (or equivalent term) for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 emergency.

●	With respect to each of the 410 Tenth Avenue Whole Loan and the MGM Grand & Mandalay Bay Whole Loan, the related Non-Serviced PSA does not contain an express exception to any servicing transfer events for the entering into of any temporary forbearance agreement (such as a COVID Modification) as a result of the COVID-19 emergency.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2021-B24 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-

Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related Non-Serviced Securitization Trust does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Non-Serviced PSA does not provide for any “risk retention consultation party”.

●	There is no operating advisor under the Non-Serviced PSA related to the 410 Tenth Avenue Whole Loan or the MGM Grand & Mandalay Bay Whole Loan.

●	Under the Non-Serviced PSAs related to each of the 410 Tenth Avenue Whole Loan, or the MGM Grand & Mandalay Bay Whole Loan, there is no asset representations reviewer and there is no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” above with respect to the Companion Loan(s).

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of Certain Non-Serviced AB Mortgage Loans

Servicing of the 410 Tenth Avenue Mortgage Loan

The 410 Tenth Avenue Mortgage Loan is being serviced pursuant to the JPMCC 2021-410T TSA. The servicing terms of the JPMCC 2021-410T TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	Upon the 410 Tenth Avenue Whole Loan becoming a specially serviced loan under the JPMCC 2021-410T TSA, the 410 Tenth Avenue Special Servicer will earn a special servicing fee payable monthly with respect to the 410 Tenth Avenue Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the 410 Tenth Avenue Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The 410 Tenth Avenue Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 410 Tenth Avenue Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The 410 Tenth Avenue Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the 410 Tenth Avenue Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2021-410T TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2021-410T TSA.

●	The JPMCC 2021-410T TSA does not require the 410 Tenth Avenue Master Servicer to make the equivalent of compensating interest payments in respect of the 410 Tenth Avenue Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 410 Tenth Avenue Whole Loan”.

Servicing of the MGM Grand & Mandalay Bay Mortgage Loan

The MGM Grand & Mandalay Bay Mortgage Loan is being serviced pursuant to the BX 2020-VIVA TSA. The servicing terms of the BX 2020-VIVA TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the BX 2020-VIVA TSA earns a primary servicing fee with respect to the MGM Grand & Mandalay Bay Mortgage Loan equal to 0.000625% per annum.

●	Upon the MGM Grand & Mandalay Bay Mortgage Loan becoming a specially serviced loan under the BX 2020-VIVA TSA, the related Non-Serviced Special Servicer under the BX 2020-VIVA TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25000% per annum, subject to an annual cap of $250,000.

●	The related Non-Serviced Special Servicer under the BX 2020-VIVA TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.50%, subject to a maximum workout fee of $2,500,000.

●	The related Non-Serviced Special Servicer under the BX 2020-VIVA TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.50%, subject to a maximum liquidation fee of $2,500,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The MGM Grand & Mandalay Bay Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean S&P Global Ratings (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owners to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or RR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or the RR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the RR Interest Owners, unless the Certificateholders or the RR Interest Owners have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owners of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and the RR Interest and (c) such holder (or holders) pay an amount equal to the VRR Interest’s proportionate share of the price specified in this prospectus or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance of all of the Mortgage Loans (solely for the purposes of this calculation, if such right is being exercised after the Distribution Date in March 2031 and the 410 Tenth Avenue Mortgage Loan or the MGM Grand & Mandalay Bay Mortgage Loan is still an asset of the issuing entity, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owners, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the RR Interest Owners or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, RR Interest Owner or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition or any RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or RR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)   to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owners (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR Interest Owners, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class or the RR Interest without the consent of the holder of such certificate or the RR Interest Owners or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates and the RR Interest Owners or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan or that otherwise materially and adversely affects the RR Interest Owners without each RR Interest Owner’s consent.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long term senior unsecured debt is rated at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long term unsecured debt rating of no less than “A-” by Fitch, (b) its short term debt obligations have a short term rating of not less than “A-2” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A+” by Fitch (or, in the case of clauses (a)-(c), such other rating with respect to which a Rating Agency Confirmation is obtained); and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders the RR Interest Owners, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Nine (9) Mortgaged Properties (22.7%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Florida. Eight (8) Mortgaged Properties (17.3%) are located in Florida. In Florida, loans involving real property may be mortgaged in order to secure a borrower’s obligations under the loan. The mortgage is the security instrument that is a lien on and encumbers the real property that is the collateral for the indebtedness evidenced by the promissory note. Accordingly, there is no power of sale in Florida, but rather judicial foreclosure. Under Florida law, ownership of the mortgage follows the promissory note and the plaintiff must be the holder of the promissory note and the mortgage in order to have standing to bring a foreclosure action. After an action for foreclosure is filed with the court and the lender obtains a final judgment of foreclosure, such foreclosure judgment will require that the property be sold at a public judicial sale at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled foreclosure sale. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two (2) consecutive weeks in the county in which the property is located. Section 45.031, Florida Statutes, requires that foreclosure sale be held no earlier than 20 (but not more than 35) days after the date of judgment is entered, unless plaintiff agrees otherwise. Notwithstanding, due to a back-log of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2)

the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest.

A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the

U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds one or more of the 30 Hudson Yards 67 Pari Passu Companion Loans and The Galleria Office Towers Pari Passu Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

CREFI, a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI or an affiliate currently holds one Pari Passu Companion Loan with respect to the 141 Livingston Whole Loan, one Pari Passu Companion Loan with respect to The Galleria Office Towers Whole Loan and one Pari Passu Companion Loan with respect to the Boca Office Portfolio Whole Loan.

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to (i) the CREFI Mortgage Loans other than the MGM Grand & Mandalay Bay Mortgage Loan (32.5%) and (ii) the GSMC Mortgage Loans other than certain of the GSMC Mortgage Loans that are currently Non-Serviced Mortgage Loans (9.5%).

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, DBRI, an originator, and DBNY, an originator. DBRI or an affiliate currently holds a 100% equity participation interest in one or more of the MGM Grand & Mandalay Bay Pari Passu Companion Loans.

GSMC is a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and an affiliate of Goldman Sachs & Co. LLC, an underwriter for the offering of the certificates and GS Bank, an originator and the holder of a portion of the VRR Interest. GS Bank or an affiliate currently holds one or more of the Phillips Point Pari Passu Companion Loans, the U.S. Industrial Portfolio VI Pari Passu Companion Loans and the JW Marriott Nashville Pari Passu Companion Loans.

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GSMC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GSMC mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI mortgage loans prior to their inclusion in the issuing entity.

Midland, the master servicer, is also (i) the master servicer and special servicer of the Willoughby Commons Whole Loan, which is serviced under the Benchmark 2020-B21 PSA, and (ii) the master servicer of the Phillips Point Whole Loan, the Pittock Block Whole Loan, the JW Marriott Nashville Whole Loan, The Village at Meridian Whole Loan and the Millennium Corporate Park Whole Loan, each of which are serviced under the Benchmark 2021-B23 PSA.

Greystone Servicing Company LLC, assisted Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Greystone Servicing is the holder of a loan to the Woodbury Mezzanine Borrower in the original principal amount of $3,120,000, which loan is secured by a pledge by the Woodbury Mezzanine Borrower of its ownership interests in the Borrower of the Mortgage Loan generally referred to as the Woodbury Crossing Phase II Mortgage Loan, which is included in the Mortgage Pool.

Wells Fargo Bank, the Trustee and Certificate Administrator, is also (i) the trustee, certificate administrator and custodian with respect to the Willoughby Commons Whole Loan which is serviced under the Benchmark 2020-B21 PSA, (ii) the certificate administrator and custodian under the GSMS 2020-GC47 PSA pursuant to which the 711 Fifth Avenue Whole Loan is serviced and (v) is expected to be the trustee, certificate administrator and custodian with respect to the 410 Tenth Avenue Whole Loan, which is serviced under the JPMCC 2021-410T TSA.

Park Bridge Lender Services LLC is also (i) expected to be the operating advisor under the JPMCC 2021-410T TSA pursuant to which the 410 Tenth Avenue Whole Loan is expected to be serviced, (ii) the operating advisor and asset representations reviewer under the Benchmark 2021-B23 PSA pursuant to which the Phillips Point Whole Loan, the Pittock Block Whole Loan, the JW Marriott Nashville Whole Loan, The Village at Meridian Whole Loan and the Millennium Corporate Park Whole Loan are serviced, (iii) the operating advisor and asset representations reviewer under the GSMS 2020-GC47 PSA pursuant to which the 711 Fifth Avenue Whole Loan is serviced and (iv) the operating advisor and asset representations reviewer under the Benchmark 2020-B21 PSA pursuant to which Willoughby Commons Whole Loan is serviced.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly

Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Non-VRR Realized Loss and VRR Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and the RR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Non-VRR Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$857,686,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$99,123,000	Class B and Class C
Class X-D	$57,822,000	Class D and Class E
Class X-F	$28,910,000	Class F
Class X-G	$12,391,000	Class G
Class X-NR	$45,431,418	Class NR

Certificateholders and the RR Interest Owners are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$857,686,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S
Class X-B	$99,123,000	Class B and Class C
Class X-D	$57,822,000	Class D and Class E
Class X-F	$28,910,000	Class F
Class X-G	$12,391,000	Class G
Class X-NR	$45,431,418	Class NR

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of Non-VRR Certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in April 2021;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owners, the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about March 24, 2021;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date (in the case of a 0% CPY scenario);

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	89%	89%	89%	89%	89%
March 2023	78%	78%	78%	78%	78%
March 2024	62%	62%	62%	62%	62%
March 2025	29%	29%	29%	29%	29%
March 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	3.08	3.06	3.05	3.05	3.05

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.92	4.91	4.90	4.88	4.70

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	6%	6%	6%	6%	6%
March 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.86	6.85	6.83	6.81	6.62

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	11%	11%	11%	11%	11%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.04	8.99	8.95	8.89	8.62

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.93	9.91	9.87	9.81	9.59

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	80%	80%	80%	80%	80%
March 2028	60%	60%	60%	60%	60%
March 2029	39%	39%	39%	39%	39%
March 2030	17%	17%	17%	17%	18%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.47	7.47	7.47	7.47	7.47

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.73

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.73

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2022	100%	100%	100%	100%	100%
March 2023	100%	100%	100%	100%	100%
March 2024	100%	100%	100%	100%	100%
March 2025	100%	100%	100%	100%	100%
March 2026	100%	100%	100%	100%	100%
March 2027	100%	100%	100%	100%	100%
March 2028	100%	100%	100%	100%	100%
March 2029	100%	100%	100%	100%	100%
March 2030	100%	100%	100%	100%	100%
March 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.98	9.98	9.98	9.98	9.73

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from March 1, 2021 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99980%	0.9722%	0.9742%	0.9747%	0.9747%	0.9747%
99.24980%	0.8888%	0.8903%	0.8907%	0.8907%	0.8907%
99.49980%	0.8057%	0.8066%	0.8069%	0.8069%	0.8069%
99.74980%	0.7228%	0.7233%	0.7234%	0.7234%	0.7234%
99.99980%	0.6402%	0.6402%	0.6402%	0.6402%	0.6402%
100.24980%	0.5579%	0.5574%	0.5572%	0.5572%	0.5572%
100.49980%	0.4759%	0.4749%	0.4746%	0.4746%	0.4746%
100.74980%	0.3942%	0.3926%	0.3922%	0.3922%	0.3922%
100.99980%	0.3127%	0.3107%	0.3101%	0.3101%	0.3101%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99962%	1.5198%	1.5191%	1.5180%	1.5162%	1.5001%
102.24962%	1.4673%	1.4665%	1.4653%	1.4632%	1.4453%
102.49962%	1.4149%	1.4141%	1.4127%	1.4105%	1.3906%
102.74962%	1.3627%	1.3618%	1.3603%	1.3579%	1.3361%
102.99962%	1.3107%	1.3097%	1.3081%	1.3054%	1.2817%
103.24962%	1.2588%	1.2577%	1.2559%	1.2530%	1.2275%
103.49962%	1.2070%	1.2059%	1.2040%	1.2009%	1.1735%
103.74962%	1.1554%	1.1542%	1.1521%	1.1488%	1.1195%
103.99962%	1.1039%	1.1026%	1.1004%	1.0969%	1.0658%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99970%	2.0065%	2.0065%	2.0064%	2.0064%	2.0061%
100.24970%	1.9672%	1.9671%	1.9670%	1.9668%	1.9654%
100.49970%	1.9280%	1.9279%	1.9277%	1.9274%	1.9249%
100.74970%	1.8890%	1.8888%	1.8885%	1.8881%	1.8845%
100.99970%	1.8500%	1.8497%	1.8494%	1.8489%	1.8442%
101.24970%	1.8112%	1.8108%	1.8104%	1.8098%	1.8040%
101.49970%	1.7724%	1.7720%	1.7715%	1.7708%	1.7639%
101.74970%	1.7338%	1.7334%	1.7328%	1.7319%	1.7240%
101.99970%	1.6953%	1.6948%	1.6941%	1.6931%	1.6841%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99989%	2.2636%	2.2636%	2.2635%	2.2635%	2.2632%
100.24989%	2.2328%	2.2326%	2.2324%	2.2322%	2.2310%
100.49989%	2.2021%	2.2017%	2.2014%	2.2010%	2.1989%
100.74989%	2.1714%	2.1709%	2.1705%	2.1699%	2.1668%
100.99989%	2.1408%	2.1402%	2.1396%	2.1389%	2.1349%
101.24989%	2.1103%	2.1096%	2.1089%	2.1079%	2.1031%
101.49989%	2.0799%	2.0790%	2.0782%	2.0771%	2.0713%
101.74989%	2.0496%	2.0486%	2.0476%	2.0463%	2.0397%
101.99989%	2.0194%	2.0182%	2.0171%	2.0156%	2.0081%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99986%	2.3584%	2.3580%	2.3572%	2.3560%	2.3511%
102.24986%	2.3302%	2.3297%	2.3289%	2.3275%	2.3221%
102.49986%	2.3021%	2.3016%	2.3007%	2.2991%	2.2931%
102.74986%	2.2741%	2.2735%	2.2725%	2.2708%	2.2643%
102.99986%	2.2462%	2.2455%	2.2444%	2.2426%	2.2355%
103.24986%	2.2183%	2.2176%	2.2164%	2.2145%	2.2067%
103.49986%	2.1905%	2.1898%	2.1885%	2.1864%	2.1781%
103.74986%	2.1628%	2.1620%	2.1607%	2.1584%	2.1496%
103.99986%	2.1352%	2.1343%	2.1329%	2.1305%	2.1211%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99938%	1.9627%	1.9627%	1.9627%	1.9627%	1.9627%
102.24938%	1.9268%	1.9268%	1.9268%	1.9268%	1.9268%
102.49938%	1.8910%	1.8910%	1.8910%	1.8910%	1.8910%
102.74938%	1.8553%	1.8553%	1.8553%	1.8553%	1.8553%
102.99938%	1.8197%	1.8197%	1.8197%	1.8197%	1.8197%
103.24938%	1.7842%	1.7842%	1.7842%	1.7842%	1.7842%
103.49938%	1.7488%	1.7488%	1.7488%	1.7488%	1.7488%
103.74938%	1.7135%	1.7135%	1.7135%	1.7135%	1.7135%
103.99938%	1.6783%	1.6783%	1.6783%	1.6783%	1.6783%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.84160%	6.2255%	6.1767%	6.1164%	6.0271%	5.5338%
8.09160%	5.4432%	5.3934%	5.3318%	5.2407%	4.7384%
8.34160%	4.6972%	4.6464%	4.5837%	4.4907%	3.9797%
8.59160%	3.9846%	3.9329%	3.8690%	3.7743%	3.2549%
8.84160%	3.3028%	3.2502%	3.1852%	3.0888%	2.5613%
9.09160%	2.6495%	2.5960%	2.5300%	2.4320%	1.8966%
9.34160%	2.0227%	1.9684%	1.9012%	1.8017%	1.2587%
9.59160%	1.4204%	1.3653%	1.2972%	1.1961%	0.6458%
9.84160%	0.8411%	0.7852%	0.7161%	0.6135%	0.0561%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
4.64942%	7.1468%	7.1556%	7.1674%	7.1859%	6.8167%
4.89942%	5.9729%	5.9819%	5.9939%	6.0128%	5.6282%
5.14942%	4.8852%	4.8943%	4.9065%	4.9257%	4.5265%
5.39942%	3.8727%	3.8820%	3.8943%	3.9138%	3.5008%
5.64942%	2.9267%	2.9361%	2.9486%	2.9683%	2.5422%
5.89942%	2.0395%	2.0490%	2.0617%	2.0816%	1.6431%
6.14942%	1.2049%	1.2145%	1.2273%	1.2475%	0.7970%
6.39942%	0.4174%	0.4271%	0.4400%	0.4604%	-0.0014%
6.64942%	-0.3276%	-0.3178%	-0.3047%	-0.2841%	-0.7568%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99913%	2.5537%	2.5537%	2.5537%	2.5537%	2.5483%
102.24913%	2.5254%	2.5254%	2.5254%	2.5254%	2.5193%
102.49913%	2.4971%	2.4971%	2.4971%	2.4971%	2.4905%
102.74913%	2.4689%	2.4689%	2.4689%	2.4689%	2.4616%
102.99913%	2.4408%	2.4408%	2.4408%	2.4408%	2.4329%
103.24913%	2.4128%	2.4128%	2.4128%	2.4128%	2.4043%
103.49913%	2.3849%	2.3849%	2.3849%	2.3849%	2.3757%
103.74913%	2.3570%	2.3570%	2.3570%	2.3570%	2.3472%
103.99913%	2.3292%	2.3292%	2.3292%	2.3292%	2.3188%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99933%	2.7165%	2.7165%	2.7165%	2.7165%	2.7189%
99.24933%	2.6875%	2.6875%	2.6875%	2.6875%	2.6892%
99.49933%	2.6585%	2.6585%	2.6585%	2.6585%	2.6596%
99.74933%	2.6296%	2.6296%	2.6296%	2.6296%	2.6300%
99.99933%	2.6008%	2.6008%	2.6008%	2.6008%	2.6006%
100.24933%	2.5721%	2.5721%	2.5721%	2.5721%	2.5712%
100.49933%	2.5435%	2.5435%	2.5435%	2.5435%	2.5420%
100.74933%	2.5150%	2.5150%	2.5150%	2.5150%	2.5128%
100.99933%	2.4865%	2.4865%	2.4865%	2.4865%	2.4836%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99953%	3.4207%	3.4207%	3.4207%	3.4207%	3.4230%
99.24953%	3.3906%	3.3906%	3.3906%	3.3906%	3.3923%
99.49953%	3.3606%	3.3606%	3.3606%	3.3606%	3.3616%
99.74953%	3.3307%	3.3307%	3.3307%	3.3307%	3.3310%
99.99953%	3.3008%	3.3008%	3.3008%	3.3008%	3.3005%
100.24953%	3.2711%	3.2711%	3.2711%	3.2711%	3.2701%
100.49953%	3.2414%	3.2414%	3.2414%	3.2414%	3.2398%
100.74953%	3.2118%	3.2118%	3.2118%	3.2118%	3.2096%
100.99953%	3.1823%	3.1823%	3.1823%	3.1823%	3.1794%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). In addition, the MGM Grand & Mandalay Bay REMICs were formed on February 12, 2021 by DBNY and CREFI with respect to their respective portions of the MGM Grand & Mandalay Bay Mortgage Loan and certain other Pari Passu Companion Loans, each of which issued a class of regular interests (of which the trust will own an approximately 42.247% interest (in the case of the GACC MGM Grand & Mandalay Bay REMIC) and an approximately 40.243% interest (in the case of the CREFI MGM Grand & Mandalay Bay REMIC)) and a single residual interest (of which the trust will own a 0% interest). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest), an approximately 42.247% interest in the regular interest issued by the GACC MGM Grand & Mandalay Bay REMIC (excluding Excess Interest), an approximately 40.243% interest in the regular interest issued by the CREFI MGM Grand & Mandalay Bay REMIC and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC. The Certificate Administrator will not be responsible for any tax administration relating to either MGM Grand & Mandalay Bay REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-NR, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates and the regular interests that correspond in the aggregate to the VRR Interest (in the case of the Class RR certificates and the RR Interest, excluding the right to receive Excess Interest) (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the MGM Grand & Mandalay Bay REMIC declarations and the continued qualification of each respective REMIC formed thereunder, (iv) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (v) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of Excess Interest, the Excess Interest Distribution Account and the VRR REMIC Regular Interests will be treated as a grantor trust (the “Grantor

Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code, (b) the VRR Interest will represent undivided beneficial interests in both the VRR REMIC Regular Interests and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class S Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, five (5) of the Mortgaged Properties (5.0%) are multifamily properties or mixed-use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interest holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest holder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interest holder as of the first day of the taxable year for which the election is made and to all premium bonds acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder or RR Interest Owner, as applicable, must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders and the RR Interest Owners.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the Certificate Administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of the Class S Certificates and the VRR Interest who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the Certificate Administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the Certificate Administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the Certificate Administrator make available information regarding interest income and information necessary to compute any OID to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) holders of the Class S Certificates and the VRR Interest who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under
“—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owners to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Citigroup Global Markets Inc.	Goldman Sachs & Co. LLC	Deutsche Bank Securities Inc.	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$2,910,672	$4,014,720	$2,799,152	$1,427,456	$0	$0
Class A-2	$19,274,328	$26,585,280	$18,535,848	$9,452,544	$0	$0
Class A-3	$21,169,971	$29,199,960	$20,358,861	$10,382,208	$0	$0
Class A-4	$55,723,500	$76,860,000	$53,588,500	$27,328,000	$0	$0
Class A-5	$95,468,841	$131,681,160	$91,811,031	$46,819,968	$0	$0
Class A-SB	$6,671,682	$9,202,320	$6,416,062	$3,271,936	$0	$0
Class X-A	$223,856,046	$308,766,960	$215,279,186	$109,783,808	$0	$0
Class X-B	$25,871,103	$35,684,280	$24,879,873	$12,687,744	$0	$0
Class A-S	$22,637,052	$31,223,520	$21,769,732	$11,101,696	$0	$0
Class B	$12,935,682	$17,842,320	$12,440,062	$6,343,936	$0	$0
Class C	$12,935,421	$17,841,960	$12,439,811	$6,343,808	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 110.55% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from March 1, 2021, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $7,747,084.79, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owners; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC, (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI and (iv) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by GSMC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a)	it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any EEA Retail Investor in the European Economic Area. For the purposes of this provision:

(i)	the expression “EEA Retail Investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129; and

(ii)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates;

(b)	it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any UK Retail Investor in the UK. For the purposes of this provision:

(i)	the expression “UK Retail Investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or

(B)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or

(C)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA; and

(ii)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates;

(c)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Depositor; and

(d)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the UK.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-11) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

With respect to The Village at Meridian Mortgage Loan (2.7%), in each case, California State Teachers’ Retirement System (“CalSTRS”), which is a governmental plan, as of loan origination owns an approximately 99% interest in the related borrower. Persons who have an ongoing relationship with CalSTRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold any Offered Certificates.

With respect to the Oakland Commons I&II Mortgage Loan (2.1%), the Municipal Fire & Police Retirement System of Iowa owns a 20.4% indirect interest in the related borrower and the Citi Pension Plan owns a 7.4147% indirect interest in the borrower.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption (the conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class X-A Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C Certificates receive investment grade credit ratings from two of the three Rating Agencies.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owners of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in March 2054. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the RR Interest Owners might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
17g-5 Information Provider	324
1986 Act	474
1996 Act	452
3
30/360 Basis	356
4
401(c) Regulations	492
410 Tenth Avenue Companion Loans	217
410 Tenth Avenue Directing Holder	219
410 Tenth Avenue Intercreditor Agreement	218
410 Tenth Avenue Master Servicer	218
410 Tenth Avenue Pari Passu Companion Loan	217
410 Tenth Avenue Senior Loan Holders	217
410 Tenth Avenue Senior Loans	217
410 Tenth Avenue Special Servicer	218
410 Tenth Avenue Subordinate Companion Loan	217
410 Tenth Avenue Subordinate Companion Loan Holder	218
410 Tenth Avenue Whole Loan	217
A
AB Modified Loan	369
AB Whole Loan	206
Accelerated Mezzanine Loan Lender	317
Acceptable Insurance Default	372
Accrued and Deferred Principal	192
Accrued Interest	192
Acting General Counsel’s Letter	135
actual/360	103
Actual/360 Basis	191, 347
Actual/360 Loans	347
ADA	455
Additional Exclusions	372
Administrative Cost Rate	301
ADR	145
Advances	343
Affirmative Asset Review Vote	408
Aggregate Available Funds	295
Aggregate Gain-on-Sale Entitlement Amount	296
Aggregate Principal Distribution Amount	302
AMG	183
Annual Debt Service	145
Anticipated Repayment Date	191
Applicable Interest Rate	192
Appraisal Reduction Amount	366
Appraisal Reduction Event	365
Appraised Value	145
Appraised-Out Class	370
ARD Loan	191
as-is	86
ASR Consultation Process	385
Assessment of Compliance Report	436
Asset Representations Reviewer Asset Review Fee	363
Asset Representations Reviewer Cap	363
Asset Representations Reviewer Fee	363
Asset Representations Reviewer Fee Rate	363
Asset Representations Reviewer Termination Event	413
Asset Review	410
Asset Review Notice	409
Asset Review Quorum	409
Asset Review Report	411
Asset Review Report Summary	411
Asset Review Standard	410
Asset Review Trigger	407
Asset Review Vote Election	408
Asset Status Report	383
Assumed Final Distribution Date	310
Assumed Scheduled Payment	303
Attestation Report	436
AULs	171
Available Funds	296
B
Balloon Balance	146
Bankruptcy Code	447
Base Interest Fraction	309
BEA	172
Benchmark	270

BER	173
Borrower Party	317
Borrower Party Affiliate	317
B-piece buyer	116
Breach Notice	333
BSCMI	244
BX 2020-VIVA Servicer	221
BX 2020-VIVA Special Servicer	221
BX 2020-VIVA Trustee	221
BX 2020-VIVA TSA	221
C
C(WUMP)O	18
Capital Square	205
CD	270
Central Index Key	277
CERCLA	452
Certificate Administrator Fee Rate	362
Certificate Administrator/Trustee Fee	362
Certificate Balance	293
Certificate Owners	326
Certificateholder	318
Certificateholder Quorum	416
Certificateholder Repurchase Request	424
Certifying Certificateholder	328
CFI	171
CGMRC	252
Class A Certificates	292
Class A-SB Planned Principal Balance	303
Class RR certificateholders	4
Class RR Certificates	288
Class X Certificates	292
Clearstream	325
Clearstream Participants	327
Closing Date	144
CMBS	139, 269
Code	472
Collateral Deficiency Amount	370
Collection Account	346
Collection Period	296
COMM	270
COMM Conduit/Fusion	270
COMM FL	270
Communication Request	328
Companion Distribution Account	346
Companion Holder	206
Companion Loan	143
Companion Loans	143
Compensating Interest Payment	311
Constant Prepayment Rate	462
Consultation Termination Event	397
Control Eligible Certificates	392
Control Note	206
Control Termination Event	397
Controlling Class	392
Controlling Class Certificateholder	392
Controlling Holder	206, 216
Controlling Note	206
Corrected Loan	383
COVID Emergency	366
COVID Modification	366
COVID Modification Agreement	366
COVID Modified Loan	366
COVID-19	57
CPR	462
CPY	462
Credit Risk Retention Rules	288
CREFC®	315
CREFC® Intellectual Property Royalty License Fee	364
CREFC® Intellectual Property Royalty License Fee Rate	364
CREFC® Investor Reporting Package	350
CREFC® Reports	315
CREFI	143, 252
CREFI Data File	253
CREFI MGM Grand & Mandalay Bay Regular Interest	52
CREFI MGM Grand & Mandalay Bay REMIC	52
CREFI Mortgage Loans	252
CREFI Securitization Database	253
CREFI VRR Interest Portion	288
Cross-Over Date	300
CRR	118
CS1031 SPE	205
Cumulative Appraisal Reduction Amount	369, 370
Cure/Contest Period	411
Cut-off Date	143
Cut-off Date Balance	146
D
DBNY	269
DBRI	269
DCP	172
Default Release	197
Defaulted Loan	389
Defeasance Deposit	195
Defeasance Loans	195
Defeasance Lock-Out Period	195
Defeasance Option	195
Definitive Certificate	325
Delinquent Loan	408
Depositaries	325
Determination Date	294

Deutsche Bank	269
Diligence File	331
Directing Certificateholder	391
Directing Certificateholder Asset Status Report Approval Process	385
Disclosable Special Servicer Fees	362
Discount Rate	309
Dispute Resolution Consultation	427
Dispute Resolution Cut-off Date	427
Distribution Accounts	346
Distribution Date	294
Distribution Date Statement	315
DMARC	270
Dodd Frank Act	141
DOJ	269
DOL	489
DSCR/DY Trigger	395
DST	201
DTC	325
DTC Participants	325
DTC Rules	326
Due Date	191, 296
Due Diligence Questionnaire	253
Due Diligence Requirements	118
DY Cure Event	196
E
EDGAR	488
EEA	15
EEA RETAIL INVESTOR	15
Effective Gross Income	150
EGLE	172
Eligible Asset Representations Reviewer	411
Eligible Operating Advisor	403
Enforcing Party	425
Enforcing Servicer	425
ERISA	488
ERISA Plan	491
ESA	171, 248, 274, 15
Escrow/Reserve Mitigating Circumstances	251, 276
EU Due Diligence Requirements	118
EU Institutional Investor	118
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Securitization Regulation	16
Euroclear	325
Euroclear Operator	327
Euroclear Participants	327
EUWA	15
Excess Interest	191, 294
Excess Interest Distribution Account	347
Excess Modification Fee Amount	357
Excess Modification Fees	356
Excess Prepayment Interest Shortfall	312
Exchange	184
Exchange Act	277
Excluded Controlling Class Holder	322
Excluded Controlling Class Loan	318
Excluded Information	318
excluded loan	116
Excluded Loan	318
excluded special servicer	111
Excluded Special Servicer	416
Excluded Special Servicer Loan	416
Exemption	490
Exemption Rating Agency	490
F
FATCA	482
FDIA	134
FDIC	135
FDIC Safe Harbor	135
Fee Restricted Specially Serviced Loan	360
FIEL	19
Final Asset Status Report	385
Final Dispute Resolution Election Notice	427
Final Material Asset Status Report	385
Financial Promotion Order	16
FIRREA	136, 174, 248, 270, 273
First Tranche Floors	170
Fitch	434
FPL	171
FPO Persons	16
FSMA	15
G
GACC	143, 269
GACC Data Tape	271
GACC Deal Team	271
GACC MGM Grand & Mandalay Bay Regular Interest	52
GACC MGM Grand & Mandalay Bay REMIC	52
GACC Mortgage Loans	270
Garn Act	454
GLA	147
Goldman Originator	262
Grace Period	191
Grantor Trust	52, 473
GS Bank	135, 260, 261
GS Bank VRR Interest Portion	288
GSMC	260
GSMC Data Tape	261

GSMC Deal Team	261
GSMC Mortgage Loans	260
H
Hard Lockbox	147
HSTP Act	75
I
ICAP	189
Imminent Default Fee Restricted Period	361
Imminent Default Liquidation Fee Restricted Period	361
Imminent Default Workout Fee Restricted Period	361
Indirect Participants	325
Initial Delivery Date	383
Initial Pool Balance	143
Initial Rate	191
Initial Requesting Certificateholder	424
In-Place Cash Management	147
Institutional Investor	18
Institutional Investors	118
Insurance and Condemnation Proceeds	346
Insurance Rating Requirements	5
Intercreditor Agreement	206
Interest Accrual Amount	302
Interest Accrual Period	302
Interest Distribution Amount	302
Interest Reserve Account	347
Interest Shortfall	302
Interested Person	390
investment company	141
Investment Company Act of 1940	1
Investor Certification	318
Investor Q&A Forum	322
ipso facto clauses	79
J
Japanese Retention Requirement	20
JFSA	20
JPMCB	143, 244
JPMCB Data Tape	245
JPMCB Deal Team	245
JPMCB Mortgage Loans	245
JPMCB VRR Interest Portion	288
JPMCB’s Qualification Criteria	247
JRR Rule	20
K
KBRA	434
L
Lead Note	240
lessee	450
Liquidation Fee	358
Liquidation Fee Rate	358
Liquidation Proceeds	346
Loan Per Unit	147
Loss of Value Payment	335
Lower-Tier Regular Interests	472
Lower-Tier REMIC	52, 294, 472
Lower-Tier REMIC Distribution Account	346
LTV Ratio	146
M
MAI	336
Major Decision	393
Major Decision Reporting Package	392
MAS	18
Master Lease	202
Master Lessees	202
Master Servicer Decision	375
Master Servicer Proposed Course of Action Notice	425
Master Servicer Remittance Date	341
Master Tenant	184
Material Defect	333
MGM Grand & Mandalay Bay A Notes	221
MGM Grand & Mandalay Bay B Notes	221
MGM Grand & Mandalay Bay C Note Control Appraisal Period	233
MGM Grand & Mandalay Bay C Notes	221
MGM Grand & Mandalay Bay Co-Lender Agreement	221
MGM Grand & Mandalay Bay Companion Loans	221
MGM Grand & Mandalay Bay Controlling Noteholder	232
MGM Grand & Mandalay Bay Junior B Note Control Appraisal Period	234
MGM Grand & Mandalay Bay Junior B Notes	221
MGM Grand & Mandalay Bay Major Decision	234
MGM Grand & Mandalay Bay Non-Controlling Noteholder	233
MGM Grand & Mandalay Bay Non-Lead Noteholders	234
MGM Grand & Mandalay Bay Non-Lead Securitization Notes	234

MGM Grand & Mandalay Bay Pari Passu Companion Loans	221
MGM Grand & Mandalay Bay REMICs	52
MGM Grand & Mandalay Bay Senior B Note Control Appraisal Period	234
MGM Grand & Mandalay Bay Senior B Notes	221
MGM Grand & Mandalay Bay Subordinate Companion Loans	221
MGM Grand & Mandalay Bay Whole Loan	221
MGM Policies	185
MGM Tenant	156
MGM/Mandalay Operating Subtenant	156
MiFID II	15, 486, 487
MLPA	329
MOA	288
Modeling Assumptions	462
Modification Fees	356
Mortgage	144
Mortgage File	329
Mortgage Loan Seller	252
Mortgage Loans	143
Mortgage Note	144
Mortgage Pool	143
Mortgage Rate	301
Mortgaged Property	144
mortgages	442
N
Natixis	280
Net Mortgage Rate	301
Net Operating Income	147
NFIP	88
NI 33-105	20
NOI Date	147
Nomura	280
Non VRR Gain-on-Sale Remittance Amount	296
Non-Control Note	206
Non-Controlling Holder	207, 213, 216
Nonrecoverable Advance	343
Non-Serviced AB Whole Loan	207
Non-Serviced Certificate Administrator	207
Non-Serviced Companion Loan	207
Non-Serviced Directing Certificateholder	207
Non-Serviced Intercreditor Agreement	207
Non-Serviced Master Servicer	207
Non-Serviced Mortgage Loan	207
Non-Serviced Operating Advisor	207
Non-Serviced Pari Passu Companion Loan	207
Non-Serviced Pari Passu Whole Loan	207
Non-Serviced PSA	207
Non-Serviced Securitization Trust	207
Non-Serviced Special Servicer	207
Non-Serviced Trustee	207
Non-Serviced Whole Loan	207
Non-U.S. Person	482
Non-VRR Certificates	292
Non-VRR Gain-on-Sale Reserve Account	347
non-VRR percentage	35
Non-VRR Percentage	290
Non-VRR Principal Distribution Amount	302
Non-VRR Realized Loss	313
Notional Amount	293
NRA	147
NRSRO	316, 492
NRSRO Certification	319
O
Occupancy	147
Occupancy Date	147
Offered Certificates	292
off-line	84
OID Regulations	475
OLA	135
one action	102
Operating Advisor Annual Report	402
Operating Advisor Consulting Fee	363
Operating Advisor Expenses	363
Operating Advisor Fee	363
Operating Advisor Fee Rate	363
Operating Advisor Standard	401
Operating Advisor Termination Event	405
Operating Lease	202
Operating Lessee	202
Operating Statements	151
P
P&I Advance	342
PACE	103
PAR	249, 274
Par Purchase Price	388
Pari Passu Companion Loan	143
Pari Passu Companion Loans	143
Participants	325
Parties in Interest	489
Pass-Through Rate	300

Patriot Act	456
payment in lieu of taxes	106
PCBs	171
PCR	259, 267
Percentage Interest	294
Periodic Payments	295
Permitted Investments	294, 348
Permitted Special Servicer/Affiliate Fees	362
Phase I	171
Phase II	171
PILOT	189
PIPs	84, 173
Pittock Block A Notes	235
Pittock Block B Note	235
Pittock Block Co-Lender Agreement	235
Pittock Block Companion Loans	235
Pittock Block Control Appraisal Period	240
Pittock Block Controlling Noteholder	240
Pittock Block Major Decision	241
Pittock Block Non-Controlling Noteholders	243
Pittock Block Note A Holders	235
Pittock Block Note B Holder	235
Pittock Block Noteholders	235
Pittock Block Notes	235
Pittock Block Pari Passu Companion Loans	235
Pittock Block Percentage Interest	238
Pittock Block Relative Spread	238
Pittock Block Senior Mortgage Loan	235
Pittock Block Sequential Pay Event	238
Pittock Block Subordinate Companion Loan	235
Pittock Block Threshold Event Collateral	241
Pittock Block Whole Loan	235
Plans	488
PLL Policy	171
PML	267
PRC	17
Preliminary Dispute Resolution Election Notice	427
Prepayment Assumption	476
Prepayment Interest Excess	310
Prepayment Interest Shortfall	310
Prime Rate	346
Principal Balance Certificates	292
Principal Shortfall	303
Privileged Information	404
Privileged Information Exception	404
Privileged Person	316
Professional Investors	18
Prohibited Prepayment	311
Promotion of Collective Investment Schemes Exemptions Order	17
Property Owners	202
Proposed Course of Action	426
Proposed Course of Action Notice	426
PSA	292
PSA Party Repurchase Request	425
PTCE	491
Purchase Price	335
Q
Qualified Replacement Special Servicer	417
Qualified Substitute Mortgage Loan	336
Qualifying CRE Loan Percentage	289
R
RAC No-Response Scenario	434
Rated Final Distribution Date	310
Rating Agencies	434
Rating Agency Confirmation	434
REA	71
Realized Losses	313
REC	171
Record Date	294
Refinancing/P&S Document	361
Registration Statement	488
Regular Certificates	292
Regular Interestholder	475
Regular Interests	472
Regulation AB	436
Reimbursement Rate	345
Related Proceeds	344
Release Amount	196
Release Date	195
Relevant Investor	18
Relevant Persons	17
Relief Act	455
REMIC	472
REMIC LTV Test	138
REMIC Regulations	472
REO Account	347
REO Loan	305
REO Property	382
Repurchase Request	425
Requesting Certificateholder	427
Requesting Holders	370
Requesting Investor	328
Requesting Party	433
Required PLL Policy Term	171

Required Risk Retention Percentage	289
Requirements	455
Residual Certificates	292
Resolution Failure	425
Resolved	425
Restricted Group	490
Restricted Party	404
Retaining Parties	288
Retaining Sponsor	287
Review Materials	409
Revised Rate	191, 301
RevPAR	147
Risk Retention Consultation Party	317
Risk Retention Requirements	119
RMBS	269, 280
Rooms	152
Routine Disbursements	376
RR Interest	288
RR Interest Balance	290
RR interest owners	4
RR Interest Owners	288
Rule 15Ga-1	251
Rule 17g-5	319
S
S&P	434
SARS-CoV-2	57
Scheduled Principal Distribution Amount	302
SEC	277
Securities Act	436
Securitization Accounts	347
Securitization Regulation	118
SEL	267
Senior Certificates	292
Serviced Mortgage Loan	207
Serviced Pari Passu Companion Loan	208
Serviced Pari Passu Mortgage Loan	208
Serviced Pari Passu Whole Loan	208
Serviced Whole Loan	208
Servicer Termination Event	418
Servicing Advances	343
Servicing Fee	354
Servicing Fee Rate	354
Servicing Standard	340
Servicing Transfer Event	381
SF	148
SFA	18
SFO	18
Similar Law	488
SMMEA	492
Soft Lockbox	147
Special Servicing Fee	357
Special Servicing Fee Rate	357
Specially Serviced Loans	381
Sponsor	252
Springing Cash Management	148
Springing Lockbox	148
Sq. Ft.	148
Square Feet	148
SSB Pref	205
SSCTO	175, 184
Startup Day	473
Stated Principal Balance	192, 304
Structured Product	18
Subject Loans	363
Subordinate Certificates	292
Subordinate Companion Loan	143, 208
Subordinate Companion Loans	143
Subsequent Asset Status Report	383
Sub-Servicing Agreement	341
sunset clauses	89
Syndicate Insurance Rating Requirements	5
T
T-12	148
Tenth Owner 4	184
Term to Maturity	148
Terms and Conditions	327
Terrorism Insurance Program	89
Tests	410
TIC	184
Title V	454
Triggering Event of Default	222
TRIPRA	89, 10
Trust Directing Holder	391
Trust REMIC	52
Trust REMICs	294, 472
TTM	148
U
U.S. Person	482
UCC	442
UK	15
UK Due Diligence Requirements	118
UK Institutional Investor	118
UK PRIIPS Regulation	15
UK Retail Investor	15
UK Securitization Regulation	16
Underwriter Entities	110
Underwriting Agreement	485
Underwritten Expenses	148
Underwritten NCF Debt Yield	149
Underwritten Net Cash Flow	149

Underwritten Net Cash Flow Debt Service Coverage Ratio	148
Underwritten Net Operating Income Debt Service Coverage Ratio	149
Underwritten NOI	150
Underwritten Revenues	151
unexpired lease	79
Unfair and Deceptive Practices Acts	74
Units	152
Unscheduled Principal Distribution Amount	303
Unsolicited Information	410
Upper-Tier REMIC	52, 294, 472
Upper-Tier REMIC Distribution Account	346
UW Expenses	148
UW NCF	149
UW NCF Debt Yield	149
UW NCF DSCR	148
UW NOI	150
UW NOI Debt Yield	151
UW NOI DSCR	149
UW NOI DY	151
V
VAAP	171
VISLs	172
Volcker Rule	141
Voting Rights	324
VRR Allocation Percentage	290
VRR Available Funds	289
VRR interest	4
VRR Interest	287, 292
VRR Interest Balance	290
VRR Interest Distribution Amount	291
VRR Interest Gain-on-Sale Remittance Amount	296
VRR Interest Gain-on-Sale Reserve Account	347
VRR interest owners	4
VRR Interest Owners	288
VRR Interest Rate	290
VRR percentage	35
VRR Percentage	288
VRR Principal Distribution Amount	291
VRR Realized Loss	289
VRR Realized Loss Interest Distribution Amount	291
VRR REMIC Regular Interests	472
VRR-A Risk Retention Consultation Party	317
VRR-B Risk Retention Consultation Party	317
VRR-C Risk Retention Consultation Party	317
W
WAC Rate	301
Weighted Average Mortgage Rate	152
Wells Fargo Bank	279
Whole Loan	143
Withheld Amounts	347
Workout Fee	357
Workout Fee Rate	357
Workout-Delayed Reimbursement Amount	345
Y
Yield Maintenance Charge	309
YM Group A	308
YM Group B	308
YM Group D	308
YM Groups	308

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

								Number of	Property	Property		Year		Unit of
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type(2)	Subtype	Year Built	Renovated	Units(3)	Measure	Occupancy %(4)
1	JPMCB	410 Tenth Avenue	410 Tenth Avenue	New York	NY	10001	New York	1	Office	CBD	1927	2020	631,944	Square Feet	99.2%
2	CREFI/GACC	MGM Grand & Mandalay Bay	Various	Las Vegas	NV	Various	Clark	2	Hotel	Full Service	Various		9,748	Rooms	71.4%
2.01	CREFI/GACC	MGM Grand	3799 South Las Vegas Boulevard	Las Vegas	NV	89109	Clark	1	Hotel	Full Service	1993		4,998	Rooms	68.5%
2.02	CREFI/GACC	Mandalay Bay	3950 South Las Vegas Boulevard	Las Vegas	NV	89119	Clark	1	Hotel	Full Service	1999		4,750	Rooms	74.8%
3	GSMC	Phillips Point	777 South Flagler Drive	West Palm Beach	FL	33401	Palm Beach	1	Office	CBD	1985, 1988	2018-2020	448,885	Square Feet	90.5%
4	CREFI	141 Livingston	141 Livingston Street	Brooklyn	NY	11201	Kings	1	Office	CBD	1959	2015	213,745	Square Feet	100.0%
5	JPMCB	Pittock Block	921 Southwest Washington Street	Portland	OR	97205	Multnomah	1	Mixed Use	Office/Retail/Data Center	1913	2001	297,698	Square Feet	71.4%
6	CREFI/JPMCB	The Galleria Office Towers	Various	Houston	TX	77056	Harris	3	Office	CBD	Various	Various	1,067,672	Square Feet	68.1%
6.01	CREFI/JPMCB	Galleria Tower I	2700 Post Oak Boulevard	Houston	TX	77056	Harris	1	Office	CBD	1974	2002, 2020	493,695	Square Feet	78.1%
6.02	CREFI/JPMCB	Galleria Tower II	5051 Westheimer Road	Houston	TX	77056	Harris	1	Office	CBD	1970	1992, 2005, 2020	320,687	Square Feet	68.1%
6.03	CREFI/JPMCB	Galleria Financial Center	5065-5075 Westheimer Road	Houston	TX	77056	Harris	1	Office	CBD	1977	2020	253,290	Square Feet	48.7%
7	GSMC	U.S. Industrial Portfolio VI	Various	Various	Various	Various	Various	10	Industrial	Various	Various	Various	2,981,955	Square Feet	95.9%
7.01	GSMC	True Value	308 South Division Street	Harvard	IL	60033	McHenry	1	Industrial	Warehouse/Distribution	1942	1982	1,331,727	Square Feet	100.0%
7.02	GSMC	Belnick	4350 Ball Ground Highway	Canton	GA	30114	Cherokee	1	Industrial	Warehouse/Distribution	1999	2011	477,152	Square Feet	100.0%
7.03	GSMC	Tufco - 3161 South Ridge Road	3161 South Ridge Road	Ashwaubenon	WI	54304	Brown	1	Industrial	Manufacturing	1978		226,900	Square Feet	100.0%
7.04	GSMC	Pro Con - 109 Maplewood Drive	109 Maplewood Drive	Hazle Township	PA	18202	Luzerne	1	Industrial	Manufacturing	1987, 1997, 2001		205,320	Square Feet	100.0%
7.05	GSMC	Total Logistics	2900 Granada Lane North	Oakdale	MN	55128	Washington	1	Industrial	Warehouse	1994	2008	86,460	Square Feet	100.0%
7.06	GSMC	Pro Con - 2441 East Glendale Avenue	2441 East Glendale Avenue	Appleton	WI	54911	Outagamie	1	Industrial	Manufacturing	1978	2002	172,261	Square Feet	100.0%
7.07	GSMC	Amaray	1300 West Park Road	Elizabethtown	KY	42701	Hardin	1	Industrial	Manufacturing	1975		194,519	Square Feet	100.0%
7.08	GSMC	Pro Con - 2430 East Glendale Avenue	2430 East Glendale Avenue	Appleton	WI	54911	Outagamie	1	Industrial	Manufacturing	1968, 1974, 1995, 1997		122,500	Square Feet	100.0%
7.09	GSMC	Tufco - 1205 Burris Road	1205 Burris Road	Newton	NC	28658	Catawba	1	Industrial	Warehouse	1971		121,096	Square Feet	0.0%
7.10	GSMC	Tufco - 1055 Parkview Road	1055 Parkview Road	Ashwaubenon	WI	54304	Brown	1	Industrial	Manufacturing	1983		44,020	Square Feet	100.0%
8	CREFI	Boca Office Portfolio	Various	Boca Raton	FL	33433	Palm Beach	4	Mixed Use	Office/Retail	Various	Various	514,527	Square Feet	90.4%
8.01	CREFI	Boardwalk @ 18th	6909 Southwest 18th Street	Boca Raton	FL	33433	Palm Beach	1	Mixed Use	Office/Retail	1986	2017	132,132	Square Feet	91.8%
8.02	CREFI	Fountains Center	7000-7700 West Camino Real	Boca Raton	FL	33433	Palm Beach	1	Mixed Use	Office/Retail	1983		188,666	Square Feet	84.5%
8.03	CREFI	City National Park	7000 Palmetto Park Road and 22125 Powerline Road	Boca Raton	FL	33433	Palm Beach	1	Mixed Use	Office/Retail	1986, 1991, 1998		132,207	Square Feet	97.4%
8.04	CREFI	Grove Centre	21301 Powerline Road	Boca Raton	FL	33433	Palm Beach	1	Mixed Use	Office/Retail	1983	2017	61,522	Square Feet	90.8%
9	CREFI	Gestamp Automocion SLB	3063 Hickory Valley Road	Chattanooga	TN	37421	Hamilton	1	Industrial	Manufacturing	2014		637,750	Square Feet	100.0%
10	JPMCB	30 Hudson Yards 67	500 West 33rd Street	New York	NY	10001	New York	1	Office	CBD	2019		44,954	Square Feet	100.0%
11	GSMC	Dawson Marketplace	GA-400 & Dawson Forest Road East	Dawsonville	GA	30534	Dawson	1	Retail	Anchored	2017-2020		352,418	Square Feet	97.3%
12	GACC	8670 Wilshire	8670 Wilshire Boulevard	Beverly Hills	CA	90211	Los Angeles	1	Office	Medical	1986	2002	50,520	Square Feet	100.0%
13	GSMC	JW Marriott Nashville	201 8th Avenue South	Nashville	TN	37203	Davidson	1	Hotel	Full Service	2018		533	Rooms	44.1%
14	CREFI	Morgan Stanley Tower	150 2nd Avenue North	Saint Petersburg	FL	33701	Pinellas	1	Office	CBD	1985	2015	187,694	Square Feet	94.7%
15	JPMCB	The Village at Meridian	1600-2300 North Eagle Road	Meridian	ID	83642	Ada	1	Retail	Anchored	2012		841,927	Square Feet	79.3%
16	GSMC	Millennium Corporate Park	18200-18700 Northeast Union Hill Road	Redmond	WA	98052	King	1	Office	Suburban	1999-2000, 2014		537,046	Square Feet	100.0%
17	GSMC	711 Fifth Avenue	711 5th Avenue	New York	NY	10022	New York	1	Mixed Use	Office/Retail	1927	2013-2019	340,024	Square Feet	76.5%
18	JPMCB	Oakland Commons I&II	20700 & 20750 Civic Center Drive	Southfield	MI	48076	Oakland	1	Office	Suburban	1999		315,839	Square Feet	77.7%
19	GACC	Orlando Technology Park	100, 200, 250, 255 & 525 Technology Parkway	Lake Mary	FL	32746	Seminole	1	Office	Flex	1986, 1998, 1999	2015-2020	297,386	Square Feet	86.9%
20	GACC	Woodbury Crossing Phase II	530 Greenwood Drive Southwest	Olympia	WA	98502	Thurston	1	Multifamily	Garden	2019-2020		90	Units	95.6%
21	CREFI	Advanced Energy	2424 Midpoint Drive and 1625 Sharp Point Drive	Fort Collins	CO	80525	Larimer	1	Industrial	R&D/Flex	1987, 2000	1994, 2015	115,627	Square Feet	100.0%
22	CREFI	Value Store It Miami	5900 Northwest 102nd Avenue	Doral	FL	33178	Miami-Dade	1	Self Storage	Self Storage	2010	2017	119,850	Square Feet	93.1%
23	GSMC	Willoughby Commons	36363 Euclid Avenue	Willoughby	OH	44094	Lake	1	Retail	Power Center	1997-2000		351,581	Square Feet	98.9%
24	JPMCB	Camellia Trace	100 Trace Drive	Jackson	TN	38305	Madison	1	Multifamily	Garden	2002		212	Units	99.1%
25	GACC	Dollar General Portfolio	Various	Various	Various	Various	Various	15	Retail	Freestanding	Various		139,012	Square Feet	100.0%
25.01	GACC	Robinsonville	13060 Highway 61 North	Robinsonville	MS	38664	Tunica	1	Retail	Freestanding	2020		9,100	Square Feet	100.0%
25.02	GACC	Saint Mary's	5056 South Pleasants Highway	Belmont	WV	26170	Pleasants	1	Retail	Freestanding	2020		9,100	Square Feet	100.0%
25.03	GACC	Alexandria (Carlos)	4480 County Road 13 Northeast	Carlos	MN	56319	Douglas	1	Retail	Freestanding	2020		9,002	Square Feet	100.0%
25.04	GACC	St. Martinville	4009 Catahoula Highway	Saint Martinville	LA	70582	Saint Martin	1	Retail	Freestanding	2020		9,100	Square Feet	100.0%
25.05	GACC	Fife Lake	6950 U.S. 131	Fife Lake	MI	49633	Grand Traverse	1	Retail	Freestanding	2020		9,100	Square Feet	100.0%
25.06	GACC	Waubun	3185 U.S. 59	Waubun	MN	56589	Mahnomen	1	Retail	Freestanding	2020		9,100	Square Feet	100.0%
25.07	GACC	Lake Village	612 U.S. 65	Lake Village	AR	71653	Chicot	1	Retail	Freestanding	2020		10,566	Square Feet	100.0%
25.08	GACC	New Era	4121 South Oceana Drive	New Era	MI	49446	Oceana	1	Retail	Freestanding	2020		9,026	Square Feet	100.0%
25.09	GACC	Mooers	2593 U.S. 11	Mooers	NY	12958	Clinton	1	Retail	Freestanding	2020		9,026	Square Feet	100.0%
25.10	GACC	Hinckley	304 Fire Monument Road	Hinckley	MN	55037	Pine	1	Retail	Freestanding	2020		9,100	Square Feet	100.0%
25.11	GACC	Center	308 Lignite Avenue	Center	ND	58530	Oliver	1	Retail	Freestanding	2020		9,026	Square Feet	100.0%
25.12	GACC	Lepanto	330 West Broad Street	Lepanto	AR	72354	Poinsett	1	Retail	Freestanding	2020		10,640	Square Feet	100.0%
25.13	GACC	Edgemont	11116 U.S. 18	Edgemont	SD	57735	Fall River	1	Retail	Freestanding	2019		9,000	Square Feet	100.0%
25.14	GACC	Louisa	31 Spankem Branch Road	Louisa	KY	41230	Lawrence	1	Retail	Freestanding	2019		9,100	Square Feet	100.0%
25.15	GACC	Prue	11152 New Prue Road	Prue	OK	74054	Osage	1	Retail	Freestanding	2020		9,026	Square Feet	100.0%
26	CREFI	9633 Westheimer Road	9633 Westheimer Road	Houston	TX	77063	Harris	1	Mixed Use	Self Storage/Retail	1973	2021	82,000	Square Feet	100.0%
27	CREFI	46-50 East 167th Street	46-50 East 167th Street	Bronx	NY	10452	Bronx	1	Retail	Anchored	1931		26,500	Square Feet	100.0%
28	CREFI	Bridgeport Distribution Center	5425 Dixie Highway	Bridgeport	MI	48601	Saginaw	1	Industrial	Warehouse/Distribution	1974	1994	610,808	Square Feet	100.0%
29	CREFI	303 3rd Street	303 3rd Street	Huntington Beach	CA	92648	Orange	1	Mixed Use	Office/Retail	1996	2018-2019	15,095	Square Feet	100.0%
30	CREFI	5501 New Utrecht Avenue	5501 New Utrecht Avenue	Brooklyn	NY	11219	Kings	1	Office	CBD	2020		21,152	Square Feet	100.0%
31	CREFI	Hamden Self Storage	1315 Dixwell Avenue	Hamden	CT	06514	New Haven	1	Mixed Use	Self Storage/Retail	2002		113,115	Square Feet	95.3%
32	JPMCB	Bristol Park	1141 Glen Iris Drive	Fayetteville	NC	28314	Cumberland	1	Multifamily	Garden	2009		112	Units	94.6%
33	GACC	6450 Industrial	6450 Technology Drive	Salem	VA	24153	Roanoke	1	Industrial	Warehouse/Distribution	1997	2018	283,000	Square Feet	100.0%
34	CREFI	651 Bushwick Avenue	651 Bushwick Avenue	Brooklyn	NY	11221	Kings	1	Mixed Use	Multifamily/Office/Retail	2019		20	Rooms	100.0%
35	GSMC	Grocery Outlet Truckee	11213 Donner Pass Road	Truckee	CA	96161	Nevada	1	Mixed Use	Retail/Multifamily	2020		18,021	Square Feet	100.0%
36	JPMCB	Holiday Inn Philadelphia South	1 Pureland Drive	Swedesboro	NJ	08085	Gloucester	1	Hotel	Full Service	1987	2019	161	Rooms	44.8%
37	CREFI	CVS Valley Stream	44 North Central Avenue	Valley Stream	NY	11580	Nassau	1	Retail	Single Tenant	1990		11,352	Square Feet	100.0%
38	CREFI	Deschutes Business Center	20370 Empire Avenue	Bend	OR	97703	Deschutes	1	Industrial	Flex	1981		53,874	Square Feet	88.7%
39	CREFI	The Cove Storage Portfolio	Various	Various	AL	Various	Madison	3	Self Storage	Self Storage	Various		110,850	Square Feet	98.2%
39.01	CREFI	James Road	485 James Road	Owens Cross Roads	AL	35763	Madison	1	Self Storage	Self Storage	2006		50,450	Square Feet	97.5%
39.02	CREFI	Green Cove Road	1610 Green Cove Road Southeast	Huntsville	AL	35803	Madison	1	Self Storage	Self Storage	1997		37,000	Square Feet	98.6%
39.03	CREFI	Taylor Lane	111 Taylor Lane	Owens Cross Roads	AL	35763	Madison	1	Self Storage	Self Storage	2006		23,400	Square Feet	99.1%
40	CREFI	Scotsman Self Storage	1956 Quality Boulevard	Huntsville	TX	77320	Walker	1	Self Storage	Self Storage	2001, 2003		44,500	Square Feet	90.6%

 A-1-1

ANNEX A-1

								Original		Current						Net
			Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt
Loan #	Seller(1)	Property Name	Date	Value ($)(5)	Date	LTV %(5)	Balance ($)(6)(7)	per Unit ($)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan	Borrower(8)	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)
1	JPMCB	410 Tenth Avenue	12/16/20	955,000,000	12/01/20	39.8%	80,000,000	601	80,000,000	601	6.9%	No	No	2.59159	0.01230	2.57929	Actual/360	175,172.29
2	CREFI/GACC	MGM Grand & Mandalay Bay	09/30/20	4,600,000,000	01/10/20	35.5%	79,985,667	167,645	79,985,667	167,645	6.9%	No	No	3.55800	0.01043	3.54758	Actual/360	240,451.36
2.01	CREFI/GACC	MGM Grand	09/30/20	2,505,000,000	01/10/20		43,592,189		43,592,189		3.8%
2.02	CREFI/GACC	Mandalay Bay	09/30/20	2,095,000,000	01/10/20		36,393,478		36,393,478		3.1%
3	GSMC	Phillips Point	12/01/20	289,000,000	12/15/20	68.7%	75,000,000	442	75,000,000	442	6.5%	No	No	3.34003	0.01105	3.32898	Actual/360	211,650.89
4	CREFI	141 Livingston	02/01/21	182,300,000	02/01/21	54.9%	75,000,000	468	75,000,000	468	6.5%	No	No	3.21000	0.01105	3.19895	Actual/360	203,411.46
5	JPMCB	Pittock Block	12/21/20	329,000,000	12/07/20	42.9%	66,000,000	474	66,000,000	474	5.7%	No	No	3.29940	0.02105	3.27835	Actual/360	183,987.60
6	CREFI/JPMCB	The Galleria Office Towers	01/20/21	185,000,000	01/06/21	48.6%	65,000,000	84	65,000,000	84	5.6%	No	No	4.46000	0.01105	4.44895	Actual/360	327,802.40
6.01	CREFI/JPMCB	Galleria Tower I	01/20/21	85,544,600	01/06/21		30,056,211		30,056,211		2.6%
6.02	CREFI/JPMCB	Galleria Tower II	01/20/21	55,566,781	01/06/21		19,523,464		19,523,464		1.7%
6.03	CREFI/JPMCB	Galleria Financial Center	01/20/21	43,888,619	01/06/21		15,420,326		15,420,326		1.3%
7	GSMC	U.S. Industrial Portfolio VI	02/01/21	136,500,000	Various	59.3%	60,000,000	27	60,000,000	27	5.2%	No	No	3.71600	0.01105	3.70495	Actual/360	188,380.56
7.01	GSMC	True Value	02/01/21	36,100,000	01/06/21		16,044,444		16,044,444		1.4%
7.02	GSMC	Belnick	02/01/21	28,900,000	01/05/21		12,844,444		12,844,444		1.1%
7.03	GSMC	Tufco - 3161 South Ridge Road	02/01/21	14,900,000	12/28/20		6,622,222		6,622,222		0.6%
7.04	GSMC	Pro Con - 109 Maplewood Drive	02/01/21	12,920,000	12/29/20		5,742,222		5,742,222		0.5%
7.05	GSMC	Total Logistics	02/01/21	10,800,000	12/21/20		4,747,407		4,747,407		0.4%
7.06	GSMC	Pro Con - 2441 East Glendale Avenue	02/01/21	9,440,000	12/28/20		4,149,630		4,149,630		0.4%
7.07	GSMC	Amaray	02/01/21	9,200,000	12/30/20		4,043,704		4,043,704		0.3%
7.08	GSMC	Pro Con - 2430 East Glendale Avenue	02/01/21	6,720,000	12/28/20		2,954,074		2,954,074		0.3%
7.09	GSMC	Tufco - 1205 Burris Road	02/01/21	4,650,000	12/23/20		1,576,296		1,576,296		0.1%
7.10	GSMC	Tufco - 1055 Parkview Road	02/01/21	2,870,000	12/28/20		1,275,556		1,275,556		0.1%
8	CREFI	Boca Office Portfolio	01/23/21	155,900,000	11/13/20	63.5%	50,000,000	192	50,000,000	192	4.3%	No	No	4.02000	0.01105	4.00895	Actual/360	169,826.39
8.01	CREFI	Boardwalk @ 18th	01/23/21	49,500,000	10/22/20		15,151,515		15,151,515		1.3%
8.02	CREFI	Fountains Center	01/23/21	44,500,000	11/13/20		14,393,939		14,393,939		1.2%
8.03	CREFI	City National Park	01/23/21	39,200,000	11/13/20		14,393,939		14,393,939		1.2%
8.04	CREFI	Grove Centre	01/23/21	17,500,000	10/22/20		6,060,606		6,060,606		0.5%
9	CREFI	Gestamp Automocion SLB	03/06/21	78,900,000	02/01/21	62.7%	49,500,000	78	49,500,000	78	4.3%	No	No	3.61000	0.01105	3.59895	Actual/360	225,327.69
10	JPMCB	30 Hudson Yards 67	03/07/21	110,000,000	02/01/21	64.5%	45,000,000	1,579	45,000,000	1,579	3.9%	No	No	3.37100	0.01105	3.35995	Actual/360	128,168.23
11	GSMC	Dawson Marketplace	12/31/20	68,000,000	11/17/19	55.4%	43,800,000	124	43,800,000	124	3.8%	No	No	3.55000	0.01105	3.53895	Actual/360	131,374.65
12	GACC	8670 Wilshire	02/21/21	70,400,000	01/04/21	60.4%	42,500,000	841	42,500,000	841	3.7%	No	No	3.78400	0.01105	3.77295	Actual/360	135,878.01
13	GSMC	JW Marriott Nashville	09/30/20	301,000,000	11/10/20	61.5%	35,000,000	347,092	35,000,000	347,092	3.0%	No	No	3.13900	0.01105	3.12795	Actual/360	92,825.75
14	CREFI	Morgan Stanley Tower	12/15/20	54,100,000	12/16/20	62.8%	34,000,000	181	34,000,000	181	2.9%	No	No	3.50000	0.01105	3.48895	Actual/360	152,675.19
15	JPMCB	The Village at Meridian	10/01/20	197,000,000	10/06/20	33.5%	30,995,000	78	30,995,000	78	2.7%	No	No	3.49900	0.02105	3.47795	Actual/360	91,631.48
16	GSMC	Millennium Corporate Park	10/01/20	216,700,000	11/18/20	60.9%	27,000,000	246	27,000,000	246	2.3%	No	No	3.03200	0.01105	3.02095	Actual/360	69,167.50
17	GSMC	711 Fifth Avenue	01/31/20	1,000,000,000	01/23/20	54.5%	26,500,000	1,603	26,500,000	1,603	2.3%	No	No	3.16000	0.01230	3.14770	Actual/360	70,752.55
18	JPMCB	Oakland Commons I&II	01/18/21	34,900,000	02/01/21	69.6%	24,300,000	77	24,300,000	77	2.1%	No	No	4.21500	0.05980	4.15520	Actual/360	119,044.01
19	GACC	Orlando Technology Park	11/30/20	35,000,000	01/19/21	69.0%	24,150,000	81	24,150,000	81	2.1%	No	No	3.50100	0.01105	3.48995	Actual/360	108,457.77
20	GACC	Woodbury Crossing Phase II	01/31/21	32,800,000	12/18/20	62.1%	20,380,000	226,444	20,380,000	226,444	1.8%	No	No	4.26737	0.01105	4.25632	Actual/360	73,480.75
21	CREFI	Advanced Energy	03/06/21	30,650,000	12/10/20	60.0%	18,390,000	159	18,390,000	159	1.6%	No	No	3.87000	0.01105	3.85895	Actual/360	86,424.01
22	CREFI	Value Store It Miami	01/11/21	27,200,000	01/08/21	62.5%	17,000,000	142	17,000,000	142	1.5%	No	No	3.61000	0.04105	3.56895	Actual/360	51,851.97
23	GSMC	Willoughby Commons	09/30/20	51,700,000	11/22/19	71.5%	16,950,000	105	16,950,000	105	1.5%	No	No	4.03800	0.02105	4.01695	Actual/360	81,293.66
24	JPMCB	Camellia Trace	02/02/21	24,700,000	01/06/21	63.4%	15,655,000	73,844	15,655,000	73,844	1.4%	No	Yes - Group 1	3.45700	0.04105	3.41595	Actual/360	45,725.83
25	GACC	Dollar General Portfolio	03/06/21	21,320,000	01/19/21	65.0%	13,850,000	100	13,850,000	100	1.2%	No	No	3.15100	0.01105	3.13995	Actual/360	36,872.90
25.01	GACC	Robinsonville	03/06/21	1,720,000	01/12/21		1,126,069		1,126,069		0.1%
25.02	GACC	Saint Mary's	03/06/21	1,540,000	01/13/21		1,008,225		1,008,225		0.1%
25.03	GACC	Alexandria (Carlos)	03/06/21	1,520,000	01/03/21		995,131		995,131		0.1%
25.04	GACC	St. Martinville	03/06/21	1,440,000	01/13/21		942,756		942,756		0.1%
25.05	GACC	Fife Lake	03/06/21	1,430,000	01/13/21		936,209		936,209		0.1%
25.06	GACC	Waubun	03/06/21	1,420,000	01/12/21		929,662		929,662		0.1%
25.07	GACC	Lake Village	03/06/21	1,410,000	01/13/21		923,115		923,115		0.1%
25.08	GACC	New Era	03/06/21	1,400,000	01/13/21		916,568		916,568		0.1%
25.09	GACC	Mooers	03/06/21	1,380,000	01/12/21		903,474		903,474		0.1%
25.10	GACC	Hinckley	03/06/21	1,370,000	01/12/21		896,927		896,927		0.1%
25.11	GACC	Center	03/06/21	1,370,000	01/12/21		896,927		896,927		0.1%
25.12	GACC	Lepanto	03/06/21	1,350,000	01/11/21		883,834		883,834		0.1%
25.13	GACC	Edgemont	03/06/21	1,320,000	01/13/21		867,466		867,466		0.1%
25.14	GACC	Louisa	03/06/21	1,290,000	01/12/21		844,552		844,552		0.1%
25.15	GACC	Prue	03/06/21	1,190,000	01/03/21		779,083		779,083		0.1%
26	CREFI	9633 Westheimer Road	02/01/21	21,890,000	01/21/21	62.5%	13,681,250	167	13,681,250	167	1.2%	No	No	3.89000	0.01105	3.87895	Actual/360	44,966.03
27	CREFI	46-50 East 167th Street	11/01/20	20,900,000	12/21/20	65.0%	13,585,000	513	13,585,000	513	1.2%	No	No	3.84000	0.01105	3.82895	Actual/360	44,075.78
28	CREFI	Bridgeport Distribution Center	09/30/20	16,800,000	01/25/21	69.6%	11,700,000	19	11,700,000	19	1.0%	No	No	3.82000	0.01105	3.80895	Actual/360	54,650.30
29	CREFI	303 3rd Street	02/01/21	18,050,000	12/31/20	52.6%	9,500,000	629	9,500,000	629	0.8%	No	No	3.67000	0.01105	3.65895	Actual/360	29,457.70
30	CREFI	5501 New Utrecht Avenue	11/01/20	16,600,000	11/04/20	57.2%	9,500,000	449	9,500,000	449	0.8%	No	No	3.78000	0.01105	3.76895	Actual/360	30,340.63
31	CREFI	Hamden Self Storage	02/04/21	15,300,000	12/07/20	57.2%	9,500,000	84	9,500,000	84	0.8%	No	No	3.87000	0.01105	3.85895	Actual/360	44,645.36
32	JPMCB	Bristol Park	02/02/21	13,000,000	12/29/20	65.5%	8,515,000	76,027	8,515,000	76,027	0.7%	No	Yes - Group 1	3.50700	0.05105	3.45595	Actual/360	25,230.71
33	GACC	6450 Industrial	03/06/21	12,850,000	12/21/20	59.5%	7,650,000	27	7,650,000	27	0.7%	No	No	4.09400	0.01105	4.08295	Actual/360	36,938.05
34	CREFI	651 Bushwick Avenue	02/01/21	12,400,000	01/04/21	56.5%	7,000,000	350,000	7,000,000	350,000	0.6%	No	No	3.92000	0.01105	3.90895	Actual/360	23,184.26
35	GSMC	Grocery Outlet Truckee	02/18/21	13,200,000	01/23/21	50.0%	6,600,000	366	6,600,000	366	0.6%	No	No	3.84100	0.01105	3.82995	Actual/360	21,418.91
36	JPMCB	Holiday Inn Philadelphia South	01/31/21	10,000,000	09/01/18	62.9%	6,500,000	40,373	6,287,797	39,055	0.5%	No	No	5.21200	0.01105	5.20095	Actual/360	35,740.41
37	CREFI	CVS Valley Stream	03/06/21	10,200,000	12/29/20	60.6%	6,180,000	544	6,180,000	544	0.5%	No	No	4.00000	0.01105	3.98895	Actual/360	20,886.11
38	CREFI	Deschutes Business Center	01/25/21	9,500,000	12/08/20	57.9%	5,500,000	102	5,500,000	102	0.5%	No	No	3.78000	0.01105	3.76895	Actual/360	17,565.63
39	CREFI	The Cove Storage Portfolio	11/30/20	7,800,000	12/09/20	65.3%	5,090,000	46	5,090,000	46	0.4%	No	Yes - Group 2	3.83000	0.01105	3.81895	Actual/360	23,804.24
39.01	CREFI	James Road	11/30/20	2,900,000	12/09/20		2,165,000		2,165,000		0.2%
39.02	CREFI	Green Cove Road	11/30/20	3,000,000	12/09/20		1,920,000		1,920,000		0.2%
39.03	CREFI	Taylor Lane	11/30/20	1,900,000	12/09/20		1,005,000		1,005,000		0.1%
40	CREFI	Scotsman Self Storage	11/30/20	4,400,000	12/03/20	70.1%	3,085,200	69	3,085,200	69	0.3%	No	Yes - Group 2	3.68000	0.01105	3.66895	Actual/360	14,165.77

 A-1-2

ANNEX A-1

			Annual Debt		First	Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period
Loan #	Seller(1)	Property Name	Service ($)(11)	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)(12)	(Default)(12)	Maturity Date
1	JPMCB	410 Tenth Avenue	2,102,067.48	12/18/20	02/01/21			82	0	84	2	1	0	0	01/01/28
2	CREFI/GACC	MGM Grand & Mandalay Bay	2,885,416.32	02/14/20	04/05/20			108	0	120	12	5	0	0	03/05/30
2.01	CREFI/GACC	MGM Grand
2.02	CREFI/GACC	Mandalay Bay
3	GSMC	Phillips Point	2,539,810.68	01/15/21	03/06/21			119	0	120	1	6	5 days grace, once per 12-month period, other than the payment due on the Maturity Date	0	02/06/31
4	CREFI	141 Livingston	2,440,937.52	02/18/21	04/06/21			120	0	120	0	6	0	0	03/06/31
5	JPMCB	Pittock Block	2,207,851.20	12/30/20	02/01/21			118	0	120	2	1	0	0	01/01/31
6	CREFI/JPMCB	The Galleria Office Towers	3,933,628.75	02/17/21	04/06/21			120	360	0	0	6	0	0	03/06/31
6.01	CREFI/JPMCB	Galleria Tower I
6.02	CREFI/JPMCB	Galleria Tower II
6.03	CREFI/JPMCB	Galleria Financial Center
7	GSMC	U.S. Industrial Portfolio VI	2,260,566.72	02/08/21	04/06/21			120	0	120	0	6	0	0	03/06/31
7.01	GSMC	True Value
7.02	GSMC	Belnick
7.03	GSMC	Tufco - 3161 South Ridge Road
7.04	GSMC	Pro Con - 109 Maplewood Drive
7.05	GSMC	Total Logistics
7.06	GSMC	Pro Con - 2441 East Glendale Avenue
7.07	GSMC	Amaray
7.08	GSMC	Pro Con - 2430 East Glendale Avenue
7.09	GSMC	Tufco - 1205 Burris Road
7.10	GSMC	Tufco - 1055 Parkview Road
8	CREFI	Boca Office Portfolio	2,037,916.68	02/17/21	04/06/21			60	0	60	0	6	0	0	03/06/26
8.01	CREFI	Boardwalk @ 18th
8.02	CREFI	Fountains Center
8.03	CREFI	City National Park
8.04	CREFI	Grove Centre
9	CREFI	Gestamp Automocion SLB	2,703,932.28	02/19/21	04/06/21	03/06/26	04/06/26	120	360	60	0	6	0	0	03/06/31
10	JPMCB	30 Hudson Yards 67	1,538,018.76	02/19/21	04/07/21			120	0	120	0	7	0	0	03/07/31
11	GSMC	Dawson Marketplace	1,576,495.80	02/03/20	03/06/20			107	0	120	13	6	0	0	02/06/30
12	GACC	8670 Wilshire	1,630,536.12	02/19/21	04/06/21			120	0	120	0	6	0	0	03/06/31
13	GSMC	JW Marriott Nashville	1,113,909.00	03/06/20	04/06/20			108	0	120	12	6	0	0	03/06/30
14	CREFI	Morgan Stanley Tower	1,832,102.28	02/12/21	04/06/21	03/06/24	04/06/24	120	360	36	0	6	5 (One time only)	0	03/06/31
15	JPMCB	The Village at Meridian	1,099,577.76	01/14/21	03/05/21			119	0	120	1	5	0	0	02/05/31
16	GSMC	Millennium Corporate Park	830,010.00	12/17/20	02/06/21			58	0	60	2	6	5	0	01/06/26
17	GSMC	711 Fifth Avenue	849,030.60	03/06/20	04/06/20			108	0	120	12	6	0	0	03/06/30
18	JPMCB	Oakland Commons I&II	1,428,528.12	02/19/21	04/01/21	03/01/23	04/01/23	120	360	24	0	1	0	5 (Once per year)	03/01/31
19	GACC	Orlando Technology Park	1,301,493.24	02/24/21	04/06/21	03/06/24	04/06/24	120	360	36	0	6	5 (Once per every 366 day period)	0	03/06/31
20	GACC	Woodbury Crossing Phase II	881,769.00	02/11/21	04/06/21			120	0	120	0	6	0	0	03/06/31
21	CREFI	Advanced Energy	1,037,088.12	02/12/21	04/06/21	03/06/24	04/06/24	120	360	36	0	6	0	0	03/06/31
22	CREFI	Value Store It Miami	622,223.64	02/11/21	04/06/21			120	0	120	0	6	0	0	03/06/31
23	GSMC	Willoughby Commons	975,523.92	12/20/19	02/06/20	01/06/24	02/06/24	106	360	48	14	6	0	0	01/06/30
24	JPMCB	Camellia Trace	548,709.96	02/12/21	04/01/21			120	0	120	0	1	0	0	03/01/31
25	GACC	Dollar General Portfolio	442,474.80	02/02/21	03/06/21			119	0	120	1	6	0	0	02/06/31
25.01	GACC	Robinsonville
25.02	GACC	Saint Mary's
25.03	GACC	Alexandria (Carlos)
25.04	GACC	St. Martinville
25.05	GACC	Fife Lake
25.06	GACC	Waubun
25.07	GACC	Lake Village
25.08	GACC	New Era
25.09	GACC	Mooers
25.10	GACC	Hinckley
25.11	GACC	Center
25.12	GACC	Lepanto
25.13	GACC	Edgemont
25.14	GACC	Louisa
25.15	GACC	Prue
26	CREFI	9633 Westheimer Road	539,592.36	02/17/21	04/06/21			120	0	120	0	6	0	0	03/06/31
27	CREFI	46-50 East 167th Street	528,909.36	02/08/21	04/06/21			120	0	120	0	6	0	0	03/06/31
28	CREFI	Bridgeport Distribution Center	655,803.60	02/17/21	04/06/21	03/06/24	04/06/24	120	360	36	0	6	0	0	03/06/31
29	CREFI	303 3rd Street	353,492.40	02/11/21	04/06/21			120	0	120	0	6	0	0	03/06/31
30	CREFI	5501 New Utrecht Avenue	364,087.56	12/18/20	02/06/21			118	0	120	2	6	0	0	01/06/31
31	CREFI	Hamden Self Storage	535,744.32	02/12/21	04/06/21			120	360	0	0	6	0	0	03/06/31
32	JPMCB	Bristol Park	302,768.52	02/16/21	04/01/21			120	0	120	0	1	0	0	03/01/31
33	GACC	6450 Industrial	443,256.60	02/19/21	04/06/21	03/06/26	04/06/26	120	360	60	0	6	0	0	03/06/31
34	CREFI	651 Bushwick Avenue	278,211.12	02/12/21	04/06/21			120	0	120	0	6	0	0	03/06/31
35	GSMC	Grocery Outlet Truckee	257,026.92	02/19/21	04/06/21			120	0	120	0	6	0	0	03/06/31
36	JPMCB	Holiday Inn Philadelphia South	428,884.92	10/15/18	12/01/18			92	332	0	28	1	0	0	11/01/28
37	CREFI	CVS Valley Stream	250,633.32	02/16/21	04/06/21			120	0	120	0	6	0	0	03/06/31
38	CREFI	Deschutes Business Center	210,787.56	02/17/21	04/06/21			120	0	120	0	6	0	0	03/06/31
39	CREFI	The Cove Storage Portfolio	285,650.88	02/12/21	04/06/21	03/06/24	04/06/24	120	360	36	0	6	0	0	03/06/31
39.01	CREFI	James Road
39.02	CREFI	Green Cove Road
39.03	CREFI	Taylor Lane
40	CREFI	Scotsman Self Storage	169,989.24	01/29/21	03/06/21	02/06/24	03/06/24	119	360	36	1	6	0	0	02/06/31

 A-1-3

ANNEX A-1

								HISTORICAL FINANCIALS(14)

				Final	Maturity/ARD	Maturity	Prepayment	2017	2017	2017	2018	2018	2018	2019	2019
Loan #	Seller(1)	Property Name	ARD Loan	Mat Date	Balance ($)(6)	LTV %(5)	Provision (Payments)(13)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)
1	JPMCB	410 Tenth Avenue	Yes	03/01/32	80,000,000	39.8%	L(26),Def(54),O(4)
2	CREFI/GACC	MGM Grand & Mandalay Bay	Yes	03/05/32	79,985,667	35.5%	Grtr0.5%orYM(35),DeforGrtr0.5%orYM(78),O(7)	2,161,960,165	1,556,922,957	605,037,208	2,191,540,530	1,574,171,264	617,369,266	2,106,295,488	1,586,215,135
2.01	CREFI/GACC	MGM Grand			43,592,189			1,179,680,639	834,995,842	344,684,797	1,226,105,346	854,539,115	371,566,231	1,161,850,748	879,242,083
2.02	CREFI/GACC	Mandalay Bay			36,393,478			982,279,526	721,927,115	260,352,411	965,435,184	719,632,149	245,803,035	944,444,740	706,973,052
3	GSMC	Phillips Point	No	02/06/31	75,000,000	68.7%	L(25),Def(90),O(5)	23,410,018	8,783,998	14,626,020	25,191,774	9,017,791	16,173,983	25,024,486	9,421,017
4	CREFI	141 Livingston	No	03/06/31	75,000,000	54.9%	L(24),Def(92),O(4)	11,740,471	3,188,719	8,551,752	11,375,314	3,307,738	8,067,576	11,956,405	3,852,419
5	JPMCB	Pittock Block	No	01/01/31	66,000,000	42.9%	L(4),Grtr1%orYM(112),O(4)	13,166,469	3,537,767	9,628,702	14,107,319	5,034,876	9,072,443	15,357,144	5,337,329
6	CREFI/JPMCB	The Galleria Office Towers	No	03/06/31	52,481,454	39.3%	L(24),Def(91),O(5)	26,749,292	13,278,242	13,471,050	28,701,343	13,539,624	15,161,719	26,285,767	13,909,984
6.01	CREFI/JPMCB	Galleria Tower I			24,267,594			11,076,241	6,085,514	4,990,728	13,159,814	6,172,968	6,986,846	13,355,546	6,322,096
6.02	CREFI/JPMCB	Galleria Tower II			15,763,381			8,621,729	3,923,686	4,698,043	8,239,631	4,058,660	4,180,971	7,540,539	4,118,572
6.03	CREFI/JPMCB	Galleria Financial Center			12,450,478			7,051,321	3,269,042	3,782,279	7,301,898	3,307,996	3,993,902	5,389,682	3,469,316
7	GSMC	U.S. Industrial Portfolio VI	No	03/06/31	60,000,000	59.3%	L(24),Def(92),O(4)
7.01	GSMC	True Value			16,044,444
7.02	GSMC	Belnick			12,844,444
7.03	GSMC	Tufco - 3161 South Ridge Road			6,622,222
7.04	GSMC	Pro Con - 109 Maplewood Drive			5,742,222
7.05	GSMC	Total Logistics			4,747,407
7.06	GSMC	Pro Con - 2441 East Glendale Avenue			4,149,630
7.07	GSMC	Amaray			4,043,704
7.08	GSMC	Pro Con - 2430 East Glendale Avenue			2,954,074
7.09	GSMC	Tufco - 1205 Burris Road			1,576,296
7.10	GSMC	Tufco - 1055 Parkview Road			1,275,556
8	CREFI	Boca Office Portfolio	No	03/06/26	50,000,000	63.5%	L(24),Def(33),O(3)	11,976,379	5,035,273	6,941,106	13,568,307	5,056,153	8,512,154	14,625,310	5,697,675
8.01	CREFI	Boardwalk @ 18th			15,151,515			2,129,818	1,303,210	826,608	3,984,565	1,248,816	2,735,749	4,494,033	1,328,656
8.02	CREFI	Fountains Center			14,393,939			4,717,108	1,845,297	2,871,811	4,595,137	1,911,729	2,683,408	4,608,760	2,215,470
8.03	CREFI	City National Park			14,393,939			3,821,635	1,309,085	2,512,550	3,526,454	1,319,363	2,207,091	3,987,812	1,490,022
8.04	CREFI	Grove Centre			6,060,606			1,307,818	577,682	730,136	1,462,151	576,246	885,905	1,534,705	663,527
9	CREFI	Gestamp Automocion SLB	No	03/06/31	44,619,939	56.6%	Grtr4%orYM(24),DeforGrtr1%orYM(89),O(7)
10	JPMCB	30 Hudson Yards 67	No	03/07/31	45,000,000	64.5%	L(24),Def(93),O(3)
11	GSMC	Dawson Marketplace	No	02/06/30	43,800,000	64.4%	L(37),Def(79),O(4)				4,313,060	839,535	3,473,525	4,922,998	957,637
12	GACC	8670 Wilshire	No	03/06/31	42,500,000	60.4%	L(24),Def(91),O(5)	3,530,532	885,907	2,644,625	3,708,299	1,074,298	2,634,001	3,954,464	1,103,805
13	GSMC	JW Marriott Nashville	No	03/06/30	35,000,000	61.5%	L(36),Def(77),O(7)							93,677,197	65,123,527
14	CREFI	Morgan Stanley Tower	No	03/06/31	29,042,251	53.7%	L(24),Def(90),O(6)	4,812,797	1,947,477	2,865,319	5,062,067	2,045,733	3,016,334	5,267,953	2,071,198
15	JPMCB	The Village at Meridian	No	02/05/31	30,995,000	33.5%	L(24),Grtr1%orYM(1),DeforGrtr1%orYM(91),O(4)	19,006,696	8,151,813	10,854,883	18,970,139	8,128,280	10,841,859	20,491,196	7,886,173
16	GSMC	Millennium Corporate Park	No	01/06/26	27,000,000	60.9%	L(26),Def(29),O(5)	12,492,137	2,779,147	9,712,990	13,171,355	3,120,392	10,050,963	14,163,501	3,148,266
17	GSMC	711 Fifth Avenue	No	03/06/30	26,500,000	54.5%	L(36),Def(77),O(7)	62,723,555	17,358,037	45,365,518	63,038,695	18,950,129	44,088,566	69,563,590	20,967,241
18	JPMCB	Oakland Commons I&II	No	03/01/31	20,595,926	59.0%	L(24),Def(92),O(4)				4,537,061	2,250,639	2,286,422	4,486,044	1,999,743
19	GACC	Orlando Technology Park	No	03/06/31	20,629,072	58.9%	L(24),Def(92),O(4)	2,407,985	911,099	1,496,887	2,834,283	1,058,179	1,776,104	3,641,046	1,058,108
20	GACC	Woodbury Crossing Phase II	No	03/06/31	20,380,000	62.1%	L(24),Def(92),O(4)
21	CREFI	Advanced Energy	No	03/06/31	15,856,059	51.7%	L(24),Def(93),O(3)				1,749,114	524,520	1,224,594	1,795,172	587,304
22	CREFI	Value Store It Miami	No	03/06/31	17,000,000	62.5%	L(24),Def(92),O(4)							1,789,933	646,250
23	GSMC	Willoughby Commons	No	01/06/30	15,042,338	63.4%	L(38),Def(77),O(5)	4,700,619	1,259,309	3,441,310	4,806,432	1,218,102	3,588,330
24	JPMCB	Camellia Trace	No	03/01/31	15,655,000	63.4%	L(25),Grtr1%orYM(91),O(4)
25	GACC	Dollar General Portfolio	No	02/06/31	13,850,000	65.0%	L(25),Def(90),O(5)
25.01	GACC	Robinsonville			1,126,069
25.02	GACC	Saint Mary's			1,008,225
25.03	GACC	Alexandria (Carlos)			995,131
25.04	GACC	St. Martinville			942,756
25.05	GACC	Fife Lake			936,209
25.06	GACC	Waubun			929,662
25.07	GACC	Lake Village			923,115
25.08	GACC	New Era			916,568
25.09	GACC	Mooers			903,474
25.10	GACC	Hinckley			896,927
25.11	GACC	Center			896,927
25.12	GACC	Lepanto			883,834
25.13	GACC	Edgemont			867,466
25.14	GACC	Louisa			844,552
25.15	GACC	Prue			779,083
26	CREFI	9633 Westheimer Road	No	03/06/31	13,681,250	62.5%	L(24),Def(92),O(4)
27	CREFI	46-50 East 167th Street	No	03/06/31	13,585,000	65.0%	L(2),Grtr1%orYM(115),O(3)				1,325,543	247,801	1,077,742	1,380,859	301,206
28	CREFI	Bridgeport Distribution Center	No	03/06/31	10,075,345	60.0%	L(24),Def(92),O(4)
29	CREFI	303 3rd Street	No	03/06/31	9,500,000	52.6%	L(24),Def(91),O(5)							459,965	120,962
30	CREFI	5501 New Utrecht Avenue	No	01/06/31	9,500,000	57.2%	L(26),Def(91),O(3)
31	CREFI	Hamden Self Storage	No	03/06/31	7,511,012	49.1%	L(24),Def(92),O(4)	1,312,388	511,011	801,378	1,445,300	614,060	831,240	1,394,820	557,091
32	JPMCB	Bristol Park	No	03/01/31	8,515,000	65.5%	L(25),Grtr1%orYM(91),O(4)
33	GACC	6450 Industrial	No	03/06/31	6,954,011	54.1%	L(24),Def(91),O(5)							807,913
34	CREFI	651 Bushwick Avenue	No	03/06/31	7,000,000	56.5%	L(24),Def(93),O(3)
35	GSMC	Grocery Outlet Truckee	No	03/06/31	6,600,000	50.0%	L(24),Def(89),O(7)
36	JPMCB	Holiday Inn Philadelphia South	No	11/01/28	5,380,813	53.8%	L(25),Grtr1%orYM(92),O(3)	4,495,273	3,920,032	575,241	4,653,603	3,828,948	824,655	3,958,155	3,634,530
37	CREFI	CVS Valley Stream	No	03/06/31	6,180,000	60.6%	L(24),Def(92),O(4)	767,687	196,986	570,701	810,210	196,990	613,220	833,750	187,230
38	CREFI	Deschutes Business Center	No	03/06/31	5,500,000	57.9%	L(24),Def(92),O(4)							797,054	367,671
39	CREFI	The Cove Storage Portfolio	No	03/06/31	4,384,297	56.2%	L(24),Def(92),O(4)				677,961	206,874	471,087	681,821	203,312
39.01	CREFI	James Road			1,864,834						277,563	86,497	191,066	281,089	83,834
39.02	CREFI	Green Cove Road			1,653,802						249,882	62,010	187,872	250,196	62,190
39.03	CREFI	Taylor Lane			865,662						150,516	58,367	92,149	150,536	57,287
40	CREFI	Scotsman Self Storage	No	02/06/31	2,647,543	60.2%	L(25),Def(91),O(4)							424,591	113,488

 A-1-4

ANNEX A-1

			HISTORICAL FINANCIALS(14)
								UW
			2019	Most Recent	Most Recent	Most Recent		Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease
Loan #	Seller(1)	Property Name	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)(15)	As of	Occupancy %	Revenues ($)(4)	Expenses ($)	NOI ($)(4)(15)(16)	Items ($)	NCF ($)(4)(16)	NOI DSCR(17)	DSCR(17)	Debt Yield %	Debt Yield %	Title Type(3)(18)	Expiration
1	JPMCB	410 Tenth Avenue						98.0%	63,431,013	14,141,037	49,289,976	284,375	49,005,601	4.94	4.91	13.0%	12.9%	Fee
2	CREFI/GACC	MGM Grand & Mandalay Bay	520,080,353	1,157,516,861	935,475,514	222,041,347	09/30/20	92.1%	2,106,295,488	1,586,215,135	520,080,353	32,774,592	487,305,761	4.95	4.95	17.9%	17.9%	Fee
2.01	CREFI/GACC	MGM Grand	282,608,665	662,869,240	533,910,560	128,958,680	09/30/20	91.4%	1,161,850,748	879,242,083	282,608,665	16,011,953	266,596,712					Fee
2.02	CREFI/GACC	Mandalay Bay	237,471,688	494,647,621	401,564,954	93,082,667	09/30/20	92.8%	944,444,740	706,973,052	237,471,688	16,762,639	220,709,049					Fee
3	GSMC	Phillips Point	15,603,469	26,444,348	9,026,741	17,417,607	11/30/20	92.5%	28,497,504	9,339,815	19,157,689	491,785	18,665,904	2.85	2.78	9.7%	9.4%	Fee
4	CREFI	141 Livingston	8,103,986	12,497,970	4,283,397	8,214,573	09/30/20	95.0%	14,702,075	5,797,645	8,904,430	701,551	8,202,879	2.74	2.52	8.9%	8.2%	Fee
5	JPMCB	Pittock Block	10,019,815	16,674,600	5,627,162	11,047,438	11/30/20	72.5%	18,158,626	5,574,346	12,584,281	803,788	11,780,493	2.67	2.50	8.9%	8.4%	Fee
6	CREFI/JPMCB	The Galleria Office Towers	12,375,783	25,710,718	13,251,714	12,459,004	12/31/20	68.7%	25,273,331	13,960,632	11,312,699	1,979,410	9,333,289	2.08	1.71	12.6%	10.4%	Fee
6.01	CREFI/JPMCB	Galleria Tower I	7,033,450	14,475,006	6,136,741	8,338,265	12/31/20	78.4%	14,068,746	6,512,290	7,556,456	1,000,125	6,556,331					Fee
6.02	CREFI/JPMCB	Galleria Tower II	3,421,967	7,275,570	3,976,206	3,299,364	12/31/20	65.3%	6,843,731	4,135,679	2,708,052	708,817	1,999,236					Fee
6.03	CREFI/JPMCB	Galleria Financial Center	1,920,366	3,960,142	3,138,768	821,374	12/31/20	51.9%	4,360,855	3,312,664	1,048,191	270,468	777,722					Fee
7	GSMC	U.S. Industrial Portfolio VI						91.9%	8,943,989	268,320	8,675,669	857,895	7,817,775	2.84	2.56	10.7%	9.7%	Fee
7.01	GSMC	True Value						92.9%	2,406,946	72,208	2,334,737	396,519	1,938,218					Fee
7.02	GSMC	Belnick						95.6%	1,779,184	53,376	1,725,809	141,428	1,584,381					Fee
7.03	GSMC	Tufco - 3161 South Ridge Road						95.0%	1,130,867	33,926	1,096,941	76,692	1,020,249					Fee
7.04	GSMC	Pro Con - 109 Maplewood Drive						97.0%	824,584	24,738	799,847	60,818	739,029					Fee
7.05	GSMC	Total Logistics						96.3%	754,061	22,622	731,439	25,454	705,985					Fee
7.06	GSMC	Pro Con - 2441 East Glendale Avenue						97.0%	691,816	20,754	671,062	51,072	619,990					Fee
7.07	GSMC	Amaray						95.0%	645,164	19,355	625,809	56,520	569,289					Fee
7.08	GSMC	Pro Con - 2430 East Glendale Avenue						97.0%	491,972	14,759	477,212	36,626	440,586					Fee
7.09	GSMC	Tufco - 1205 Burris Road						0.0%	0	0	0	0	0					Fee
7.10	GSMC	Tufco - 1055 Parkview Road						95.0%	219,395	6,582	212,813	12,766	200,047					Fee
8	CREFI	Boca Office Portfolio	8,927,635	13,895,191	5,846,969	8,048,222	12/31/20	92.6%	16,623,446	6,161,981	10,461,465	538,846	9,922,619	2.59	2.46	10.6%	10.0%	Fee
8.01	CREFI	Boardwalk @ 18th	3,165,377	3,992,387	1,521,784	2,470,603	12/31/20	95.0%	4,793,055	1,573,741	3,219,314	165,667	3,053,647					Fee
8.02	CREFI	Fountains Center	2,393,290	4,444,768	2,140,294	2,304,474	12/31/20	86.9%	5,288,444	2,332,314	2,956,130	167,704	2,788,425					Fee
8.03	CREFI	City National Park	2,497,790	3,692,576	1,598,181	2,094,395	12/31/20	97.6%	4,752,927	1,662,836	3,090,091	149,483	2,940,608					Fee
8.04	CREFI	Grove Centre	871,178	1,765,460	586,711	1,178,749	12/31/20	91.6%	1,789,020	593,091	1,195,930	55,992	1,139,938					Fee
9	CREFI	Gestamp Automocion SLB						95.0%	5,177,982	823,112	4,354,870	248,182	4,106,687	1.61	1.52	8.8%	8.3%	Fee/Leasehold
10	JPMCB	30 Hudson Yards 67						95.0%	6,405,945	1,700,425	4,705,520	53,945	4,651,575	1.94	1.92	6.6%	6.6%	Fee
11	GSMC	Dawson Marketplace	3,965,361	4,587,733	916,721	3,671,012	12/31/20	94.5%	5,493,094	1,083,965	4,409,129	347,632	4,061,498	2.80	2.58	10.1%	9.3%	Fee
12	GACC	8670 Wilshire	2,850,658	3,925,244	1,099,581	2,825,663	12/31/20	95.0%	4,407,286	1,104,428	3,302,858	60,624	3,242,234	2.03	1.99	7.8%	7.6%	Fee
13	GSMC	JW Marriott Nashville	28,553,670	48,245,221	40,461,820	7,783,401	09/30/20	85.8%	94,449,843	66,104,698	28,345,145	3,777,994	24,567,151	4.81	4.17	15.3%	13.3%	Fee/Leasehold	03/06/2030
14	CREFI	Morgan Stanley Tower	3,196,755	5,565,158	2,192,104	3,373,053	12/31/20	93.0%	5,714,307	2,078,501	3,635,806	278,813	3,356,993	1.98	1.83	10.7%	9.9%	Fee/Leasehold	07/30/2059
15	JPMCB	The Village at Meridian	12,605,023	21,395,616	7,579,294	13,816,322	10/31/20	81.4%	20,128,093	7,548,855	12,579,238	547,253	12,031,985	5.37	5.14	19.1%	18.2%	Fee
16	GSMC	Millennium Corporate Park	11,015,235	14,590,482	3,260,799	11,329,683	10/31/20	96.0%	16,787,509	3,539,016	13,248,492	528,010	12,720,483	3.26	3.13	10.0%	9.6%	Fee
17	GSMC	711 Fifth Avenue	48,596,349	69,551,475	22,478,883	47,072,592	09/30/20	90.6%	74,193,553	22,888,769	51,304,783	629,356	50,675,427	2.94	2.90	9.4%	9.3%	Fee
18	JPMCB	Oakland Commons I&II	2,486,301	4,577,523	1,992,178	2,585,345	12/31/20	77.2%	4,486,232	2,020,520	2,465,712	132,271	2,333,441	1.73	1.63	10.1%	9.6%	Fee
19	GACC	Orlando Technology Park	2,582,938	3,717,608	1,120,111	2,597,497	11/30/20	90.7%	4,071,833	1,281,177	2,790,656	152,778	2,637,878	2.14	2.03	11.6%	10.9%	Fee
20	GACC	Woodbury Crossing Phase II		1,104,528	281,915	822,613	12/31/20	95.0%	2,279,577	526,184	1,753,392	22,500	1,730,892	1.99	1.96	8.6%	8.5%	Fee
21	CREFI	Advanced Energy	1,207,867	1,860,489	617,703	1,242,785	11/30/20	95.0%	2,312,818	627,151	1,685,667	48,829	1,636,838	1.63	1.58	9.2%	8.9%	Fee
22	CREFI	Value Store It Miami	1,143,683	1,948,939	645,367	1,303,572	01/31/21	88.6%	2,105,866	663,548	1,442,318	11,985	1,430,333	2.32	2.30	8.5%	8.4%	Fee
23	GSMC	Willoughby Commons		4,230,476	1,041,512	3,188,964	09/30/20	95.0%	5,143,774	1,681,913	3,461,862	168,202	3,293,659	1.63	1.55	9.4%	8.9%	Fee
24	JPMCB	Camellia Trace		2,364,409	941,158	1,423,251	12/31/20	95.0%	2,423,878	949,429	1,474,448	53,000	1,421,448	2.69	2.59	9.4%	9.1%	Fee
25	GACC	Dollar General Portfolio						95.0%	1,302,023	39,061	1,262,962	20,852	1,242,110	2.85	2.81	9.1%	9.0%	Fee
25.01	GACC	Robinsonville																Fee
25.02	GACC	Saint Mary's																Fee
25.03	GACC	Alexandria (Carlos)																Fee
25.04	GACC	St. Martinville																Fee
25.05	GACC	Fife Lake																Fee
25.06	GACC	Waubun																Fee
25.07	GACC	Lake Village																Fee
25.08	GACC	New Era																Fee
25.09	GACC	Mooers																Fee
25.10	GACC	Hinckley																Fee
25.11	GACC	Center																Fee
25.12	GACC	Lepanto																Fee
25.13	GACC	Edgemont																Fee
25.14	GACC	Louisa																Fee
25.15	GACC	Prue																Fee
26	CREFI	9633 Westheimer Road						95.0%	1,725,297	520,020	1,205,277	65,590	1,139,687	2.23	2.11	8.8%	8.3%	Fee
27	CREFI	46-50 East 167th Street	1,079,653	1,408,614	334,184	1,074,430	12/31/20	97.4%	1,475,871	359,400	1,116,471	24,536	1,091,935	2.11	2.06	8.2%	8.0%	Fee
28	CREFI	Bridgeport Distribution Center		2,227,759	717,351	1,510,408	12/31/20	95.0%	2,211,721	760,672	1,451,049	148,613	1,302,437	2.21	1.99	12.4%	11.1%	Fee
29	CREFI	303 3rd Street	339,003	597,433	137,716	459,717	12/31/20	95.0%	1,134,345	295,003	839,342	46,975	792,367	2.37	2.24	8.8%	8.3%	Fee
30	CREFI	5501 New Utrecht Avenue						95.0%	923,884	126,423	797,461	36,055	761,406	2.19	2.09	8.4%	8.0%	Fee
31	CREFI	Hamden Self Storage	837,728	1,430,631	520,463	910,168	12/31/20	81.7%	1,430,631	566,999	863,632	41,184	822,448	1.61	1.54	9.9%	9.4%	Fee
32	JPMCB	Bristol Park		1,362,204	598,956	763,248	12/31/20	94.5%	1,397,074	587,820	809,254	28,000	781,254	2.67	2.58	9.5%	9.2%	Fee
33	GACC	6450 Industrial	807,913	1,089,692	17,739	1,071,952	12/31/20	95.0%	1,243,812	215,063	1,028,749	57,049	971,699	2.32	2.19	13.4%	12.7%	Fee
34	CREFI	651 Bushwick Avenue						95.0%	679,531	135,327	544,204	15,567	528,638	1.96	1.90	7.8%	7.6%	Fee
35	GSMC	Grocery Outlet Truckee						95.0%	848,803	192,797	656,006	10,535	645,471	2.55	2.51	9.9%	9.8%	Fee
36	JPMCB	Holiday Inn Philadelphia South	323,625	2,830,115	2,524,561	305,554	01/31/21	59.8%	4,653,603	3,874,359	779,244	0	779,244	1.82	1.82	12.4%	12.4%	Fee
37	CREFI	CVS Valley Stream	646,520	879,778	186,221	693,557	11/30/20	97.5%	675,544	175,710	499,835	7,868	491,966	1.99	1.96	8.1%	8.0%	Fee
38	CREFI	Deschutes Business Center	429,383	902,955	313,178	589,777	12/31/20	88.1%	877,062	323,053	554,009	36,702	517,307	2.63	2.45	10.1%	9.4%	Fee
39	CREFI	The Cove Storage Portfolio	478,509	688,891	221,936	466,955	10/31/20	81.9%	688,891	238,375	450,516	11,085	439,431	1.58	1.54	8.9%	8.6%	Fee
39.01	CREFI	James Road	197,255	280,954	83,342	197,612	10/31/20	82.6%	280,954	90,436	190,518	5,045	185,473					Fee
39.02	CREFI	Green Cove Road	188,006	253,254	74,486	178,768	10/31/20	79.9%	253,254	81,214	172,041	3,700	168,341					Fee
39.03	CREFI	Taylor Lane	93,249	154,683	64,108	90,575	10/31/20	84.3%	154,683	66,726	87,957	2,340	85,617					Fee
40	CREFI	Scotsman Self Storage	311,102	415,327	118,466	296,861	10/31/20	90.0%	404,447	122,888	281,559	4,450	277,109	1.66	1.63	9.1%	9.0%	Fee

 A-1-5

ANNEX A-1

						UPFRONT ESCROW(20)

			Ground Lease	Franchise		Upfront Capex	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other
Loan #	Seller(1)	Property Name	Extension Terms	Expiration Date(19)	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)
1	JPMCB	410 Tenth Avenue				10,647	0	0	53,233	379,548	78,467	0	92,879,875
2	CREFI/GACC	MGM Grand & Mandalay Bay				0	0	0	0	0	0	0	0
2.01	CREFI/GACC	MGM Grand
2.02	CREFI/GACC	Mandalay Bay
3	GSMC	Phillips Point				0	768,881	0	6,650,000	0	0	0	1,556,161
4	CREFI	141 Livingston				0	0	0	0	70,582	0	0	0
5	JPMCB	Pittock Block			16%	0	0	0	0	0	0	1,512,030	7,500,000
6	CREFI/JPMCB	The Galleria Office Towers				0	0	0	6,000,000	1,133,321	0	0	2,290,985
6.01	CREFI/JPMCB	Galleria Tower I
6.02	CREFI/JPMCB	Galleria Tower II
6.03	CREFI/JPMCB	Galleria Financial Center
7	GSMC	U.S. Industrial Portfolio VI				0	0	0	0	0	0	0	701,088
7.01	GSMC	True Value
7.02	GSMC	Belnick
7.03	GSMC	Tufco - 3161 South Ridge Road
7.04	GSMC	Pro Con - 109 Maplewood Drive
7.05	GSMC	Total Logistics
7.06	GSMC	Pro Con - 2441 East Glendale Avenue
7.07	GSMC	Amaray
7.08	GSMC	Pro Con - 2430 East Glendale Avenue
7.09	GSMC	Tufco - 1205 Burris Road
7.10	GSMC	Tufco - 1055 Parkview Road
8	CREFI	Boca Office Portfolio				0	18,755	6,750	1,500,000	609,758	1,008,948	1,000,000	211,000
8.01	CREFI	Boardwalk @ 18th
8.02	CREFI	Fountains Center
8.03	CREFI	City National Park
8.04	CREFI	Grove Centre
9	CREFI	Gestamp Automocion SLB				0	0	0	0	0	0	0	0
10	JPMCB	30 Hudson Yards 67				0	0	0	0	143,650	97,653	0	4,868,592
11	GSMC	Dawson Marketplace				0	0	0	0	139,820	0	0	6,475,815
12	GACC	8670 Wilshire			17%	0	0	0	0	0	39,366	0	617,517
13	GSMC	JW Marriott Nashville	Four, 10-year options	07/01/2048		1,875,692	0	0	0	0	0	8,831,707	0
14	CREFI	Morgan Stanley Tower	None			0	0	0	643,632	185,636	122,133	0	489,553
15	JPMCB	The Village at Meridian				0	0	0	0	0	0	0	3,742,823
16	GSMC	Millennium Corporate Park			9%	0	0	0	0	0	0	0	9,568,123
17	GSMC	711 Fifth Avenue				0	0	0	0	0	0	0	3,048,024
18	JPMCB	Oakland Commons I&II				5,264	30,360	0	1,400,000	331,670	0	0	92,202
19	GACC	Orlando Technology Park				0	0	0	1,000,000	135,902	0	325,373	456,925
20	GACC	Woodbury Crossing Phase II			7%	0	0	0	0	78,669	0	0	0
21	CREFI	Advanced Energy				100,000	0	0	800,000	29,339	0	0	5,203,215
22	CREFI	Value Store It Miami				0	0	0	0	17,539	0	0	0
23	GSMC	Willoughby Commons				0	110,000	0	825,000	152,941	0	0	566,188
24	JPMCB	Camellia Trace				4,417	719	0	0	122,711	52,319	0	0
25	GACC	Dollar General Portfolio			Various	0	11,063	0	0	50,000	945	0	0
25.01	GACC	Robinsonville
25.02	GACC	Saint Mary's
25.03	GACC	Alexandria (Carlos)
25.04	GACC	St. Martinville
25.05	GACC	Fife Lake
25.06	GACC	Waubun
25.07	GACC	Lake Village
25.08	GACC	New Era
25.09	GACC	Mooers
25.10	GACC	Hinckley
25.11	GACC	Center
25.12	GACC	Lepanto			6%
25.13	GACC	Edgemont
25.14	GACC	Louisa
25.15	GACC	Prue
26	CREFI	9633 Westheimer Road				0	1,250	0	0	103,036	40,777	0	0
27	CREFI	46-50 East 167th Street				0	0	0	0	73,159	4,754	260,832	172,000
28	CREFI	Bridgeport Distribution Center				0	0	0	650,000	64,898	8,601	0	0
29	CREFI	303 3rd Street			8%	0	0	0	0	19,581	0	174,325	467,562
30	CREFI	5501 New Utrecht Avenue				0	0	0	0	16,939	4,180	179,550	200,259
31	CREFI	Hamden Self Storage				0	168,500	22,500	100,000	45,126	14,706	0	1,275,000
32	JPMCB	Bristol Park				2,333	0	0	0	76,062	33,944	0	0
33	GACC	6450 Industrial				0	6,617	0	0	0	5,280	0	589,825
34	CREFI	651 Bushwick Avenue				0	6,375	0	0	19,318	11,399	0	409,023
35	GSMC	Grocery Outlet Truckee			8%	0	0	0	0	0	3,953	0	0
36	JPMCB	Holiday Inn Philadelphia South		10/15/2033		0	0	0	0	11,800	0	427,000	2,427,500
37	CREFI	CVS Valley Stream				0	0	0	0	10,030	0	0	0
38	CREFI	Deschutes Business Center			4%	0	26,679	0	300,000	31,829	0	0	0
39	CREFI	The Cove Storage Portfolio				71,346	165,444	0	0	9,756	0	0	0
39.01	CREFI	James Road
39.02	CREFI	Green Cove Road
39.03	CREFI	Taylor Lane
40	CREFI	Scotsman Self Storage				96,675	10,594	0	0	4,613	0	0	0

 A-1-6

ANNEX A-1

			UPFRONT ESCROW(20)	MONTHLY ESCROW(21)

			Other Upfront	Monthly Capex	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other
Loan #	Seller(1)	Property Name	Description ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)
1	JPMCB	410 Tenth Avenue	Free Rent Reserve: 57,700,000; Outstanding TI/LC Reserve: 35,179,874.66	10,647	0	Springing	378,496	78,467	Springing
2	CREFI/GACC	MGM Grand & Mandalay Bay		Springing	0	0	Springing	Springing	0
2.01	CREFI/GACC	MGM Grand
2.02	CREFI/GACC	Mandalay Bay
3	GSMC	Phillips Point	Unfunded Obligations Reserve	0	0	Springing	Springing	Springing	0
4	CREFI	141 Livingston		Springing	0	0	17,646	Springing	Springing
5	JPMCB	Pittock Block	Holdback Reserve	Springing	0	Springing	Springing	Springing	0
6	CREFI/JPMCB	The Galleria Office Towers	Unfunded Obligations Reserve: 2,192,842; Condo Reserve: 98,143.16	21,990	0	88,973	283,330	Springing	Springing
6.01	CREFI/JPMCB	Galleria Tower I
6.02	CREFI/JPMCB	Galleria Tower II
6.03	CREFI/JPMCB	Galleria Financial Center
7	GSMC	U.S. Industrial Portfolio VI	Unfunded Obligations Reserve	Springing	0	Springing	Springing	Springing	0
7.01	GSMC	True Value
7.02	GSMC	Belnick
7.03	GSMC	Tufco - 3161 South Ridge Road
7.04	GSMC	Pro Con - 109 Maplewood Drive
7.05	GSMC	Total Logistics
7.06	GSMC	Pro Con - 2441 East Glendale Avenue
7.07	GSMC	Amaray
7.08	GSMC	Pro Con - 2430 East Glendale Avenue
7.09	GSMC	Tufco - 1205 Burris Road
7.10	GSMC	Tufco - 1055 Parkview Road
8	CREFI	Boca Office Portfolio	Unfunded Obligations Reserve	10,614	0	42,877	152,439	84,079	0
8.01	CREFI	Boardwalk @ 18th
8.02	CREFI	Fountains Center
8.03	CREFI	City National Park
8.04	CREFI	Grove Centre
9	CREFI	Gestamp Automocion SLB		Springing	0	0	Springing	Springing	0
10	JPMCB	30 Hudson Yards 67	Outstanding TI/LC Reserve: 4,799,293; Condominium Reserve: 69,299	Springing	0	0	47,883	7,512	0
11	GSMC	Dawson Marketplace	Unfunded Obligations Reserve	2,944	0	11,776	34,955	Springing	0
12	GACC	8670 Wilshire	Rent Holdback Reserve: 373,770.96; Rent Replication Reserve: 243,746	842	0	Springing	17,561	4,374	0
13	GSMC	JW Marriott Nashville		Springing	0	0	Springing	Springing	0
14	CREFI	Morgan Stanley Tower	Unfunded Obligations Reserve: 356,368; Rent Concessions Reserve: 133,185	3,128	0	23,462	37,127	9,395	Springing
15	JPMCB	The Village at Meridian	Gap Rent	Springing	0	Springing	Springing	Springing	0
16	GSMC	Millennium Corporate Park	Unfunded Obligations Reserve	Springing	0	Springing	Springing	Springing	Springing
17	GSMC	711 Fifth Avenue	TCO Renewal Reserve: 2,000,000; Unfunded Obligations Reserve: 1,048,024.18	Springing	0	Springing	Springing	Springing	Springing
18	JPMCB	Oakland Commons I&II	Outstanding TI Reserve: 74,622; Free Rent Reserve: 17,580	5,264	0	35,532	64,835	Springing	0
19	GACC	Orlando Technology Park	Outstanding TI/LC Reserve: 396,441.50; Free Rent Reserve: 60,483	2,974	0	Springing	27,180	Springing	0
20	GACC	Woodbury Crossing Phase II		1,875	0	0	15,734	2,558	0
21	CREFI	Advanced Energy	Unfunded Obligations Reserve	Springing	0	Springing	29,339	Springing	0
22	CREFI	Value Store It Miami		999	0	0	17,539	Springing	0
23	GSMC	Willoughby Commons	Critical Tenant Reserve: 496,188; Unfunded Obligations Reserve: 70,000	5,274	0	Springing	21,849	Springing	0
24	JPMCB	Camellia Trace		4,417	0	0	20,452	5,813	0
25	GACC	Dollar General Portfolio		Springing	0	Springing	20,000	945	Springing
25.01	GACC	Robinsonville
25.02	GACC	Saint Mary's
25.03	GACC	Alexandria (Carlos)
25.04	GACC	St. Martinville
25.05	GACC	Fife Lake
25.06	GACC	Waubun
25.07	GACC	Lake Village
25.08	GACC	New Era
25.09	GACC	Mooers
25.10	GACC	Hinckley
25.11	GACC	Center
25.12	GACC	Lepanto
25.13	GACC	Edgemont
25.14	GACC	Louisa
25.15	GACC	Prue
26	CREFI	9633 Westheimer Road		1,025	0	Springing	20,607	5,825	Springing
27	CREFI	46-50 East 167th Street	Designated Tenant Reserve: 100,000; Unfunded Obligations Reserve: 72,000	331	0	2,760	24,386	2,377	0
28	CREFI	Bridgeport Distribution Center		5,090	0	12,725	21,633	4,301	0
29	CREFI	303 3rd Street	Unfunded Obligations Reserve: 395,580; Gap Rent Reserve: 71,982	377	0	1,887	6,527	Springing	0
30	CREFI	5501 New Utrecht Avenue	ICAP Tax Reserve	353	0	2,652	8,469	1,393	Springing
31	CREFI	Hamden Self Storage	Economic Holdback Reserve: 750,000; Roof Replacement Reserve: 500,000; Subway HVAC Replacement Reserve: 25,000	1,414	0	2,820	11,281	4,902	0
32	JPMCB	Bristol Park		2,333	0	0	10,866	3,772	0
33	GACC	6450 Industrial	HVAC Work Reserve: 479,820; Roof Work Reserve: 110,005	5,424	0	7,075	11,990	2,640	0
34	CREFI	651 Bushwick Avenue	Section 421(a) Reserve: 226,823; Rent Concession Reserve: 182,200	497	0	801	4,829	1,425	Springing
35	GSMC	Grocery Outlet Truckee		264	0	0	Springing	1,976	0
36	JPMCB	Holiday Inn Philadelphia South	PIP Reserve	7,492	0	0	12,253	Springing	0
37	CREFI	CVS Valley Stream		Springing	0	Springing	10,030	Springing	0
38	CREFI	Deschutes Business Center		1,347	0	2,776	6,366	Springing	0
39	CREFI	The Cove Storage Portfolio		924	0	0	1,951	Springing	0
39.01	CREFI	James Road
39.02	CREFI	Green Cove Road
39.03	CREFI	Taylor Lane
40	CREFI	Scotsman Self Storage		371	0	0	2,307	Springing	0

 A-1-7

ANNEX A-1

			MONTHLY ESCROW(21)	RESERVE CAPS(22)

			Other Monthly	CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other
Loan #	Seller(1)	Property Name	Description ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)
1	JPMCB	410 Tenth Avenue	Base Building Capital Expenditure Reserve
2	CREFI/GACC	MGM Grand & Mandalay Bay
2.01	CREFI/GACC	MGM Grand
2.02	CREFI/GACC	Mandalay Bay
3	GSMC	Phillips Point				6,650,000
4	CREFI	141 Livingston	Renewal Tenant Reserve
5	JPMCB	Pittock Block
6	CREFI/JPMCB	The Galleria Office Towers	Condo Reserve			8,000,000
6.01	CREFI/JPMCB	Galleria Tower I
6.02	CREFI/JPMCB	Galleria Tower II
6.03	CREFI/JPMCB	Galleria Financial Center
7	GSMC	U.S. Industrial Portfolio VI		894,587		1,789,173
7.01	GSMC	True Value
7.02	GSMC	Belnick
7.03	GSMC	Tufco - 3161 South Ridge Road
7.04	GSMC	Pro Con - 109 Maplewood Drive
7.05	GSMC	Total Logistics
7.06	GSMC	Pro Con - 2441 East Glendale Avenue
7.07	GSMC	Amaray
7.08	GSMC	Pro Con - 2430 East Glendale Avenue
7.09	GSMC	Tufco - 1205 Burris Road
7.10	GSMC	Tufco - 1055 Parkview Road
8	CREFI	Boca Office Portfolio				3,000,000
8.01	CREFI	Boardwalk @ 18th
8.02	CREFI	Fountains Center
8.03	CREFI	City National Park
8.04	CREFI	Grove Centre
9	CREFI	Gestamp Automocion SLB
10	JPMCB	30 Hudson Yards 67
11	GSMC	Dawson Marketplace				706,540
12	GACC	8670 Wilshire		200,000
13	GSMC	JW Marriott Nashville
14	CREFI	Morgan Stanley Tower	Parking Lease Reserve: Springing; Morgan Stanley Rent Concession Reserve: Springing			2,000,000
15	JPMCB	The Village at Meridian		126,288		1,683,864
16	GSMC	Millennium Corporate Park	Microsoft Rollover Reserve
17	GSMC	711 Fifth Avenue	Downgraded Tenant Reserve	170,012		1,020,072
18	JPMCB	Oakland Commons I&II				1,750,000
19	GACC	Orlando Technology Park				1,000,000 unless the DSCR falls below 1.50x
20	GACC	Woodbury Crossing Phase II		67,500
21	CREFI	Advanced Energy		100,000		800,000
22	CREFI	Value Store It Miami		35,955
23	GSMC	Willoughby Commons		350,000		825,000
24	JPMCB	Camellia Trace
25	GACC	Dollar General Portfolio	Lease Sweep Reserve
25.01	GACC	Robinsonville
25.02	GACC	Saint Mary's
25.03	GACC	Alexandria (Carlos)
25.04	GACC	St. Martinville
25.05	GACC	Fife Lake
25.06	GACC	Waubun
25.07	GACC	Lake Village
25.08	GACC	New Era
25.09	GACC	Mooers
25.10	GACC	Hinckley
25.11	GACC	Center
25.12	GACC	Lepanto
25.13	GACC	Edgemont
25.14	GACC	Louisa
25.15	GACC	Prue
26	CREFI	9633 Westheimer Road	Roof Replacement Reserve	24,600
27	CREFI	46-50 East 167th Street				165,600
28	CREFI	Bridgeport Distribution Center				800,000
29	CREFI	303 3rd Street
30	CREFI	5501 New Utrecht Avenue	Condominium Assessment Reserve			159,120
31	CREFI	Hamden Self Storage				338,000
32	JPMCB	Bristol Park
33	GACC	6450 Industrial
34	CREFI	651 Bushwick Avenue	Section 421(a) Reserve
35	GSMC	Grocery Outlet Truckee		9,516
36	JPMCB	Holiday Inn Philadelphia South
37	CREFI	CVS Valley Stream
38	CREFI	Deschutes Business Center		60,450
39	CREFI	The Cove Storage Portfolio
39.01	CREFI	James Road
39.02	CREFI	Green Cove Road
39.03	CREFI	Taylor Lane
40	CREFI	Scotsman Self Storage

 A-1-8

ANNEX A-1

				LARGEST TENANT(4)(23)(24)(25)			2nd LARGEST TENANT(4)(23)(24)(25)

			Single			Lease			Lease
Loan #	Seller(1)	Property Name	Tenant	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration
1	JPMCB	410 Tenth Avenue	No	Amazon	335,408	05/31/37	First Republic	211,521	08/31/36
2	CREFI/GACC	MGM Grand & Mandalay Bay	No
2.01	CREFI/GACC	MGM Grand	No
2.02	CREFI/GACC	Mandalay Bay	No
3	GSMC	Phillips Point	No	Gunster, Yoakley, Valdes-Fauli	50,800	08/31/24	Akerman, Senterfitt & Eidson	48,678	09/30/28
4	CREFI	141 Livingston	No	City of New York Department of Citywide Administrative Services	206,084	12/26/25	Smith & Livingston Parking	7,568	06/30/27
5	JPMCB	Pittock Block	No	LS Networks	15,238	07/31/21	Hennebery Eddy Architects	13,696	07/31/27
6	CREFI/JPMCB	The Galleria Office Towers	No
6.01	CREFI/JPMCB	Galleria Tower I	No	WeWork Companies, Inc.	100,141	11/30/33	Citigroup Technology	49,740	12/31/28
6.02	CREFI/JPMCB	Galleria Tower II	No	Quanta Services	56,345	03/31/22	Hoover, Slovacek	49,076	03/31/32
6.03	CREFI/JPMCB	Galleria Financial Center	No	Situs Holdings, LLC	18,240	07/31/22	Southwest Risk, LP	12,169	05/31/26
7	GSMC	U.S. Industrial Portfolio VI	Yes
7.01	GSMC	True Value	Yes	True Value	1,331,727	02/28/29
7.02	GSMC	Belnick	Yes	Belnick	477,152	06/01/29
7.03	GSMC	Tufco - 3161 South Ridge Road	Yes	Tufco	226,900	07/21/37
7.04	GSMC	Pro Con - 109 Maplewood Drive	Yes	Pro Con	205,320	12/30/30
7.05	GSMC	Total Logistics	Yes	Total Logistics	86,460	08/31/32
7.06	GSMC	Pro Con - 2441 East Glendale Avenue	Yes	Pro Con	172,261	12/30/30
7.07	GSMC	Amaray	Yes	Amaray	194,519	10/31/33
7.08	GSMC	Pro Con - 2430 East Glendale Avenue	Yes	Pro Con	122,500	12/30/30
7.09	GSMC	Tufco - 1205 Burris Road	Yes
7.10	GSMC	Tufco - 1055 Parkview Road	Yes	Tufco	44,020	07/21/37
8	CREFI	Boca Office Portfolio	No
8.01	CREFI	Boardwalk @ 18th	No	Women's Health Partners, LLC	16,662	12/31/27	Carraba's Tropical Coast	5,921	04/30/23
8.02	CREFI	Fountains Center	No	University of Miami	12,987	04/30/26	Madsen, Kneepers & Associates	6,350	12/31/24
8.03	CREFI	City National Park	No	Belux LLC (Aka Opus)	17,902	12/31/30	TDL Centers Inc	14,067	07/14/30
8.04	CREFI	Grove Centre	No	Soberinves Sober Investments, LLC	10,885	06/30/24	Kabbalah Center	4,500	02/28/26
9	CREFI	Gestamp Automocion SLB	Yes	Gestamp Automocion	637,750	12/31/40
10	JPMCB	30 Hudson Yards 67	Yes	Related Companies L.P.	44,954	02/28/39
11	GSMC	Dawson Marketplace	No	Hobby Lobby	55,000	02/29/32	Burlington	40,232	02/29/28
12	GACC	8670 Wilshire	No	Cedars-Sinai Medical Center	28,831	11/30/26	Specialty Surgical Center of Beverly Hills, L.P.	16,879	07/31/30
13	GSMC	JW Marriott Nashville	No
14	CREFI	Morgan Stanley Tower	No	Morgan Stanley Smith Barney	21,854	04/30/29	Enstar (US) Inc	21,044	03/31/26
15	JPMCB	The Village at Meridian	No	Big Al's	65,913	08/31/27	Village Cinema	55,309	10/31/33
16	GSMC	Millennium Corporate Park	No	Microsoft Corp.	479,193	04/30/28	Golder Associates, Inc.	36,965	03/31/24
17	GSMC	711 Fifth Avenue	No	SunTrust Banks	84,516	04/30/24	Allen & Company	70,972	09/30/33
18	JPMCB	Oakland Commons I&II	No	Livingston International Tech	35,343	03/31/27	State Farm Mutual Automobile Insurance Company	26,193	12/31/22
19	GACC	Orlando Technology Park	No	Priority Healthcare	54,590	08/01/22	FARO Tech	46,481	03/01/25
20	GACC	Woodbury Crossing Phase II	No
21	CREFI	Advanced Energy	Yes	Advanced Energy Industries, Inc.	115,627	12/31/35
22	CREFI	Value Store It Miami	No
23	GSMC	Willoughby Commons	No	BJ's Wholesale Club	109,751	03/28/30	Giant Eagle	77,500	07/31/28
24	JPMCB	Camellia Trace	No
25	GACC	Dollar General Portfolio	Yes
25.01	GACC	Robinsonville	Yes	Dollar General	9,100	05/31/35
25.02	GACC	Saint Mary's	Yes	Dollar General	9,100	12/13/35
25.03	GACC	Alexandria (Carlos)	Yes	Dollar General	9,002	10/31/35
25.04	GACC	St. Martinville	Yes	Dollar General	9,100	04/30/35
25.05	GACC	Fife Lake	Yes	Dollar General	9,100	10/31/35
25.06	GACC	Waubun	Yes	Dollar General	9,100	11/30/35
25.07	GACC	Lake Village	Yes	Dollar General	10,566	10/31/35
25.08	GACC	New Era	Yes	Dollar General	9,026	11/30/35
25.09	GACC	Mooers	Yes	Dollar General	9,026	04/30/35
25.10	GACC	Hinckley	Yes	Dollar General	9,100	12/31/35
25.11	GACC	Center	Yes	Dollar General	9,026	11/30/35
25.12	GACC	Lepanto	Yes	Dollar General	10,640	11/30/35
25.13	GACC	Edgemont	Yes	Dollar General	9,000	10/31/34
25.14	GACC	Louisa	Yes	Dollar General	9,100	11/30/34
25.15	GACC	Prue	Yes	Dollar General	9,026	01/31/35
26	CREFI	9633 Westheimer Road	No	Swiss International	42,000	01/31/31	Tesla Motors TX, Inc.	40,000	01/31/31
27	CREFI	46-50 East 167th Street	No	CVS Pharmacy	15,770	01/31/34	Rainbow Apparel Companies	8,230	01/31/27
28	CREFI	Bridgeport Distribution Center	No	L & B Cartage, Inc.	416,038	11/30/30	Central Warehouse Operations, Inc.	194,770	05/31/22
29	CREFI	303 3rd Street	No	Compass California	8,325	02/28/29	The House Salon	1,968	07/31/26
30	CREFI	5501 New Utrecht Avenue	No	Joseph Oberlander	3,325	02/28/31	H Friedman & Associates CPA	3,325	12/31/30
31	CREFI	Hamden Self Storage	No	Creative Kids	25,000	11/30/27	Rent-A-Center	4,800	02/28/22
32	JPMCB	Bristol Park	No
33	GACC	6450 Industrial	Yes	Mack Trucks	283,000	08/31/24
34	CREFI	651 Bushwick Avenue	No	Adrian Fanus Grooming, Inc.	3,024	11/30/29	Ferebe Supplies, LLC	1,900	01/31/26
35	GSMC	Grocery Outlet Truckee	No	Grocery Outlet	16,147	06/30/35	Residential Master Lease	1,874	06/24/25
36	JPMCB	Holiday Inn Philadelphia South	No
37	CREFI	CVS Valley Stream	Yes	CVS Pharmacy	11,352	01/31/31
38	CREFI	Deschutes Business Center	No	Evoke At Cascades, Inc.	4,995	12/31/22	Bob Chaney Service Physics, Inc.	3,181	06/30/21
39	CREFI	The Cove Storage Portfolio	No
39.01	CREFI	James Road	No
39.02	CREFI	Green Cove Road	No
39.03	CREFI	Taylor Lane	No
40	CREFI	Scotsman Self Storage	No

 A-1-9

ANNEX A-1

			3rd LARGEST TENANT(4)(23)(24)(25)			4th LARGEST TENANT(4)(23)(24)(25)			5th LARGEST TENANT(4)(23)(24)(25)

					Lease			Lease			Lease	Loan
Loan #	Seller(1)	Property Name	3rd Largest Tenant	Unit Size	Expiration	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose
1	JPMCB	410 Tenth Avenue	Related	70,852	10/31/45	Rocky's Bar & Grill	2,834	12/31/26	Café Maman	1,955	12/31/30	Acquisition
2	CREFI/GACC	MGM Grand & Mandalay Bay										Acquisition
2.01	CREFI/GACC	MGM Grand
2.02	CREFI/GACC	Mandalay Bay
3	GSMC	Phillips Point	Affiliated Managers Group (AMG)	38,499	03/31/26	Greenberg Traurig	30,254	11/30/27	Morgan Stanley	26,463	10/31/24	Acquisition
4	CREFI	141 Livingston	AT&T Mobility	0	12/31/23							Refinance
5	JPMCB	Pittock Block	Sagacity Media Inc.	11,936	03/31/23	Oregon Symphony	10,701	10/31/23	DCI - D'Amato, Conversano, Inc.	7,981	08/31/26	Acquisition
6	CREFI/JPMCB	The Galleria Office Towers										Refinance
6.01	CREFI/JPMCB	Galleria Tower I	Westlake Management	40,588	08/31/25	BKD, LLP	29,690	06/30/29	Ascende, Inc.	27,511	04/30/22
6.02	CREFI/JPMCB	Galleria Tower II	Kane Russell Coleman & Logan PC	25,390	03/31/22	Capgemini U.S. LLC	21,651	01/31/27	Infrastructure Network	15,879	03/31/22
6.03	CREFI/JPMCB	Galleria Financial Center	GSA	11,544	02/28/31	Banorte -IXE Securities	10,063	02/29/28	Fusion Learning, Inc	9,536	03/31/25
7	GSMC	U.S. Industrial Portfolio VI										Refinance
7.01	GSMC	True Value
7.02	GSMC	Belnick
7.03	GSMC	Tufco - 3161 South Ridge Road
7.04	GSMC	Pro Con - 109 Maplewood Drive
7.05	GSMC	Total Logistics
7.06	GSMC	Pro Con - 2441 East Glendale Avenue
7.07	GSMC	Amaray
7.08	GSMC	Pro Con - 2430 East Glendale Avenue
7.09	GSMC	Tufco - 1205 Burris Road
7.10	GSMC	Tufco - 1055 Parkview Road
8	CREFI	Boca Office Portfolio										Recapitalization; Acquisition
8.01	CREFI	Boardwalk @ 18th	Wild Hair Salon	5,889	11/30/21	Boca Pointe Community Assoc.	5,551	11/30/25	Rooms For Prince & Princess	4,920	08/31/24
8.02	CREFI	Fountains Center	Gil Lichtshein	5,987	07/31/26	Salt Academy	5,950	08/31/28	Cohen & Sheinker, MD, PA	5,066	02/28/23
8.03	CREFI	City National Park	Hellenic Petroleum LLC	8,381	02/28/25	Harbinger Capital Group	8,281	06/30/21	Revamp Healthcare Partners	7,622	08/31/27
8.04	CREFI	Grove Centre	Big Boca Smiles	4,495	11/30/26	Sequoia Insurance	4,371	10/31/24	Skin Apeel, Inc.	3,162	01/31/24
9	CREFI	Gestamp Automocion SLB										Acquisition
10	JPMCB	30 Hudson Yards 67										Refinance
11	GSMC	Dawson Marketplace	One Life Fitness	35,000	12/31/37	Restoration Hardware Outlet	30,000	01/31/28	Marshalls	23,500	03/31/27	Recapitalization
12	GACC	8670 Wilshire	Screening Services Group, LLC	3,910	03/31/26	Alexander Café LLC	900	09/30/23				Refinance
13	GSMC	JW Marriott Nashville										Refinance
14	CREFI	Morgan Stanley Tower	DCR Loan Servicing, LLC	13,460	07/31/28	UBS Financial Services, Inc	13,310	09/30/23	Manning & Napier Advisors	10,438	12/31/22	Refinance
15	JPMCB	The Village at Meridian	OpSec Online LLC	40,805	02/28/25	Axiom Fitness	37,699	03/31/24	Boise Co-Op	25,036	11/30/35	Recapitalization
16	GSMC	Millennium Corporate Park	Quantrarium, LLC	11,798	07/31/24	People Tech Group	7,992	08/31/24	CBRE Management Office	1,098	12/31/39	Acquisition
17	GSMC	711 Fifth Avenue	Ralph Lauren	38,638	06/30/29	Loro Piana USA	24,388	08/31/25	Sandler Capital	17,200	06/30/27	Refinance
18	JPMCB	Oakland Commons I&II	Moncur Design, Inc.	13,833	03/31/26	Aerotek, Inc.	13,611	10/31/21	Grede Holdings LLC	13,312	12/31/25	Refinance
19	GACC	Orlando Technology Park	Metric Engineering	26,096	04/01/26	AOE	21,174	11/01/27	Carestream	19,450	02/01/26	Acquisition
20	GACC	Woodbury Crossing Phase II										Refinance
21	CREFI	Advanced Energy										Acquisition
22	CREFI	Value Store It Miami										Refinance
23	GSMC	Willoughby Commons	Regal Cinemas	66,963	10/31/32	PetSmart	26,259	06/30/23	Office Max	23,806	07/31/28	Refinance
24	JPMCB	Camellia Trace										Refinance
25	GACC	Dollar General Portfolio										Acquisition
25.01	GACC	Robinsonville
25.02	GACC	Saint Mary's
25.03	GACC	Alexandria (Carlos)
25.04	GACC	St. Martinville
25.05	GACC	Fife Lake
25.06	GACC	Waubun
25.07	GACC	Lake Village
25.08	GACC	New Era
25.09	GACC	Mooers
25.10	GACC	Hinckley
25.11	GACC	Center
25.12	GACC	Lepanto
25.13	GACC	Edgemont
25.14	GACC	Louisa
25.15	GACC	Prue
26	CREFI	9633 Westheimer Road										Refinance
27	CREFI	46-50 East 167th Street	Crab Du Jour	2,500	01/31/33							Refinance
28	CREFI	Bridgeport Distribution Center										Acquisition
29	CREFI	303 3rd Street	Jay Birds LBX	1,678	07/31/30	Mahkin Thai & Sushi	1,666	12/31/25	Hummus Bean	1,458	06/30/26	Refinance
30	CREFI	5501 New Utrecht Avenue	Royal Bag	3,325	12/31/30	E&D Childrens Center	3,325	12/31/30	Care Design NY	3,325	11/30/30	Refinance
31	CREFI	Hamden Self Storage	Subway	3,000	05/31/25	Hull's Art Supply	1,000	04/22/21				Refinance
32	JPMCB	Bristol Park										Refinance
33	GACC	6450 Industrial										Acquisition
34	CREFI	651 Bushwick Avenue	Arline Almonte	760	01/31/23	Charlene New York LLC	470	01/31/22	Briana Rolan	250	01/31/22	Refinance
35	GSMC	Grocery Outlet Truckee										Acquisition
36	JPMCB	Holiday Inn Philadelphia South										Refinance
37	CREFI	CVS Valley Stream										Recapitalization
38	CREFI	Deschutes Business Center	Matt deMontegre / High Desert	3,140	01/24/24	Jazzercise Bend OR Fitness Center	2,675	02/28/22	Nashelle Jewelry dba Nashelle, LLC	2,252	04/30/24	Refinance
39	CREFI	The Cove Storage Portfolio										Acquisition
39.01	CREFI	James Road
39.02	CREFI	Green Cove Road
39.03	CREFI	Taylor Lane
40	CREFI	Scotsman Self Storage										Acquisition

 A-1-10

ANNEX A-1

				Lockbox	Lockbox	Cash
Loan #	Seller(1)	Property Name	Principal / Carveout Guarantor(26)	(Y/N)	Type(27)	Management(27)
1	JPMCB	410 Tenth Avenue	Mark Karasick, Michael Silberberg	Yes	Hard	In Place
2	CREFI/GACC	MGM Grand & Mandalay Bay	BREIT Operating Partnership L.P., MGM Growth Properties Operating Partnership LP	Yes	Hard	Springing
2.01	CREFI/GACC	MGM Grand
2.02	CREFI/GACC	Mandalay Bay
3	GSMC	Phillips Point	The Related Companies, Inc.	Yes	Hard	Springing
4	CREFI	141 Livingston	Clipper Realty Inc., Clipper Realty L.P.	Yes	Springing	Springing
5	JPMCB	Pittock Block	1547 Data Center Real Estate Fund II, L.P.	Yes	Hard	Springing
6	CREFI/JPMCB	The Galleria Office Towers	Azrieli Group Ltd.	Yes	Hard	Springing
6.01	CREFI/JPMCB	Galleria Tower I
6.02	CREFI/JPMCB	Galleria Tower II
6.03	CREFI/JPMCB	Galleria Financial Center
7	GSMC	U.S. Industrial Portfolio VI	BIG STNL II LLC	Yes	Hard	Springing
7.01	GSMC	True Value
7.02	GSMC	Belnick
7.03	GSMC	Tufco - 3161 South Ridge Road
7.04	GSMC	Pro Con - 109 Maplewood Drive
7.05	GSMC	Total Logistics
7.06	GSMC	Pro Con - 2441 East Glendale Avenue
7.07	GSMC	Amaray
7.08	GSMC	Pro Con - 2430 East Glendale Avenue
7.09	GSMC	Tufco - 1205 Burris Road
7.10	GSMC	Tufco - 1055 Parkview Road
8	CREFI	Boca Office Portfolio	Carlos Ulloa, Debra Corchia, Daniel Statlander, James Caprio	Yes	Hard	Springing
8.01	CREFI	Boardwalk @ 18th
8.02	CREFI	Fountains Center
8.03	CREFI	City National Park
8.04	CREFI	Grove Centre
9	CREFI	Gestamp Automocion SLB	AG Net Lease IV Corp., AG Net Lease IV (Q) Corp., AG Net Lease Realty Fund IV Investments (H-1), L.P.	Yes	Hard	Springing
10	JPMCB	30 Hudson Yards 67	Massa Nova GmbH	Yes	Hard	Springing
11	GSMC	Dawson Marketplace	J. Kenneth Dunn	Yes	Springing	Springing
12	GACC	8670 Wilshire	Andrew Brooks, Randhir Tuli	Yes	Hard	Springing
13	GSMC	JW Marriott Nashville	Jacquelyn Soffer	Yes	Hard	Springing
14	CREFI	Morgan Stanley Tower	Lawrence Feldman	Yes	Hard	Springing
15	JPMCB	The Village at Meridian	None	Yes	Hard	Springing
16	GSMC	Millennium Corporate Park	Vanbarton Group LLC	Yes	Hard	Springing
17	GSMC	711 Fifth Avenue	Bayerische Versorgungskammer, Deutsche Finance America LLC, DF Deutsche Finance Holding AG, Hessen Lawyers Pension Fund	Yes	Hard	Springing
18	JPMCB	Oakland Commons I&II	The Farbman Family #3, LLC	Yes	Hard	Springing
19	GACC	Orlando Technology Park	TCM Technology Park LLC, Somerset Real Estate Opportunity Fund II, L.P., Benjamin M. Adams	Yes	Hard	Springing
20	GACC	Woodbury Crossing Phase II	Ronald D. Newman, Leonard Brandon Smith	Yes	Hard	In Place
21	CREFI	Advanced Energy	Louis J. Rogers	Yes	Hard	Springing
22	CREFI	Value Store It Miami	Todd A. Ruderman	Yes	Springing	Springing
23	GSMC	Willoughby Commons	Mitchell C. Schneider	Yes	Springing	Springing
24	JPMCB	Camellia Trace	Anthony Kassis, Gary Shahid, Blevins Family Properties, LLC	Yes	Soft	Springing
25	GACC	Dollar General Portfolio	William O. Fuller, Martin A. Pinilla II	Yes	Springing	Springing
25.01	GACC	Robinsonville
25.02	GACC	Saint Mary's
25.03	GACC	Alexandria (Carlos)
25.04	GACC	St. Martinville
25.05	GACC	Fife Lake
25.06	GACC	Waubun
25.07	GACC	Lake Village
25.08	GACC	New Era
25.09	GACC	Mooers
25.10	GACC	Hinckley
25.11	GACC	Center
25.12	GACC	Lepanto
25.13	GACC	Edgemont
25.14	GACC	Louisa
25.15	GACC	Prue
26	CREFI	9633 Westheimer Road	Aria Mehrabi	Yes	Springing	Springing
27	CREFI	46-50 East 167th Street	Shmuel Kairy	Yes	Springing	Springing
28	CREFI	Bridgeport Distribution Center	Bob Yari	Yes	Hard	Springing
29	CREFI	303 3rd Street	Jayne M. Flinn, Michael A. Saltman	Yes	Hard	Springing
30	CREFI	5501 New Utrecht Avenue	Binyamin Beitel	Yes	Springing	Springing
31	CREFI	Hamden Self Storage	Ira Schwartz	Yes	Springing	Springing
32	JPMCB	Bristol Park	Anthony Kassis, Gary Shahid, Blevins Family Properties, LLC	Yes	Soft	Springing
33	GACC	6450 Industrial	Mariano Weil, Federico Weil, Federico Wilensky	Yes	Hard	Springing
34	CREFI	651 Bushwick Avenue	Albert Farhi, David Farhi, Leon Farhi	Yes	Soft	Springing
35	GSMC	Grocery Outlet Truckee	Mordecai ("Max") Schireson	Yes	Hard (Commercial) / Soft (Residential)	Springing
36	JPMCB	Holiday Inn Philadelphia South	William B. McNamara	Yes	Springing	Springing
37	CREFI	CVS Valley Stream	Geoffrey S. Serota, Eric Oppenheimer Credit Shelter Trust, Karen Serota	Yes	Springing	Springing
38	CREFI	Deschutes Business Center	Kenneth Levy, Kenneth Levy, As Trustee of the Levy Family Trust Dated February 18, 1983, as Amended	Yes	Springing	Springing
39	CREFI	The Cove Storage Portfolio	George Thacker, Lawrence Charles Kaplan, Richard Schontz	Yes	Springing	Springing
39.01	CREFI	James Road
39.02	CREFI	Green Cove Road
39.03	CREFI	Taylor Lane
40	CREFI	Scotsman Self Storage	George Thacker, Lawrence Charles Kaplan, Richard Schontz	Yes	Springing	Springing

 A-1-11

ANNEX A-1

			Pari Passu Debt					Additional Debt
				Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
			Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt
Loan #	Seller(1)	Property Name	(Y/N)	(Y/N)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)(28)	Exist (Y/N)(28)	Debt Type(s)	Date Balance	Interest Rate
1	JPMCB	410 Tenth Avenue	Yes	No	80,000,000	300,000,000	380,000,000	No	Yes	B-Note/Mezzanine Loans	325,000,000	3.58598
2	CREFI/GACC	MGM Grand & Mandalay Bay	Yes	No	79,985,667	1,554,214,333	1,634,200,000	Yes	Yes	B-Notes (804,400,000)/C-Notes (561,400,000)/Permitted Mezzanine	1,365,800,000	3.55800
2.01	CREFI/GACC	MGM Grand
2.02	CREFI/GACC	Mandalay Bay
3	GSMC	Phillips Point	Yes	No	75,000,000	123,520,000	198,520,000	No	Yes	Mezzanine Loan	30,540,000	7.00000
4	CREFI	141 Livingston	Yes	Yes	75,000,000	25,000,000	100,000,000	No	No	NAP	NAP	NAP
5	JPMCB	Pittock Block	Yes	No	66,000,000	75,000,000	141,000,000	Yes	Yes	B-Note/Permitted Mezzanine	22,470,000	5.85000
6	CREFI/JPMCB	The Galleria Office Towers	Yes	Yes	65,000,000	25,000,000	90,000,000	No	No	NAP	NAP	NAP
6.01	CREFI/JPMCB	Galleria Tower I
6.02	CREFI/JPMCB	Galleria Tower II
6.03	CREFI/JPMCB	Galleria Financial Center
7	GSMC	U.S. Industrial Portfolio VI	Yes	Yes	60,000,000	21,000,000	81,000,000	Yes	No	Permitted Mezzanine	NAP	NAP
7.01	GSMC	True Value
7.02	GSMC	Belnick
7.03	GSMC	Tufco - 3161 South Ridge Road
7.04	GSMC	Pro Con - 109 Maplewood Drive
7.05	GSMC	Total Logistics
7.06	GSMC	Pro Con - 2441 East Glendale Avenue
7.07	GSMC	Amaray
7.08	GSMC	Pro Con - 2430 East Glendale Avenue
7.09	GSMC	Tufco - 1205 Burris Road
7.10	GSMC	Tufco - 1055 Parkview Road
8	CREFI	Boca Office Portfolio	Yes	Yes	50,000,000	49,000,000	99,000,000	No	No	NAP	NAP	NAP
8.01	CREFI	Boardwalk @ 18th
8.02	CREFI	Fountains Center
8.03	CREFI	City National Park
8.04	CREFI	Grove Centre
9	CREFI	Gestamp Automocion SLB	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
10	JPMCB	30 Hudson Yards 67	Yes	Yes	45,000,000	26,000,000	71,000,000	No	No	NAP	NAP	NAP
11	GSMC	Dawson Marketplace	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
12	GACC	8670 Wilshire	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
13	GSMC	JW Marriott Nashville	Yes	No	35,000,000	150,000,000	185,000,000	No	No	NAP	NAP	NAP
14	CREFI	Morgan Stanley Tower	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine/Preferred Equity	NAP	NAP
15	JPMCB	The Village at Meridian	Yes	No	30,995,000	35,000,000	65,995,000	No	No	NAP	NAP	NAP
16	GSMC	Millennium Corporate Park	Yes	No	27,000,000	105,000,000	132,000,000	No	No	NAP	NAP	NAP
17	GSMC	711 Fifth Avenue	Yes	No	26,500,000	518,500,000	545,000,000	Yes	No	Permitted Mezzanine	NAP	NAP
18	JPMCB	Oakland Commons I&II	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
19	GACC	Orlando Technology Park	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20	GACC	Woodbury Crossing Phase II	No	NAP	NAP	NAP	NAP	No	Yes	Mezzanine Loan	3,120,000	12.00000
21	CREFI	Advanced Energy	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
22	CREFI	Value Store It Miami	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
23	GSMC	Willoughby Commons	Yes	No	16,950,000	20,000,000	36,950,000	No	No	NAP	NAP	NAP
24	JPMCB	Camellia Trace	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
25	GACC	Dollar General Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
25.01	GACC	Robinsonville
25.02	GACC	Saint Mary's
25.03	GACC	Alexandria (Carlos)
25.04	GACC	St. Martinville
25.05	GACC	Fife Lake
25.06	GACC	Waubun
25.07	GACC	Lake Village
25.08	GACC	New Era
25.09	GACC	Mooers
25.10	GACC	Hinckley
25.11	GACC	Center
25.12	GACC	Lepanto
25.13	GACC	Edgemont
25.14	GACC	Louisa
25.15	GACC	Prue
26	CREFI	9633 Westheimer Road	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
27	CREFI	46-50 East 167th Street	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
28	CREFI	Bridgeport Distribution Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
29	CREFI	303 3rd Street	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30	CREFI	5501 New Utrecht Avenue	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
31	CREFI	Hamden Self Storage	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
32	JPMCB	Bristol Park	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
33	GACC	6450 Industrial	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
34	CREFI	651 Bushwick Avenue	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
35	GSMC	Grocery Outlet Truckee	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
36	JPMCB	Holiday Inn Philadelphia South	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
37	CREFI	CVS Valley Stream	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
38	CREFI	Deschutes Business Center	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
39	CREFI	The Cove Storage Portfolio	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
39.01	CREFI	James Road
39.02	CREFI	Green Cove Road
39.03	CREFI	Taylor Lane
40	CREFI	Scotsman Self Storage	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP

 A-1-12

ANNEX A-1

			Total Debt				HOTEL OPERATING STATISTICS
				Total Debt		Total Debt
			Total Debt	UW NCF	Total Debt	UW NOI	2017	2017	2017	2018	2018	2018	2019	2019	2019	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB	410 Tenth Avenue	705,000,000	2.25	73.8%	7.0%																1
2	CREFI/GACC	MGM Grand & Mandalay Bay	3,000,000,000	2.70	65.2%	9.7%	91.0%	193.58	176.24	91.5%	192.62	176.18	92.1%	196.52	180.94	71.4%	187.46	133.76	92.1%	196.52	180.94	2
2.01	CREFI/GACC	MGM Grand		2.70	65.2%	9.7%	92.1%	181.76	167.36	92.7%	182.10	168.76	91.4%	190.29	173.85	68.5%	184.50	126.33	91.4%	190.29	173.85	2.01
2.02	CREFI/GACC	Mandalay Bay		2.70	65.2%	9.7%	90.0%	206.28	185.57	90.2%	203.96	183.96	92.8%	202.98	188.40	74.8%	190.71	142.69	92.8%	202.98	188.40	2.02
3	GSMC	Phillips Point	229,060,000	2.10	79.3%	8.4%																3
4	CREFI	141 Livingston	100,000,000	2.52	54.9%	8.9%																4
5	JPMCB	Pittock Block	163,470,000	1.95	49.7%	7.7%																5
6	CREFI/JPMCB	The Galleria Office Towers	90,000,000	1.71	48.6%	12.6%																6
6.01	CREFI/JPMCB	Galleria Tower I		1.71	48.6%	12.6%																6.01
6.02	CREFI/JPMCB	Galleria Tower II		1.71	48.6%	12.6%																6.02
6.03	CREFI/JPMCB	Galleria Financial Center		1.71	48.6%	12.6%																6.03
7	GSMC	U.S. Industrial Portfolio VI	81,000,000	2.56	59.3%	10.7%																7
7.01	GSMC	True Value		2.56	59.3%	10.7%																7.01
7.02	GSMC	Belnick		2.56	59.3%	10.7%																7.02
7.03	GSMC	Tufco - 3161 South Ridge Road		2.56	59.3%	10.7%																7.03
7.04	GSMC	Pro Con - 109 Maplewood Drive		2.56	59.3%	10.7%																7.04
7.05	GSMC	Total Logistics		2.56	59.3%	10.7%																7.05
7.06	GSMC	Pro Con - 2441 East Glendale Avenue		2.56	59.3%	10.7%																7.06
7.07	GSMC	Amaray		2.56	59.3%	10.7%																7.07
7.08	GSMC	Pro Con - 2430 East Glendale Avenue		2.56	59.3%	10.7%																7.08
7.09	GSMC	Tufco - 1205 Burris Road		2.56	59.3%	10.7%																7.09
7.10	GSMC	Tufco - 1055 Parkview Road		2.56	59.3%	10.7%																7.10
8	CREFI	Boca Office Portfolio	99,000,000	2.46	63.5%	10.6%																8
8.01	CREFI	Boardwalk @ 18th		2.46	63.5%	10.6%																8.01
8.02	CREFI	Fountains Center		2.46	63.5%	10.6%																8.02
8.03	CREFI	City National Park		2.46	63.5%	10.6%																8.03
8.04	CREFI	Grove Centre		2.46	63.5%	10.6%																8.04
9	CREFI	Gestamp Automocion SLB	NAP	NAP	NAP	NAP																9
10	JPMCB	30 Hudson Yards 67	71,000,000	1.92	64.5%	6.6%																10
11	GSMC	Dawson Marketplace	NAP	NAP	NAP	NAP																11
12	GACC	8670 Wilshire	NAP	NAP	NAP	NAP																12
13	GSMC	JW Marriott Nashville	185,000,000	4.17	61.5%	15.3%							85.5%	294.74	251.86	44.1%	277.42	122.29	85.8%	295.53	253.69	13
14	CREFI	Morgan Stanley Tower	NAP	NAP	NAP	NAP																14
15	JPMCB	The Village at Meridian	65,995,000	5.14	33.5%	19.1%																15
16	GSMC	Millennium Corporate Park	132,000,000	3.13	60.9%	10.0%																16
17	GSMC	711 Fifth Avenue	545,000,000	2.90	54.5%	9.4%																17
18	JPMCB	Oakland Commons I&II	NAP	NAP	NAP	NAP																18
19	GACC	Orlando Technology Park	NAP	NAP	NAP	NAP																19
20	GACC	Woodbury Crossing Phase II	23,500,000	1.37	71.6%	7.5%																20
21	CREFI	Advanced Energy	NAP	NAP	NAP	NAP																21
22	CREFI	Value Store It Miami	NAP	NAP	NAP	NAP																22
23	GSMC	Willoughby Commons	36,950,000	1.55	71.5%	9.4%																23
24	JPMCB	Camellia Trace	NAP	NAP	NAP	NAP																24
25	GACC	Dollar General Portfolio	NAP	NAP	NAP	NAP																25
25.01	GACC	Robinsonville		NAP	NAP	NAP																25.01
25.02	GACC	Saint Mary's		NAP	NAP	NAP																25.02
25.03	GACC	Alexandria (Carlos)		NAP	NAP	NAP																25.03
25.04	GACC	St. Martinville		NAP	NAP	NAP																25.04
25.05	GACC	Fife Lake		NAP	NAP	NAP																25.05
25.06	GACC	Waubun		NAP	NAP	NAP																25.06
25.07	GACC	Lake Village		NAP	NAP	NAP																25.07
25.08	GACC	New Era		NAP	NAP	NAP																25.08
25.09	GACC	Mooers		NAP	NAP	NAP																25.09
25.10	GACC	Hinckley		NAP	NAP	NAP																25.10
25.11	GACC	Center		NAP	NAP	NAP																25.11
25.12	GACC	Lepanto		NAP	NAP	NAP																25.12
25.13	GACC	Edgemont		NAP	NAP	NAP																25.13
25.14	GACC	Louisa		NAP	NAP	NAP																25.14
25.15	GACC	Prue		NAP	NAP	NAP																25.15
26	CREFI	9633 Westheimer Road	NAP	NAP	NAP	NAP																26
27	CREFI	46-50 East 167th Street	NAP	NAP	NAP	NAP																27
28	CREFI	Bridgeport Distribution Center	NAP	NAP	NAP	NAP																28
29	CREFI	303 3rd Street	NAP	NAP	NAP	NAP																29
30	CREFI	5501 New Utrecht Avenue	NAP	NAP	NAP	NAP																30
31	CREFI	Hamden Self Storage	NAP	NAP	NAP	NAP																31
32	JPMCB	Bristol Park	NAP	NAP	NAP	NAP																32
33	GACC	6450 Industrial	NAP	NAP	NAP	NAP																33
34	CREFI	651 Bushwick Avenue	NAP	NAP	NAP	NAP																34
35	GSMC	Grocery Outlet Truckee	NAP	NAP	NAP	NAP																35
36	JPMCB	Holiday Inn Philadelphia South	NAP	NAP	NAP	NAP	57.6%	108.25	62.35	59.8%	106.47	63.69	57.2%	94.42	54.05	44.8%	89.72	40.21	59.8%	106.47	63.69	36
37	CREFI	CVS Valley Stream	NAP	NAP	NAP	NAP																37
38	CREFI	Deschutes Business Center	NAP	NAP	NAP	NAP																38
39	CREFI	The Cove Storage Portfolio	NAP	NAP	NAP	NAP																39
39.01	CREFI	James Road		NAP	NAP	NAP																39.01
39.02	CREFI	Green Cove Road		NAP	NAP	NAP																39.02
39.03	CREFI	Taylor Lane		NAP	NAP	NAP																39.03
40	CREFI	Scotsman Self Storage	NAP	NAP	NAP	NAP																40

 A-1-13

Footnotes to Annex A-1

(1)	“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation or one of its affiliates, as Mortgage Loan Seller; “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller; and “GSMC” denotes Goldman Sachs Mortgage Company, or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, the mortgage loan is part of a whole loan that was co–originated by Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc., Deutsche Bank AG, acting through its New York Branch and Société Générale Financial Corporation.

With respect to Loan No. 6, The Galleria Office Towers, the mortgage loan is part of a whole loan that was co-originated by Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association.

With respect to Loan No. 8, the Boca Office Portfolio, the mortgage loan is part of a whole loan that was co-originated by Citi Real Estate Funding Inc. and Bank of America, N.A.

With respect to Loan No. 17, 711 Fifth Avenue, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.

(2)	With respect to Loan No. 1, 410 Tenth Avenue, the mortgaged property includes five retail tenants that together consist of 4.4% of the net rentable area.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, each of the related mortgaged properties consist of a resort and casino and, as of the trailing twelve months ending September 30, 2020 (i) with respect to the MGM Grand Mortgaged Property, approximately 27.0% of the revenues were from hotel rooms, approximately 23.1% of the revenues were from food and beverage sales, approximately 26.9% of the revenues were from gaming, and approximately 23.1% of the revenues were from other sources and (ii) with respect to the Mandalay Bay Mortgaged Property, approximately 34.0% of the revenues were from hotel rooms, approximately 26.5% of the revenues were from food and beverage sales, approximately 17.5% of the revenues were from gaming, and approximately 22.0% of the revenues were from other sources.

With respect to Loan No. 5, Pittock Block, the mortgaged property consists of 191,284 square feet of office space (approximately 64.3% of net rentable area), 81,906 square feet of colocation, data center and Meet-Me-Room space (27.5% of net rentable area), 19,981 square feet of retail space (6.7% of net rentable area), 3,831 square feet of storage space (1.3% of net rentable area), and 696 square feet of roof space (0.2% of net rentable area).

With respect to Loan No. 12, 8670 Wilshire, the mortgaged property consists of 45,710 square feet of medical office space (90.5% of net rentable area), and 4,810 square feet of retail space (9.5% of net rentable area).

With respect to Loan No. 17, 711 Fifth Avenue, the mortgaged property includes 286,226 square feet of office space, representing approximately 84.2% of the net rentable area, and 53,798 square feet of retail space, representing approximately 15.8% of the net rentable area.

With respect to Loan No. 19, Orlando Technology Park, the mortgaged property consists of 121,974 square feet of flex industrial space (41.0% of net rentable area) and 175,412 square feet of office space (59.0% of net rentable area).

With respect to Loan No. 35, Grocery Outlet Truckee, the mortgaged property includes 16,147 square feet of retail space, representing approximately 89.6% of the net rentable area, and three residential units (1,874 total square feet), representing approximately 10.4% of the net rentable area.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 14, Morgan Stanley Tower, the borrower, Second Avenue Tower Limited Partnership, is the ground lessee of 174 of the 370 parking spaces required for zoning compliance at the mortgaged property. The leasehold interest is owned by the City of St. Petersburg. The term of the ground lease expires on July 30, 2059.

 A-1-14

(4)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. UW Revenues ($), UW NOI ($) and UW NCF ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. UW NOI ($) and UW NCF ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the mortgage loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 1, 410 Tenth Avenue, each of the Largest Tenant and the 2nd Largest Tenant, Amazon and First Republic, has executed its lease but has not yet taken occupancy of its leased premises or commenced paying rent. Amazon is expected to (a) with respect to the floors 9 through 14 and 16 through 20, take possession of such space by March 25, 2021, and commence paying rent in June 2022; and (b) with respect to the 15th floor, upon completion of pre-commencement work with respect to the related space, take possession by May 1, 2021 and commence paying rent in August 2022. First Republic is expected to (a) take possession of the entirety of its space by April 2021, at which point all pre-commencement and turnkey work is projected to have been completed and (b) commence paying rent in (i) August 2021 with respect to floors 4 through 6, (ii) October 2021 with respect to floors 2 and 3, (iii) September 2021 with respect to the ground floor retail space and (iv) May 2022 with respect to the below grade space. At origination, approximately $57.7 million was reserved for outstanding gap rent and free rent, in excess of projected amounts based on the estimated lease commencement dates.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, each of the related mortgaged properties consist of a resort and casino and, as of the trailing twelve months ending September 30, 2020 (i) with respect to the MGM Grand Mortgaged Property, approximately 27.0% of the  revenues were from hotel rooms, approximately 23.1% of the revenues were from food and beverage sales, approximately 26.9% of the revenues were from gaming, and approximately 23.1% of the revenues were from other sources and (ii) with respect to the Mandalay Bay Mortgaged Property, approximately 34.0% of the revenues were from hotel rooms, approximately 26.5% of the revenues were from food and beverage sales, approximately 17.5% of the revenues were from gaming, and approximately 22.0% of the revenues were from other sources.

With respect to Loan No. 3, Phillips Point, the 3rd Largest Tenant, Affiliated Managers Group (AMG), representing approximately 8.6% of the net rentable area, is dark but paying rent with respect to 15,176 square feet of its space. We cannot assure you that Affiliated Managers Group (AMG) will take occupancy as expected or at all.

With respect to Loan No. 7.09, U.S. Industrial Portfolio VI – Tufco - 1205 Burris Road, the sole tenant, Tufco, is currently dark. Tufco is expected to continue paying full rent until the end of its lease term in July 2037. We cannot assure you that Tufco will continue paying rent as expected or at all.

With respect to Loan No. 11, Dawson Marketplace, the 3rd Largest Tenant, One Life Fitness, representing approximately 9.9% of the net rentable area, has executed a lease but has not yet taken occupancy or begun paying rent. One Life Fitness is anticipated to take occupancy of its space by the first quarter of 2022 and to commence paying its pro rata share of operating expenses by July 2021, 50% of its base rent by January 2022 and its entire base rent by August 2022. We cannot assure you that One Life Fitness will take occupancy or begin paying rent as expected or at all.

With respect to Loan No. 12, 8670 Wilshire, the Largest Tenant, Cedars-Sinai Medical Center, representing approximately 57.1% of the net rentable area, has been temporarily closed since March 2020 in order to convert its space into a full-time home of the California Heart Center. As of March 12, 2021, the property manager confirmed that the Cedars-Sinai Medical Center Tenant is open and operating. The 2nd Largest Tenant, Specialty Surgical Center of Beverly Hills, L.P, representing approximately 33.4% of the net rentable area, executed a ten-year extension of its lease in April 2020, and received (i) abated rent for August and September 2020, and (ii) two months of free rent exercisable at any time during the term of its lease with 30 days’ prior written notice. At origination, $243,746 was deposited into a rent replication reserve related to Specialty Surgical Center of Beverly Hills, L.P.’s two months’ of free rent according to its lease.

With respect to Loan No. 17, 711 Fifth Avenue, the 3rd Largest Tenant, Ralph Lauren, representing approximately 11.4% of the net rentable area and approximately 41.1% of the underwritten base rent, has the right to go dark at any time. If the borrower believes Ralph Lauren has ceased retail operations in all of the premises under the related lease, the borrower may give notice thereof to Ralph Lauren. Within 30 days after the borrower gives such notice, Ralph Lauren must notify the borrower whether it intends to cease retail operations at the premises. If Ralph Lauren notifies the borrower of its intent to cease such retail operations, the borrower has the right to terminate the lease. Ralph Lauren’s space (excluding the Polo Bar), is currently dark. Ralph Lauren has

 A-1-15

requested to sublease its entire space to Mango, a Spanish retail chain, for a rent that is expected to be significantly lower than Ralph Lauren’s prime rent. The borrower initially denied the request, asserting that Mango (i) is not a first class retailer, (ii) does not conform to the mix of retail tenants that exists at the mortgaged property, and (iii) has a reputation for unfair labor practices. The dispute went to arbitration, where the arbitrator found that it was unreasonable for the borrower to withhold consent. The sublease has not yet been executed and we cannot assure you it will be executed as expected or at all.

With respect to Loan No. 23, Willoughby Commons, the 3rd Largest Tenant, Regal Cinemas, representing approximately 19.0% of the net rentable area, is dark with respect to its space but is paying partial rent.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraisal Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 1, 410 Tenth Avenue, the Appraised Value ($), Current LTV %, and Maturity LTV % are based on the “Hypothetical Market Value Assuming Reserves” of $955,000,000 effective December 1, 2020, which assumes that the borrowers escrow all contractually obligated free rent, tenant improvements, leasing costs and all of the remaining capital expenditures. At origination, the borrowers reserved $57,700,000 for outstanding gap rent and free rent and approximately $35,179,875 for all outstanding tenant improvements and leasing commissions. Based on the “As-Is” appraised value of $825,000,000 effective December 1, 2020, the Current LTV % and Maturity LTV % are 46.1%.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, the Appraised Value ($) of $4,600,000,000 as of January 10, 2020, set forth above is the appraised value solely with respect to real property at the MGM Grand & Mandalay Bay Mortgaged Properties, excluding personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties (the “Aggregate Real Property Appraised Value”). The appraisal also includes an “As Leased–Sale–Leaseback Appraised Value,” which is equal to the Aggregate Real Property Appraised Value. The Appraised Value of $7,352,600,000 (“Aggregate As Is Appraised Value”) as of January 10, 2020, includes personal property and intangible property attributable to the MGM Grand & Mandalay Bay Mortgaged Properties. The personal property and intangible property relating to the MGM Grand & Mandalay Bay Mortgaged Properties is owned by the MGM tenant or certain sublessees at the MGM Grand & Mandalay Bay Mortgaged Properties that are wholly owned subsidiaries of MGM (the “MGM/Mandalay Operating Subtenants”) (as more particularly provided in the master lease), which granted a security interest in certain property of the MGM tenant and the MGM/Mandalay Operating Subtenants (with certain exclusions, including an exclusion for the intellectual property of MGM tenant (as more particularly described in the master lease); and provided that the FF&E is only transferred to the MGM Grand & Mandalay Bay Borrowers at no cost in the event of a termination of the master lease due to an event of default by the MGM tenant thereunder, in favor of the MGM Grand & Mandalay Bay Borrowers, and such security interest was collaterally assigned by the MGM Grand & Mandalay Bay Borrowers to the lender. The Current LTV % and the Maturity % are based on the "Aggregate As Is Appraised Value" are 22.2% and 22.2%, respectively, based on the MGM Grand & Mandalay Bay Senior Loan. The Current LTV % and the Maturity % are based on the Aggregate Real Property Appraised Value are 35.5% and 35.5%, respectively, based on the MGM Grand & Mandalay Bay Senior Loan.

With respect to Loan No. 3, Phillips Point, the Current LTV % and Maturity LTV % are calculated utilizing the “Hypothetical As Is” appraised value of $289,000,000 as of December 15, 2020, which assumes that an additional $6.65 million would be reserved by the borrower sponsor at origination for future tenant improvement allowances and leasing commissions. The Current LTV % and Maturity LTV % calculated based on the “as-is” appraised value of $282,000,000, as of December 15, 2020, are both 70.4%.

With respect to Loan No. 8, Boca Office Portfolio, the Appraised Value represents the “portfolio appraised value”, which attributes a premium to the aggregate value of the mortgaged properties as a whole. Based on the sum of the individual appraised values of the mortgaged properties, the Appraised Value would be $150,700,000, which results in a Current LTV % of 65.7% and a Maturity LTV% of 65.7%.

With respect to Loan No. 10, 30 Hudson Yards 67, the Appraised Value ($), Current LTV %, and Maturity LTV % are based on the “Hypothetical Value: Escrow Tenant Improvements” of $110,000,000 effective February 1, 2021, which assumes that the outstanding tenant improvement costs of $4,799,293 associated with the existing lease will be placed into an escrow account. At loan origination, the borrower reserved $4,799,293 for outstanding tenant improvements and leasing commissions. Based on the “As-Is” appraised value of $105,000,000 effective February 1, 2021, the Current LTV % and Maturity LTV % are 67.6%.

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With respect to Loan No. 11, Dawson Marketplace, the Current LTV % is calculated utilizing the “as-is” appraised value of $68,000,000 as of November 17, 2019, and the Current Balance ($) net of the earn-out reserve of approximately $6,095,133. The Current LTV % calculated based on the “as-is” appraised value and Current Balance ($), without netting the earn-out reserve, is 64.4%.

With respect to Loan No. 17, 711 Fifth Avenue, the “as-is” appraised value of $1,000,000,000 as of January 23, 2020 includes the extraordinary assumption that the timely and workmanlike completion of certain scheduled renovations and improvements will be commensurate to similar Class A and Class B office buildings in the competitive marketplace.

With respect to Loan No. 18, Oakland Commons I&II, the Appraised Value ($), Current LTV %, and Maturity LTV % are based on the “Hypothetical Market Value including Capital Reserve Account” of $34,900,000 effective February 1, 2021, which assumes that a reserve in the amount of $1,400,000 (to be used toward tenant improvements and leasing commissions) is funded as of the as is date of value. At loan origination, the borrower reserved $1,400,000 for tenant improvements and leasing commissions. Based on the “As-Is” appraised value of $33,500,000 effective February 1, 2021, the Current LTV % and Maturity LTV % are 72.5% and 61.5%, respectively.

With respect to Loan No. 25, Dollar General Portfolio, the Appraised Value ($), Current LTV % and Maturity LTV % are based on the “As-Portfolio” appraised value of $21,320,000. The “As-Portfolio” is a consolidated roll-up value, which reflects the benefit from divergent locations, long remaining lease terms, and value added from consolidating a portfolio of 15 separate Dollar General stores. The appraisal concluded a combined “As-Is” appraised value of $21,150,000, which results in a Current LTV % and Maturity LTV % of 65.5%.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

With respect to Loan No. 1, 410 Tenth Avenue, the whole loan is structured with an anticipated repayment date (“ARD”) of January 1, 2028 and a final maturity date of March 1, 2032. After the ARD, the interest rate will be revised to the greater of (i) 4.59159%, (ii) the 7-year swap yield as of the ARD plus 3.94159%, subject to a cap of 7.59159% and (iii) the default rate, when applicable pursuant to the 410 Tenth Avenue Whole Loan documents.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, The MGM Grand & Mandalay Bay Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of March 5, 2030 and a final maturity date of March 5, 2032. After the ARD, the following structure would apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y)(1) the ARD Treasury Note Rate in effect on the ARD (such new rate, the “Adjusted Interest Rate”) plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined in the related loan agreement) will be applied first to pay monthly additional interest amounts which, to the extent not paid, will be deferred (together with interest accrued thereon at the Adjusted Interest Rate) and added to the principal balance of the applicable note(s) comprising a portion of the MGM Grand & Mandalay Bay Whole Loan in the manner set forth in the MGM Grand & Mandalay Bay Whole Loan documents, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to principal of the MGM Grand & Mandalay Bay Whole Loan in the manner set forth in the MGM Grand & Mandalay Bay Whole Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(7)	With respect to Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10, 13, 15, 16, 17 and 23, 410 Tenth Avenue, MGM Grand & Mandalay Bay, Phillips Point, 141 Livingston, Pittock Block, The Galleria Office Towers, U.S. Industrial Portfolio VI, Boca Office Portfolio, 30 Hudson Yards 67, JW Marriott Nashville, The Village at Meridian, Millennium Corporate Park, 711 Fifth Avenue and Willoughby Commons, in each case, the mortgage loan is part of a larger split whole loan, which consists of the mortgage loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(8)	Each number identifies a group of related borrowers.

With respect to Loan Nos. 1, 24 and 32, 410 Tenth Avenue, Camellia Trace and Bristol Park, in each case, the borrowers own the mortgaged properties as tenants-in-common.

With respect to Loan No. 1, 410 Tenth Avenue, one of the co-borrowers of the whole loan, Tenth Ave 4 Lessee

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LLC, is not a tenant-in-common and is expected to be a borrower only until completion of the “reverse exchange” under Section 1031 of the Internal Revenue Code required under the related whole loan documents. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for additional information related to the reverse 1031 exchange.

With respect to Loan Nos. 24 and 32, Camellia Trace and Bristol Park, the mortgaged properties are owned by related borrowers.

With respect to Loan Nos. 39 and 40, The Cove Storage Portfolio and Scotsman Self Storage, the mortgaged properties are owned by separate borrowers, but are related through the sponsors, George Thacker, Lawrence Charles Kaplan, and Richard Schontz.

(9)	For each mortgage loan, the Net Mortgage Rate % is equal to the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)	For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(11)	With respect to all mortgage loans, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

(12)	In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

With respect to Loan No. 3, Phillips Point, the mortgage loan documents provide the borrower with one five-day grace period in any 12-month period for any payments due on a payment date (other than the maturity date).

With respect to Loan No. 19, Orlando Technology Park, the mortgage loan documents provide the borrower with a five day grace period, one time per every 366-day period during the term of the mortgage loan prior to the imposition of the late payment charge for any payments due on a payment date.

(13)	The “L” component of the prepayment provision represents lockout payments.
The “Def” component of the prepayment provision represents defeasance payments.
The “YM” component of the prepayment provision represents yield maintenance payments.
The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain mortgage loans, the loan documents permit the related borrower to prepay a portion of the mortgage loan in connection with partial releases of collateral, to cure a cash management period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, the defeasance lockout period will be 35 payment dates beginning with and including the first payment date of April 5, 2020. The MGM Grand & Mandalay Bay Borrowers have the option to defease the MGM Grand & Mandalay Bay Whole Loan, in whole or in part commencing on February 15, 2023. The MGM Grand & Mandalay Bay Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to September 5, 2029 (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with a Special Release or a Default Release (as defined in the prospectus)).

With respect to Loan No. 3, Phillips Point, the lockout period will be at least 25 payment dates beginning with and including the first payment date in March 2021. Defeasance of the Phillips Point Whole Loan in full is permitted on or after the first payment date following the date that is the earlier to occur of (i) January 15, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual lockout period may be longer.

With respect to Loan No. 4, 141 Livingston, the lockout period will be at least 24 payment dates beginning with and including the first payment date in April 2021. Defeasance of the 141 Livingston Whole Loan is permitted at

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any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) February 18, 2025. The assumed defeasance lockout period of 24 payment dates is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual lockout period may be longer.

With respect to Loan No. 5, Pittock Block, the whole loan may be voluntarily prepaid in whole (but not in part) at any time during the term of the whole loan, other than within 60 days prior to or after a securitization of any portion of the whole loan, with the payment of a yield maintenance premium.

With respect to Loan No. 6, The Galleria Office Towers, the defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in April 2021. The borrower has the right to defease the Galleria Office Towers Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 17, 2025. The assumed defeasance lockout period of 24 months is based on the expected closing date of the Benchmark 2021-B24 securitization in March 2021. The actual lockout period may be longer.

With respect to Loan No. 7, U.S. Industrial Portfolio VI, the lockout period will be at least 24 payment dates beginning with and including the first payment date in April 2021. Defeasance of the U.S. Industrial Portfolio VI Whole Loan in full is permitted on or after the first payment date following the date that is the earlier to occur of (i) February 8, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual lockout period may be longer.

With respect to Loan No. 8, Boca Office Portfolio, the lockout period will be at least 24 payment dates beginning with and including the first payment date in April 2021. Defeasance of the Boca Office Portfolio Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) February 17, 2025. The assumed defeasance lockout period of 24 payment dates is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual lockout period may be longer.

With respect to Loan No. 10, 30 Hudson Yards 67, the lockout period will be at least 24 payment dates beginning with and including the first payment date of April 7, 2021. The borrower is permitted to (a) defease all, but not part, of the whole loan after two years after the closing date of the securitization that includes the last note to be securitized (the “Permitted Defeasance Date”) or (b) prepay all, but not part, of the whole loan on or after April 7, 2025, with the payment of yield maintenance premium if the Permitted Defeasance Date has not yet occurred. The assumed lockout period of 24 payment dates is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual lockout period may be longer.

With respect to Loan No. 13, JW Marriott Nashville, the lockout period will be at least 36 payment dates beginning with and including the first payment date in April 2020. Defeasance of the JW Marriott Nashville Whole Loan in full is permitted on or after the first payment date following the date that is the earlier to occur of (i) March 6, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 36 payments is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual lockout period may be longer.

(14)	With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed, renovated and/or acquired.

With respect to Loan No. 1, 410 Tenth Avenue, historical financial information was not available because the mortgaged property was newly redeveloped with approximately 96% of the work complete as of January 2021.

With respect to Loan No. 7, U.S. Industrial Portfolio VI, historical cash flow information is not available because each of the related mortgaged properties is subject to a triple-net lease with the related sole tenant.

With respect to Loan No. 9, Gestamp Automocion SLB, historical financial information was not available because the mortgage loan is being used to facilitate the acquisition of the mortgaged property.

With respect to Loan No. 10, 30 Hudson Yards 67, historical financial information was not available because the mortgaged property is leased to a single tenant under a triple net lease.

With respect to Loan No. 20, Woodbury Crossing Phase II, historical cash flow information is not available

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because the first units were delivered in the summer of 2019 and have been leased as phases of the construction were completed. All units were assumed to be delivered as of the Cut-off Date.

With respect to Loan No. 24, Camellia Trace, historical financial information was not available because the borrower sponsors acquired the mortgaged property in 2019.

With respect to Loan No. 25, Dollar General Portfolio, historical cash flow information is not available because all 15 mortgage properties were recently built in 2019 and 2020.

With respect to Loan No. 26, 9633 Westheimer Road, historical financial information was not available because the mortgaged property was recently renovated.

With respect to Loan No. 28, Bridgeport Distribution Center, historical financial information was not available because the mortgage loan is being used to facilitate the acquisition of the mortgaged property.

With respect to Loan No. 30, 5501 New Utrecht Avenue, historical financial information was not available because the mortgaged property was recently constructed.

With respect to Loan No. 32, Bristol Park, historical financial information was not available because the borrower sponsors acquired the mortgaged property in 2019.

With respect to Loan No. 33, 6450 Industrial, historical cash flow information is not available because the mortgaged property was renovated in 2018 in conjunction with the sole tenant, Mack Trucks, taking occupancy in September 2018 and then expanding from 200,000 square feet into the entire building in 2019.

With respect to Loan No. 34, 651 Bushwick Avenue, historical financial information was not available because the mortgaged property was recently constructed.

With respect to Loan No. 35, Grocery Outlet Truckee, historical cash flow information is not available because the related mortgaged property is newly constructed.

(15)	In the case of certain mortgage loans, the UW NOI ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, the increase by 10% or more from Most Recent NOI to UW NOI is a result of the temporary closure of the MGM Grand & Mandalay Bay Properties due to COVID-19. On May 1, 2020, MGM Resorts International reported that, as a result of the temporary closure of its domestic properties (which includes the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which includes the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, there were high levels of room and convention cancellation through the third quarter of 2020, and that, following the re-opening of its domestic properties (which includes the MGM Grand & Mandalay Bay Properties), it expected weakened demand in light of consumer fears and general economic uncertainty, among other things.

With respect to Loan No. 6.03, The Galleria Office Towers – Galleria Financial Center, the increase from Most Recent NOI to UW NOI at the mortgaged property is primarily attributable to the inclusion of potential income from vacant space, which was underwritten per the appraiser’s concluded market rent for each vacant space.

With respect to Loan No. 8, Boca Office Portfolio, the increase from Most Recent NOI to UW NOI at the mortgage property is primarily attributable to unrealized rent accounting for new tenants occupying space, rent abatement expiration, contractual rent steps, and potential income from vacant space.

With respect to Loan No. 11, Dawson Marketplace, the increase from the Most Recent NOI ($) to UW NOI ($) is

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primarily attributable to the inclusion of One Life Fitness ($630,000 in underwritten base rent) along with two recently executed inline leases, AYK Jewelry and Sakura Teriyaki ($83,520 in underwritten base rent).

With respect to Loan No. 12, 8670 Wilshire, the increase in Most Recent NOI ($) to UW NOI ($) is primarily attributed to (i) $202,047 of rent steps through January 2022 and straight line rent for investment grade tenants and (ii) the 2nd largest tenant, Specialty Surgical Center of Beverly Hills, L.P., executing a 10-year lease renewal in April 2020 which included two months of free rent in August and September 2020 and increased its rental rate 20.7% from a weighted average $71.78 PSF to $86.64 PSF.

With respect to Loan No. 13, JW Marriott Nashville, the increase from the Most Recent NOI ($) to UW NOI ($) is primarily attributable to underwriting stabilized hotel operations pre-COVID-19 as of the trailing 12-month period ending on January 31, 2020. The latest trailing 12-month period ending on September 30, 2020 reflects the months heavily impacted by COVID-19. Additionally, the borrower sponsor has posted an 18-month debt service reserve equal to $8,831,707, which will be applied to monthly debt service payments through March 2022.

With respect to Loan No. 16, Millennium Corporate Park, the increase from the Most Recent NOI ($) to UW NOI ($) is primarily attributable to contractual rent steps through March 31, 2022 and the present value of contractual rent step increments over the remainder of the investment-grade tenant’s lease term, with staggered lease expirations running through April 30, 2028.

With respect to Loan No. 20, Woodbury Crossing Phase II, the increase in Most Recent NOI ($) to UW NOI ($) is primarily attributed to recent completion and leasing up of the mortgaged property. The first units were delivered in the summer of 2019 and have been leased as phases of the construction are completed. All units were assumed to be delivered as of the Cut-off Date. The lender is underwriting to annualized in-place income and expenses that are supported by current occupancy of 95.6%, the appraisal, and the first phase of the project, Woodbury Commons Phase I, which is not part of the collateral and has been 98% leased since 2018.

With respect to Loan No. 21, Advanced Energy, the increase from Most Recent NOI to UW NOI at the mortgage property is primarily attributable to a contractual increased in base rent for Advanced Energy Industries, Inc.

With respect to Loan No. 22, Value Store It Miami, the increase from Most Recent NOI to UW NOI at the mortgage property is primarily attributable to potential income from vacant space.

With respect to Loan No. 29, 303 3rd Street, the increase from Most Recent NOI to UW NOI at the mortgage property is primarily attributable to the mortgaged property being redeveloped from 2018-2019 and being leased up in 2020.

(16)	With respect to all hotel properties, except for the mortgage loan(s) listed below, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

With respect to Loan No. 1, 410 Tenth Avenue, the seller of the mortgaged property has submitted an application to the New York City Department of Finance for the Industrial & Commercial Abatement Program (the “ICAP”). The ICAP abatement for the mortgaged property is expected to commence in the tax year of 2024/25 and expire in 2033/34. However, the taxes for the mortgaged property were not underwritten based on the abated tax amounts. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” in the prospectus for additional information.

With respect to Loan No. 5, Pittock Block, the UW NOI ($) and the UW NCF ($) include underwriting for a new license agreement that was recently signed with a Fortune 10 technology company totaling $837,000 in underwritten rent.

With respect to Loan No. 9, Gestamp Automocion SLB, the mortgaged property is subject to two separate ground leases entered into in connection with two payment in lieu of taxes (“PILOT”) agreements, which operate as a tax incentive. Taxes are underwritten at $495,580 per the appraiser’s conclusion of actual required tax payments under the PILOT agreements.

With respect to Loan No. 10, 30 Hudson Yards 67, the borrower owns the fee interest in the Mortgaged Property. However, to obtain the New York City real estate tax exemption and the payment-in-lieu of taxes (“PILOT”) benefits, the borrower has leased the Mortgaged Property to the New York City Industrial Development Agency, which has subleased the Mortgaged Property back to the borrower under an agency lease, which obligates borrower to make PILOT payments. The PILOT commenced in the 2019/20 tax year and is scheduled to expire after the tax year 2038/39. The real estate taxes were underwritten based on the abated tax amount. See “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” in the prospectus for additional information.

With respect to Loan No. 30, 5501 New Utrecht Avenue, the related mortgaged property is in the process of qualifying for a 15 year Industrial & Commercial Abatement Program (“ICAP”) tax abatement which would run through the 2035/2036 tax year. The abatement amount would be 100% for the first 11 years, with the abatement percentage declining by 20% every year thereafter.

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With respect to Loan No. 34, 651 Bushwick Avenue, the borrower has applied for 35-year 421-a Affordable Housing NY Program tax abatement that would benefit the residential portion of the mortgaged property, and a 25-year ICAP that would benefit the commercial portion of the property. Six of the residential units at the mortgaged property must be designated for affordable housing and leased at 130% of area median income. The remaining 14 units must remain free market rent stabilized for the duration of the 421-a tax abatement. The mortgaged property will receive a 100% exemption on any assessment increase above the base year assessment for the first 25 years, and a 30% exemption for the final 10 years until fully phased out. Taxes were underwritten to the abated tax amount for the residential portion equal to approximately $7,737, and the unabated tax amount for the commercial portion, excluding any ICAP benefits, equal to approximately $47,457, for a total of $55,194.

(17)	Except for the mortgage loan(s) listed below, the UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, the UW NOI DSCR and UW NCF DSCR was calculated based on initial MGM/Mandalay Lease annual rent of $292,000,000. The UW NOI DSCR and UW NCF DSCR based on UW NOI and UW NCF are 8.82x and 8.27x, respectively

(18)	In the case of certain mortgage loans, all or a portion of the Title Type consists of a leasehold interest.

With respect to Loan No. 6, The Galleria Office Towers, the mortgaged properties are subject to a condominium regime with six total condominium units (for all purposes under the condominium documents), three of which constitute the entirety of the collateral, and three of which are not part of the collateral. There are six board seats, and the borrower is allocated three of the board seats. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

With respect to Loan No. 9, Gestamp Automocion SLB, the mortgage loan is encumbered by the fee and leasehold interests of the mortgaged property, which includes a long-term ground lease to the Industrial Development Board of the County of Hamilton, Tennessee in the form of a PILOT, which operates as a tax incentive.

With respect to Loan No. 10, 30 Hudson Yard 67, the related mortgaged property is subject to a condominium declaration that governs eight condominium units. The borrower is entitled to approximately 1.6% of voting rights, and does not have control of the condominium board or any blocking rights with respect to for certain major decisions, such as unit removals and use of proceeds in connection with casualty or condemnation proceedings. However, the condominium policy prohibits implementation of any policies that would have disproportionately negative impacts any unit owners. In addition, the borrower has provided a non-recourse carveout for any losses associated with, among other things, the withdrawal of the unit comprising the mortgaged property from the condominium regime or termination of the condominium regime. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in this prospectus for additional information.

With respect to Loan No. 14, Morgan Stanley Tower, the borrower, Second Avenue Tower Limited Partnership, is the ground lessee of 174 of the 370 parking spaces required for zoning compliance at the mortgaged property. The leasehold interest is owned by the City of St. Petersburg. The term of the ground lease expires on July 30, 2059.

With respect to Loan No. 34, 651 Bushwick Avenue, in connection with the borrower’s application for a 421-a Affordable Housing NY Program tax abatement and an ICAP tax abatement, the mortgaged property will be divided into two condominium units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the prospectus for additional information.

(19)	With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the prospectus for information related to mortgage loans secured by hotel properties.

(20)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 5, Pittock Block, at loan origination, the borrower reserved a $7,500,000 holdback (the “Holdback”) to be released upon either of the following events: (a) the borrower enters into a data license

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agreement with the largest tenant of the Portland NAP, a Fortune 10 technology company, which demises no fewer than 31 cabinets at the Mortgaged Property and provides for annual rent/license fees in an amount not less than $837,000 (the “Data License”), and any payment concessions in favor of the tenant/licensee and/or obligations of the borrower to perform and/or pay for any work in connection with the applicable Data License have either been completed and satisfied in full or the reserve funds have been established with the lender for the purpose of covering the same; or (b) the Mortgaged Property achieves a debt service coverage ratio of 1.95x and a loan to value ratio of 51%. The Fortune 10 technology company recently signed a license agreement for 31 additional cabinets. Accordingly, the Holdback is expected to be released to the borrower.

With respect to Loan No. 17, 711 Fifth Avenue, the borrower funded $2,000,000 at origination for estimated costs in connection with obtaining a new temporary or permanent certificate of occupancy to replace the temporary certificate of occupancy that expired in November 2019. The borrower obtained a temporary certificate of occupancy that was effective as of March 24, 2020, and the $2,000,000 has been disbursed to the borrower.

With respect to Loan No. 31, Hamden Self Storage, the borrower will have the right to make a release request (as defined in the loan agreement) no more than one time per calendar quarter, and in all cases, no release request can be made after the 24th monthly payment date upon the following conditions: (i) no trigger period has occurred and is continuing; and (ii) lender has determined that the debt yield equals or exceeds 9% (based on the proposed net loan amount after giving effect to the release of the proposed economic holdback reserve release amount).

(21)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 3, Phillips Point, on each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $6,650,000, the borrower is required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to approximately $18,704.

With respect to Loan No. 12, 8670 Wilshire, the borrower was required to deposit approximately $373,771 into a rent holdback reserve at origination, which is equivalent to one year of base rent for the 3rd Largest Tenant, Screening Services Group, LLC, and the 4th Largest Tenant, Alexander Café LLC. At origination, $243,746 was deposited into a rent replication reserve related to Specialty Surgical Center of Beverly Hills, L.P.’s two months’ of free rent according to its lease.

With respect to Loan No. 13, JW Marriott Nashville, beginning on the payment date in April 2021, the Monthly Capex Reserve ($) is an FF&E reserve in an amount equal to (i) for the payment dates through and including July 2023, 3% of the gross revenues of the mortgaged property for the prior calendar month and (ii) thereafter, 4% of the gross revenues of the mortgaged property for the prior calendar month.

With respect to Loan No. 19, Orlando Technology Park, the borrower was required to deposit approximately $396,442 into an approved leasing expense reserve at origination, with $60,340 allocated to Praxis Specialty Pharmacy, approximately $236,102 allocated to D-BAT Lake Mary, and $100,000 allocated to FARO Tech. At origination, $60,483 was deposited into a free rent reserve related to D-BAT Lake Mary’s six months’ of free rent according to its lease. At origination, three months of amortizing debt service payments in an amount of approximately $325,373 was deposited into a Debt Service Reserve and held as additional collateral for the mortgage loan. Moreover, if no trigger event occurs and provided certain additional conditions are satisfied, the Debt Service Reserve will be transferred into the CapEx Reserve and/or the TI/LC Reserve six months after the Closing Date.

With respect to Loan No. 20, Woodbury Crossing Phase II, at origination, the guarantor gave a limited payment guaranty in the amount of up to $1,244,090 under the loan (the “Senior Debt Service Guaranty”), which is the amount of debt service due under the loan and the mezzanine loan for the first 12 months. The Senior Debt Service Guaranty will be released upon the satisfaction of certain conditions set forth in the related loan documents (but in no event earlier than 12 months), including (1) no trigger period exists, (2) the absence of any shutdown, “shelter-in-place” or “socially distance” requirements and any other limitations on business operations relating to the COVID-19 pandemic for at least 90 days, (3) for the immediately preceding 3 month period, the mortgaged property has: (x) maintained an average occupancy rate of 92.5% and (y) maintained an average non-delinquent collection rate of 92.5% from tenants in occupancy, (4) the DSCR under the loan is no less than 1.88x

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and (5) the combined DSCR (for both the loan and the mezzanine loan) is no less than 1.31x. Additionally, the guarantor gave a limited payment guaranty in the amount of up to approximately $374,400 under the mezzanine loan for debt service due under the mezzanine loan during the first 12 months.

With respect to Loan No. 23, Willoughby Commons, on each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $825,000, the borrower is required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to approximately $22,917.

With respect to Loan No. 36, Holiday Inn Philadelphia South, the mortgage loan documents were modified in April 2020 to, among other things, defer the requirement to fund the FF&E reserve from April 2020 to and including July 2020. On March 5, 2021, the mortgage loan documents were further modified to, among other things, remove the requirement for the borrower to deposit into the Monthly Capex Reserve ($) an amount equal to the excess cash flow remaining after satisfaction of the waterfall items as set forth in the mortgage loan documents.

With respect to Loan No. 38, Deschutes Business Center, the borrower is required to make monthly deposits into the Leasing Reserve Account (i) commencing with the first monthly payment date and on each monthly payment date occurring thereafter up to and including the 36th monthly payment date, in an amount equal to $2,775.75, and (ii) commencing with the 37th monthly payment date and on each monthly payment date occurring thereafter up to but not including the stated maturity date, during which a Trigger Period has occurred and is continuing, in an amount equal to $1,997.69 for tenant improvements and leasing commissions.

With respect to Loan No. 38, Deschutes Business Center, the borrower is required to make monthly deposits into the Replacement Reserve Account (i) commencing with the first monthly payment date and on each monthly payment date occurring thereafter up to and including the 48th monthly payment date, in an amount equal to $1,346.83, and (ii) commencing with the 49th monthly payment date and on each monthly payment date occurring thereafter up to and including the 96th monthly payment date, in an amount equal to $451.08.

(22)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 7, U.S. Industrial Portfolio VI, the CapEx Reserve Cap ($) is equal to the product of (x) $0.10 multiplied by (y) the aggregate number of rentable square feet then contained in the mortgaged properties multiplied by (z) three. The TI/LC Reserve Cap ($) is equal to the product of (x) $0.20 multiplied by (y) the aggregate number of rentable square feet then contained in the mortgaged properties multiplied by (z) three. As of the Cut-off Date, the aggregate number of rentable square feet is 2,981,955.

With respect to Loan No. 19, Orlando Technology Park, at origination, $1,000,000 was escrowed into the TI/LC Reserve. The borrower’s obligation to escrow funds into the TI/LC Reserve will be suspended so long as the DSCR is equal to or greater than 1.50x and at least $500,000 is in the TI/LC Reserve. If at any point during the loan term the funds in the TI/LC Reserve fall below $500,000, or the DSCR drops below 1.50x, $16,108 per month ($0.65 per square foot per annum) will be escrowed into the TI/LC Reserve until it reaches $1,000,000. The $1,000,000 cap is only applicable so long as the DSCR is equal to or greater than 1.50x.

With respect to Loan No. 23, Willoughby Commons, the TI/LC Reserve Cap ($) will increase to $1,250,000 if any amounts attributable to termination proceeds deposited in the TI/LC reserve account are included in the calculation.

(23)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 3, Phillips Point, the 4th Largest Tenant, Greenberg Traurig, representing approximately 6.7% of the net rentable area, subleases 2,796 square feet to Frankel Loughran Starr & Vallone on a 24-month term through May 2021 at $34.00 per square foot.

With respect to Loan No. 6.02, The Galleria Office Towers – Galleria Tower II, the Largest Tenant, Quanta Services, subleases 56,345 square feet from Panhandle Eastern Pipe Line Company, L.P.

With respect to Loan No. 6.02, The Galleria Office Towers – Galleria Tower II, the 3rd Largest Tenant, Kane

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Russell Coleman & Logan PC, subleases 18,687 square feet from Panhandle Eastern Pipe Line Company, L.P.

With respect to Loan No. 6.03, The Galleria Office Towers – Galleria Financial Center, the 2nd Largest Tenant, Southwest Risk, LP, subleases 7,775 square feet to Big Data Energy Services, Inc.

With respect to Loan No. 10, 30 Hudson Yards 67, Related Companies L.P., the sole tenant at the mortgaged property with a lease expiration date of February 28, 2039, is subleasing its entire premises to Facebook, Inc. whose sublease expires in June 30, 2024.

With respect to Loan No. 15, The Village at Meridian, the Third Largest Tenant, OpSec Online LLC, has subleased 13,500 square feet of its total lease area of 40,805 square feet to Engage Technologies Group, Inc. for 52 months. The term of the sublease commenced on November 1, 2020, and expires on February 27, 2025, one day before the expiration date of the prime lease.

(24)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 1, 410 Tenth Avenue, the Largest Tenant, Amazon, leases (i) floors 9-14 and 16-20 totaling 300,206 square feet with an expected lease commencement date in March 2021 and lease expiration in May 2037 and (ii) floor 15 totaling 35,202 square feet with an expected lease commencement date in May 2021 and lease expiration in July 2037.

With respect to Loan No. 1, 410 Tenth Avenue, the 2nd Largest Tenant, First Republic, leases (i) floors 2-6 totaling 189,260 square feet and (ii) ground floor and below grade retail space totaling 22,261 square feet with a lease commencement date in April 2021 and an expiration date in August 2036.

With respect to Loan No. 5, Pittock Block, the Largest Tenant, LS Networks, leases 15,238 square feet of which (i) 14,821 square feet is office space leased for $22.73 per square foot and is set to expire in July 2021 and (ii) 417 square feet is storage space leased for approximately $8.49 per square foot on a month to month basis. The Second Largest Tenant, Hennebery Eddy Architects, leases 13,696 square feet of which (i) 13,522 square feet is office space leased for $28.84 per square foot and is set to expire in July 2027 and (ii) 174 square feet is storage space leased for approximately $7.59 per square foot on a month to month basis. The Third Largest Tenant, Sagacity Media Inc., leases 11,936 square feet of which (i) 11,850 square feet is office space leased for $24.13 per square foot and is set to expire in March 2023 and (ii) 86 square feet is storage space leased for approximately $6.28 per square foot on a month to month basis. The Fourth Largest Tenant, Oregon Symphony, leases 10,701 square feet of which (i) 10,229 square feet is office space leased for $25.34 per square foot and is set to expire in October 2023 and (ii) 472 square feet is storage space leased for approximately $6.23 per square foot on a month to month basis.

With respect to Loan. 12, 8670 Wilshire, the Largest Tenant, Cedars-Sinai Medical Center, leases 23,329 square feet that expires on November 30, 2026 and 5,502 square feet that expires on January 31, 2023.

With respect to Loan No. 16, Millennium Corporate Park, the Largest Tenant, Microsoft Corp., representing approximately 89.2% of the net rentable area, leases 199,843 square feet expiring on April 30, 2028, 148,545 square feet expiring on May 31, 2024 and 130,805 square feet expiring on May 31, 2022.

(25)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 1, 410 Tenth Avenue, (a) the Largest Tenant, Amazon, has the right to terminate its lease with respect to all or, if the floors are contiguous, less than all of its premises (the “Terminated Premises”) effective as of May 29, 2032 (based on assumed first tranche commencement date of March 25, 2021 and first tranche rent commencement date of May 29, 2022) with a 600 days’ prior written notice and the payment of a termination fee equal to the an amount equal to the then unamortized portion (determined on a straight-line basis over the 10 year period commencing on the last rent commencement date) of certain costs associated with the Terminated Premises in accordance with the lease; and (b) the 2nd Largest Tenant, Related, has the right to terminate its lease effective October 31, 2030, October 31, 2035 or October 31, 2040, in each case with 18

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months’ prior notice.

With respect to Loan No. 3, Phillips Point, the 2nd Largest Tenant, Akerman, Senterfitt & Eidson, representing approximately 10.8% of the net rentable area, has two, one-time rights to reduce its premises and/or terminate its lease with respect to the entire premises effective October 31, 2023 or April 30, 2026, with nine months’ prior notice and payment of a reduction or termination fee.

With respect to Loan No. 5, Pittock Block, approximately 55.6% of the underwritten rent at the Mortgaged Property is currently leased on month-to-month leases that comprise a large portion of data centers, colocations and "meet-me-rooms" spaces collectively referred to as the Pittock Internet Exchange ("Portland NAP"). The Portland NAP represents approximately 73.0% of the underwritten rent at the Mortgaged Property (excluding rent associated with the new license agreement expected to be signed with a Fortune 10 technology company). The Second Largest Tenant of the Portland NAP by the underwritten colocation and cross connect rent, Facebook, has three separate license agreements for colocation space of which (i) two license agreements collectively representing $1,458,000 in underwritten rent are set to expire in January 2025 and (ii) one license agreement representing $525,600 in underwritten rent is on a month to month basis. The Fourth Largest Tenant of the Portland NAP by the underwritten colocation and cross connect rent, Zayo, has seven separate license agreements for the colocation space of which (i) one license agreement representing $364,152 in underwritten rent is set to expire in December 2022, (ii) two license agreements collectively representing $174,840 in underwritten rent are on a month to month basis, (iii) two license agreements collectively representing $127,296 in underwritten rent are set to expire in March 2021, (iv) one license agreement representing $122,400 in underwritten rent is set to expire in July 2021 and (v) one license agreement representing $112,800 in underwritten rent is set to expire in April 2021. Please see “Annex A-3 – Description of Top Fifteen Mortgage Loans – Pittock Block” for additional information related to the Portland NAP.

With respect to Loan No. 6.01, The Galleria Office Towers – Galleria Tower I, the 2nd Largest Tenant, Citigroup Technology, provided no event of default, has a one-time right to terminate either 100.0% or up to 50.0% of its space on June 30, 2025 upon 12 months’ written notice to the landlord. Citigroup Technology will pay an early termination fee.

With respect to Loan No. 6.01, The Galleria Office Towers – Galleria Tower I, the 4th Largest Tenant, BKD, LLP, has a one-time right to contract up to the entirety of the 14th floor (9,440 square feet) effective as of April 30, 2024.

With respect to Loan No. 8.01, Boca Office Portfolio – Boardwalk @ 18th, the 2nd Largest Tenant, Carraba's Tropical Coast, commencing May 1, 2021, if sales from the mortgaged property fall below $2,500,000 for the prior trailing twelve-month period, the tenant will have the option of terminating its lease by written notice to landlord. The lease will terminate 30 days after tenant's exercise of the early termination option.

With respect to Loan No. 8.03, Boca Office Portfolio – City National Park, the 4th Largest Tenant, Harbinger Capital Group, will have the right to terminate its lease on 60 days prior notice to the landlord.

With respect to Loan No, 8.04, Boca Office Portfolio – Grove Centre, the 2nd Largest Tenant, Kabbalah Center, landlord agrees that no part of the center and no part of the mortgaged property will be used for a spiritual center, or religious institution or any other similar type of business service and landlord will not execute any lease in the center or within any part of the mortgaged property permitting the same. A violation of this provision will constitute material default of landlord entitling the tenant to all rights and remedies at law and in equity including injunctive relief, and the unilateral right of the tenant to terminate its lease, upon 10 days written notice to landlord.

With respect to Loan No, 8.04, Boca Office Portfolio – Grove Centre, the 4th Largest Tenant, Sequoia Insurance, the tenant may return Suite 313 (1,393 square feet) by giving landlord at least 6 months’ prior written notice and by paying the cost of closing the doorway between the adjoining suites. The tenant will also forfeit $3,500 of their security deposit.

With respect to Loan No. 14, Morgan Stanley Tower, The Largest Tenant, Morgan Stanley Smith Barney, has the option to terminate its lease on May 1, 2022 upon 12 months’ notice and payment of a termination fee of $1,087,310 or on May 1, 2025 upon 12 months’ notice and payment of a termination fee of $786,024.

With respect to Loan No. 14, Morgan Stanley Tower, The 3rd Largest Tenant, DCR Loan Servicing, LLC has the right to terminate its lease on July 31, 2025 on nine months’ notice and payment of a $375,000 termination fee.

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With respect to Loan No. 19, Orlando Technology Park, the 2nd Largest Tenant, FARO Tech, has a one-time termination option effective on January 1, 2023 with twelve months’ prior notice and a termination payment of approximately $406,408. The 4th Largest Tenant, AOE, has a one-time termination option effective on November 30, 2025 with nine months’ prior written notice and a termination payment that will be amortized based on the straight line method of amortization at an interest rate of 8.0% over a period equal to the length of the term of the lease.

With respect to Loan No. 26, 9633 Westheimer Road, the 2nd Largest Tenant, Tesla Motors TX, Inc., if the tenant does not obtain all approvals - improvement approvals, zoning approvals, licensing approvals - within the initial approvals period of 120 days after commencement date as well as two additional periods of 30 days known as extended approval periods, the tenant, within 10 business days after the expiration of the approvals period, has the right to terminate the lease. If the tenant fails to deliver the termination notice to landlord prior to the expiration of such 10 business day period, tenant will be deemed to have waived its right to terminate the lease.

(26)	In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes or due to the number of parties serving as the Principal / Carveout Guarantor. In the case of certain mortgage loans, the loan documents permit the borrower to replace the Principal / Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, the guarantors' liability for full recourse events is several and not joint, and is capped at an amount equal to 10% of the aggregate outstanding principal balance of the MGM Grand & Mandalay Bay Loan Combination as of the date of the event. In addition, only the MGM Grand & Mandalay Bay Borrowers are liable for breaches of environmental covenants; provided, however, that if the MGM Grand & Mandalay Bay Borrowers fail to maintain an environmental insurance policy required under the MGM Grand & Mandalay Bay Loan Combination documents, the guarantors are liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the MGM Grand & Mandalay Bay Properties or controlling equity interests in the MGM Grand & Mandalay Bay Borrowers is loss recourse, rather than full recourse.

With respect to Loan No. 5, Pittock Block, the carveout guarantor, pursuant to the related non-recourse carveout guaranty agreement, and HSRE Social Infrastructure REIT Holding I, LLC, a Delaware limited liability company, pursuant to a separate guaranty agreement provided solely in connection with the Oregon Enforcement Moratorium (the “Oregon Moratorium Guaranty Agreement”), have each provided (i) a recourse for losses if the lender is actually unable to exercise any remedies set forth in the Mortgage Loan documents (other than a Foreclosure Remedy, as defined below), and (ii) full recourse in the event that, after the occurrence of an event of default, the lender is actually unable to (including, without limitation, if the lender is forced to forbear from) foreclose, appoint a receiver, accept a deed-in-lieu or take any other similar action to dispossess the borrower of the Mortgaged Property in connection with an exercise of remedies under the Mortgage Loan documents (a “Foreclosure Remedy”) as a direct result of the Oregon Enforcement Moratorium.

With respect to Loan No. 15, The Village at Meridian, there is no separate non-recourse carveout guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan, the borrower obtained an environmental insurance policy issued from Ironshore Specialty Insurance Company in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a $50,000 per incident self-insured retention and a term expiring on October 5, 2022. The Mortgage Loan documents require that the borrower obtain and maintain a pollution legal liability insurance policy, which, among other conditions, is required to be maintained for a period continuing through 36 months beyond the maturity date of the mortgage loan of February 5, 2031.

With respect to Loan Nos. 16 and 17, Millennium Corporate Park and 711 Fifth Avenue, in each case, there is no separate non-recourse carveout guarantor and each of the related borrowers is the only indemnitor under the related environmental indemnity agreement. Please see “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” for additional information.

(27)	The classification of the lockbox and cash management types is described in the prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, the borrower sent a notice to the lender on February 8,

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2021, which provides the borrower expects that, when the lender determines the EBITDAR-to-debt service coverage ratio as of December 31, 2020, a MGM Grand & Mandalay Bay trigger period will occur under the terms of the MGM Grand & Mandalay Bay whole loan documents. Accordingly, the borrower has provided notice to the lender of its desire to elect to deliver an excess cash flow guaranty for the benefit of the lender in lieu of depositing all excess cash flow into a reserve account in accordance with the terms and conditions of the MGM Grand & Mandalay Bay whole loan documents. The borrower proposed (i) BREIT Prime Lease Holdings LLC and (ii) MGM Growth Properties Operating Partnership LP to be the guarantors under the excess cash flow guaranty.

With respect to Loan No. 36, Holiday Inn Philadelphia South, the mortgaged property has experienced reduced revenue in large part from the COVID-19 pandemic, and the debt service coverage ratio has fallen below the threshold below which a cash sweep period is triggered (the “DSCR Trigger”) and the borrower is required to establish a lockbox and a cash management agreement. On March 5, 2021, the lender and the borrower entered into an amendment to the mortgage loan documents (the “Second Amendment”) pursuant to which, among other things, (a) the lender has temporarily waived the commencement of a cash sweep period triggered by the debt service coverage ratio being below 1.25x (a “DSCR Trigger”), (b) require the borrower to establish the lockbox account by no later than March 31, 2021, and (c) (i) if a cash sweep period (other than as triggered solely by a DSCR Trigger) occurs, require the borrower to establish a cash management account, and (ii) the borrower is required to establish a cash management account by no later than January 1, 2022, if a DSCR Trigger has occurred at that time. Concurrently, pursuant to the Second Amendment, the borrower deposited with the lender $142,962 into a debt service reserve account, causing the aggregate amount of funds therein to equal the amount deposited with the lender at loan origination.

(28)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 2, MGM Grand & Mandalay Bay, The MGM Grand & Mandalay Bay Borrowers have a one-time right to borrow a mezzanine loan subordinate to the MGM Grand & Mandalay Bay Whole Loan, subject to credit and legal criteria specified in the MGM Grand & Mandalay Bay Whole Loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the closing of the mezzanine loan and calculated based on the outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan and the initial principal amount of the mezzanine loan) of 67.0%, (ii) a debt service coverage ratio at the closing of the mezzanine loan at least equal to 4.81x, in each case, inclusive of the additional mezzanine debt and (iii) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will not be required in connection with the mezzanine loan.

With respect to Loan No. 20, Woodbury Crossing Phase II, the mortgaged property has subordinate debt in the form of a $3,120,000 interest-only mezzanine loan from Greystone Servicing Company LLC, and the mezzanine loan is coterminous with the senior loan. See “Description of the Mortgage Loans – Additional Debt” in the prospectus.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

                        ANNEX A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

$3,085,200	-	$9,999,999	12	$84,407,997	7.3%	3.91719%	118	2.06x	9.7%	58.8%	55.8%
$10,000,000	-	$19,999,999	8	120,811,250	10.4	3.71509%	118	2.10x	9.3%	64.8%	61.4%
$20,000,000	-	$29,999,999	5	122,330,000	10.6	3.59312%	104	2.37x	10.0%	63.0%	58.9%
$30,000,000	-	$39,999,999	3	99,995,000	8.6	3.37333%	115	3.68x	14.9%	53.3%	50.2%
$40,000,000	-	$49,999,999	4	180,800,000	15.6	3.57688%	117	1.99x	8.3%	60.8%	61.3%
$50,000,000	-	$80,000,000	8	550,985,667	47.5	3.47521%	107	3.16x	11.7%	50.8%	49.8%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

2.59159%	-	2.99999%	1	$80,000,000	6.9%	2.59159%	82	4.91x	13.0%	39.8%	39.8%
3.00000%	-	3.49999%	10	410,000,000	35.4	3.27412%	114	2.91x	10.2%	56.5%	56.5%
3.50000%	-	3.99999%	21	472,582,117	40.8	3.66191%	117	2.57x	11.0%	56.6%	54.7%
4.00000%	-	4.49999%	7	190,460,000	16.4	4.22544%	103	1.94x	10.9%	59.5%	54.0%
4.50000%	-	5.21200%	1	6,287,797	0.5	5.21200%	92	1.82x	12.4%	62.9%	53.8%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Original Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

60			2	$77,000,000	6.6%	3.67356%	59	2.69x	10.4%	62.6%	62.6%
84			1	80,000,000	6.9	2.59159%	82	4.91x	13.0%	39.8%	39.8%
120			37	1,002,329,914	86.5	3.61919%	117	2.58x	10.7%	56.7%	54.7%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Remaining Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

58	-	60	2	$77,000,000	6.6%	3.67356%	59	2.69x	10.4%	62.6%	62.6%
61	-	84	1	80,000,000	6.9	2.59159%	82	4.91x	13.0%	39.8%	39.8%
85	-	119	12	406,953,664	35.1	3.44639%	113	3.36x	12.4%	52.0%	52.4%
120	-	120	25	595,376,250	51.4	3.73731%	120	2.04x	9.6%	59.9%	56.3%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

 A-2-1

                        ANNEX A-2

Original Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

	Interest Only		27	$883,726,917	76.2%	3.42554%	108	3.07x	10.9%	54.3%	54.8%
360	-	360	13	275,602,997	23.8	3.95707%	118	1.71x	10.8%	61.1%	52.5%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

	Interest Only		27	$883,726,917	76.2%	3.42554%	108	3.07x	10.9%	54.3%	54.8%
332	-	332	1	6,287,797	0.5	5.21200%	92	1.82x	12.4%	62.9%	53.8%
360	-	360	12	269,315,200	23.2	3.92777%	119	1.71x	10.7%	61.0%	52.4%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Amortization Types
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Interest Only			25	$723,741,250	62.4%	3.50308%	111	2.66x	9.9%	58.0%	58.6%
IO-Balloon			10	194,815,200	16.8	3.75301%	119	1.72x	10.1%	65.3%	57.0%
ARD-Interest Only			2	159,985,667	13.8	3.07475%	95	4.93x	15.4%	37.7%	37.7%
Balloon			3	80,787,797	7.0	4.44915%	118	1.70x	12.3%	50.7%	41.6%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Partial Interest Only Periods
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

24	-	24	1	$24,300,000	12.5%	4.21500%	120	1.63x	10.1%	69.6%	59.0%
36	-	36	6	96,415,200	49.5	3.63284%	120	1.83x	10.7%	65.0%	55.7%
48	-	48	1	16,950,000	8.7	4.03800%	106	1.55x	9.4%	71.5%	63.4%
60	-	60	2	57,150,000	29.3	3.67479%	120	1.61x	9.4%	62.3%	56.3%

Total / Wtd. Avg:			10	$194,815,200	100.0%	3.75301%	119	1.72x	10.1%	65.3%	57.0%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

1.52x	-	1.99x	16	$364,862,997	31.5%	3.90929%	119	1.76x	9.6%	60.9%	55.2%
2.00x	-	2.49x	9	150,566,250	13.0	3.82018%	100	2.25x	10.0%	62.8%	60.9%
2.50x	-	2.99x	10	390,920,000	33.7	3.38733%	117	2.62x	9.6%	57.1%	58.1%
3.00x	-	3.49x	1	27,000,000	2.3	3.03200%	58	3.13x	10.0%	60.9%	60.9%
3.50x		5.14x	4	225,980,667	19.5	3.14289%	100	4.84x	15.9%	40.8%	40.8%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

 A-2-2

                        ANNEX A-2

Cut-off Date LTV Ratios(2)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

33.5%	-	39.9%	3	$190,980,667	16.5%	3.14360%	99	4.96x	16.0%	37.0%	37.0%
40.0%	-	49.9%	2	131,000,000	11.3	3.87527%	119	2.11x	10.7%	45.7%	41.1%
50.0%	-	59.9%	11	260,550,000	22.5	3.51326%	117	2.49x	9.7%	56.2%	57.2%
60.0%	-	69.9%	22	556,764,047	48.0	3.61843%	110	2.30x	9.7%	64.2%	61.5%
70.0%	-	71.5%	2	20,035,200	1.7	3.98287%	108	1.56x	9.4%	71.3%	62.9%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

LTV Ratio at Maturity/ARD(1)(3)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

33.5%	-	39.9%	4	$255,980,667	22.1%	3.47787%	104	4.14x	15.2%	39.9%	37.6%
40.0%	-	44.9%	1	66,000,000	5.7	3.29940%	118	2.50x	8.9%	42.9%	42.9%
45.0%	-	49.9%	1	9,500,000	0.8	3.87000%	120	1.54x	9.9%	57.2%	49.1%
50.0%	-	54.9%	8	183,927,797	15.9	3.47400%	117	2.30x	9.7%	57.0%	53.9%
55.0%	-	68.7%	26	643,921,450	55.5	3.62476%	111	2.36x	9.7%	63.3%	62.2%

Total / Wtd. Avg:			40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Type of Mortgaged Properties
						Weighted Averages

				Aggregate	% of				Cut-off
			Number of	Cut-off	Initial			UW	Date	LTV Ratio
			Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type			Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DSCR(2)(3)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Office
CBD			9	$383,500,000	33.1%	92.1%	2.79x	10.4%	55.3%	52.9%
Suburban			2	51,300,000	4.4	89.4%	2.42x	10.0%	65.0%	60.0%
Medical			1	42,500,000	3.7	100.0%	1.99x	7.8%	60.4%	60.4%
Flex			1	24,150,000	2.1	86.9%	2.03x	11.6%	69.0%	58.9%
Subtotal:			13	$501,450,000	43.3%	92.2%	2.65x	10.2%	57.4%	54.5%

Mixed Use
Office/Retail			6	$86,000,000	7.4%	87.6%	2.57x	10.0%	59.5%	59.5%
Office/Retail/Data Center			1	66,000,000	5.7	71.4%	2.50x	8.9%	42.9%	42.9%
Self Storage/Retail			2	23,181,250	2.0	98.1%	1.88x	9.3%	60.3%	57.0%
Multifamily/Office/Retail			1	7,000,000	0.6	100.0%	1.90x	7.8%	56.5%	56.5%
Retail/Multifamily			1	6,600,000	0.6	100.0%	2.51x	9.9%	50.0%	50.0%
Subtotal:			11	$188,781,250	16.3%	84.1%	2.43x	9.5%	53.4%	53.0%

Industrial
Manufacturing			7	$74,287,407	6.4%	100.0%	1.87x	9.4%	61.6%	57.5%
Warehouse/Distribution			4	48,238,889	4.2	100.0%	2.36x	11.5%	61.8%	58.6%
R&D/Flex			1	18,390,000	1.6	100.0%	1.58x	9.2%	60.0%	51.7%
Warehouse			2	6,323,704	0.5	75.1%	2.56x	10.7%	59.3%	59.3%
Flex			1	5,500,000	0.5	88.7%	2.45x	10.1%	57.9%	57.9%
Subtotal:			15	$152,740,000	13.2%	98.6%	2.04x	10.1%	61.2%	57.3%

Retail
Anchored			3	$88,380,000	7.6%	91.4%	3.40x	13.0%	49.2%	53.7%
Power Center			1	16,950,000	1.5	98.9%	1.55x	9.4%	71.5%	63.4%
Freestanding			15	13,850,000	1.2	100.0%	2.81x	9.1%	65.0%	65.0%
Single Tenant			1	6,180,000	0.5	100.0%	1.96x	8.1%	60.6%	60.6%
Subtotal:			20	$125,360,000	10.8%	93.8%	3.01x	11.8%	54.5%	56.6%

Hotel
Full Service			4	$121,273,464	10.5%	62.1%	4.56x	16.9%	44.4%	44.0%
Subtotal:			4	$121,273,464	10.5%	62.1%	4.56x	16.9%	44.4%	44.0%

Multifamily
Garden			3	$44,550,000	3.8%	96.6%	2.30x	9.1%	63.2%	63.2%
Subtotal:			3	$44,550,000	3.8%	96.6%	2.30x	9.1%	63.2%	63.2%

Self Storage
Self Storage			5	$25,175,200	2.2%	93.8%	2.06x	8.7%	64.0%	60.9%
Subtotal:			5	$25,175,200	2.2%	93.8%	2.06x	8.7%	64.0%	60.9%

Total / Wtd. Avg:			71	$1,159,329,914	100.0%	89.0%	2.75x	10.9%	55.9%	54.2%

 A-2-3

                        ANNEX A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

New York	9	$263,668,474	22.7%	97.4%	3.11x	9.7%	52.7%	52.7%
Florida	8	200,150,000	17.3	91.2%	2.41x	10.2%	65.9%	63.1%
Tennessee	3	100,155,000	8.6	80.3%	2.61x	11.2%	62.4%	59.4%
Texas	5	81,766,450	7.1	74.3%	1.77x	11.8%	51.7%	44.0%
Nevada	2	79,985,667	6.9	71.4%	4.95x	17.9%	35.5%	35.5%
Oregon	2	71,500,000	6.2	72.7%	2.50x	9.0%	44.1%	44.1%
California	3	58,600,000	5.1	100.0%	2.09x	8.2%	58.0%	58.0%
Georgia	2	56,644,444	4.9	97.9%	2.58x	10.2%	56.3%	63.2%
Washington	2	47,380,000	4.1	98.1%	2.63x	9.4%	61.4%	61.4%
Michigan	4	37,852,777	3.3	85.7%	1.80x	10.8%	69.4%	59.6%
Idaho	1	30,995,000	2.7	79.3%	5.14x	19.1%	33.5%	33.5%
Colorado	1	18,390,000	1.6	100.0%	1.58x	9.2%	60.0%	51.7%
Ohio	1	16,950,000	1.5	98.9%	1.55x	9.4%	71.5%	63.4%
Illinois	1	16,044,444	1.4	100.0%	2.56x	10.7%	59.3%	59.3%
Wisconsin	4	15,001,481	1.3	100.0%	2.56x	10.7%	59.3%	59.3%
North Carolina	2	10,091,296	0.9	79.8%	2.58x	9.7%	64.5%	64.5%
Connecticut	1	9,500,000	0.8	95.3%	1.54x	9.9%	57.2%	49.1%
Virginia	1	7,650,000	0.7	100.0%	2.19x	13.4%	59.5%	54.1%
Minnesota	4	7,569,128	0.7	100.0%	2.65x	10.1%	61.4%	61.4%
New Jersey	1	6,287,797	0.5	44.8%	1.82x	12.4%	62.9%	53.8%
Pennsylvania	1	5,742,222	0.5	100.0%	2.56x	10.7%	59.3%	59.3%
Alabama	3	5,090,000	0.4	98.2%	1.54x	8.9%	65.3%	56.2%
Kentucky	2	4,888,256	0.4	100.0%	2.60x	10.4%	60.3%	60.3%
Arkansas	2	1,806,949	0.2	100.0%	2.81x	9.1%	65.0%	65.0%
Mississippi	1	1,126,069	0.1	100.0%	2.81x	9.1%	65.0%	65.0%
West Virginia	1	1,008,225	0.1	100.0%	2.81x	9.1%	65.0%	65.0%
Louisiana	1	942,756	0.1	100.0%	2.81x	9.1%	65.0%	65.0%
North Dakota	1	896,927	0.1	100.0%	2.81x	9.1%	65.0%	65.0%
South Dakota	1	867,466	0.1	100.0%	2.81x	9.1%	65.0%	65.0%
Oklahoma	1	779,083	0.1	100.0%	2.81x	9.1%	65.0%	65.0%

Total / Wtd. Avg:	71	$1,159,329,914	100.0%	89.0%	2.75x	10.9%	55.9%	54.2%

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Defeasance	32	$888,806,450	76.7%	3.55466%	109	2.57x	10.3%	58.7%	56.9%
Defeasance or Yield Maintenance	3	160,480,667	13.8	3.56264%	114	3.93x	15.3%	43.5%	41.6%
Yield Maintenance	5	110,042,797	9.5	3.51391%	117	2.43x	9.1%	51.4%	50.9%

Total / Wtd. Avg:	40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(3)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Refinance	22	$560,354,047	48.3%	3.70453%	118	2.26x	9.9%	59.3%	56.8%
Acquisition	14	468,000,867	40.4	3.31689%	107	3.22x	11.7%	52.5%	50.5%
Recapitalization	3	80,975,000	7.0	3.56482%	113	3.51x	13.4%	47.4%	52.3%
Recapitalization; Acquisition	1	50,000,000	4.3	4.02000%	60	2.46x	10.6%	63.5%	63.5%

Total / Wtd. Avg:	40	$1,159,329,914	100.0%	3.55190%	111	2.75x	10.9%	55.9%	54.2%

(1) In the case of Loan Nos. 1 and 2, the Stated Remianing Term (Mos.) and LTV Ratio at Maturity are calculated as of the related anticipated repayment date.

(2) In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 10, 13, 15, 16, 17 and 23, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 2, 3, 5 and 20, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculations exclude the related Subordinate Companion Loan(s), related mezzanine loan(s) and/or related additional secured subordinate debt.

(3) In the case of Loan No. 2, the UW NCF DSCR and UW NOI DY are calculated based on the master lease annual rent of $292,000,000.

(4) In the case of Loan No. 11, Cut-off Date LTV is calculated net of a holdback reserve of $6,095,133. In the case of Loan No. 31, UW NOI DY and Cut-off Date LTV are calculated net of a holdback reserve of $750,000.

(5) In the case of Loan Nos. 1, 2, 3, 8, 10, 18, and 25, Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” and “—Appraised Value” in the Prospectus for additional details.

 A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

 A-3-1

Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

 A-3-2

Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

Rooftop Amenity Space
3,244 SF
20
Amazon
16,442 SF Exp. 5/2037
19
Amazon
24,166 SF Exp. 5/2037
18
Amazon
24,166 SF Exp. 5/2037
17
Amazon
24,166 SF Exp. 5/2037
16
Amazon
27,297 SF Exp. 5/2037
15
Amazon
35,202 SF Exp. 7/2037
14
Amazon
35,202 SF Exp. 5/2037
12
Amazon
35,943 SF Exp. 5/2037
11
Amazon
36,808 SF Exp. 5/2037
10
Amazon
38,164 SF Exp. 5/2037
9
Amazon
37,852 SF Exp. 5/2037
8
Related
33,000 SF Exp. 10/2045
7
Related
37,852 SF Exp. 10/2045
6
First Republic (Office)
37,852 SF Exp. 8/2036
5
First Republic (Office)
37,852 SF Exp. 8/2036
4
First Republic (Office)
37,852 SF Exp. 8/2036
3
First Republic (Office)
37,852 SF Exp. 8/2036
2
First Republic (Office)
37,852 SF Exp. 8/2036
Mezz
First Republic (Retail)
10,792 SF Exp. 8/2036
G
Vacant
5,150 SF
Café Maman
1,955 SF Exp. 12/2030
First Republic (Retail)
3,181 SF Exp. 8/2036
B
First Republic (Retail)
3,596 SF Exp. 8/2036
First Republic (Retail)
4,692 SF Exp. 8/2036
W 33RD STREET
W 34TH STREET
10TH AVENUE
VACANT
BUILDING
2023-2029
2030-2036
2037-2043
2044+

 A-3-3

Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

TIMES SQUARE
410 Tenth Avenue
410 Tenth Avenue
New York, NY 10001
HUDSON YARDS
New York
MANHATTAN
BROOKLYN

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$80,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$80,000,000	Property Type – Subtype:	Office – CBD
% of Pool by IPB:	6.9%	Net Rentable Area (SF)(5):	631,944
Loan Purpose:	Acquisition	Location:	New York, NY
Borrowers(2):	Various	Year Built / Renovated:	1927 / 2020
Loan Sponsors:	Mark Karasick, Michael Silberberg	Occupancy:	99.2%
Interest Rate(3):	2.59159%	Occupancy Date:	12/16/2020
Note Date:	12/18/2020	Number of Tenants:	7
ARD Date(3):	1/1/2028	2017 NOI(6):	N/A
Maturity Date(3)	3/1/2032	2018 NOI(6):	N/A
Interest-only Period:	84 months	2019 NOI(6):	N/A
Original Term:	84 months	TTM NOI(6):	N/A
Original Amortization:	None	UW Economic Occupancy(7):	98.0%
Amortization Type:	ARD-Interest Only	UW Revenues:	$63,431,013
Call Protection:	L(26),Def(54),O(4)	UW Expenses:	$14,141,037
Lockbox / Cash Management:	Hard / In Place	UW NOI(7):	$49,289,976
Additional Debt(1):	Yes	UW NCF(7):	$49,005,601
Additional Debt Balance(1)(9):	$300,000,000 / $185,000,000 /	Appraised Value / Per SF(7)(8):	$955,000,000 / $1,511
	$140,000,000	Appraisal Date(8):	12/1/2020
Additional Debt Type(1):	Pari Passu / Subordinate /
	Mezzanine

Escrows and Reserves(4)				Financial Information(1)(7)(8)(9)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan	Total Debt
Taxes:	$379,548	$378,496	N/A	Cut-off Date Loan / SF:	$601	$894	$1,116
Insurance:	$78,467	$78,467	N/A	Maturity Date Loan / SF:	$601	$894	$1,116
Replacement Reserves:	$10,647	$10,647	N/A	Cut-off Date LTV:	39.8%	59.2%	73.8%
TI/LC:	$53,233	Springing	N/A	Maturity Date LTV:	39.8%	59.2%	73.8%
Other(7):	$92,879,875	Springing	N/A	UW NCF DSCR:	4.91x	3.30x	2.25x
				UW NOI Debt Yield:	13.0%	8.7%	7.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$565,000,000	58.2%	Net Purchase Price(10)	$859,998,032	88.6%
Mezzanine A Loan	20,000,000	2.1	Upfront Reserves	93,401,769	9.6_
Mezzanine B Loan	120,000,000	12.4	Closing Costs	17,402,002	1.8_
Sponsor Equity	265,801,803	27.4
Total Sources	$970,801,803	100.0%	Total Uses	$970,801,803	100.0%

(1)	The 410 Tenth Avenue Loan (as defined below) is part of a whole loan comprised of (i) the mortgage loan (comprised of the non-controlling Note A-2) with an outstanding principal balance as of the Cut-off Date of $80.0 million, (ii) one companion loan, which is pari passu with the 410 Tenth Avenue Loan, with an aggregate outstanding principal balance as of the Cut-off Date of $300.0 million and (iii) one subordinate companion loan with an outstanding balance as of the Cut-off Date of $185.0 million. The Senior Notes Financial Information presented in the chart above reflects the Cut-off Date balance of the $380.0 million 410 Tenth Avenue Senior Notes (as defined below). The Whole Loan Financial Information presented in the chart above reflects the $565.0 million 410 Tenth Avenue Whole Loan (as defined below). The Total Debt Financial Information presented in the chart above reflects the $565.0 million 410 Tenth Avenue Whole Loan and the aggregate $140.0 million in associated mezzanine debt. For additional information, see “The Loan” and “Current Mezzanine and Subordinate Indebtedness” herein.

(2)	The borrowers of the 410 Tenth Avenue Loan are 601W Tenth Owner LLC, Tenth Owner 2 LLC, Tenth Owner 3 LLC, Tenth Owner 4 LLC, Tenth Owner 5 LLC, Tenth Owner 6 LLC and Tenth Ave 4 Lessee LLC.

(3)	The 410 Tenth Avenue Whole Loan is structured with an anticipated repayment date (“ARD”) of January 1, 2028 and a final maturity date of March 1, 2032. After the ARD, the interest rate will be revised to the greater of (i) 4.59159%, (ii) the 7-year swap yield as of the ARD plus 3.94159%, subject to a cap of 7.59159% and (iii) the default rate, when applicable pursuant to the 410 Tenth Avenue Whole Loan documents. The Mortgage Loan Information and Financial Information presented in the tables above are calculated based on the ARD.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(5)	Net Rentable Area represents the “as leased” square footage at the 410 Tenth Avenue Property. Total measured square footage amounts to 638,797 square feet.

(6)	Historical financials are not available as the property is newly redeveloped with approximately 96% of the work complete as of January 2021.

(7)	While the 410 Tenth Avenue Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 410 Tenth Avenue Whole Loan more severely than assumed in the underwriting of the 410 Tenth Avenue Whole Loan and could adversely affect the NOI, NCF and occupancy, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

(8)	Based on the “Hypothetical Market Value Assuming Reserves” appraised value, which assumes that escrow accounts were established to cover gap rent, free rent and outstanding tenant improvements and leasing commissions. At origination, the borrowers reserved $57,700,000 for outstanding gap rent and free rent and approximately $35,179,875 for all outstanding tenant improvements and leasing commissions. Based on the “As-Is” appraised value as of December 1, 2020 equal to $825.0 million, the Cut-off Date LTV and Maturity Date LTV are 46.1%.

(9)	See “Current Mezzanine or Secured Subordinate Indebtedness” below.

(10)	Based on a gross purchase price/valuation of $952.5 million, less approximately $57.3 million in outstanding gap rent and free rent and approximately $35.2 million of outstanding tenant improvement and leasing obligations credited by the Seller (as defined below) on the origination date.

The Loan. The 410 Tenth Avenue mortgage loan (the “410 Tenth Avenue Loan”) is part of a whole loan secured by a first mortgage lien on the borrowers’ fee interest in a 20-story, 631,944 square foot, newly renovated, Class A multi-tenant office tower located in Midtown Manhattan in New York, New York (the “410 Tenth Avenue Property”). The whole loan (the “410 Tenth Avenue Whole Loan”) has an aggregate outstanding principal balance as of the Cut-off Date of $565.0 million and is comprised of (i) a senior component, comprised of two pari passu notes (one of which evidences the 410 Tenth Avenue Loan) with an aggregate Cut-off Date principal balance of $380.0 million (the “410 Tenth Avenue Senior Notes”) and (ii) a controlling subordinate companion note with a Cutoff Date principal balance of $185.0 million (the “410 Tenth Avenue Subordinate Note”). The 410 Tenth Avenue Loan is evidenced by the non-controlling Note A-2 with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $80.0 million. The 410 Tenth Avenue Senior Notes are senior to the 410 Tenth Avenue Subordinate Note. The relationship between the holders of the 410 Tenth Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 410 Tenth Avenue Whole Loan” in the Prospectus. The 410 Tenth Avenue Whole Loan is serviced pursuant to the trust and servicing agreement for the JPMCC 2021-410T transaction.

The 410 Tenth Avenue Whole Loan has a seven-year interest-only term through the ARD of January 1, 2028. After the ARD, through and including March 1, 2032 (the “Maturity Date”), the interest rate will be revised to the greater of (i) 4.59159%, (ii) the 7-year swap yield as of the ARD plus 3.94159%, subject to a cap equal to 7.59159% and (iii) the default rate, when applicable pursuant to the 410 Tenth Avenue Whole Loan documents. For the period from the origination date through the ARD, the 410 Tenth Avenue Senior Notes and 410 Tenth Avenue Subordinate Note accrue at the rate of 2.59159%.

Whole Loan Summary(1)

(1)	The 410 Tenth Avenue Subordinate Note will be subordinate in right of payment to the 410 Tenth Avenue Senior Notes.

The Borrowers. The borrowers of the 410 Tenth Avenue Whole Loan are 601W Tenth Owner LLC, Tenth Owner 2 LLC, Tenth Owner 3 LLC, Tenth Owner 4 LLC (“Tenth Owner 4”), Tenth Owner 5 LLC, Tenth Owner 6 LLC and Tenth Ave 4 Lessee LLC (all of the foregoing, collectively, the “Borrowers”), each a Delaware limited liability company and single purpose entity with two independent directors in its organizational structure. 601W Tenth Owner LLC, Tenth Owner 2 LLC, Tenth Owner 3 LLC, Tenth Owner 4, Tenth Owner 5 LLC, and Tenth Owner 6 LLC own the 410 Tenth Avenue Property as tenants-in-common (“TIC”). Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the 410 Tenth Avenue Whole Loan.

Tenth Owner 4 and Tenth Ave 4 Lessee LLC (“Master Tenant”) are subject to a “reverse exchange” under Section 1031 of the Internal Revenue Code (the “Exchange”), pursuant to a master lease between Tenth Owner 4, as the master landlord and Master Tenant as the master tenant, for the TIC interest owned by Tenth Owner 4. Within 180 days following the origination date of the 410 Tenth Avenue Whole Loan, the Tenth Owner 4 and Master Tenant are required under the 410 Tenth Avenue Whole Loan documents to complete the Exchange, at which point the master lease will terminate and Master Tenant will no longer be a borrower under the Whole Loan. The 410 Tenth Avenue Whole Loan documents provide a non-recourse carveout for any losses associated with the breach of the Borrowers’ obligations under the 410 Tenth Avenue Whole Loan documents with respect to the Exchange.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Mark Karasick and Michael Silberberg (collectively, the “Loan Sponsor”). Mark Karasick and Michael Silberberg are senior members of 601W Companies, a New York City based private real estate acquisition, ownership, development and management company with experience in major markets throughout the United States. Over the past 25 years, 601W Companies has acquired a number of substantial and well-known commercial properties throughout the country, aggregating approximately 45 million square feet with a collective value in excess of $12.0 billion. 601W Companies’ investment profile focuses on core plus assets with an opportunity to significantly appreciate, thus yielding income growth and enhanced returns. Notable investments have included: Starrett-Lehigh Building (New York, NY), Aon Center (Chicago, IL), the Old Chicago Post

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

Office, the Wells Fargo Center (Winston-Salem, NC), One South Broad Street (Philadelphia, PA), 111 West Jackson (Chicago, IL) and Civic Opera Building (Chicago, IL).

The Property. The 410 Tenth Avenue Property is a Class A, 20-story, 631,944 square foot, office tower located in Hudson Yards on 10th Avenue between 33rd and 34th Street. The 410 Tenth Avenue Property was constructed in 1927 and is newly redeveloped with approximately 96% of the work complete as of January 2021. Formerly known as the Master Printers Building, the 410 Tenth Avenue Property was acquired by SL Green Realty Corp. (the “Seller”) in 2018, who then hired the architectural firm MdeAS to complete a comprehensive, building-wide redevelopment. The redevelopment includes approximately $145.5 million of estimated capital investment, which does not include tenant improvement allowances, leasing commissions and amounts further invested by the underlying tenants. The additional cost attributable to the build-out of tenant spaces includes $57.6 million in tenant improvement allowances, plus additional tenant funded investment. The Seller reported a total cost basis of approximately $791.1 million. On October 26, 2020, the Seller entered into a sale-purchase agreement with the Borrowers; however, the Seller is responsible for the remainder of the redevelopment work which has an estimated net cost to complete of approximately $12.4 million. Since acquiring the 410 Tenth Avenue Property and launching a comprehensive redevelopment, the Seller executed long-term leases with First Republic and Amazon. The redevelopment also created new retail storefronts on 10th Avenue and 33rd Street, added modernized 10 foot tall windows, moved the lobby to 33rd Street across from the Manhattan West amenities and created a studio and multiple rooftop terraces, some of which provide uninterrupted views south of Downtown Manhattan and the New York Harbor. Tenant spaces have an industrial aesthetic with exposed columns, 13.5 foot ceiling heights, polished cement floors, restored brick and high-performance loft windows.

As of December 16, 2020, the 410 Tenth Avenue Property was 99.2% occupied by seven tenants comprised largely of institutional and investment grade tenancy. The 410 Tenth Avenue Property benefits from long term tenancy, with a weighted average remaining lease term as of the Cut-Off Date of approximately 16.8 years, well beyond the final maturity date of the 410 Tenth Avenue Whole Loan.

The seller of the 410 Tenth Avenue Property has submitted an application to the New York City Department of Finance for the Industrial & Commercial Abatement Program (the “ICAP”). The ICAP abatement for the 410 Tenth Avenue Property is expected to commence in the tax year of 2024/25 and expire in 2033/34. However, the taxes for the 410 Tenth Avenue Property were not underwritten based on the abated tax amounts.

The largest tenant, Amazon (NYSE: AMZN) (335,408 square feet; 53.1% of net rentable area; 53.1% of underwritten base rent), is an American multinational technology company based in Seattle that focuses on e-commerce, cloud computing, digital streaming and artificial intelligence. Amazon is known for its disruption of well-established industries through technological innovation and mass scale. Amazon is the world’s largest online marketplace, AI assistant provider and cloud computing platform as measured by revenue and market capitalization, as well as Amazon is the largest internet company by revenue in the world. Amazon is the second largest private employer in the United States. Amazon has lease expiration dates in May 2037 (300,206 square feet on floors 9 through 14 and 16 through 20) and July 2037 (35,202 square feet on floor 15). On January 22, 2021, the Borrowers provided Amazon with 60 days’ prior notice of completion for the First Tranche Floors (as defined below), as required under the related lease for commencement to occur. The Loan Sponsor anticipates that the landlord’s pre-commencement work will be substantially complete on all floors excluding the 15th floor (the “First Tranche Floors”) by March 25, 2021. If the commencement date for the First Tranche Floors has not occurred on or prior to October 1, 2021 (subject to extension by up to 60 days for casualty, condemnation and tenant delays, (the “First Tranche Outside Termination Date”)), then within 365 days following the First Tranche Outside Termination Date, Amazon may give the Borrower notice of its intention to terminate the lease. Amazon is expected to take possession of its space for floors 9 through 14 and 16 through 20 by March 25, 2021, well in advance of the First Tranche Outside Termination Date. Upon completion of pre-commencement work with respect to the related space, Amazon is expected to take possession of 15th floor by May 1, 2021. Amazon is expected to commence paying rent in June 2022 for the First Tranche Floors and in August 2022 for floor 15. At origination, approximately $57.7 million was reserved for outstanding gap rent and free rent, in excess of projected amounts based on the estimated lease commencement dates. Amazon has two, five-year renewal options upon providing 540 days written notice. Amazon does not have to renew its entire premises if the extension premises consists of directly contiguous floors commencing either at the lower or highest full floor and the expansion premises consist of at least four full floors. Amazon has a one-time termination option effective May 29, 2032 (assuming a first tranche commencement date of March 25, 2021 and a first tranche rent commencement date of May 29, 2022), subject to 600 days prior written notice and payment of a termination fee. Amazon may terminate all or a portion of its space provided a partial termination includes fully contiguous parcels commencing at the lowest or highest full floor.

The second largest tenant, First Republic (NYSE: FRC) (211,521 square feet; 33.5% of net rentable area; 36.1% of underwritten base rent), was founded in 1985. First Republic and its subsidiaries offer private banking, private business banking and private wealth management, including investment, trust and brokerage services. First Republic specializes in delivering relationship-based service, and offers a range of products, including residential, commercial and personal loans, deposit services, and wealth management. First Republic is a constituent of the S&P 500 Index and KBW Nasdaq Bank Index. First Republic is expected to take possession of the entirety of its space by April 2021, at which point all pre-commencement and turnkey work is projected to have been completed. First Republic is expected to commence paying rent in (i) August 2021 with respect to floors 4 through 6, (ii) October 2021 with respect to floors 2 and 3, (iii) September 2021 with respect to the ground floor retail space and (iv) May 2022 with respect to the below grade space. At origination, approximately $57.7 million was reserved for outstanding gap rent and free rent, in excess of projected amounts based on the estimated lease commencement dates. First Republic has a lease expiration date in August 2036 with two, five-year renewal options upon providing 570 days’ notice. First Republic can renew (i) the entire premises, (ii) the entire premises excluding the entire retail space, the retail space

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

on 33rd Street or 34th Street or (iii) the entire premises excluding (a) the sixth floor office space, (b) the sixth floor office space and the entire retail premises, (c) the sixth floor office space and the retail space on 33rd Street or (d) the sixth floor office space and the retail space on 34th Street. First Republic has no termination options.

The third largest tenant, Hudson Yards Construction LLC (70,852 square feet; 11.2% of net rentable area; 10.3% of underwritten base rent), is a subsidiary of Related Companies (“Related”), a global real estate and lifestyle company. Formed over 40 years ago, Related is a fully-integrated, diversified industry leader with experience in many aspects of development, acquisitions, management, financing, marketing and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, DC, Abu Dhabi and London, and boasts a team of approximately 4,000 professionals. With over $60 billion in assets owned or under development including the 28-acre Hudson Yards neighborhood on Manhattan’s West Side, The Grand and Related Santa Clara in California and The 78 in Chicago, Related was recently named to Fast Company Magazine’s list of the 50 Most Innovative Companies in the World. Related first leased 33,000 square feet at the 410 Tenth Avenue Property beginning in March 1987 and subsequently expanded their space by 20,917 square feet in March 2018 and 16,935 square feet in February 2020. In-place rent attributable to Related’s 8th floor leased space (33,000 square feet) is currently $41.00 per square foot, significantly below the appraisal’s concluded market rent. In this instance, contractual rent steps were underwritten through November 2025, at which point rent steps up to an amount in-line with the appraisal’s concluded market rent. Related has a lease expiration date of October 2045 with no renewal options. Related has the right to terminate its lease effective October 31, 2030, October 31, 2035 or October 31, 2040, in each case with 18 months’ prior notice.

COVID-19 Update. As of January 2021, the redevelopment is approximately 96% complete. In spite of the ongoing COVID-19 pandemic, all tenants, both office and retail, have reaffirmed their commitment to the space. As of February 1, 2021, the 410 Tenth Avenue Whole Loan is not subject to any modification or forbearance requests. The 410 Tenth Avenue Whole Loan is current as of the February 2021 payment date. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The 410 Tenth Avenue Property is located on the entire east block frontage of Tenth Avenue between West 33rd Street and West 34th Streets in the Penn Station office submarket of Midtown. Midtown constitutes the largest office market in Manhattan and New York City, with a total of 764 buildings, containing more than 248.4 million square feet within its nine submarkets as of the third quarter of 2020. Midtown is known for its towering office buildings, having dozens of signature buildings in the Manhattan skyline. Trophy office properties and historical landmarks can be found in nearly all nine office submarkets that comprise the Midtown office market, attracting some of the largest companies from around the globe. While the Midtown office market, along with the rest of New York City, has historically been driven by the finance, insurance and real estate sectors, the technology, advertising, media and information (“TAMI”) sectors were the biggest growth drivers of leasing activity at the end of 2019 and through the first half of 2020. Since 2010, TAMI industries have played an increasingly important role in New York City office leasing, particularly in the Midtown office market. Midtown remains the Manhattan office market with the highest concentration of financial and technology firms.

The 410 Tenth Avenue Property’s location provides convenient access to all three of Midtown Manhattan’s transit hubs: Penn Station (providing access to LIRR, NJ Transit and Amtrak), Grand Central Terminal (providing access to Metro-North) and Port Authority (providing access to NJ Transit bus lines). In addition, the 410 Tenth Avenue Property is near multiple New York City bus lines and subway lines. The 410 Tenth Avenue Property is also steps away from attractions such as Madison Square Garden, the Javits Convention Center, The High Line and Manhattan West. Manhattan West is Brookfield’s mega-development that stretches from 9th Avenue to 10th Avenue and 31st Street to 33rd Street, which once completed is expected to include more than 6 million square feet of custom designed class-A office space, a 164-key Pendry Hotel, 240,000 square feet of curated retail space (Whole Foods, Peloton), chef-inspired culinary options (Union Square Hospitality Group and Elemental, with more to be announced) and 844 luxury apartments. The district’s new cultural offerings include the Baryshnikov Arts Center (450 West 37th Street) and the Frank Gehry-designed Signature Theatre (MiMA, 450-460 West 42nd Street) which opened in January 2012. The Vessel is a public landmark that functions as the centerpiece of Hudson Yards’ public square. The 150-foot structure features 154 interconnecting flights of stairs and over 80 landings. The public landmark was designed to encourage socialization amongst the site’s many anticipated visitors and officially opened to the public in March of 2019.

According to the appraisal, the Midtown West office market has 248.4 million square feet in inventory as of the third quarter of 2020 with a vacancy rate of 14.3%. The average direct asking rate for Class A office space is $91.28 per square foot. The Penn Station Class A office submarket had approximately 15.6 million square feet of inventory as of the third quarter of 2020. According to the appraisal, the Penn Station office submarket had a vacancy rate as of third quarter 2020 of 4.7% and an average asking rent of $117.17 per square foot. According to a third party report, the estimated 2020 population within a 1-, 3-, and 5-mile radius of the 410 Tenth Avenue Property is 122,787, 1,245,817, and 2,516,577, respectively. In addition, the appraisal states that the estimated 2020 average household income within a 1-, 3-, and 5-mile radius is $141,202, $140,110 and $125,824, respectively.

The appraisal identified 10 comparable office modified leases with rents ranging from $74.00 to $122.00 per square foot with a weighted average rent of approximately $102.53 per square foot. The following table presents certain information relating to the appraisal’s market rent conclusion for the 410 Tenth Avenue Property.

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

Summary of Appraisal’s Concluded Office and Retail Market Rent(1)(2)
		Office
	Retail	Floors 2-6	Floors 7-10	Floors 11-12 Terrace	Floors 14-15	Floors 16-17 Terrace	Floors 18-19 Terrace	Floor 20 Terrace
Market Rent	$25.00-$300.00	$89.00	$95.00	$101.00	$97.00	$107.00	$102.00	$112.00
(1)	Source: Appraisal.

(2)	All Market Rent figures concluded by the Appraiser are based on a lease term of 120 months on a Modified Gross basis.

Historical Occupancy(1)
2017	2018	2019	Current(2)
N/A	N/A	N/A	99.2%
(1)	Historical occupancies are not available as the property is newly redeveloped with approximately 96% of the work complete as of January 2021.

(2)	Current Occupancy is based on the December 16, 2020 rent roll.

Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)(3)	% of Total NRA	Base Rent PSF(4)	% of Total Base Rent(4)	Lease Expiration Date(5)
Amazon(6)	Office	A2 / AA- / A+	335,408	53.1%	$93.06	53.1%	5/31/2037
First Republic(7)	Office / Retail	Baa1 / A- / A-	211,521	33.5	$100.38	36.1%	8/31/2036
Related(8)	Office	NR / NR / NR	70,852	11.2	$85.85	10.3%	10/31/2045
Rocky’s Bar & Grill	Retail	NR / NR / NR	2,834	0.4	$35.99	0.2%	12/31/2026
Café Maman	Retail	NR / NR / NR	1,955	0.3	$50.64	0.2%	12/31/2030
Meena Samani Corp	Retail	NR / NR / NR	705	0.1	$68.09	0.1%	7/31/2023
JVM	Retail	NR / NR / NR	275	0.0	$23.01	0.0%	1/31/2023
Total Occupied			623,550	98.7%	$94.27	100.0%
Rooftop Amenity Space(9)			3,244	0.5
Vacant			5,150	0.8
Total / Wtd. Avg.			631,944	100.0%
(1)	Based on the underwritten rent roll dated December 16, 2020.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Total Net Rentable Area represents the “as-leased” square footage at the 410 Tenth Avenue Property. Total measured square footage amounts to 638,797 square feet.

(4)	Base Rent PSF and % of Total Base rent are inclusive of (i) contractual rent steps through August 2021 and (ii) straight-line credit for investment grade tenants taken through the ARD. With respect to the 8th floor space (33,000 square feet) leased to Related, rent steps were underwritten through November 2025, as current in-place rent of $41.00 per square feet is materially below the appraisal’s market rent conclusion of $95.00 per square foot.

(5)	Lease Expiration date may vary for Amazon and First Republic based on tenant’s acceptance of space.

(6)	Amazon leases (i) floors 9-14 and 16-20 (300,206 square feet) with an expected lease expiration in May 2037 (based on assumed March 2021 lease start date) and (ii) floor 15 (35,202 square feet) with an expected lease expiration in July 2037 (based on assumed May 2021 lease start date). Amazon’s lease is fully guaranteed by its parent company Amazon.com, Inc. Amazon has a one-time termination option effective May 29, 2032 (assuming a first tranche commencement date of March 25, 2021 and a first tranche rent commencement date of May 29, 2022), subject to 600 days’ prior written notice and payment of a termination fee. Amazon may terminate all or a portion of its space provided a partial termination includes fully contiguous parcels commencing at the lowest or highest full floor. On January 22, 2021, the Borrowers provided Amazon with 60 days’ prior notice of completion for the First Tranche Floors (as defined below), as required under the related lease for commencement to occur. The Loan Sponsor anticipates pre-commencement work will be substantially complete with respect to the First Tranche Floors by March 25, 2021. Amazon is expected to take possession of its space for floors 9 through 14 and 16 through 20 by March 25, 2021. Amazon is expected to take possession of the 15th floor space by May 1, 2021.

(7)	First Republic leases floors 2 through 6 (189,260 square feet of office space) and the ground floor and below grade retail space (22,261 square feet). The rated First Republic parent entity is the named entity on the underlying lease.

(8)	Related has the right to terminate its lease effective October 2030, October 2035 or October 2040, in each case with 18 months’ prior written notice.

(9)	Roof Amenity Space has no attributable base rent.

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring(4)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	5,150	0.8%	NAP	NAP	5,150	0.8%	NAP	NAP
MTM & 2021	0	0	0.0	$0	0.0%	5,150	0.8%	$0	0.0%
2021	0	0	0.0	0	0.0%	5,150	0.8%	$0	0.0%
2022	2	980	0.2	54,327	0.1%	6,130	1.0%	$54,327	0.1%
2023	0	0	0.0	0	0.0%	6,130	1.0%	$54,327	0.1%
2024	0	0	0.0	0	0.0%	6,130	1.0%	$54,327	0.1%
2025	1	2,834	0.4	102,000	0.2%	8,964	1.4%	$156,327	0.3%
2026	0	0	0.0	0	0.0%	8,964	1.4%	$156,327	0.3%
2027	0	0	0.0	0	0.0%	8,964	1.4%	$156,327	0.3%
2028	0	0	0.0	0	0.0%	8,964	1.4%	$156,327	0.3%
2029	1	1,955	0.3	99,000	0.2%	10,919	1.7%	$255,327	0.4%
2030	0	0	0.0	0	0.0%	10,919	1.7%	$255,327	0.4%
2032	0	0	0.0	0	0.0%	10,919	1.7%	$255,327	0.4%
2033 and Thereafter(5)	3	621,025	98.3	58,528,122	99.6%	631,944	100.0%	$58,783,44	100.0%
Total	7	631,944	100.0%	$58,783,449	100.0%
(1)	Based on the underwritten rent roll dated December 16, 2020.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule. See “Tenant Summary” above.

(3)	Lease expiration dates are subject to change based on actual lease commencement dates for Amazon and First Republic.

(4)	Base Rent Expiring and % of Base Rent Expiring is inclusive of (i) contractual rent steps through August 2021 and (ii) straight-line credit for investment grade tenants taken through the ARD. With respect to the 8th floor space (33,000 square feet) leased to Related, rent steps were underwritten through November 2025, as current in-place rents are materially below the appraisal’s market rent conclusion.

(5)	2033 and Thereafter includes 3,244 square feet of rooftop amenity space with no attributable underwritten base rent.

Underwritten Net Cash Flow(1)(2)
	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$58,783,449	$93.02	91.0%
Vacant Income	1,287,500	2.04	2.0
Gross Potential Rent	$60,070,949	$95.06	93.0%
Total Reimbursements	4,492,709	7.11	7.0
Gross Rental Income	$64,563,658	$102.17	100.0%
(Vacancy/Credit Loss)	(1,292,539)	(2.05)	(2.0)
Total Other Income(4)	159,894	0.25	0.2
Effective Gross Income	$63,431,013	$100.37	98.2%
Total Expenses	14,141,037	22.38	22.3
Net Operating Income	$49,289,976	$78.00	77.7%
Tenant Improvements	94,792	0.15	0.1
Leasing Commissions	63,194	0.10	0.1
Capital Expenditures	126,389	0.20	0.2
Net Cash Flow	$49,005,601	$77.55	77.3%
(1)	Based on the underwritten rent roll dated December 16, 2020.

(2)	Historical financials are not available as the property is newly redeveloped with approximately 96% of the work complete as of January 2021.

(3)	% column represents percent of Gross Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Underwritten Base Rent is inclusive of (i) contractual rent steps through August 2021 and (ii) straight-line credit for investment grade tenants taken through the ARD. With respect to the 8th floor space (33,000 square feet) leased to Related, rent steps were underwritten through November 2025, as current in-place rent of $41.00 per square feet is materially below the appraisal’s market rent conclusion of $95.00 per square foot.

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

Property Management. The 410 Tenth Avenue property is managed by Jones Lang LaSalle Americas, Inc., a Maryland corporation and sub-managed by an affiliate of the Borrowers.

Escrows and Reserves. At loan origination, the Borrowers deposited (i) approximately $379,548 into a real estate tax reserve, (ii) $78,467 into an insurance reserve, (iii) approximately $10,647 into a replacement reserve, (iv) approximately $53,233 into a rollover reserve, (v) $57,700,000 for a gap rent and free rent reserve and (vi) approximately $35,179,875 into an outstanding TI/LC reserve primarily attributable to Amazon (approximately $33.5 million).

At loan origination, $57.7 million was reserved in connection with gap rent and free rent, including an approximately $5.0 million cushion to account for any increase in gap rent potentially caused by any further delay in build-out of tenant space due to the ongoing COVID-19 pandemic. Through February 2021, approximately $4.0 million has been drawn from the free rent reserve, resulting in a current reserve balance of approximately $53.7 million. Any excess amount remaining in the free rent reserve after Amazon and First Republic are in occupancy and paying rent, will be released to the Borrowers.

Tax Reserve – On each monthly due date, the Borrowers are required to deposit an amount equal to 1/12 of the estimated annual real estate taxes into the tax reserve account (initially estimated at $378,496 per month).

Insurance Reserve – On each monthly due date, the Borrowers are required to deposit into an insurance reserve an amount equal to 1/12 of estimated insurance premiums (initially estimated at $78,467 per month), unless the Borrowers maintain a blanket policy in accordance with the 410 Tenth Avenue Whole Loan documents.

Replacement Reserve – On each monthly due date, the Borrowers are required to deposit approximately $10,647 into a replacement reserve.

TI/LC Reserve – On each monthly due date, during the continuance of a Cash Sweep Event, the Borrowers are required to deposit 1/12 of $1.00 times the aggregate amount of rentable square feet at the 410 Tenth Avenue Property for base building work in connection with any lease approved by the lender, and tenant improvement and leasing commission costs, including build out costs and reasonable attorneys’ fees incurred in negotiating leases that are executed in connection with the 410 Tenth Avenue Property.

Lockbox / Cash Management. The 410 Tenth Avenue Whole Loan is structured with a hard lockbox and in place cash management. The Borrowers are required to direct tenants to pay rent directly into the lender-controlled lockbox account and all rents received directly by the Borrowers or the property manager are required to be deposited into the lockbox account within two business days of receipt. All funds in the lockbox account are required to be swept once every other business day to a lender-controlled cash management account to be applied in accordance with the 410 Tenth Avenue Whole Loan documents with remaining funds to be disbursed to the Borrowers. During the continuance of a Cash Sweep Event, any excess cash flow remaining after satisfaction of the waterfall items outlined in the 410 Tenth Avenue Whole Loan documents is required to be swept to a lender-controlled account to be held as additional collateral for the 410 Tenth Avenue Whole Loan, provided, that, in the event of a Major Tenant Trigger, the lender will continue to sweep excess cash into the lender-controlled account only until such time as the amounts in the excess cash reserve equals $100.00 times the aggregate number of rentable square feet demised by the applicable lease. Provided no event of default is continuing, following a Cash Sweep Event Cure, remaining funds in the excess cash flow account will be disbursed to the Borrowers.

A “Cash Sweep Event” means the occurrence of: (a) an event of default under the 410 Tenth Avenue Whole Loan (a “Mortgage Loan Default Trigger”), (b) any bankruptcy action of the Borrowers, (c) any bankruptcy of the property manager (a “Property Manager Trigger”), (d) the debt service coverage ratio being less than 1.65x based on a trailing three month basis (a “DSCR Trigger Event”), (e) (i) the bankruptcy or insolvency of any Major Tenant (a “Major Tenant Bankruptcy Trigger”), (ii) the failure of a Major Tenant to renew its lease prior to the date that is 12 months prior to the expiration of its lease (a “Major Tenant Renewal Trigger”) or (iii) a Major Tenant “going dark”, vacating or abandoning its premises, ceasing operations, giving notice of termination (full or partial) of its lease (except a de minimis portion of its space) or otherwise abandoning its premises or terminating its lease (a “Major Tenant Operations Trigger”, and together with a Major Tenant Bankruptcy Trigger and Major Tenant Renewal Trigger, collectively, a “Major Tenant Trigger”); provided that such Major Tenant Operations Trigger will be waived at any time prior to the date that is 24 months prior to the ARD if (x) the applicable Major Tenant is a Credit Tenant (as defined below) as of the date of determination, there is no event of default under the applicable lease and the applicable Major Tenant has not given notice of termination of its lease or otherwise terminated its lease, or (y) the applicable Major Tenant has (I) subleased the applicable portion of its space to a Credit Tenant for a term equal to the remaining lease term (or one day less than the remaining term of such lease) or (II) assigned such lease to a Credit Tenant and, in each case, (A) there is no event of default under such lease and (B) the Borrowers have provided the lender with a copy of such sublease or assignment, as applicable, (f) a mezzanine loan event of default has occurred (a “Mezzanine Loan Default Trigger”), or (g) the date that is one month prior to the ARD (the “ARD Trigger”).

A “Credit Tenant” means a tenant that has a long term issuer credit rating of at least “BBB-” by S&P, “Baa3” by Moody’s, “BBB-” by Fitch and its equivalent from any of the other rating agencies.

A “Major Tenant” means each of (a) Amazon and (b) First Republic, together with their permitted successors and/or assigns.

A “Cash Sweep Event Cure” means if the Cash Sweep Event is caused solely by (a) the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.65x or greater for two consecutive quarters based upon the trailing three month period

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Annex A-3	Benchmark 2021-B24

410 Tenth Avenue

immediately preceding the date of determination, (b) the occurrence of a Mortgage Loan Default Trigger, the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion unless otherwise required to accept by law), (c) the occurrence of a Property Manager Trigger, the Borrowers replacing the property manager with a qualified manager under a replacement management agreement within 60 days after such bankruptcy action, (d) the occurrence of a Major Tenant Trigger, (i) the Borrowers leasing all or substantially all of the space previously leased to the respective Major Tenant that is the cause of such Major Tenant Trigger to one or more replacement tenant(s) reasonably acceptable to the lender pursuant to a lease(s) reasonably acceptable to the lender, (ii) the Major Tenant that is the subject of a Major Tenant Operations Trigger, (x) has delivered notice of its intent to vacate or terminate its lease rescinds such notice in writing or (y) was dark resumes operations and, in each case, such Major Tenant is paying full unabated rent, (iii) the Major Tenant that was the subject of a Major Tenant Renewal Trigger extends its lease or (iv) the Major Tenant that was the subject of a Major Tenant Bankruptcy Trigger assumes its lease in a bankruptcy action, or (f) if the Cash Sweep Event is caused solely by a Mezzanine Loan Default Trigger, the acceptance by the mezzanine lender of a cure of such event of default under the mezzanine loan (as defined below). In no event will the Borrowers have the right to cure a Cash Sweep Event occurring by reason of a Borrower bankruptcy (other than an involuntary bankruptcy) or the ARD Trigger. A Cash Sweep Event Cure may occur no more than total of four times in the aggregate during the term of the 410 Tenth Avenue Whole Loan.

Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the 410 Tenth Avenue Whole Loan, the direct and certain indirect equity owners of the Borrowers have pledged their respective direct or indirect ownership interests to secure (i) a senior mezzanine loan in the original principal amount of $20,000,000 (the “Mezzanine A Loan”) and (ii) a junior mezzanine loan in the original principal amount of $120,000,000 (the “Mezzanine B Loan” and, together with the Mezzanine A Loan, collectively, the “410 Tenth Avenue Mezzanine Loans” and, the 410 Tenth Avenue Mezzanine Loans together with the 410 Tenth Avenue Whole Loan, the “410 Tenth Avenue Total Debt”). The 410 Tenth Avenue Mezzanine Loans are coterminous with the 410 Tenth Avenue Whole Loan. Interest is payable on the Mezzanine A Loan at a fixed per annum rate equal to 4.15000%. Interest is payable on the Mezzanine B Loan at a fixed per annum rate equal to 5.02500%. The rights of the mezzanine lenders under the 410 Tenth Avenue Mezzanine Loans are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

Mortgage Loan Information		Property Information
Mortgage Loan Sellers(1):	CREFI/GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$79,985,667	Title:	Fee
Cut-off Date Principal Balance(2)	$79,985,667	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	6.9%	Net Rentable Area (Rooms)(6):	9,748
Loan Purpose:	Acquisition	Location:	Las Vegas, NV
Borrowers(3):	MGM Grand PropCo, LLC, Mandalay	Year Built / Renovated(7):	Various / N/A
	PropCo, LLC	Occupancy/ADR/RevPAR(6):	71.4% / $187.46 / $133.76
Loan Sponsors(3):	BREIT Operating Partnership L.P.,	Occupancy/ADR/RevPAR Date:	9/30/2020
	MGM Growth Properties Operating	Number of Tenants:	N/A
	Partnership LP	2017 NOI:	$605,037,208
Interest Rate:	3.55800%	2018 NOI:	$617,369,266
Note Date:	2/14/2020	2019 NOI:	$520,080,353
Anticipated Repayment Date(4):	3/5/2030	TTM NOI (as of 9/2020)(3):	$222,041,347
Final Maturity Date(4):	3/5/2032	UW Occupancy/ADR/RevPAR(11):	92.1% / $196.52 / $180.94
Interest-only Period(4):	120 months	UW Revenues:	$2,106,295,488
Original Term(4):	120 months	UW Expenses:	$1,586,215,135
Original Amortization:	None	UW NOI(11):	$520,080,353
Amortization Type(4):	ARD-Interest Only	UW NCF(11):	$487,305,761
Call Protection(5):	Grtr0.5%orYM(35),DeforGrtr0.5%or	Appraised Value / Per Room(8)(11):	$4,600,000,000 / $471,892
	YM(78),O(7)	Appraisal Date:	1/10/2020
Lockbox / Cash Management:	Hard / Springing
Additional Debt(2):	Yes
Additional Debt Balance(2):	$1,554,214,333 / $804,400,000 /
	$561,400,000
Additional Debt Type(2):	Pari Passu / B Notes / C Notes

Escrows and Reserves(9)				Financial Information(11)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / Room(2):	$167,645	$307,755
Insurance:	$0	Springing	N/A	Maturity Date Loan / Room(2):	$167,645	$307,755
FF&E Reserves:	$0	Springing	N/A	Cut-off Date LTV(2)(8):	35.5%	65.2%
Other:	$0	$0	N/A	Maturity Date LTV(2)(8):	35.5%	65.2%
				UW DSCR Master Lease Rent(3):	4.95x	2.70x
				UW Debt Yield Master Lease Rent(3):	17.9%	9.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$1,634,200,000	35.4%	Purchase Price	$4,600,000,000	99.6%
Junior Notes	1,365,800,000	29.6	Closing Costs	17,792,163	0.4
Sponsor Equity(10)	1,617,792,163	35.0
Total Sources	$4,617,792,163	100.0%	Total Uses	$4,617,792,163	100.0%

(1)	The MGM Grand & Mandalay Bay Whole Loan (as defined below) was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Barclays Capital Real Estate Inc. (“BCREI”), Deutsche Bank AG, acting through its New York Branch (“DBNY”) and Société Générale Financial Corporation (“SGFC”). CREFI will be contributing Note A-13-9 with an outstanding principal balance of approximately $39,985,667 and GACC will be contributing Note A-15-9 with an outstanding principal balance of approximately $40,000,000 to the Benchmark 2021-B24 mortgage trust.

(2)	The MGM Grand & Mandalay Bay Loan (as defined below) is part of the MGM Grand & Mandalay Bay Whole Loan, which is comprised of (i) 49 pari passu senior promissory notes with an aggregate Cut-off Date balance of $1,634,200,000 (the “MGM Grand & Mandalay Bay Senior Notes,” and collectively, the “MGM Grand & Mandalay Bay Senior Loan”) and (ii) 24 promissory notes with an aggregate Cut-off Date balance of $1,365,800,000 consisting of multiple subordination levels, which are subordinate to the MGM Grand & Mandalay Bay Senior Notes (the “MGM Grand & Mandalay Bay Junior Notes”). The MGM Grand Property has an allocated mortgage loan amount (“ALA”) of $1,635,000,000 and the Mandalay Bay Property has an ALA equal to $1,365,000,000.

(3)	On January 14, 2020, MGM Growth Properties Operating Partnership LP (“MGP OP”), an affiliate of BREIT Operating Partnership L.P. (“BREIT OP”) and certain other parties entered into an agreement to, among other things, form a joint venture (50.1% indirectly owned by MGP OP and 49.9% indirectly owned by BREIT OP) (the “Joint Venture”) to acquire the MGM Grand & Mandalay Bay Properties (as defined below) for a purchase price of $4.60 billion ($471,892 per room). Contemporaneously with the acquisition, the MGM Grand & Mandalay Bay Borrowers (as defined below), as landlord entered into a 30-year triple-net master/operating lease (the “MGM/Mandalay Lease” or “Master Lease”) with two, 10-year renewal options with MGM Lessee II, LLC (“MGM Tenant”), a wholly owned subsidiary of MGM Resorts International (“MGM”). For so long as the MGM/Mandalay Lease is in effect, the MGM Grand & Mandalay Bay Borrowers will be entitled only to the rent due under the MGM/Mandalay Lease and not to the underlying rent and other income from the MGM Grand & Mandalay Bay Properties. The UW DSCR Master Lease Rent and UW Debt Yield Master Lease Rent presented in the chart above are based on the initial MGM/Mandalay Lease annual rent of $292,000,000. The UW EBITDAR Debt Yield and the UW NCF DSCR for the MGM Grand & Mandalay Bay A Notes (based on the UW EBITDAR of $520.1 million and UW NCF of $487.3 million) are 31.8% and 8.27x, respectively. On May 1, 2020, MGM Resorts International reported that, as a result of the temporary closure of its domestic properties (which include the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which include the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, there were high levels of room and convention cancellation through the third quarter of 2020, and that, following the re-opening of its domestic properties (which include the

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

MGM Grand & Mandalay Bay Properties), it expected weakened demand in light of consumer fears and general economic uncertainty, among other things. The September 2020 TTM financials reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020 (although operations at the MGM Grand Property remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort remained suspended through June 24, 2020 and June 30, 2020, respectively). The adjusted September 2020 TTM EBITDAR of $222.0 million takes into account an adjustment for a combined net extraordinary loss add-back of approximately $82.4 million during the September 2020 TTM period (primarily comprised of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The lender underwriting presented above is based on 2019 financials, which reflect a full year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties. Please see the “Operating History and Net Cash Flow” and “Historical Performance” tables herein, and the footnotes thereto, for more detailed underwritten cash flow information.

(4)	The MGM Grand & Mandalay Bay Whole Loan is structured with an Anticipated Repayment Date (“ARD”) of March 5, 2030 and a final maturity date of March 5, 2032. After the ARD, the following structure will apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y) (1) the ARD Treasury Note Rate (as defined below) in effect on the ARD plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined below) will be applied first to pay monthly additional interest amounts which, to the extent not paid (such amount not paid, together with accrued interest thereon at the Adjusted Interest Rate (as defined below), the “Accrued Interest”), will be deferred and added to the principal balance of the MGM Grand & Mandalay Bay Whole Loan, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to the principal of the MGM Grand & Mandalay Bay Whole Loan. The metrics presented above are calculated based on the ARD.

(5)	The defeasance lockout period will be 35 payment dates beginning with and including the first payment date of April 5, 2020. The MGM Grand & Mandalay Bay Borrowers have the option to defease the MGM Grand & Mandalay Bay Whole Loan, in whole or in part commencing on February 15, 2023. The MGM Grand & Mandalay Bay Whole Loan may be prepaid in whole or in part at any time, subject to payment of the applicable yield maintenance premium if such prepayment occurs prior to September 5, 2029 (provided no yield maintenance will be due in connection with mandatory prepayments arising out of any casualty, condemnation or in connection with a special release or a Default Release (as defined in the Prospectus)).

(6)	Net Rentable Area (Rooms) and Occupancy/ADR/RevPAR are based solely on the hotel at the MGM Grand & Mandalay Bay Properties. As of the trailing 12 months ending September 30, 2020, approximately 30.0% of revenues were generated by rooms, 22.9% of revenues were from gaming, 24.5% from food & beverage and 22.6% from other sources.

(7)	The MGM Grand Property (as defined below) was built in 1993 and the Mandalay Bay Property (as defined below) was built in 1999. The MGM Grand Property has benefited from capital investment of approximately $480.0 million (approximately $96,000 per room) since 2010, $144.0 million of which was spent on a full rooms’ renovation from 2010 to 2013. Additionally, approximately $118.9 million was recently spent on an expansion and renovation of the convention center completed in December 2018, which is expected to expand the group business at the MGM Grand Property. The Mandalay Bay Property (including the Delano) underwent a substantial rooms’ renovation for approximately $159.7 million from 2012 to 2016 and, inclusive of the Four Seasons, has received a total of approximately $510.6 million (approximately $107,500 per room) of capital investment since 2010.

(8)	The Appraised Value of $4,600,000,000 as of January 10, 2020, set forth above is the appraised value solely with respect to real property at the MGM Grand & Mandalay Bay Properties, excluding personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties (the “Aggregate Real Property Appraised Value”). The appraisal also includes an “As Leased-Sale-Leaseback Appraised Value,” which is equal to the Aggregate Real Property Appraised Value. The appraised value of $7,352,600,000 (“Aggregate As-Is Appraised Value”) as of January 10, 2020, includes personal property and intangible property attributable to the MGM Grand & Mandalay Bay Properties. The personal property and intangible property relating to the MGM Grand & Mandalay Bay Properties is owned by the MGM Tenant or certain sublessees at the MGM Grand & Mandalay Bay Properties that are wholly owned subsidiaries of MGM (the “MGM/Mandalay Operating Subtenants”) (as more particularly provided in the Master Lease), which granted a security interest in certain property of the MGM Tenant and the MGM/Mandalay Operating Subtenants (with certain exclusions, including an exclusion for the intellectual property of MGM Tenant as more particularly described in the Master Lease); and provided that the FF&E is only transferred to the MGM Grand & Mandalay Bay Borrowers at no cost in the event of a termination of the Master Lease due to an event of default by the MGM Tenant thereunder) in favor of the MGM Grand & Mandalay Bay Borrowers, and such security interest was collaterally assigned by the MGM Grand & Mandalay Bay Borrowers to the mortgage lender. The Cut-off Date LTV and Maturity Date LTV based on the Aggregate As-Is Appraised Value are 22.2% and 22.2%, respectively, based on the MGM Grand & Mandalay Bay Senior Loan. The Cut-off Date LTV and Maturity Date LTV based on the Aggregate As-Is Appraised Value are 40.8% and 40.8%, respectively, based on the MGM Grand & Mandalay Bay Whole Loan.

(9)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(10)	Includes MGM’s approximately $80.0 million of retained equity interest in the MGM Grand & Mandalay Bay Properties after the sale-leaseback, by virtue of operating partnership units in MGP OP issued to MGM on the origination date of the MGM Grand & Mandalay Bay Whole Loan.

(11)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the MGM Grand & Mandalay Bay Whole loan was underwritten, based on such prior information See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The MGM Grand & Mandalay Bay mortgage loan (the “MGM Grand & Mandalay Bay Loan”) is part of a fixed rate whole loan secured by the borrowers’ fee interest in two full service luxury resort and casinos located in Las Vegas, Nevada (the “MGM Grand Property,” and the “Mandalay Bay Property,” and collectively “The MGM Grand & Mandalay Bay Properties”). The MGM Grand & Mandalay Bay Loan is evidenced by the non-controlling Notes A-13-9 and A-15-9 with an outstanding principal balance as of the Cut-off Date of $79,985,667. The MGM Grand & Mandalay Bay Loan is part of a $3.00 billion whole loan (the MGM Grand & Mandalay Bay Whole Loan”) that is evidenced by (i) 49 MGM Grand & Mandalay Bay Senior Notes with an aggregate principal balance of $1,634,200,000 and (ii) the MGM Grand & Mandalay Bay Junior Notes comprised of 24 notes of multiple subordination levels, which are subordinate to the MGM Grand & Mandalay Bay Senior Loan with an aggregate principal balance of $1,365,800,000. Only the MGM Grand & Mandalay Bay Loan will be included in the mortgage pool for the Benchmark 2021-B24 mortgage trust. The relationship between the holders of the MGM Grand & Mandalay Bay Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The MGM Grand & Mandalay Bay Pari Passu-AB Whole Loan” in the Prospectus. The MGM Grand & Mandalay Bay Whole Loan has a 10-year interest-only term. The MGM Grand & Mandalay Bay Whole Loan will be serviced pursuant to the trust and servicing agreement for the BX 2020-VIVA transaction.

The MGM Grand & Mandalay Bay Whole Loan has a 10-year interest-only term through the ARD of March 5, 2030. After the ARD, through and including March 5, 2032 (the “Maturity Date”), the following structure would apply: (i) the interest rate will increase by 200 basis points over the greater of (x) 3.55800%, and (y)(1) the ARD Treasury Note Rate in effect on the ARD (such new rate, the “Adjusted Interest Rate”) plus (2) 1.77000%, (ii) amounts in the Excess Cash Flow Reserve (as defined below) will be applied first to pay monthly additional interest amounts which, to the extent not paid, will be deferred (together with interest accrued thereon at the Adjusted Interest Rate) and added to the principal balance of the MGM Grand & Mandalay Bay Whole Loan, and (iii) a full cash flow sweep to the extent of remaining amounts in the Excess Cash Flow Reserve will be applied to principal of the MGM Grand & Mandalay Bay Whole Loan. For the period from the origination date through the ARD, the MGM Grand & Mandalay Bay Senior Notes and Junior Notes accrue at the rate of 3.55800% per annum. The MGM Grand & Mandalay Bay Whole Loan proceeds along with loan sponsor equity were used to purchase the MGM Grand & Mandalay Bay Properties for $4.6 billion.

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

“ARD Treasury Note Rate” means the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the business day ending immediately prior to the ARD, of “U.S. Government Securities/Treasury Constant Maturities” with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. In the event Federal Reserve Statistical Release H.15 Selected Interest Rates is no longer published or in the event Federal Reserve Statistical Release H.15 Selected Interest Rates no longer publishes “U.S. Government Securities/Treasury Constant Maturities”, the mortgage lender will select a comparable publication to determine such “U.S. Government Securities/Treasury Constant Maturities” and the applicable ARD Treasury Note Rate. The mortgage lender’s determination of the ARD Treasury Note Rate will be final absent manifest error.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-13-9, A-15-9	$79,985,667	$79,985,667	Benchmark 2021-B24(1)	No
A-13-8, A-15-8	$75,000,000	$75,000,000	Benchmark 2021-B23	No
A-13-7	$65,000,000	$65,000,000	GSMS 2020-GSA2	No
A-13-6, A-15-7	$75,000,000	$75,000,000	Benchmark 2020-B22	No
A-13-5, A-15-6	$75,000,000	$75,000,000	Benchmark 2020-B21	No
A-13-4, A-15-4	$70,000,000	$70,000,000	Benchmark 2020-B20	No
A-13-2, A-15-3	$80,000,000	$80,000,000	Benchmark 2020-B19	No
A-13-1, A-15-1	$65,000,000	$65,000,000	Benchmark 2020-B18	No
A-15-2	$50,000,000	$50,000,000	DBJPM 2020-C9	No
A-1, A-2, A-3, A-4	$670,139	$670,139	BX 2020-VIVA	No
A-5, A-6, A-7, A-8	$794,861	$794,861	BX 2020-VIV2	No
A-9, A-10, A-11, A-12	$1,000,000	$1,000,000	BX 2020-VIV3	No
A-13-3, A-14-4, A-15-5, A-16-2	$550,000,000	$550,000,000	BX 2020-VIV4	No
A-14-1, A-16-1	$69,500,000	$69,500,000	BBCMS 2020-C8	No
A-14-2, A-14-3	$45,000,000	$45,000,000	WFCM 2020-C58	No
A-14-5, A-16-3	$58,000,000	$58,000,000	BBCMS 2021-C9	No
A-14-6	$72,847,000	$72,847,000	Barclays Bank PLC(2)	No
A-15-10	$39,055,333	$39,055,333	DBRI(2)	No
A-16-4, A-16-5, A-16-6, A-16-7, A-16-8, A-16-9, A-16-10, A-16-11, A-16-12	$162,347,000	$162,347,000	SGFC(2)	No
Total Senior Notes	$1,634,200,000	$1,634,200,000
B-1-A, B-2-A, B-3-A, B-4-A, B-1-B, B-2-B, B-3-B, B-4-B(4)	$329,861	$329,861	BX 2020-VIVA	No
B-5-A, B-6-A, B-7-A, B-8-A, B-5-B, B-6-B, B-7-B, B-8-B(4)	$374,355,139	$374,355,139	BX 2020-VIV2	No
B-9-A, B-10-A, B-11-A, B-12-A(4)	$429,715,000	$429,715,000	BX 2020-VIV3	No
C-1, C-2, C-3, C-4(4)	$561,400,000	$561,400,000	BX 2020-VIVA	Yes(3)
Whole Loan	$3,000,000,000	$3,000,000,000
(1)	CREFI will be contributing Note A-13-9, which has an outstanding principal balance of approximately $39,985,667 to the Benchmark 2021-B24 mortgage trust. GACC will be contributing Note A-15-9, which has an outstanding principal balance of approximately $40,000,000 to the Benchmark 2021-B24 mortgage trust.

(2)	Expected to be contributed to one or more future securitization transactions.

(3)	The initial controlling note is Note C-1, so long as no related control appraisal period with respect to Note C-1 and the related pari passu C notes has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the controlling note will be as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The MGM Grand & Mandalay Bay Pari Passu-AB Whole Loan” in the Prospectus.

(4)	The MGM Grand & Mandalay Bay Junior Notes are subordinate to the MGM Grand & Mandalay Bay Senior Notes.

The Borrowers. On January 14, 2020, MGM Growth Properties Operating Partnership LP, an affiliate of BREIT Operating Partnership L.P. (the “Sponsors”, more particularly referred to as the “Loan Sponsors”), and certain other parties entered into an agreement to, among other things, form a joint venture (50.1% indirectly owned by MGP OP and 49.9% indirectly owned by BREIT OP) to acquire the MGM Grand & Mandalay Bay Properties in Las Vegas for a purchase price of $4.60 billion ($471,892 per room). The borrowers under the MGM Grand & Mandalay Bay Whole Loan are MGM Grand PropCo, LLC and Mandalay PropCo, LLC (individually, a “MGM Grand & Mandalay Bay Borrower” and, collectively, the “MGM Grand & Mandalay Bay Borrowers” or the “Borrowers”), which are subsidiaries of the Joint Venture. The MGM Grand & Mandalay Bay Borrowers are Delaware limited liability companies and single purpose entities with two independent directors. Blackstone Real Estate Income Trust, Inc. (“BREIT”) is a non-traded real estate investment trust focused on investing in commercial real estate properties diversified by sector with an emphasis on providing investors with access to Blackstone’s institutional real estate investment platform. BREIT seeks to directly own stabilized income-generating United States commercial real estate across the key property types, including multifamily, industrial, retail, hotel, healthcare and office. BREIT is managed by an external advisor, BX REIT Advisors L.L.C., which is an affiliate of The Blackstone Group Inc. (“Blackstone”). Blackstone’s real estate investor capital under management totals approximately $174.0 billion as of September 30, 2020 and includes prime assets such as the Bellagio, Cosmopolitan Las Vegas, Hotel Del Coronado, Grand Wailea, Arizona Biltmore, Ritz Carlton Kapalua, and Turtle Bay Resort.

MGM Growth Properties LLC (“MGP”) is one of the leading publicly traded real estate investment trusts engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts. MGP currently owns a portfolio of properties, consisting of 12 premier destination resorts in Las Vegas and elsewhere across the United States, with over 27,400 rooms, as well as MGM Northfield Park in Northfield, OH, Empire Resort Casino in Yonkers, NY, and a retail and entertainment district, The Park, in Las Vegas.

MGP OP and BREIT OP (together, individually or collectively as the context may require, the “Guarantor”), are the non-recourse carveout guarantors on a several basis in proportion to each Guarantor’s Liability Percentage (as defined below). The Liability Percentage of each Guarantor will be automatically increased or decreased from time to time, as applicable, to the extent any direct and/or indirect equity

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

interest in the Borrowers is transferred by one Guarantor (or its affiliates) to the other Guarantor (or its affiliates) with the transferring Guarantor’s Liability Percentage increasing by the amount of such transferred interests and the transferee Guarantor’s Liability Percentage decreasing by such amount. In no event will the Liability Percentage of the Guarantors in the aggregate be less than or greater than one hundred percent (100%). For the avoidance of doubt, transfers by a Guarantor (or its affiliates) to a third party that is not an affiliate of the other Guarantor will not result in an adjustment to the Liability Percentage of either Guarantor. For illustrative purposes, if BREIT OP transfers a twenty-five percent (25%) indirect equity interest in the Borrowers to a third party that is not an Affiliate of MGP OP and subsequently transfers a ten percent (10%) indirect equity interest in the Borrowers to MGP OP, the adjustments required to be made as a result of such transfers will be: (i) a decrease of ten percentage points to BREIT OP’s Liability Percentage and (ii) an increase of 10 percentage points to MGP OP’s Liability Percentage.

The Guarantor’s liability for full recourse events is capped at an amount equal to 10% of the aggregate outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan as of the date of the event. In addition, only the Borrowers are liable for breaches of environmental covenants; provided, however, that if the Borrowers fail to maintain an environmental insurance policy required under the MGM Grand & Mandalay Bay Whole Loan documents, the Guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the MGM Grand & Mandalay Bay Properties or controlling equity interests in the MGM Grand & Mandalay Bay Borrowers is loss recourse, rather than full recourse.

“Liability Percentage” means, initially, (x) with respect to BREIT OP, 49.9% and (y) with respect to MGP OP, 50.1%.

The Properties.

MGM Grand (54.5% of Mortgage ALA and Master Lease Rent)

Built in 1993, the MGM Grand Property is a full-service luxury resort and casino property located on the Las Vegas Strip, situated between Tropicana Boulevard and Harmon Avenue. According to World Atlas, the MGM Grand Property is the third largest hotel in the world by room count. The MGM Grand Property is also a recipient of the AAA Four Diamond award. The MGM Grand Property covers approximately 101.9 acres and consists of 4,998 hotel rooms: 4,270 standard rooms, 554 suites, 88 luxury suites, 51 SKYLOFTS suites (excluding one additional office unit), 30 mansion villas (Mediterranean-themed villas targeted for high-end gamblers, celebrities and casino-invited guests on the strip) (the “Mansion Villas”) and four entourage rooms associated with the Mansion Villas. The MGM Grand Property contains approximately 177,268 square feet of casino space, featuring 1,553 slot machines and 128 gaming tables, over 748,000 square feet of meeting space, 18 restaurants, an approximately 22,858 square foot spa, four swimming pools and approximately 41,800 square feet of rentable retail space (featuring 31 retailers). The MGM Grand Property is home to Cirque du Soleil’s “Kà”, an acrobatic theater production that has been in residence at the MGM Grand Property since October 2004. The MGM Grand Property also includes the David Copperfield Theatre, Hakkasan Nightclub and the MGM Grand Garden Arena, which has a seating capacity of over 16,000 and hosts premier concerts, award shows, sporting events including championship boxing, and other special events.

Room sizes range from 346 square feet to 11,517 square feet and the MGM Grand Property offers one to four bedrooms. Standard room amenities include air conditioning, in-room dining service, minibar, telephone, hair dryer, in-room safe, and high-speed internet. SKYLOFTS at MGM Grand, a AAA Four-Diamond, Forbes Five Star hotel, occupies the top two floors of the main building. The hotel has 51 lofts ranging from 1,401 to 6,040 square feet per loft. SKYLOFTS is also a member of The Leading Hotels of the World. The Mansion at the MGM Grand Property contains 30 Mansion Villas ranging from 2,358 to 11,517 square feet per villa and $5,000 to $35,000 per night.

Since 2010, the MGM Grand Property has benefited from total capital investment of approximately $480.0 million (approximately $96,036 per room). Notable capital expenditures from this time period include an approximately $144.0 million full rooms renovation from 2010 to 2013 and a recent $118.9 million expansion and renovation of the conference center, which was completed in December 2018.

Mandalay Bay (45.5% of Mortgage ALA and Master Lease Rent)

Built in 1999, the Mandalay Bay Property is a full-service luxury resort and casino property located as the first major resort on the strip to greet visitors arriving by automobile from Southern California. The AAA Four Diamond award winning resort is a premier conference hotel in Las Vegas with approximately 2.2 million square feet of convention, ballroom and meeting space, making it the fifth single largest event space in the United States. The Mandalay Bay Property is immediately across Interstate 15 from Allegiant Stadium, the new home stadium of the National Football League’s (“NFL”) Raiders, which was substantially completed on July 31, 2020 and began being utilized in September 2020. The Mandalay Bay Property covers approximately 124.1 acres and consists of 4,750 hotel rooms. Also included within the Mandalay Bay Property are: (i) the Delano, which is an all-suite hotel tower within the complex and (ii) a Four Seasons hotel, each of which has its own lobby, restaurants and pool and spa. In addition to the significant meeting space, the Mandalay Bay Property contains approximately 152,159 square feet of casino space, featuring approximately 1,232 slot machines and 71 gaming tables, 27 total restaurants, an approximately 30,000 square foot spa, ten swimming pools and approximately 54,000 square feet of rentable retail space featuring 41 retailers. The Mandalay Bay Property is also the home to Cirque du Soleil’s Michael Jackson “ONE”, which has been in residence at the Mandalay Bay Property in an approximately 1,805-seat showroom since 2013, an approximately 12,000-seat special events arena, the House of Blues (which features an arena seating up to 2,500 people) and the Shark Reef Aquarium. Additionally, the

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

Mandalay Bay Property’s expansive pool and beach area plays host to an array of evening open air concerts during the pool season, a large wave pool, and Moorea, a European-style “ultra” beach and Daylight Beach Club.

Room sizes range from 400 to 5,605 square feet and the Mandalay Bay Property offers one- to four-bedroom rooms. Standard room amenities include air conditioning, in-room dining service, minibar, telephone, hair dryer, in-room safe, and high-speed internet. Floors 60–62 are designed as penthouse suites, with a penthouse lounge on level 62 for guests staying in the penthouses. Floors numbered 35–39 of the main hotel building are occupied by the five-star and AAA Four-Diamond Four Seasons Hotel Las Vegas. Located at the resort’s 43-story second tower, the Delano Las Vegas is comprised of 45 rooms and 1,072 suites. Each suite at the Delano is at least 725 square feet.

The Mandalay Bay Property (including the Delano) underwent a substantial rooms’ renovation of approximately $159.7 million (approximately $35,150 per room) from 2012 to 2016 and has received a total of approximately $510.6 million (approximately $107,485 per room) of capital investment since 2010.

Cirque du Soleil performances at the MGM Grand & Mandalay Bay Properties scheduled through December 31, 2020 were cancelled. On June 29, 2020, Cirque du Soleil Entertainment Group (“Cirque”) announced that it and certain of its affiliated companies filed for protection from creditors under the Companies’ Creditors Arrangement Act (“CCAA”) in order to restructure its capital structure, which application was granted by the court. On July 16, 2020, Cirque announced that it entered into a new “stalking horse” purchase agreement with a group of existing first lien and second lien secured lenders pursuant to which such lenders would acquire substantially all of Cirque’s assets in settlement of Cirque’s first and second lien debt. Such purchase agreement was approved by the court on July 17, 2020, and served as the new “stalking horse” bid in a SISP supervised by the court and the court-appointed monitor. As of August 18, 2020, it was reported that the lenders’ bid was the highest bid, which requires court approval to take effect. On October 20, 2020, it was further reported that the plan giving the lenders control and virtually all of the equity of Cirque was approved, and on November 24, 2020, Cirque announced the closing of the sale transaction with its secured lenders and its emergence from creditor protection under the CCAA in Canada and Chapter 15 in the United States.

Revenue Streams. The MGM Grand & Mandalay Bay Properties benefit from a diverse set of revenue streams with a substantial contribution from non-gaming sources (only 18.0% of combined year-end (“YE”) December 2019 revenues were derived from casinos) and offer nearly 2.8 million square feet of combined meeting and convention space.

As of YE December 2019, the MGM Grand Property generated 77.8% of net revenues from rooms, food and beverage, retail, entertainment and other operations. The gaming segment contributed 22.2% of net revenue (approximately $257.9 million), representing a decline from the 2018 level of 29.8% of net revenue (of approximately $365.7 million). A portion of the decline can be attributed to a renovation of the Mansion Villas in 2019, which serve as the MGM Grand Property’s main attractant to high-end gamblers. Nearly all departments at the MGM Grand Property (including rooms, F&B, retail and entertainment) experienced continued growth in the YE December 2019 period despite the decline in casino revenue.

The Mandalay Bay Property has a much smaller casino department as a percentage of total net revenue (12.9% as of YE December 2019) than most casinos on the Las Vegas strip. The Mandalay Bay Property revenues are primarily driven by (i) the focus on group and convention business (according to the appraisal, the Mandalay Bay Property had a 2019 penetration factor of 134.8% for group business) and (ii) the fact that two of the three room types are operated as non-casino focused third party franchises (the Delano and Four Seasons). As of YE December 2019, 64.1% of total revenues at the Mandalay Bay Property were derived from rooms’ revenue (34.1%) and food & beverage revenue (30.0%).

As of YE December 2019, the MGM Grand Property achieved occupancy, ADR and RevPAR of 91.4%, $190.29 and $173.85, respectively. As of YE December 2019, the Mandalay Bay Property achieved occupancy, ADR and RevPAR of 92.8%, $202.98 and $188.40, respectively.

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

Historical Performance
EBITDAR ($ Millions)(1)	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(1)	June 2020 TTM(1)	Sept. 2020 TTM(1)	UW
MGM Grand	$329	$396	$271	$214	$163	$149	$181	$236	$255	$281	$332	$345	$372	$283	$263	$220	$129	$283
Mandalay Bay	$282	$291	$251	$160	$125	$169	$147	$167	$176	$204	$237	$260	$246	$237	$224	$161	$93	$237
Total Collateral	$611	$688	$522	$374	$288	$318	$327	$403	$431	$485	$569	$605	$617	$520	$487	$381	$222	$520
Debt Yield(2)	20.4%	22.9%	17.4%	12.5%	9.6%	10.6%	10.9%	13.4%	14.4%	16.2%	19.0%	20.2%	20.6%	17.3%	16.2%	12.7%	7.4%	17.3%
Rent Coverage(3)	2.1x	2.4x	1.8x	1.3x	1.0x	1.1x	1.1x	1.4x	1.5x	1.7x	1.9x	2.1x	2.1x	1.8x	1.7x	1.3x	0.8x	1.8x

(1)	On May 1, 2020, MGM Resorts International reported in its first quarter Form 10-Q filing that, as a result of the temporary closure of its domestic properties (which include the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which include the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, and there were high levels of room and convention cancellation through the third quarter of 2020. The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future. On November 3, 2020, MGM reported in its most recent third quarter Form 10-Q filing that throughout the second and third quarters of 2020, all of its properties reopened but are operating without certain amenities and subject to certain occupancy limitations and therefore are generating revenues that are significantly lower than historical results, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM and September 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020, operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the MGM Grand & Mandalay Bay Properties by the state of Nevada during the third quarter of 2020. The $487 million presented above represents the adjusted March 2020 TTM EBITDAR, which takes into account an adjustment for a combined net extraordinary loss of approximately $20.6 million during the March 2020 TTM period (reflecting primarily operating losses during closure comprised mainly of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The $381 million presented above represents the adjusted June 2020 TTM EBITDAR and the $222 million presented above represents the adjusted September 2020 TTM EBITDAR, each of which takes into account an adjustment for a combined net extraordinary loss of approximately $82.4 million during each of the respective TTM periods (reflecting primarily operating losses during closure comprised mainly of employee payroll expenses and corporate allocations and net of a combined extraordinary gain of approximately $0.7 million related to a reversal of certain accrued benefit expenses) related to the temporary closure of the MGM Grand & Mandalay Bay Properties following the outbreak of COVID-19. The Lender UW presented above is based on 2019 financials, which reflect a full year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties. Please see “Cash Flow Analysis” herein, and the footnotes thereto, for more detailed underwritten cash flow information.

(2)	Debt Yield metrics presented above are based on the MGM Grand & Mandalay Bay Whole Loan Cut-off Date balance of $3.0 billion and the EBITDAR of each respective time period.

(3)	Rent Coverage ratios presented above are based on the initial Master Lease Rent of $292.0 million and the EBITDAR of each respective time period.

Historical Performance – MGM Grand(1)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(2)	June 2020 TTM(2)	September 2020 TTM(2)
RevPAR	$154	$162	$145	$112	$112	$128	$136	$138	$151	$155	$162	$167	$169	$174	$172	$161	$126
Net Revenue ($ bns)	$1.19	$1.32	$1.22	$1.09	$1.03	$1.05	$1.07	$1.15	$1.21	$1.16	$1.15	$1.18	$1.23	$1.16	$1.10	$0.87	$0.66
EBITDAR Margin	28%	30%	22%	20%	16%	14%	17%	21%	21%	24%	29%	29%	30%	24%	24%	25%	20%
(1)	Any financial information contained in this Term Sheet for the MGM Grand Property which relates to any period prior to 2015 has not been recast to reflect the adoption of ASC 606 revenue recognition under GAAP and thus, any financial information provided for periods prior to 2015 may not be comparable to periods on or after 2015 with respect to which recasting has been applied.

(2)	The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The September 2020 TTM financials presented above reflect the suspension of operations at (i) the MGM Grand Property from March 17, 2020 through June 3, 2020 and (ii) The Shoppes at Mandalay Bay Place and the Mandalay Bay resort from March 17, 2020 through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the MGM Grand & Mandalay Bay Properties by the state of Nevada during the third quarter of 2020. Upon reopening, both MGM Grand & Mandalay Bay Properties were operating with limited amenities and certain COVID-19 mitigation procedures. The lender UW presented above is based on 2019 financials, which reflect a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

Historical Performance – Mandalay Bay(1)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	March 2020 TTM(2)	June 2020 TTM(2)	September 2020 TTM(2)
RevPAR	$199	$213	$193	$142	$142	$160	$162	$164	$176	$177	$185	$186	$184	$188	$188	$186	$143
Net Revenue ($ bns)	$0.99	$1.02	$0.95	$0.79	$0.78	$0.84	$0.78	$0.86	$0.95	$0.94	$0.97	$0.98	$0.97	$0.94	$0.90	$0.67	$0.49
EBITDAR Margin	29%	28%	26%	20%	16%	20%	19%	19%	19%	22%	24%	27%	25%	25%	25%	24%	19%
(1)	Any financial information contained in this Term Sheet for the Mandalay Bay Property which relates to any period prior to 2015 has not been recast to reflect the adoption of ASC 606 revenue recognition under GAAP and thus, any financial information provided for periods prior to 2015 may not be comparable to periods on or after 2015 with respect to which recasting has been applied.

(2)	The March 2020 TTM financials presented above reflect the suspension of operations at the MGM Grand & Mandalay Bay Properties from March 17, 2020 through the end of the first calendar quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The June 2020 TTM financials presented above reflect the operations at the MGM Grand Property, which remained suspended until June 4, 2020 and operations at The Shoppes at Mandalay Bay Place and the Mandalay Bay resort, which remained suspended through June 24, 2020 and June 30, 2020, respectively. The September 2020 TTM financials presented above reflect the suspension of operations at (i) the MGM Grand Property from March 17, 2020 through June 3, 2020 and (ii) The Shoppes at Mandalay Bay Place and the Mandalay Bay resort from March 17, 2020 through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the MGM Grand & Mandalay Bay Properties by the state of Nevada during the third quarter of 2020. Upon reopening, both MGM Grand & Mandalay Bay Properties were operating with limited amenities and certain COVID-19 mitigation procedures. The Lender UW presented above is based on 2019 financials, which reflect a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

Master Lease.  The MGM Grand & Mandalay Bay Properties are master leased to MGM Lessee II, LLC (“MGM Tenant”), a wholly-owned subsidiary of MGM under a 30-year, triple-net master and operating lease with two, 10-year renewal options. In turn, the MGM Tenant has subleased a portion of the MGM Grand & Mandalay Bay Properties to each of MGM Grand Hotel, LLC, a Nevada limited liability company (“Grand Operating Subtenant”), Mandalay Bay, LLC, a Nevada limited liability company (“Mandalay Bay Subtenant”) and Mandalay Place, LLC, a Nevada limited liability company (“Mandalay Place Subtenant”; and, together with Grand Operating Subtenant and Mandalay Bay Subtenant, individually or collectively as the context may require, together with any person to whom all or any portion of a Property is sublet by MGM Tenant pursuant to a MGM/Mandalay Operating sublease pursuant to the express terms and conditions of the MGM/Mandalay Lease, each a “MGM/Mandalay Operating Subtenant”). Each MGM/Mandalay Operating Subtenant executed a joinder to the MGM/Mandalay Lease for the purpose of (x) agreeing to be bound by the terms and provisions of the MGM/Mandalay Lease regarding the disposition of any portion of the MGM Tenant’s Property owned by such MGM/Mandalay Operating Subtenant and (y) granting a security interest to the Borrowers in the portion of the MGM Tenant’s pledged property owned by such MGM/Mandalay Operating Subtenant and certain reserve funds under the MGM/Mandalay Lease. The MGM Tenant and each MGM/Mandalay Operating Subtenant is not a borrower or an obligor under the MGM Grand & Mandalay Bay Loan documents.

Under the Master Lease, the MGM Tenant is required to pay to the Borrowers an initial lease rent of $292.0 million per annum ($159.0 million allocated to the MGM Grand Property and $133.0 million allocated to the Mandalay Bay Property, the “Master Lease Rent”), subject to annual increases of (i) 2.0% in years 2 through 15 of the initial lease term, and (ii) thereafter, the greater of 2.0% or CPI (CPI capped at 3.0%) for the remainder of the initial lease term. Additionally, MGM will be required to continue to invest in the MGM Grand & Mandalay Bay Properties, with (x) a minimum aggregate capital investment requirement of 3.5% of actual net revenues every five years (the first such period beginning January 1, 2020 and expiring December 31, 2024, and the second such period beginning January 1, 2021 and expiring December 31, 2025, and each five-year period thereafter on a rolling basis) in the aggregate for the MGM Grand & Mandalay Bay Properties (such amount not to be less than 2.5% of the actual net revenue of any individual Property) (collectively, the “Required CapEx”) and (y) a monthly reserve equal to 1.5% of actual net revenues which may be used for FF&E and on qualifying capital expenditures in satisfaction of the Required CapEx spend. Upon early termination of the Master Lease due to an event of default by MGM Tenant thereunder, the FF&E will be transferred to the Borrowers at no cost.

Beginning with the first full calendar quarter after the origination date for the MGM Grand & Mandalay Bay Whole Loan and continuing thereafter, if either (a) (x) EBITDAR to Rent Ratio (as defined in the Master Lease) for the prior four fiscal quarters is less than 1.60x and (y) MGM’s market cap is less than $6.0 billion or (b) (x) MGM is no longer publicly traded and listed on NYSE, AMEX or NASDAQ and (y) the EBITDAR to Rent Ratio for the prior four fiscal quarters is less than 2.0x, then MGM Tenant will be required to provide one or more letters of credit or fund a cash escrow in an aggregate amount equal to the following year’s rent (taking into account the applicable escalations). Based on the adjusted September 2020 TTM EBITDAR of approximately $222.0 million and the initial Master Lease Rent of $292.0 million, the MGM Grand & Mandalay Bay Whole Loan results in a September 2020 TTM EBITDAR-to-rent coverage ratio of 0.76x.

No intellectual property is licensed to the Borrowers and the Borrowers have no option to purchase upon expiration of the Master Lease. Upon the expiration of the Master Lease term or earlier termination of Master Lease, MGM Tenant will be obligated to provide up to 18 months of transition services to permit the continuous and uninterrupted operation of the Property.

MGM (NYSE: MGM, rated Ba3/BB-/BB- by Moody’s, Fitch and S&P) guarantees to the Borrowers the payment and performance of all monetary obligations and certain other obligations of the MGM Tenant under the Master Lease. In addition to the lease guaranty, MGM (in such capacity, “Shortfall Collection Guarantor”) has executed a shortfall guaranty for the benefit of the mortgage lenders for the MGM Grand & Mandalay Bay Loan, pursuant to which MGM has guaranteed to the mortgage lenders the unpaid portion of the initial principal amount of the MGM Grand & Mandalay Bay Loan (without giving effect to any future amendments that may increase the principal balance) and all interest accrued and unpaid thereon. For the avoidance of doubt, the Shortfall Collection Guarantor does not guarantee any

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

Accrued Interest or any additional principal as a result of any unpaid Accrued Interest after the ARD. Transfers of interests in MGM are not restricted under the MGM Grand & Mandalay Bay Loan documents and any bankruptcy or other adverse event with respect to the Shortfall Collection Guarantor does not constitute a default under the MGM Grand & Mandalay Bay Loan documents. Neither MGM nor its affiliates (including, without limitation, MGM Tenant) are considered an affiliate of the Borrowers for any purpose under the MGM Grand & Mandalay Bay Loan documents so long as such person does not control the Borrowers. There is no continuing net worth requirement with respect to MGM in connection with the shortfall guaranty. As of the origination of the MGM Grand & Mandalay Bay Loan, neither MGM nor MGM Tenant controlled the Borrowers.

As of December 31, 2019, MGM had a market capitalization of approximately $16.7 billion, full-year 2019 revenue of approximately $12.9 billion and consolidated, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $3.0 billion. As of March 31, 2020, MGM reported revenue of approximately $2.3 billion for the first quarter of 2020. This represents a 29% decrease to the first quarter of 2019 which was primarily driven by MGM’s temporary suspension of its domestic and Macau casino operations related to the COVID-19 pandemic.

MGM had $6.0 billion of cash and cash equivalents as of March 31, 2020, which included $1.8 billion at MGP and $381 million at MGM China. In addition, on April 23, 2020, MGM commenced a private offering of $750 million in aggregate principal amount of 6.75% coupon senior notes due in 2025, which further added to MGM’s cash position.

As of June 30, 2020, MGM reported (i) revenue of approximately $290.0 million for the second quarter of 2020 (of which approximately $151.0 million was derived from MGM’s Las Vegas Strip resorts(1)), (ii) a total consolidated liquidity position of $8.1 billion (which includes MGM Resorts (as defined below), MGM China and MGP and is comprised of cash and cash equivalents of approximately $4.8 billion and approximately $3.3 billion available under certain revolving credit facilities) and (iii) a market capitalization of approximately $8.3 billion. According to MGM’s second quarter 2020 earnings presentation, the Adjusted Property EBITDAR margin across all reopened MGM properties on the Las Vegas Strip (during the period the properties were operating through June 30, 2020) increased by approximately 450 basis points compared to the second quarter of 2019 (calculation methodology presented below)(2).

“MGM Resorts” means MGM Resorts unconsolidated, which is exclusive of MGM China and MGP.

As of September 30, 2020, MGM reported (i) revenue of approximately $1.1 billion for the third quarter of 2020 (of which approximately $481.4 million was derived from MGM’s Las Vegas Strip resorts), (ii) a total consolidated liquidity position of $7.8 billion (which includes MGM Resorts, MGM China and MGP and is comprised of cash and cash equivalents of approximately $4.6 billion and approximately $3.2 billion available under certain revolving credit facilities), (iii) an MGM Resorts liquidity position of approximately $4.5 billion (which excludes MGP OP and MGM China) and is comprised of cash and cash equivalents of approximately $3.5 billion and approximately $922 million available under its $1.5 billion revolving facility and (iv) a market capitalization of approximately $10.7 billion. Also as of September 30, 2020, MGM reported that it had $700.0 million remaining under its previously announced agreement with MGP OP to redeem for cash up to $1.4 billion of its MGP OP units and it does not have any debt maturing prior to 2022. Based on the September 2020 TTM adjusted EBITDAR of approximately $222.0 million, the MGM Grand & Mandalay Bay Whole Loan results in an adjusted EBITDAR to Debt Service Ratio of 2.05x (which is below the DSCR Threshold (as defined below) of 2.50x). It is expected that the adjusted EBITDAR to Debt Service Coverage Ratio based on the December 2020 TTM financials (which, as of the date of this term sheet, have not been delivered to the lender) will remain below the DSCR Threshold of 2.50x and cause the commencement of a MGM Grand & Mandalay Bay Trigger Period. See “Lockbox / Cash Management” herein for more detail.

As of December 31, 2020, MGM reported (i) revenue of approximately $1.5 billion for the fourth quarter of 2020 (of which approximately $480 million was derived from MGM’s Las Vegas Strip resorts), (ii) a total consolidated liquidity position of approximately $8.8 billion (which includes MGM Resorts, MGM China and MGP and is comprised of cash and cash equivalents of approximately $5.1 billion and approximately $3.7 billion available under certain revolving credit facilities), (iii) an MGM Resorts liquidity position of approximately $5.6 billion (which excludes MGP and MGM China) and is comprised of cash and cash equivalents of approximately $4.1 billion and approximately $1.472 billion available under its $1.5 billion revolving facility and (iv) a market capitalization of approximately $15.6 billion. In December 2020, MGP redeemed approximately 23.5 million MGP OP units from MGM Resorts for $700.0 million which represented the remaining amount under the agreement with MGP to purchase up to $1.4 billion of the MGP OP units owned by MGM Resorts for cash. MGM’s Las Vegas Strip resorts reported adjusted property EBITDAR of approximately $54.0 million for the fourth quarter of 2020 (compared to $15.0 million in the third quarter of 2020).

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

MGM Tenant is a casino owner-operator for 29 unique hotel offerings totaling over 44,000 rooms across Las Vegas, United States regional markets and Macau. MGM Tenant has managed the MGM Grand & Mandalay Bay Properties for more than 27 and 18 years, respectively.

(1)	Second quarter 2020 revenue of approximately $151.0 million for MGM’s Las Vegas Strip resorts reflects revenue from certain resorts which reopened during the second quarter of 2020 with limited amenities and certain COVID-19 mitigation procedures: the Bellagio (reopened on June 4, 2020), the MGM Grand (reopened on June 4, 2020), New York New York (reopened on June 4, 2020), Excalibur (reopened on June 11, 2020) and Luxor (reopened on June 25, 2020). The Mandalay Bay, ARIA, Vdara, Mirage and Park MGM resorts were not open during the second quarter of 2020.

(2)	Second quarter 2020 Adjusted Property EBITDAR calculation methodology: Reflects MGM management’s estimates of operating trends for the periods in which the properties were operating (commencing on each respective properties reopening date and calculated through June 30, 2020), compared to the same periods in 2019 using monthly property level financials and internally generated daily operating reports to calculate activity for partial monthly periods, based on the days in the second quarter of 2020 that such properties were opened prior to June 30, 2020, including activity for invitation only customer events prior to reopening to the general public.

COVID-19 Update. According to a press release issued on March 15, 2020, MGM announced that it would suspend operations at all of its Las Vegas properties, including the MGM Grand & Mandalay Bay Properties, until further notice, effective as of March 17, 2020, and that casino operations would close on March 16, 2020, followed by hotel operations on March 17, 2020. MGM cited COVID-19 as a pandemic that had intensified in the United States, requiring major collective action to slow its progression. MGM stated that it cancelled all reservations at its Las Vegas properties prior to May 21, 2020. MGM further reported that it incurred substantial operating losses in March 2020 and did not expect to see a material improvement until more is known regarding the duration and severity of the pandemic, including when MGM’s properties can reopen to the public. On May 1, 2020, MGM reported in its first quarter Form 10-Q filing that as a result of the government-mandated closure, its domestic properties (which include the MGM Grand & Mandalay Bay Properties and several properties which are not part of the collateral for the MGM Grand & Mandalay Bay Whole Loan) were effectively generating no revenue. In addition, in its Form 10-Q filing, MGM Resorts International reported high levels of room and convention cancellation across its domestic properties through the third quarter of 2020 with some tentative re-bookings in the fourth quarter and into 2021. As of June 4, 2020, the MGM Grand was reopened, with limited amenities and certain COVID-19 mitigation procedures. MGM Resorts International reopened The Shoppes at Mandalay Bay Place on June 25, 2020 and the Mandalay Bay resort on July 1, 2020, both with limited amenities and certain COVID-19 mitigation procedures. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future. On August 28, 2020, several news outlets reported that MGM is expected to lay off approximately 18,000 furloughed workers in the United States, more than one-quarter of its pre-COVID-19 pandemic U.S. workforce, due to the continued impact of the COVID-19 pandemic on MGM’s business. However, MGM permitted certain stage shows and performances to resume at select properties (including the MGM Grand) on or about November 6, 2020. On November 3, 2020, MGM reported in its most recent third quarter Form 10-Q filing that (i) throughout the second and third quarters of 2020, all of its properties reopened but are operating without certain amenities and subject to certain occupancy limitations and therefore are generating revenues that are significantly lower than historical results and (ii) although MGM has engaged in aggressive cost reduction efforts, it still has significant fixed and variable costs, which will adversely affect its profitability, and has seen and expects to continue to see weakened demand in light of continued domestic and international travel restrictions or warnings, restrictions on amenity use (such as gaming, restaurant and pool capacity limitations), consumer fears and reduced consumer discretionary spending, general economic uncertainty and increased rates of unemployment. In MGM’s third quarter 2020 earnings call, MGM disclosed that it is evaluating plans to minimize mid-week Adjusted Property EBITDAR losses at its properties in light of its seasonal low period during the winter months, which could include reducing amenities at some of its properties and the closure of certain hotel towers. MGM Recently announced that the Mandalay Bay Property is currently accepting reservations for stays from Thursday through Sunday. After March 3, 2021, the Mandalay Bay Property will resume 24/7 hotel operations and reservations will be accepted for stays throughout the week. As of February 25, 2021, the MGM Grand & Mandalay Bay Properties continue to operate subject to the restrictions described above. The MGM Grand & Mandalay Bay Whole Loan is current through the February 2021 payment date and as of February 25, 2021, no loan modification or forbearance requests have been made. Additionally, January 2021 and February 2021 master lease payments have been made and there have been no lease modification requests. See “Risk Factors—Special Risks—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans” in the Prospectus.

The Market. The MGM Grand & Mandalay Bay Properties are located on the Las Vegas Strip in the heart of Las Vegas, Nevada. Visitor volume and airport passenger traffic into the Las Vegas region have more than doubled from 1990 to 2019. In connection with the financial downturn in 2008 and 2009, the Las Vegas market generally experienced a contraction. During 2010, the market began to rebound and visitation returned to near peak levels. McCarran International Airport welcomed 51.5 million passengers in 2019 (surpassing the 2018 passenger count of approximately 49.6 million).

Since 2010, annual convention attendance in Las Vegas has grown by over 2 million people (4.0% CAGR). With an estimated local population of 2.3 million people as of 2019, an additional approximately 42.5 million tourists visiting the metropolitan Las Vegas area annually and recent investment in Las Vegas by major sports leagues, the amount of existing gaming activity has increased steadily since the 2009 trough. In Clark County, gaming revenue has increased approximately 17.2% through 2019 since the gaming revenue trough in 2009.

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

Market Overview(1)
Category	1990	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Visitor Volume (thousands)	20,954	36,351	37,335	38,929	39,727	39,668	41,127	42,312	42,936	42,214	42,117	42,524
YoY % Change	NAP	-3.0%	2.7%	4.3%	2.1%	-0.1%	3.7%	2.9%	1.5%	-1.7%	-0.2%	1.0%
Clark County Gaming Revenues ($mm)	$4,104	$8,838	$8,909	$9,223	$9,400	$9,674	$9,554	$9,618	$9,714	$9,979	$10,250	$10,355
YoY % Change	NAP	-9.8%	0.8%	3.5%	1.9%	2.9%	-1.2%	0.7%	1.0%	2.7%	2.7%	1.0%
Hotel / Motel Rooms Inventory	73,730	148,941	148,935	150,161	150,481	150,593	150,544	149,213	149,339	148,896	149,158	149,422
YoY % Change	NAP	6.0%	0.0%	0.8%	0.2%	0.1%	0.0%	-0.9%	0.1%	-0.3%	0.2%	0.2%
Airport Passenger Traffic (thousands)	19,090	40,469	39,757	41,481	41,668	41,857	42,885	45,319	47,368	48,430	49,645	51,538
YoY % Change	NAP	-8.2%	-1.8%	4.3%	0.4%	0.5%	2.5%	5.7%	4.5%	2.2%	2.5%	3.8%
Convention Attendance (thousands)	1,742	4,492	4,473	4,865	4,944	5,107	5,195	5,891	6,311	6,646	6,502	6,649
YoY % Change	NAP	-23.9%	-0.4%	8.8%	1.6%	3.3%	1.7%	13.4%	7.1%	5.3%	-2.2%	2.3%
(1)	Source: Las Vegas Convention and Visitors Authority.

The Las Vegas Strip hotel average occupancy has been approximately 90% over the last three years. The Las Vegas Strip average 2019 occupancy was 90.4% and average 2018 occupancy was 89.5%. The Las Vegas Strip average 2019 ADR of $143.31 increased 3.3% relative to the average 2018 ADR of $138.71.

Historical Occupancy, ADR, RevPAR – Competitive Set
	MGM Grand Resort(1)			Competitive Set(2)(3)			MGM Grand Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
December 31, 2017	92.1%	$181.76	$167.36	92.0%	$181.95	$167.10	100.2%	100.0%	100.3%
December 31, 2018	92.7%	$182.10	$168.76	93.0%	$187.63	$173.66	100.1%	97.4%	97.6%
December 31, 2019	91.4%	$190.29	$173.85	94.0%	$193.23	$181.41	98.7%	98.6%	97.3%
(1)	Source: Historical operating statements.

(2)	Source: Appraisal.

(3)	Includes: The Mirage, New York New York, Luxor, Caesars, Planet Hollywood, and Venetian/Palazzo.

Historical Occupancy, ADR, RevPAR – Competitive Set
	Mandalay Bay Resort(1)			Competitive Set(2)(3)			Mandalay Bay Penetration Factor(2)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
December 31, 2017	90.0%	$206.28	$185.57	92.0%	$177.98	$164.06	98.0%	113.2%	110.9%
December 31, 2018	90.2%	$203.96	$183.96	93.0%	$183.94	$171.13	97.4%	109.2%	106.4%
December 31, 2019	92.8%	$202.98	$188.40	94.0%	$190.09	$178.15	96.6%	108.8%	105.1%
(1)	Source: Historical operating statements.

(2)	Source: Appraisal.

(3)	Includes: The Mirage, New York New York, Luxor, Caesars, Planet Hollywood, and Venetian/Palazzo.

Additional group business is expected to enter the market as a result of the delivery of Allegiant Stadium in August 2020 (across the street from the Mandalay Bay Property) which will serve as the home stadium for the Raiders NFL team. Non-gaming revenue in the Las Vegas market was approximately 65% of total revenue in 2019 compared to pre-recession levels of approximately 59% in 2007.

Each of the MGM Grand & Mandalay Bay Properties share the same competitive set. The primary competitive set for the MGM Grand & Mandalay Bay Properties consists of six hotels, which range in size from 2,024 to 7,117 rooms and collectively contain an aggregate 23,058 rooms. According to the appraisal, there are two mega resorts in the construction phase with planned delivery between 2021 and 2022. Resorts World Las Vegas is a 59-story Chinese-themed mega resort under construction at the former Stardust Resort and Casino site on the northern Las Vegas Strip with scheduled delivery by summer of 2021 according to the appraisal. The Drew is a 735-foot tall, 75% completed mega casino resort scheduled to be delivered by 2022.

Comparable Properties(1)
Property Name	No. of Rooms	Year Opened	Meeting Space (sq. ft.)	Casino Space (sq. ft.)	Estimated 2019 Occ.	Estimated 2019 ADR	Estimated 2019 RevPAR
MGM Grand(2)	4,998	1993	748,325	177,268	91.4%	$190.29	$173.85
Mandalay Bay(2)	4,750	1999	2,100,000	152,159	92.8%	$202.98	$188.40
The Mirage	3,044	1989	170,000	94,000	94.6%	$178.00	$168.39
New York New York	2,024	1997	30,500	81,000	95.5%	$151.00	$144.21
Luxor	4,397	1993	20,000	120,000	95.0%	$119.00	$113.05
Caesar’s Palace	3,976	1966	300,000	124,200	93.0%	$221.00	$205.53
Planet Hollywood	2,500	2000	20,000	64,500	90.0%	$185.00	$166.50
Venetian/Palazzo	7,117	1999	450,000	335,878	94.6%	$237.00	$224.20
(1)	Source: Appraisal, unless otherwise indicated.

(2)	Source: Underwriting and Loan Sponsor provided information.

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

	Operating History and Underwritten Net Cash Flow(1)
	2015	2016	2017	2018	2019	TTM(2)	Underwritten	Per Room	% of Total Revenue(3)
Occupancy	92.5%	92.4%	91.0%	91.5%	92.1%	71.4%	92.1%
ADR	$179.08	$187.27	$193.58	$192.62	$196.52	$187.46	$196.52
RevPAR	$165.56	$172.97	$176.24	$176.18	$180.94	$133.76	$180.94

Hotel Revenue	$576,193,751	$611,611,719	$621,671,255	$619,356,266	$635,408,160	$347,024,422	$635,408,160	$65,183	30.2%
Casino Revenue	461,726,103	438,253,825	459,676,698	492,001,712	379,532,959	264,556,936	379,532,959	$38,934	18.0%
F&B Revenue	578,021,518	598,992,505	608,876,978	604,859,218	629,566,379	283,966,048	629,566,379	$64,584	29.9%
Other Revenue	480,778,051	465,818,022	471,735,234	475,323,334	461,787,990	261,969,455	461,787,990(4)	$47,373	21.9%
Total Revenue	$2,096,719,423	$2,114,676,071	$2,161,960,165	$2,191,540,530	$2,106,295,488	$1,157,516,861	$2,106,295,488	$216,075	100.0%
Hotel Expense	230,915,708	235,477,994	249,304,637	255,303,612	265,201,312	$176,427,144	265,201,312	$27,206	41.7%
Casino Expense	253,918,628	213,245,938	229,109,011	226,996,812	223,320,361	168,325,682	223,320,361	$22,909	58.8%
F&B Expense	428,952,166	429,128,035	433,970,578	437,033,184	449,487,794	231,438,278	449,487,794	$46,111	71.4%
Other Expense	349,547,741	323,328,025	322,504,168	316,078,620	304,747,043	174,051,892	304,747,043	$31,263	66.0%
Total Departmental Expenses	$1,263,334,243	$1,201,179,992	$1,234,888,394	$1,235,412,228	$1,242,756,510	$750,242,996	$1,242,756,510	$127,488	59.0%
Gross Operating Income	$833,385,180	$913,496,079	$927,071,771	$956,128,302	$863,538,978	$407,273,865	$863,538,978	$88,586	41.0%
Total Undistributed Expenses(5)	324,769,878	321,683,055	300,490,103	314,251,565	315,817,430	236,317,563	315,817,430	$32,398	15.0%
Gross Operating Profit	$508,615,302	$591,813,024	$626,581,668	$641,876,737	$547,721,548	$170,956,302	$547,721,548	$56,188	26.0%
Taxes	16,605,853	16,929,584	15,852,622	17,309,478	18,451,931	19,252,702	18,451,931	$1,893	0.9%
Insurance	6,711,471	6,110,026	5,691,838	7,197,993	9,189,264	12,039,683	9,189,264	$943	0.4%
Net Extraordinary Loss Add-back	0	0	0	0	0	82,377,430	0	$0	0.0%
Total Operating Expenses	$1,611,421,445	$1,545,902,657	$1,556,922,957	$1,574,171,264	$1,586,215,135	$935,475,514	$1,586,215,135	$162,722	75.3%
EBITDAR	$485,297,978	$568,773,414	$605,037,208	$617,369,266	$520,080,353	$222,041,347(7)	$520,080,353	$53,353	24.7%
Capital Expenditures(6)	0	0	0	0	0	0	32,774,592	$3,362	1.6%
Net Cash Flow	$485,297,978	$568,773,414	$605,037,208	$617,369,266	$520,080,353	$222,041,347 (7)	$487,305,761	$49,990	23.1%

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	TTM column represents the trailing 12-month period ending September 30, 2020.

(3)	% of Total Revenue for Hotel Expense, Casino Expense, F&B Expense and Other Expenses are based on their corresponding aggregate revenue line item.

(4)	The most recent available breakout of the Signature Condo-Hotel revenue as a component of Other Revenue was from the November 2019 trailing 12-month period.

(5)	2018 property administration expense was adjusted for the Mandalay Bay Property to exclude $21.8 million of one-time business interruption proceeds related to the October 1, 2017 shooting at a country concert in Las Vegas.

(6)	Underwritten Capital Expenditures is based on the 1.5% contractual FF&E reserve based on total net revenues (excluding net revenues associated with the Signature Condo-Hotel development at the MGM Grand Property for which FF&E is not reserved under the Master Lease). With respect to the Mandalay Bay Property, 5.0% FF&E Reserve was underwritten for the revenues associated with the closing date Four Seasons Management Agreement.

(7)	The TTM financials presented above reflect the suspension of operations at the Properties from March 17, 2020 through the end of the third calendar quarter of 2020. On May 1, 2020, MGM Resorts International reported in its first quarter Form 10-Q filing that, as a result of the temporary closure of its domestic properties (which include the MGM Grand & Mandalay Bay Properties) following the outbreak of COVID-19, its domestic properties (which include the MGM Grand & Mandalay Bay Properties) were effectively generating no revenue, and there were high levels of room and convention cancellation through the third quarter of 2020. On August 3, 2020, MGM reported in its second quarter Form 10-Q filing that, while throughout May, June and July 2020, it re-opened most of its properties with limited amenities and certain measures to mitigate the spread of COVID-19, such properties (which include the MGM Grand & Mandalay Bay Properties) may be subject to temporary, complete or partial shutdowns in the future. On November 3, 2020, MGM reported in its most recent third quarter Form 10-Q filing that throughout the second and third quarters of 2020, all of its properties reopened but are operating without certain amenities and subject to certain occupancy limitations and therefore are generating revenues that are significantly lower than historical results, and that it has seen and expects to continue to see weakened demand in light of consumer fears and general economic uncertainty, among other things. The September 2020 TTM financials presented above reflect the suspension of operations at (i) the MGM Grand Property from March 17, 2020 through June 3, 2020 and (ii) The Shoppes at Mandalay Bay Place and the Mandalay Bay resort from March 17, 2020 through June 24, 2020 and June 30, 2020, respectively, and the occupancy limitations imposed on the MGM Grand & Mandalay Bay Properties by the state of Nevada during the third quarter of 2020. Upon reopening, both MGM Grand & Mandalay Bay Properties were operating with limited amenities and certain COVID-19 mitigation procedures. The Lender UW presented above is based on 2019 financials, which reflect a full-year of uninterrupted operations at the MGM Grand & Mandalay Bay Properties.

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Annex A-3	Benchmark 2021-B24

MGM Grand & Mandalay Bay

Property Management. The MGM Grand & Mandalay Bay Properties are currently managed by the MGM Tenant and/or the applicable MGM/Mandalay Operating Subtenant, and there are no management agreements currently in effect with the Borrowers and, other than the management agreement with respect to the Four Seasons hotel and the management agreement with respect to certain signature hotel units (which, for the avoidance of doubt, are not part of the MGM Grand & Mandalay Bay Properties), for which management fees related thereto are included as part of the collateral, there are no management agreements currently in effect with respect to the MGM Grand & Mandalay Bay Properties.

Escrows and Reserves. At loan origination, the Borrowers were not required to deposit any upfront reserves. For so long as the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, there are no ongoing reserves required under the MGM Grand & Mandalay Bay Whole Loan documents.

Under the Master Lease, the MGM Tenant is obligated to make monthly deposits of 1.50% of net revenues at an eligible institution to be used for FF&E and qualifying capital expenditures (the “OpCo FF&E Reserve Account”). MGM Tenant granted the Borrowers a security interest in the OpCo FF&E Reserve Account, and the Borrowers collaterally assigned the Borrowers’ security interest in the OpCo FF&E Reserve Account to the mortgage lender.

Tax Reserve – For so long as the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, no reserves for real estate taxes are required under the MGM Grand & Mandalay Bay Whole Loan documents. If the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, solely if a MGM Grand & Mandalay Bay Trigger Period is in effect, the MGM Grand & Mandalay Bay Whole Loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months at least 30 days prior to their respective due dates. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any taxes paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the MGM Grand & Mandalay Bay Properties.

Insurance Reserve – For so long as the MGM Grand & Mandalay Bay Properties are subject to the Master Lease, no reserves for insurance premiums are required under the MGM Grand & Mandalay Bay Whole Loan documents. If the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, solely if a MGM Grand & Mandalay Bay Trigger Period is in effect, the MGM Grand & Mandalay Bay Whole Loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the insurance policies at least 30 days prior to the expiration thereof. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any insurance premiums paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the MGM Grand & Mandalay Bay Properties. In addition, such monthly reserves will not be required so long as (i) no event of default is continuing, and (ii) the insurance coverage for the MGM Grand & Mandalay Bay Properties are included in a blanket policy reasonably acceptable to the lender.

FF&E Reserve – For so long as the MGM Grand & Mandalay Bay Properties are not subject to the Master Lease, (i) on each payment date during a MGM Grand & Mandalay Bay Trigger Period, the Borrowers will be required to make a deposit equal to (a) 4.0% of net revenue from guest rooms and Borrower-managed food and beverage operations and (b) 0.5% of all other net revenue (other than non-recurring items), in each case for the calendar month that is two months prior to the calendar month in which the applicable deposit to the replacement reserve fund is to be made (the sum of (a) and (b), the “Replacement Reserve Monthly Deposit”), and (ii) if a MGM Grand & Mandalay Bay Trigger Period does not exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the Replacement Reserve Current Year Lookback Deficiency (as defined below) and (y) the Replacement Reserve Five Year Lookback Deficiency (as defined below) (the lesser of (x) and (y), the “Replacement Reserve Quarterly Deposit”), provided that for so long as any individual MGM Grand & Mandalay Bay Property is managed by (x) a brand manager pursuant to a brand management agreement and/or (y) a casino operator pursuant to a casino management agreement, the amounts required to be funded as a Replacement Reserve Monthly Deposit or a Replacement Reserve Quarterly Deposit will be reduced on a dollar-for-dollar basis by any amounts deposited into a manager account for replacements, PIP work or brand mandated work for the applicable calendar months as set forth in the annual budget and required pursuant to the terms of the brand management agreement and/or casino management agreement if the Borrowers deliver evidence reasonably satisfactory to the mortgage lender that such deposit has been made.

A “Replacement Reserve Current Year Lookback Deficiency” means an amount equal to (x) the aggregate amount of Replacement Reserve Monthly Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a MGM Grand & Mandalay Bay Trigger Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on replacements, PIP work and brand mandated work during such calendar year to date and (2) the aggregate amount funded into the Replacement Reserve during such calendar year to date; provided that, if the foregoing calculation results in a negative number, the Replacement Reserve Current Year Lookback Deficiency will be deemed to be zero.

A “Replacement Reserve Five Year Lookback Deficiency” means (i) zero, with respect to any period before December 31, 2024, and (ii) from and after January 1, 2025, an amount equal to (x) 4.0% of net revenue from guest rooms and Borrower-managed food and beverage operations and 0.5% of all other net revenues (other than non-recurring items) during the Replacement Reserve Five Year Lookback Period (as defined below) less (y) the sum of (1) the aggregate amount expended on replacements, PIP Work and brand mandated work during the Replacement Reserve Five Year Lookback Period (including amounts expended by MGM Tenant pursuant to the express terms and conditions of the Master Lease) and (2) the aggregate amounts funded into the Replacement Reserve during such

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Replacement Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Five Year Lookback Deficiency will be deemed to be zero.

A “Replacement Reserve Five Year Lookback Period” means each five year period (on a rolling basis) with the first period commencing on January 1, 2020 and expiring on December 31, 2024 and the second period commencing on January 1, 2021 and expiring on December 31, 2025.

Lockbox / Cash Management. The MGM Grand & Mandalay Bay Whole Loan is subject to a hard lockbox with springing cash management. Amounts on deposit in the lockbox account will be disbursed to the Borrower’s operating account in accordance with the clearing account agreement. After the occurrence and during the continuation of a MGM Grand & Mandalay Bay Trigger Period (as defined below), the Borrowers will establish a cash management account and, at least two times per week, the clearing account bank will sweep funds from the lockbox accounts into the cash management account in accordance with the clearing account agreement and the cash management bank will apply funds on deposit in the order of priority described in the MGM Grand & Mandalay Bay Whole Loan documents, with the remaining excess cash flow (“Excess Cash Flow Reserve”) to be held as additional collateral for the MGM Grand & Mandalay Bay Whole Loan (and, after the ARD, all amounts in the Excess Cash Flow Reserve account will be used to pay the monthly additional interest amount and applied to the principal of the MGM Grand & Mandalay Bay Whole Loan).

A “MGM Grand & Mandalay Bay Trigger Period” means a period (A) commencing upon the occurrence of any of the following: (i) the Debt Service Coverage Ratio (“DSCR”) falling below 2.50x (“DSCR Threshold”) for two consecutive quarters (“DSCR Trigger”), (ii) the MGM Tenant is subject to a bankruptcy action (“OpCo Bankruptcy”), (iii) an event of default under the MGM Grand & Mandalay Bay Whole Loan has occurred and is continuing (“EOD Trigger”), (iv) an OpCo Trigger Event (as defined below) or (v) the Borrowers fail to repay the MGM Grand & Mandalay Bay Whole Loan in full on or before the ARD and (B) terminating upon (i) in the event of a DSCR Trigger, either such time that the DSCR exceeds the DSCR Threshold for two consecutive quarters or the Borrowers make voluntary prepayments of the MGM Grand & Mandalay Bay Whole Loan in accordance with the terms of the MGM Grand & Mandalay Bay Whole Loan documents in amounts necessary to achieve a DSCR greater than or equal to the DSCR Threshold (without any obligation to wait two consecutive quarters), (ii) in the event of an OpCo Bankruptcy, the assumption of the Master Lease in such bankruptcy proceeding or the replacement of the MGM Tenant as provided in the MGM Grand & Mandalay Bay Whole Loan documents (or in the event the Master Lease is terminated and not replaced, the DSCR is equal to or greater than the DSCR Threshold or the Borrowers make voluntary prepayments of the MGM Grand & Mandalay Bay Whole Loan in accordance with the terms of the MGM Grand & Mandalay Bay Whole Loan documents in amounts necessary to achieve a DSCR greater than or equal to the DSCR Threshold (without any obligation to wait two consecutive quarters)), (iii) in the event of an OpCo Trigger Period, any OpCo Trigger Event Cure (as defined below) and (iv) in the event of an EOD Trigger, no other events of default exist and are continuing and the mortgage lender will have accepted a cure by the Borrowers of such event of default. For the avoidance of doubt, in no instance will a MGM Grand & Mandalay Bay Trigger Period caused by the failure of the Borrowers to repay the MGM Grand & Mandalay Bay Whole Loan in full on or before the ARD be capable of being cured or deemed to expire. The Borrowers sent a notice to the mortgage lender on February 8, 2021, which provides that the Borrowers expect that, when the mortgage lender determines the DSCR as of December 31, 2020, a MGM Grand & Mandalay Bay Trigger Period will occur under the terms of the MGM Grand & Mandalay Bay Whole Loan documents. Accordingly, the Borrowers have provided notice to the mortgage lender of their desire to elect to deliver an excess cash flow guaranty for the benefit of the mortgage lender in lieu of depositing all excess cash flow into a reserve account in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Whole Loan documents. The Borrowers proposed (i) BREIT Prime Lease Holdings LLC and (ii) MGM Growth Properties Operating Partnership LP to be the guarantors under the excess cash flow guaranty.

An “OpCo Trigger Event” means the occurrence and continuance of all of the following conditions simultaneously: (i) an event of default under the Master Lease has occurred and is continuing; (ii) (x) the managing member of the Joint Venture is an affiliate of the Borrowers other than MGP or MGP OP that is controlled by MGP or MGP OP and (y) MGP OP is controlled by MGM and (iii) such managing member is permitted under the terms of the Joint Venture agreement to take any of the following actions without the consent of (x) BCORE Windmill Parent LLC (the member of the Joint Venture that is affiliated with BREIT OP) (a) granting any consent, approval or wavier or making any election under the Master Lease, Lease Guaranty or other related lease documents, (b) entering into any amendment, supplement or modification to the Master Lease, Lease Guaranty or other related lease documents, or (c) declaring an event of default under the Master Lease, Lease Guaranty or other related lease documents or (y) if applicable, a Qualified Transferee (as defined in the MGM Grand & Mandalay Bay Whole Loan documents) that is not an affiliate of MGM Tenant which owns a 15% or greater direct and/or indirect interest in the Borrowers.

A “Lease Guaranty” means that certain Guaranty of Lease Documents dated as of February 14, 2020, made by MGM in favor of the Borrowers.

An “OpCo Trigger Event Cure” means, as applicable, (i) the Borrowers have provided evidence to the mortgage lender of the cure of the event of default under the Master Lease, (ii) the Borrowers have waived the event of default under the Master Lease, provided that such waiver was approved by the mortgage lender, or (iii) in the event that the event of default results in the termination of the Master Lease, either (a) (I) the Borrowers and MGM Tenant have entered into a new lease on terms and conditions substantially similar to those contained in the Master Lease as of the origination of the MGM Grand & Mandalay Bay Whole Loan and (II) the Master Lease opinion delivery requirements have been satisfied, or (b) after giving effect to the termination of the Master Lease the DSCR is equal to or greater than 2.50x for two consecutive quarters or the Borrowers make voluntary prepayments in accordance with the terms of the MGM Grand & Mandalay Bay Whole Loan documents in an amount necessary to achieve a DSCR equal to or greater than 2.50x.

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Current Mezzanine or Subordinate Indebtedness. In addition to the MGM Grand & Mandalay Bay Loan, the MGM Grand & Mandalay Bay Properties also secure the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B24 mortgage trust, which have an aggregate Cut-off Date principal balance of $1,554,214,333, and the MGM Grand & Mandalay Bay Junior Notes (which have an aggregate Cut-off Date principal balance of $1,365,800,000). The MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B24 trust and the MGM Grand & Mandalay Bay Junior Notes accrue interest at the same rate as the MGM Grand & Mandalay Bay Loan. The MGM Grand & Mandalay Bay Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B24 mortgage trust. The MGM Grand & Mandalay Bay Loan and the MGM Grand & Mandalay Bay Senior Notes not included in the Benchmark 2021-B24 mortgage trust are generally senior to the MGM Grand & Mandalay Bay Junior Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. The MGM Grand & Mandalay Bay Borrowers have a one-time right to borrow a mezzanine loan subordinate to the MGM Grand & Mandalay Bay Whole Loan (“Mezzanine Loan”), subject to credit and legal criteria specified in the MGM Grand & Mandalay Bay Whole Loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the closing of the Mezzanine Loan and calculated based on the outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan and the initial principal amount of the Mezzanine Loan) of 67.0%, (ii) a debt service coverage ratio at the closing of the Mezzanine Loan at least equal to 4.81x, in each case, inclusive of the additional mezzanine debt and (iii) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will not be required in connection with the Mezzanine Loan.

Notwithstanding the foregoing, (1) during a MGM Grand & Mandalay Bay Trigger Period (and for so long as no event of default has occurred and is continuing), in the event that the Mezzanine Loan (or any portion thereof) is directly or indirectly or beneficially owned by the MGM Grand & Mandalay Bay Borrowers, mezzanine borrower or a “broad affiliate” (as defined in the MGM Grand & Mandalay Whole Loan documents) of the Borrowers or mezzanine borrower (“Affiliated Mezzanine Lender”), in no instance will the Affiliated Mezzanine Lender be permitted to receive late charges, principal (other than the pro rata prepayment of the Mezzanine Loan upon the release of an individual Property or prepayment of the MGM Grand & Mandalay Bay Whole Loan in accordance with the terms and conditions of the MGM Grand & Mandalay Bay Whole Loan documents and the Mezzanine Loan documents) or interest at the default rate, even if an event of default has occurred and is continuing under the Mezzanine Loan and such Affiliated Mezzanine Lender will only be permitted to receive interest at the non-default rate on a monthly basis, (2) during a MGM Grand & Mandalay Bay Trigger Period (and for so long as no event of default has occurred and is continuing under the MGM Grand & Mandalay Bay Whole Loan documents), for so long as the whole Mezzanine Loan is not directly or indirectly or beneficially owned by an Affiliated Mezzanine Lender, the mezzanine lender will receive on a monthly basis interest at the non-default rate and, if an event of default has occurred and is continuing under the Mezzanine Loan, funds sufficient to pay any other amounts then due under the Mezzanine Loan and the Mezzanine Loan documents (other than the payment of the outstanding principal amount of the Mezzanine Loan on the maturity date of the Mezzanine Loan whether on the scheduled date for such payment or earlier due to an acceleration of the Mezzanine Loan) and (3) after the ARD, in no instance will any mezzanine lender be permitted to receive any payments whatsoever.

Partial Release. So long as no event of default has occurred and is continuing (other than as set forth below), the Borrowers may at any time release an individual MGM Grand & Mandalay Bay Property from the MGM Grand & Mandalay Bay Whole Loan by prepaying the applicable Release Percentage (as defined below) of the ALA of the subject individual property (including any yield maintenance premium, if required), and subject to the terms and conditions in the MGM Grand & Mandalay Bay Whole Loan documents, including, without limitation: (i) the DSCR after giving effect to such release is at least equal to 4.81x; (ii) continued compliance with the single purpose entity requirements contained in the MGM Grand & Mandalay Bay Whole Loan documents; (iii) payment to an agent or servicer of the then current and customary fee by such persons for such releases in an amount not to exceed $2,000.00 and any reasonable legal fees or other out-of-pocket costs incurred by the lender to effect the release and any applicable prepayment premiums (provided the legal fees may not exceed $10,000.00); (iv) payment of all recording charges, filing fees, taxes or other similar expenses payable in connection therewith; (v) compliance with applicable REMIC requirements relating to the REMIC 125% LTV test for release which may be satisfied by delivery of any of the following if permitted by REMIC requirements: an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case satisfactory to the lender, but will be based solely on the value of real property and will exclude personal property and going-concern value; and (vi) if the property is subject to the Master Lease, the Borrowers removing the released individual property from the Master Lease and entering into a new triple-net lease with respect to the remaining individual property on substantially the same terms as the Master Lease (collectively, the “Release Conditions”).

A “Release Percentage” means, with respect to any individual MGM Grand & Mandalay Bay Property, 105.0% until such time as the outstanding principal balance of the MGM Grand & Mandalay Bay Whole Loan is reduced to $2,250,000,000 (the “Release Percentage Threshold”), and 110.0% thereafter. In calculating the Release Amount for an individual Property, the Release Percentage may initially be one hundred and five percent (105%) until the application of a portion of such prepayment would reach the Release Percentage Threshold and with respect to any remaining prepayment for such individual Property, the Release Percentage would be one hundred and ten percent (110%).

Notwithstanding the foregoing, in the event that the DSCR following the release would not satisfy the DSCR requirement in clause (i) of the Release Conditions, and such release is in connection with an arms’ length transaction with an unrelated third party, the Borrowers will be permitted to release the subject property and the amount that will be required to be prepaid (or defeased) in connection with such Release will equal the greater of (I) the Release Percentage of the ALA for such individual property, together with, to the extent the

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release does not occur in connection with a partial defeasance, any yield maintenance premium required (if any) and (II) the lesser of (x) one hundred percent (100.0%) of the net sales proceeds for the sale of such individual property (net of reasonable and customary closing costs associated with the sale of such individual property) and (y) an amount necessary to, after giving effect to such release of the individual property, achieve the DSCR requirement in the preceding paragraph.

The Borrowers may release any defaulting individual property, without the payment of any yield maintenance premium, in order to cure a default or an event of default related to such individual property, subject to the satisfaction of other terms and conditions in the MGM Grand & Mandalay Bay Whole Loan documents (including, without limitation, Release Conditions (other than clause (i)) (“Default Release”). In addition, the Borrowers may release an individual property (including to an affiliate) if the estimated net proceeds following any casualty or condemnation at such individual Property will be equal to or greater than (x) 25.0% of its ALA, or (y) 5.0% of its ALA (subject to the satisfaction of other terms and conditions in the MGM Grand & Mandalay Bay Whole Loan documents) upon satisfaction of clauses (iii), (iv) and (v) of the Release Conditions above and prepayment of the MGM Grand & Mandalay Bay Whole Loan in an amount equal to the net proceeds (up to an amount equal to the Release Percentage) for such individual property (“Special Release”).

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Phillips Point

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Phillips Point

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Phillips Point

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$75,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$75,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	6.5%	Net Rentable Area (SF):	448,885
Loan Purpose:	Acquisition	Location:	West Palm Beach, FL
Borrower:	777 South Flagler Associates	Year Built / Renovated:	1985, 1988 / 2018-2020
	LLC	Occupancy:	90.5%
Loan Sponsor:	The Related Companies, Inc.	Occupancy Date:	12/1/2020
Interest Rate:	3.340025%	Number of Tenants:	31
Note Date:	1/15/2021	2017 NOI:	$14,626,020
Maturity Date:	2/6/2031	2018 NOI:	$16,173,983
Interest-only Period:	120 months	2019 NOI:	$15,603,469
Original Term:	120 months	TTM NOI (as of 11/2020):	$17,417,607
Original Amortization:	None	UW Economic Occupancy(6):	92.5%
Amortization Type:	Interest Only	UW Revenues:	$28,497,504
Call Protection(2):	L(25),Def(90),O(5)	UW Expenses:	$9,339,815
Lockbox / Cash Management:	Hard / Springing	UW NOI(6):	$19,157,689
Additional Debt(1)(3):	Yes	UW NCF(6):	$18,665,904
Additional Debt Balance(1)(3):	$123,520,000 / $30,540,000	Appraised Value / Per SF(6)(7):	$289,000,000 / $644
Additional Debt Type(1)(3):	Pari Passu / Mezzanine Loan	Appraisal Date:	12/15/2020

Escrows and Reserves(4)				Financial Information(1)(6)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$442	$510
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$442	$510
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV(7):	68.7%	79.3%
TI/LC:	$6,650,000	Springing	$6,650,000	Maturity Date LTV(7):	68.7%	79.3%
Other(5):	$2,325,042	$0	N/A	UW NCF DSCR:	2.78x	2.10x
				UW NOI Debt Yield:	9.7%	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$198,520,000	68.1%	Purchase Price	$281,850,000	96.6%
Mezzanine Loan	30,540,000	10.5%	Upfront Reserves	8,975,042	3.1%
Principal’s New Cash Contribution	62,659,814	21.5%	Closing Costs	894,772	0.3%

Total Sources	$291,719,814	100.0%	Total Uses	$291,719,814	100.0%
(1)	The Phillips Point Loan (as defined below) is part of a whole loan evidenced by four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $198.52 million. The Financial Information presented in the chart above reflects the Cut-off Date Balance of the $198.52 million Phillips Point Whole Loan (as defined below). For additional information, see “The Loan” herein.

(2)	The defeasance lockout period will be at least 25 payment dates beginning from the origination date. Defeasance of the Phillips Point Whole Loan is permitted at any time on or after the first payment date following the earlier to occur of (i) January 15, 2024 and (ii) two years from the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 25 months is based on the expected closing date of the Benchmark 2021-B24 securitization in March 2021. The actual defeasance lockout period may be longer.

(3)	See “Current Mezzanine or Subordinate Indebtedness” below.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(5)	Other Initial reserve consists of immediate repair escrows of $768,881.30 and unfunded obligations of $1,556,161.06.

(6)	While the Phillips Point Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Phillips Point Whole Loan more severely than assumed in the underwriting of the Phillips Point Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(7)	According to the appraisal, the Phillips Point Property (as defined below) had a “Hypothetical As-Is” appraised value of $289,000,000 as of December 15, 2020, which included the hypothetical that an additional $6.65 million would be reserved by the borrower for future tenant improvement allowances and leasing commissions which amount was held back at origination. Based on the “as-is” appraised value of $282,000,000 as of December 15, 2020, the Cut-off Date LTV and Maturity Date LTV are both 70.4%.

The Loan. The Phillips Point mortgage loan (the “Phillips Point Loan”) is part of a whole loan consisting of four pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $198.52 million (the “Phillips Point Whole Loan”), which is secured by

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Phillips Point

the borrower’s fee simple interest in an office property located in West Palm Beach, Florida (the “Phillips Point Property”). The non-controlling notes A-2 and A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $75.0 million, will be included in the Benchmark 2021-B24 trust; the Phillips Point Whole Loan is serviced under the pooling and servicing agreement for the Benchmark 2021-B23 securitization. The remaining notes have been, or are expected to be, contributed to one or more future securitization trusts. The Phillips Point Whole Loan, which accrues interest at an interest rate of 3.340025% per annum, was originated by Goldman Sachs Bank USA on January 15, 2021, had an aggregate original principal balance of $198.52 million and has an aggregate outstanding principal balance as of the Cut-off Date of $198.52 million. The proceeds of the Phillips Point Whole Loan were primarily used to purchase the Phillips Point Property, pay origination costs, and fund upfront reserves. The relationship between the holders of the Phillips Point Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Phillips Point Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Phillips Point Whole Loan requires monthly payments of interest only for the entire duration of the loan. The scheduled maturity date of the Phillips Point Whole Loan is the payment date in February 2031.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2021-B23	Yes
A-2	$50,000,000	$50,000,000	Benchmark 2021-B24	No
A-3	$48,520,000	$48,520,000	GSBI(1)	No
A-4	$25,000,000	$25,000,000	Benchmark 2021-B24	No
Whole Loan	$198,520,000	$198,520,000
(1)	Expected to be contributed to one or more future securitizations.

The Borrower. The borrower is 777 South Flagler Associates LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having one independent director in its organizational structure. Legal counsel delivered to the borrower a non-consolidation opinion in connection with the origination of the Phillips Point Whole Loan.

The Loan Sponsor. The loan sponsor is a principal of The Related Companies, Inc. (“Related”) and the non-recourse carveout guarantor is The Related Companies, Inc., (“Guarantor”) which is wholly owned, directly and indirectly, by a principal of the borrower. Related is an American privately owned real estate firm based in New York City with offices and major developments in Boston, Chicago, Los Angeles, Las Vegas, Miami / West Palm Beach, San Francisco, Abu Dhabi and London. Related manages a $60 billion real estate portfolio of assets owned or under development across 78,500 residential units and 30 million square feet of commercial space. Related is currently developing 360 Rosemary (approximately two miles from the Phillips Point Property) and is planning to develop One Flagler (less than one mile from the Phillips Point Property) office complexes, further highlighting the principal’s commitment to the area.

The Property. The Phillips Point Property is a 448,885 square foot office property located in West Palm Beach, Florida. The Phillips Point Property consists of an east and west tower that are 13 and 19 stories tall, respectively. The east tower includes ground floor retail tenants as well as parking garages. The Phillips Point Property was built on a 4.28-acre site in phases in 1985 and 1988 and was renovated throughout 2018 to 2020 with $15.2 million of the seller’s capital. These renovations include $4.7 million of lobby renovations in 2020, $1.7 million of elevator modernization in 2018, a $1.5 million plaza renovation in 2020, and a $1.4 million west garage façade renovation in 2018. Based on the underwritten rent roll dated December 1, 2020, the Phillips Point Property is currently 90.5% leased.

The largest tenant, Gunster, Yoakley, Valdes-Fauli (“Gunster”) (50,800 square feet; 11.3% of net rentable area; 10.7% of underwritten base rent) is a corporate law firm that was founded in West Palm Beach in 1925. Today, Gunster employs over 400 lawyers across 11 cities in Florida. Gunster’s services encompass real estate, government affairs, healthcare, international affairs, and technology law. Gunster’s lease began in October 1983 and expires in August 2024. The lease includes one, five-year extension option and two termination options effective December 31, 2021 and December 31, 2022.

The second largest tenant, Akerman, Senterfitt & Eidson (“Akerman”) (48,678 square feet; 10.8% of net rentable area; 11.1% of underwritten base rent) is a global law firm comprised of more than 700 lawyers and staff across 25 offices that focuses on middle market M&A and complex disputes in the financial services, real estate, energy and international sectors. Akerman’s lease began in September 2014 and expires in September 2028. The lease includes two, five-year extension options and two, one-time rights to reduce its premises and/or terminate its lease with respect to its entire premises effective October 31, 2023 or April 30, 2026, with nine months’ prior notice and payment of a reduction or termination fee.

The third largest tenant, Affiliated Managers Group (“AMG”) (38,499 square feet; 8.6% of net rentable area; 10.4% of underwritten base rent) is a global asset management company with $638 billion assets under management. AMG is a top 10 publicly traded manager who partners with global investment firms in order to offer over 500 financial products. AMG is a global firm with 41% of its clients residing outside of the United States and offices in London, Dubai, Hong Kong, Tokyo, and Sydney. AMG’s lease began in June 2007 and expires in March 2026. The lease includes two, five-year extension options and no termination options.

COVID-19 Update. As of February 22, 2021 the Phillips Point Property is open with tenants working remotely. Approximately 100% of tenants by square feet and underwritten base rent made their December 2020 rent payments and approximately 100% of tenants by

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Phillips Point

square feet and underwritten base rent made their January 2021 rent payments. As of February 22, 2021, the Phillips Point Whole Loan is not subject to any modification or forbearance requests.

The Market. The Phillips Point Property is located in West Palm Beach, Florida. According to the appraisal, the Phillips Point Property is located within the West Palm Beach CBD submarket. The Phillips Point Property is considered a Class A office building.

The West Palm Beach CBD submarket contains 3,500,299 square feet of office inventory. In the third quarter of 2020, the overall Palm Beach County market had asking rents of $37.99, which remained in-line with the prior year’s asking rents. According to the appraisal, occupancy rates in the Palm Beach County market have remained relatively stable over the past year. In the third quarter of 2020, approximately 84% of all office space was occupied, which is the same occupancy rate as 2019.

Competitive Set(1)
Property Name	City / State	Building SF	NOI/SF	Year Built / Renovated	Occupancy
Phillips Point	West Palm Beach, FL	448,885(2)	$42.68(2)	1985, 1988 / 2018-2020	90.5%(2)
Brickell City Centre Two & Three	Miami, FL	263,384	$29.09	2016 / NAP	99.0%
800 Brickell	Miami, FL	209,122	$22.02	1981 / 2012	74.0%
Brickell Citi Tower	Miami, FL	290,840	$19.12	1985 / 2015	81.0%
Sabadell Financial Center	Miami, FL	522,892	$24.82	2000 / NAP	85.0%
555 Washington Avenue	Miami Beach, FL	63,166	$29.36	2001 / NAP	72.0%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated as of December 1, 2020.

Historical and Current Occupancy
2017(1)	2018(1)	2019(1)	Current(2)
86.2%	92.1%	91.6%	90.5%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the underwritten rent roll dated December 1, 2020.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Gunster, Yoakley, Valdes-Fauli	NR / NR / NR	50,800	11.3%	$36.37	10.7%%	8/31/2024
Akerman, Senterfitt & Eidson(3)	NR / NR / NR	48,678	10.8	$39.42	11.1	9/30/2028
Affiliated Managers Group(4)	A3 / NR / BBB+	38,499	8.6%	$46.74	10.4%	3/31/2026
Greenberg Traurig(5)	NR / NR / NR	30,254	6.7%	$46.51	8.2%	11/30/2027
Morgan Stanley	A2 / A / BBB+	26,463	5.9%	$35.67	5.5%	10/31/2024
Holland & Knight	NR / NR / NR	17,467	3.9%	$51.50	5.2%	6/30/2025
Fox Rothschild	NR / NR / NR	16,679	3.7%	$47.83	4.6%	11/30/2027
Regus (RGN-WPB)(6)	NR / NR / NR	16,154	3.6%	$45.90	4.3%	4/30/2023
Reyes Holdings	NR / NR / NR	16,103	3.6%	$40.60	3.8%	6/30/2025
Goodrich Corporation (UTC)	NR / NR / NR	14,516	3.2%	$53.04	4.5%	1/31/2022
Total		275,613	61.4%	$42.74	68.4%
Other Occupied		130,824	29.1%	$41.69	31.6%
Total Occupied		406,437	90.5%	$42.40	100.0%
Vacant		42,448	9.5%
Total		448,885	100.0%
(1)	Based on the underwritten rent roll dated December 1, 2020 and adjusted for the Regus (RGN-WPB) tenant’s bankruptcy.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Akerman has two, one-time rights to reduce its premises and/or terminate its lease with respect to its entire premises effective October 31, 2023 or April 30, 2026, with nine months’ prior notice and payment of a reduction or termination fee.

(4)	AMG has executed a lease and is currently paying rent on 15,176 square feet of space, but does not occupy the space. We cannot assure you that AMG will take occupancy as expected or at all.

(5)	Greenberg Traurig subleases 2,796 square feet to Frankel Loughran Starr & Vallone on a 24-month term through May 2021 at $34.00 per square foot. Greenberg Traurig has an option to extend the term for one period of 10 years.

(6)	Regus (RGN-WPB)’s parent company and certain affiliates have filed for bankruptcy, but Regus (RGN-WPB) is currently in-place and paying rent. We cannot assure you that Regus (RGN-WPB) will remain open or continue paying rent.

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Phillips Point

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	42,448	9.5%	NAP	NAP	42,448	9.5%	NAP	NAP
MTM & 2021	2	5,866	1.3	$189,872	1.1%	48,314	10.8%	$189,872	1.1%
2022	3	23,103	5.1	1,048,195	6.1	71,417	15.9%	$1,238,067	7.2%
2023(3)	1	16,154	3.6	741,469	4.3	87,571	19.5%	$1,979,536	11.5%
2024	5	88,503	19.7	3,282,037	19.0	176,074	39.2%	$5,261,573	30.5%
2025	9	72,110	16.1	3,193,971	18.5	248,184	55.3%	$8,455,544	49.1%
2026	9	66,665	14.9	2,968,080	17.2	314,849	70.1%	$11,423,624	66.3%
2027	5	58,895	13.1	2,688,269	15.6	373,744	83.3%	$14,111,892	81.9%
2028	4	61,437	13.7	2,518,440	14.6	435,181	96.9%	$16,630,332	96.5%
2029	0	0	0.0	0	0.0	435,181	96.9%	$16,630,332	96.5%
2030	0	0	0.0	0	0.0	435,181	96.9%	$16,630,332	96.5%
2031(4)	1	4,571	1.0	198,839	1.2	439,752	98.0%	$16,829,170	97.6%
2032 and Thereafter	1	9,133	2.0	405,161	2.4	448,885	100.0%	$17,234,331	100.0%
Total	40	448,885	100.0%	$17,234,331	100.0%
(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll schedule dated December 1, 2020.

(3)	Includes one tenant, Regus (RGN-WPB) (16,154 square feet), whose parent company and certain affiliates have filed for bankruptcy, but is currently in-place and paying rent. We cannot assure you that Regus (RGN-WPB) will remain open or continue paying rent.
(4)	Includes one tenant, Citizens Bank (4,571 square feet), who has executed a lease but has not yet taken occupancy or begun paying rent. Citizens Bank is currently building out its space and is in a free rent period. Citizens Bank is expected to take occupancy in March 2021 and begin paying rent in June 2021. We cannot assure you that Citizens Bank will take occupancy or begin paying rent as anticipated or at all.

Operating History and Underwritten Net Cash Flow
	2017	2018	2019	TTM 11/30/2020	Underwritten(1)	Per Square Foot	%(2)
Base Rent(3)	$13,421,420	$14,486,971	$15,138,988	$15,756,027	$17,234,331	$38.39	55.9%
Vacant Income	0	0	0	0	2,309,680	5.15	7.5%
Gross Potential Rent	$13,421,420	$14,486,971	$15,138,988	$15,756,027	$19,544,011	$43.54	63.4%
Total Reimbursements	8,124,019	8,722,697	9,177,454	9,017,657	9,078,869	20.23	29.5%
Total Other Income	1,864,579	1,982,106	1,832,332	1,672,514	2,184,304	4.87	7.1%
Net Rental Income	$23,410,018	$25,191,774	$26,148,774	$26,446,198	$30,807,184	$68.63	100.0%
(Vacancy/Credit Loss)	0	0	(1,124,288)	(1,850)	(2,309,680)	(5.15)	(7.5)%
Effective Gross Income	$23,410,018	$25,191,774	$25,024,486	$26,444,348	$28,497,504	$63.49	92.5%
Total Expenses	$8,783,998	$9,017,791	$9,421,017	$9,026,741	$9,339,815	$20.81	32.8%
Net Operating Income	$14,626,020	$16,173,983	$15,603,469	$17,417,607	$19,157,689	$42.68	67.2%
Total TI/LC, RR	0	0	0	0	491,785	1.10	1.7%
Net Cash Flow	$14,626,020	$16,173,983	$15,603,469	$17,417,607	$18,665,904	$41.58	65.5%
(1)	Underwritten Base Rent is based on the underwritten rent roll dated as of December 1, 2020.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Base Rent includes one tenant, Regus (RGN-WPB) (16,154 square feet), whose parent company and certain affiliates have filed for bankruptcy, but is currently in-place and paying rent. Underwritten Base Rent also includes one tenant, Citizens Bank (4,571 square feet), who has executed a lease but has not yet taken occupancy or begun paying rent. Citizens Bank is currently building out its space and is in a free rent period. Citizens Bank is expected to take occupancy in March 2021 and begin paying rent in June 2021. Underwritten Base Rent also includes one tenant, AMG, who has executed a lease and is currently paying rent on 15,176 square feet of space, but does not occupy the space. We cannot assure you that these tenants will take occupancy, begin paying rent or continue paying rent as anticipated or at all.

Property Management. The Phillips Point Property is managed by Related Urban Management Company Southeast L.L.C.

Escrows and Reserves. At loan origination, the borrower deposited (i) approximately $1,556,161 into a reserve for certain unfunded obligations, such as unpaid tenant allowances, leasing commissions, and free rent and gap rent, (ii) approximately $768,881 into a deferred maintenance reserve relating to, among other things, roof repair, and (iii) $6,650,000 into a tenant improvements and leasing commissions reserve.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a Phillips Point Trigger Period (as defined below) or an event of default, 1/12 of the reasonably estimated annual real estate taxes.

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Phillips Point

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis during the continuance of a Phillips Point Trigger Period or an event of default, 1/12 of reasonably estimated insurance premiums.

TI/LC Reserve. The borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $18,704 to the extent that the tenant improvement and leasing commission reserve amount is less than $6,650,000.

A “Phillips Point Trigger Period” means each period (i) commencing when the debt yield (as calculated under the related loan documents), as determined as of the first day of any fiscal quarter, is less than 5.75%, and concluding when the debt yield, determined as of the first day of any fiscal quarter thereafter, is equal to or greater than 5.75%, (ii) commencing upon the borrower’s failure to deliver annual, quarterly or monthly financial reports as and when required under the related loan documents and concluding when such reports are delivered and indicate that no other Phillips Point Trigger Period is continuing and (iii) during the continuance of an event of default under the Phillips Point Mezzanine Loan (as defined below). Notwithstanding the foregoing, provided no event of default under the Phillips Point Whole Loan is continuing, the borrower will have the right to avoid the commencement or terminate the continuance of a Phillips Point Trigger Period by delivering (A) to the lender, as additional collateral, a letter of credit reasonably acceptable to the lender in an amount equal to (x) the outstanding principal balance of the Phillips Point Whole Loan divided by (y) the combined principal balance of the Phillips Point Whole Loan and the Phillips Point Mezzanine Loan (the “Phillips Point Aggregate Indebtedness”) times (z) the amount that, when subtracted from the Phillips Point Aggregate Indebtedness would result in a debt yield that equals or exceeds 5.75% (provided that the aggregate notional amount of all outstanding letters of credit delivered under the Phillips Point Whole Loan agreement may not exceed 10% of the outstanding principal balance of the Phillips Point Whole Loan) and (B) to the Mezzanine Lender (as defined below), as additional collateral for the Phillips Point Mezzanine Loan, a letter of credit reasonably acceptable to the Mezzanine Lender in an amount equal to (x) the outstanding principal balance of the Phillips Point Mezzanine Loan divided by (y) the Phillips Point Aggregate Indebtedness times (z) the amount that, when subtracted from the Phillips Point Aggregate Indebtedness would result in a debt yield that equals or exceeds 5.75% (provided that the aggregate notional amount of all outstanding letters of credit delivered to the Mezzanine Lender may not exceed 10% of the outstanding principal balance of the Phillips Point Mezzanine Loan).

Lockbox / Cash Management. The Phillips Point Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause (or with respect to any property manager that is not an affiliate of borrower, use commercially reasonable efforts to cause) all cash revenues relating to the Phillips Point Property and all other money received by the borrower or the property manager with respect to the Phillips Point Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a Phillips Point Trigger Period or event of default under the Phillips Point Whole Loan, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no Phillips Point Trigger Period or event of default under the Phillips Point Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a Phillips Point Trigger Period (or, at the lender’s discretion, during an event of default under the Phillips Point Whole Loan), all funds on deposit in the cash management account after payment of debt service on the Phillips Point Whole Loan and the Phillips Point Mezzanine Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Phillips Point Whole Loan.

Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the Phillips Point Whole Loan, the lender (in such capacity, the “Mezzanine Lender”) also funded a mezzanine loan in the amount of $30,540,000 (the “Phillips Point Mezzanine Loan”, and together with the Phillips Point Whole Loan, the “Phillips Point Total Debt”). The Phillips Point Mezzanine Loan is secured by the pledge of the direct or indirect equity interest in the borrower and is coterminous with the Phillips Point Whole Loan. The Phillips Point Mezzanine Loan accrues interest at a rate of 7.00000% per annum. The rights of the Mezzanine Lender under the Phillips Point Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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141 Livingston

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141 Livingston

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141 Livingston

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$75,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$75,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	6.5%	Net Rentable Area (SF):	213,745
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	141 Livingston Owner LLC	Year Built / Renovated:	1959 / 2015
Loan Sponsors:	Clipper Realty Inc., Clipper Realty	Occupancy:	100.0%
	L.P.	Occupancy Date:	2/1/2021
Interest Rate:	3.21000%	Number of Tenants:	3
Note Date:	2/18/2021	2017 NOI:	$8,551,752
Maturity Date:	3/6/2031	2018 NOI:	$8,067,576
Interest-only Period:	120 months	2019 NOI:	$8,103,986
Original Term:	120 months	TTM NOI (as of 9/2020):	$8,214,573
Original Amortization:	None	UW Economic Occupancy(4):	95.0%
Amortization Type:	Interest Only	UW Revenues:	$14,702,075
Call Protection(2):	L(24),Def(92),O(4)	UW Expenses:	$5,797,645
Lockbox / Cash Management:	Springing / Springing	UW NOI(4):	$8,904,430
Additional Debt(1):	Yes	UW NCF(4):	$8,202,879
Additional Debt Balance(1):	$25,000,000	Appraised Value / Per SF(4):	$182,300,000 / $853
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/1/2021

Escrows and Reserves(3)				Financial Information(1)(4)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$468
Taxes:	$70,582	$17,646	N/A	Maturity Date Loan / SF:	$468
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	54.9%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	54.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.52x
Other:	$0	Springing	N/A	UW NOI Debt Yield:	8.9%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$100,000,000		100.0%	Payoff Existing Debt	$75,817,200	75.8%
				Return of Equity	23,559,399	23.6
				Closing Costs	552,819	0.6
				Upfront Reserves	70,582	0.1
Total Sources	$100,000,000		100.0%	Total Uses	$100,000,000	100.0%

(1)	The 141 Livingston Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $100.0 million. The financial information presented in the chart above reflects the Cut-off Date Balance of the $100.0 million 141 Livingston Whole Loan (as defined below). For additional information see “The Loan” herein.

(2)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in April 2021. Defeasance of the 141 Livingston Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the 141 Livingston Whole Loan to be securitized and (b) February 18, 2025. The assumed defeasance lockout period of 24 months is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual defeasance lockout period may be longer.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(4)	While the 141 Livingston Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 141 Livingston Whole Loan more severely than assumed in the underwriting of the 141 Livingston Whole Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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141 Livingston

The Loan. The 141 Livingston mortgage loan (the “141 Livingston Loan”) is part of a whole loan consisting of two pari passu notes with an outstanding aggregate principal balance as of the Cut-off Date of $100.0 million (the “141 Livingston Whole Loan”), which is secured by the borrower’s fee interest in a 15-story, Class B, office building located in Brooklyn, New York (the “141 Livingston Property”). The 141 Livingston Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $75.0 million and represents approximately 6.5% of the Initial Pool Balance. The 141 Livingston Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on February 18, 2021. The 141 Livingston Whole Loan has an interest rate of 3.21000% per annum. The borrower used the proceeds of the 141 Livingston Whole Loan to refinance existing debt on the 141 Livingston Property, return equity to the borrower, fund upfront reserves, and pay origination costs.

The table below summarizes the promissory notes that comprise the 141 Livingston Whole Loan. The 141 Livingston Whole Loan will be serviced through the Benchmark 2021-B24 securitization transaction. The relationship between the holders of the 141 Livingston Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2021-B24	Yes
A-2	$25,000,000	$25,000,000	CREFI(1)	No
Total	$100,000,000	$100,000,000

(1)	The non-controlling note A-2 is expected to be contributed to one or more future securitization transactions.

The Borrower. The borrower is 141 Livingston Owner LLC, a Delaware limited liability company with one independent director (the “141 Livingston Borrower”). Legal counsel to the 141 Livingston Borrower delivered a non-consolidation opinion in connection with the origination of the 141 Livingston Whole Loan.

The Loan Sponsors. The loan sponsors are David Bistricer and Sam Levinson, the co-chairmen of Clipper Realty, Inc. (“Clipper Realty”), which is a Brooklyn-based commercial real estate investment trust (NYSE: CLPR). Founded in 2015, Clipper Realty specializes in acquiring, owning, repositioning, operating, and managing a diverse portfolio of commercial real estate investments in the New York metropolitan area. Clipper Realty’s current portfolio includes a collection of diversified properties, such as Tribeca House, a 505-unit complex of luxury lofts in Manhattan’s Tribeca neighborhood, and Flatbush Gardens, a community of apartments across 59 buildings and 21.4 acres in Brooklyn, New York. Other properties within their portfolio in the NY-Metro area include 250 Livingston (233 Schermerhorn) in Downtown Brooklyn. The non-recourse carve-out guarantors are Clipper Realty Inc., a Maryland corporation and Clipper Realty L.P., a Delaware limited partnership.

The Property. The 141 Livingston Property is a 15-story, Class B, office building located at the northeast corner of Livingston Street and Smith Street in Downtown Brooklyn, New York. The property was built in 1959 and renovated in 2015. Most of the building (206,084 square feet) is occupied by one tenant, City of New York Department of Citywide Administrative Services. According to the appraisal, the building has a small lobby concession/vending area on the ground floor which was recently vacated, and an 80-space below grade and outdoor parking facility operated under a lease by Icon Parking. Over the past several years, the building has undergone several major capital improvement items including new boilers, rooftop chillers, sprinkler system, and some façade work.

As of February 1, 2021, the 141 Livingston Property was approximately 100.0% leased to three tenants.

The largest tenant, City of New York Department of Citywide Administrative Services (“DCAS”) (206,084 square feet; 96.4% of net rentable area; 96.4% of underwritten base rent) is a branch of New York City’s government that offers a suite of operational services to New York City. DCAS utilizes their space at the 141 Livingston Property for the civil court system of New York. The 141 Livingston Property is a mission critical location for the court system as the court is within close proximity to the subway for pedestrian accessibility. DCAS’ lease at the 141 Livingston Property expires in December 2025. The DCAS lease has no termination options. Additionally, DCAS’ lease has no extension options.

The second largest tenant, Smith & Livingston Parking (7,568 square feet; 3.5% of net rentable area; 3.2% of underwritten base rent), combined with Quick Park, is the largest parking operator in Manhattan with more than 200 special locations and over 50 years of operating experience. Smith & Livingston Parking has parking facilities in almost all of Manhattan’s most high-profile, prestigious neighborhoods and business districts. Smith & Livingston Parking’s lease, which expires in June 2027, does not include any termination options. Additionally, Smith & Livingston Parking’s lease has no extension options.

COVID-19 Update. As of February 6, 2021, the 141 Livingston Property is open and operating, with most tenants operating in limited capacity. There has been no rent relief requested and all tenants are current on rent. As of February 6, 2021, no loan modification or forbearance requests have been made on the 141 Livingston Whole Loan. The first payment date of the 141 Livingston Whole Loan is April 6, 2021.

The Market. According to the appraisal, the 141 Livingston Property is located in the Downtown Brooklyn office submarket. The Downtown Brooklyn office submarket is the largest office submarket in Brooklyn and has benefitted from the relocation of financial, insurance, and real estate firms looking to lease office space for the operational divisions of their New York City locations. Further, the City of New York has played an integral role in incentivizing office tenants to relocate to Brooklyn. Programs such as the Commercial Expansion Program,

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141 Livingston

Energy Cost Savings Program, and Consolidated Funding Application all lower occupancy costs for firms relocating from Manhattan. According to the appraisal, as of September 30, 2020, Downtown Brooklyn had 16,868,876 square feet of office supply, with a vacancy of 13.3%. The average asking rent for a prime asset was $57.92 and the averaging asking rent of a standard asset was $43.27 with 637,075 square feet of space under construction.

Due to the lack of comparable Class B office buildings in Brooklyn, the appraisal identified five sales comparables, in Manhattan, which directly compete with the subject property. The comparable buildings were built between 1911 and 1948 and range in size from 118,766 square feet to 202,000 square feet. The sales price per square foot ranged from $788.32 to $1,017.33, while net operating income per square foot ranged from $33.90 to $42.58. In addition, the appraisal identified four lease comparables. The comparable leases range in size from 450 square feet to 4,000 square feet with rents ranging from $120.00 per square foot to $184.61 per square foot.

Historical and Current Occupancy
2018(1)	2019(1)	2020(2)	Current(3)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year unless specified otherwise.

(2)	2020 occupancy is as of September 30, 2020.

(3)	Current Occupancy is as of February 1, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
DCAS	NR/NR/NR	206,084	96.4%	$50.00	96.4%	12/26/2025
Smith & Livingston Parking	NR/NR/NR	7,568	3.5	44.66	3.2%	6/30/2027
AT&T Mobility(4)	NR/A-/NR	0	0.0	NAP	0.5%	12/31/2023
Total Occupied		213,652	100.0%	$49.81	100.0%
Vacant		93	0.0
Total		213,745	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF is inclusive of contractual rent steps of $13,521 for Smith & Livingston Parking’s increase effective July 1, 2021.

(4)	AT&T Mobility does not have any net rentable area attributed to it because the tenant is a cell tower.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	93	0.0%	NAP	NAP	93	0.0%	NAP	NAP
MTM & 2021	0	0	0.0	$0	0.0%	93	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	93	0.0%	$0	0.0%
2023(3)	1	0	0.0	52,000	0.5	93	0.0%	$52,000	0.5%
2024	0	0	0.0	0	0.0	93	0.0%	$52,000	0.5%
2025	1	206,084	96.4	10,304,200	96.2	206,177	96.5%	$10,356,200	96.7%
2026	0	0	0.0	0	0.0	206,177	96.5%	$10,356,200	96.7%
2027	1	7,568	3.5	351,521	3.3	213,745	100.0%	$10,707,721	100.0%
2028	0	0	0.0	0	0.0	213,745	100.0%	$10,707,721	100.0%
2029	0	0	0.0	0	0.0	213,745	100.0%	$10,707,721	100.0%
2030	0	0	0.0	0	0.0	213,745	100.0%	$10,707,721	100.0%
2031	0	0	0.0	0	0.0	213,745	100.0%	$10,707,721	100.0%
2032 and Thereafter	0	0	0.0	0	0.0	213,745	100.0%	$10,707,721	100.0%
Total	3	213,745	100.0%	$10,707,721	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2021.

(2)	Base Rent Expiring and % of Base Rent Expiring are inclusive of contractual rent steps of $13,521 for Smith & Livingston Parking’s increase effective July 1, 2021.

(3) AT&T Mobility’s lease expires in 2023, however, the tenant does not have any net rentable area attributed to it because it is a cell tower.

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Annex A-3	Benchmark 2021-B24

141 Livingston

Operating History and Underwritten Net Cash Flow
	2018	2019	TTM (9/30/2020)	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$8,636,217	$8,640,281	$8,534,903	$10,694,200	$50.03	69.1%
Rent Steps(3)	0	0	0	13,521	0.06	0.1%
Potential Income from Vacant Space	0	0	0	13,950	0.07	0.1%
Gross Potential Rent	$8,636,217	$8,640,281	$8,534,903	$10,721,671	$50.16	69.3%
Total Reimbursements	2,739,097	3,316,124	3,963,067	4,754,198	22.24	30.7%
Total Other Income	0	0	0	0	0.00	0.0%
Net Rental Income	$11,375,314	$11,956,405	$12,497,970	$15,475,869	$72.40	100.0%
(Vacancy/Credit Loss)	0	0	0	(773,793)	(3.62)	(5.0)%
Effective Gross Income	$11,375,314	$11,956,405	$12,497,970	$14,702,075	$68.78	95.0%
Total Expenses	3,307,738	3,852,419	4,283,397	5,797,645	27.12	39.4%
Net Operating Income	$8,067,576	$8,103,986	$8,214,573	$8,904,430	$41.66	60.6%
Total TI/LC, RR	0	0	0	701,551	3.28	4.8%
Net Cash Flow	$8,067,576	$8,103,986	$8,214,573	$8,202,879	$38.38	55.8%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is based on the in place rent roll as of February 1, 2021.

(3)	Rent Steps is inclusive of contractual rent steps of $13,521 for Smith & Livingston Parking’s increase effective July 1, 2021.

Property Management. The 141 Livingston Property is self-managed by the 141 Livingston Borrower.

Escrows and Reserves. At loan origination, the 141 Livingston Borrower deposited approximately $70,582 into the real estate taxes reserve.

Tax Reserve – The 141 Livingston Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $17,646).

Insurance Reserve – On each payment date, the 141 Livingston Borrower is required to deposit an amount equal to 1/12 of estimated insurance premiums unless the 141 Livingston Borrower maintains a blanket policy in accordance with the 141 Livingston Whole Loan documents. As of the origination date, an acceptable blanket policy is in place.

Replacement Reserve – In the event of a Trigger Period (as defined below) or following the occurrence of a Renewal Trigger Period (as defined below), the 141 Livingston Borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $3,562 for replacement reserves.

Renewal Tenant Reserve – On the 18th monthly payment date immediately following the commencement of any Renewal Trigger Period (as defined below), the 141 Livingston Borrower is required to deposit into a renewal tenant reserve, on each payment date, an amount equal to $555,555. Further, upon the occurrence of an event of default, the 141 Livingston Borrower is required to deposit into the renewal tenant reserve account an amount equal to the positive difference (as of the applicable date of determination) of: (i) $10,000,000 and (ii) the sum of all amounts that have been deposited into the renewal tenant reserve account.

Lockbox / Cash Management. The 141 Livingston Whole Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period the 141 Livingston Borrower is required to establish a lender-controlled lockbox account for the sole and exclusive benefit of lender. Upon and after the first occurrence of a Trigger Period, the 141 Livingston Borrower is required to cause revenue received by the 141 Livingston Borrower or the property manager from the 141 Livingston Property to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the 141 Livingston Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 141 Livingston Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 141 Livingston Whole Loan. Provided no event of default has occurred and is continuing, any excess cash flow funds remaining in the excess cash flow account will be disbursed to the 141 Livingston Borrower upon the expiration of any Trigger Period.

A ”Trigger Period” means a period commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 7.00% (provided, however, no Trigger Period will be deemed to exist pursuant to this clause (ii) during any period that the Single Tenant Condition (defined below) is satisfied), and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) (provided, however, no Trigger Period will be deemed to exist pursuant to this clause (iii) during any period that the Collateral Cure Conditions (as defined below) are satisfied); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 7.25% for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the 141 Livingston Whole Loan documents. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

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A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant (as defined below) being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) (x) any Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof) or, (y) except with respect to any investment grade tenant, any Specified Tenant failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space, (iii) any Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, and (v) any bankruptcy or similar insolvency of any Specified Tenant.

A “Specified Tenant” means, as applicable, (i) City of New York Department of Citywide Administrative Services and (ii) any other lessee(s) of the Specified Tenant space (or any portion thereof) and any guarantor(s) of the applicable related Specified Tenant lease(s).

A “Single Tenant Condition” means (i) the Specified Tenant lease in place as of the origination date (or a single replacement lease which is entered into in accordance with the terms of the 141 Livingston Whole Loan documents) is in full force and effect and the entirety of the 141 Livingston Property is demised pursuant to said lease, (ii) the tenant pursuant to said lease is not in material default thereunder (beyond any applicable notice and cure period) and (iii) no Trigger Period has occurred and is continuing.

A “Renewal Trigger Period” means the period commencing upon a Specified Tenant’s failure to provide written notice to the 141 Livingston Borrower to extend or renew the applicable Specified Tenant lease on or prior to the earlier of: (x) the date occurring 18 months prior to the expiration of the then applicable term of the applicable Specified Tenant lease and (y) the date on which the applicable Specified Tenant is required to give notice of its intent to renew the applicable Specified Tenant lease, in accordance with the applicable terms and conditions thereof for a renewal term of no less than five additional years.

A “Collateral Cure Condition” will be deemed to exist if and for so long as the 141 Livingston Borrower deposits cash into an interest bearing account with lender, or delivers to lender a letter of credit which, in either case, serves as additional collateral for the 141 Livingston Whole Loan, in an amount equal to approximately $10,000,000.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Pittock Block

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Pittock Block

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$66,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$66,000,000	Property Type - Subtype(3):	Mixed Use
% of Pool by IPB:	5.7%	Net Rentable Area (SF):	297,698
Loan Purpose:	Acquisition	Location:	Portland, OR
Borrower:	1547 CSR - Pittock Block, LLC	Year Built / Renovated:	1913 / 2001
Loan Sponsor(2):	1547 Data Center Real Estate	Occupancy:	71.4%
	Fund II, L.P.	Occupancy Date:	12/21/2020
Interest Rate:	3.299404%	Number of Tenants:	51
Note Date:	12/30/2020	2017 NOI:	$9,628,702
Maturity Date:	1/1/2031	2018 NOI:	$9,072,443
Interest-only Period:	120 months	2019 NOI:	$10,019,815
Original Term:	120 months	TTM NOI (as of 11/2020):	$11,047,438
Original Amortization:	None	UW Economic Occupancy(4):	72.5%
Amortization Type:	Interest Only	UW Revenues:	$18,158,626
Call Protection:	L(4),Grtr1%orYM(112),O(4)	UW Expenses:	$5,574,346
Lockbox / Cash Management:	Hard / Springing	UW NOI(4):	$12,584,281
Additional Debt(1):	Yes	UW NCF(4):	$11,780,493
Additional Debt Balance(1):	$75,000,000 / $22,470,000	Appraised Value / Per SF(4):	$329,000,000 / $1,105
Additional Debt Type(1):	Pari Passu / Subordinate Debt	Appraisal Date:	12/7/2020

Escrows and Reserves(5)				Financial Information(1)(4)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$474	$549
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$474	$549
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV:	42.9%	49.7%
TI/LC:	$0	Springing	N/A	Maturity Date LTV:	42.9%	49.7%
Other(6):	$9,012,030	$0	N/A	UW NCF DSCR:	2.50x	1.95x
				UW NOI Debt Yield:	8.9%	7.7%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Senior Notes	$141,000,000		41.6%	Purchase Price	$326,000,000	96.1%
Subordinate Debt Amount	22,470,000		6.6%	Holdback Reserve	7,500,000	2.2%
Principal’s New Cash Contribution	175,849,656		51.8%	Closing Costs	4,307,626	1.3%
				Upfront Reserves	1,512,030	0.4%
Total Sources	$339,319,656		100.0%	Total Uses	$339,319,656	100.0%

(1)	The Cut-off Date Principal Balance of $66,000,000 represents the non-controlling notes A-2 and A-3, and is part of the Pittock Block Whole Loan (as defined below) which is evidenced by three senior pari passu notes and one junior note and has an aggregate outstanding principal balance as of the Cut-off Date of $163,470,000. Financial Information presented in the chart above reflects the Cut-off Date balance of the $141,000,000 Pittock Block Senior Notes (as defined below) and the $163,470,000 Pittock Block Whole Loan. For additional information, see “The Loan” and “Current Mezzanine or Subordinate Indebtedness” herein.

(2)	The nonrecourse carve-out guarantor is 1547 Data Center Real Estate Fund II, L.P. HSRE Social Infrastructure REIT Holding I, LLC has also entered into the Oregon Moratorium Guaranty Agreement. (See “—COVID Update” below).

(3)	The Pittock Block Property (as defined below) is comprised of 191,284 square feet of office space, 81,906 square feet of colocation, data center and Meet-Me-Room space, 19,981 square feet of retail space, 3,831 square feet of storage space and 696 square feet of roof space.

(4)	While the Pittock Block Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Pittock Block Whole Loan more severely than assumed in the underwriting of the Pittock Block Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	The Other Initial reserve includes a (i) $7,500,000 holdback to be released upon satisfaction of certain conditions (as described in “Escrows and Reserves” below) and (ii) a $1,512,029.60 debt service reserve. According to the loan sponsor, the Holdback Release Conditions (as defined herein) have been satisfied as evidenced by an executed lease with a qualifying Fortune 10 technology company and the associated reserve is expected to be released to the borrower.

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Annex A-3	Benchmark 2021-B24

Pittock Block

The Loan. The Pittock Block mortgage loan (the “Pittock Block Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $163,470,000 (the “Pittock Block Whole Loan”), evidenced by three pari passu senior notes with an aggregate initial principal balance of $141,000,000 (collectively the “Pittock Block Senior Notes”) and one junior note with an initial principal balance of $22,470,000 (the “Pittock Block Junior Note”). The Pittock Block Whole Loan is secured by a first mortgage encumbering the borrower’s fee interest in a 297,698 square foot mixed-use building located in Portland, Oregon, comprised of office, retail, colocation and data center components. The Pittock Block Loan, which is evidenced by the non-controlling notes A-2 and A-3, has an outstanding principal balance as of the Cut-off Date of $66,000,000 and will be contributed to the Benchmark 2021-B24 Trust. The relationship between the holders of the Pittock Block Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The Pittock Block Whole Loan has a 10-year term and is interest only for the full term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$75,000,000	$75,000,000	Benchmark 2021-B23	No
Note A-2, Note A-3	$66,000,000	$66,000,000	Benchmark 2021-B24	No
Total Senior Notes	$141,000,000	$141,000,000
Note B	$22,470,000	$22,470,000	Unaffiliated Third Party Investor(1)	Yes(1)
Whole Loan	$163,470,000	$163,470,000
(1)	The holder of the Pittock Block Junior Note will have the right to appoint the special servicer of the Pittock Block Whole Loan and to direct certain decisions with respect to Pittock Block Whole Loan, unless a control appraisal event exists under the related co-lender agreement; after the occurrence of a control appraisal event with respect to the Pittock Block Junior Note, the holder of the Pittock Block Note A-1 will have such rights. The Pittock Block Whole Loan is serviced pursuant to the pooling and servicing agreement for the Benchmark 2021-B23 securitization.

The Borrower. The borrower is 1547 CSR - Pittock Block, LLC, a Delaware limited liability company and single purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Pittock Block Whole Loan.

The Loan Sponsor. The loan sponsor is a joint venture between Harrison Street Real Estate Capital LLC (“Harrison Street”) and 1547 Critical Systems Realty. The nonrecourse carve-out guarantor is 1547 Data Center Real Estate Fund II, L.P. Additionally, HSRE Social Infrastructure REIT Holding I, LLC has entered into the Oregon Moratorium Guaranty Agreement (as defined below). Harrison Street is an investment management firm exclusively focused on alternative real assets. Founded in 2005 with offices in Chicago and London, Harrison Street has invested approximately $36.3 billion across senior housing, student housing, healthcare delivery, life sciences, storage real estate and social and utility infrastructure. Harrison Street has closed on approximately $600.0 million of data center assets with the goal of owning $6.0 billion worth of data centers within five years. 1547 Critical Systems Realty (“1547”) is a leading developer and operator of custom-designed data centers with over 1.3 billion square feet of data center space across eight cities. 1547 was founded in 2011 by a group of experienced executives from the financial and data center industries with a combined 60 years of industry experience.

The Property. The Pittock Block property is an eight-story, 297,698 square foot mixed-use office, retail, colocation and data center building located in the central business district of Portland, Oregon, occupying the entire city block bounded by Southwest Washington Street, Southwest 10th Street, Southwest Harvey Mil Street and Southwest 9th Street. The Pittock Block property is comprised of 191,284 square feet of office space (approximately 64.3% of net rentable area), 81,906 square feet of colocation, data center and Meet-Me-Room (“MMR”) space (27.5% of net rentable area), 19,981 square feet of retail space (6.7% of net rentable area), 3,831 square feet of storage space (1.3% of net rentable area), and 696 square feet of roof space (0.2% of net rentable area). The Pittock Block property was originally constructed in 1913 and was renovated in 2001 into a major telecommunications internet exchange for the west coast region. The Pittock Block property is one of five major internet exchanges on the west coast and one of 11 major internet exchanges in the United States and serves as one of two primary internet exchanges for the Northwest (Westin Building in Seattle is the other major internet exchange). The Pittock Block property’s internet exchange (“Portland Network Access Point” or “Portland NAP”) includes 16 fiber-optic carriers and 179 other service providers, hosting companies such as Facebook and Zayo, and supports a critical IT load reported at 7,000 kilowatts. In addition, the Northwest Access Exchange (“NWAX”) is hosted at the Pittock Block property. NWAX is a carrier neutral internet exchange serving over 80 public and private networks.

Portland Network Access Point

The Portland NAP currently has 335 colocation cabinets and 65 additional cages with 317 cabinets and 50 cages occupied. Colocation cabinets are similar to cabinets in traditional data centers where tenants can house servers, networking equipment and other data center equipment; however, the landlord is responsible for operation of the data center, and the tenant pays for the number of cabinets they are using as well as power usage. The previous owner recently invested over $4.5 million to convert the Pittock Block property’s T-100 level into additional colocation space, spurring Facebook to invest further into the property, expanding into 70 colocation cabinets and retaining the opportunity to expand into an additional 20 cabinets. Additionally, a Fortune 10 technology company recently signed a license agreement for 31 additional cabinets. In connection with the foregoing, the Pittock Block Whole Loan was structured at loan origination with a $7.5 million holdback reserve that is expected to be released to the borrower given the recent execution of the new license agreement and the satisfaction of other Holdback Release Conditions (as defined below). All floors at the Pittock Block property can house a colocation center, with the Pittock Block property having approximately 225,000 square feet of data center potential through the conversion of the traditional office space at the Pittock Block property.

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Pittock Block

The MMR is a common area in internet exchanges where tenants can connect to one or more carriers. Tenants in the Portland NAP need to be connected to the right carriers in order to ensure that their customers are able to receive the content that they require and the latency needs to be low in order for the customers to receive the content quickly. This peering process is what makes an internet exchange possible, and it is cost-prohibitive for this ecosystem to move, as long-haul connections, subsea connections, and terrestrial points all come together at the Pittock Block property. The MMR currently contains 5,500 cross-connects with the capacity for 12,500 cross-connects with in-place infrastructure. Additionally, the MMR has the ability to expand by two to six times its current capacity, offering significant opportunity for further revenue growth. When using a cross connect at the Pittock Block property, tenants also need to have access to a panel. Currently, there are 1,496 panels built at the Pittock Block property with 846 of these housing a cross connect. The 650 panels that are not in use are not due to tenants having vacated but instead because the tenants are building the panels ahead of time with the understanding that they will use them as their demand grows.

The Pittock Block property also benefits from its proximity to the Hillsboro data center market, which offers direct access to several trans-Pacific submarine cables. Undersea cables connecting Oregon with Asia allow operators in the data center space to provide remote “Infrastructure-as-a-Service” to Asian-based users. As the only major internet exchange in Oregon, the Pittock Block property directly benefits from its role as the access point for Asian-based users to the rest of the United States. The Hillsboro data center market continues to expand the number of Pacific markets it serves, which is anticipated to be a significant revenue driver for the Pittock Block property.

The Portland NAP accounts for approximately 74.1% of underwritten rent at the Pittock Block property or approximately $12.2 million of rent (including rent associated with the new license signed with a Fortune 10 technology company). Revenue from the Portland NAP comes from four main sources: (i) colocation income which comes from license agreements for the colocation cabinets with a set level of power usage, (ii) cross connect income which is additional rent paid for connections to the MMR as well as panels installed in the MMR, (iii) connection income which consists of charges to the tenant for installation of new cabinets, cross connections to the MMR, or installation of new panels in the MMR and (iv) circuit fee income which is overage charges for tenants exceeding their power usage limits on their colocation cabinets.

The largest Portland NAP tenant, a Fortune 10 technology company (18.2% of underwritten colocation and cross connect rent including the additional license agreement it has to signed), is a global cloud platform offering over 175 fully featured services to millions of customers including startups, large enterprises and government agencies. The company has licensed colocation cabinets in the Portland NAP since 2011.

The second largest Portland NAP tenant, Facebook (16.2% of underwritten colocation and cross connect rent including the additional license agreement recently signed by a Fortune 10 technology company). (NASDAQ: FB) is the largest social networking site worldwide, with over 2.7 billion active users and offices in over 80 cities and is considered one of the “Big Four” technology companies along with Amazon, Apple and Google. Headquartered in Menlo Park, California, Facebook has also acquired numerous other companies including Instagram, Oculus and WhatsApp. Facebook has licensed colocation cabinets in the Portland NAP since 2013 and recently expanded into 70 additional cabinets in 2020, retaining the opportunity to expand into 20 more colocation cabinets.

Non-Portland NAP Space

As of December 21, 2020, the Pittock Block property excluding the Portland NAP (the “Non-Portland NAP Space”), which consists primarily of office and retail space, was 71.4% occupied by a diversified roster of 51 tenants, including 34 office tenants, seven retail tenants, six Telco/NNN Powered Shell tenants, three storage tenants and one roof tenant. The Telco/NNN Powered Shell space at the Pittock Block property represents data center space with power and connectivity already in place that tenants can build out to their own specifications. The Pittock Block property’s ten largest tenants occupy approximately 84,324 square feet (39.1% of net rentable area in the Non-Portland NAP Space). For purposes of this section, square feet and base rent figures exclude the Portland NAP.

The largest Non-Portland NAP Space tenant by underwritten base rent, Zayo / Integra Telecom Holdings, Inc. (“Zayo”) (5,696 square feet; 2.6% of NRA; 9.6% of underwritten base rent), is a privately held company headquartered in Boulder, Colorado with more than 3,700 employees. Founded in 2007, Zayo provides mission-critical fiber bandwidth to global companies with a fiber network that spans approximately 133,000 miles across 44 data centers servicing approximately 400 markets. Zayo was formerly traded on the New York Stock Exchange under the ticker ZAYO, but was taken private in 2020 in a $14.3 billion leveraged buyout, which was the second largest leveraged buyout since 2008. Zayo has been in occupancy in the Non-Portland NAP Space since 2011 and has leased colocation cabinets in the Portland NAP since 2000.

The second largest Non-Portland NAP Space tenant by underwritten base rent, Hennebery Eddy Architects (13,696 square feet; 6.3% of NRA; 9.1% of underwritten base rent) is an architecture, planning and interior design firm with a focus on historic resources and net-positive design solutions. Headquartered at the Pittock Block property, Hennebery Eddy Architects serves clients throughout the West and has an additional office in Bozeman, Montana. Hennebery Eddy Architects has been a tenant at the Pittock Block property since 2000, and recently executed a renewal through July 2027.

The third largest Non-Portland NAP Space tenant by underwritten base rent, LS Networks (15,238 square feet; 7.1% of NRA; 8.0% of underwritten base rent), is the largest, locally-owned fiber optic network in the Pacific Northwest. Headquartered at the Pittock Block property, LS Networks serves business, government, healthcare, education and other enterprises with a focus on rural communities in the Northwest. LS Networks has been in occupancy in the Non-Portland NAP Space since 2004 and has leased colocation cabinets in the Portland NAP since 2003.

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COVID-19 Update. As of February 1, 2021 the Pittock Block property is open for business; however, a majority of the tenants are working remotely. 11 tenants, representing approximately 26,625 square feet (8.9% NRA) have requested rent relief. According to the loan sponsor, it collected approximately 82% of rent payments in December 2020. As of February 1, 2021, the Pittock Block Whole Loan is not subject to any modification or forbearance requests.

The Market. The Pittock Block property is located in Downtown Portland occupying an entire city block adjacent to O’Bryant Square. The Pittock Block property is also located approximately 0.2 miles away from Pioneer Courthouse Square, commonly known as “Portland’s Living Room,” which is surrounded by high street retail options, diverse dining options, and immediate access to Portland’s transit system. The Pittock Block property is served by two major thoroughfares: Interstate 5, which is the main north-south interstate on the West Coast connecting Portland to Seattle and San Diego, and Interstate 405, which forms a loop that travels around Downtown Portland west of the Willamette River. The area’s primary public transportation system, TriMet, provides service throughout northwest Oregon and southwest Washington via bus and light rail lines. Additionally, the West End of Portland is served by the Portland Streetcar system, operating from South Waterfront north into the Pearl and Northwest Portland districts, with a stop one block away from the Pittock Block property. The system currently has two routes, measuring approximately 7.2 miles end to end. Portland International Airport is an approximately 20 minute drive from the Pittock Block property.

The Pittock Block property is located in the Greater Portland/Hillsboro data center market. The Hillsboro data center market has seen strong demand recently due to having no city, county or state sales taxes, a property tax abatement program for data centers, and continued reductions in utility costs through new renewable green/energy offerings. Hillsboro is also the location of Wave Business’s fiber-based Ring I, which is a cross-connect facility for several trans-Pacific submarine cables that connect six data centers. Wave Business recently completed Ring II, which is a 3,456 strand fiber optic network that provides access to 13 major data centers in the Hillsboro market and serves nine Pacific markets including China, Taiwan, Japan, Korea and Hawaii. The Pittock Block directly benefits from developments in the Hillsboro data center market as it is the only major internet exchange in the region and in Oregon.

The Pittock Block property is located in the CBD office submarket within the greater Portland office market. The CBD submarket contains approximately 28.5 million square feet of office inventory and is bordered by North Russell Street to the north, Interstate 5 to the south, Southeast Grand Avenue to the east and Interstate 405 to the west. The Pittock Block property’s in-place weighted average office rent is $24.49 per square foot, which compares favorably to the appraisal’s concluded office market rent, ranging between $25.00 and $28.00 per square foot, as demonstrated in the table below. Additionally, the Pittock Block property’s in-place weighted average Telco/NNN Powered Shell rent is $66.52 per square foot, which is below the appraisals concluded Telco/NNN Powered Shell rent of $70.00 per square foot.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Pittock Block property:

Summary of Appraisal’s Concluded Office Market Rent(1)
Retail	Prime Retail	Office Floors (1-2)	Office Floors (3-4)	Office Floors (5-6)	Office Floors (7-8)	Office (Telco/NNN Powered Shell)
$35.00	$40.00	$25.00	$26.00	$27.00	$28.00	$70.00
(1)	Source: Appraisal.

Summary of Comparable Office Leases(1)
Property	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Pittock Block
610 SW Broadway	Oregon CUB	Sep-20	60	Full Service	2,100	$23.25	0	$0.00
Power + Light Building	Coinbase, Inc	Jul-20	72	NNN	16,347	$29.50	0	$25.00
Wilcox Building	Biztech People	Jul-20	72	Full Service	2,000	$20.81	6	$30.00
Broadway Tower	AARP	Jun-20	55	Full Service	5,509	$35.00	5	$27.50
Jeffrey Center	Education Tour Center	May-20	48	NNN	1,348	$25.00	1	$17.50
Total / Wtd. Avg.			66		27,304	$29.27	1	$23.58
(1)	Source: Appraisal.

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Annex A-3	Benchmark 2021-B24

Pittock Block

Summary of Comparable Retail Leases(1)
Property	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Pittock Block
600 NW 14th Avenue	US Outdoor	Sep-20	48	NNN	9,076	$24.00	0	$0.00
Jackson Tower	Crafty Wonderland	Apr-20	48	NNN	1,447	$23.99	0	$12.50
Mohawk Gallery Building	Yamhill Pub	Mar-20	60	NNN	13,968	$40.00	0	$35.00
Pioneer Square	Yong Kang Noodle House	Mar-20	72	NNN	3,300	$38.00	2	$28.00
The Pacific Building	Christian Reading Room	Jan-20	60	NNN	950	$28.00	0	$0.00
Total / Wtd. Avg.			57		28,741	$33.52	0	$20.85
(1)	Source: Appraisal.

Historical and Current Occupancy(1)(2)
2017	2018	2019(3)	Current(3)(4)
82.8%	85.7%	88.7%	71.4%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Occupancy figures shown exclude the Portland NAP.

(3)	The change in occupancy from 2019 to Current Occupancy is primarily attributable to an office tenant occupying approximately 19,228 square feet vacating in November 2020.

(4)	Based on the underwritten rent roll dated December 21, 2020.

Largest Tenants by Underwritten Base Rent(1)
Tenant	Property Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date	Renewal / Extension Options
Zayo / Integra Telecom Holdings, Inc.(4)	Telco/NNN Powered Shell	Caa1/NR/B	5,696	2.6%	$72.10	9.6%	8/31/2030	None
Hennebery Eddy Architects(5)	Office	NR/NR/NR	13,696	6.3%	$28.57	9.1%	7/31/2027	None
LS Networks(6)	Office	NR/NR/NR	15,238	7.1%	$22.34	8.0%	7/31/2021	1, 1-year option
Sagacity Media Inc.(7)	Office	NR/NR/NR	11,936	5.5%	$24.00	6.7%	3/31/2023	1, 5-year option
Oregon Symphony(8)	Office	NR/NR/NR	10,701	5.0%	$24.50	6.1%	10/31/2023	None
DCI - D’Amato, Conversano, Inc.	Office	NR/NR/NR	7,981	3.7%	$32.31	6.0%	8/31/2026	1, 5-year option
Peaberry Software	Office	NR/NR/NR	5,803	2.7%	$25.46	3.5%	10/14/2021	1, 3-year option
BAAS	Office	NR/NR/NR	5,240	2.4%	$28.14	3.4%	4/30/2025	1, 5-year option
WCI Cable(9)	Telco/NNN Powered Shell	NR/NR/NR	2,850	1.3%	$45.82	3.1%	10/31/2029	None
Krowdsourced, Inc(10)	Office	NR/NR/NR	5,183	2.4%	$24.72	3.0%	6/30/2025	None
Total			84,324	39.1%	$29.68	58.5%
Other Occupied(11)			69,695	32.3%	$25.48	41.5%
Total Occupied			154,019	71.4%	$27.78	100.0%
Vacant(12)			61,773	28.6%
Total			215,792	100.0%
(1)	Based on the underwritten rent roll dated December 21, 2020.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent includes rent steps through December 2021 and 10% haircuts for tenants that are currently experiencing rent relief.

(4)	Zayo / Integra Telecom Holdings, Inc. has a Telco lease at the Pittock Block property, which is for suites in the building that have additional power and cooling supply compared to general office/retail suites.

(5)	Hennebery Eddy Architects leases 13,696 square feet of which (i) 13,522 square feet is office space leased for $28.84 per square foot and is set to expire in July 2027 and (ii) 174 square feet is storage space leased for approximately $7.59 per square foot on a month to month basis.

(6)	LS Networks leases 15,238 square feet of which (i) 14,821 square feet is office space leased for $22.73 per square foot and is set to expire in July 2021 and (ii) 417 square feet is storage space leased for approximately $8.49 per square foot on a month to month basis.

(7)	Sagacity Media Inc. leases 11,936 square feet of which (i) 11,850 square feet is office space leased for $24.13 per square foot and is set to expire in March 2023 and (ii) 86 square feet is storage space leased for approximately $6.28 per square foot on a month to month basis.

(8)	Oregon Symphony leases 10,701 square feet of which (i) 10,229 square feet is office space leased for $25.34 per square foot and is set to expire in October 2023 and (ii) 472 square feet is storage space leased for approximately $6.23 per square foot on a month to month basis.

(9)	WCI Cable leases 2,850 square feet of office space set to expire in October 2029 of which (i) 2,000 square feet is leased for $43.63 per square foot and (ii) 850 square feet is leased for $50.98 per square foot.

(10)	Krowdsourced, Inc has the one-time right to terminate its lease effective June 30, 2023 with 12 months prior written notice and payment of an early termination fee of $64,680.

(11)	Other Occupied is inclusive of a 2,000 square foot management office with no attributable underwritten base rent.

(12)	Vacant space includes 55,791 square feet of office space, 3,179 square feet of retail space and 923 square feet of storage space.

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Annex A-3	Benchmark 2021-B24

Pittock Block

Ten Largest Tenants by Underwritten Colocation and Cross Connect Rent(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Underwritten Colocation and Cross Connect Rent	% of Total Underwritten Colocation and Cross Connect Rent	Lease Expiration Date
Fortune 10 Technology Company(3)	A2/A+/AA-	$2,221,140	18.2%	MTM
Facebook(4)	NR/NR/NR	$1,983,600	16.2%	1/31/2025
Multi-National Corporation	NR/NR/NR	$1,128,060	9.2%	MTM
Zayo(5)	Caa1/NR/B	$901,488	7.4%	12/31/2022
Charter	Ba2/NR/BB+	$668,352	5.5%	MTM
Wave	Caa1/NR/NR	$360,540	3.0%	MTM
Centurylink	Ba3/BB/BB	$344,340	2.8%	MTM
Axiom Data Science	NR/NR/NR	$241,380	2.0%	MTM
CN Servers	NR/NR/NR	$213,840	1.7%	MTM
AT&T	Baa2/A-/BBB	$207,600	1.7%	MTM
Total		$8,270,340	67.7%
Remaining Colocation Tenants		$3,950,820	32.3%
Total		$12,221,160	32.3%
(1)	Based on the underwritten rent roll dated December 21, 2020.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	The Underwritten Colocation and Cross Connect Rent for the Fortune 10 technology company includes the new license agreement with $837,000 in underwritten rent.

(4)	Facebook has three separate license agreements for colocation space of which (i) two license agreements collectively representing $1,458,000 in underwritten rent are set to expire in January 2025 and (ii) one license agreement representing $525,600 in underwritten rent is on a month to month basis.

(5)	Zayo has seven separate license agreements for the colocation space of which (i) one license agreement representing $364,152 in underwritten rent is set to expire in December 2022, (ii) two license agreements collectively representing $174,840 in underwritten rent are on a month to month basis, (iii) two license agreements collectively representing $127,296 in underwritten rent are set to expire in March 2021, (iv) one license agreement representing $122,400 in underwritten rent is set to expire in July 2021 and (v) one license agreement representing $112,800 in underwritten rent is set to expire in April 2021.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	61,773	28.6%	NAP	61,773	28.6%	NAP	NAP
2021 & MTM	43	48,624	22.5%	$1,160,327	110,397	51.2%	$1,160,327	27.1%
2022	9	24,301	11.3%	555,806	134,698	62.4%	$1,716,133	40.1%
2023	7	30,975	14.4%	857,559	165,673	76.8%	$2,573,692	60.2%
2024	1	553	0.3%	14,628	166,226	77.0%	$2,588,320	60.5%
2025	6	17,017	7.9%	458,391	183,243	84.9%	$3,046,711	71.2%
2026	2	8,481	3.9%	300,760	191,724	88.8%	$3,347,471	78.2%
2027	2	13,522	6.3%	389,974	205,246	95.1%	$3,737,445	87.3%
2028	0	0	0.0%	0	205,246	95.1%	$3,737,445	87.3%
2029	2	2,850	1.3%	130,601	208,096	96.4%	$3,868,046	90.4%
2030	1	5,696	2.6%	410,686	213,792	99.1%	$4,278,732	100.0%
2031	0	0	0.0%	0	213,792	99.1%	$4,278,732	100.0%
2032 and Thereafter(3)	0	2,000	0.9%	0	215,792	100.0%	$4,278,732	100.0%
Total	73	215,792	100.0%	$4,278,732
(1)	Based on the underwritten rent roll dated December 21, 2020.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2032 and Thereafter is inclusive of a 2,000 square foot management office with no underwritten base rent.

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Annex A-3	Benchmark 2021-B24

Pittock Block

Underwritten Net Cash Flow(1)
	2017	2018	2019	TTM 11/30/2020	Underwritten	$ Per Square Foot	%(2)
Base Rent(3)	$3,431,224	$4,027,867	$4,359,091	$4,368,598	$4,278,732	$14.37	23.6%
Vacant Income	0	0	0	0	1,622,923	5.45	8.9%
Gross Potential Rent	$3,431,224	$4,027,867	$4,359,091	$4,368,598	$5,901,655	$19.82	32.5%

Total Reimbursements	$1,111,998	$1,350,416	$1,697,474	$999,728	$1,031,254	$3.46	5.7%
Colocation Income	6,311,688	6,396,294	6,752,559	7,632,953	9,673,590	32.49	53.3%
Cross Connect Income	1,833,633	2,004,128	2,215,586	2,398,766	2,547,570	8.56	14.0%
Connection Income	477,927	328,614	260,700	1,162,438	815,849	2.74	4.5%
Circuit Fee Income	0	0	91,475	581,925	95,221	0.32	0.5%
Vacancy & Credit Loss	0	0	0	0	(1,906,512)	(6.40)	(10.5)%
Concessions	0	0	(19,740)	(469,809)	0	0.00	0.0%
Effective Gross Income	$13,166,469	$14,107,319	$15,357,144	$16,674,600	$18,158,626	$61.00	100.0%

Real Estate Taxes	$517,396	$561,203	$619,531	$561,203	$613,607	$2.06	3.4%
Insurance	194,994	254,275	292,010	489,041	80,000	0.27	0.4%
Management Fee	614,115	423,220	460,714	500,238	544,759	1.83	3.0%
Other Operating Expenses	2,211,262	3,796,178	3,965,073	4,076,679	4,335,980	14.57	23.9%
Total Operating Expenses	$3,537,767	$5,034,876	$5,337,329	$5,627,162	$5,574,346	$18.72	30.7%

Net Operating Income(4)	$9,628,702	$9,072,443	$10,019,815	$11,047,438	$12,584,281	$42.27	69.3%
TI/LC	0	0	0	0	702,570	2.36	3.9%
Replacement Reserves	0	0	0	0	101,217	0.34	0.6%
Net Cash Flow	$9,628,702	$9,072,443	$10,019,815	$11,047,438	$11,780,493	$39.57	64.9%
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	% represents percent of Effective Gross Income.

(3)	Underwritten Base Rent is inclusive of rent steps through December 2021 and 10% haircuts for tenants that are currently experiencing rent relief.

(4)	The increase in TTM 11/30/2020 Net Operating Income from 2019 Net Operating Income is primarily attributable to a new colocation license executed by Facebook for 70 additional cabinets. The increase in Underwritten Net Operating Income from TTM 11/30/2020 Net Operating Income is primarily attributable to the recent license agreement signed by a Fortune 10 technology for 31 cabinets.

Property Management. The Pittock Block property is managed by 1547 Datacenter Management Services, LLC, a Delaware limited liability company and an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower deposited a (i) $7,500,000 holdback to be released upon satisfaction of the Holdback Release Conditions and (ii) an approximately $1,512,030 debt service reserve. According to loan sponsor, the Holdback Release Conditions have been satisfied as evidenced by an executed lease with a qualifying Fortune 10 technology company and the associated reserve is expected to be released to the borrower.

“Holdback Release Conditions” means either (a) the borrower enters into a data license agreement with a Fortune 10 technology company, which demises no fewer than 31 cabinets at the Pittock Block property and provides for annual rent/license fees in an amount not less than $837,000 (the “Data License”), and any payment concessions in favor of the tenant/licensee and/or obligations of the borrower to perform and/or pay for any work in connection with the applicable Data License have either been completed and satisfied in full or the reserve funds have been established with the lender for the purpose of covering the same; or (b) the Pittock Block property achieves a debt service coverage ratio of 1.95x and a loan to value ratio of 51%.

Tax Reserve. On each due date, the borrower is required to deposit into a tax reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (such reserve has been conditionally waived so long as no Cash Sweep Period (as defined below) is continuing and the borrower has provided satisfactory evidence that taxes have been paid meeting the requirements of the Pittock Block Whole Loan documents).

Insurance Reserve. On each due date, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as no event of default is continuing and the borrower maintains a blanket policy meeting the requirements of the Pittock Block Whole Loan documents).

Replacement Reserve. On each due date during the continuance of a Cash Sweep Event (as defined below), the borrower is required to deposit into a replacement reserve an amount equal to approximately $6,202 for replacement reserves (approximately $0.25 per square foot annually).

TI/LC Reserve. On each due date during the continuance of a Cash Sweep Event, the borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $62,017 for tenant improvement and leasing commission obligations (approximately $2.50 per square foot annually).

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Annex A-3	Benchmark 2021-B24

Pittock Block

Lockbox / Cash Management. The Pittock Block Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to send tenant direction letters instructing the tenants to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the Pittock Block Whole Loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the Pittock Block Whole Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the Pittock Block Whole Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) the date on which the debt service coverage ratio (as calculated in the Pittock Block Whole Loan documents and based on the trailing three-month period immediately preceding the date of determination) is less than 1.50x (a “DSCR Trigger Event”).

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default or (b) with respect to clause (ii) above, achievement of a debt service coverage ratio (as calculated in the Pittock Block Whole Loan documents and based on the trailing three-month period immediately preceding the date of determination) of at least 1.55x for two consecutive quarters immediately preceding the date of determination; provided, (1) a Cash Sweep Event Cure may occur no more than a total of five times in the aggregate during the term of the Pittock Block Whole Loan and (2) the borrower will have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure.

Current Mezzanine or Subordinate Indebtedness. The Pittock Block Junior Note, with an outstanding principal balance as of the Cut-off Date of $22.47 million, accrues interest at a fixed rate of 5.85000% per annum. The Pittock Block Junior Note has a 120-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Pittock Block Pari Passu-AB Whole Loan” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. The Pittock Block Whole Loan documents permit the owner of 100% of the direct or indirect interest (the “BMO Mezzanine Equity Collateral”) in the borrower to incur mezzanine financing (the “BMO Mezzanine Loan”) secured by the BMO Mezzanine Equity Collateral (the “Borrower Mezzanine Option”) once during the term of the Pittock Block Whole Loan, upon satisfaction of certain terms and conditions set forth in the Pittock Block Whole Loan documents, including, without limitation, the following: (a) the resulting combined debt service coverage ratio equals or exceeds 1.96x and the resulting combined loan-to-value ratio is equal to or less than 51%; (b) the term of the BMO Mezzanine Loan is coterminous with the Pittock Block Whole Loan; (c) the parties have entered into an intercreditor agreement; and (d) a rating agency confirmation.

Partial Release. None.

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Annex A-3	Benchmark 2021-B24

The Galleria Office Towers

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Annex A-3	Benchmark 2021-B24

The Galleria Office Towers

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Annex A-3	Benchmark 2021-B24

The Galleria Office Towers

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI/JPMCB	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$65,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$65,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	5.6%	Net Rentable Area (SF):	1,067,672
Loan Purpose:	Refinance	Location:	Houston, TX
Borrower:	Three Galleria Office Buildings, LLC	Year Built / Renovated(5):	Various / Various
Loan Sponsor:	Azrieli Group Ltd.	Occupancy:	68.1%
Interest Rate:	4.46000%	Occupancy Date:	1/20/2021
Note Date:	2/17/2021	Number of Tenants:	65
Maturity Date:	3/6/2031	2017 NOI:	$13,471,050
Interest-only Period:	None	2018 NOI:	$15,161,719
Original Term:	120 months	2019 NOI:	$12,375,783
Original Amortization:	360 months	TTM NOI (as of 12/2020):	$12,459,004
Amortization Type:	Balloon	UW Economic Occupancy(6):	68.7%
Call Protection(2):	L(24),Def(91),O(5)	UW Revenues:	$25,273,331
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$13,960,632
Additional Debt(1):	Yes	UW NOI(6):	$11,312,699
Additional Debt Balance(1):	$25,000,000	UW NCF(6):	$9,333,289
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(6):	$185,000,000 / $173
		Appraisal Date:	1/6/2021

Escrows and Reserves(3)				Financial Information(1)(6)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$84
Taxes:	$1,133,321	$283,330	N/A	Maturity Date Loan / SF:	$68
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	48.6%
Replacement Reserves:	$0	$21,990	N/A	Maturity Date LTV:	39.3%
TI/LC:	$6,000,000	$88,973	$8,000,000	UW NCF DSCR:	1.71x
Other(4):	$2,290,985	Springing	N/A	UW NOI Debt Yield:	12.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$90,000,000	76.1%	Payoff Existing Debt	$108,176,606	91.5%
Sponsor Equity	28,245,409	23.9	Upfront Reserves	9,424,306	8.0
			Closing Costs	644,496	0.5
Total Sources	$118,245,409	100.0%	Total Uses	$118,245,409	100.0%
(1)	The Galleria Office Towers Loan (as defined below) consists of controlling Note A-1 and non-controlling Note A-3 and is part of the Galleria Office Portfolio Whole Loan (as defined below) evidenced by four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $90.0 million. Financial Information presented in the chart above reflects Cut-off Date balance of the $90.0 million The Galleria Office Towers Whole Loan. For additional information, see “The Loan” below.

(2)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in April 2021. The borrower has the right to defease the Galleria Office Towers Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 17, 2025. The assumed defeasance lockout period of 24 months is based on the expected closing date of the Benchmark 2021-B24 securitization in March 2021. The actual lockout period may be longer.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(4)	Other Initial reserve is comprised of an approximately $2,192,842 unfunded obligations reserve and a $98,143 condo reserve allocated for one month of assessments. See the “Escrows and Reserves” section for more details.

(5)	For a full description of Year Built / Renovated information, please refer to the “Portfolio Summary” table herein.

(6)	While The Galleria Office Towers Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact The Galleria Office Towers Whole Loan more severely than assumed in the underwriting of The Galleria Office Towers Whole Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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The Loan. The Galleria Office Towers mortgage loan (“The Galleria Office Towers Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $90.0 million (the “Galleria Office Towers Whole Loan”), secured by the borrower’s fee interest in the condominium units consisting of three Class A, central business district, office properties totaling 1,067,672 square feet in Houston, Texas (the “The Galleria Office Towers Properties”). The Galleria Office Towers Whole Loan has a ten-year term and amortizes on a 30-year schedule. The Galleria Office Towers Whole Loan is comprised of four pari passu notes with an aggregate principal balance as of the Cut-off Date of $90.0 million, two of which (Notes A-1 and A-3) with an aggregate outstanding principal balance as of the Cut-off Date of $65.0 million, are being contributed to the Benchmark 2021-B24 trust and constitute The Galleria Office Towers Loan, and the remainder of which are expected to be contributed to one or more future securitization trusts. The Galleria Office Towers Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and JPMorgan Chase Bank, National Association (“JPMCB”) on February 17, 2021. The Galleria Office Towers Whole Loan was previously securitized in JPMCC 2011-C3.

The table below summarizes the promissory notes that comprise The Galleria Office Towers Whole Loan. The relationship between the holders of The Galleria Office Towers Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-3	$65,000,000	$65,000,000	Benchmark 2021-B24	Yes
A-2	$15,000,000	$15,000,000	CREFI(1)	No
A-4	$10,000,000	$10,000,000	JPMCB(1)	No
Total	$90,000,000	$90,000,000
(1)	The related note is currently held by the Note Holder identified in the table above and is expected to be contributed to one or more future securitization transactions.

The Borrower. The borrower is Three Galleria Office Buildings, LLC, a Delaware limited liability company with one independent director (“The Galleria Office Towers Borrower”). Legal counsel to The Galleria Office Towers Borrower delivered a non-consolidation opinion in connection with the origination of The Galleria Office Towers Whole Loan.

The Loan Sponsor. The loan sponsor and non-recourse carve-out guarantor is the Azrieli Group Ltd. (“Azrieli Group”). Azrieli Group is Israel’s largest real estate group and was founded by the late Mr. David Azrieli in 1982. Headquartered in Tel Aviv-Yafo, Israel, the Azrieli Group currently owns a total leasable area of approximately 1.2 million square meters (approximately 12.9 million square feet), and has an additional 750,000 square meters (approximately 8 million square feet) under construction. The firm wholly owns the largest and high-standard office complexes in Israel, including the iconic Azrieli Center in Tel Aviv.

The Properties. The Galleria Office Towers Properties consists of three Class A office buildings spanning 1,067,672 square feet that are attached to the 2.4 million square foot Galleria Mall. The Galleria Office Towers Properties are comprised of: Galleria Tower I, a 493,695 square foot 25-story office tower located at 2700 Post Oak Boulevard, Galleria Tower II, a 320,687 square foot 22-story office tower located at 5051 Westheimer Road, and the Galleria Financial Center, a 253,290 square foot seven-story office tower located at 5065-5075 Westheimer Road. The Galleria Office Towers Properties are located within the Houston Galleria condominiums (as described under “Condominum” below). As of January 20, 2021, The Galleria Office Towers Properties are 68.1% occupied to 65 tenants.

The following table presents certain information relating to The Galleria Office Towers Properties:

Portfolio Summary
Property Name	Year Built / Renovated	SF	% Allocated Whole Loan Original Balance	Appraisal Date	Appraised Value	% Appraised Value	UW NCF	% of UW NCF
Galleria Tower I	1974 / 2002, 2020	493,695	46.2%	1/6/2021	$85,544,600	46.2%	$6,556,331	70.2%
Galleria Tower II	1970 / 1992, 2005, 2020	320,687	30.0%	1/6/2021	55,566,781	30.0	1,999,236	21.4%
Galleria Financial Center	1977 / 2020	253,290	23.7%	1/6/2021	43,888,619	23.7	777,722	8.3%
Total / Wtd. Avg.		1,067,672	100.0%		$185,000,000	100.0%	$9,333,289	100.0%

The largest tenant, WeWork Companies, Inc. (“WeWork”) (100,141 square feet; 9.4% of net rentable area; 14.6% of underwritten base rent; Moody’s/Fitch/S&P: NR/CC/CCC+), is a workspace design company that provides shared co-working spaces for tenants at lower costs than traditional office spaces. Founded in 2010, WeWork leases office space throughout the United States and then transforms that space into a number of smaller offices and common areas. WeWork offers these smaller office spaces to individuals or groups who seek the perks of a traditional office space without the expenses of a full office. WeWork’s lease includes either two, five-year extension options or one, ten-year extension option, each at fair market value.

The second largest tenant, Quanta Services (“Quanta”) (56,345 square feet; 5.3% of net rentable area; 6.9% of underwritten base rent; Moody’s/Fitch/S&P: Baa3/NR/BBB-) is a specialty contractor that provides fully integrated infrastructure solutions for the utility, pipeline, energy, and communications industries. In 1997, founder John Colston merged PAR, Potelco, Union Power, and Trans Tech under the umbrella “Quanta”, and has since acquired over 200 companies in the infrastructure space. As of 2020, Quanta had more than 42,000 employees in all 50 states and across 15 different countries. Quanta's lease includes one renewal option for a minimum of nine months

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but no more than 21 months with no termination options. Additionally, Quanta subleases 100.0% of its space at the Galleria Tower II property from Panhandle Eastern Pipe Line Company, L.P., which sublease is coterminous with the Panhandle Eastern Pipe Line Company, L.P. lease.

The third largest tenant, Citigroup Technology (49,740 square feet; 4.7% of net rentable area; 8.2% of underwritten base rent) is a subsidiary of Citigroup (“Citi”) a multinational investment bank and financial services firm headquartered in New York, New York. Citi offers a suite of financial services ranging from consumer business such as credit cards and retail banking to consumer banking, securities trading, capital markets advisory, private banking, and treasury solutions. As of June 2020, Citi had more than 200,000 employees throughout offices around the world. Citi is currently paying a base rent of $22.50 per square foot with roughly $1.75 per square foot annual rent steps through January 2028. Citi’s lease includes an extension option for up to twenty years in any combination of five or ten years, each at fair market value. Provided no default is occurring, Citi has the one-time right to terminate its lease on June 30, 2025 as to all of the premises or up to 50% of the premises with 12 months written notice.

The Market. The Galleria Office Towers Properties are located within the Galleria/Uptown office submarket of Houston, Texas. In recent years, this submarket has seen steady increases in residential development and population growth. Some of Houston’s most prestigious residential developments are located in near proximity to The Galleria Office Towers Properties, providing some demographic advantages as compared to other submarkets in the Houston area. A major contributor to this population growth is the existing residential development in the surrounding areas, the proximity to major employment sectors and its access to major thoroughfares in the Houston area such as IH-10, Sam Houston Parkway, and Loop 610.

The Galleria Office Towers Properties are connected to the 2.4 million square foot mixed-use Galleria development, which includes access to over 30 restaurants, over 300 retail stores, and two hotels. The main promenade, Post Oak Boulevard, is undergoing a $200 million renovation, including a bus rapid transit line.

The appraisal report identified five directly competitive office sale comparables. Comparable buildings were built between 1968 and 1983 and range in size from 110,529 square feet to 544,291 square feet. Sales prices per square foot ranged from $169.95 to $340.69 while net operating income per square foot ranged from $13.05 and $20.78. In addition, the appraisal identified five lease comparables. Comparable leases range in size from 176,776 square feet to 1,255,073 square feet with rents ranging from $18.00 per square foot and $23.50 per square foot.

COVID-19 Update. As of February 1, 2021, The Galleria Office Towers Properties are open for operations, with most tenants operating in their space in limited capacity. Rent collections were 99.7% in November 2020, 98.3% in December 2020 and 97.2% in January. In total, six tenants requested some form of rent relief, with only one tenant granted a rent deferment totaling approximately $14,000. As of February 1, 2021, no loan modification or forbearance requests have been made on The Galleria Office Towers Whole Loan. The first payment date of The Galleria Office Towers Whole Loan is the monthly due date in April 2021.

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
76.8%	70.3%	68.3%	68.1%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of January 20, 2021.

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Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
WeWork Companies, Inc.	NR/CC/CCC+	100,141	9.4%	$21.48	14.6%	11/30/2033
Quanta Services	Baa3/NR/BBB-	56,345	5.3	$18.00	6.9%	3/31/2022
Citigroup Technology(4)	NR/NR/NR	49,740	4.7	$24.25	8.2%	12/31/2028
Hoover, Slovacek	NR/NR/NR	49,076	4.6	$16.13	5.4%	3/31/2032
Westlake Management	NR/NR/NR	40,588	3.8	$22.00	6.1%	8/31/2025
BKD, LLP(5)	NR/NR/NR	29,690	2.8	$20.00	4.0%	6/30/2029
Ascende, Inc.	NR/NR/NR	27,511	2.6	$25.00	4.7%	4/30/2022
KRCL	NR/NR/NR	25,390	2.4	$17.78	3.1%	3/31/2022
Capgemini U.S. LLC	NR/NR/BBB	21,651	2.0	$17.50	2.6%	1/31/2027
Wells Fargo Advisors(6)	A2/A+/BBB+	19,662	1.8	$25.75	3.4%	6/30/2026
Top 10 Occupied Total		419,794	39.3%	$20.66	59.1%
Other Occupied		307,202	28.8
Vacant		340,676	31.9
Total		1,067,672	100.0%
(1)	Based on the underwritten rent roll dated January 20, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF is inclusive of contractual rent steps through February 2022 for non-credit tenants and the average rent escalations remaining for the applicable credit tenants.

(4)	Provided no event of default, Citigroup Technology has a one-time right to terminate either 100.0% or up to 50.0% of its space on June 30, 2025 upon 12 months’ written notice to the landlord. Citigroup Technology will pay an early termination fee.

(5)	BKD, LLP has a one-time right to contract up to the entirety of the 14th floor (9,440 square feet) effective as of April 30, 2024.

(6)	Wells Fargo Advisors has the right to terminate its lease effective June 30, 2022 upon 12 months’ notice subject to a termination fee equal to sum of unamortized transaction costs.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	340,676	31.9%	NAP	NAP	$340,676	31.9%	NAP	NAP
MTM & 2021(4)	12	19,915	1.9	$384,628	2.6%	360,591	33.8%	$384,628	2.6%
2022	17	189,801	17.8	3,473,497	23.7	550,392	51.6%	$3,858,124	26.3%
2023	12	39,454	3.7	848,105	5.8	589,846	55.2%	$4,706,229	32.0%
2024	8	13,698	1.3	285,258	1.9	603,544	56.5%	$4,991,487	34.0%
2025	6	68,075	6.4	1,411,209	9.6	671,619	62.9%	$6,402,696	43.6%
2026	6	55,848	5.2	1,267,976	8.6	727,467	68.1%	$7,670,672	52.2%
2027	4	34,612	3.2	669,018	4.6	762,079	71.4%	$8,339,690	56.8%
2028	2	59,803	5.6	1,367,203	9.3	821,882	77.0%	$9,706,893	66.1%
2029	3	52,724	4.9	1,113,838	7.6	874,606	81.9%	$10,820,731	73.7%
2030	2	14,442	1.4	321,366	2.2	889,048	83.3%	$11,142,096	75.9%
2031	1	11,544	1.1	386,494	2.6	900,592	84.4%	$11,528,590	78.5%
2032 and Thereafter	3	167,080	15.6	3,156,923	21.5	1,067,672	100.0%	$14,685,513	100.0%
Total	76	1,067,672	100.0%	$14,685,513	100.0%
(1)	Based on the underwritten rent roll dated January 20, 2021.

(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.

(3)	Base Rent Expiring and % of Base Rent Expiring is inclusive of contractual rent steps through February 2022 for non-credit tenants and the average rent escalations remaining for the applicable credit tenants.

(4)	MTM includes conference and property management space.

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Operating History and Underwritten Net Cash Flow
	2018	2019	2020	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$16,434,652	$15,065,000	$14,830,069	$14,290,644	$13.38	40.3%
Rent Steps(3)	0	0	0	394,869	0.37	1.1
Potential Income from Vacant Space	0	0	0	11,106,854	10.40	31.3
Gross Potential Rent	$16,434,652	$15,065,000	$14,830,069	$25,792,367	$24.16	72.8%
Total Reimbursements	10,769,099	9,943,643	9,950,041	9,654,087	9.04	27.2
Net Rental Income	$27,203,751	$25,008,644	$24,780,109	$35,446,454	$33.20	100.0%
(Vacancy/Credit Loss)	0	0	0	(11,106,854)	(10.40)	(31.3)
Total Other Income	1,497,593	1,277,124	930,609	933,731	0.87	2.6
Effective Gross Income	$28,701,343	$26,285,767	$25,710,718	$25,273,331	$23.67	71.3%
Total Expenses	13,539,624	13,909,984	13,251,714	13,960,632	13.08	55.2
Net Operating Income	$15,161,719	$12,375,783	$12,459,004	$11,312,699	$10.60	44.8%
Total TI/LC, RR	0	0	0	1,979,410	1.85	7.8
Net Cash Flow	$15,161,719	$12,375,783	$12,459,004	$9,333,289	$8.74	36.9%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is based on the underwritten rent roll as of January 20, 2021.

(3)	Rent steps taken through February 2022 for non-credit tenants and the average rent escalations remaining for the applicable credit tenants.

Property Management. The Galleria Office Towers Properties are managed by Unilev Management Corp., a Texas corporation and a borrower affiliate.

Escrows and Reserves. At loan origination, The Galleria Office Towers Borrower deposited (i) approximately $1,133,321 into the real estate taxes reserve, (ii) approximately $6,000,000 for ongoing tenant improvements and leasing commissions, (iii) approximately $2,192,842 for unfunded obligations, and (iv) approximately $98,143 into a condominium reserve.

Tax Reserve – The Galleria Office Towers Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $283,330).

Insurance Reserve – On each payment date, The Galleria Office Towers Borrower is required to deposit an amount equal to 1/12 of estimated insurance premiums unless The Galleria Office Towers Borrower maintains a blanket policy in accordance with The Galleria Office Towers Whole Loan documents. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The Galleria Office Towers Borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $21,990 for replacement reserves.

TI/LC Reserve – The Galleria Office Towers Borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $88,973 for TI/LC reserves. At such time that the leasing reserve funds on deposit in the leasing reserve account equal the Leasing Reserve Cap Amount (as defined below), The Galleria Office Towers Borrower may suspend making monthly deposits until such time as the leasing reserve funds are below the Leasing Reserve Low Threshold Amount, at which time The Galleria Office Towers Borrower must recommence making the leasing reserve monthly deposit on each monthly payment date until the Leasing Reserve Cap Amount has been reached (at which time monthly deposits into the leasing reserve account will be suspended until the leasing reserve funds are below the Leasing Reserve Low Threshold Amount, at which time The Galleria Office Towers Borrower will recommence making the leasing reserve monthly deposit on each monthly payment date until the Leasing Reserve Cap Amount has been reached).

A “Leasing Reserve Cap Amount” means $8,000,000.

A “Leasing Reserve Low Threshold Amount” means as of the applicable date of determination, (x) if the Leasing Reserve Lower Threshold Conditions (as defined below) are satisfied (as determined by the lender), an amount equal to $6,000,000 and (y) if the Leasing Reserve Lower Threshold Conditions are not satisfied (as determined by the lender), an amount equal to $8,000,000.

“Leasing Reserve Lower Threshold Conditions” means, that as of the date of determination, (i) the debt yield is greater than 11% and (ii) The Galleria Office Towers Properties exhibit an occupancy rate of greater 90% of all leasable square footage, and (iii) the balance in the leasing reserve account is equal to or greater than $6,000,000.

Condominium Reserve – During the continuance of a Trigger Period (as defined below), The Galleria Office Towers Borrower is required to deposit the sum of 1/12 of an amount which would be sufficient to pay the monthly assessments payable, or reasonably estimated by the lender to be payable, during the next ensuing 12 months.

Lockbox / Cash Management. The Galleria Office Towers Whole Loan is structured with a hard lockbox and springing cash management. The Galleria Office Towers Borrower is required to deliver tenant direction letters to the existing tenants at The Galleria Office Towers Properties, directing them to remit their rent checks directly to the lender-controlled lockbox. The Galleria Office Towers

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Borrower is required to cause all revenue received by The Galleria Office Towers Borrower or the property manager from The Galleria Office Towers Properties to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of The Galleria Office Towers Borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with The Galleria Office Towers Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Galleria Office Towers Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Galleria Office Towers Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to The Galleria Office Towers Borrower.  Upon an event of default under The Galleria Office Towers Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio falling below 1.25x, and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.25x for one calendar quarter and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms The Galleria Office Towers Whole Loan documents.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant (as defined below) being in default under the applicable Specified Tenant lease, (ii) (x) any Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof) or, (y) except with respect to any investment grade tenant, any Specified Tenant failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space (or any applicable portion thereof) (the Specified Tenant Trigger Period contemplated by this clause (ii)(y) will be deemed a “ST Dark Event”), (iii) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of Specified Tenant and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior the applicable Specified Tenant extension deadline in accordance with the terms of the applicable Specified Tenant lease and The Galleria Office Towers Whole Loan documents for a term extending at least five years beyond the then-applicable expiration date under the applicable Specified Tenant lease and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) The Galleria Office Towers Borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the applicable terms and conditions of The Galleria Office Towers Whole Loan documents, the applicable tenant under such lease paying the full amount of the rent due under its lease, and being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease. Notwithstanding the foregoing, in no event will a Specified Tenant Trigger Period be deemed to be continuing solely with respect to any ST Dark Event if and for so long as the Excess Cash Flow Condition (as defined below) is satisfied (satisfaction of the Excess Cash Flow Condition will not be deemed to cure or suspend any Specified Tenant Trigger Period other than a Specified Tenant Trigger Period that is solely ongoing in connection with a ST Dark Event).

The “Excess Cash Flow Condition” will be deemed to be satisfied with respect to a Specified Tenant Trigger Period to the extent: (x) such Specified Tenant Trigger Period relates solely to a ST Dark Event, (y) no other Specified Tenant Trigger Period has occurred and is ongoing, and (z) amounts on deposit in the excess cash flow account equal or exceed $30 per square foot demised pursuant to each Specified Tenant lease which may have caused the applicable ST Dark Event.

“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms of the Specified Tenant lease and The Galleria Office Towers Whole Loan documents for the applicable Specified Tenant renewal term, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

A “Specified Tenant” means (i) any tenant under a lease which, individually or when aggregated with all other leases at The Galleria Office Towers Properties with the same tenant or its affiliate, either (A) accounts for 20% or more of the total rental income for The Galleria Office Towers Properties, or (B) demises 20% or more of the total square footage of The Galleria Office Towers Properties’ gross leasable area, and (ii) any other lessee(s) of the Specified Tenant space (or any portion thereof that otherwise constitutes the foregoing 20% thresholds) and any guarantor(s) of the applicable related Specified Tenant lease(s).

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Current Mezzanine or Subordinate Indebtedness. None.

Partial Release. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Condominium Structure. The Galleria Office Towers Borrower is subject to a condominium regime with six total condominium units (for all purposes under the condominium documents), three of which constitute the entirety of the collateral for the Galleria Office Towers Whole Loan, and three of which are not part of the collateral for the Galleria Office Towers Whole Loan. The condominium units are divided among a retail unit (68.7% interest), hotel unit (17.0% interest) and office unit (14.3% interest). There are six board seats, and The Galleria Office Towers Borrower is allocated three of the board seats. One board seat is allocated to the unrelated owner of the retail units, and two board seats are allocated to the unrelated owner of the hotel units. Each board seat is allocated one vote except for the board seat allocated to the unrelated owner of the retail unit, which is allocated five votes. The related borrower does not have the power to control the related condominium. The Galleria Office Towers Borrower may not be removed from the board by the retail and hotel board members.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Industrial – Various
% of Pool by IPB:	5.2%	Net Rentable Area (SF):	2,981,955
Loan Purpose:	Refinance	Location:	Various, Various
Borrower:	STNL II Property Company, LLC	Year Built / Renovated:	Various / Various
Loan Sponsor:	BIG STNL II LLC	Occupancy:	95.9%
Interest Rate:	3.71600%	Occupancy Date:	2/1/2021
Note Date:	2/8/2021	Number of Tenants:	6
Maturity Date:	3/6/2031	2017 NOI(3):	N/A
Interest-only Period:	120 months	2018 NOI(3):	N/A
Original Term:	120 months	2019 NOI(3):	N/A
Original Amortization:	None	TTM NOI(3):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy(4):	91.9%
Call Protection(2):	L(24),Def(92),O(4)	UW Revenues:	$8,943,989
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$268,320
Additional Debt(1):	Yes	UW NOI(4):	$8,675,669
Additional Debt Balance(1):	$21,000,000	UW NCF(4):	$7,817,775
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(4):	$136,500,000 / $46
		Appraisal Date(5):	Various

Escrows and Reserves(6)				Financial Information(1)(4)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$27
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$27
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	59.3%
TI/LC:	$0	Springing	$894,587	Maturity Date LTV:	59.3%
Replacement Reserves:	$0	Springing	$1,789,173	UW NCF DSCR:	2.56x
Other(7):	$701,088	$0	N/A	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$81,000,000		100.0%	Payoff Existing Debt	$47,259,897	58.3%
				Return of Equity	32,223,585	39.8%
				Closing Costs	815,430	1.0%
			%	Upfront Reserves	701,088	0.9%
Total Sources	$81,000,000		100.0%	Total Uses	$81,000,000	100.0%

(1)	The U.S. Industrial Portfolio VI Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $81.0 million. The Financial Information presented in the chart above reflects the Cut-off Date Balance of the $81.0 million U.S. Industrial Portfolio VI Whole Loan (as defined below). For additional information, see “The Loan” herein.

(2)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in April 2021. Defeasance of the U.S. Industrial Portfolio VI Whole Loan is permitted at any time on or after the first payment date following the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the U.S. Industrial Portfolio VI Whole Loan to be securitized and (b) February 8, 2024. The actual defeasance lockout period may be longer.

(3)	Historical financial information was not provided as each of the U.S. Industrial Portfolio VI Properties (as defined below) are subject to long term net leases where the related borrower did not provide the related mortgage loan seller with historical financial information.

(4)	While the U.S. Industrial Portfolio VI Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the U.S. Industrial Portfolio VI Whole Loan more severely than assumed in the underwriting of the U.S. Industrial Portfolio VI Whole Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(5)	For a full description of appraisal dates, please refer to the “Portfolio Summary” table herein.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(7)	Other initial reserves consist of an unfunded obligations reserve for True Value.

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The Loan. The mortgage loan (the “U.S. Industrial Portfolio VI Loan”) is part of a whole loan (the “U.S. Industrial Portfolio VI Whole Loan”) consisting of two pari passu notes with an outstanding aggregate principal balance of $81,000,000 and is secured by first mortgages and deeds of trust encumbering the fee interest in a portfolio of ten industrial properties located in seven states (the “U.S. Industrial Portfolio VI Properties”). The U.S. Industrial Portfolio VI Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 5.2% of the Initial Pool Balance. The U.S. Industrial Portfolio VI Whole Loan was originated by Goldman Sachs Bank USA on February 8, 2021. The U.S. Industrial Portfolio VI Whole Loan has an interest rate of 3.71600% per annum. The borrower utilized the proceeds of the U.S. Industrial Portfolio VI Whole Loan to refinance existing debt on the U.S. Industrial Portfolio VI Properties, return equity to the loan sponsor, fund upfront reserves and pay origination costs. The U.S. Industrial Portfolio VI Whole Loan has a ten-year term and will be interest-only for its entire term.

The table below summarizes the promissory notes that comprise the U.S. Industrial Portfolio VI Whole Loan. The relationship between the holders of the U.S. Industrial Portfolio VI Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2021-B24	Yes
A-2	$21,000,000	$21,000,000	GSBI(1)	No
Whole Loan Total	$81,000,000	$81,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Borrower. The borrower is STNL II Property Company, LLC, a Delaware limited liability company. The borrower and its sole member, STNL II Property Corp., a Delaware corporation, are each structured to be a single purpose bankruptcy-remote entity, with STNL II Property Corp. having two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the U.S. Industrial Portfolio VI Whole Loan.

The Loan Sponsors. The loan sponsor is BIG STNL II, LLC, an Illinois limited liability company. The primary non-recourse carve-out guarantor under the U.S. Industrial Portfolio VI Whole Loan is Brennan Management LLC (“Brennan Management”), an Illinois limited liability company; provided, however, that if and for so long as the net worth and/or liquidity of Brennan Management fall below $30.0 million and $5.0 million respectively, the following parties will, on a joint and several basis, become liable as backstop guarantors for any guaranteed obligations that are payable during such period of time: Michael Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Brad S. O’Halloran, Allen H. Crosswell and W. Troy McMane, each a natural person, and Greenwood Holding Company, LLC, a Delaware limited liability company. Each of the individual warm bodied backstop guarantors is a managing principal of Brennan (as defined below).

Brennan Investment Group (“Brennan”) is a Chicago-based private real estate investment firm that focuses on the acquisition and development of industrial real estate in major metropolitan markets throughout the United States. Brennan was formed in 2010 and its managing principals are comprised primarily of former First Industrial Realty Trust (NYSE: FR) founders and executives. The company’s current portfolio is over 99% occupied and has a market value of over $3 billion. Further, its holdings span 29 states and encompass over 44 million square feet. Brennan has also developed over 30 million square feet of built-to-suit industrial space throughout the U.S., targeting markets in the top 15 MSAs. The managing principals of Brennan have invested in over 4,000 properties in more than 60 cities and have an average of 25 years of experience in the commercial real estate industry.

Arch Street Capital / USIPA II: USIPA II Holdings is an investment entity owned by Gatehouse Bank (“Gatehouse”) and is advised by U.S.- based affiliate Arch Street Capital (“Arch Street”), headquartered in Greenwich, CT. Within the joint venture, Brennan sources potential acquisitions and presents opportunities to Arch Street, who underwrites each investment in advance of making recommendations to Gatehouse. Given that most Gatehouse investors are from the Middle East, Gatehouse structures its investments to comply with Shari’ah law. To date, Gatehouse has invested $1.2 billion in real estate assets.

The Properties. The U.S. Industrial Portfolio VI Properties is comprised of ten properties built between 1942 and 2001, spanning Georgia, Illinois, Kentucky, Minnesota, North Carolina, Pennsylvania, and Wisconsin. The U.S. Industrial Portfolio VI Properties consists of 2,981,955 square feet and is 95.9% occupied as of February 1, 2021. The U.S. Industrial Portfolio VI Properties include some of the largest contract manufacturers, supply management and logistics companies, independent paper converting companies, and plastic manufacturers in the United States.

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The following table presents certain information relating to the U.S. Industrial Portfolio VI Properties:

Portfolio Summary
Property Name	Year Built / Renovated	SF	% Allocated Whole Loan Original Balance	Appraisal Date	Appraised Value	% Appraised Value	UW NCF	% of UW NCF
True Value	1942 / 1982	1,331,727	26.7%	1/6/2021	$36,100,000	26.4%	$1,938,218	24.8%
Belnick	1999 / 2011	477,152	21.4	1/5/2021	28,900,000	21.2	1,584,381	20.3
Pro Con - 109 Maplewood Drive	1987, 1997, 2001 / NAP	205,320	9.6	12/29/2020	12,920,000	9.5	739,029	9.5
Total Logistics	1994 / 2008	86,460	7.9	12/21/2020	10,800,000	7.9	705,985	9.0
Pro Con - 2441 East Glendale Avenue	1978 / 2002	172,261	6.9	12/28/2020	9,440,000	6.9	619,990	7.9
Amaray	1975 / NAP	194,519	6.7	12/30/2020	9,200,000	6.7	569,289	7.3
Tufco - 3161 South Ridge Road	1978 / NAP	226,900	11.0	12/28/2020	14,900,000	10.9	1,020,249	13.1
Tufco - 1055 Parkview Road	1983 / NAP	44,020	2.1	12/28/2020	2,870,000	2.1	200,047	2.6
Pro Con - 2430 East Glendale Avenue	1968, 1974, 1995, 1997 / NAP	122,500	4.9	12/28/2020	6,720,000	4.9	440,586	5.6
Tufco - 1205 Burris Road	1971 / NAP	121,096	2.6	12/23/2020	4,650,000	3.4	0	0
Total / Wtd. Avg.		2,981,955	100.0%		$136,500,000	100.0%	$7,817,775	100.0%

As of February 1, 2021, the U.S. Industrial Portfolio VI Properties were 95.9% leased to six tenants.

The largest tenant, True Value (1,331,727 square feet; 44.7% of portfolio net rentable area; 27.6% of underwritten base rent) is a hardware and paint wholesaler that manages a portfolio of hardware brands. It currently supplies over 4,500 stores, with sales totaling more than $8 billion, and focuses on supporting profitability for independent retailers. True Value’s products include hardware, paint-related-products, general merchandise, and services such as advertising, merchandising, and retailer training. It operates 13 regional distribution centers and employs approximately 2,500 True Value associates. True Value occupies the entirety of the space at the 308 South Division Street, Harvard, Illinois property. Its lease began in March 2018 and expires at the end of February 2029. The lease includes no extension options and no termination options.

The second largest tenant, Progressive Converting (“Pro Con”) (500,081 square feet; 16.8% of portfolio net rentable area; 22.3% of underwritten base rent) is the largest independent paper converting company in the United States. Pro Con acts as a liaison between paper mills and end users such as Anheuser-Busch, Snapple, and other Fortune 500 companies relying on custom sized paper and cardboard to package and market their equipment products. The company was founded in 1991 and employs more than 370 individuals. Each of Pro Con’s locations throughout the U.S. Industrial Portfolio VI Properties is equipped with paper converting, warehousing, and distribution capabilities. Pro Con occupies the entirety of the spaces at its 109 Maplewood Drive, Hazle Township, Pennsylvania; 2430 East Glendale Avenue, Appleton, Wisconsin; and 2441 East Glendale Avenue, Appleton, Wisconsin properties. Its lease began in December 2015 and expires in December 2030. The lease includes four, five-year extension options and no termination options.

The third largest tenant, Belnick (477,152 square feet; 16.0% of portfolio net rentable area; 19.5% of underwritten base rent) is an e-commerce retailer of high-quality furniture for personal uses as well as for commercial settings, including medical offices. Belnick’s growth is driven by its two primary brands: Bizchair.com and Flash Furniture. Bizchair.com is a leading internet retailer of office chairs, office furniture, school furniture, home furniture, and medical furniture. Flash Furniture is an importer and wholesaler of mid-market office and restaurant furniture. Belnick has more than 420 employees with multiple distribution centers and showrooms across the country. Belnick occupies the entirety of the space at the 4350 Ball Ground Highway, Canton, Georgia property. Its lease began in January 2017 and expires at the beginning of June 2029. The lease includes no extension options and no termination options.

The Market. The U.S. Industrial Portfolio VI Properties consist of ten properties across seven states. The following highlights the six largest markets by allocated loan amount:

Chicago Industrial Market (26.7% of total loan amount): According to the appraisal, the Chicago Industrial Market has 1.2 billion square feet of space, and a vacancy rate of 6.1%. The Chicago Industrial Market currently has 22.5 million square feet of industrial real estate under construction and absorbed 20.3 million net square feet as of year-end 2020. The appraisal concluded $5.57 per square foot industrial market rents in McHenry County, the location of the True Value property.

Atlanta Industrial Market (21.4% of total loan amount): According to the appraisal, the Atlanta Industrial Market has 683.0 million square feet of space, and a vacancy rate of 6.0%. The Atlanta Industrial Market currently has 18.5 million square feet of industrial real estate under construction and absorbed 16.6 million net square feet as of year-end 2020. The appraisal concluded $6.13 per square foot industrial market rents in the Woodstock/Canton submarket, the location of the Belnick property.

Green Bay Industrial Market (13.2% of total loan amount): According to the appraisal, the Green Bay Industrial Market had 46.4 million square feet of space, and a vacancy rate of 1.8%. The Green Bay Industrial Market had 27,696 square feet of industrial real estate under

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construction and absorbed (531,856) net square feet as of year-end 2020. The appraisal concluded $4.54 per square foot industrial market rents in the Ashwaubenon submarket, the location of the Tufco – 3161 South Ridge and Tufco – 1055 Parkview Road properties.

Appleton and Oshkosh-Neenah Industrial Market (11.8% of loan amount): According to the appraisal, the Appleton and Oshkosh-Neenah Industrial Market had 54.6 million square feet of space, and a vacancy rate of 2.1%. The Appleton and Oshkosh-Neenah Industrial Market had 228,747 square feet of industrial space under construction and absorbed (151,716) net square feet as of year-end 2019. The appraisal concluded $4.95 per square foot industrial market rents in the Outagamie County industrial submarket, the location of the Pro Con - 2441 East Glendale Avenue and Pro Con - 2430 East Glendale Avenue properties.

Scranton-Wilkes Barre-Hazelton Industrial Market (9.6% of total loan amount): According to the appraisal, the Scranton-Wilkes Barre-Hazelton Industrial Market has 93.8 million square feet of space, and a vacancy rate of 10.7%. The Scranton-Wilkes Barre-Hazelton Industrial Market has 5.1 million square feet of industrial real estate under construction and absorbed 4.2 million net square feet as of year-end 2020. The appraisal concluded $4.12 per square foot industrial market rents in Luzerne county, the location of the Pro Con 109 Maplewood Drive property.

Twin Cities Industrial Market (7.9% of total loan amount): According to the appraisal, the Twin Cities Industrial Market had 314.8 million feet of space, and a vacancy rate of 2.9%. The Twin Cities Industrial Market had 1.8 million square feet of industrial real estate under construction and absorbed (603,843) net square feet as of year-end 2019. The appraisal concluded $5.95 per square foot industrial market rents in the East Ind submarket, the location of the Total Logistics property.

COVID-19 Update. As of February 19, 2021 the U.S. Industrial Portfolio VI Properties are open. Approximately 100% of tenants by square feet and underwritten base rent made their December 2020 rent payments and approximately 100% of tenants by square feet and underwritten base rent made their January 2021 rent payments. As of January 20, 2021, the U.S. Industrial Portfolio VI Whole Loan is not subject to any modification or forbearance requests.

Historical and Current Occupancy(1)(2)
2018	2019	2020	Current(3)
N/A	N/A	N/A	95.9%
(1)	Historical occupancy information was not provided as each of the U.S. Industrial Portfolio VI Properties are subject to long term net leases where the related borrower did not provide the related mortgage loan seller with historical occupancy information.

(2)	Historical Occupancies are as of December 31 of each respective year.

(3)	Current Occupancy is as of February 1, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent	Lease Expiration Date
True Value	NR / NR / NR	1,331,727	44.7%	$1.92	27.6%	2/28/2029
Pro Con	NR / NR / NR	500,081	16.8	$4.14	22.3	12/30/2030
Belnick	NR / NR / NR	477,152	16.0	$3.79	19.5	6/1/2029
Tufco(3)	NR / NR / NR	270,920	9.1	$5.20	15.2	7/21/2037
Amaray	NR / NR / NR	194,519	6.5	$3.49	7.3	10/31/2033
Total Logistics	NR / NR / NR	86,460	2.9	$8.84	8.2	8/31/2032
Total Occupied		2,860,859	95.9%	$3.25	100.0%
Vacant		121,096	4.1
Total		2,981,955	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2021.

(2)	Base Rent PSF is inclusive of contractual rent steps through November 30, 2021.

(3)	With respect to U.S. Industrial Portfolio VI – Tufco - 1205 Burris Road, the previous sole tenant, Tufco, has vacated its space. Tufco is expected to continue paying full rent until the end of its lease term in July 2037. We cannot assure you that Tufco will continue paying rent as expected or at all.

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Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	0	121,096	4.1%	NAP	NAP	$121,096	4.1%	NAP	NAP
2021 & MTM	0	0	0.0	$0	0.0%	121,096	4.1%	$0	0.0%
2022	0	0	0.0	0	0.0	121,096	4.1%	$0	0.0%
2023	0	0	0.0	0	0.0	121,096	4.1%	$0	0.0%
2024	0	0	0.0	0	0.0	121,096	4.1%	$0	0.0%
2025	0	0	0.0	0	0.0	121,096	4.1%	$0	0.0%
2026	0	0	0.0	0	0.0	121,096	4.1%	$0	0.0%
2027	0	0	0.0	0	0.0	121,096	4.1%	$0	0.0%
2028	0	0	0.0	0	0.0	121,096	4.1%	$0	0.0%
2029	2	1,808,879	60.7	4,368,596	47.0	1,929,975	64.7%	$4,368,596	47.0%
2030	3	500,081	16.8	2,070,487	22.3	2,430,056	81.5%	$6,439,083	69.3%
2031	0	0	0.0	0	0.0	2,430,056	81.5%	$6,439,083	69.3%
2032 and Thereafter	4	551,899	18.5	2,851,127	30.7	2,981,955	100.0%	$9,290,210	100.0%
Total	9	2,981,955	100.0%	$9,290,210	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2021.

(2)	Lease rollover schedule is based on the lease expiration dates of all direct leases in place.

(3)	Base Rent Expiring is inclusive of contractual rent steps through November 30, 2021.

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rent(3)(4)	$9,290,210	$3.12	95.5%
Gross Potential Rent	$9,290,210	$3.12	95.5%
Total Reimbursements(5)	115,730	0.04	1.2
Total Other Income	326,959	0.11	3.4
Net Rental Income	$9,732,898	$3.26	100.0%
(Vacancy/Credit Loss)	(788,909)	(0.26)	(8.1)
Effective Gross Income	$8,943,989	$3.00	91.9%
Total Expenses	268,320	0.09	3.0
Net Operating Income	$8,675,669	$2.91	97.0%
Total TI/LC, RR	857,895	0.29	9.6
Net Cash Flow	$7,817,775	$2.62	87.4%
(1)	Historical financial information was not provided as each of the U.S. Industrial Portfolio VI Properties are subject to long term net leases where the related borrower did not provide the related mortgage loan seller with historical financial information.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Base Rent is based on the in place rent roll as of February 1, 2021.

(4)	Rent steps taken through November 2021. Rent steps excludes rent from the dark tenant at Tufco – 1205 Burris Road in Newton, North Carolina which is current on rent.

(5)	Total Reimbursements represent reimbursements of management fee at all properties except Amaray and all Pro Con Properties (none reimbursed).

Property Management. The U.S. Industrial Portfolio VI Properties are self-managed by Brennan Management, LLC, an Illinois limited liability company.

Escrows and Reserves. On the origination date, the borrower deposited approximately $701,088 into an unfunded obligations reserve for certain unfunded obligations, including an unpaid tenant improvement allowance and certain future office renovations for the tenant True Value.

Tax and Insurance Reserve - On each due date, the borrower is required to fund a tax and insurance reserve in an amount equal to 1/12 of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums during the next ensuing 12 months, unless, for so long as no event of default under the U.S. Industrial Portfolio VI Whole Loan or U.S. Industrial Portfolio VI Trigger Period (as defined below) is continuing, (i) in the case of taxes, one or more tenants are obligated to pay taxes directly, or (ii) in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents or a tenant is required to maintain insurance for the applicable property that meets the applicable requirements under the loan documents.

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TI/LC Reserve - On each due date commencing in April 2027, the borrower is required to deposit into a tenant improvement and leasing commission reserve an amount equal to 1/12 of $0.20 per square foot of the then current square footage capped at $0.60 per square foot of the then current square footage. On each due date during the continuance of a U.S. Industrial Portfolio VI Lease Reserve Period (as defined below), the borrower is required to deposit an amount equal to 1/12 of $2.00 per square foot of the then current square footage of each U.S. Industrial Portfolio VI Property subject to a U.S. Industrial Portfolio VI Lease Reserve Period capped at $6.00 per square foot of the then current square footage of each U.S. Industrial Portfolio VI property subject to a U.S. Industrial Portfolio VI Lease Reserve Period (excluding any amounts deposited in the tenant improvements and leasing commissions reserve attributable to lease termination proceeds).

CapEx Reserve - On each due date commencing in April 2027, the borrower is required to deposit into a capital expenditure reserve an amount equal to 1/12 of $0.10 per square foot of the then current square footage capped at $0.30 per square foot of the then current square footage. On each due date during the continuance of a U.S. Industrial Portfolio VI Lease Reserve Period, the borrower is required to deposit an amount equal to 1/12 of $0.10 per square foot of the then current square footage of each U.S. Industrial Portfolio VI property subject to a U.S. Industrial Portfolio VI Lease Reserve Period capped at $0.30 per square foot of the then current square footage of each U.S. Industrial Portfolio VI property subject to a U.S. Industrial Portfolio VI Lease Reserve Period.

A “U.S. Industrial Portfolio VI Trigger Period” means each period: (i) during the continuance of a U.S. Industrial Portfolio VI Lease Extension Trigger Period, (ii) commencing when the debt yield (as calculated under the related loan documents), determined as of the first day of any fiscal quarter, is less than 9.0%, and concluding when the debt yield, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 9.0%, and (iii) commencing upon the borrower’s failure to deliver required monthly, quarterly or annual financial reports (subject to any applicable notice and cure periods set forth in the related loan documents) and ending when such reports are delivered and indicate that no other U.S. Industrial Portfolio VI Trigger Period is ongoing. The borrower is permitted to cure or terminate a U.S. Industrial Portfolio VI Trigger Period under clause (ii) above by delivering a letter of credit or a cash deposit in an amount that would result in a debt yield (as calculated under the related loan documents) that exceeds 9.0% (so long as the aggregate notional amount of all outstanding letters of credit do not exceed 10% of the balance of the U.S. Industrial Portfolio VI Whole Loan) or, after the expiration of the U.S. Industrial Portfolio VI Lockout Period, defeasing a portion of the U.S. Industrial Portfolio VI Whole Loan in amount that would cause debt service coverage ratio to equal or exceed 9.0%.

A “U.S. Industrial Portfolio VI Lease Reserve Period” means, with respect to any U.S. Industrial Portfolio VI property, any period during which any tenant at such U.S. Industrial Portfolio VI property (x) is in default under its lease beyond all applicable grace, notice and cure periods, (y) has ceased operations at its leased premises or gone dark or (z) has failed to renew its lease by the earlier of (i) the termination of the renewal option period under its lease and (ii) six months prior to the expiration date of its lease.

A “U.S. Industrial Portfolio VI Lease Extension Trigger Period” means, with respect to any lease at any U.S. Industrial Portfolio VI property which has a scheduled expiration date which is prior to, or within six months following the maturity date of the U.S. Industrial Portfolio VI Whole Loan, each period (i) commencing on the date that is 12 months prior to the expiration of any such lease, unless such lease has been extended in accordance with the terms and conditions set forth in such lease, and (ii) concluding when either (a) the applicable tenant renewing or extending the term of its lease pursuant to the terms set forth in such lease or otherwise on terms and conditions reasonably acceptable to the lender (including, without limitation, a renewal or extension term of not less than the greater of (1) six months following the maturity date of the U.S. Industrial Portfolio VI Whole Loan, or (2) the renewal period set forth in the applicable lease) and, in each case, in accordance with the terms of the related loan documents, or (b) the lender has received reasonably satisfactory evidence that (1) all or substantially all of the space demised under the applicable lease has been leased to one or more replacement tenants in accordance with the requirements of the related loan documents, (2) each such tenant has taken occupancy of its demised space, (3) each such tenant is paying full, unabated rent and (4) all related tenant improvements and leasing commissions have been paid or reserved with the lender.

Lockbox and Cash Management. The U.S. Industrial Portfolio VI Whole Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account. In addition, the borrower is required to cause all cash revenues relating to the U.S. Industrial Portfolio VI Properties and all other money received by the borrower, guarantors, a master lease party or the property manager with respect to the U.S. Industrial Portfolio VI Properties (other than tenant security deposits) to be deposited into such lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day that no U.S. Industrial Portfolio VI Trigger Period or event of default under the U.S. Industrial Portfolio VI Whole Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day during the continuance of a U.S. Industrial Portfolio VI Trigger Period or event of default under the U.S. Industrial Portfolio VI Whole Loan, all funds in the lockbox account are required to be swept into the cash management account.

On each due date during the continuance of a U.S. Industrial Portfolio VI Trigger Period (or, at the lender’s discretion, during the continuance of an event of default under the U.S. Industrial Portfolio VI Whole Loan), all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved (i) during the continuance of a U.S. Industrial Portfolio VI Lease Extension Trigger Period, in the tenant maturing lease reserve and (ii) otherwise, into an excess cash flow reserve as additional collateral for the U.S. Industrial Portfolio VI Whole Loan.

Master Lease. The mortgage loan was structured with a master lease to be a Shari’ah compliant loan. Title to the related U.S. Industrial Portfolio VI Properties is held by wholly-owned single purpose subsidiaries of the borrower (the “Property Owners”), who master lease

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each related U.S. Industrial Portfolio VI property to a single-purpose master lessee (the “Master Lessees”), which is indirectly owned by certain investors. The rent payable pursuant to the master lease is intended to cover the debt service payments required under the U.S. Industrial Portfolio VI Whole Loan, as well as reserve payments and any other sums due under the U.S. Industrial Portfolio VI Whole Loan. At origination, the lender received a fee mortgage from each Property Owner on its interest in the applicable U.S. Industrial Portfolio VI Property. The lender also secured a full subordination of the master lease and related operating lease. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Shari’ah Compliant Loan” in the Prospectus.

Operating Lease. An affiliate of one of the guarantors, STNL II Operating Corp. (“Operating Lessee”), a Delaware Corporation, leases the U.S. Industrial Portfolio VI Properties from the Master Lessees pursuant to a sublease agreement (the “Operating Lease”). The Operating Lessee, in turn, sub-leases the U.S. Industrial Portfolio VI Properties to end-user tenants. The Operating Lease is subordinate to the lien of the mortgages and the Operating Lease and the rent due thereunder are pledged to the lender as additional collateral for the U.S. Industrial Portfolio VI Whole Loan. Upon foreclosure, the lender may terminate the Operating Lease and the Master Lease at its sole option without the payment of any termination fee and, pursuant to subordination non-disturbance and attornment agreements with each of the end-user tenants, can enter into a direct lease with such end-user tenants at the U.S. Industrial Portfolio VI Properties.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. Provided no event of default under the U.S. Industrial Portfolio VI Whole Loan, the loan documents permit future mezzanine financing, subject to satisfaction of certain conditions, including, among others (i) execution of an intercreditor agreement reasonably acceptable to the lender, (ii) the mezzanine loan and the U.S. Industrial Portfolio VI Whole Loan have a combined loan-to-value ratio (as calculated under the loan documents) of no greater than 56.37%, (iii) the debt service coverage ratio (as calculated under the loan documents and taking into account the mezzanine loan and the U.S. Industrial Portfolio VI Whole Loan) is at least 3.269x, (iv) the debt yield (as calculated under the loan documents and taking into account the mezzanine loan and the U.S. Industrial Portfolio VI Whole Loan) is at least 12.32%, (v) delivery of a rating agency confirmation and (vi) if the mezzanine debt bears a floating rate of interest, execution of an interest rate cap agreement from a counterparty acceptable to the lender in its reasonable discretion. In addition, Goldman Sachs Bank USA or its designee has a right of first refusal to provide such mezzanine debt. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Partial Release. For so long as no event of default under the U.S. Industrial Portfolio VI Whole Loan is continuing, the borrower has the right at any time from and after the first due date following the expiration of the U.S. Industrial Portfolio VI Lockout Period, to obtain the release of one or more of the U.S. Industrial Portfolio VI Properties subject to the satisfaction of certain conditions, including, among others: (i) defeasance of the U.S. Industrial Portfolio VI Whole Loan in an amount equal to 120% of the allocated loan amount of the individual U.S. Industrial Portfolio VI property to be released, (ii) after giving effect to such release, the debt yield (as calculated in accordance with the related loan documents) for the trailing 12-month period ending on the last day of a fiscal quarter, recalculated to include only income and expense attributable to the portion of the U.S. Industrial Portfolio VI Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount defeased in connection with such release, is equal to or greater than the greater of (x) 11.73% and (y) the debt yield immediately prior to such release, (iii) delivery of a rating agency confirmation, and (iv) compliance with REMIC requirements.

In addition, for so long as no event of default under the U.S. Industrial Portfolio VI Whole Loan is continuing, on any date following the due date occurring in October 2021, the borrower may obtain the release of the mortgaged property located in Newton, North Carolina (the “Tufco - 1205 Burris Road Mortgaged Property”) subject to the satisfaction of certain conditions, including, among others, (i) prepayment of the U.S. Industrial Portfolio VI Whole Loan in an amount equal to 120% of the applicable allocated loan amount for the Tufco - 1205 Burris Road Mortgaged Property, together with any applicable yield maintenance premium, (ii) after giving effect to such release, the debt yield (as calculated in accordance with the related loan documents) for the trailing 12-month period ending on the last day of a fiscal quarter, recalculated to include only income and expense attributable to the portion of the U.S. Industrial Portfolio VI Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount defeased in connection with such release, is equal to or greater than the greater of (x) 11.73% and (y) the debt yield immediately prior to such release, (iii) delivery of a rating agency confirmation, and (iv) compliance with REMIC requirements.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	4.3%	Net Rentable Area (SF):	514,527
Loan Purpose:	Recapitalization; Acquisition	Location:	Boca Raton, FL
Borrowers:	Boca Wharfside, LLC, Boca Medical	Year Built / Renovated:	Various / Various
	Plaza, LLC, TJAC Palmetto Park,	Occupancy:	90.4%
	LLC, TJAC Boca Grove, LLC	Occupancy Date:	1/23/2021
Loan Sponsors:	Carlos Ulloa, Debra Corchia, Daniel	Number of Tenants:	153
	Statlander, James Caprio	2017 NOI(3):	$6,941,106
Interest Rate:	4.02000%	2018 NOI(3):	$8,512,154
Note Date:	2/17/2021	2019 NOI:	$8,927,635
Maturity Date:	3/6/2026	TTM NOI (as of 12/2020)(4):	$8,048,222
Interest-only Period:	60 months	UW Economic Occupancy(5):	92.6%
Original Term:	60 months	UW Revenues:	$16,623,446
Original Amortization:	None	UW Expenses:	$6,161,981
Amortization Type:	Interest Only	UW NOI(4)(5):	$10,461,465
Call Protection(2):	L(24),Def(33),O(3)	UW NCF(5):	$9,922,619
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF(5)(6):	$155,900,000 / $303
Additional Debt(1):	Yes	Appraisal Date(6):	11/13/2020
Additional Debt Balance(1):	$49,000,000
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(7)				Financial Information(1)(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$192
Taxes:	$609,758	$152,439	N/A	Maturity Date Loan / SF:	$192
Insurance:	$1,008,948	$84,079	N/A	Cut-off Date LTV(6):	63.5%
Replacement Reserves:	$0	$10,614	N/A	Maturity Date LTV(6):	63.5%
TI/LC:	$1,500,000	$42,877	$3,000,000	UW NCF DSCR:	2.46x
Other(8):	$1,236,505	$0	N/A	UW NOI Debt Yield:	10.6%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan	$99,000,000	74.4%		Payoff Existing Debt	$103,381,641	77.7%
Equity Contribution	34,100,085	25.6%		LP Payoff(9)	19,484,855	14.6%
				Upfront Reserves	4,355,211	3.3%
				Closing Costs	5,878,378	4.4%
Total Sources	$133,100,085	100.0%		Total Uses	$133,100,085	100.0%

(1)	The Boca Office Portfolio Loan (as defined below) consists of the controlling Note A-1 and is part of the Boca Office Portfolio Whole Loan (as defined below) evidenced by three senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $99.0 million. Financial information presented in the chart above reflects the aggregate Cut-off Date Balance of the $99.0 million Boca Office Portfolio Whole Loan. For additional information, see “The Loan” herein.

(2)	The defeasance lockout period will be at least 24 payments beginning with and including the first payment date of April 6, 2021. The borrowers have the option to defease the entire $99.0 million Boca Office Portfolio Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) February 17, 2025. The assumed defeasance lockout period of 24 months is based on the expected closing date of the Benchmark 2021-B24 securitization in March 2021. The actual lockout period may be longer.

(3)	The increase from 2017 NOI to 2018 NOI can be attributed to the completion of renovations at the Boardwalk @ 18th and Grove Centre properties in 2017 and subsequent stabilization over the course of the year.

(4)	The increase from TTM NOI to UW NOI at the mortgaged property is primarily attributable to unrealized rent accounting for new tenants occupying space, rent abatement expiration, contractual rent steps, and potential income from vacant space.

(5)	While the Boca Office Portfolio Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Boca Office Portfolio Whole Loan more severely than assumed in the underwriting of the Boca Office Portfolio Whole Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus

(6)	Based on the “As Portfolio” appraised value (inclusive of the portfolio premium), the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are equal to 63.5%, as of November 13, 2020. Based on the sum of the “As Is” appraised values of $150,700,000, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are equal to 65.7%.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(8)	Initial Other Reserves includes debt service reserve ($1,000,000), unfunded obligations reserve ($211,000), immediate repairs reserve ($18,755) and environmental reserve ($6,750).

(9)	LP Payoff represents the payoff of the former limited partner as part of the recapitalization of the Boca Office Portfolio Properties.

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The Loan. The Boca Office Portfolio mortgage loan (the “Boca Office Portfolio Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $99.0 million (the “Boca Office Portfolio Whole Loan”), which is secured by the borrowers’ fee interest in four mixed use properties located in Boca Raton, Florida (collectively, the “Boca Office Portfolio Properties” and individually the “Boca Office Portfolio Property”, as applicable). The Boca Office Portfolio Whole Loan is comprised of three senior pari passu notes with an aggregate principal balance as of the Cut-off Date of $99.0 million, of which note A-1, with an outstanding principal balance as of the Cut-off Date of $50.0 million, is being contributed to the Benchmark 2021-B24 trust and constitutes the Boca Office Portfolio Loan, and the remainder of which is expected to be contributed to one or more future securitization trusts. The Boca Office Portfolio Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Bank of America, N.A. The Boca Office Portfolio Whole Loan has a five-year term and will be interest-only for its entire term.

The table below summarizes the promissory notes that comprise the Boca Office Portfolio Whole Loan. The Boca Office Portfolio Whole Loan will be serviced through the Benchmark 2021-B24 securitization transaction. The relationship between the holders of the Boca Office Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	Benchmark 2021-B24	Yes
Note A-2	$19,300,000	$19,300,000	CREFI(1)	No
Note A-3	$29,700,000	$29,700,000	Bank of America, N.A.(1)	No
Whole Loan	$99,000,000	$99,000,000
(1)	The related note is currently held by the Note Holder identified in the table above and is expected to be contributed to one or more future securitization transactions.

The Borrowers. The borrowers are Boca Wharfside, LLC, Boca Medical Plaza, LLC, TJAC Palmetto Park, LLC and TJAC Boca Grove, LLC (collectively, the “Borrowers”), each a Delaware limited liability company with one independent director. Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the Boca Office Portfolio Whole Loan.

The Loan Sponsors. The sponsors of the Boca Office Portfolio Loan are Carlos Ulloa and Debra Corchia, two of the non-recourse carveout guarantors. The Borrowers are collectively owned by a joint venture partnership between entities affiliated with Zvi Schwartzman of TJAC Development, Kireland Equity Investments, the Holdun Family Office and Omicrom Development. Headquartered in Boston, TJAC Development is a full-service real estate investment and development company with a focus on the acquisition and development of mixed-use, retail and student housing properties throughout the United States. TJAC Development has more than 20-years of real estate operational experience and currently owns and operates more than 1.1 million square feet of real estate throughout the East Coast of the United States. Kireland Equity Investments is managed by Alex Kurkin for the benefit of the Klein Family. Holdun Family Office is a 5th generation family office controlled and managed by the Dunn family that provides discretionary capital management, tax and estate planning and asset protection for individual families, private companies, foundations and endowments. Omricom Development is a Boca Raton-based commercial real estate management and investment company. Its principals, James Caprio, Carlos Ulloa and Daniel Statlander have a combined 75 years of industry experience. The loan carveout guarantors are James Caprio, Carlos Ulloa, Daniel Statlander and Debra Corchia.

The Properties. The Boca Office Portfolio Properties are comprised of four Class B mixed use properties totaling 514,527 square feet (the “Portfolio NRA”) located throughout Boca Raton, Florida. The Boca Office Portfolio Properties consist of: Fountains Center (36.7% of Portfolio NRA), Boardwalk @ 18th (25.7% of Portfolio NRA), City National Park (25.7% of Portfolio NRA) and Grove Centre (12.0% of Portfolio NRA). As of January 23, 2021, the Boca Office Portfolio Properties were 90.4% occupied by approximately 153 tenants with no individual tenant comprising more than 3.5% of Portfolio NRA and 3.7% of underwritten base rent. The largest tenants include Belux LLC (Aka Opus) (3.5% of Portfolio NRA), Women’s Health Partners, LLC (3.2% of Portfolio NRA), TDL Centers Inc (2.7% of Portfolio NRA), University of Miami (2.5% of Portfolio NRA) and Soberinves Sober Investments, LLC (2.1% of Portfolio NRA).

The Fountains Center property (36.7% of Portfolio NRA) consists of seven office buildings totaling 188,666 square feet which is comprised of 164,437 square feet of office space and 24,229 square feet of retail space. The Fountains Center property was built in 1983 and was 84.5% occupied as of January 23, 2021 and the office component was 82.1% occupied as of January 23, 2021. The retail component was 100% occupied by eight retail tenants as of January 23, 2021. The office component contributes to 87.2% of the Fountains Center property’s net rentable area, while the retail component is 12.8% of the Fountains Center property’s net rentable area.

The City National Park property (25.7% of Portfolio NRA) consists of three office buildings totaling 132,207 square feet which is comprised of 111,699 square feet of office space and 20,508 square feet of retail space and is 97.4% occupied as of January 23, 2021. The office component was built in 1986 and was 96.9% occupied as of January 23, 2021. The retail component was built in 1998 and 1991 and was 100% occupied by six retail tenants as of January 23, 2021. The office component contributes 84.5% of the City National Park property’s net rentable area, while the retail component is 15.5% of the City National Park property’s net rentable area.

The Boardwalk @ 18th property (25.7% of Portfolio NRA) totals 131,132 square feet including 86,480 square feet of office/medical office space and 45,652 square feet of retail space. The property was built in 1986 and renovated in 2017. Overall, the Boardwalk @ 18th property was 91.8% leased by 20 office tenants and 21 retail tenants as of January 23, 2021. The office component contributes to 65.4%

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of the Boardwalk @ 18th property’s net rentable area, while the retail component is 34.6% of the Boardwalk @ 18th property’s net rentable area.

The Grove Centre property (12.0% of Portfolio NRA) totals 61,522 square feet and consists of a three-story 54,022 square foot office building and a 7,500 square foot retail building. The Grove Centre property was built in 1983 and was 90.8% occupied as of January 23, 2021. The office component was built in 1983 and was 89.6% occupied as of January 23, 2021. The retail component was constructed in 2017 and was 100% occupied by two retail tenants as of January 23, 2021. The office component contributes to 87.8% of the Grove Centre property’s net rentable area, while the retail component is 12.2% of the Grove Centre property’s net rentable area.

The Market. The Boca Office Portfolio Properties are located in Boca Raton, Florida, within Palm Beach County in the Miami-Fort Lauderdale-West Palm Beach, Florida metropolitan statistical area (“MSA”). Each of the properties are located within a five-mile radius of each other. The Boca Office Portfolio Properties are in the unincorporated area of Boca Raton which is considered a suburban location. The MSA, which is also known as the South Florida region, is among the most populous areas in the nation with a population of approximately 6.2 million people. Boca Raton is situated in southwest Palm Beach County, approximately 22 miles northwest of the Ft. Lauderdale CBD and approximately 25 miles southwest of the West Palm Beach central business district.

According to the appraisal, the Boca Office Portfolio Properties are located within the Palm Beach County office market and the Boca Raton submarket. The Palm Beach County office market had a second quarter 2020 inventory of approximately 22.94 million square feet, an overall vacancy of 12.0%, and an average annual asking rent of $24.48 per square feet. For the same period, the market reported a positive net absorption of 41,959 square feet and leasing transactions of 100,021 square feet. As of the second quarter 2020, 836,566 square feet was under construction (3.6% of total inventory). The Boca Raton submarket had a second quarter 2020 inventory of approximately 11.40 million square feet, overall vacancy of 11.1%, and an average annual asking rent of $24.07 per square feet.

The appraiser identified six office properties, which are considered to be the competitive set for the Boca Office Portfolio Properties. The six properties range from 64,419 square feet to 237,331 square feet, and were constructed between 1981 and 1989. Excluding an outlier comparable that has a 41.0% occupancy, the comparable properties had physical occupancies ranging from 89.0% to 97.0%, with a weighted average of 92.5%, and rental rates ranging from $18.00 per square feet to $34.40 per square feet. The appraiser also identified three retail comparables. The retail comparable properties have physical occupancies ranging from 97.0% to 100.0%, with a weighted average of 99.4%, and rental rates ranging from $23.00 per square feet to $65.00 per square feet.

COVID-19 Update. The Boca Office Portfolio Properties have remained open and operational during COVID-19. At the beginning of COVID-19, the sponsor entered into deferral agreements with approximately 50+ tenants throughout the Boca Office Portfolio Properties. The vast majority of deferrals included one to three months of deferred rent and which was paid back by December 2020. Rent collections in December 2020 and January 2021 totaled 96.0% and 95.0% of underwritten based rent, respectively. As of February 6, 2021, no loan modification or forbearance requests have been made on the Boca Office Portfolio Whole Loan.

Historical and Current Occupancy(1)
2017	2018	2019	2020	Current(2)
89.6%	82.3%	85.8%	91.4%	90.4%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the underwritten rent roll dated January 23, 2021.

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Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Belux LLC (Aka Opus)	NR / NR / NR	17,902	3.5%	$17.95	3.0%	12/31/2030
Women’s Health Partners, LLC	NR / NR / NR	16,662	3.2	$23.87	3.7	12/31/2027
TDL Centers Inc	NR / NR / NR	14,067	2.7	$18.54	2.4	7/14/2030
University of Miami	NR / NR / NR	12,987	2.5	$18.00	2.2	4/30/2026
Executive Suites	NR / NR / NR	11,571	2.2	$0.00	0.0	MTM
Soberinves Sober Investments, LLC	NR / NR / NR	10,885	2.1	$24.95	2.5	6/30/2024
Hellenic Petroleum LLC	NR / NR / NR	8,381	1.6	$19.00	1.5	2/28/2025
Harbinger Capital Group(4)	NR / NR / NR	8,281	1.6	$13.88	1.1	6/30/2021
Revamp Healthcare Partners	NR / NR / NR	7,622	1.5	$25.79	1.8	8/31/2027
TT of NAS LLC(5)	NR / NR / NR	7,028	1.4	$20.76	1.4	2/25/2026
Total		115,386	22.4%	$18.22	19.7%
Other Occupied		349,901	68.0%	$24.56	80.3%
Total Occupied		465,287	90.4%	$22.99	100.0%
Vacant		49,240	9.6%
Total		514,527	100.0%
(1)	Based on the underwritten rent roll dated January 23, 2021.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF includes rent steps through January 2022.
(4)	Harbinger Capital Group can terminate its lease with 60-days’ advance written notice.
(5)	TT of NAS LLC has two terminations options: (i) on December 31, 2022 upon six-months’ advance written notice and (ii) on December 31, 2023 upon six-months’ advance written notice.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	49,240	9.6%	NAP	NAP	49,240	9.6%	NAP	NAP
MTM & 2021	22	57,137	11.1	972,722	9.1%	106,377	20.7%	$972,722	9.1%
2022	17	37,938	7.4	847,451	7.9	144,315	28.0%	$1,820,173	17.0%
2023	23	59,358	11.5	1,429,770	13.4	203,673	39.6%	$3,249,942	30.4%
2024	26	70,605	13.7	1,600,428	15.0	274,278	53.3%	$4,850,370	45.3%
2025	28	75,696	14.7	1,716,884	16.1	349,974	68.0%	$6,567,254	61.4%
2026	14	51,670	10.0	1,190,540	11.1	401,644	78.1%	$7,757,793	72.5%
2027	6	33,236	6.5	854,211	8.0	434,880	84.5%	$8,612,004	80.5%
2028	8	27,556	5.4	888,612	8.3	462,436	89.9%	$9,500,616	88.8%
2029	3	8,720	1.7	205,053	1.9	471,156	91.6%	$9,705,669	90.7%
2030	5	39,371	7.7	779,590	7.3	510,527	99.2%	$10,485,258	98.0%
2031	1	4,000	0.8	210,440	2.0	514,527	100.0%	$10,695,698	100.0%
2032 and Thereafter	0	0	0.0	0	0.0	514,527	100.0%	$10,695,698	100.0%
Total	153	514,527	100.0%	$10,695,698	100.0%

(1)	Based on the underwritten rent roll dated January 23, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Base Rent Expiring includes rent steps through January 2022.

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Operating History and Underwritten Net Cash Flow
	2017	2018	2019	2020	Underwritten(1)	Per Square Foot	%(2)
Base Rent(3)	$6,668,945	$7,482,834	$8,233,181	$7,787,257	$10,695,698	$20.79	59.8%
Vacant Income	0	0	0	0	1,275,835	2.48	7.1%
Gross Potential Rent	$6,668,945	$7,482,834	$8,233,181	$7,787,257	$11,971,533	$23.27	66.9%
Total Reimbursements	4,937,569	5,488,716	5,753,904	5,532,564	5,376,057	10.45	30.0%
Total Other Income	369,865	596,757	638,225	575,370	551,691	1.07	3.1
Net Rental Income	$11,976,379	$13,568,307	$14,625,310	$13,895,191	$17,899,281	$34.79	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,275,835)	(2.48)	(7.1)
Effective Gross Income	$11,976,379	$13,568,307	$14,625,310	$13,895,191	$16,623,446	$32.31	92.9%
Total Expenses	$5,035,273	$5,056,153	$5,697,675	$5,846,969	$6,161,981	$11.98	37.1%
Net Operating Income(4)(5)	$6,941,106	$8,512,154	$8,927,635	$8,048,222	$10,461,465	$20.33	62.9%
Total TI/LC, Capex/RR	0	0	0	0	538,846	1.05	3.2%
Net Cash Flow	$6,941,106	$8,512,154	$8,927,635	$8,048,222	$9,922,619	$19.28	59.7%

(1)	Underwritten cash flow based on annualized in-place rents as of January 23, 2021.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Base Rent includes $262,648 of contractual rent steps through January 2022.

(4)	The increase from 2020 NOI to Underwritten NOI at the mortgaged property is primarily attributable to unrealized rent accounting for new tenants occupying space, rent abatement expiration, contractual rent steps, and potential income from vacant space.

(5)	The increase from 2017 NOI to 2018 NOI can be attributed to the completion of renovations at the Boardwalk @ 18th and Grove Centre properties in 2017 and subsequent stabilization over the course of the year.

Property Management. The Boca Office Portfolio Properties are managed by Omicrom Property Management, LLC, a Delaware limited liability company, an affiliate of the borrowers, and Stateland Brown, LLC, a Florida limited liability company.

Escrows and Reserves. At loan origination, the Borrowers deposited approximately (i) $609,758 into a real estate tax reserve account, (ii) $1,008,948 into an insurance reserve account, (iii) $1,500,000 into a TI/LC reserve account, (iv) $1,000,000 into a debt service reserve account, (v) $211,000 into an unfunded obligations reserve account, (vi) $18,755 into an immediate repairs reserve account, and (vii) $6,750 into an environmental reserve account.

Tax Reserve – The Borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $152,439).

Insurance Reserve – The Borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage (initially estimated at approximately $84,079).

TI/LC Reserve – The Borrowers are required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $42,877 for tenant improvements and leasing commissions (subject to a cap of $3,000,000).

Replacement Reserve – The Borrowers are is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $10,614 for replacement reserves.

Lockbox / Cash Management. The Boca Office Portfolio Whole Loan is structured with a hard lockbox and springing cash management. Prior to a Trigger Period (as defined below), the Borrowers are required to cause all rents and other sums generated by the Boca Office Portfolio Properties to be deposited into the lender-controlled lockbox. Within five days after the first occurrence of a Trigger Period, the Borrowers are required to deliver a tenant direction letter to the existing tenants at the Boca Office Portfolio Properties, directing it to remit their rent checks directly to the lender-controlled lockbox. The Borrowers are required to cause revenue received by the Borrowers or the property manager from the Boca Office Portfolio Properties to be deposited into such lockbox within one day of receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the Borrowers unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Boca Office Portfolio Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Boca Office Portfolio Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Boca Office Portfolio Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the Borrowers.  Upon the occurrence and continuance of an event of default under the Boca Office Portfolio Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, by the Borrowers or (ii) the debt yield falling below 7.5%; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default and (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 7.5% for two consecutive calendar quarters.

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Boca Office Portfolio

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. (A) After the date that is 60 days following the Closing Date, the borrower may obtain the release of certain unimproved parcels of land located at the Boca Office Portfolio Properties known as the Fountains Center mortgaged property and/or the City National Park mortgaged property (individually and/or collectively, as the context may require, the “Unimproved Parcel”) from the lien of the related mortgage (“Unimproved Parcel Release”), upon the satisfaction of the following conditions, among other conditions more fully set forth in the Boca Office Portfolio Whole Loan documents, (a) (i) the borrower partially prepays the Boca Office Portfolio Whole Loan in an amount equal to $1,000,000 with respect to each Unimproved Parcel released plus an amount equal to the yield maintenance premium as set forth in the Boca Office Portfolio Whole Loan documents (calculated based on a partial prepayment in the amount of $1,000,000), (ii) the Borrowers delivers to the lender evidence from the rating agencies that the Unimproved Parcel release will not cause any of the rating agencies to withdraw, qualify or downgrade the then-applicable rating on any security issued in connection with such securitization, (iii) the Borrowers deliver a REMIC opinion, and (B) in the event that the lender determines that the borrower has not satisfied the conditions to the Unimproved Parcel Release set forth in clause (A) above, the Borrowers may request (which request will not be unreasonably withheld, but which can be subject to delivery of a rating agency confirmation) to demise a leasehold interest in the Unimproved Parcel to an unaffiliated third party pursuant to a ground lease whereby the applicable tenant intends to develop improvements to be used as general office, retail, restaurant, medical office, out-patient facility, school, assisted living facility, multifamily, hotel, and/or uses ancillary to the foregoing (any such lease an “Unimproved Parcel Ground Lease”); provided the lender’s agreement to reasonably consider any Unimproved Parcel Ground Lease is conditioned upon satisfaction of the following, among other conditions more fully set forth in the Boca Office Portfolio Whole Loan documents (in each case as determined in the lender’s sole discretion): (i) the lender’s determination that such Unimproved Parcel Ground Lease shall be permitted under and comply in all respects with REMIC requirements; (ii) the tenant under such Unimproved Parcel Ground Lease being obligated to perform all work thereunder (and in no event will any Borrowers party or affiliate of any the Borrowers party have any obligation to perform work thereunder), (iii) the tenant under such Unimproved Parcel Ground Lease having sufficient financial wherewithal to complete all work contemplated therein, (iv) the tenant under such Unimproved Parcel Ground Lease or an affiliate of such tenant acceptable to providing a completion guaranty with respect to the work contemplated in such Unimproved Parcel Ground Lease, which completion guaranty will be in a form acceptable to the lender, (v) the Borrowers furnish to the lender a REMIC opinion with respect to the Unimproved Parcel Ground Lease, and (vi) satisfaction of such other conditions as the lender may require.

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Gestamp Automocion SLB

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Annex A-3	Benchmark 2021-B24

Gestamp Automocion SLB

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Annex A-3	Benchmark 2021-B24

Gestamp Automocion SLB

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$49,500,000	Title(1):	Fee/Leasehold
Cut-off Date Principal Balance:	$49,500,000	Property Type - Subtype:	Industrial – Manufacturing
% of Pool by IPB:	4.3%	Net Rentable Area (SF):	637,750
Loan Purpose:	Acquisition	Location:	Chattanooga, TN
Borrower:	AGNL Volks, L.L.C.	Year Built / Renovated:	2014 / N/A
Loan Sponsors:	AG Net Lease IV Corp., AG Net Lease	Occupancy:	100.0%
	IV (Q) Corp., AG Net Lease Realty	Occupancy Date:	3/6/2021
	Fund IV Investments (H-1), L.P.	Number of Tenants:	1
Interest Rate:	3.61000%	2017 NOI(3):	N/A
Note Date:	2/19/2021	2018 NOI(3):	N/A
Maturity Date:	3/6/2031	2019 NOI(3):	N/A
Interest-only Period:	60 months	2020 NOI(3):	N/A
Original Term:	120 months	UW Economic Occupancy(5):	95.0%
Original Amortization:	360 months	UW Revenues:	$5,177,982
Amortization Type:	IO-Balloon	UW Expenses:	$823,112
Call Protection(1):	Grtr4%orYM(24)DeforGrtr1%	UW NOI(5):	$4,354,870
	orYM(89),O(7)	UW NCF(5):	$4,106,687
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF(5):	$78,900,000 / $124
Additional Debt:	N/A	Appraisal Date:	2/1/2021
Additional Debt Balance:	N/A
Additional Debt Type:	N/A

Escrows and Reserves(4)				Financial Information(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$78
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$70
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.7%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	56.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.52x
Other	$0	$0	N/A	UW NOI Debt Yield:	8.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$49,500,000	64.9%	Purchase Price	$75,500,000	99.0%
Equity Contribution	26,735,487	35.1	Closing Costs	735,487	1.0
Total Sources	$76,235,487	100.0%	Total Uses	$76,235,487	100.0%

(1)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date of April 6, 2021. Defeasance of the Gestamp Automocion SLB Loan (as defined below) is permitted at any time after the date that is two years after the Closing Date.

(2)	Please see the “PILOT Agreement” section herein for further details on the ground lease entered into in connection with the PILOT program.

(3)	Historical financial information is unavailable because this property was recently acquired.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(5)	While the Gestamp Automocion SLB Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Gestamp Automocion SLB Loan more severely than assumed in the underwriting of the Gestamp Automocion SLB Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The Gestamp Automocion SLB Loan (the “Gestamp Automocion SLB Loan”) is secured by a first mortgage lien on the borrower’s leasehold interest and the Industrial Development Board’s (“IDB”) fee interest in a 637,750 square foot industrial building located in Chattanooga, Tennessee (the “Gestamp Automocion SLB Property”). The Gestamp Automocion SLB Loan accrues interest at an interest rate of 3.61000% per annum, had an original term of 120 months, has a remaining term of 120 months as of the Cut-off Date. The Gestamp Automocion SLB Loan has a five-year interest-only period and will amortize on a 30-year schedule. The Gestamp Automocion SLB Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on February 19, 2021.

The Borrower. The borrower is AGNL Volks, L.L.C., a Delaware limited liability company. The borrower is structured to be a single purpose entity, with at least one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Gestamp Automocion SLB Loan.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are AG Net Lease IV Corp., a Delaware corporation, AG Net Lease IV (Q) Corp., a Delaware corporation and AG Net Lease Realty Fund IV Investments (H-1), L.P., a Delaware limited partnership,

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Gestamp Automocion SLB

each of which are subsidiaries of Angelo, Gordon & Co., L.P. (“AG”). AG provides real estate sale-leaseback financing to less-than-investment grade owner-occupiers of corporate real estate. AG was founded in 1988, however, the Net Lease Real Estate sector launched in 2005. The Net Lease division of AG draws on the firm’s credit expertise and real estate underwriting skills to focus on below-investment grade tenants.

AG runs a privately-held alternative investment firm, managing approximately $43 billion across a broad range of credit and real estate strategies. For over 30 years, AG has been investing on behalf of pension funds, corporations, endowments, foundations, sovereign wealth funds and individuals. AG now has over 550 employees in offices across the U.S., Europe and Asia.

The Property. The Gestamp Automocion SLB Property, located in Chattanooga, Tennessee, was built in 2014. The Gestamp Automocion SLB Property consists of 637,750 square feet of net rentable area and spans across 40.18-acres. The Gestamp Automocion Property contains 365 parking spaces which equates to a parking ratio of 0.57 spaces per 1,000 square feet. According to the underwritten rent roll dated March 6, 2021, the Gestamp Automocion SLB Property is 100.0% occupied by one industrial tenant, Gestamp Automocion.

The sole tenant, Gestamp Automocion (637,750 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent; Moody’s/Fitch/S&P: B1/NR/BB-) is a leading global automotive supplier and manufacturer of metal automotive parts. Gestamp Automocion has occupied the Property since 2014.

The Market. According to the appraisal, the Outlying Chattanooga Industrial submarket has approximately 63.7 million square feet of space, and vacancy of 4.0%. The Outlying Chattanooga Industrial submarket currently has 25,200 square feet of industrial real estate under construction and absorbed 25,921 square feet as of the current quarter. The appraisal concluded $5.78 per square foot industrial market rents in the Outlying Chattanooga Industrial submarket.

PILOT Agreement. The Gestamp Automocion SLB Property is subject to two separate ground leases entered into in connection with two payment in lieu of taxes (“PILOT”) agreements. Pursuant to the terms of one ground lease, which expires December 31, 2024, the annual payment in lieu of taxes in the amount of approximately $243,113 for the years 2020 through its expiration in the calendar year 2024 represents 64.6% of the unabated tax amount of $376,336. With respect to the remaining portion of the Gestamp Automocion SLB Property, which is subject to the other ground lease that expires December 31, 2029, the annual payment in lieu of taxes for the years 2020 through its expiration in the calendar year 2029 will be an amount equal to 50% of the amount that would have been payable to the city general fund, 50% of the amount that would have been payable to the county general fund, and 100% of the amount that would have been payable to the city school fund. Taxes were underwritten at $495,580.

COVID-19 Update. As of February 6, 2021, the Gestamp Automocion SLB Property is open and operating. There has been no rent relief requested and Gestamp Automocion has paid rent each month. As of February 6, 2021, no loan modification or forbearance requests have been made on the Gestamp Automocion SLB Loan. The first payment date of the Gestamp Automocion SLB Loan is April 2021.

Historical and Current Leased Occupancy(1)
2018	2019	2020	Current(2)
N/A	N/A	N/A	100.0%
(1)	Historical occupancy of the Gestamp Automocion SLB Property is unavailable because it was recently acquired.

(2)	Current Occupancy is as of March 6, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Gestamp Automocion	B1/NR/BB-	637,750	100.0%	$7.26	100.0%	12/31/2040
Total Occupied		637,750	100.0%	$7.26	100.0%
Vacant		0	0.0
Total		637,750	100.0%
(1)	Based on the underwritten rent roll dated March 6, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF is inclusive of contractual rent steps of $97,395 through January 1, 2022.

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Gestamp Automocion SLB

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2021	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032 and Thereafter	1	637,750	100.0	4,627,395	100.0	637,750	100.0%	$4,627,395	100.0%
Total	1	637,750	100.0%	$4,627,395	100.0%

(1)	Based on the underwritten rent roll dated March 6, 2021.

(2)	Lease rollover schedule is based on the lease expiration dates of all direct leases in place.

(3)	Base Rent Expiring is inclusive of contractual rent steps of $97,395 through January 1, 2022.

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Base Rent(3)	$4,530,000	$7.10	83.1%
Rent Steps(4)	97,395	0.15	1.8%
Gross Potential Rent	$4,627,395	$7.26	84.9%
Total Reimbursements	823,112	1.29	15.1%
Total Other Income	0	0.00	0.0%
Net Rental Income	$5,450,507	$8.55	100.0%
(Vacancy/Credit Loss)	(272,525)	(0.43)	(5.3)%
Effective Gross Income	$5,177,982	$8.12	100.0%
Total Expenses	823,112	1.29	15.9%
Net Operating Income	$4,354,870	$6.83	84.1%
Total TI/LC, RR	248,182	0.39	4.8%
Net Cash Flow	$4,106,687	$6.44	79.3%
(1)	Historical financial information is unavailable because the Gestamp Automocion SLB Loan was used to acquire the Gestamp Automocion SLB Property.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Base Rent is based on the in place rent roll as of March 6, 2021.

(4)	Rent Steps of $97,395 through January 1, 2022.

Property Management. The Gestamp Automocion SLB Property is self-managed.

Escrows and Reserves. On the origination date, no upfront reserves were deposited.

Tax and Insurance Reserve - On each due date during the continuance of a Tax Trigger Period (as defined below), the borrower is required to fund a tax reserve in an amount equal to 1/12 of the amount that the lender reasonably estimates will be necessary to pay taxes during the next ensuing 12 months. On each due date during the continuance of an Insurance Trigger Period (as defined below), the borrower is required to fund an insurance reserve in an amount equal to 1/12 of the amount that would be sufficient to pay the insurance premiums due for the renewal of coverage.

A “Tax Trigger Period” means the monthly due date during any period when each of the following conditions is satisfied: (i) a Trigger Period (as defined below) is then continuing and (ii) neither the borrower nor the Specified Tenant (as defined below) has (A) timely paid the taxes directly to the appropriate taxing authority and (B) provided evidence of such payment to the lender.

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Gestamp Automocion SLB

An “Insurance Trigger Period” means any period when each of the following conditions exist: (i) a Trigger Period is then continuing and (ii) neither the borrower nor the Specified Tenant has (A) timely paid the insurance premiums due on the policies to the issuer of the policies and (B) provided evidence of such payment to the lender.

Replacement Reserve - On each due date during the continuance of a Replacement Reserve Trigger Period (as defined below), the related loan documents require the borrower to deposit an amount equal to approximately $6,909 into a capital expenditure reserve account.

“Replacement Reserve Trigger Period” means the monthly due date during any period when each of the following conditions exists: (i) a Trigger Period is then continuing and (ii) neither the borrower nor the Specified Tenant has diligently made the required replacements.

Lockbox and Cash Management. The Gestamp Automocion SLB Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to the existing tenant at the Gestamp Automocion SLB Property, directing it to remit its rent checks directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager from the Gestamp Automocion SLB Property to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Gestamp Automocion SLB Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Gestamp Automocion SLB Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Gestamp Automocion SLB Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower.  Upon an event of default under the Gestamp Automocion SLB Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio falling below 1.20x for two consecutive calendar quarters, and (iii) the occurrence of Specified Tenant Trigger Period (as defined below) and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, the satisfaction of the Specified Tenant Cure Conditions (as defined below).

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) an “event of default” by Specified Tenant under the Specified Tenant lease arising directly as result of the Specified Tenant’s failure to be in actual, physical possession (and not merely constructive possession) of, or abandoning, the Specified Tenant Space (or applicable portion thereof), (ii) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or (iii) any bankruptcy or similar insolvency of Specified Tenant and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence will include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of the satisfaction of the Specified Tenant Cure Conditions.

The ”Specified Tenant Cure Conditions” means each of the following, as applicable: (A) with respect to clause (A)(i) of the definition of Specified Tenant Trigger Period, the lender’s receipt of satisfactory evidence that any “event of default” by Specified Tenant under the Specified Tenant lease arising directly as a result of the Specified Tenant’s failure to be in actual, physical possession of, or abandoning, the Specified Tenant space (or applicable portion thereof) has been cured, (B) with respect to clause (A)(ii) of the definition of Specified Tenant Trigger Period, the Specified Tenant space has been re-leased pursuant to one or more replacement leases approved by the lender in accordance with the Gestamp Automocion SLB Loan Documents and the tenants thereunder are in actual physical occupancy of the Gestamp Automocion SLB Property and paying full unabated rent, and (C) with respect to clause (A)(iii) of the definition of Specified Tenant Trigger Period, (a) the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (b) if the Specified Tenant lease is assumed or assigned to a new entity in connection with such proceedings, the bankruptcy court has issued a final order approving the Specified Tenant’s reorganization plan or (c) if the Specified Tenant lease is rejected or otherwise terminated due to any bankruptcy or insolvency proceedings, the Gestamp Automocion SLB Property has been re-leased pursuant to one or more replacement leases approved by the lender in accordance with the Gestamp Automocion SLB Loan documents and the tenants thereunder are in actual physical occupancy of the Gestamp Automocion SLB Property and paying full unabated rent.

“Specified Tenant” means, as applicable, (a) Gestamp Chattanooga, LLC, a Delaware limited liability company, together with any parent or affiliate thereof providing credit support or a guaranty under the Specified Tenant lease or (b) any replacement tenant of Gestamp Chattanooga, LLC approved in accordance with the Gestamp Automocion SLB Loan Documents.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Subordinate Indebtedness. Provided no event of default has occurred and is continuing, at any time after two years from the date that is two years from the startup day of the Benchmark 2021-B24 securitization trust, direct or indirect owners of the borrower will be permitted to obtain mezzanine financing, which subordinate mezzanine loan will be secured by direct or indirect ownership interests in the borrower and any accounts established under any separate mezzanine cash management

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Gestamp Automocion SLB

arrangement, subject to the certain conditions and requirements set forth in the Gestamp Automocion SLB Loan documents, including, without limitation: (i) the mezzanine loan will be structurally subordinate to the Gestamp Automocion SLB Loan, (ii) the subordinate mezzanine loan, together with the Gestamp Automocion SLB Loan, will have a combined loan-to-value ratio no greater than 62.74%, (iii) the debt service coverage ratio (inclusive of the proposed subordinate mezzanine loan) will be equal to or greater than 1.58x, (iv) the debt yield (inclusive of the proposed subordinate mezzanine loan) will be equal to or greater than 8.63% and (v) the subordinate mezzanine lender enters into an intercreditor agreement with the lender satisfactory to the lender in its reasonable discretion.

Partial Release. None.

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30 Hudson Yards 67

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$45,000,000	Title(3):	Fee
Cut-off Date Principal Balance(1):	$45,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.9%	Net Rentable Area (SF):	44,954
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	HY30-67 Owner LP	Year Built / Renovated:	2019 / N/A
Loan Sponsor:	Massa Nova GmbH	Occupancy:	100.0%
Interest Rate:	3.37100%	Occupancy Date:	3/7/2021
Note Date:	2/19/2021	Number of Tenants:	1
Maturity Date:	3/7/2031	2017 NOI(4):	N/A
Interest-only Period:	120 months	2018 NOI(4):	N/A
Original Term:	120 months	2019 NOI(4):	N/A
Original Amortization:	None	TTM NOI(4):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy(5):	95.0%
Call Protection(2):	L(24),Def(93),O(3)	UW Revenues:	$6,405,945
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,700,425
Additional Debt(1):	Yes	UW NOI(5):	$4,705,520
Additional Debt Balance(1):	$26,000,000	UW NCF(5):	$4,651,575
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(5)(6):	$110,000,000 / $2,447
		Appraisal Date:	2/1/2021

Escrows and Reserves(7)				Financial Information(1)(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$1,579
Taxes:	$143,650	$47,883	N/A	Maturity Date Loan / SF:	$1,579
Insurance:	$97,653	$7,512	N/A	Cut-off Date LTV(6):	64.5%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(6):	64.5%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.92x
Other:	$4,868,592	$0	N/A	UW NOI Debt Yield:	6.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$71,000,000	99.8%	Payoff Existing Debt	$64,753,928	91.0%
Sponsor Equity	131,104	0.2%	Upfront Reserves	5,109,895	7.2%
			Closing Costs	1,267,282	1.8%
Total Sources	$71,131,104	100.0%	Total Uses	$71,131,104	100.0%

(1)	The Cut-off Date Balance of $45,000,000 represents the controlling Note A-1 and is part of the 30 Hudson Yards 67 Whole Loan (as defined below), which is evidenced by two pari passu notes, and has an aggregate outstanding principal balance as of the Cut-off Date of $71,000,000. For additional information, see “The Loan” herein.

(2)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of April 7, 2021. The borrower is permitted to (a) defease all, but not part, of the 30 Hudson Yards 67 Whole Loan after two years after the closing date of the securitization that includes the last note to be securitized (the “Permitted Defeasance Date”) or (b) prepay all, but not part, of the 30 Hudson Yards 67 Whole Loan on or after April 7, 2025, with the payment of yield maintenance premium if the Permitted Defeasance Date has not yet occurred. The assumed lockout period of 24 payment dates is based on the expected Benchmark 2021-B24 securitization closing date in March 2021. The actual lockout period may be longer.

(3)	The 30 Hudson Yards 67 property is comprised of the fee interest in a condominium unit consisting of the 67th floor of the 30 Hudson Yards office tower. To obtain the New York City real estate tax exemption and the payment-in-lieu of taxes (“PILOT”) benefits, the borrower has leased the 30 Hudson Yards 67 property to the NYC Industrial Development Agency, which then subleased the 30 Hudson Yards 67 property back to the borrower pursuant to an agency lease (the “Agency Lease”). The borrower has additionally pledged its leasehold interest under the Agency Lease in connection with the 30 Hudson Yards 67 Whole Loan. See “PILOT/IDA Lease” below for additional information with respect to the PILOT.

(4)	The 30 Hudson Yards office tower was recently constructed in 2019 with the sole tenant at the 30 Hudson Yards 67 property, Related (as defined below), having executed its lease in November 2019. As such, no historical operating performance is available for presentation.

(5)	While the 30 Hudson Yards 67 Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 30 Hudson Yards 67 Whole Loan more severely than assumed in the underwriting of the 30 Hudson Yards 67 Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(6)	Based on the “Hypothetical Value: Escrow Tenant Improvements” as of February 1, 2021. The appraiser also concluded an “As-Is” appraised value of $105,000,000 as of February 1, 2021, which results in a Cut-off Date LTV and Maturity Date LTV of 67.6%.

(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 30 Hudson Yards 67 mortgage loan (the “30 Hudson Yards 67 Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $71.0 million (the “30 Hudson Yards 67 Whole Loan”), secured by the borrower’s fee interest in a condominium unit consisting of the 44,954 square foot 67th floor of a Class A, newly constructed office building located in New York,

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30 Hudson Yards 67

New York. The controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $45.0 million, will be included in the Benchmark 2021-B24 trust. The remaining note will be contributed to one or more securitization trusts. The relationship between the holders of the 30 Hudson Yards 67 Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The 30 Hudson Yards 67 Whole Loan will be serviced under the pooling and servicing agreement for the Benchmark 2021-B24 transaction. The 30 Hudson Yards 67 Whole Loan has a 10-year term and will be interest-only for the term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$45,000,000	Benchmark 2021-B24	Yes
A-2	$26,000,000	$26,000,000	JPMCB(1)	No
Whole Loan	$71,000,000	$71,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

The Borrower. The borrower is HY30-67 Owner LP, a Delaware limited partnership. The borrower is structured to be a single purpose entity with two independent directors in its organizational structure. Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the 30 Hudson Yards 67 Whole Loan.

The Loan Sponsor. The non-recourse carveout guarantor is Massa Nova GmbH, a Swiss limited liability company. Massa Nova GmbH and the borrower are each owned and controlled by high net worth individuals. The loan sponsor is affiliated with an alternative investment manager focusing on investments in energy and related sectors with over $500.0 million in assets under management as of February 12, 2021.

The Property. The 30 Hudson Yards 67 property is comprised of the 67th floor condominium unit of a newly constructed, 90-story, Class A LEED Gold Certified, trophy office building known as 30 Hudson Yards, located in the Hudson Yards neighborhood of Manhattan, New York. The 30 Hudson Yards 67 property is comprised of 44,954 square feet of office space, which is 100.0% leased to a subsidiary of The Related Companies, L.P. (“Related”), which serves as the guarantor of the lease and also the manager of the building in which the 30 Hudson Yards 67 property is located. Located at the intersection of 33rd Street and 10th Avenue, 30 Hudson Yards is the second-tallest office tower in New York. It features river-to-river panoramic views, outdoor terraces, direct access to premier restaurants and retailers and a direct underground connection to the No. 7 subway station. The 30 Hudson Yards office tower can be accessed along Hudson Boulevard East and 33rd Street, Tenth Avenue and 33rd Street, and through the retail mall at 20 Hudson Yards. The 30 Hudson Yards office tower is anchored by tenants including TimeWarner, KKR, Wells Fargo and Oxford with the broader Hudson Yards development including best in class amenities, including over 18 million square feet of commercial and residential space, more than 100 shops, a collection of restaurants, approximately 4,000 residences, a unique cultural space, 14 acres of public open space, a 750-seat public school and a 212-room Equinox branded luxury hotel.

The 30 Hudson Yards 67 property is 100% leased to a subsidiary of Related through February 2039 with a current in-place rent of $150.00 per square foot and rent escalations in the amount of $10.00 per square foot every five years. The guarantor on the lease is The Related Companies, L.P., which is required to maintain a minimum net worth of $250.0 million during the term of the lease. Related has the option to renew the lease for consecutive periods of five or ten years provided the aggregate of all renewal terms in any combination of such five or ten year renewal terms do not exceed a total of 20 years from the expiration of the initial term. Related develops, acquires, owns, operates, manages, finances, markets, sells and leases real estate properties in the United States and internationally. Founded in 1972 by Stephen M. Ross, Related has grown to amass an over $60 billion real estate portfolio, with 30 million square feet of commercial space and 78,500 residential units. Its portfolio includes luxury residential properties, mixed-use properties, Hudson Yards, retail properties, office properties, hotels and resorts, and trade show and exhibition spaces, as well as housing properties. It is headquartered in New York with additional offices in Boston, Chicago, Las Vegas, Aspen, California, Washington D.C., South Florida, the Middle East and China.

Working with Related (also the developer of the 30 Hudson Yards office tower), the loan sponsor negotiated with Facebook, Inc. (“Facebook”) to sub-lease the entirety of the 67th floor condominium unit through June 2024 as part of a larger multi-floor lease for floors 66 through 71, during which time Facebook’s headquarters at the adjacent 50 Hudson Yards property is to be constructed. To mitigate for the shorter 42-month Facebook lease term, the loan sponsor, at the time of acquisition, entered into the aforementioned lease with Related with Facebook sub-leasing the related space. The Facebook sublease is structured with up to 20 years in renewal options. Facebook’s in-place rent under the sublease agreement mirrors that of the Related prime lease; however, in the event that a sublease renewal should result in a higher rent than that provided for under the Related lease (except with respect to the Facebook sublease), the loan sponsor would share in one-third of the excess rent. Facebook has taken possession of its space at the 30 Hudson Yards 67 property and is currently building out its space. Within the larger 30 Hudson Yards office tower, the Facebook leased space on floors 66 through 71 will be interconnected by an existing internal staircase. Any permitted alterations to the staircase and any required removal of such alterations will be at the sole cost of the tenant.

COVID-19 Update. As of February 1, 2021, the 30 Hudson Yards 67 property is open and operational. However, Facebook (the subtenant) is currently completing build-out of its space. Related (the prime tenant) commenced paying rent in January 2021 and has not requested any lease modifications. As of February 22, 2021, the 30 Hudson Yards 67 Whole Loan is not subject to any modification or forbearance requests. The first payment date of the 30 Hudson Yards 67 Whole Loan is April 7, 2021. See “Risk Factors—Special Risks—

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The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The 30 Hudson Yards 67 property is located in the Far West Side office submarket of the greater Manhattan office market. The Far West Side office submarket is defined by the appraisal as 30th Street to 41st Street and Hudson River to Ninth Avenue. The Far West Side office submarket has transformed in recent years due to the establishment of Hudson Yards. This development has encompassed a variety of office buildings, residential buildings, retail stores and parks.

Related and Oxford Properties Group, Inc. have driven the development of many of the largest projects in the Hudson Yards neighborhood. Aside from their partnership on the 30 Hudson Yards office tower, the two development firms have partnered in developing at least four other buildings in the neighborhood, in addition to numerous other separate projects in Hudson Yards. In order to sustain these new high-rise office and residential buildings, the Metropolitan Transit Authority undertook a $2.4 billion extension of the MTA’s No. 7 Flushing subway line, which was extended to include an additional subway stop at the corner of 34th Street and Eleventh Avenue, the heart of the Hudson Yards development. The Hudson Yards neighborhood is also accessible via Penn Station, which opened its new Moynihan Train Hall for Penn Station’s Amtrak and Long Island Rail Road (“LIRR”) services on January 1, 2021. The new hall features a 92-foot high glass atrium and aims to relieve commuter congestion and improve train scheduling and capacity. The facility offers direct access to Amtrak, LIRR and six existing subway lines, while also adding eight new train tracks.

Nearby attractions in the area include the Vessel, a 16-story high public display of art comprised of 154 intricately interconnected flights of stairs, with approximately 2,500 individual steps and 80 landings. Additionally, The Shed, which opened in 2019, is New York’s first multi-arts center designed to commission, produce and present all types of performing arts, visual arts and popular culture. The Shed is known for its unique design that features a telescoping outer shell that deploys over the plaza adjoining the building to provide a 120-foot high, temperature-controlled hall. Another attraction is The Shops & Restaurants, a seven-story, 676,229 square foot retail mall that features direct connectivity to the 30 Hudson Yards office tower and is located directly in front of the public space within the Hudson Yards subarea, which includes the Vessel. Other notable attractions include The High Line and the Jacob K Javits Center.

Many office tenants have decided to relocate from Midtown to the Far West Side as a result of the Hudson Yards development, including BlackRock, Wells Fargo Securities, Amazon, Ernst & Young, Time Warner, Pfizer and Facebook. According to the appraisal, increased demand for space has caused asking rents to increase since the beginning of 2017. According to the appraisal, as of the third quarter of 2020, the Manhattan office market consisted of approximately 461.0 million square feet of office space with an overall market availability of 14.1% and average market rents of approximately $78.75 per square foot. According to the appraisal, the Far West Side office submarket has grown to include 12.1 million square feet of commercial real estate as of the third quarter of 2020 with another 9.7 million square feet under construction. The appraisal reported an availability rate of 10.3% and average market rents of $113.14 per square foot as of the third quarter of 2020 for the Far West Side office submarket.

The appraisal identified 14 comparable modified gross office leases ranging in size between 1,638 and 1,463,234 square feet. The comparable leases were executed between June 2019 and December 2021 and located in properties built between 1958 and 2022. Base rents at the comparable properties ranged from $113.00 to $184.35 per square foot with an average rent of approximately $153.61 per square foot. The appraisal’s concluded market rent with respect to the 30 Hudson Yards 67 property is $160.00 per square foot, in-line with underwritten rents.

Historical and Current Occupancy(1)
2018(2)	2019	2020	Current(3)
NAP	100%	100%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	2018 Occupancy is not available, as the 30 Hudson Yards development (including the 30 Hudson Yards 67 property) was recently completed in 2019.

(3)	Based on the underwritten rent roll dated as of March 7, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Related(2)	NR/NR/NR	44,954	100.0%	$150.00	100.0%	2/28/2039
Total Occupied		44,954	100.0%	$150.00	100.0%
Vacant		0	0.0%
Total		44,954	100.0%
(1)	Based on the underwritten rent roll dated as of March 7, 2021.

(2)	Related is the parent entity of the tenant, 50 HY Master Tenant LLC, and also the guarantor under the lease. The tenant subleases the entirety of its space to Facebook through June 2024 at an in-place rent of $150.00 per square foot.

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Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2021 & MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024(2)	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2030	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2031	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2032 and Thereafter	1	44,954	100.0%	6,743,100	100.0%	44,954	100.0%	$6,743,100	100.0%
Total	1	44,954	100.0%	$6,743,100	100.0%
(1)	Based on the underwritten rent roll dated as of March 7, 2021.

(2)	The Facebook sublease expires in June 2024.

Underwritten Net Cash Flow(1)
	Underwritten	$ Per Square Foot	%(2)
Base Rent	$6,743,100	$150.00	100.0%
Vacant Income	0	0.00	0.0%
Gross Potential Rent	$6,743,100	$150.00	100.0%
Total Reimbursements	0	0.00	0.0%
Gross Rental Income	$6,743,100	$150.00	100.0%
Vacancy / Credit Loss	(337,155)	(7.50)	(5.0)%
Effective Gross Income	$6,405,945	$142.50	95.0%

Total Expenses	$1,700,425	$37.83	26.5%

Net Operating Income	$4,705,520	$104.67	73.5%
TI/LC	44,954	1.00	0.7%
Capital Expenditures	8,991	0.20	0.1%
Net Cash Flow	$4,651,575	$103.47	72.6%
(1)	Historical cash flow information is not available due to the recent construction of the 30 Hudson Yards 67 property.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

Property Management. The 30 Hudson Yards 67 property is self-managed by the tenant.

Escrows and Reserves. At loan origination, the borrower was required to deposit the following into upfront reserves: (i) $69,299 into a condominium reserve, (ii) $4,799,293 into an outstanding TI/LC reserve, (iii) $143,650 into a tax reserve and (iv) $97,653 into an insurance reserve.

Tax Reserve – On each monthly due date, the borrower is required to deposit into a real estate tax reserve 1/12 of the estimated annual real estate taxes (initially estimated at $47,883 per month).

Insurance Reserve – On each monthly due date, the borrower is required to deposit into an insurance reserve 1/12 of estimated insurance premiums (initially estimated at $7,512 per month), unless an acceptable blanket policy is in effect. As of origination, no blanket policy was in place.

Replacement Reserve – On each monthly due date during the continuance of a Cash Sweep Period (as defined below), the borrower is required to deposit $750 into a replacement reserve.

Lockbox / Cash Management. The 30 Hudson Yards 67 Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to send tenant direction letters instructing the tenants to deposit all rents and payments into a lender-controlled lockbox account. To the extent no Cash Sweep Period is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower, subject to any minimum balance requirement contained in the related lockbox agreement. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the 30 Hudson Yards 67 Whole Loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after

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payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the 30 Hudson Yards 67 Whole Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of (i) the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or (ii) payment in full of all principal and interest on the 30 Hudson Yards 67 Whole Loan.

A “Cash Sweep Event” means the occurrence of (a) an event of default, (b) any bankruptcy action of the borrower or the property manager, or (c) the date on which the debt service coverage ratio (as calculated in the 30 Hudson Yards 67 Whole Loan documents and based on the trailing three-month basis) is less than 1.60x (a “DSCR Trigger Event”), or (d) a Tenant Trigger Event (as defined below).

A “Cash Sweep Event Cure” means (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default; (ii) with respect to clause (b) above solely with respect to the property manager, if the borrower replaces the property manager with a qualified manager under a replacement management agreement within 60 days; (iii) with respect to clause (c) above, the achievement of a DSCR Cure (as defined below); or (iv) with respect to clause (d) above, the achievement of a Tenant Cure Event (as defined below); provided, however, (A) no event of default will have occurred and be continuing under the 30 Hudson Yards 67 Whole Loan documents, (B) a Cash Sweep Event Cure may occur no more than a total of five times in the aggregate during the term of the 30 Hudson Yards 67 Whole Loan (other than a Cash Sweep Event Cure for DSCR Trigger Event or a Tenant Trigger Event, which may be cured an unlimited number of times), (C) the borrower will have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses, and (D) the borrower has no right to cure a Cash Sweep Event caused by a bankruptcy action of the borrower.

A “DSCR Cure” means either (a) the debt service coverage ratio based on the trailing three-month period immediately preceding the date of such determination two consecutive quarters is not less than 1.60x, or (b) the borrower posting with the lender cash or an irrevocable letter of credit from an institution reasonably acceptable to the lender in an amount that, if applied to repay the 30 Hudson Yards 67 Whole Loan would cause the outstanding principal amount of the 30 Hudson Yards 67 Whole Loan to satisfy a debt service coverage ratio of 1.60x based upon the trailing three-month period immediately preceding the date of determination for two consecutive quarters (such cash or letter of credit, a “DSCR Trigger Cure Deposit”). Such DSCR Trigger Cure Deposit will be promptly returned to the borrower if the DSCR Cure conditions set forth in (a) above are satisfied without giving any effect to the DSCR Trigger Cure Deposit.

A “Tenant Trigger Event” means (a) if 50 HY Master Tenant LLC, initially, or, subsequently, any other lessees (collectively, “Specified Tenant”) or Related, initially, or, subsequently, guarantors of any other lessees (collectively, “Specified Tenant Guarantor”) commences, or becomes a debtor in, a bankruptcy action, (b) if any Specified Tenant “goes dark”, vacates, or abandons the Property, (c) if any Specified Tenant terminates its lease (the “Specified Tenant Lease”) or gives notice or publicly announces it intends to terminate its Specified Tenant Lease or not to renew its Specified Tenant Lease, or (d) if any Specified Tenant gives notice to the borrower that it intends to “go dark”, vacate, or abandon at the 30 Hudson Yards 67 property or that it intends to terminate its Specified Tenant Lease or not to renew its Specified Tenant Lease; provided, however, 50 HY Master Tenant LLC will not be considered to have “gone dark”, vacated, or abandoned the 30 Hudson Yards 67 property to the extent that (A) the 30 Hudson Yards 67 property has been subleased to and is occupied by Facebook or a replacement subtenant in accordance with the terms of the 30 Hudson Yards 67 Whole Loan documents, or (B)(I) 50 HY Master Tenant LLC continues to pay all rent due under its lease, and (II) 50 HY Master Tenant LLC is actively marketing the 30 Hudson Yards 67 property to prospective subtenants or 50 HY Master Tenant LLC or its affiliate is in actual occupancy of the 30 Hudson Yards 67 property.

A “Tenant Cure Event” means the replacement of the applicable Specified Tenant pursuant to one or more leases for the entire space demised pursuant to the Specified Tenant lease (the “Specified Tenant Space”) entered into in accordance with the 30 Hudson Yards 67 Whole Loan documents, and such replacement tenant(s) being in occupancy of the Specified Tenant Space and paying full contractual rent without right of offset or free rent credit (unless such free rent is deposited with the lender) and without any further landlord obligations for tenant improvement work, tenant allowance or leasing commissions (unless an amount sufficient to cover such obligations is deposited with the lender) and delivery of a tenant estoppel acceptable to the lender.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. None.

Condominium Structure. The 30 Hudson Yard 67 property is subject to a condominium declaration that governs eight condominium units and is entitled to approximately 1.6% of voting rights. The borrower does not have control of the condominium board or any blocking right with respect to for certain major decisions, such as unit removals and use of proceeds in connection with casualty or condemnation proceedings. However, the condominium policy prohibits implementation of any policies that would have disproportionately negative impacts any unit owners. In addition, the borrower has provided a non-recourse carveout for any losses associated with, among other things, the withdrawal of the unit comprising the 30 Hudson Yard 67 property from the condominium regime or termination of the condominium regime. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Prospectus for additional information.

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PILOT/IDA Leases. The borrower owns the fee interest in the 30 Hudson Yard 67 property. However, to obtain the New York City real estate tax exemption and the payment-in-lieu of taxes benefits, the borrower has leased the 30 Hudson Yard 67 property to the New York City Industrial Development Agency, which has subleased the 30 Hudson Yard 67 property back to the borrower under an agency lease, which obligates the borrower to make PILOT payments. In addition to its fee interest in the 30 Hudson Yards 67 property, the borrower has also pledged all of its rights under the Agency Lease to secure the 30 Hudson Yards 67 property. The PILOT commenced in the 2019/20 tax year and is scheduled to expire after the tax year 2038/39. During the term of the 30 Hudson Yard 67 Loan, the amount of annual tax savings from PILOT ranges from $362,437, representing approximately 40% tax savings (2020/21 tax year), to $916,241, representing approximately 54% tax savings (2030/31 tax year). The real estate taxes were underwritten based on the abated tax amount.

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Dawson Marketplace

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$43,800,000	Title:	Fee
Cut-off Date Principal Balance:	$43,800,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	3.8%	Net Rentable Area (SF):	352,418
Loan Purpose:	Recapitalization	Location:	Dawsonville, GA
Borrower:	Rainier Hendon Dawson	Year Built / Renovated:	2017-2020 / N/A
	Marketplace Acquisitions I, LLC	Occupancy:	97.3%
Loan Sponsor:	J. Kenneth Dunn	Number of Tenants:	27
Interest Rate:	3.55000%	Occupancy Date:	12/31/2020
Note Date:	2/3/2020	2017 NOI:	N/A
Maturity Date:	2/6/2030	2018 NOI:	$3,473,525
Interest-only Period:	120 months	2019 NOI:	$3,965,361
Original Term:	120 months	TTM NOI (as of 12/2020):	$3,671,012
Original Amortization:	None	UW Economic Occupancy(2):	94.5%
Amortization Type:	Interest Only	UW Revenues:	$5,493,094
Call Protection:	L(37),Def(79),O(4)	UW Expenses:	$1,083,965
Lockbox / Cash Management:	Springing / Springing	UW NOI(2)(3):	$4,409,129
Additional Debt:	N/A	UW NCF(2)(3):	$4,061,498
Additional Debt Balance:	N/A	Appraised Value / Per SF(2):	$68,000,000 / $193
Additional Debt Type:	N/A	Appraisal Date:	11/17/2019

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$124
Taxes:	$139,820	$34,955	N/A	Maturity Date Loan / SF:	$124
Insurance:	$0	Springing	N/A	Cut-off Date LTV(4):	55.4%
Replacement Reserves:	$0	$2,944	N/A	Maturity Date LTV:	64.4%
TI/LC:	$0	$11,776	$706,540	UW NCF DSCR:	2.58x
Other(1):	$6,475,815	$0	N/A	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$43,800,000	59.5%	Payoff Existing Debt	$66,420,218	90.2%
Sponsor Equity	29,828,476	40.5	Upfront Reserves	6,615,635	9.0
			Closing Costs	592,623	0.8
Total Sources	$73,628,476	100.0%	Total Uses	$73,628,476	100.0%
(1)	Other reserves are comprised of (i) approximately $6,339,944 for tenant improvements, leasing commissions, free rent, gap rent and reimbursements for One Life Fitness (35,000 square feet), (ii) approximately $52,010 for tenant improvements and leasing commissions for Atlanta Bread Company (2,906 square feet), (iii) approximately $36,488 for tenant improvements for Charles Schwab (1,429 square feet), (iv) approximately $26,844 for common area maintenance reconciliations for Marshalls (23,500 square feet), (v) approximately $14,142 for common area maintenance reconciliations for HomeGoods (20,000 square feet), (vi) approximately $5,377 for free rent for Torrid (3,218 square feet), and (vii) approximately $1,010 for property damage repairs for Ross Dress for Less (22,000 square feet). A portion of the One Life Fitness reserve ($5,292,704.73) will be released upon receipt of evidence that One Life Fitness has completed various construction obligations set forth in the One Life Fitness lease inclusive of the issuance of a certificate of occupancy for the related leased premises. The remaining balance in the reserve, approximately $802,428, will be disbursed to the borrower upon the satisfaction of the prior conditions and the tenant (i) has taken occupancy of its leased premises, is open for business and is paying unabated rent in accordance with its lease and (ii) provides an acceptable estoppel. One Life Fitness is anticipated to take occupancy of its space by the first quarter of 2022. We cannot assure you that One Life Fitness will take occupancy as expected or at all.

(2)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR, LTV and Debt Yield metrics were calculated, and the Dawson Marketplace Loan (as defined below) was underwritten, based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(3)	The increase in UW NOI is a result of contractual rent steps through March 31, 2022 for investment rated tenants.

(4)	Cut-off Date LTV Ratio is calculated based on the Dawson Marketplace Loan Cut-off Date Balance, net of the earn-out reserve of approximately $6,095,133. The Dawson Marketplace Loan Cut-off Date LTV Ratio, without netting the earn-out reserve balance, would be 64.4%.

The Loan. The Dawson Marketplace loan (the “Dawson Marketplace Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 352,418 square foot anchored retail center located in Dawsonville, Georgia (the “Dawson Marketplace Property”). The Dawson Marketplace loan accrues interest at an interest rate of 3.55000% per annum, had an original term of 120 months, has a remaining term of 107 months as of the Cut-off Date, and is interest only for its entire term.

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Dawson Marketplace

The Borrower. The borrowing entity for the Dawson Marketplace Loan is Rainier Hendon Dawson Marketplace Acquisitions I, LLC, a Delaware limited liability company and special purpose entity, with at least two independent directors in its organizational structure.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor for the Dawson Marketplace Loan, J. Kenneth Dunn, is a principal and founder of The Rainier Companies. In February 2020, Rainier and Emira (as defined below) acquired a majority interest in the Dawson Marketplace Property, while Hendon Properties (“Hendon”), the developer of the Dawson Marketplace Property, maintained a minority interest as detailed below:

Rainier (25.7% Managing Member) (“Rainier”) is a diversified real estate company based in Dallas, TX. Founded in 2003, the company specializes in value-add equity investing, preferred equity and mezzanine debt investments, and third-party asset management. To date, Rainier has closed over $2.0 billion in transactions and provides asset management services for more than $1.60 billion of commercial real estate.

Emira (49.6% Limited Partner) (“Emira”) is a diversified REIT with a portfolio of predominantly South African assets, and a growing component of properties located in the United States. The company listed on the Johannesburg Stock Exchange in November 2003 in the REIT sector. Emira’s property portfolio spans multiple sectors with a primary focus in office, retail, and industrial investments. As of June 2020, the company owned a total of 79 properties and plans to continue acquiring new assets.

Hendon (24.7% Member) is based in Atlanta and developed the Dawson Marketplace Property beginning in 2016. Hendon is a full-service development, brokerage, and management company specializing in retail investments. The company currently manages 19 properties with a primary focus in the Atlanta market. Projects range from 10,000 square foot build-to-suits to approximately 1.1 million square foot malls. The company has worked with tenants including Target, Walmart, Sam’s Club, Home Depot, Lowe’s, Kohl’s, Marshall’s, Best Buy, Dick’s Sporting Goods, and LA Fitness.

The Property. The Dawson Marketplace Property is a 352,418 square foot retail center located in Dawsonville, Georgia. The Dawson Marketplace Property was built between 2017 and 2020 on a 39.06-acre site and provides 1,778 parking spaces at a ratio of 5.05 spaces per 1,000 square feet of net rentable area. The Dawson Marketplace Property consists of three parcels and is shadow anchored by a Kroger grocery store, which is not included in the Dawson Marketplace Property.

The largest tenant at the Dawson Marketplace Property, Hobby Lobby, occupies 55,000 square feet (15.6% of net rentable area) and has a lease expiration date of February 29, 2032. Hobby Lobby has a base rent of $8.25 per square foot. The second largest tenant at the Dawson Marketplace Property, Burlington, occupies 40,232 square feet (11.4% of net rentable area) and has a lease expiration date of February 29, 2028. Burlington has a base rent of $11.50 per square foot. The third largest tenant, One Life Fitness, is expected to occupy 35,000 square feet (9.9% of net rentable area) and has a lease expiration date of December 31, 2037. One Life Fitness has a base rent of $18.00 per square foot.

COVID-19 Update. As of January 13, 2021 the Dawson Marketplace Property is open. Approximately 96.0% of tenants by square feet and 96.2% by underwritten base rent made their December 2020 rent payments and approximately 99.2% of tenants by square feet and 96.7% by underwritten base rent made their January 2021 rent payments. As of February 6, 2021 there has been an amendment to the loan agreement entered in January 2021 to restructure the reserve amounts held for One Life Fitness, implemented as a direct result of One Life Fitness delaying its occupancy at the property due to COVID-19.

The Market. The Dawson Marketplace Property is located in Dawsonville, Georgia within the Dawson County submarket. According to the appraisal, the Dawson County submarket reported a 5.4% vacancy rate in the third quarter of 2019, 0.5% higher than the overall Atlanta market vacancy rate of 4.9%. However, Dawson County vacancy rates have decreased since reporting a 6.9% vacancy rate in the fourth quarter of 2018. As of the third quarter of 2019, the Dawson County submarket had a total retail inventory of 2,374,126 square feet with 129,209 square feet remaining vacant. Average asking rents in the Dawson County submarket have increased by approximately 7.9% from the fourth quarter of 2018 ($13.37 per square foot) to the third quarter of 2019 ($14.42 per square foot).

Historical and Current Occupancy(1)
2018	2019	Current(2)
85.1%	95.0%	97.3%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of December 31, 2020.

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Dawson Marketplace

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
One Life Fitness(3)	NR / NR / NR	35,000	9.9%	$18.00	13.3%	12/31/2037
Restoration Hardware Outlet	NR / NR / NR	30,000	8.5	$16.00	10.1	1/31/2028
Burlington	NR / NR / BB	40,232	11.4	$11.50	9.7	2/29/2028
Hobby Lobby	NR / NR / NR	55,000	15.6	$8.25	9.5	2/29/2032
Marshalls	A2 / NR / A	23,500	6.7	$9.50	4.7	3/31/2027
Ross Dress for Less	A2 / NR / BBB+	22,000	6.2	$9.50	4.4	1/31/2028
Petco	NR / NR / NR	12,500	3.5	$17.50	4.6	1/31/2028
Beall’s	NR / NR / NR	22,000	6.2	$8.50	3.9	1/31/2028
Ulta	NR / NR / NR	10,003	2.8	$18.25	3.8	6/30/2027
HomeGoods	A2 / NR / A	20,000	5.7	$8.00	3.4	4/30/2028
Subtotal / Weighted Average		270,235	76.7%	$11.87	67.5%
Remaining Tenants		72,527	20.6 x	$21.34	32.5%
Total Occupied		342,762	97.3%	$13.87	100.00%
Vacant		9,656	2.7
Total / Weighted Average		352,418	100.0%
(1)	Based on the underwritten rent roll dated December 31, 2020.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	One Life Fitness is anticipated to take occupancy of its space by the first quarter of 2022. We cannot assure you that One Life Fitness will take occupancy as expected or at all.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	9,656	2.7%	NAP	NAP	$9,656	2.7%	NAP	NAP
2021 & MTM	0	0	0.0	$0	0.0%	$9,656	2.7%	$0	0.0%
2022	2	7,764	2.2	153,252	3.2	$17,420	4.9%	$153,252	3.2%
2023	0	0	0.0	0	0.0	$17,420	4.9%	$153,252	3.2%
2024	1	1,642	0.5	42,282	0.9	$19,062	5.4%	$195,534	4.1%
2025	1	10,918	3.1	136,475	2.9	$29,980	8.5%	$332,009	7.0%
2026	0	0	0.0	0	0.0	$29,980	8.5%	$332,009	7.0%
2027	8	59,049	16.8	1,008,200	21.2	$89,029	25.3%	$1,340,209	28.2%
2028	9	156,614	44.4	2,030,020	42.7	$245,643	69.7%	$3,370,229	70.9%
2029	3	15,335	4.4	260,196	5.5	$260,978	74.1%	$3,630,424	76.4%
2030	0	0	0.0	0	0.0	$260,978	74.1%	$3,630,424	76.4%
2031	0	0	0.0	0	0.0	$260,978	74.1%	$3,630,424	76.4%
2032 & Beyond	3	91,440	25.9	1,124,070	23.6	$352,418	100.0%	$4,754,494	100.0%
Total	27	352,418	100.0%	$ 4,754,494	100.0%
(1)	Based on the underwritten rent roll dated December 31, 2020.

(2)	Certain tenants may hold termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

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Dawson Marketplace

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$3,767,865	$4,282,011	$4,009,407	$4,754,494	$13.49	81.8%
Vacant Income	0	0	0	321,407	0.91	5.5
Gross Potential Rent	$3,767,865	$4,282,011	$4,009,407	$5,075,901	$14.40	87.3%
Total Reimbursements	531,698	631,761	629,160	734,892	2.09	12.6
Other Income	13,497	9,226	2,918	3,708	0.01	0.1
Net Rental Income	$4,313,060	$4,922,998	$4,641,486	$5,814,501	$16.50	100.0%
(Vacancy / Credit Loss)	0	0	($53,753)	($321,407)	($0.91)	(5.9)
Effective Gross Income	$4,313,060	$4,922,998	$4,587,733	$5,493,094	$15.59	100.0%
Total Expenses	$839,535	$957,637	$916,721	$1,083,965	$3.08	19.7%
Net Operating Income	$3,473,525	$3,965,361	$3,671,012	$4,409,129	$12.51	80.3%
Total TI/LC, CapEx	0	0	0	347,632	0.99	6.3
Net Cash Flow	$3,473,525	$3,965,361	$3,671,012	$4,061,498	$11.52	73.9%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Base Rent is inclusive of contractual rent steps through March 31, 2022.

Property Management. The Dawson Marketplace Property is managed by Rainer Realty Management, LLC, an affiliate of the borrower.

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8670 Wilshire

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$42,500,000	Title:	Fee
Cut-off Date Principal Balance:	$42,500,000	Property Type - Subtype:	Office – Medical
% of Pool by IPB:	3.7%	Net Rentable Area (SF):	50,520
Loan Purpose:	Refinance	Location:	Beverly Hills, CA
Borrower:	Specialty Healthcare Properties Subsidiary, LLC	Year Built / Renovated:	1986 / 2002
Loan Sponsors:	Andrew Brooks, Randhir Tuli	Occupancy:	100.0%
Interest Rate:	3.78400%	Occupancy Date:	2/21/2021
Note Date:	2/19/2021	Number of Tenants:	4
Maturity Date:	3/6/2031	2017 NOI:	$2,644,625
Interest-only Period:	120 months	2018 NOI:	$2,634,001
Original Term:	120 months	2019 NOI:	$2,850,658
Original Amortization:	None	TTM NOI (as of 12/2020)(1):	$2,825,663
Amortization Type:	Interest Only	UW Economic Occupancy(4):	95.0%
Call Protection:	L(24),Def(91),O(5)	UW Revenues:	$4,407,286
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$1,104,428
Additional Debt:	N/A	UW NOI(1)(4):	$3,302,858
Additional Debt Balance:	N/A	UW NCF(4):	$3,242,234
Additional Debt Type:	N/A	Appraised Value / Per SF(4):	$70,400,000 / $1,394
		Appraisal Date:	1/4/2021

Escrows and Reserves				Financial Information(4)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$841
Taxes:	$0	$17,561	N/A	Maturity Date Loan / SF:	$841
Insurance:	$39,366	$4,374	N/A	Cut-off Date LTV:	60.4%
Replacement Reserves:	$0	$842	$200,000	Maturity Date LTV:	60.4%
TI/LC:	$0	Springing	N/A	UW NCF DSCR:	1.99x
Other(2)(3):	$617,517	$0	N/A	UW NOI Debt Yield:	7.8%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Loan Amount	$42,500,000	100.0%		Payoff Existing Debt	$28,333,019	66.7%
				Return of Equity	12,772,942	30.1%
				Closing Costs	737,156	1.7%
				Upfront Reserves	656,883	1.5%
Total Sources	$42,500,000	100.0%		Total Uses	$42,500,000	100.0%

(1)	The increase in from TTM NOI to UW NOI is attributed to (i) $202,047 of rent steps through January 2022 and straight line rent for investment grade tenants and (ii) the second largest tenant, Specialty Surgical Center of Beverly Hills, L.P., executing a 10-year lease renewal in April 2020 which included two months of free rent in August and September 2020 and increased its rental rate 20.7% from a weighted average $71.78 PSF to $86.64 PSF.

(2)	The Other Reserve represents approximately (i) $373,771 deposited into a rent reserve, which is the equivalent to one year of base rent for two tenants (Screening Services Group, LLC and Alexander Café LLC) and (ii) $243,746 deposited into a rent abatement reserve related to Specialty Surgical Center’s free rent according to its lease.

(3)	The 8670 Wilshire Loan (as defined below) is structured with a lease sweep for Cedars-Sinai Medical Center Tenant that will trigger upon, among other things set forth in the 8670 Wilshire Loan documents, the date that is 12 months prior to Cedars-Sinai Medical Center Tenant’s lease expiration.

(4)	While the 8670 Wilshire Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 8670 Wilshire Loan more severely than assumed in the underwriting of the 8670 Wilshire Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Annex A-3	Benchmark 2021-B24

8670 Wilshire

The Loan. The 8670 Wilshire mortgage loan is a $42.5 million loan (the “8670 Wilshire Loan”) secured by the borrower’s fee interest in a 50,520 square foot mixed use building comprised of medical office and office space in Beverly Hills, California (the “8670 Wilshire Property”). The 8670 Wilshire Loan has a ten-year term and will be interest-only for its entire term. The 8670 Wilshire Loan was originated by DBR Investments Co. Limited. on February 19, 2021.

The Borrower. The borrower is Specialty Healthcare Properties Subsidiary, LLC, a Delaware limited liability company, structured to be a single purpose entity, with the borrower having one independent director in its organizational structure.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors, on a joint and several basis, are Andrew Brooks and Randhir Tuli.

Andrew Brooks, M.D. (“Dr. Brooks”) is the Co-founder, and Chief Medical Officer of TigerConnect, a Santa Monica, California based secure messaging platform for business information in the healthcare industry, providing fully encrypted, end-to-end security. Prior to founding TigerConnect, Dr. Brooks founded Cardo Medical, Inc. in May 2007 which was acquired by Arthrex in 2011. Dr. Brooks has been in the private practice of orthopedic surgery since 1994, specializing in sports medicine, arthroscopy, and joint reconstruction. Before founding Cardo Medical, he founded Specialty Surgical Center and sold it to Symbion (NASDAQ: SMBI) in 2005. Dr. Brooks is board-certified by the American Board of Orthopedic Surgery and is a Fellow of the American Academy of Orthopedic Surgeons. Dr. Brooks’ real estate experience primarily includes the owning and developing of medical office buildings in Southern California, with a real estate portfolio of four medical office properties totaling approximately 106,000 square feet.

Randhir Tuli is the Chairman and Chief Executive Officer of MD Synergy Solutions, a Calabasas, California based technology company providing integrated solutions to medical offices by leveraging its cloud based technologies. Mr. Tuli is also Founder and Chief Executive Officer of Althea Care, a technology company offering cloud based electronic health record technology on the IOS platform to medical offices.

The Property. The 8670 Wilshire Property is a three-story, 50,520 square foot, Class B mixed use building comprised of medical office and office space located in Beverly Hills, California. Situated on a 0.56-acre site, the 8670 Wilshire Property was originally constructed in 1986 as a traditional office building and was acquired vacant by the loan sponsors in 2002. Subsequent to their acquisition, the loan sponsors completed an approximately $2.0 million renovation, converting the 8670 Wilshire Property to medical office use. As a result of the 2002 renovation, the 8670 Wilshire Property can accommodate light surgical procedures, an imaging center and patient screening rooms similar to a hospital. In addition, the 8670 Wilshire Property features a ground floor café, two screening rooms located on the first floor, and a three-level subterranean parking garage (200 spaces). Since the initial renovation, the loan sponsor has reportedly invested an additional approximately $3.2 million in tenant improvement and leasing commissions and capital improvement projects.

The 8670 Wilshire Property is located within an immediate area that includes two medical centers within two miles of the 8670 Wilshire Property: the Cedars-Sinai Medical Center (0.8 miles) and Olympia Medical Center (1.4 miles). Cedars-Sinai Medical Center is an 886-bed hospital that was founded in 1902, which focuses on biomedical research and technological advancement. Olympia Medical Center, which came under the ownership of Alexto Healthcare in 2014, has 204 beds and provides 24-hour emergency care, comprehensive inpatient and outpatient services and diagnostic imaging. Additional major hospitals within approximately five miles include Southern California Hospital at Culver City (3.5 miles), Ronald Reagan UCLA Medical Center (4.1 miles), and Southern California Hospital in Hollywood (5.1 miles). Ronald Regan UCLA Medical Center, a 520-bed hospital, is situated within the campus of University of California, Los Angeles. Furthermore, in February 2011, the city of Beverly Hills imposed a permanent moratorium on new medical office development and a cap on any further expansion of medical office space.

As of February 21, 2021, the 8670 Wilshire Property is 100.0% leased to four tenants. Since 2003, the 8670 Wilshire Property has averaged a 95.4% occupancy, with an average occupancy over the last five years of 98.6%.

The largest tenant, “Cedars-Sinai Medical Center Tenant” (28,831 square feet; 57.1% of net rentable area; 54.5% of underwritten base rent; rated Aa3/AA- by Moody’s/Fitch) is affiliated with the Cedars-Sinai Medical Center, which was founded in 1902 in Los Angeles, California and is an 886-bed non-profit academic medical center. The medical center is part of the Cedars-Sinai Health System, which, as of fiscal year 2019, operated over 250 locations across Los Angeles County and employed approximately 14,121 full-time workers. The organization’s research focuses on biomedicine and medical technology, with 2,145 active research projects in 2019. The organization additionally features the Graduate School of Biomedical Sciences at Cedars-Sinai, which offers a PhD program and master’s degree programs. In fiscal year 2019 (ended on June 30, 2019), Cedars-Sinai reported revenues from patient care and other sources of approximately $4.3 billion. Cedars-Sinai Medical Center is ranked nationally and has been named to the “Honor Roll” in U.S. News & World Report’s “Best Hospitals 2020-21”.

Cedars-Sinai Medical Center Tenant signed its lease in June 2016 and in addition to a tenant improvement allowance, invested additional funds to compete the build out of its space and opened the temporary home of the Breast Cancer Center. In March 2020, the Breast Cancer Center was moved to its permanent location and the tenant has been converting the space into the full-time home of the California Heart Center. As of March 12, 2021, the property manager confirmed that the Cedars-Sinai Medical Center Tenant is open and operating. Cedars-Sinai Medical Center Tenant has no termination options on any of its suites. Cedars-Sinai Medical Center Tenant has no termination options on any of its suites. Cedars-Sinai Medical Center Tenant has two, five-year renewal options on its 2nd and 3rd floor suites, totaling 23,329 square feet, at fair market rent and one, five-year renewal option on its 1st floor space totaling 5,502 square feet, at fair market rent.

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8670 Wilshire

The 8670 Wilshire loan is structured with a lease sweep for Cedars-Sinai Medical Center Tenant that will trigger upon, among other things set forth in the loan documents, the date that is 12 months prior to Cedars-Sinai Medical Center’s lease expiration.

The second largest tenant, Specialty Surgical Center of Beverly Hills, L.P. (“Specialty Surgical Center”) (16,879 square feet; 33.4% of net rentable area; 36.2% of underwritten base rent) is an outpatient surgical center with two locations along Wilshire Boulevard in Beverly Hills. Specialty Surgical Center is a subsidiary of Symbion, Inc., which itself is a subsidiary of Surgery Partners, Inc. Founded in 2004 and headquartered in Brentwood, Tennessee Surgery Partners, Inc. currently operates over 180 surgical facilities in 32 states. In 2019, Surgery Partners reported revenues of approximately $1.8 billion. Specialty Surgical Center provides outpatient surgical services in the following areas: cataract surgery, hand surgery, plastic and reconstructive surgery, podiatry, pain management and orthopedics, among others. At the 8670 Wilshire Property, Specialty Surgical Center has four operating and two minor procedure rooms.

Specialty Surgical Center has been a tenant at the 8670 Wilshire Property for nearly twenty years and is one of the original tenants the loan sponsor signed following the 8670 Wilshire Property’s repositioning in 2002. Specialty Surgical Center has no termination options and two, five-year renewal options at fair market rent.

The third largest tenant, Screening Services Group, LLC (3,910 square feet; 7.7% of net rentable area; 7.3% of underwritten base rent) is an independent motion picture screening room operator with five locations across Beverly Hills and West Los Angeles. Screening Services Group, LLC works with motion picture studios, PR companies and production companies to present its films for critics, award voters and acquisitions by operating up-scale private screening rooms. The space at the 8670 Wilshire Property features two screening rooms, the Wilshire Screening Room and the QC Room. The Wilshire Screening Room is a 49-56 seat theater that includes an art gallery for receptions, low gain white screen, 4K Christie, Dolby Atmos, and other video formats currently in use. The QC Room includes 20 movable executive office chairs, an art gallery available for receptions, low gain white screen, 3K Barco, Dolby 5.1 & 7.1, and Barco Alchemy formats.

Screening Services Group, LLC has been a tenant at the 8670 Wilshire Property since 2003. As a result of the COVID-19 pandemic county and state wide restrictions on non-essential businesses, the tenant has been operating on a limited capacity basis. In July, the tenant requested and was granted rent relief by the borrower. The borrower and tenant entered into an informal agreement, whereby the tenant received 50.0% rent forbearance for one-year which commenced in July 2020. At this time, the tenant is required to repay the value of the rent deferment over a seven-month period beginning on August 1, 2021. Screening Services Group, LLC has no termination options and no renewal options. As an indoor entertainment venue, the tenant may continue to be affected by government imposed shutdowns and customer reluctance to return for a longer period than other types of businesses.  See “Risk Factors—Special Risks—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans” in the Prospectus.

COVID-19 Update. As of February 17, 2021, the 8670 Wilshire Property is open and all tenants are open and operating subject to applicable county and statewide COVID-19 restrictions. As of January 2021, approximately 95.7% of underwritten base rents were collected. Screening Services Group, LLC, representing 7.3% of the underwritten base rent, was granted a 50% rent forbearance for one year which commenced in July 2020 (as described above). Alexander Café, LLC, representing 1.9% of the underwritten base rent, was granted a partial rent forbearance in December 2020 and January 2021. At loan closing, approximately $373,771 was deposited into a rent reserve, which is the equivalent to one year of base rent for Screening Services Group and Alexander Café LLC. As of February 17, 2021, the 8670 Wilshire Loan was not subject to any modification or forbearance requests. The first payment date is scheduled for April 6, 2021. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Performance of the Mortgage Loans” in the Prospectus.

The Market. The 8670 Wilshire Property is situated in the northern region of the Pico-Robertson neighborhood of Beverly Hills, California. The area is proximate to transportation linkages with IH-10 to the south, IH-405 to the west, and SR-2 to the north. The Beverly Hills submarket has a strong presence of entertainment and media companies and benefits from the demand of the Beverly Hills address. According to the appraisal, the estimated 2020 population within a 1-, 3- and 5-mile radius was 45,327, 309,805 and 880,704, respectively. The estimated average household income in 2020 within a 1-, 3- and 5-mile radius was $134,616, $131,803 and $110,510, respectively.

According to the appraisal, the 8670 Wilshire Property is located in the Beverly Hills office submarket. The Beverly Hills office submarket contained approximately 11.2 million square feet as of the fourth quarter of 2020, of which 2.2 million square feet was medical office space. An average of 43,803 square feet of net deliveries has been added to the submarket annually over the past decade, of which an average of 2,704 square feet was classified as medical office product. New office development in the Beverly Hills submarket has been more limited historically, with no submarket deliveries occurring between 2014 and 2016 due to the infill nature of the location and high barrier to entry. The Beverly Hills submarket’s medical office space has only witnessed net completions in one year of the past decade, delivering 32,450 square feet in 2017. Through year-end 2020, the submarket has experienced no new additions for both overall and medical office space.

As of the fourth quarter of 2020, the Beverly Hills medical office submarket had a vacancy rate of 14.0%, compared to its 10-year average of 8.1%. Over the same period, the average asking rent was $66.48 per square foot for medical office space, a 6.3% increase year-over-year. The appraisal referenced 10 comparable medical office leases that range in base rent from approximately $36.00 - $90.00 per square foot. The appraiser concluded to a market rent for its medical office space of $93.00 per square foot and $57.00 per square foot for its traditional office space.

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8670 Wilshire

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of February 21, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total Portfolio NRA	Base Rent PSF	% of Total Portfolio Base Rent	Lease Expiration Date
Cedars-Sinai Medical Center	Aa3 / AA- / NR	28,831	57.1%	$76.41	54.5%	Various(3)
Specialty Surgical Center	NR / NR / NR	16,879	33.4%	$86.64	36.2%	7/31/2030
Screening Services Group, LLC	NR / NR / NR	3,910	7.7%	$75.59	7.3%	3/31/2026
Alexander Café LLC	NR / NR / NR	900	1.8%	$86.91	1.9%	9/30/2023
Total Occupied		50,520	100.0%	$79.95	100.0%
Vacant		0	0.0
Total		50,520	100.0%
(1)	Based on the underwritten rent roll dated February 21, 2021.

(2)	Certain ratings are those of the parent or government entity whether or not the parent or government entity guarantees the lease.

(3)	Cedars-Sinai Medical Center Tenant leases 23,329 square feet that expires on November 30, 2026 and 5,502 square feet that expires on January 31, 2023.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2021	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2023	2	6,402	12.7	527,532	13.1%	6,402	12.7%	$527,532	13.1%
2024	0	0	0.0	0	0.0%	6,402	12.7%	$527,532	13.1%
2025	0	0	0.0	0	0.0%	6,402	12.7%	$527,532	13.1%
2026	2	27,239	53.9	2,049,241	50.7%	33,641	66.6%	$2,576,773	63.8%
2027	0	0	0.0	0	0.0%	33,641	66.6%	$2,576,773	63.8%
2028	0	0	0.0	0	0.0%	33,641	66.6%	$2,576,773	63.8%
2029	0	0	0.0	0	0.0%	33,641	66.6%	$2,576,773	63.8%
2030	1	16,879	33.4	1,462,476	36.2%	50,520	100.0%	$4,039,249	100.0%
2031	0	0	0.0	0	0.0%	50,520	100.0%	$4,039,249	100.0%
2032 and Thereafter	0	0	0.0	0	0.0%	50,520	100.0%	$4,039,249	100.0%
Total	5	50,520	100.0	$4,039,249	100.0%
(1)	Based on the underwritten rent roll dated February 21, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

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8670 Wilshire

Operating History and Underwritten Net Cash Flow
	2017	2018	2019	2020	Underwritten	Per Square Foot	%(1)
Base Rent	$3,386,835	$3,460,197	$3,540,266	$3,565,180	$4,039,249	$79.95	87.1%
Rent Steps(2)	0	0	0	0	202,047	4.00	4.4
Vacant Income	0	0	0	0	0	0.00	0.0
Gross Potential Rent	$3,386,835	$3,460,197	$3,540,266	$3,565,180	$4,241,296	$83.95	91.4%
Total Reimbursements	36,716	143,351	138,697	168,210	162,552	3.22	3.5
Total Other Income	106,981	104,751	275,500	191,854	235,400	4.66	5.1
Net Rental Income	$3,530,532	$3,708,299	$3,954,464	$3,925,244	$4,639,248	$91.83	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(231,962)	(4.59)	(5.0)
Effective Gross Income	$3,530,532	$3,708,299	$3,954,464	$3,925,244	$4,407,286	$87.24	95.0%
Total Expenses	$885,907	$1,074,298	$1,103,805	$1,099,581	$1,104,428	$21.86	25.1%
Net Operating Income(3)	$2,644,625	$2,634,001	$2,850,658	$2,825,663	$3,302,858	$65.38	74.9%
TI/LC	0	0	0	0	50,520	1.00	1.1
Capital Expenditures	0	0	0	0	10,104	0.20	0.2
Net Cash Flow	$2,644,625	$2,634,001	$2,850,658	$2,825,663	$3,242,234	$64.18	73.6%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Rent Steps include (i) $147,460 of straight line rent steps for Cedars-Sinai Medical Center and (ii) $54,587 in rents steps through January 2022.

(3)	The increase in Net Operating Income from 2020 to Underwritten is attributed to (i) $202,047 of rent steps through January 2022 and straight line rent for investment grade tenants and (ii) the second largest tenant, Specialty Surgical Center of Beverly Hills, L.P., executing a 10-year lease renewal in April 2020 which included two months of free rent in August and September 2020 and increased its rental rate 20.7% from a weighted average $71.78 PSF to $86.64 PSF.

Property Management. The 8670 Wilshire Property is managed by BT Management, LLC, a California limited liability company.

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Annex A-3	Benchmark 2021-B24

JW Marriott Nashville

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$35,000,000	Title:	Fee / Leasehold
Cut-off Date Principal Balance(1):	$35,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.0%	Net Rentable Area (Rooms):	533
Loan Purpose:	Refinance	Location:	Nashville, TN
Borrower:	8th & Demonbreun Hotel LP	Year Built / Renovated:	2018 / NAP
Loan Sponsor:	Jacquelyn Soffer	Occupancy / ADR / RevPAR:	44.1% / $277.42 / $122.29
Interest Rate:	3.13900%	Occupancy Date:	9/30/2020
Note Date:	3/6/2020	Number of Tenants:	N/A
Maturity Date:	3/6/2030	2017 NOI(6):	N/A
Interest-only Period:	120 months	2018 NOI(6):	N/A
Original Term:	120 months	2019 NOI:	$28,553,670
Original Amortization:	None	TTM NOI (as of 9/2020):	$7,783,401
Amortization Type:	Interest Only	UW Occupancy/ADR/RevPAR(7):	85.8% / $295.53 / $253.69
Call Protection(2):	L(36),Def(77),O(7)	UW Revenues:	$94,449,843
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$66,104,698
Additional Debt(1):	Yes	UW NOI(7):	$28,345,145
Additional Debt Balance(1):	$150,000,000	UW NCF(7):	$24,567,151
Additional Debt Type(1):	Pari Passu	Appraised Value / Per Room(7):	$301,000,000 / $564,728
		Appraisal Date:	11/10/2020

Escrows and Reserves				Financial Information(1)(7)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$347,092
Taxes:	$0	Springing(3)	N/A	Maturity Date Loan / Room:	$347,092
Insurance:	$0	Springing(3)	N/A	Cut-off Date LTV:	61.5%
FF&E Reserves:	$1,875,692	Springing(4)	N/A	Maturity Date LTV:	61.5%
Other(5):	$8,831,707	$0	N/A	UW NCF DSCR:	4.17x
				UW NOI Debt Yield:	15.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$185,000,000	97.4%	Payoff Existing Debt	$184,529,539	97.1%
Principal’s New Cash	5,002,002	2.6%	Closing Costs	3,596,771	1.9%
-%			Reserves	1,875,692	1.0%
Total Sources	$190,002,002	100.0%	Total Uses	$190,002,002	100.0%
(1)	The JW Marriott Nashville Loan (as defined below) is part of a whole loan evidenced by nine pari passu notes with an aggregate outstanding original principal balance as of the Cut-off Date of $185.0 million. Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $185.0 million JW Marriott Nashville Whole Loan (as defined below).

(2)	The lockout period will be at least 36 payments beginning with and including the first payment date of April 6, 2020. The borrower has the option to defease the full $185.0 million JW Marriott Nashville Whole Loan on or after the first payment date following the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 6, 2023. The lockout period of 36 payments is based on the expected Benchmark 2021-B24 transaction closing date occurring in March 2021. The actual lockout period may be longer.

(3)	On each due date during the continuance of a JW Marriott Nashville Trigger Period (as defined below) the borrower is required to fund a property tax and insurance reserve in an amount equal to 1/12 of the amount of property taxes and insurance premiums that the lender reasonably estimates will be payable during the next 12 ensuing months. A “JW Marriott Nashville Trigger Period” means any period (A) from (i) the conclusion of the second of any two consecutive fiscal quarters ending upon or following the conclusion of the second fiscal quarter of 2022, during each of which the debt yield is less than the trigger level as of the end of such fiscal quarter to (ii) the conclusion of the second of any two consecutive fiscal quarters thereafter during each of which the debt yield is equal to or greater than the trigger level as of the end of such fiscal quarter (i.e., the first date that a trigger period could commence under this clause (A) is September 30, 2022); (B) from the date of any debt service withdrawal until the later of (i) the date upon which the FF&E reserve replenishment amount has been deposited into the FF&E reserve account pursuant to the loan documents and (ii) the date upon which debt service withdrawals are no longer permitted pursuant to the loan documents; and/or (C) if the financial reports required under the loan documents are not delivered to the lender as and when required under the loan documents, a JW Marriott Nashville Trigger Period will be deemed to have commenced and be ongoing, unless and until such reports are delivered and they indicate that, in fact, no JW Marriott Nashville Trigger Period is ongoing.

(4)	On each due date beginning in April 2021, the borrower is required to fund a FF&E reserve in an amount equal to (i) from the due date in April 2021 up to and including the due date in July 2023, 3.0% of gross revenues and (ii) from and after the due date in August 2023, 4.0% of gross revenues. The borrower may use amounts in the FF&E reserve to make debt service payments on the JW Marriott Nashville Whole Loan, up to an amount of $1,876,087. The borrower will be required to replenish the replacement reserve for any amounts previously withdrawn to pay debt service.

(5)	Other initial reserve consists of $8,831,707 for debt service obligations.

(6)	The JW Marriott Nashville Property (as defined below) was built in 2018, therefore historical information is unavailable.

(7)	All NOI, NCF and occupancy information were determined prior to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all DSCR and Debt Yield metrics were calculated, and the JW Marriott Nashville Loan was underwritten, based on such prior information. The appraised value was determined after to the emergence of the novel coronavirus pandemic, and the economic disruption resulting from measures to combat the pandemic, and all LTV metrics were calculated based on such information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The JW Marriott Nashville mortgage loan (the “JW Marriott Nashville Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $185.0 million (the “JW Marriott Nashville Whole Loan”), which is secured by the

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JW Marriott Nashville

borrower’s fee and leasehold interests in a full service hotel located in Nashville, Tennessee (the “JW Marriott Nashville Property”). The JW Marriott Nashville Loan, which is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $35.0 million. The remaining notes have been, or are expected to be, contributed to one or more future securitization trusts. The JW Marriott Nashville Whole Loan accrues interest at an interest rate of 3.13900% per annum, was originated on March 6, 2020, had an original principal balance of $185.0 million and has an aggregate outstanding principal balance as of the Cut-off Date of $185.0 million. The proceeds of the JW Marriott Nashville Whole Loan were primarily used to refinance a prior debt secured by the JW Marriott Nashville Property, pay origination costs, and fund upfront reserves. The relationship between the holders of the JW Marriott Nashville Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The JW Marriott Nashville Whole Loan had an initial term of 120 months and has a remaining term of 108 months as of the Cut-off Date. The scheduled maturity date of the JW Marriott Nashville Whole Loan is the due date in March 2030.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$35,000,000	$35,000,000	Benchmark 2021-B23	Yes
Note A-2	35,000,000	35,000,000	Benchmark 2021-B24	No
Note A-3	25,000,000	25,000,000	GSMS 2020-GSA2	No
Note A-4	20,000,000	20,000,000	Benchmark 2020-B21	No
Note A-5	20,000,000	20,000,000	Benchmark 2020-B22	No
Note A-6	10,000,000	10,000,000	GSMS 2020-GSA2	No
Note A-7	25,000,000	25,000,000	GSBI(1)	No
Note A-8	10,000,000	10,000,000	GSBI(1)	No
Note A-9	5,000,000	5,000,000	GSBI(1)	No
Whole Loan	$185,000,000	$185,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Borrower. The borrower is 8th & Demonbreun Hotel LP, a Delaware limited partnership with two independent managers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the JW Marriott Nashville Whole Loan. Jacquelyn Soffer is the non-recourse carveout guarantor under the loan documents.

The Loan Sponsor. The borrower sponsor and non-recourse carveout guarantor under the JW Marriott Nashville Whole Loan is Jacquelyn Soffer.

The Property. The JW Marriott Nashville Property, located in downtown Nashville, is a full-service lodging facility built in 2018. The JW Marriott Nashville Property encompasses approximately 2.72 acres, consisting of the borrower’s fee interest in a 33-story, 533-room hotel (the “Hotel Parcel”) and leasehold interest in a portion of a 300 space parking garage (the “Parking Parcel”). The JW Marriott Nashville Property offers amenities including multiple food/beverage outlets, an outdoor pool and amenities deck, a fitness center, a spa, a business center, a concierge lounge, a retail store, a sundry shop, and approximately 50,000 square feet of meeting space. Guestrooms range from one to two bedrooms. Standard room amenities include a flat-panel television, high-speed internet, and a lounge chair/loveseat. The guest bathrooms are finished with marble tile flooring, granite vanity countertops, and a glass enclosed walk-in shower. Luxury suites are also available with additional amenities. The lobby level includes the Stompin Grounds Restaurant and Market as well as the Cumberland Bar. The Cabana Club is a poolside bar and grill. The JW Marriott Nashville Property carries the JW Marriott flag under a franchise agreement that expires on July 1, 2048.

COVID-19 Update. As of February 19, 2021 the JW Marriott Nashville Property is open. In April 2020, the JW Marriott Nashville Whole Loan was modified to permit the use of FF&E reserve funds to pay debt service, and the loan sponsor provided a six-month guaranty for debt service, taxes and insurance payments that expired in October 2020. In October 2020, the JW Marriott Nashville Whole Loan was further modified to waive the requirement to fund the FF&E reserve until April 2021, waive the cash management debt yield trigger through the second quarter of 2022, and otherwise permanently decrease the debt yield trigger level from 10.0% to 7.5%, in exchange for the borrower funding an 18-month debt service reserve to be applied to monthly payments from October 2020 through March 2022.

The Market. The JW Marriott Nashville Property is located in Nashville, Tennessee, the capital city of the state of Tennessee. According to the appraisal, Nashville is a popular destination for country music fans who travel from all over the world to visit the iconic Country Music Hall of Fame, Printers Alley, Historic Second Avenue, Music Row, as well as numerous country and western bars and music venues in the city. Additionally, football and hockey fans visit Nashville to enjoy NFL and NHL games at Nissan Stadium and the Bridgestone Arena. In addition to the city’s tourism demand, lodging demand from commercial travelers also contributes to the local hotel market. Nashville is a central hub for health care, manufacturing, education, music, publishing, banking, government, and professional services.

The Nashville, Tennessee lodging market is comprised of approximately 48,300 hotel rooms located primarily in Davidson county. As of the third quarter of 2020, hospitality occupancy in Nashville dropped 48.3% since the third quarter of 2019, largely due to the onset of the COVID-19 pandemic. Prior to COVID-19, the hospitality market occupancy was 74.0% as of year end 2019. Further, from 2015-2019, the compound annual growth rates (“CAGR”) for ADR and RevPAR in the Nashville, Tennessee lodging market were 4.4% and 4.3%,

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JW Marriott Nashville

respectively. According to the appraisal, the Nashville, Tennessee lodging market is currently in the “expansion” stage of the recovery cycle, signifying that the overall hotel market may improve in tandem with improvement in the American economy.

Operating History and Underwritten Net Cash Flow
	2019	TTM(1)	Underwritten	Per Room	% of Total Revenue
Occupancy	85.5%	44.1%	85.8%
ADR	$294.74	$277.42	$295.53
RevPAR	$251.86	$122.29	$253.69

Room Revenue	$48,994,085	$23,790,872	$49,350,452	$92,590	52.3%%
Food & Beverage Revenue	38,988,924	19,749,159	39,009,533	73,189	41.3%%
Other Departmental Revenue(2)	5,694,188	4,705,190	6,089,857	11,426	6.4%%
Total Revenue	$93,677,197	$48,245,221	$94,449,843	$177,204	100.0%%

Room Expense	$9,809,498	$5,385,294	$9,923,487	$18,618	10.5%%
Food & Beverage Expense	25,687,127	14,055,996	25,675,660	48,172	27.2%%
Other Departmental Expense	1,766,043	1,171,880	1,758,953	3,300	1.9%%
Departmental Expenses	$37,262,668	$20,613,170	$37,358,100	$70,090	39.6%%
					%
Gross Operating Income	$56,414,529	$27,632,051	$57,091,742	$107,114	60.4%%

Admin & General	$7,718,408	$5,921,646	$7,828,348	$14,687	8.3%%
Maintenance & Repairs	1,803,955	1,407,861	1,845,524	3,463	2.0%%
Utility Costs	1,725,534	1,353,165	1,711,506	3,211	1.8%%
Marketing & Franchise Fee	7,407,655	4,167,655	7,285,705	13,669	7.7%%
Management Fee	2,810,313	1,447,513	2,833,495	5,316	3.0%%
Property Tax	4,537,519	4,178,878	5,282,098	9,910	5.6%%
Insurance	363,063	478,132	478,132	897	0.5%%
Other Expenses	1,494,412	893,799	1,481,788	2,780	1.6%%
Total Expenses	$27,860,859	$19,848,649	$28,746,597	$53,934	30.4%%
Net Operating Income(3)	$28,553,670	$7,783,401	$28,345,145	$53,180	30.0%
FF&E	1,420,973	852,165	3,777,994	7,088	4.0%%
Net Cash Flow	$27,132,697	$6,931,237	$24,567,151	$46,092	26.0%%
(1)	TTM column represents the trailing 12-month period ending September 30, 2020.

(2)	Other Departmental Revenue includes guaranteed no shows, miscellaneous room revenue, and early/late departure fees.

(3)	The increase in Underwritten Net Operating Income is primarily attributable to the JW Marriott Nashville Property’s closure from April 8, 2020 to June 14, 2020. We cannot assure you that the JW Marriott Nashville Property will revert to pre-COVID performance as expected or at all.

Property Management. The JW Marriott Nashville Property is managed by TB All Fees Operating LP.

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Annex A-3	Benchmark 2021-B24

Morgan Stanley Tower

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$34,000,000	Title:	Fee/Leasehold
Cut-off Date Principal Balance:	$34,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	187,694
Loan Purpose:	Refinance	Location:	Saint Petersburg, FL
Borrower:	Second Avenue Tower Limited	Year Built / Renovated:	1985 / 2015
	Partnership	Occupancy:	94.7%
Loan Sponsor:	Lawrence Feldman	Occupancy Date:	12/15/2020
Interest Rate:	3.50000%	Number of Tenants:	40
Note Date:	2/12/2021	2017 NOI:	$2,865,319
Maturity Date:	3/6/2031	2018 NOI:	$3,016,334
Interest-only Period:	36 months	2019 NOI:	$3,196,755
Original Term:	120 months	2020 NOI:	$3,373,053
Original Amortization:	360 months	UW Economic Occupancy(2):	93.0%
Amortization Type:	IO-Balloon	UW Revenues:	$5,714,307
Call Protection:	L(24),Def(90),O(6)	UW Expenses:	$2,078,501
Lockbox / Cash Management:	Hard / Springing	UW NOI(2):	$3,635,806
Additional Debt:	N/A	UW NCF(2):	$3,356,993
Additional Debt Balance:	N/A	Appraised Value / Per SF(2):	$54,100,000 / $288
Additional Debt Type:	N/A	Appraisal Date:	12/16/2020

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$181
Taxes:	$185,636	$37,127	N/A	Maturity Date Loan / SF:	$155
Insurance:	$122,133	$9,395	N/A	Cut-off Date LTV:	62.8%
Replacement Reserves:	$0	$3,128	N/A	Maturity Date LTV:	53.7%
TI/LC:	$643,632	$23,462(1)	$2,000,000	UW NCF DSCR:	1.83x
Other(3):	$489,553	Springing	N/A	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$34,000,000	100.0%	Payoff Existing Debt	$30,810,079	90.6%
			Upfront Reserves	1,440,954	4.2
			Return of Equity	1,398,971	4.1
			Closing Costs	349,996	1.0
Total Sources	$34,000,000	100.0%	Total Uses	$34,000,000	100.0%
(1)	TI/LC Monthly reserve shall decrease to approximately $11,731 beginning on the payment date in April 2023.

(2)	While the Morgan Stanley Tower Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Morgan Stanley Tower Loan more severely than assumed in the underwriting of the Morgan Stanley Tower Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(3)	The Other Initial reserve consists of a $356,368 unfunded obligations reserve and a $133,185 rent concessions reserve. The Other Monthly reserve consists of a springing parking lease reserve and a springing Morgan Stanley rent concession reserve.

The Loan. The Morgan Stanley Tower loan (the “Morgan Stanley Tower Loan”) is secured by a first mortgage lien on the borrower’s fee and leasehold interest in a 187,694 square foot office building located in Saint Petersburg, Florida (the “Morgan Stanley Tower Property”). The Morgan Stanley Tower Loan accrues interest at an interest rate of 3.50000% per annum, had an original term of 120 months, has a remaining term of 120 months as of the Cut-off Date, is interest only for 36 months and had an original amortization of 360 months.

The Borrower. The borrowing entity for the Morgan Stanley Tower Loan is Second Avenue Tower Limited Partnership, a Delaware limited partnership. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Morgan Stanley Tower Loan.

The Loan Sponsor. Lawrence Feldman is the non-recourse carveout guarantor under the Morgan Stanley Tower Loan documents.

The Property. The Morgan Stanley Tower Property consists of a 187,694 square foot, office building which was built in 1985 and renovated in 2015 across approximately 0.92 acres. The Morgan Stanley Tower Property has 192 parking spaces at a ratio of 1.03 spaces per 1,000 square feet. The property is currently 94.7% leased by 40 tenants.

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Annex A-3	Benchmark 2021-B24

Morgan Stanley Tower

The largest tenant based on net rentable area at the Morgan Stanley Tower Property, Morgan Stanley Smith Barney, occupies 21,854 square feet (11.6% of net rentable area) and has a lease expiration date of April 30, 2029. Morgan Stanley Smith Barney has a base rent of $28.46 per square foot. The second largest tenant based on net rentable area, Enstar (US) Inc, occupies 21,044 square feet (11.2% of net rentable area) and has a lease expiration date of March 31, 2026. Enstar (US) Inc has a base rent of $27.44 per square foot. The third largest tenant at the Morgan Stanley Tower Property is DCR Loan Servicing, LLC, which occupies 13,460 square feet and has a lease expiration date of July 31, 2028. DCR Loan Servicing, LLC has a base rent of $27.46 per square foot.

COVID-19 Update. As of February 6, 2021, the Morgan Stanley Tower Property is open and operating. December 2020 and January 2021 rent collections totaled 97.0% and 95.0% of underwritten base rent, respectively. Two tenants at the Morgan Stanley Tower Property, accounting for 4.3% of NRA and 4.7% of underwritten base rent, have received rent relief/deferrals during the pandemic. As of February 6, 2021, there have been no loan modification or forbearance requests on the Morgan Stanley Tower Loan. The first payment date of the Morgan Stanley Tower Loan is the monthly due date in April 2021. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Morgan Stanley Tower Property is located at the corner of 2nd Avenue North and 2nd Street North, which is just west of Tampa Bay, in the Downtown Saint Petersburg submarket. Downtown Saint Petersburg offers a pedestrian-friendly atmosphere with numerous condominium and apartment projects, allowing for residents to live, work, and entertain in the same immediate area. Many of the new and existing mixed-used developments in the area offer ground floor retail space with office and/or residential condominiums filling out the remaining upper stories of the mid- and high-rise buildings. The Morgan Stanley Tower Property has direct access to Interstate 175, Interstate 275, and Interstate 375. In the fourth quarter of 2020, the Downtown Saint Petersburg submarket had a vacancy rate of 5.1%, a decrease from the 5.8% vacancy rate recorded in the fourth quarter of 2019. The Downtown Saint Petersburg submarket includes 4,086,779 square feet of office inventory, with 230,593 square feet of vacant office space. Since the second quarter of 2019, the square footage under construction has remained consistent at a total of 11,395 square feet. According to the appraisal, the average household income in the Downtown Saint Petersburg submarket is $78,438.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Morgan Stanley Smith Barney(2)	A1 / BBB+ / A	21,854	11.6%	$28.46	12.1%	4/30/2029
Enstar (US) Inc	NR / BBB / BBB-	21,044	11.2	27.44	11.3	3/31/2026
DCR Loan Servicing, LLC(3)	NR / NR / NR	13,460	7.2	27.46	7.2	7/31/2028
UBS Financial Services, Inc	NR / NR / NR	13,310	7.1	27.50	7.1	9/30/2023
Manning & Napier Advisors	NR / NR / NR	10,438	5.6	29.39	6.0	12/31/2022
RE/Max Metro	NR / BB / NR	9,218	4.9	26.51	4.8	5/31/2022
Paradise Advertising & Market	NR / NR / NR	7,014	3.7	28.26	3.9	12/31/2021
Adams and Reese LLP	NR / NR / NR	6,841	3.6	32.00	4.3	3/31/2024
Homeowners Financial Group	NR / NR / NR	6,066	3.2	30.06	3.6	5/31/2024
McClanathan, Burg & Assoc	NR / NR / NR	5,910	3.1	28.71	3.3	6/30/2022
Subtotal / Weighted Average		115,155	61.4%	$28.27	63.5%
Remaining Tenants		62,516	33.3	29.91	36.5%
Vacant		10,023	5.3
Total / Weighted Average		187,694	100.0%	$28.85	100.0%
(1)	Based on the underwritten rent roll as of December 15, 2020.

(2)	Morgan Stanley Smith Barney has the option to terminate its lease on April 31, 2022 upon 12 months’ notice and payment of a termination fee of approximately $1,087,310 or on April 31, 2025 upon 12 months’ notice and payment of a termination fee of approximately $786,024.

(3)	DCR Loan Servicing, LLC has the right to terminate its lease on July 31, 2025 on 9 months’ notice and payment of a termination fee of approximately $375,000.

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Annex A-3	Benchmark 2021-B24

Morgan Stanley Tower

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	10,023	5.3%	NAP	NAP	10,023	5.34%	NAP	NAP
MTM & 2021	6	15,847	8.4	$462,227	9.0%	25,870	13.8%	$462,227	9.0%
2022	6	31,258	16.7	$888,458	17.3	57,128	30.4%	$1,350,685	26.4%
2023	7	26,714	14.2	$770,829	15.0	83,842	44.7%	$2,121,515	41.4%
2024	12	30,812	16.4	$975,753	19.0	114,654	61.1%	$3,097,267	60.4%
2025	3	5,131	2.7	$163,797	3.2	119,785	63.8%	$3,261,065	63.6%
2026	4	23,607	12.6	$655,400	12.8	143,392	76.4%	$3,916,465	76.4%
2027	2	6,878	3.7	$217,157	4.2	150,270	80.1%	$4,133,621	80.7%
2028	1	13,460	7.2	$369,612	7.2	163,730	87.2%	$4,503,233	87.9%
2029	1	21,854	11.6	$621,937	12.1	185,584	98.9%	$5,125,170	100.0%
2030	3	2,110	1.1	$0	0.0	187,694	100.0%	$5,125,170	100.0%
2031 & Thereafter	0	0	0.0	$0	0.0	187,694	100.0%	$5,125,170	100.0%
Total	45	187,694	100.0%	$5,125,170	100.0%
(1)	Based on the underwritten rent roll as of December 15, 2020.

Underwritten Net Cash Flow(1)
	2017	2018	2019	2020	Underwritten	Per Square Foot	%(2)
Rents in Place	$4,243,065	$4,353,013	$4,483,825	$4,710,154	$4,906,331	$26.14	88.3%
Rent Steps(3)	0	0	0	0	218,839	1.17	3.9%
Potential Income from Vacant Space	0	0	0	0	306,490	1.63	5.5%
Gross Potential Rent	$4,243,065	$4,353,013	$4,483,825	$4,710,154	$5,431,660	$28.94	97.7%
Total Reimbursements	126,724	219,357	252,970	329,677	126,755	0.68	2.3%
Net Rental Income	$4,369,789	$4,572,370	$4,736,795	$5,039,831	$5,558,415	$29.61	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(391,440)	(2.09)	(7.0%)
Other Income	443,008	489,697	531,158	525,327	547,331	2.92	9.8%
Effective Gross Income	$4,812,797	$5,062,067	$5,267,953	$5,565,158	$5,714,307	$30.44	102.8%

Real Estate Taxes	351,078	375,613	407,152	425,163	424,311	2.26	7.4%
Insurance	119,184	133,468	150,802	163,201	107,369	0.57	1.9%
Management Fee	146,209	151,772	156,750	167,488	171,429	0.91	3.0%
Other Operating Expenses	1,331,007	1,384,880	1,356,494	1,436,252	1,375,391	7.33	24.1%
Total Expenses	$1,947,477	$2,045,733	$2,071,198	$2,192,104	$2,078,501	11.07	36.4%

Net Operating Income	$2,865,319	$3,016,334	$3,196,755	$3,373,053	$3,635,806	$19.37	63.6%

TI/LC	0	0	0	0	241,274	1.29	4.2%
Capital Expenditures	0	0	0	0	37,539	0.20	0.7%
Net Cash Flow	$2,865,319	$3,016,334	$3,196,755	$3,373,053	$3,356,993	$17.89	58.7%
(1)	Based on the underwritten rent roll dated December 15, 2020.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(3)	Rent Steps totaling $218,839 represent step increases occurring through February 1, 2022 for 26 tenants, plus the average rents over the lease term for Morgan Stanley and UBS using the approach for investment grade tenants.

Property Management. The Morgan Stanley Tower Property is self-managed by borrower-affiliate, Feldman Equities Management, LLC.

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Annex A-3	Benchmark 2021-B24

The Village at Meridian

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,995,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,995,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	2.7%	Net Rentable Area (SF):	841,927
Loan Purpose:	Recapitalization	Location:	Meridian, ID
Borrower:	Meridian CenterCal Owner, LLC	Year Built / Renovated:	2012 / N/A
Loan Sponsor:	None	Occupancy:	79.3%
Interest Rate:	3.49900%	Occupancy Date:	10/1/2020
Note Date:	1/14/2021	Number of Tenants:	98
Maturity Date:	2/5/2031	2017 NOI:	$10,854,883
Interest-only Period:	120 months	2018 NOI:	$10,841,859
Original Term:	120 months	2019 NOI:	$12,605,023
Original Amortization:	None	TTM NOI (as of 10/2020):	$13,816,322
Amortization Type:	Interest Only	UW Economic Occupancy(3):	81.4%
Call Protection:	L(24),Grtr1%orYM(1),DeforGrtr1%	UW Revenues:	$20,128,093
	orYM(91),O(4)	UW Expenses:	$7,548,855
Lockbox / Cash Management:	Hard / Springing	UW NOI(3):	$12,579,238
Additional Debt(1):	Yes	UW NCF(3):	$12,031,985
Additional Debt Balance(1):	$35,000,000	Appraised Value / Per SF(3):	$197,000,000 / $234
Additional Debt Type(1):	Pari Passu	Appraisal Date:	10/6/2020

Escrows and Reserves				Financial Information(1)(3)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$78
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$78
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	33.5%
Replacement Reserves:	$0	Springing	$126,288	Maturity Date LTV:	33.5%
TI/LC:	$0	Springing	$1,683,864	UW NCF DSCR:	5.14x
Other(2):	$3,742,823	$0	N/A	UW NOI Debt Yield:	19.1%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$65,995,000		100.0%	Return of Equity	$61,735,072	93.5%
				Upfront Reserves	3,742,823	5.7%
				Closing Costs	517,105	0.8%
Total Sources	$65,995,000		100.0%	Total Uses	$65,995,000	100.0%

(1)	The Village at Meridian Loan (as defined below) is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance as of the Cut-off Date of $65,995,000. Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $65,995,000 Village at Meridian Whole Loan (as defined below).
(2)	The Initial Other Reserve consists of a $3,742,823 gap rent reserve. Gap rent reserves represent the aggregate amount of base rent for the succeeding 12-months for tenants who have not paid in-full base rent due pursuant to each such tenant’s underlying lease as of the origination date. Such amounts will not be released to the borrower until, among other conditions, (i) collections exceed 95% of the full rent payable from all tenants in place as of the origination date for a period of 12 consecutive months and (ii) The Village at Meridian property is at least 80% occupied based on total square footage, provided no event of default or The Village at Meridian Cash Sweep Event then exists as defined in The Village at Meridian Whole Loan documents.
(3)	While The Village at Meridian Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact The Village at Meridian Whole Loan more severely than assumed in the underwriting of The Village at Meridian Whole Loan and could adversely affect the NOI, NCF and occupancy information, as well as the appraised value and the DSCR, LTV and Debt Yield metrics presented above. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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Annex A-3	Benchmark 2021-B24

The Village at Meridian

The Loan. The Village at Meridian mortgage loan (the “The Village at Meridian Loan”) is secured by a first mortgage lien on the borrower’s fee interest in an 841,927 square foot retail center located in Meridian, Idaho. The Village at Meridian Loan is part of a whole loan evidenced by two pari passu promissory notes, each as described below, with an aggregate original principal balance as of the Cut-off Date of $65,995,000 (the “The Village at Meridian Whole Loan”). The relationship between the holders of The Village at Meridian Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Village at Meridian Loan is serviced pursuant to the pooling and servicing agreement for the Benchmark 2021-B23 transaction. The Village at Meridian Whole Loan has a 10-year term and is interest only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$35,000,000	$35,000,000	Benchmark 2021-B23	Yes
Note A-2	$30,995,000	$30,995,000	Benchmark 2021-B24	No
Whole Loan	$65,995,000	$65,995,000

The Borrower. The borrower is Meridian CenterCal Owner, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Village at Meridian Loan.

The Loan Sponsor. The borrower is indirectly owned or controlled by a joint venture between the California State Teachers Retirement System (“CalSTRS”) and CenterCal, LLC (“CenterCal”). CalSTRS is the largest educator-only pension fund in the world, the second largest pension fund in the United States and as of January 31, 2021, had a market value of approximately $282.5 billion. CenterCal, founded in 2004 by Fred Bruning and Jean Paul Wardy, is a full-service commercial real estate company in the business of investing, developing, leasing and managing its projects. CenterCal has over 120 employees in 12 offices across the Western United States.

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the related Mortgage Loan documents, including the environmental indemnity. At loan origination, the loan sponsors provided a secured lender environmental policy. See “Environmental Matters” below for additional information related to the environmental insurance.

The Property. The Village at Meridian property is an 841,927 square foot retail center located at 1600-2300 North Eagle Road in Meridian, Idaho. The Village at Meridian property is situated on 59.1 acres in Idaho’s Treasure Valley, at the intersection of Legacy Parkway and Interstate 84. The Village at Meridian property consists of 19, one to three story buildings. Other amenities on The Village at Meridian property include lighted fountains, a synthetic turf play area (which becomes an outdoor skating rink in winter), outdoor seating and a playground. The Village at Meridian property is accessible via Valley Regional Transit’s regional bus system as well as Boise Airport and downtown Boise. The loan sponsor initially acquired The Village at Meridian site in 2008 and developed The Village at Meridian property in 2012 for a total estimated cost of approximately $174.1 million ($206.78 per square foot). The loan sponsor has since invested approximately $73.2 million in leasing costs and $94,111 in capital improvements, resulting in a total cost basis of approximately $247.4 million ($293.87 per square foot).

As of October 1, 2020, The Village at Meridian property was approximately 79.3% occupied by a granular rent roll comprising of 98 tenants. The improvements are comprised of a big box portion on the north end and a mixed-use portion on the south end. The big box portion on the north end is anchored by Petco, Nike, Gap Outlet, and Marshall’s and the south end is anchored by Big Al’s, Village Cinema, and H&M. Despite the ongoing market disruption as a result of the COVID-19 pandemic, there has been continued tenant demand, with the loan sponsor having executed 11 new leases since 2020, including Sierra Trading Post (18,591 square feet).

The largest tenant at The Village at Meridian property is Big Al’s (65,913 square feet; 7.8% of net rentable area; 8.0% of underwritten base rent). Big Al’s is a family friendly entertainment destination with a bowling alley, arcade, and sports book-style restaurant. Opened in 2012, Big Al’s also has locations in Oregon, Washington, California and Canada. Big Al’s lease commenced in March 2013 and expires in August 2027. Big Al’s has five, five-year renewal options remaining and no termination options. Big Al’s is open for business and is currently paying 50% of contractual rent.

The second largest tenant at The Village at Meridian property is Village Cinema (55,309 square feet; 6.6% of net rentable area; 7.1% of underwritten base rent). Village Cinema is owned by Cinema West, which owns 15 theaters, 13 of which are in California and two in Idaho. Village Cinema’s lease commenced in October 2013 and expires in October 2033. Village Cinema has four, five-year renewal options and no termination options. Village Cinema is open for business, but has not yet resumed paying rent.

The third largest tenant at The Village at Meridian property is OpSec Online LLC (“OpSec”) (40,805 square feet; 4.8% of net rentable area; 6.6% of underwritten base rent). OpSec is an office tenant that provides products, services, and solutions to corporate and government clients to protect from internet counterfeiting, fraud, piracy, and cybersquatting. They are present in sixteen locations across nine countries with a network that spans over 40+ countries worldwide. OpSec’s lease commenced in May 2016 and expires in February 2025. OpSec has two, three-year renewal options and no termination options.

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Annex A-3	Benchmark 2021-B24

The Village at Meridian

COVID-19 Update. As of February 5, 2021, The Village at Meridian property is open for operations. As a result of COVID-19, the borrower negotiated rent deferrals on a tenant-by-tenant basis and ultimately provided between one to five months of deferred rent spanning April 2020 to December 2020 to 30 tenants totaling 186,026 square feet, amounting to $909,200 of rent deferment. Leases for these tenants were amended such that the deferred rent will be recouped by the borrower via 12 equal installments in 2021. In addition, as a result of COVID-19, the borrower provided partial or full rent abatements to eight tenants spanning May 2020 to December 2020. At origination, a $3,742,823 gap rent reserve was established, representing the aggregate amount of base rent for the succeeding 12-months for tenants who had not paid in-full base rent due pursuant to each such tenant’s underlying lease as of the origination date. Such amounts will not be released to the borrower until, among other conditions, (i) collections exceed 95% of the full rent payable from all tenants in place as of the origination date for a period of 12 consecutive months and (ii) The Village at Meridian property is at least 80% occupied based on total square footage, provided no event of default or cash sweep event then exists. Rent collections for December 2020 and January 2021 were 79.2% and 82.9%, respectively. As of February 5, 2021, The Village at Meridian Whole Loan is not subject to any modification or forbearance requests. The first payment date is scheduled for March 5, 2021. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical Occupancy(1)
2017	2018	2019	Current(2)
85.5%	81.6%	85.0%	79.3%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is based on the October 1, 2020 rent roll.

Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Big Al’s	Retail	NR / NR / NR	65,913	7.8%	$18.70	8.0%	8/31/2027
Village Cinema	Retail	NR / NR / NR	55,309	6.6%	19.69	7.1%	10/31/2033
OpSec Online LLC(4)	Office	NR / NR / NR	40,805	4.8%	24.76	6.6%	2/28/2025
Axiom Fitness	Retail	NR / NR / NR	37,699	4.5%	19.38	4.8%	3/31/2024
Boise Co-Op	Retail	NR / NR / NR	25,036	3.0%	19.80	3.2%	11/30/2035
Marshalls	Retail	A2 / NR / A	25,003	3.0%	10.00	1.6%	9/30/2022
H & M(5)	Retail	NR / NR / NR	23,000	2.7%	0.00	0.0%	12/31/2025
Michaels Store	Retail	B2 / NR / NR	21,958	2.6%	15.08	2.2%	2/28/2025
Sierra Trading Post	Retail	A2 / NR / A	18,591	2.2%	13.25	1.6%	4/31/2031
Regus Corporation	Office	NR / NR / NR	16,006	1.9%	29.99	3.1%	12/31/2025
Total			329,320	39.1%	$17.81	38.3%
Other Occupied Retail			280,023	33.3%	28.48	52.1%
Other Occupied Office			58,587	7.0%	25.17	9.6%
Total Occupied			667,930	79.3%	$22.93	100.0%
Vacant			173,997	20.7%
Total / Wtd. Avg.			841,927	100.0%

(1)	Based on the underwritten rent roll dated October 1, 2020.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF is inclusive of rent steps through January 2022.
(4)	OpSec Online LLC has subleased 13,500 square feet of its total lease area of 40,805 square feet to Engage Technologies Group, Inc. for 52 months. The term of the sublease commenced on November 1, 2020, and expires on February 27, 2025, one day before the expiration date of the prime lease. The base rent under the sublease is $24.00 per square foot.
(5)	H & M pays percentage rent in lieu on a monthly basis.

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Annex A-3	Benchmark 2021-B24

The Village at Meridian

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	173,997	20.7%	NAP	NAP	173,997	20.7%	NAP	NAP
2021 & MTM	8	19,813	2.4%	$390,831	2.6%	193,810	23.0%	$390,831	2.6%
2022	12	53,081	6.3%	1,003,339	6.6%	246,891	29.3%	$1,394,170	9.1%
2023	9	59,421	7.1%	1,817,459	11.9%	306,312	36.4%	$3,211,629	21.0%
2024	23	87,497	10.4%	2,534,895	16.6%	393,809	46.8%	$5,746,524	37.5%
2025	16	152,326	18.1%	3,400,557	22.2%	546,135	64.9%	$9,147,081	59.7%
2026	8	49,070	5.8%	1,094,217	7.1%	595,205	70.7%	$10,241,298	66.9%
2027	5	75,613	9.0%	1,540,270	10.1%	670,818	79.7%	$11,781,568	76.9%
2028	3	15,338	1.8%	121,271	0.8%	686,156	81.5%	$11,902,839	77.7%
2029	6	30,745	3.7%	1,009,909	6.6%	716,901	85.2%	$12,912,748	84.3%
2030	3	9,350	1.1%	249,809	1.6%	726,251	86.3%	$13,162,557	85.9%
2031	2	23,854	2.8%	431,325	2.8%	750,105	89.1%	$13,593,882	88.8%
2032 & Thereafter	3	91,822	10.9%	1,722,186	11.2%	841,927	100.0%	$15,316,068	100.0%
Total	98	841,927	100.0%	$15,316,068	100.0%
(1)	Based on the underwritten rent roll dated October 1, 2020.

(2)	Base Rent Expiring, % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring are inclusive of contractual rent steps through January 2022.

Operating History and Underwritten Net Cash Flow(1)
	2017	2018	2019	TTM(2)	Underwritten	PSF	%
Rents in Place(3)	$14,046,542	$13,917,169	$15,070,977	$16,194,137	$15,316,068	$18.19	63.1%
Vacant Income	0	0	0	0	4,524,908	5.37	18.6%
Gross Potential Rent	$14,046,542	$13,917,169	$15,070,977	$16,194,137	$19,840,976	$23.57	81.7%
Total Reimbursements	4,709,766	4,521,125	5,247,505	4,838,304	4,448,850	5.28	18.3%
Gross Potential Income	$18,756,308	$18,438,293	$20,318,482	$21,032,441	$24,289,826	$28.85	100.0%
(Vacancy/Credit Loss)	(96,546)	0	0	0	(4,524,908)	(5.37)	(18.6)%
Other Income	346,934	531,846	172,714	363,175	363,175	0.43	1.5%
Effective Gross Income	$19,006,696	$18,970,139	$20,491,196	$21,395,616	$20,128,093	$23.91	82.9%
Total Expenses	8,151,813	8,128,280	7,886,173	7,579,294	7,548,855	8.97	37.5%
Net Operating Income	$10,854,883	$10,841,859	$12,605,023	$13,816,322	$12,579,238	$14.94	62.5%
TI/LC	0	0	0	0	420,964	0.50	2.1%
Capital Expenditures	0	0	0	0	126,289	0.15	0.6%
Net Cash Flow	$10,854,883	$10,841,859	$12,605,023	$13,816,322	$12,031,985	$14.29	59.8%
(1)	Based on underwritten rent roll dated October 1, 2020.

(2)	TTM represents the trailing 12-month period ending October 1, 2020.

(3)	Underwritten Rents in Place is inclusive of contractual rent steps through January 2022.

The Market. The property is located in Meridian, Idaho at the intersection of Legacy Parkway and Interstate 84, which is situated in Ada County, eight miles west of the Boise central business district. Primary access to this area is provided by Interstate 84 and Fairview Avenue which runs into downtown Boise. This area benefits from in-migration from larger metropolitan cities on the west coast as well as increasing construction and growth in consumer industries.

According to the appraisal, The Village at Meridian property is located in the Meridian retail submarket within the greater Boise - Idaho retail market. The Boise - Idaho retail market has a total inventory of approximately 40.7 million square feet as of the fourth quarter of 2020. The Boise - Idaho retail market reported an average asking rent of $14.00 per square foot and a 5.3% vacancy rate as of the fourth quarter of 2020. The Meridian retail submarket had a total inventory of approximately 5.3 million square feet and a 3.8% vacancy rate as of the fourth quarter of 2020. According to the appraisal, the average asking rent in the Meridian retail submarket was $16.86 per square foot as of the fourth quarter of 2020.

According to the appraisal, The Village at Meridian Property is positioned to remain competitive in relation to other retail properties in the Meridian retail submarket and the more immediate primary trade area. It is in good proximity to both employment centers and major roadways, and according to the appraisal, the surrounding retail/office developments are experiencing above average levels of demand.

 A-3-127

Annex A-3	Benchmark 2021-B24

The Village at Meridian

Competitive/Comparable Properties(1)
Property Name	Distance (Miles)	Size (SF)	Year Built	Occupancy	Anchor / In-line Tenants	Range of Lease Terms (Yrs.)	Range of Base Rents PSF
Meridian Crossroads Meridian, ID	0.29	527,926	2004	98%	Under Armor Petsmart Hook and Reel Bassett Furniture	5.0 - 10.0	$15.00 - $25.00
BoDo Urban Lifestyle Center Boise, ID	7.11	116,428	2005	91%	VR2 Yoi Tomo	4.0 - 10.0	$21.00 - $26.78
Eagle Island Marketplace - Pad L Meridian, ID	4.37	10,204	2020	100%	Profile Sanford Palm Beach Tan Orange Theory Fitness Boise Fry Company	7.0 - 10.0	$28.00 - $30.00
Treasure Valley Marketplace Nampa, ID	12.17	294,115	2007	71%	Dutch Brothers AAA Idaho Oral Surgery America First Credit Union	5.0 - 10.0	$24.00 - $28.00
Trader Joe’s on Front Boise, ID	7.24	17,061	2014	100%	Chipotle Panda Express Trader Joes	10.0	$39.25 - $43.00
Smart Foodservice Meridian, ID	0.68	20,000	2019	100%	Smart Foodservice	15.0	$15.50
(1)	Source: Appraisal

Summary of Appraisal’s Concluded Market Rents(1)
Category	Market Rent PSF
Anchor	$10.00
Jr. Anchors	$15.00
MidBox	$18.00
Theater	$20.00
Inline> 10,000 SF	$18.00
Inline - 1,000-9,999	$32.00 - $45.00
Inline - Under 1,000	$50.00
Inline - Food Court	$220.00
Pad Sites	$35.00
Restaurant	$40.00
Office	$25.00
Ground Lease	$12.00
(1)	Source: Appraisal

Property Management. The Village at Meridian property is currently managed by CenterCal Properties, LLC, a Delaware limited liability company and an affiliate of the borrower.

 A-3-128

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE LEFT INTENTIONALLY BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue 8th Floor New York, NY 10179 Contact: Kunal Singh Phone Number: (212) 834-5467	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: askmidlandls.com Phone Number: (913) 253-9000	Greystone Servicing Company LLC 5221 North O’Connor Blvd. Suite 800 Irving, TX 75039 Contact: John Roach Phone Number: (972) 686-5400	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rogers Phone Number: (212) 230-9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit +www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Class RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-NR		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy
Directing Holder:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
ARD Interest	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Total Fees		0.00
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Additional Trust Fund Expenses:
Interest Reserve Withdrawal	0.00		Reimbursement for Interest on Advances	0.00
Total Interest Collected		0.00	ASER Amount	0.00
			Special Servicing Fee	0.00
Principal:			Attorney Fees & Expenses	0.00
Scheduled Principal	0.00		Bankruptcy Expense	0.00
Unscheduled Principal	0.00		Taxes Imposed on Trust Fund	0.00
Principal Prepayments	0.00		Non-Recoverable Advances	0.00
Collection of Principal after Maturity Date	0.00		Workout-Delayed Reimbursement Amounts	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Other Expenses	0.00
Excess of Prior Principal Amounts paid	0.00		Total Additional Trust Fund Expenses		0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2021-B24	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	4/16/21
		Record Date:	3/31/21
		Determination Date:	4/12/21

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com, specifically under the “U.S. Risk Retention Special Notices” tab for the Benchmark 2021-B24 Mortgage Trust transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant. Investors should refer to the Certificate Administrator’s website for all such information.

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of March 1, 2021 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Greystone Servicing Company LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer.
Transaction: Benchmark 2021-B24 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2021-B24
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer as of December 31, 20[__]: [_____]
Directing Certificateholder: [_____]

I.       Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after a Control Termination Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER A CONTROL TERMINATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the

Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the

D-1-1

PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced

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Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

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(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of

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$35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the

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amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law

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and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)       Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral

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(i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan

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documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of

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Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)       Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

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(d)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar

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month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)        Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)       No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)        Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)        Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling

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Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)        Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

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In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)       Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)       Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

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(47)       Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgaged Property
15	The Village at Meridian

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ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Hospitality Provisions	Holiday Inn Philadelphia South (Loan No. 36)	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender. However, the franchisor will issue a replacement comfort letter to a REMIC on the franchisor’s then-current form of comfort letter, provided the lender submits to the franchisor the name of the REMIC by no later than 6 months from the date of the franchise agreement and no later than 60 days from the date of the assignment by the lender, and further provided that any entity to which the franchise agreement may be issued pursuant to the related comfort letter is capable of performing its financial and other obligations under the franchise agreement as determined by the franchisor in its sole discretion. The date of the comfort letter, October 12, 2018, which is more than six months prior to the Cut-off Date.
(6) Mortgage Status; Waivers and Modifications	Holiday Inn Philadelphia South (Loan No. 36)	On March 5, 2021, the Mortgage Loan was modified to, among other things, (a) temporarily waive the commencement of a cash sweep period triggered by the debt service coverage ratio being below 1.25x (a “DSCR Trigger”), (b) require the borrower to establish the lockbox account by no later than March 31, 2021, and (c) (i) if a cash sweep period (other than as triggered solely by a DSCR Trigger) occurs, require the borrower to establish a cash management account, and (ii) require the borrower to establish a cash management account by no later than January 1, 2022, if a DSCR Trigger has occurred at that time.
(7) Lien; Valid Assignment	410 Tenth Avenue (Loan No. 1) Pittock Block (Loan No. 5) The Galleria Office Towers (Loan No. 6) 30 Hudson Yards 67 (Loan No. 10)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
The Village at Meridian (Loan No. 15)
(8) Permitted Liens; Title Insurance	30 Hudson Yards 67 (Loan No. 10)	The Mortgage Loan is subject to three payment-in-lieu-of-taxes (“PILOT”) mortgages, which are in the aggregate principal amount of $16,092,500.00 and secure the Mortgagor’s obligation to pay the PILOT payments under the related sublease.
(8) Permitted Liens; Title Insurance	Oakland Commons I&II (Loan No. 18)	An adjacent landowner has a right of first offer if the Mortgaged Property is to be sold and used for a limited service hotel use; however, upon receipt of such offer the Mortgagor, in its sole discretion, may reject the offer. In addition, the right of first offer does not apply, and is terminated, upon a foreclosure or deed-in-lieu of foreclosure.
(9) Junior Liens	410 Tenth Avenue (Loan No. 1)	There is a senior mezzanine loan in the original principal balance of $20,000,000, and a junior mezzanine loan in the original principal balance of $120,000,000, both of which are currently held by a third-party investor. In connection with the mezzanine loans, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(9) Junior Liens	Pittock Block (Loan No. 5)	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 51%, (b) combined minimum debt service coverage ratio of 1.96%, and (c) the lenders entering into an intercreditor agreement.
(9) Junior Liens	Camellia Trace (Loan No. 24)	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 63.4%, (b) combined minimum debt service coverage ratio of 2.59%, and (c) the lenders entering into an intercreditor agreement.
(9) Junior Liens	Bristol Park (Loan No. 32)	The Mortgage Loan documents permit future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) combined maximum LTV of 65.5%, (b) combined minimum debt service coverage ratio of 2.51%, and (c) the lenders entering into an intercreditor agreement.
(10) Assignment of Leases and Rents	410 Tenth Avenue (Loan No. 1)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Pittock Block (Loan No. 5) The Galleria Office Towers (Loan No. 6) 30 Hudson Yards 67 (Loan No. 10) The Village at Meridian (Loan No. 15)
(10) Assignment of Leases and Rents	30 Hudson Yards 67 (Loan No. 10)	The assignment of leases contained in the Mortgage is subject to the assignment of leases and rents contained in the three payment-in-lieu-of-taxes (“PILOT”) mortgages that collectively secure the Mortgagor’s obligation to pay the PILOT payments under the related sublease.
(12) Condition of Property	Holiday Inn Philadelphia South (Loan No. 36)	The property condition assessment prepared in connection with the origination of the Mortgage Loan on September 13, 2018, more than 12 months prior to the Cut-off Date.
(18) Insurance	410 Tenth Avenue (Loan No. 1)	The threshold at which the lender is required under the Mortgage Loan documents to hold and control casualty or condemnation proceeds is $10,000,000.
(18) Insurance	30 Hudson Yards 67 (Loan No. 10)

The Mortgage Loan documents permit the portion of insurance proceeds relating to the condominium common elements to be held by an insurance trustee appointed pursuant to the condominium documents.

The Mortgage Loan documents provide that the Mortgagor may rely upon a portion of the required insurance coverage being obtained by the condominium or by the sole tenant at the Mortgaged Property, subject to certain conditions in the Mortgage Loan documents, including, among other conditions, that such insurance coverage meets the requirements under the Mortgage Loan documents. In addition, the Mortgage Loan documents permit the Mortgagor to rely upon a blanket policy maintained by an affiliate of the Mortgagor.

With respect to requirement that each insurer has a claims-paying or financial strength rating of at least “A-:VIII”, the Mortgage Loan documents provide that, for multi-layered policies, (A) if four or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of

D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

“A-” or better by S&P, with no remaining carrier below “BBB” by S&P, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P with no remaining carrier below “BBB” by S&P).

The condominium documents governing the building in which the Mortgaged Property is located have priority over the Mortgage Loan documents. In the case of a partial condemnation, the affected unit owner is required to restore the unit. In the case of a total condemnation, any award received by a unit owner is payable to such unit owner.

(18) Insurance	The Galleria Office Towers (Loan No. 6)	The related Mortgaged Property is the “office unit” within a mixed-use condominium regime. The related condominium documents require that all insurance proceeds in connection with any casualty affecting any portion of the condominium be held by either (i) the first mortgagee of the “retail unit” or (ii) if there is no holder of a first mortgage on the retail unit, a trustee appointed by the retail unit owner that is one of the 5 largest banks or trust companies with principal offices in Houston, Texas or Chicago, Illinois.
(26) Local Law Compliance	30 Hudson Yards 67 (Loan No. 10)	The Mortgaged Property is subject to a temporary certificate of occupancy. The Related Companies, L.P., the guarantor of the sole tenant at the Mortgaged Property and also the manager of the building that includes the Mortgaged Property, is required to obtain the renewal of the temporary certificate of occupancy for the building and ultimately a permanent certificate of occupancy for the building. In addition, the Mortgagor is required to, within 10 days of a request by the lender, deliver copies of the then-current temporary certificate of occupancy for the building in which the Mortgaged Property is located and, as and when obtained, the permanent certificate occupancy for the building.
(28) Recourse Obligations	410 Tenth Avenue (Loan No. 1)

The full recourse carveout with respect to any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law acquiesced in by the Mortgagor is limited to the Mortgagor’s affirmative acquiescence thereof.

The full recourse carveout with respect to transfers made in violation of the Mortgage Loan documents excludes (a) any space lease entered into in violation

D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

of the Mortgage Loan documents or (b) any involuntary lien created by failure to pay charges for labor or materials or other charges or judgments, both of which only constitute loss recourse carveouts.

The loss recourse carveout with respect to intentional misrepresentation is limited to intentional material misrepresentation.

The loss recourse carveout with respect to misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default is limited to intentional misapplication, misappropriation or conversion thereof.

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The Mortgagor and the related guarantor (individually and collectively, the “Indemnitor”) will have no liability for any losses caused solely by, or arising solely from actions or conditions or events occurring more than two years after the date of defeasance or repayment of the Mortgage Loan in full and performance in full of all other obligations of the Indemnitor under the Mortgage Loan documents (the "Release Date"); provided, however, that the Indemnitor will not be released from any such losses until such time, on or after the Release Date, as the Indemnitor, at its sole cost and expense, delivers to the indemnitee an acceptable Phase I or Phase II environmental report dated within 90 days following the Release Date and in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant reasonably satisfactory to the indemnitee, indicating that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.

(28) Recourse Obligations	Pittock Block (Loan No. 5)

The loss recourse carveout with respect to insurance proceeds, condemnation awards or rents is limited to misappropriation or conversion thereof and does not expressly include misapplication thereof.

The obligations and liabilities of the borrower and the guarantor (individually and collectively, the “Indemnitor”) under the related environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full on or prior to the maturity date of the Mortgage Loan and the

D-2-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee shall have received, at Indemnitor’s expense, an updated environmental report dated within 60 days of the requested release showing, to the reasonable satisfaction of Indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, and (iv) 24 months have passed since date that the Mortgage Loan has been paid in full.

(28) Recourse Obligations	The Galleria Office Towers (Loan No. 6)	The loss recourse carveout for waste to the Mortgaged Property is limited to waste caused by intentional acts or omissions.
(28) Recourse Obligations	30 Hudson Yards 67 (Loan No. 10)

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The indemnification obligations of the Mortgagor and the guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity agreement will terminate two years after the full and indefeasible payment by the Indemnitor of the Mortgage Loan, provided that at the time of such payment, the Indemnitor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the indemnitee and the rating agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to Environmental Law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws.

D-2-6

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	The Village at Meridian (Loan No. 15)

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan, the borrower obtained an environmental insurance policy issued from Ironshore Specialty Insurance Company in the name of the borrower, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a $50,000 per incident self-insured retention and a term expiring on October 5, 2022. The Mortgage Loan documents require that the borrower obtain and maintain a pollution legal liability insurance, which, among other conditions, is required to be maintained for a period continuing through 36 months beyond the maturity date of the Mortgage Loan of December 5, 2030.

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The indemnification obligations of the borrower under the environmental indemnity will terminate on the date that is three years after the full and indefeasible repayment of the Mortgage Loan (other than a repayment effective pursuant to or following any foreclosure or other exercise of remedies by Indemnitee under the Mortgage Loan documents), such date being the “Termination Date,” if the borrower has satisfied the following conditions: (A) no claims, litigation, demands, defenses, judgments, suits or proceedings with respect to any matter covered by the environmental indemnity will have occurred or been threatened in writing (other than a threatened claim which has been dismissed or resolved without liability) against the indemnitor, the Mortgaged Property, the indemnitee prior to the Termination Date; (B) the indemnitee will not have exercised its remedies of foreclosure or power of sale under the Mortgage Loan documents with respect to the Mortgaged Property, nor will a receiver for the Mortgaged Property ever have been appointed; and (C) the borrower will have delivered a clean Phase I to the indemnitee, at the borrower's sole cost and expense, which is dated no earlier than 60 business days prior to the date on which the Mortgage Loan and all obligations thereof have been fully satisfied.

D-2-7

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	Oakland Commons I&II (Loan No. 18)

The loss recourse carveout with respect to intentional misrepresentation is limited to intentional material misrepresentation.

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The environmental liabilities and obligations of the related guarantor under the related Mortgage Loan documents survive for a period of twenty-four (24) months following payment in full of the related Mortgage Loan on or prior to the maturity date, provided that the lender has not foreclosed or taken possession of the related Mortgaged Property, and the related guarantor delivers an acceptable Phase I environmental assessment.

(30) Financial Reporting and Rent Rolls	30 Hudson Yards 67 (Loan No. 10)	The Mortgage Loan documents require audited financials for the Mortgagor and the guarantor only during a cash sweep period under the Mortgage Loan documents.
(31) Acts of Terrorism Exclusion	410 Tenth Avenue (Loan No. 1)

In the event TRIPRA expires or is otherwise no longer in effect for any reason, the Mortgagor will not be required to pay (on a going forward basis after TRIPRA expires or is otherwise no longer in effect for any reason and following expiration of the applicable policies then in place providing such terrorism insurance coverage) any insurance premiums solely with respect to such terrorism coverage for any applicable policy period after the date TRIPRA expires or is otherwise no longer in effect for any reason in excess of the amount equal to two times the amount of the insurance premiums that would then be payable under the policies obtained at such time in respect of property and business interruption/rental loss insurance required under the Mortgage Loan documents (the “Terrorism Premium Cap”); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the Mortgagor will be required to purchase a terrorism insurance policy providing the maximum amount of coverage for acts of terrorism as is available with funds equal to the Terrorism Premium Cap (in such event the lender will have the right to determine the modifications of the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism policy to the Terrorism Premium

D-2-8

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Cap, and the Mortgagor will be required to reasonably cooperate with the lender in connection therewith).
(31) Acts of Terrorism Exclusion	Pittock Block (Loan No. 5)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor similar statute) or a similar or subsequent statute is not in effect, the borrower will be required to carry its required terrorism insurance as set forth in the Mortgage Loan documents, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents on a stand-alone basis (without giving effect to the cost of terrorism components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the borrower will purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	30 Hudson Yards 67 (Loan No. 10)	The Mortgage Loan documents permit the portion of insurance proceeds relating to the condominium common elements to be held by an insurance trustee appointed pursuant to the condominium documents. The Mortgage Loan documents permit (a) $100,000 as the deductible for the condominium terrorism coverage and (b) the condominium terrorism coverage may be written by a non-rated captive insurer, provided that, among other conditions, such terrorism policy issued by a captive insurance company, together with any other terrorism policy then in effect, provides (i) no aggregate limit and (ii) a per occurrence limit of not less than the sum of “full replacement cost” and the rental loss and/or business interruption coverage required under the Mortgage Loan documents.
(38) ARD Loan	410 Tenth Avenue (Loan No. 1)	The maturity date of the Mortgage Loan is March 1, 2032, which is less than 60 months from the Mortgage Loan’s Anticipated Repayment Date of January 1, 2028.
(40) No Material Default; Payment Record	All JPMCB Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such borrower may be in

D-2-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(45) Appraisal	Holiday Inn Philadelphia South (Loan No. 36)	The appraisal date of the appraisal report delivered in connection with the Mortgage Loan is September 1, 2018, more than 12 months prior to the Closing Date.
(47) Cross-Collateralization	410 Tenth Avenue (Loan No. 1) Pittock Block (Loan No. 5) The Galleria Office Towers (Loan No. 6) 30 Hudson Yards 67 (Loan No. 10) The Village at Meridian (Loan No. 15)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

D-2-10

ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set

E-1-1

forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and

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binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

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(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

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“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

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The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain, or cause to be maintained, all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

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(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GACC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GACC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) GACC identifies such GACC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law

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compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and

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(ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the

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property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

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(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

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(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents)

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the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC

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Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan

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and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

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SCHEDULE E-1 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
20	Woodbury Crossing Phase II

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SCHEDULE E-2 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	MGM Grand & Mandalay Bay

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SCHEDULE E-3 TO ANNEX E-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR GERMAN AMERICAN CAPITAL CORPORATION

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(6) Lien; Valid Assignment	8670 Wilshire (Loan No. 12)	The largest tenant at the Mortgaged Property, Cedars-Sinai Medical Center, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first offer has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.
(7) Permitted Liens; Title Insurance	8670 Wilshire (Loan No. 12)	See exception to representation and warranty No. 6, above.
(11) Condition of Property	MGM Grand & Mandalay Bay (Loan No. 2)	The property condition reports for each of the related Mortgaged Properties are dated February 11, 2020, which is more than 12 months prior to the Cut-off Date.
(17) Insurance	MGM Grand & Mandalay Bay (Loan No. 2)

The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the applicable Mortgaged Property; provided that if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and each rating agency rating securities that represent an interest in the related Whole Loan guaranteeing any failure by the related Borrower to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the related Borrower may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

The Whole Loan documents permit the Borrower to rely on insurance maintained by MGM Lessee II, LLC (the “MGM Tenant”) so long as the master lease (the “MGM Lease”) between the Borrower and the MGM Tenant is in effect and there is no default continuing under the lease (beyond any applicable cure period). Such insurance maintained by the MGM Tenant (the “MGM

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Policies”) is required to conform to the requirements of the Whole Loan documents (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the requirements of the Whole Loan documents with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $5,000,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses, if any, which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the Borrower and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property (or any portion thereof); provided that if the total amount of proceeds payable net of applicable deductibles is $50,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds will be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

Terrorism insurance may be written by a non-rated captive insurer.

(17) Insurance	Dollar General Portfolio (Loan No. 25)	The Mortgage Loan documents permit the borrower to rely on insurance provided by Dollar General, the sole tenant at each of the related Mortgaged Properties, provided that, among other conditions, (i) no default has occurred and is continuing beyond any applicable notice and cure period under the applicable Dollar General lease, (ii) Dollar General maintains a credit rating from S&P of at least “BBB-“, and (iii) Dollar General maintains the insurance required to be maintained by it under the applicable Dollar General lease and under the Mortgage Loan documents; provided, however, that the borrower will remain responsible for any extended period of indemnity required under the Mortgage Loan documents.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Licenses and Permits	MGM Grand & Mandalay Bay (Loan No. 2)	The Borrower did not covenant in the Whole Loan documents (so long as the applicable Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable government authorizations necessary for its operation of the Mortgaged Property in full force and effect.
(27) Recourse Obligations	MGM Grand & Mandalay Bay (Loan No. 2)

BREIT Operating Partnership L.P. (“BREIT Guarantor”) and MGM Growth Properties Operating Partnership LP (“MGP Guarantor” and together with BREIT Guarantor, collectively, “Guarantor”) are severally (but not jointly) liable for recourse events in accordance with their respective percentage interests in the Borrower.

The Guarantor’s liability with respect to bankruptcy-related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the Whole Loan as of the date of the event.

Only the related Borrower, and not the Guarantor, is liable for breaches of environmental covenants, and the related Borrower is the only party liable under the environmental indemnity; provided, however, that if the related Borrower fails to maintain an environmental insurance policy as required under the Whole Loan documents and the Mortgaged Property is not subject to the MGM Lease, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the Whole Loan documents and (y) for any amounts recovered under the environmental policy.

Recourse for waste is limited to willful misconduct by the related Borrower, Guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.

(27) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(28) Mortgage Releases	MGM Grand & Mandalay Bay (Loan No. 2)	Upon satisfying certain conditions, the Borrower may release a Mortgaged Property by prepaying or defeasing an amount equal to the lesser of (1) the outstanding principal amount of the Whole Loan,

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

together with all interest accrued and unpaid thereon and (2) (i) 105% of the allocated loan amount for the released Mortgaged Property until such time that the outstanding principal balance of the Whole Loan has been reduced to $2,250,000,000 and (ii) thereafter, 110% of the allocated loan amount of the released Mortgaged Property.

(30) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation No. 17 are also exceptions to this Representation No. 30.
(30) Acts of Terrorism Exclusion	MGM Grand & Mandalay Bay (Loan No. 2)

So long as the Mortgaged Property is subject to the MGM Lease, the Borrower is permitted to rely on terrorism insurance provided by the MGM Tenant.

Terrorism insurance may be written by a non-rated captive insurer.

If (A) TRIPRA is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the related Borrower (or the MGM Tenant) will be required to maintain terrorism insurance as required by the Whole Loan documents; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower (or the MGM Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Due on Sale or Encumbrance	MGM Grand & Mandalay Bay (Loan No. 2)

The Whole Loan documents provide that no Restricted Pledge Party (as defined below), other than the Borrower or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. The assets of a

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Restricted Pledge Party may include direct or indirect equity interests in the Borrower.

Certain transfers are permitted without lender consent so long as, after giving effect to such sale or pledge, (x) (1) the Borrower and any principal thereof (on an unencumbered and look through basis) are indirectly controlled and at least 50.1% owned by BREIT OP and/or MGP OP, provided that (I) with respect to BREIT OP, BREIT OP is owned, managed or controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle (each such term, as defined in the Whole Loan documents) and (II) with respect to MGP OP, MGP OP is managed and controlled by MGP Growth Properties LLC, a Public Vehicle or a Qualified Transferee, or (y) following a Public Sale (as defined in the Whole Loan documents), a Public Vehicle or, following a Permitted Assumption, the applicable Qualified Transferee (1) shall own not less than 51% of the economic and direct or indirect legal and beneficial interests in the Borrower, the Guarantor and any principal (on an unencumbered and look through basis) and (2) control the Borrower, the Guarantor and any principal.

“Restricted Pledge Party” means, collectively, the Borrower, any mezzanine borrower, or any other direct or indirect equity holder in the Borrower up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.

(33) Defeasance	MGM Grand & Mandalay Bay (Loan No. 2)	See exception to Representation and Warranty No. 28 above.
(33) Defeasance	MGM Grand & Mandalay Bay (Loan No. 2)	A REMIC declaration was made with respect to the related Mortgage Loan on February 12, 2021, forming a separate REMIC to hold the related Mortgage Loan. The related Mortgage Loan may be defeased commencing on February 15, 2023, which will be more than two years from the start-up date of such separate REMIC but will be within two years of the Closing Date.
(38) No Material Default; Payment Record	All GACC Mortgage Loans

With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(42) Appraisal	MGM Grand & Mandalay Bay (Loan No. 2)	The date of the appraisal for the MGM Grand Mortgaged Property is February 11, 2020, and the date of the appraisal for the Mandalay Bay Mortgaged Property is February 12, 2020; each such date is more than 12 months prior to the Closing Date.

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ANNEX F-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially

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interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Hospitality Provisions. The Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage

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Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule F-1 to this Annex F-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

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(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or

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containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent)

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from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain or cause to be maintained all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature

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(except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a CREFI Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such CREFI Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) CREFI identifies such CREFI Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

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(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Mortgage Loan documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Mortgage Loan documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI

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Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of

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Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex F-1 or the exceptions thereto set forth in Annex F-2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule F-1 to this Annex F-1 or future permitted mezzanine debt as set forth in Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule F-3 to this Annex F-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties

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securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in

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favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)     The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)     The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)     The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)     The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)     The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)      The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)     The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)     A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

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(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)     In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(38)     No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(39)     Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

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(40)     Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and

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correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex F-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex F-1.

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SCHEDULE F-1 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE F-2 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
2	MGM Grand & Mandalay Bay
9	Gestamp Automocion SLB
14	Morgan Stanley Tower

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SCHEDULE F-3 TO ANNEX F-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(11) Condition of Property	Boca Office Portfolio (Loan No. 8)	The date of the property condition reports for each individual Mortgaged Property is February 10, 2020 which is more than 12 months prior to the Closing Date.
(17) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(17) Insurance	MGM Grand & Mandalay Bay (Loan No. 2)

The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the applicable Mortgaged Property; provided that if the non-recourse carveout guarantor provides a guaranty acceptable to the lender and each rating agency rating securities that represent an interest in the Whole Loan guaranteeing any failure by the related Borrower to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of an Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) the related Borrower may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

The Whole Loan documents permit the Borrower to rely on insurance maintained by MGM Lessee II, LLC (the “MGM Tenant”) so long as the master lease (the “MGM Lease”) between the Borrower and the MGM Tenant is in effect and there is no default continuing under the lease (beyond any applicable cure period). Such insurance maintained by the MGM Tenant (the “MGM Policies”) is required to conform to the requirements of the Whole Loan documents (except it is acknowledged and agreed that the MGM Policies are permitted to vary from the

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

requirements of the Whole Loan documents with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $5,000,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

The MGM Lease provides that all insurance proceeds (except business interruption insurance proceeds not allocated to rent expenses, if any, which will be payable to and retained by the MGM Tenant) payable by reason of any property loss or damage to the Mortgaged Property, or any portion of the Mortgaged Property, under any property insurance policy will be paid to the lender or an escrow account reasonably acceptable to the Borrower and the MGM Tenant, and made available to the MGM Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Mortgaged Property (or any portion thereof); provided that if the total amount of proceeds payable net of applicable deductibles is $50,000,000 or less, and if no event of default under the MGM Lease has occurred and is continuing, the proceeds will be paid to the MGM Tenant and, subject to certain limitations set forth in the MGM Lease, used for the repair of the damage to the leased property in accordance with the terms of the MGM Lease.

Terrorism insurance may be written by a non-rated captive insurer.

(17) Insurance	The Galleria Office Towers (Loan No. 6)	The related Mortgaged Property is the “office unit” within a mixed-use condominium regime. The related condominium documents require that all insurance proceeds in connection with any casualty affecting any portion of the condominium be held by either (i) the first mortgagee of the “retail unit” or (ii) if there is no holder of a first mortgage on the retail unit, a trustee appointed by the retail unit owner that is one of the 5 largest banks or trust companies with principal offices in Houston, TX or Chicago, IL.
(26) Licenses and Permits	MGM Grand & Mandalay Bay (Loan No. 2)	The Borrower did not covenant in the Whole Loan documents (so long as the applicable Mortgaged Property is subject to the MGM Lease) to keep all material licenses, permits and applicable government

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
authorizations necessary for its operation of the Mortgaged Property in full force and effect.
(27) Recourse Obligations	MGM Grand & Mandalay Bay (Loan No. 2)

BREIT Operating Partnership L.P. (“BREIT Guarantor”) and MGM Growth Properties Operating Partnership LP (“MGP Guarantor” and together with BREIT Guarantor, collectively, “Guarantor”) are severally (but not jointly) liable for recourse events in accordance with their respective percentage interests in the Borrower.

The Guarantor’s liability with respect to bankruptcy-related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the Whole Loan as of the date of the event.

Only the related mortgagors, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the related mortgagors are the only parties liable under the environmental indemnity; provided, however, that if the related Borrower fails to maintain an environmental insurance policy as required under the Whole Loan documents and the Mortgaged Property is not subject to the MGM Lease, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the Whole Loan documents and (y) for any amounts recovered under the environmental policy.

Recourse for waste is limited to willful misconduct by the related mortgagors, non-recourse guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.

(27) Recourse Obligations	Gestamp Automocion SLB (Loan No. 9)	The guarantors are severally (but not jointly) liable for recourse events in accordance with their respective percentage interests in the borrower.
(27) Recourse Obligations	651 Bushwick Avenue (Loan No. 34)	The borrower has full recourse liability for a portion of the related Mortgage Loan debt in an amount equal to $3,390,000.00.
(27) Recourse Obligations	All CREFI loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Mortgage Releases	MGM Grand & Mandalay Bay (Loan No. 2)	Upon satisfying certain conditions, the Borrower may release a Mortgaged Property by prepaying or defeasing an amount equal to the lesser of (1) the outstanding principal amount of the Whole Loan, together with all interest accrued and unpaid thereon and (2) (i) 105% of the allocated loan amount for the released Mortgaged Property until such time that the outstanding principal balance of the Whole Loan has been reduced to $2,250,000,000 and (ii) thereafter, 110% of the allocated loan amount of the released Mortgaged Property.
(30) Acts of Terrorism Exclusion	MGM Grand & Mandalay Bay (Loan No. 2)

So long as the Mortgaged Property is subject to the MGM Lease, the mortgagors are permitted to rely on terrorism insurance provided by the MGM Tenant.

Terrorism insurance may be written by a non-rated captive insurer.

If (A) TRIPRA is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the related Borrower (or the MGM Tenant) will be required to maintain terrorism insurance as required by the Whole Loan documents; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower (or the MGM Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31) Due on Sale or Encumbrance	MGM Grand & Mandalay Bay (Loan No. 2)

The Whole Loan documents provide that no Restricted Pledge Party (as defined below), other than the mortgagors or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. The assets of a Restricted Pledge Party

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

may include direct or indirect equity interests in the mortgagors.

Certain transfers are permitted without lender consent so long as, after giving effect to such sale or pledge, (x) (1) the mortgagors and any principal thereof (on an unencumbered and look through basis) are indirectly controlled and at least 50.1% owned by BREIT OP and/or MGP OP, provided that (I) with respect to BREIT OP, BREIT OP is owned, managed or controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle (each such term, as defined in the Whole Loan documents) and (II) with respect to MGP OP, MGP OP is managed and controlled by MGP Growth Properties LLC, a Public Vehicle or a Qualified Transferee, or (y) following a Public Sale (as defined in the Whole Loan documents), a Public Vehicle or, following a Permitted Assumption (as defined in the Whole Loan documents), the applicable Qualified Transferee (1) shall own not less than 51% of the economic and direct or indirect legal and beneficial interests in the mortgagors, the Guarantor and any principal (on an unencumbered and look through basis) and (2) control the mortgagors, the Guarantor and any principal.

“Restricted Pledge Party” means, collectively, the Borrower, any mezzanine borrower, or any other direct or indirect equity holder in the Borrower up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the mortgaged property.

(32) Single Purpose Entity	9633 Westheimer Road (Loan No. 26)	The related Borrower previously owned certain other unrelated property in addition to the collateral for the related Mortgage Loan. The Mortgage Loan is recourse to the related Borrower and the guarantor for losses in connection with the prior ownership of such other unrelated property.
(32) Single Purpose Entity	Hamden Self Storage (Loan No. 31)	The related Borrower previously owned certain other unrelated property in addition to the collateral for the related Mortgage Loan. The Mortgage Loan is recourse to the related Borrower and the guarantor for losses in connection with the prior ownership of such other unrelated property.
(32) Single Purpose Entity	651 Bushwick Avenue (Loan No. 34)	The exception to Representation and Warranty #27 is also an exception to this representation.

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(33) Defeasance	MGM Grand & Mandalay Bay (Loan No. 2)

The exception to Representation and Warranty #28 is also an exception to this representation.

Pursuant to a declaration forming a separate REMIC to hold the related Mortgage Loan, the related Mortgage Loan may be defeased commencing on February 15, 2023, which will be more than two years from the start-up date of such separate REMIC and will be within two years of the Closing Date.

(35) Ground Leases	Morgan Stanley Tower (Loan No. 14)	A portion of the parking required for zoning compliance at the Mortgaged Property is provided pursuant to a sub-leasehold interest at an adjacent parking structure owned by the City of St. Petersburg. The City of St. Petersburg holds insurance proceeds related solely to the parking garage. Further, the City of St. Petersburg has not agreed to enter into a new lease with lender upon termination of the ground lease, including as a result of rejection of the ground lease in a bankruptcy proceeding.
(38) No Material Default; Payment Record	All CREFI loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(40) Organization of Borrower	The Cove Storage Portfolio (Loan No. 39) Scotsman Self Storage (Loan No. 40)	The related mortgagors are affiliated.
(41) Environmental Conditions	9633 Westheimer Road (Loan No. 26)

The related ESA identifies as a REC for the Mortgaged Property onsite soil and groundwater impacts above applicable standards, which are associated with operations at offsite sources.  According to the ESA consultant, the current owners of the Mortgaged Property are not liable for the investigation, monitoring, remediation, corrective action or other response actions in relation to these impacts that have migrated onsite. The most recent groundwater sampling event, in October 2020, identified concentrations of certain contaminants in two monitoring wells south of the Mortgaged Property that exceeded vapor intrusion screening levels (“VISLs”).  Historic onsite sampling results have also identified concentrations exceeding VISLs.  Accordingly, the ESA

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

consultant was not able to rule out the potential for vapor intrusion and recommended additional investigation to determine whether a vapor intrusion condition might exist onsite.  The Mortgage Loan documents require that such vapor investigation be completed post-loan closing and, if the results identify vapor concentrations greather than permissible exposure limits, the borrower is required to cause a licensed professional vapor mitigation contractor acceptable to the lender to take such sommercially reasonable mitigation measures at or on the Mortgaged Property as may be recommended by either such vaport mitigation contractor or a professional environmental consultant engaged by the lender. The ESA consultant has estimated the cost of a vapor intrusion investigation to be $6,000. Should the investigation identify the existence of vapor intrusion at the Mortgaged Property, the installation of a vapor mitigation system would be required, which the ESA consultant estimates would cost $75,000.

(41) Environmental Conditions	Bridgeport Distribution Center (Loan No. 28)	The related ESA identifies as a REC for the Mortgaged Property a Baseline Environmental Assessment (“BEA”) conducted at the property in 2017, which identifies chromium impacts to soil above applicable standards. A BEA allows the entity on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic environmental impacts identified in the BEA. The 2017 BEA for the Mortgaged Property was submitted to the Michigan Department of Environmental Quality (now the Michigan Department of Environment, Great Lakes, and Energy (“EGLE”)) on behalf of an entity identified as MTK Holdings LLC. To obtain liability protections for any historic impacts, the ESA consultant recommends that a new BEA and Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property, be completed prior to or within 45 days after the purchase of the Mortgaged Property by the borrower and be submitted to EGLE within six months of the acquisition. The ESA consultant has estimated the preparation of the BEA to cost $4,500. In addition to the preparation of a new BEA, the ESA consultant recommended the abandonment of five onsite groundwater monitoring wells that are no longer in use. The ESA consultant has estimated the abandonment of these wells to cost $4,675.
(42) Appraisal	MGM Grand & Mandalay Bay (Loan No. 2)	The date of the appraisal for the MGM Grand Mortgaged Property is February 11, 2020, and the date of the appraisal for the Mandalay Bay Mortgaged Property is

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
February 12, 2020; each such date is more than 12 months prior to the Closing Date.

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ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex G-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)        Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Other PSA with respect to a Non-Serviced GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)        Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or

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premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)        Mortgage Provisions. The Loan Documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)        Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)        Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the GSMC Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex G-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

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(6)        Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a Cross-Collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)        Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)        Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)        UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GSMC

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Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related GSMC Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)        Condition of Property. The Sponsor or the originator of the GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)        Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)        Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)        Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the GSMC Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)        Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Depositor or its servicer.

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(15)        No Holdbacks. The principal amount of the GSMC Mortgage Loan stated on the GSMC Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)        Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or the then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the GSMC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related GSMC Mortgage Loan obligates the related Mortgagor to maintain (or caused to be maintained) all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)        Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GSMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)        No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the

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value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)        No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature (except that an ARD Loan may provide for the accrual of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(20)        REMIC. The GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.).Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)        Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)        Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which

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each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the Trust.

(23)        Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)        Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)        Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GSMC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)        Recourse Obligations. The Loan Documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)        Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged

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Property and (ii) the outstanding principal balance of the GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan)outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)        Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)        Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do

G-1-9

not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)        Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex G-2 or the exceptions thereto set forth on Annex G-2, or (vii) as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)        Single-Purpose Entity. Each GSMC Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the GSMC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such

G-1-10

Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)        Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the GSMC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)        Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in situations where default interest is imposed.

(34)        Ground Leases. For purposes of this Annex G-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related

G-1-11

Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)       The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)       The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

G-1-12

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)       Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)        Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GSMC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)        Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex G-1.

(37)        No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex G-1 (including, but not limited to, the prior sentence). No person other than the holder of such GSMC Mortgage Loan may declare any event of default under the GSMC Mortgage Loan or accelerate any indebtedness under the GSMC Mortgage Loan documents.

(38)        Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)        Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another GSMC Mortgage Loan.

(40)        Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a

G-1-13

Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)        Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)        Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth in the GSMC Mortgage Loan Schedule attached as an exhibit to the related GSMC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained in the GSMC Mortgage Loan Schedule.

(43)        Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex G-2.

(44)        Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the GSMC

G-1-14

Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)        Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

G-1-15

SCHEDULE G-1 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
3	Phillips Point

G-1-16

SCHEDULE G-2 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
7	U.S. Industrial Portfolio VI
17	711 Fifth Avenue

G-1-17

SCHEDULE G-3 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSSED MORTGAGE LOANS

None.

G-1-18

ANNEX G-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GOLDMAN SACHS MORTGAGE COMPANY

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Lien; Valid Assignment	Dawson Marketplace (Loan No. 11)	The Class B member of the sole member of the Mortgagor (the “Class B Member”) has a right of first refusal and purchase option pursuant to the operating agreement of the sole member of the Mortgagor in the event that the Class A members of the sole member of the Mortgagor vote to sell the Mortgaged Property and the Class B Member does not approve the sale. Such right of first refusal and purchase option are subordinate to the Mortgagee’s rights in the Mortgaged Property and do not apply in the event of a foreclosure or deed in lieu of foreclosure, and are extinguished upon a foreclosure.
(6) Permitted Liens; Title Insurance	Dawson Marketplace (Loan No. 11)	See exception to Representation and Warranty No. 5, above.
(10) Condition of Property	Dawson Marketplace (Loan No. 11)

The date of the inspection of the Mortgaged Property is not within thirteen months of the Cut-off Date.

The engineering report or property condition assessment prepared in connection with the origination of the Mortgage Loan is dated November 22, 2019, which is more than thirteen months prior to the Cut-off Date.

(10) Condition of Property	711 Fifth Avenue (Loan No. 17)

The date of the inspection of the Mortgaged Property is not within thirteen months of the Cut-off Date.

The engineering report or property condition assessment prepared in connection with the origination of the Mortgage Loan is dated January 30, 2020, which is more than thirteen months prior to the Cut-off Date.

(10) Condition of Property	Willoughby Commons (Loan No. 23)

The date of the inspection of the Mortgaged Property is not within thirteen months of the Cut-off Date.

The engineering report or property condition assessment prepared in connection with the origination of the Mortgage Loan is dated December 3, 2019, which is more than thirteen months prior to the Cut-off Date.

(16) Insurance	Phillips Point (Loan No. 3)	The Mortgaged Property is located within 25 miles of the Atlantic Coast of Florida, but the Mortgagor maintains insurance with a named storm sublimit of $125,000,000, which is less than the original principal balance of the Whole Loan and the full insurable value.

G-2-1

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(24) Local Law Compliance	711 Fifth Avenue (Loan No. 17)	See exception to Representation and Warranty No. 37, below.
(26) Recourse Obligations	Millennium Corporate Park (Loan No. 16) 711 Fifth Avenue (Loan No. 17)	There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.
(37) No Material Default; Payment Record	All GSMC loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(37) No Material Default; Payment Record	711 Fifth Avenue (Loan No. 17)	The related Mortgagor was required to cause the administrative closing of certain New York City Department of Buildings elevator violations at the related Mortgaged Property within 180 days of the origination date, subject to force majeure, which includes, among other things, refurbishing elevators and passing inspections. While this work is currently underway, the Mortgagor has not yet satisfied this obligation, due in part to the COVID-19 pandemic and related closures.
(41) Appraisal	Dawson Marketplace (Loan No. 11)	The appraisal is dated January 28, 2020, which is not within 12 months of the Closing Date.
(41) Appraisal	711 Fifth Avenue (Loan No. 17)	The appraisal is dated February 19, 2020, which is not within 12 months of the Closing Date.
(41) Appraisal	Willoughby Commons (Loan No. 23)	The appraisal is dated December 18, 2019, which is not within 12 months of the Closing Date.

G-2-2

ANNEX H

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
4/15/2021	25,562,000.00
5/15/2021	25,562,000.00
6/15/2021	25,562,000.00
7/15/2021	25,562,000.00
8/15/2021	25,562,000.00
9/15/2021	25,562,000.00
10/15/2021	25,562,000.00
11/15/2021	25,562,000.00
12/15/2021	25,562,000.00
1/15/2022	25,562,000.00
2/15/2022	25,562,000.00
3/15/2022	25,562,000.00
4/15/2022	25,562,000.00
5/15/2022	25,562,000.00
6/15/2022	25,562,000.00
7/15/2022	25,562,000.00
8/15/2022	25,562,000.00
9/15/2022	25,562,000.00
10/15/2022	25,562,000.00
11/15/2022	25,562,000.00
12/15/2022	25,562,000.00
1/15/2023	25,562,000.00
2/15/2023	25,562,000.00
3/15/2023	25,562,000.00
4/15/2023	25,562,000.00
5/15/2023	25,562,000.00
6/15/2023	25,562,000.00
7/15/2023	25,562,000.00
8/15/2023	25,562,000.00
9/15/2023	25,562,000.00
10/15/2023	25,562,000.00
11/15/2023	25,562,000.00
12/15/2023	25,562,000.00
1/15/2024	25,562,000.00
2/15/2024	25,562,000.00
3/15/2024	25,562,000.00
4/15/2024	25,562,000.00
5/15/2024	25,562,000.00
6/15/2024	25,562,000.00
7/15/2024	25,562,000.00
8/15/2024	25,562,000.00
9/15/2024	25,562,000.00
10/15/2024	25,562,000.00
11/15/2024	25,562,000.00
12/15/2024	25,562,000.00
1/15/2025	25,562,000.00
2/15/2025	25,562,000.00
3/15/2025	25,562,000.00
4/15/2025	25,562,000.00
5/15/2025	25,562,000.00
6/15/2025	25,562,000.00
7/15/2025	25,562,000.00
8/15/2025	25,562,000.00
9/15/2025	25,562,000.00
10/15/2025	25,562,000.00
11/15/2025	25,562,000.00
12/15/2025	25,562,000.00
1/15/2026	25,562,000.00
2/15/2026	25,562,000.00
3/15/2026	25,560,667.93
4/15/2026	25,164,895.23
Distribution Date	Balance($)
5/15/2026	24,740,409.82
6/15/2026	24,341,842.04
7/15/2026	23,914,642.40
8/15/2026	23,513,260.57
9/15/2026	23,110,511.21
10/15/2026	22,679,250.93
11/15/2026	22,273,659.11
12/15/2026	21,839,638.58
1/15/2027	21,431,185.00
2/15/2027	21,021,339.51
3/15/2027	20,529,370.39
4/15/2027	20,116,449.36
5/15/2027	19,675,311.60
6/15/2027	19,259,479.00
7/15/2027	18,815,513.89
8/15/2027	18,396,749.94
9/15/2027	17,976,558.54
10/15/2027	17,528,360.69
11/15/2027	17,105,208.33
12/15/2027	16,654,135.15
1/15/2028	16,228,001.71
2/15/2028	15,800,415.40
3/15/2028	15,318,701.79
4/15/2028	14,888,013.80
5/15/2028	14,429,622.93
6/15/2028	13,995,902.62
7/15/2028	13,534,567.13
8/15/2028	13,097,793.90
9/15/2028	12,659,531.12
10/15/2028	12,193,784.52
11/15/2028	11,751,665.10
12/15/2028	11,294,675.13
1/15/2029	10,861,287.70
2/15/2029	10,426,433.88
3/15/2029	9,915,094.96
4/15/2029	9,477,038.01
5/15/2029	9,012,597.84
6/15/2029	8,571,486.41
7/15/2029	8,104,080.19
8/15/2029	7,659,893.73
9/15/2029	7,214,204.00
10/15/2029	6,742,352.05
11/15/2029	6,293,556.47
12/15/2029	5,818,688.57
1/15/2030	5,366,766.23
2/15/2030	4,940,853.70
3/15/2030	4,445,093.65
4/15/2030	4,016,065.43
5/15/2030	3,562,885.48
6/15/2030	3,130,875.60
7/15/2030	2,674,800.34
8/15/2030	2,239,788.74
9/15/2030	1,803,306.95
10/15/2030	1,342,889.26
11/15/2030	903,375.67
12/15/2030	440,013.98
1/15/2031 and thereafter	0.00

H-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Summary of Risk Factors	55
Risk Factors	57
Description of the Mortgage Pool	143
Transaction Parties	244
Credit Risk Retention	287
Description of the Certificates	292
Description of the Mortgage Loan Purchase Agreements	329
Pooling and Servicing Agreement	338
Certain Legal Aspects of Mortgage Loans	441
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	456
Pending Legal Proceedings Involving Transaction Parties	458
Use of Proceeds	458
Yield and Maturity Considerations	458
Material Federal Income Tax Considerations	472
Certain State and Local Tax Considerations	484
Method of Distribution (Conflicts of Interest)	485
Incorporation of Certain Information by Reference	487
Where You Can Find More Information	488
Financial Information	488
Certain ERISA Considerations	488
Legal Investment	492
Legal Matters	493
Ratings	493
Index of Defined Terms	497

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$956,809,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

Benchmark 2021-B24
Mortgage Trust
Issuing Entity

Benchmark 2021-B24 Mortgage Trust,
Commercial Mortgage Pass-Through
Certificates, Series 2021-B24

Class A-1	$11,152,000
Class A-2	$73,848,000
Class A-3	$81,111,000
Class A-4	$213,500,000
Class A-5	$365,781,000
Class A-SB	$25,562,000
Class X-A	$857,686,000
Class X-B	$99,123,000
Class A-S	$86,732,000
Class B	$49,562,000
Class C	$49,561,000

PROSPECTUS

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.
Co-Manager

Drexel Hamilton, LLC

Co-Manager

March 5, 2021